Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256187

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF SWITCHBACK II CORPORATION

PROSPECTUS FOR

282,313,314 SHARES OF CLASS A COMMON STOCK,

39,092,936 SHARES OF CLASS X COMMON STOCK, AND 11,875,000 WARRANTS OF BIRD GLOBAL, INC.

(AFTER THE DOMESTICATION MERGER DESCRIBED HEREIN)

The board of directors of Switchback II Corporation, a Cayman Islands exempted company (“Switchback”), has unanimously approved the Business Combination Agreement, dated as of May 11, 2021 (the “Business Combination Agreement”), by and among Switchback, Maverick Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Switchback (“Merger Sub”), Bird Rides, Inc., a Delaware corporation (“Bird”), and Bird Global, Inc., a Delaware corporation and wholly owned direct subsidiary of Bird (“Bird Holdings”), a copy of which is attached to this proxy statement/prospectus as Annex A.

Pursuant to the Business Combination Agreement, the business combination will be effected in two steps: (a) subject to the approval and adoption of the Business Combination Agreement by the shareholders of Switchback, Switchback will reincorporate to the State of Delaware by merging with and into Bird Holdings (the “Domestication Merger”), with Bird Holdings surviving the Domestication Merger as a publicly traded entity (such surviving entity, “New Bird,” and the time at which the Domestication Merger becomes effective, the “Domestication Merger Effective Time”) and becoming the sole owner of Merger Sub; and (b) at least one business day, but no more than two business days, after the Domestication Merger Effective Time (the “Acquisition Closing Date”), Merger Sub will merge with and into Bird (the “Acquisition Merger” and, together with the Domestication Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Bird surviving the Acquisition Merger as a wholly owned subsidiary of New Bird.

At the Domestication Merger Effective Time, pursuant to the Domestication Merger: (a) each then-outstanding share of Bird Holdings common stock, par value $0.000001 per share, shall be redeemed for par value; (b) each then-outstanding Class A ordinary share, par value $0.0001 per share, of Switchback (the “Class A Ordinary Shares”) will be canceled and converted, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of New Bird (the “New Bird Class A Common Stock”); (c) each then-outstanding Class B ordinary share, par value $0.0001 per share, of Switchback (the “Class B Ordinary Shares”) will be canceled and converted, on a one-for-one basis, into a share of Class B common stock, par value $0.0001 per share, of New Bird (the “New Bird Class B Common Stock”) (with such shares of New Bird Class B Common Stock thereafter converting, on a one-for-one basis, into a share of New Bird Class A Common Stock in connection with the Acquisition Merger as described below); (d) each then-outstanding warrant of Switchback (the “Switchback Warrants”) will be assumed and converted automatically into a warrant to purchase one share of New Bird Class A Common Stock (the “New Bird Warrants”), pursuant to that certain warrant agreement by and between Switchback and Continental Stock Transfer & Trust Company; and (e) each then-outstanding unit of Switchback, each consisting of one Class A Ordinary Share and one-fifth of one Switchback Warrant (the “Switchback Units”), will be canceled and converted into a unit of New Bird (the “New Bird Units”), each consisting of one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant.

On the Acquisition Closing Date and immediately prior to the effective time of the Acquisition Merger (the “Acquisition Merger Effective Time”), each then-outstanding share of Bird Preferred Stock and Bird Founders Preferred Stock (each as defined herein) will convert automatically into a number of shares of common stock, par value $0.000001 per share, of Bird (“Bird Common Stock”) at the then-effective conversion rate as calculated pursuant to the certificate of incorporation of Bird (the “Conversion”).

At the Acquisition Merger Effective Time, pursuant to the Acquisition Merger: (a) each then-outstanding share of Bird Common Stock, including shares of Bird Common Stock resulting from the Conversion, but excluding shares of Bird’s outstanding restricted stock (“Bird Restricted Stock”), will be canceled and automatically converted into the right to receive (i) (A) with respect to Travis VanderZanden, the number of shares of Class X common stock, par value $0.0001 per share, of New Bird (the “New Bird Class X Common Stock”) and (B) with respect to any other persons who hold Bird Common Stock, the number of shares of New Bird Class A Common Stock, in each case, equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus) and (ii) the contingent right to receive certain earnout shares; (b) each then-outstanding and unexercised warrant of Bird (the “Bird Warrants”) will automatically be assumed and converted into a New Bird Warrant based on the exchange ratio and at an adjusted exercise price per share (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus); (c) each then-outstanding and unexercised option of Bird (a “Bird Option”) will be converted into (i) an option exercisable for shares of New Bird Class A Common Stock based on the exchange ratio (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus) and (ii) the contingent right to receive certain earnout shares; (d) each then-outstanding award of Bird Restricted Stock will be converted into (i) an award covering shares of New Bird Class A Common Stock based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus) and (ii) the contingent right to receive certain earnout shares; and (e) each then-outstanding award of restricted stock units of Bird (a “Bird RSU Award”) will be converted into (i) an award covering shares of New Bird Class A Common Stock based on the exchange ratio (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus) and (ii) the contingent right to receive certain earnout shares. At the Acquisition Merger Effective Time and in connection with the Acquisition Merger, each outstanding share of New Bird Class B Common Stock will be converted, on a one-for-one basis, into a share of New Bird Class A Common Stock and each New Bird Unit will separate into one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant. See the section of this proxy statement/prospectus entitled “The Business Combination” for further information on the consideration being paid to the stockholders of Bird.

This proxy statement/prospectus covers 256,656,974 shares of New Bird Class A Common Stock (including Class A Ordinary Shares, New Bird Class B Common Stock, and Bird Common Stock that will convert into shares of New Bird Class A Common Stock in connection with Domestication Merger or the Acquisition Merger, and shares issuable upon exercise of the New Bird Warrants issued to Switchback warrantholders, 34,749,276 shares of New Bird Class X Common Stock (including Bird Common Stock that will convert into shares of New Bird Class X Common Stock) to be issued in connection with the Acquisition Merger, and 11,875,000 New Bird Warrants. In addition, up to an aggregate of 30,000,000 shares of New Bird Class A Common Stock, shares of New Bird Class X Common Stock, and/or shares of restricted New Bird Class A Common Stock may be issued as additional merger consideration if certain share price thresholds are achieved within five years after the Acquisition Closing Date. The number of shares of New Bird Class A Common Stock and New Bird Class X Common Stock that this proxy statement/prospectus covers represents the maximum number of shares that may be issued to holders of shares of Bird Common Stock, Bird Restricted Stock, Bird Warrants, Bird Options, and Bird RSU Awards in connection with the Acquisition Merger (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing holders of Class A Ordinary Shares, Class B Ordinary Shares, Switchback Warrants, and Switchback Units in connection with the Domestication Merger.

The New Bird Class X Common Stock will have the same economic terms as the New Bird Class A Common Stock, but the New Bird Class X Common Stock will be entitled to 20 votes per share compared to one vote per share for the New Bird Class A Common Stock. Therefore, following consummation of the Business Combination, Travis VanderZanden will hold over 70% of the combined voting power of New Bird Class A Common Stock and New Bird Class X Common Stock. As a result, New Bird will be a “controlled company” within the meaning of The New York Stock Exchange (“NYSE”) corporate governance standards. See “Management After the Business Combination — Controlled Company Exception” and “Beneficial Ownership of Securities.”

The Switchback Units, Class A Ordinary Shares and Switchback Warrants are currently listed on the NYSE under the symbols “SWBK.U,” “SWBK,” and “SWBK WS,” respectively. The parties anticipate that, following the Business Combination, the New Bird Class A Common Stock and New Bird Warrants will be listed on the NYSE under the symbols “BRDS” and “BRDS WS,” respectively, and the Switchback Units, Class A Ordinary Shares, and Switchback Warrants will cease trading on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, upon the consummation of the Domestication Merger.

This proxy statement/prospectus provides shareholders of Switchback with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Switchback. We encourage you to read this entire document, including the annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 22 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated October 7, 2021, and is first being mailed to Switchback’s shareholders on or about October 7, 2021.

SWITCHBACK II CORPORATION

5949 Sherry Lane, Suite 1010

Dallas, Texas 75225

Dear Shareholders of Switchback II Corporation:

You are cordially invited to attend the extraordinary general meeting of Switchback II Corporation, a Cayman Islands exempted company (“Switchback,” “our,” or “us”), which will be held in person on November 2, 2021, at 10:00 a.m., Eastern time, at the offices of Vinson & Elkins L.L.P., located at 2001 Ross Avenue, Suite 3900, Dallas, Texas 75201, or such other date, time, and place to which such meeting may be adjourned. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, we are also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and our Amended and Restated Memorandum and Articles of Association (the “Existing Organizational Documents”).

At the extraordinary general meeting, Switchback will ask its shareholders to consider and vote upon two separate proposals to approve and adopt the Business Combination Agreement, dated as of May 11, 2021 (the “Business Combination Agreement”), by and among Switchback, Maverick Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Switchback (“Merger Sub”), Bird Rides, Inc., a Delaware corporation (“Bird”), and Bird Global, Inc., a Delaware corporation and wholly owned direct subsidiary of Bird (“Bird Holdings”), which provides for a business combination between Switchback and Bird. Pursuant to the Business Combination Agreement, the business combination will be effected in two steps: (a) subject to the approval of the Domestication Merger (as defined below) by special resolution of the shareholders of Switchback, Switchback will reincorporate to the State of Delaware by merging with and into Bird Holdings (the “Domestication Merger”), with Bird Holdings surviving the Domestication Merger as a publicly traded entity (such surviving entity, “New Bird,” and the time at which the Domestication Merger becomes effective, the “Domestication Merger Effective Time”) and becoming the sole owner of Merger Sub (the “Domestication Merger Proposal”); and (b) subject to the approval of the Acquisition Merger (as defined below) by the approval and adoption of the Business Combination Agreement by ordinary resolution of the shareholders of Switchback, at least one business day, but no more than two business days, following the closing of the Domestication Merger (the “Acquisition Closing Date”), Merger Sub will be merged with and into Bird (the “Acquisition Merger” and, together with the Domestication Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Bird surviving the Acquisition Merger as a wholly owned subsidiary of New Bird (the “Acquisition Merger Proposal” and, together with the Domestication Merger Proposal, the “Business Combination Proposals”). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

At the Domestication Merger Effective Time, pursuant to the Domestication Merger (a) each then-outstanding share of Bird Holdings common stock, par value $0.000001 per share, will be redeemed for par value; (b) each then-outstanding Class A ordinary share, par value $0.0001, of Switchback (the “Class A Ordinary Shares”) will be canceled and converted, on a one-for-one basis, into a share of Class A common stock, par value $0.0001, of New Bird (the “New Bird Class A Common Stock”); (c) each then-outstanding Class B ordinary share, par value $0.0001, of Switchback (the “Class B Ordinary Shares”) will be canceled and converted, on a one-for-one basis, into a share of Class B common stock, par value $0.0001, of New Bird (the “New Bird Class B Common Stock”) (with such shares of New Bird Class B Common Stock thereafter converting, on a one-for-one basis, into a share of New Bird Class A Common Stock in connection with the Acquisition Merger as described below); and (d) each then-outstanding warrant of Switchback (the “Switchback Warrants”) will be assumed and converted automatically into a warrant to purchase one share of New Bird Class A Common Stock (the “New Bird Warrants”), pursuant to that certain warrant agreement by and between Switchback and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); and (e) each then-outstanding unit of Switchback, each consisting of one Class A Ordinary Share and one-fifth of one Switchback Warrant (the “Switchback Units”), will be canceled and converted into a unit of New Bird (the “New Bird Units”), each consisting of one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant.

On the Acquisition Closing Date and immediately prior to the effective time of the Acquisition Merger (the “Acquisition Merger Effective Time”), each then-outstanding share of Bird Preferred Stock and Bird Founders Preferred Stock (each as defined in the accompanying proxy statement/prospectus) will convert automatically into a number of shares of common stock, par value $0.000001 per share, of Bird (the “Bird Common Stock”) at the then-effective conversion rate as calculated pursuant to the certificate of incorporation of Bird (the “Conversion”).

At the Acquisition Merger Effective Time, pursuant to the Acquisition Merger: (a) each then-outstanding share of Bird Common Stock, including shares of Bird Common Stock resulting from the Conversion, but excluding shares of Bird’s outstanding restricted stock (the “Bird Restricted Stock”), will be canceled and converted into the right to receive (i) (A) with respect to Travis VanderZanden, the number of shares of Class X common stock, par value $0.0001 per share, of New Bird (the “New Bird Class X Common Stock”) and (B) with respect to any other persons who hold Bird Common Stock, the number of shares of New Bird Class A Common Stock, in each case, equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the accompanying proxy statement/prospectus) and (ii) the contingent right to receive certain earnout shares; (b) each then-outstanding and unexercised warrant of Bird (the “Bird Warrants”) will automatically be assumed and converted into a New Bird Warrant based on the exchange ratio and at an adjusted exercise price per share (determined in accordance with the Business Combination Agreement and as further described in the accompanying proxy statement/prospectus); (c) each then-outstanding and unexercised option of Bird (a “Bird Option”) will be converted into (i) an option exercisable for shares of New Bird Class A Common Stock (a “New Bird Option”) based on the exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the accompanying proxy statement/prospectus) and (ii) the contingent right to receive certain earnout shares; (d) each then-outstanding award of Bird Restricted Stock will be converted into (i) an award covering shares of New Bird Class A Common Stock (“New Bird Restricted Stock”) based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the accompanying proxy statement/prospectus) and (ii) the contingent right to receive certain earnout shares; and (e) each then-outstanding award of restricted stock units of Bird (a “Bird RSU Award”) will be converted into (i) an award covering shares of New Bird Class A Common Stock (a “New Bird RSU Award”) based on the exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the accompanying this proxy statement/prospectus) and (ii) the contingent right to receive certain earnout shares. At the Acquisition Merger Effective Time and in connection with the Acquisition Merger, each then-outstanding share of New Bird Class B Common Stock will be converted, on a one-for-one basis, into a share of New Bird Class A Common Stock and each New Bird Unit will separate into one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant. See the section entitled “The Business Combination” of the accompanying proxy statement/prospectus for further information on the consideration being paid to the stockholders of Bird.

In addition to the Business Combination Proposals, Switchback’s shareholders will also be asked to consider and vote upon (a) a proposal to approve by special resolution the adoption of the proposed certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed bylaws (the “Proposed Bylaws”) of New Bird (the “Organizational Documents Proposal”); (b) nine separate proposals to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the Existing Organizational Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws of New Bird (collectively, the “Advisory Organizational Documents Proposals”); (c) a proposal to approve by ordinary resolution, for purposes of complying with the applicable listing rules of The New York Stock Exchange, (i) the issuance of up to an aggregate of 230,907,064 shares of New Bird Class A Common Stock and 39,092,936 shares of New Bird Class X Common Stock in connection with the Acquisition Merger and (ii) the issuance and sale of 16,000,000 shares of New Bird Class A Common Stock in a private offering of securities to certain investors in connection with the Acquisition Merger, which will occur substantially concurrently with, and is contingent upon, the consummation of the Acquisition Merger (the “NYSE Proposal”); (d) a proposal to approve by ordinary resolution and adopt the Bird Global, Inc. 2021 Incentive Award Plan and material terms thereunder, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “2021 Plan Proposal”); (e) a proposal to approve by ordinary resolution and adopt the Bird Global, Inc. 2021 Employee Stock Purchase Plan and material terms thereunder, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “ESPP

Proposal”); and (f) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, and the ESPP Proposal, the “Proposals”).

We may not consummate the Business Combination unless the Business Combination Proposals, the Organizational Documents Proposal, the NYSE Proposal, the 2021 Plan Proposal, and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each of the other Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus. The approval of each of the Acquisition Merger Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal are being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Approval of each of the Domestication Merger Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

In connection with the Business Combination, certain related agreements have been, or will be, entered into on or prior to the consummation of the Business Combination, including: (a) the Stockholder Support Agreement, dated as of May 11, 2021, pursuant to which certain stockholders of Bird have agreed to support the approval and adoption of the transactions contemplated by the Business Combination Agreement; (b) the amended and restated registration rights agreement, substantially in the form attached to the Business Combination Agreement as Exhibit C; (c) the Letter Agreement, dated as of May 11, 2021, providing that, among other things, the parties thereto will vote their Class B Ordinary Shares in favor of the Business Combination Agreement and the Business Combination; (d) the subscription agreements, dated as of May 11, 2021, pursuant to which certain investors have agreed to purchase an aggregate of 16,000,000 shares of New Bird Class A Common Stock, for a purchase price of $10.00 per share (the “PIPE Financing”); and (e) the Amendment to the Letter Agreement, dated as of January 7, 2021, among Switchback, its officers and directors, and the Sponsor (as defined below), providing that, among other things, the parties thereto will subject a certain amount of Class B Ordinary Shares held by them to potential forfeiture.

Pursuant to the Existing Organizational Documents, a holder of Class A Ordinary Shares issued as part of the Switchback Units in the initial public offering (the “public shares,” and holders of such public shares, the “public shareholders”), other than shareholders that held Class B Ordinary Shares prior to the initial public offering (the “initial shareholders”), may request that Switchback redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of Switchback Units must elect to separate the Switchback Units into the underlying Class A Ordinary Shares and Switchback Warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their Switchback Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the Switchback Units into the underlying public shares and warrants, or if a holder holds Switchback Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Switchback’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Switchback in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their public shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not

consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its redemption right with respect to all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Bird will redeem the related shares of New Bird Class A Common Stock for a per-share price, payable in cash, equal to the pro-rata portion of the trust account established at the consummation of Switchback’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will not own public shares or shares of New Bird Class A Common Stock following the redemption. The redemption will take place following the Domestication Merger and, accordingly, it is shares of New Bird Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your rights with respect to your public shares.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

NGP Switchback II, LLC, a Delaware limited liability company (the “Sponsor”), and Switchback’s officers and directors have agreed to (a) vote all of their Class A Ordinary Shares and Class B Ordinary Shares in favor of the Business Combination and (b) waive their redemption rights with respect to their Class B Ordinary Shares and any public shares they own in connection with the consummation of the Business Combination. Such Class B Ordinary Shares will be excluded from the pro rata calculation used to determine the per-share redemption price applicable to public shares that are redeemed. As of the date of the accompanying proxy statement/prospectus, the initial shareholders own approximately 20.6% of the issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares in the aggregate.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement if the closing conditions are not met. In addition, in no event will Switchback redeem public shares in an amount that would cause Switchback’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

Switchback is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Switchback’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Switchback’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 22 of the accompanying proxy statement/prospectus.

After careful consideration, the boards of directors of Switchback and Bird have each unanimously approved the Business Combination Agreement and related transactions and the board of directors of Switchback has approved the other proposals described in the accompanying proxy statement/prospectus and determined that it is advisable to consummate the Business Combination. The board of directors of

Switchback recommends that its shareholders vote “FOR” the approval of the Business Combination Agreement, “FOR” the issuance of New Bird Class A Common Stock and New Bird Class X Common Stock to be issued in connection with the Acquisition Merger and the PIPE Financing, and “FOR” the other Proposals described in the accompanying proxy statement/prospectus.

Your vote is very important, regardless of the number of Class A Ordinary Shares you own. To ensure your representation at the extraordinary general meeting, please complete, sign, date, and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. Please submit your proxy promptly, whether or not you expect to attend the extraordinary general meeting.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting virtually or in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. You can also attend the extraordinary general meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person or online, you may withdraw your proxy and vote in person or online.

More information about Switchback, Bird, and the proposed transactions is included in the accompanying proxy statement/prospectus. Switchback urges you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO-RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SWITCHBACK’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

/s/ Jim Mutrie
Jim Mutrie Co-Chief Executive Officer and Director

The accompanying proxy statement/prospectus is dated October 7, 2021 and is first being mailed to the shareholders of Switchback on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION OR THE OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

SWITCHBACK II CORPORATION

5949 Sherry Lane, Suite 1010

Dallas, Texas 75225

NOTICE OF EXTRAORDINARY GENERAL MEETING

OF SWITCHBACK II CORPORATION

To Be Held On November 2, 2021

To the Shareholders of Switchback II Corporation:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Switchback II Corporation, a Cayman Islands exempted company (“Switchback,” “we,” “our,” or “us”), will be held in person on November 2, 2021, at 10:00 a.m., Eastern time, at the offices of Vinson & Elkins L.L.P., located at 2001 Ross Avenue, Suite 3900, Dallas, Texas 75201, or such other date, time, and place to which such meeting may be adjourned. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, we are also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and our Amended and Restated Memorandum and Articles of Association (the “Existing Organizational Documents”). At the extraordinary general meeting, Switchback shareholders will be asked to consider and vote upon the following proposals:

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Proposal No. 1 — The Business Combination Proposals — To consider and vote upon two separate proposals to approve the Business Combination and approve and adopt the Business Combination Agreement, dated as of May 11, 2021 (the “Business Combination Agreement”), by and among Switchback, Maverick Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Switchback (“Merger Sub”), Bird Rides, Inc., a Delaware corporation (“Bird”), and Bird Global, Inc., a Delaware corporation and wholly owned direct subsidiary of Bird (“Bird Holdings”), pursuant to which the business combination will be effected in two steps: (i) subject to approval by special resolution, Switchback will reincorporate to the State of Delaware by merging with and into Bird Holdings (the “Domestication Merger”), with Bird Holdings surviving the Domestication Merger as a publicly traded entity (such surviving entity, “New Bird,” and the time at which the Domestication Merger becomes effective, the “Domestication Merger Effective Time”) and becoming the sole owner of Merger Sub (the “Domestication Merger Proposal”); and (ii) subject to approval by ordinary resolution, at least one business day, but no more than two business days, following the closing of the Domestication Merger (the “Acquisition Closing Date”), Merger Sub will merge with and into Bird (the “Acquisition Merger” and, together with the Domestication Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Bird surviving the Acquisition Merger as a wholly owned subsidiary of New Bird (the “Acquisition Merger Proposal” and, together with the Domestication Merger Proposal, the “Business Combination Proposals”) (Proposal No. 1). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

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Proposal No. 2 — The Organizational Documents Proposal — To consider and vote upon a proposal to approve by special resolution the proposed certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New Bird, which, if approved, would take effect at the Domestication Merger Effective Time (such proposal, the “Organizational Documents Proposal”) (Proposal No. 2). Copies of the Proposed Certificate of Incorporation and Proposed Bylaws are attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

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Proposal No. 3 — The Advisory Organizational Documents Proposals — To consider and vote upon nine separate proposals to approve, on a non-binding advisory basis, by ordinary resolution, certain governance provisions in the Proposed Organizational Documents, which are being presented separately in accordance with U.S. Securities and Exchange Commission guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (collectively, the “Advisory Organizational Documents Proposals”) (Proposal No. 3).

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Proposal No. 4 — The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of The New York Stock Exchange, (a) the issuance of up to an aggregate of 230,907,064 shares of Class A common stock, par value $0.0001, of New Bird (the “New Bird Class A Common Stock”) and 39,092,936 shares of Class X Common Stock, par value $0.0001, of New Bird (the “New Bird Class X Common Stock”) in connection with the Acquisition Merger and (b) the issuance and sale of 16,000,000 shares of New Bird Class A Common Stock in a private offering of securities to certain investors in connection with the Acquisition Merger, which will occur substantially concurrently with, and is contingent upon, the consummation of the Acquisition Merger (the “NYSE Proposal”) (Proposal No. 4).

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Proposal No. 5 — The 2021 Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the Bird Global, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and material terms thereunder (the “2021 Plan Proposal”) (Proposal No. 5). A copy of the 2021 Plan is attached to the accompanying proxy statement/prospectus as Annex D.

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Proposal No. 6 — The ESPP Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the Bird Global, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and material terms thereunder (the “ESPP Proposal”) (Proposal No. 6). A copy of the ESPP is attached to the accompanying proxy statement/prospectus as Annex E.

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Proposal No. 7 — The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, or the ESPP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, and the ESPP Proposal, the “Proposals”) (Proposal No. 7).

Each of the Business Combination Proposals, the Organizational Documents Proposal, the NYSE Proposal, the 2021 Plan Proposal, and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

Only holders of record of Class A ordinary shares, par value $0.0001 per share, of Switchback (the “Class A Ordinary Shares”) and Class B ordinary shares, par value $0.0001 per share, of Switchback (the “Class B Ordinary Shares”) at the close of business on August 16, 2021 are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments thereof.

Switchback is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination, and other related business to be considered by Switchback’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Switchback’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 22 of the accompanying proxy statement/prospectus.

Pursuant to the Existing Organizational Documents, a holder of Class A Ordinary Shares issued as part of the units sold in Switchback’s initial public offering (the “public shares,” and holders of such public shares, the “public shareholders”), other than shareholders that held Class B Ordinary Shares prior to Switchback’s initial public offering (the “initial shareholders”), may request that Switchback redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(a)

hold public shares, or if you hold public shares through Switchback units sold in Switchback’s initial public offering (the “Switchback Units”), you elect to separate your Switchback Units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(b)

submit a written request to Continental Stock Transfer & Trust Company, Switchback’s transfer agent, in which you (i) request that New Bird redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

(c)	deliver your public shares to Continental Stock Transfer & Trust Company, Switchback’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on October 29, 2021 (two business days before the extraordinary general meeting) in order for their public shares to be redeemed.

Holders of Switchback Units must elect to separate the Switchback Units into the underlying Class A Ordinary Shares and warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their Switchback Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the Switchback Units into the underlying public shares and warrants, or if a holder holds Switchback Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Switchback’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Switchback in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their public shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its redemption right with respect to all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Bird will redeem the related shares of New Bird Class A Common Stock for a per-share price, payable in cash, equal to the pro-rata portion of the trust account established at the consummation of Switchback’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will not own public shares or shares of New Bird Class A Common Stock following the redemption. The redemption will take place following the Domestication Merger and, accordingly, it is shares of New Bird Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your public shares.

The approval of each of the Acquisition Merger Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal are being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Approval of each of the Domestication Merger Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A

Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF CLASS A ORDINARY SHARES YOU OWN. To ensure your representation at the extraordinary general meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the meeting. If you hold your shares in “street name,” you should instruct your broker, bank, or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank, or other nominee.

After careful consideration, the board of directors of Switchback has unanimously approved the Business Combination Agreement and related transactions and the other Proposals described in the accompanying proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination. The board of directors of Switchback recommends that you vote “FOR” the Business Combination Proposals, “FOR” the Organizational Documents Proposal, “FOR” the Advisory Organizational Documents Proposals, “FOR” the NYSE Proposal, “FOR” the 2021 Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

October 7, 2021

By Order of the Board of Directors

/s/ Jim Mutrie
Jim Mutrie Co-Chief Executive Officer and Director

ADDITIONAL INFORMATION

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Bird Global, Inc. (“Bird Holdings”) (File No. 333-256187) (the “Registration Statement”), constitutes a prospectus of Bird Holdings under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of New Bird Class A Common Stock and New Bird Class X Common Stock to be issued if the Business Combination described below is consummated and warrants to purchase shares of New Bird Class A Common Stock upon consummation of the Business Combination. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of Switchback II Corporation (“Switchback”) at which Switchback shareholders will be asked to consider and vote upon two separate proposals to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

This proxy statement/prospectus incorporates important business and financial information about Switchback that is not included in or delivered with the document.

You may request copies of this proxy statement/prospectus, without charge, by written or oral request to Switchback’s proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(bank and brokers call collect at (203) 658-9400)

Email: SWBK.info@investor.morrowsodali.com

To obtain timely delivery of requested materials, you must request the documents no later than five business days prior to the date of the extraordinary general meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

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CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

•	“2017 Plan” are to the Bird Rides, Inc. 2017 Stock Plan, as such may have been amended, supplemented, or modified from time to time;

•	“2021 Plan” are to the Bird Global, Inc. 2021 Incentive Award Plan, a form of which is attached hereto as Annex D;

•	“Acquisition Closing” are to the closing of the Acquisition Merger;

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“Acquisition Closing Date” are to the business day following the Domestication Closing Date or such later date as the parties may agree in writing that is not more than two business days after the Domestication Closing Date and no later than three business days after the date of the satisfaction or waiver of the conditions to the Acquisition Closing as set forth in the Business Combination Agreement;

•	“Acquisition Merger” are to the merger on the Acquisition Closing Date of Merger Sub with and into Bird, with Bird surviving the merger as a wholly owned subsidiary of New Bird;

•	“Acquisition Merger Effective Time” are to the date and time at which the Acquisition Merger becomes effective;

•	“Assumed Switchback Warrants” are to the warrants to purchase shares of New Bird Class A Common Stock into which the Switchback Warrants will convert at the Domestication Merger Effective Time;

•	“Bird” are to Bird Rides, Inc., a Delaware corporation;

•	“Bird Board” are to the board of directors of Bird;

•	“Bird Charter” are to the Amended and Restated Certificate of Incorporation of Bird, dated January 26, 2021, as the same may be amended, supplemented, or modified from time to time;

•	“Bird Common Stock” are to the shares of Bird’s common stock, par value $0.000001 per share;

•	“Bird Founder” are to Travis VanderZanden;

•	“Bird Founders Preferred Stock” are to the shares of Bird’s Founders Preferred Stock, par value $0.000001 per share;

•	“Bird Holdings” are to Bird Global, Inc., a Delaware corporation formed as a direct wholly owned subsidiary of Bird;

•	“Bird Holdings Common Stock” are to the shares of Bird Holdings’ common stock, par value $0.000001 per share;

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“Bird Options” are to the outstanding awards of stock options to purchase shares of Bird Common Stock, whether or not exercisable and whether or not vested, granted under the 2017 Plan or otherwise, and excluding, for the avoidance of doubt, any Bird Warrants;

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“Bird Outstanding Shares” are to the total number of shares of Bird Common Stock outstanding immediately prior to the Acquisition Merger Effective Time (other than shares of Bird Restricted Stock), and including, for the avoidance of doubt, the number of shares of Bird Common Stock issuable upon the Conversion;

•	“Bird Preferred Stock” are to the Bird Prime Preferred Stock and Bird Senior Preferred Stock;

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“Bird Prime Preferred Stock” are to the Bird Series Seed Prime Preferred Stock, Bird Series A Prime Preferred Stock, Bird Series B Prime Preferred Stock, Bird Series C Prime Preferred Stock, Bird Series C-1 Prime Preferred Stock, Bird Series D Prime Preferred Stock, Bird Series D-1 Prime Preferred Stock, and Bird Series D-2 Prime Preferred Stock;

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“Bird Restricted Stock” are to the outstanding awards of restricted shares of Bird Common Stock granted pursuant to the 2017 Plan or otherwise (including, for clarity, upon the “early exercise” of Bird Options);

•	“Bird RSU Award” are to all outstanding restricted stock unit awards covering shares of Bird Common Stock, whether or not vested, granted pursuant to the 2017 Plan or otherwise;

•	“Bird Senior Preferred Stock” are to the shares of Bird’s preferred stock, par value $0.00001 per share, designated as Senior Preferred Stock in the Bird Charter;

•	“Bird Senior Preferred Warrants” are to the outstanding warrants of Bird to purchase shares of Bird Senior Preferred Stock;

•	“Bird Series A Prime Preferred Stock” are to the shares of Bird’s preferred stock, par value $0.000001 per share, designated as Series A Prime Preferred Stock in the Bird Charter;

•	“Bird Series B Prime Preferred Stock” are to the shares of Bird’s preferred stock, par value $0.000001 per share, designated as Series B Prime Preferred Stock in the Bird Charter;

•	“Bird Series C Prime Preferred Stock” are to the shares of Bird’s preferred stock, par value $0.000001 per share, designated as Series C Prime Preferred Stock in the Bird Charter;

•	“Bird Series C-1 Prime Preferred Stock” are to the shares of Bird’s preferred stock, par value $0.000001 per share, designated as Series C-1 Prime Preferred Stock in the Bird Charter;

•	“Bird Series C-1 Warrants” are to the outstanding warrants of Bird to purchase shares of Bird Series C-1 Prime Preferred Stock;

•	“Bird Series D Prime Preferred Stock” are to the shares of Bird’s preferred stock, par value $0.000001 per share, designated as Series D Prime Preferred Stock in the Bird Charter;

•	“Bird Series D-1 Prime Preferred Stock” are to the shares of Bird’s preferred stock, par value $0.000001 per share, designated as Series D-1 Prime Preferred Stock in the Bird Charter;

•	“Bird Series D-2 Prime Preferred Stock” are to the shares of Bird’s preferred stock, par value $0.000001 per share, designated as Series D-2 Prime Preferred Stock in the Bird Charter;

•	“Bird Series D Warrants” are to the outstanding warrants of Bird to purchase shares of Bird Series D Prime Preferred Stock;

•	“Bird Series Seed Prime Preferred Stock” are to the shares of Bird’s preferred stock, par value $0.000001 per share, designated as Series Seed Prime Preferred Stock in the Bird Charter;

•	“Bird Stock” are to the Bird Common Stock, the Bird Preferred Stock, and the Bird Founders Preferred Stock;

•	“Bird Warrants” are to the Bird Senior Preferred Warrants, Bird Series C-1 Warrants and Bird Series D Warrants;

•	“Business Combination” are to the Domestication Merger, the Acquisition Merger, and all other transactions contemplated by the Business Combination Agreement;

•	“Business Combination Agreement” are to that certain Business Combination Agreement, dated as of May 11, 2021, by and among Switchback, Merger Sub, Bird Holdings, and Bird;

•	“Class A Ordinary Shares” are to Switchback’s Class A ordinary shares, par value $0.0001 per share;

•	“Class B Ordinary Shares” are to Switchback’s Class B ordinary shares, par value $0.0001 per share;

•	“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

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“Conversion” are to the conversion of each share of Bird Preferred Stock and Bird Founders Preferred Stock into a number of shares of Bird Common Stock immediately prior to the Acquisition Merger Effective Time at the then-effective conversion rate as calculated pursuant to the Bird Charter (see “The Business Combination—Conversion of Securities” for a further description of the Conversion);

•	“DGCL” are to the Delaware General Corporation Law;

•	“Domestication Closing” are to the closing of the Domestication Merger;

•	“Domestication Closing Date” are to the date on which the Domestication Closing occurs;

•	“Domestication Merger” are to the merger of Switchback with and into Bird Holdings, with Bird Holdings surviving the merger as a publicly traded entity;

•	“Domestication Merger Effective Time” are to the date and time at which the Domestication Merger becomes effective;

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“Earnout Awards” are to the awards of restricted Earnout Shares granted under the 2021 Plan that are subject to the Earnout Triggering Events and other vesting conditions pursuant to the Business Combination Agreement and under the 2021 Plan;

•	“Earnout Period” are to the five-year period immediately following the Acquisition Closing;

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“Earnout Shares” are to the up to 30,000,000 additional shares of (a) New Bird Class X Common Stock that New Bird may issue to the Bird Founder during the Earnout Period, (b) New Bird Class A Common Stock that New Bird may issue to all other Eligible Bird Equityholders during the Earnout Period, or (c) restricted New Bird Common Stock that are issuable with respect to Bird Options, Bird Restricted Stock, and Bird RSU Awards, as the case may be;

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“Earnout Triggering Event I” are to the date on which the daily volume-weighted average sale price of one share of New Bird Class A Common Stock quoted on the NYSE (or the exchange on which the shares of New Bird Class A Common Stock are then listed) is greater than or equal to $12.50 for any ten trading days within any 20 consecutive trading day period within the Earnout Period;

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“Earnout Triggering Event II” are to the date on which the daily volume-weighted average sale price of one share of New Bird Class A Common Stock quoted on the NYSE (or the exchange on which the shares of New Bird Class A Common Stock are then listed) is greater than or equal to $20.00 for any ten trading days within any 20 consecutive trading day period within the Earnout Period;

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“Earnout Triggering Event III” are to the date on which the daily volume-weighted average sale price of one share of New Bird Class A Common Stock quoted on the NYSE (or the exchange on which the shares of New Bird Class A Common Stock are then listed) is greater than or equal to $30.00 for any ten trading days within any 20 consecutive trading day period within the Earnout Period;

•	“Earnout Triggering Events” are to Earnout Triggering Event I, Earnout Triggering Event II, and Earnout Triggering Event III;

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“Eligible Bird Equityholder” are to a holder of (a) a share of Bird Common Stock (after taking into account the Conversion) or (b) a Bird Option, a Bird RSU Award, or shares of Bird Restricted Stock, in each case, immediately prior to the Acquisition Merger Effective Time;

•	“ESPP” are to the Bird Global, Inc. 2021 Employee Stock Purchase Plan, a form of which is attached hereto as Annex E;

•	“Exchange Ratio” are to the ratio (rounded to ten decimal places) obtained by dividing (a) 240,000,000 by (b) the Bird Outstanding Shares;

•	“Existing Organizational Documents” are to Switchback’s Amended and Restated Memorandum and Articles of Association, dated and effective as of January 7, 2021;

•	“extraordinary general meeting” are to the extraordinary general meeting of Switchback that is the subject of this proxy statement/prospectus and any adjournments thereof;

•	“GAAP” are to generally accepted accounting principles in the United States;

•	“Historical Rollover Stockholders” are to the holders of shares of New Bird Common Stock that will be issued in exchange for all outstanding shares of Bird Common Stock in the Business Combination;

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

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“Initial Business Combination” are to Switchback’s initial merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities after the Initial Public Offering;

•	“Initial Public Offering” or “IPO” are to Switchback’s initial public offering of Switchback Units, which closed on January 12, 2021;

•	“initial shareholders” are to the holders of the Switchback Founder Shares, which includes the Sponsor and Switchback’s independent directors;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“Management Earnout Awards” are to awards covering Management Reserve Shares granted to certain members of New Bird’s management team pursuant to the 2021 Plan;

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“Management Reserve Shares” are to the up to 30,000,000 additional shares of New Bird Class A Common Stock and New Bird Class X Common Stock issuable to certain members of New Bird’s management team pursuant to awards under the 2021 Plan;

•	“Merger Sub” are to Maverick Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Switchback;

•	“Merger Sub Common Stock” are to shares of common stock, par value $0.0001 per share, of Merger Sub;

•	“New Bird” are to Bird Holdings after giving effect to the Domestication Merger;

•	“New Bird Board” are to the board of directors of New Bird;

•	“New Bird Class A Common Stock” are to the shares of Class A common stock, par value $0.0001 per share, of New Bird after the Domestication Merger;

•	“New Bird Class B Common Stock” are to the shares of Class B common stock, par value $0.0001 per share, of New Bird after the Domestication Merger;

•	“New Bird Class X Common Stock” are to the shares of Class X common stock, par value $0.0001 per share, of New Bird after the Domestication Merger;

•	“New Bird Common Stock” are to shares of New Bird Class A Common Stock, New Bird Class B Common Stock, and New Bird Class X Common Stock;

•	“New Bird Options” are to the options to purchase shares of New Bird Class A Common Stock into which the Bird Options will convert at the Acquisition Merger Effective Time;

•	“New Bird Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of New Bird;

•	“New Bird Restricted Stock” are to the shares of New Bird Class A Common Stock into which the Bird Restricted Stock will convert at the Acquisition Merger Effective Time;

•	“New Bird RSU Award” are to the award to purchase shares of New Bird Class A Common Stock into which the Bird RSU Award will convert at the Acquisition Merger Effective Time;

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“New Bird Warrants” are to the Assumed Switchback Warrants and the warrants to purchase shares of New Bird Class A Common Stock into which the Bird Warrants will convert at the Acquisition Merger Effective Time;

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“New Bird Units” are to the units of New Bird, each consisting of one share of New Bird Class A Common and one-fifth of one New Bird Warrant, into which the Switchback Units will convert at the Domestication Merger Effective Time;

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•	“New PIPE Investors” are to investors in the PIPE Financing;

•	“NGP” are to NGP Energy Capital Management, L.L.C., an SEC-registered investment advisor that manages the NGP Funds;

•	“NGP Funds” are to a family of energy-focused private equity investments funds advised by NGP, including NGP Natural Resources XII, L.P., a Delaware limited partnership (“NGP XII”);

•	“NYSE” are to The New York Stock Exchange;

•	“Ordinary Shares” are to the Class A Ordinary Shares and the Class B Ordinary Shares;

•	“PIPE Financing” are to the private offering of securities of New Bird to certain investors pursuant to separate subscription agreements in connection with the Acquisition Merger;

•	“PIPE Funds” are to the proceeds from the PIPE Financing;

•	“PIPE Shares” are to the shares of New Bird Class A Common Stock that will be issued in the PIPE Financing;

•	“private placement warrants” are to the warrants issued to the Sponsor in a private placement simultaneously with the closing of the IPO;

•	“public shareholders” are to the holders of Switchback’s public shares;

•	“public shares” are to the Class A Ordinary Shares sold as part of the Switchback Units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•	“public warrants” are to the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

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“Requisite Bird Stockholder Approval” are to the affirmative vote or consent of (a) the holders of a majority of the outstanding shares of Bird Stock, voting together as a single class on an as-converted basis, and (b) the holders of a majority of the outstanding shares of (i) Bird Series Seed Prime Preferred Stock, (ii) Bird Series A Prime Preferred Stock, (iii) Bird Series B Prime Preferred Stock, (iv) Bird Series C Prime Preferred Stock, (v) Bird Series C-1 Prime Preferred Stock, (vi) Bird Series D Prime Preferred Stock, and (vii) Bird Series D-2 Prime Preferred Stock, voting together as a single class on an as-converted basis;

•	“Sponsor” are to NGP Switchback II, LLC, a Delaware limited liability company and portfolio company of NGP XII;

•	“Switchback” are to Switchback II Corporation, a Cayman Islands exempted company;

•	“Switchback Board” are to the board of directors of Switchback;

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“Switchback Founder Earn Back Shares” are to the 1,976,563 Switchback Founder Shares held by the initial shareholders (including any shares of New Bird Class B Common Stock issued in exchange therefor in the Domestication Merger and any shares of New Bird Class A Common Stock into which such shares of New Bird Class B Common Stock are converted into in connection with the Acquisition Merger) that are subject to potential forfeiture in accordance with the terms of the Letter Agreement Amendment (as defined below);

•	“Switchback Founder Shares” are to the outstanding Class B Ordinary Shares;

•	“Switchback Preference Shares” are to Switchback’s preference shares, par value $0.0001 per share;

•	“Switchback Units” are to Switchback’s units sold in the IPO, each of which consists of one Class A Ordinary Share and one-fifth of one public warrant;

•

“Switchback Warrants” are to (a) prior to the Domestication Closing, the public warrants and the private placement warrants, and (b) after the Domestication Closing, the New Bird Warrants that the public warrants and private placement warrants will convert into upon consummation of the Domestication Merger;

•

“Trust Account” are to the trust account that holds the proceeds (including interest not previously released to Switchback for working capital purposes) from the IPO and a concurrent private placement of private placement warrants to the Sponsor; and

•	“Warrant Agreement” are to the Warrant Agreement, dated January 7, 2021, between Switchback and Continental Stock Transfer & Trust Company, as warrant agent.

Unless otherwise specified, the voting and economic interests of Switchback shareholders set forth in this proxy statement/prospectus (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of Switchback or Bird and no repurchases of Bird Restricted Stock, (iii) none of Switchback’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, and (iv) there are no exercises of Bird Options or Bird Warrants and (b) do not take into account (i) Switchback Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares.

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Business Combination” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information included in this proxy statement/prospectus, but does not include all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the extraordinary general meeting.

•

Switchback is a blank check company incorporated on October 7, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. For more information about Switchback, see the section entitled “Information About Switchback.” When you consider the Switchback Board’s recommendation of the Proposals (as defined below), you should keep in mind that Switchback’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Switchback shareholders generally. Switchback’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. See the subsection entitled “The Business Combination — Interests of the Sponsor and Switchback Directors and Officers in the Business Combination” for additional information. The Switchback Board was aware of and considered these interests, among other matters, in recommending that Switchback shareholders vote “FOR” each of the Proposals.

•

There are currently 31,625,000 Class A Ordinary Shares and 7,906,250 Class B Ordinary Shares issued and outstanding. In addition, there are currently 11,875,000 Switchback Warrants outstanding, consisting of 6,325,000 public warrants and 5,550,000 private placement warrants. Each whole Switchback Warrant entitles the holder to purchase one whole Class A Ordinary Share for $11.50 per share. The Switchback Warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the public warrants become exercisable, Switchback may redeem the outstanding public warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the Warrant Agreement. The private placement warrants, however, are non-redeemable so long as they are held by the Sponsor or its permitted transferees. For more information about the terms of the warrants, see the subsection entitled “Description of Securities — Warrants — Public Warrants.”

•

Bird, a Delaware corporation, is an electric vehicle transportation company dedicated to bringing affordable, environmentally friendly transportation solutions to communities across the world. Today, it provides a fleet of shared electric scooters to riders in over 300 cities and makes its products available for purchase at its website and via leading retailers and distribution partners. Bird partners closely with the cities in which it operates so that Bird is a reliable and affordable transportation option for people who live and work there. For more information about Bird, see the sections entitled “Information About Bird” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bird.”

•

On May 11, 2021, Switchback and Switchback’s wholly owned subsidiary, Merger Sub, entered into the Business Combination Agreement with Bird and Bird’s wholly owned subsidiary, Bird Holdings. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•

Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in two steps: (a) on the Domestication Closing Date, Switchback will reincorporate to the State of Delaware by merging with and into Bird Holdings, with Bird Holdings surviving the Domestication Merger as a publicly traded entity and becoming the sole owner of Merger Sub; and on (ii) the Acquisition Closing Date, Merger Sub will merge with and into Bird, with Bird surviving the Acquisition Merger as a wholly owned subsidiary of New Bird. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

•

In connection with the Domestication Merger, each then-outstanding share of Bird Holdings Common Stock will be redeemed for par value and each then-outstanding Class A Ordinary Share, Class B Ordinary Share, Switchback Warrant, and Switchback Unit will automatically convert into a share of New Bird Class A Common Stock, share of New Bird Class B Common Stock, New Bird Warrant, and New Bird Unit, respectively.

•

In connection with the Acquisition Merger, it is anticipated that 205,250,724 shares of New Bird Class A Common Stock and 34,749,276 shares of New Bird Class X Common Stock will be issued to the Historical Rollover Stockholders in the Acquisition Merger in exchange for all outstanding shares of Bird Common Stock (including shares of Bird Preferred Stock converted in the Conversion). It is also anticipated that New Bird will reserve for issuance up to 19,513,041 shares of New Bird Class A Common Stock in respect of New Bird Options issued in exchange for outstanding pre-merger Bird Options, New Bird RSU Awards issued in exchange for outstanding pre-merger Bird RSU Awards, shares of New Bird Restricted Stock issued in exchange for outstanding pre-merger Bird Restricted Stock, and New Bird Warrants issued in exchange for outstanding pre-merger Bird Warrants. Additionally, during the Earnout Period, New Bird may issue up to an aggregate of 30,000,000 additional shares of New Bird Class X Common Stock to the Bird Founder or New Bird Class A Common Stock to all other Eligible Bird Equityholders, as the case may be, in three equal tranches upon the occurrence of an Earnout Triggering Event. Earnout Shares issuable with respect to Bird Options, Bird Restricted Stock, and Bird RSU Awards will be issued in the form of restricted New Bird Common Stock. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

•

Unless lawfully waived by the parties to the Business Combination Agreement, the Acquisition Closing is subject to a number of conditions set forth in the Business Combination Agreement, including, among others, receipt of the requisite Switchback shareholder approval of the Business Combination Agreement, the Business Combination as contemplated by this proxy statement/prospectus, and certain other proposals at the extraordinary general meeting. For more information about the closing conditions to the Business Combination, see the subsection entitled “The Business Combination — Conditions to Consummation of the Business Combination Agreement.”

•

The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or for other reasons in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the subsection entitled “The Business Combination — Termination.”

•	The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•

Pursuant to the PIPE Financing, Switchback has agreed that New Bird will issue and sell to certain investors, and those investors have agreed to buy from New Bird, in connection with the Acquisition Closing, an aggregate of 16,000,000 shares of New Bird Class A Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $160,000,000. Such New Bird Class A Common Stock would be valued at approximately $159,200,000, based on the closing price of the Class A Ordinary Shares of $9.95 per share on October 5, 2021.

•

Under the Existing Organizational Documents, in connection with the Business Combination, Switchback’s public shareholders may elect to have their public shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing Organizational Documents. As of June 30, 2021, this would have amounted to $10.00 per share. If a holder exercises its redemption rights, then such holder will exchange its shares of New Bird Class A Common Stock received in exchange for its public shares for cash and will not own public shares or shares of New Bird following the completion of the Business Combination and will not participate in the future growth of New Bird, if any. Such a holder will be entitled to receive cash for its shares of New Bird Class A Common Stock only if it properly demands redemption and delivers its shares (either physically or electronically) to Switchback’s transfer agent at least two business days prior to the extraordinary general meeting. For more information regarding these procedures, see the subsection entitled “Extraordinary General Meeting — Redemption Rights.”

•	It is anticipated that, upon completion of the Business Combination, the ownership of New Bird will be as follows:

•	the Historical Rollover Stockholders will own 205,250,724 shares of New Bird Class A Common Stock, or approximately 69.4% of the outstanding New Bird Common Stock;

•	the public shareholders will own 31,625,000 shares of New Bird Class A Common Stock, or approximately 10.7% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 5.4% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 7,906,250 shares of New Bird Class A Common Stock, or approximately 2.7% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Travis VanderZanden will own 34,749,276 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 11.8% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 72.7% of the voting power of New Bird.

The number of shares and the interests set forth above (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of Switchback or Bird and no repurchases of Bird Restricted Stock, (iii) none of Switchback’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, and (iv) there are no exercises of Bird Options or Bird Warrants and (b) do not take into account (i) New Bird Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or forfeiture of the Switchback Founder Earn Back Shares. As a result of the Business Combination, the economic and voting interests of Switchback’s shareholders will decrease. If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 31,625,000 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New Bird upon completion of the Business Combination will be as follows:

•	the Historical Rollover Stockholders will own 205,250,724 shares of New Bird Class A Common Stock, or approximately 77.8% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 6.1% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 7,906,250 shares of New Bird Class A Common Stock, or approximately 3.0% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

x

•

Mr. VanderZanden will own 34,749,276 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 13.2% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 75.2% of the voting power New Bird.

The ownership percentages with respect to New Bird set forth above do not take into account Switchback Warrants that will remain outstanding immediately following the Business Combination, but do include the Switchback Founder Shares, which will convert into New Bird Class A Common Stock upon the Acquisition Merger. If the facts are different than these assumptions, the percentage ownership retained by Switchback’s existing shareholders in New Bird following the Business Combination will be different. For example, if we assume that all outstanding 6,325,000 public warrants and 5,550,000 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Bird would be as follows:

•	the Historical Rollover Stockholders will own 205,250,724 shares of New Bird Class A Common Stock, or approximately 66.8% of the outstanding New Bird Common Stock;

•	the public shareholders will own 37,950,000 shares of New Bird Class A Common Stock, or approximately 12.3% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 5.2% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 13,456,250 shares of New Bird Class A Common Stock, or approximately 4.4% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 34,749,276 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 11.3% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 71.8% of the voting power of New Bird.

The Switchback Warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Additionally, if we (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of Switchback or Bird and no repurchases of Bird Restricted Stock, (iii) none of Switchback’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, (iv) the issuance of all 19,513,041 shares of New Bird Class A Common Stock that will be reserved in respect of New Bird Options issued in exchange for outstanding pre-merger Bird Options, New Bird RSU Awards issued in exchange for outstanding pre-merger Bird RSU Awards, shares of New Bird Restricted Stock issued in exchange for outstanding pre-merger Bird Restricted Stock, and New Bird Warrants issued in exchange for outstanding pre-merger Bird Warrants, and (v) the issuance of all Earnout Shares in the form of New Bird Class A Common Stock and (b) do not take into account other New Bird Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New Bird would be as follows:

•	the Historical Rollover Stockholders will own 250,420,105 shares of New Bird Class A Common Stock, or approximately 72.6% of the outstanding New Bird Common Stock;

•	the public shareholders will own 31,625,000 shares of New Bird Class A Common Stock, or approximately 9.2% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 4.6% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 7,906,250 shares of New Bird Class A Common Stock, or approximately 2.3% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 39,092,936 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 11.3% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 71.9% of the voting power of New Bird.

Please see the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Bird After the Acquisition Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

•

The Switchback Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about the Switchback Board’s decision-making process, see the subsection entitled “The Business Combination — The Switchback Board’s Reasons for the Approval of the Business Combination.”

•

In addition to voting on the two separate proposals to approve the Domestication Merger by special resolution (the “Domestication Merger Proposal”) and to approve the Acquisition Merger and approve and adopt the Business Combination Agreement and the Business Combination by ordinary resolution (the “Acquisition Merger Proposal” and, together with the Domestication Merger Proposal, the “Business Combination Proposals”) at the extraordinary general meeting, Switchback’s shareholders will also be asked to vote on the approval of:

•

the proposed certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New Bird, the post-Domestication Merger company, which if approved, would take effect at the Domestication Merger Effective Time (the “Organizational Documents Proposal”);

•

on a non-binding advisory basis, certain governance provisions in the Proposed Organizational Documents, which are being presented separately in accordance with the SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as nine separate proposals (collectively, the “Advisory Organizational Documents Proposals”);

•

for purposes of complying with applicable listing rules of the NYSE, (a) the issuance pursuant to the Business Combination Agreement of up to an aggregate of 230,907,064 shares of New Bird Class A Common Stock and 39,092,936 shares of New Bird Class X Common Stock to the Historical Rollover Stockholders in connection with the Acquisition Merger and (b) the issuance and sale to the New PIPE Investors of 16,000,000 shares of New Bird Class A Common Stock in the PIPE Financing, which will occur substantially concurrently with, and is contingent upon, the consummation of the Acquisition Merger (the “NYSE Proposal”);

•	the 2021 Plan and material terms thereunder (the “2021 Plan Proposal”);

•	the ESPP and material terms thereunder (the “ESPP Proposal”); and

•

the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, or the ESPP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, and the ESPP Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposals,” “Proposal No. 2 — The Organizational Documents Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — The NYSE Proposal,” “Proposal No. 5 — The 2021 Plan Proposal,” “Proposal No. 6 — The ESPP Proposal,” and “Proposal No. 7 — The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the extraordinary general meeting, including the proposed Business Combination. The following questions and answers do not include all the information that is important to Switchback shareholders. We urge Switchback shareholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Switchback is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their Ordinary Shares with respect to the matters to be considered at the extraordinary general meeting. Switchback shareholders are being asked to consider and vote upon, among other things, two separate proposals to: (a) approve and adopt the Business Combination Agreement, pursuant to which the Business Combination will be effected in two steps: (1) subject to approval by special resolution, Switchback will reincorporate to the State of Delaware by merging with and into Bird Holdings, with Bird Holdings surviving the Domestication Merger as a publicly traded entity and becoming the sole owner of Merger Sub, and (ii) subject to approval by ordinary resolution, on the Acquisition Closing Date, Merger Sub will merge with and into Bird, with Bird surviving the Acquisition Merger as a wholly owned subsidiary of New Bird; (b) approve the Domestication Merger, the Acquisition Merger, and the other transactions contemplated by the Business Combination Agreement; and (c) approve, for purposes of complying with applicable listing rules of the NYSE, (i) the issuance in connection with the Acquisition Merger of up to an aggregate of 230,907,064 shares of New Bird Class A Common Stock and 39,092,936 shares of New Bird Class X Common Stock to the Historical Rollover Stockholders in connection with the Acquisition Merger and (ii) the issuance and sale to the New PIPE Investors of 16,000,000 shares of New Bird Class A Common Stock in the PIPE Financing, which will occur substantially concurrently with, and is contingent upon, the consummation of the Acquisition Merger. The Business Combination cannot be completed unless Switchback shareholders approve the Business Combination Proposals, the Organizational Documents Proposal, the NYSE Proposal, the 2021 Plan Proposal, and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) at the extraordinary general meeting.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes include important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

The approval of each of the Acquisition Merger Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal are being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of at least a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. The Domestication Merger Proposal and the Organizational Documents Proposal require a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class.

At the Domestication Merger Effective Time, pursuant to the Domestication Merger: (a) each then-outstanding share of Bird Holdings Common Stock will be redeemed for par value; (b) each then-outstanding Class A Ordinary Share will be canceled and converted, on a one-for-one basis, into a share of New Bird Class A Common Stock; (c) each then-outstanding Class B Ordinary Share will be canceled and converted, on a one-for-one basis, into a share of New Bird Class B Common Stock (with such shares of New Bird Class B Common Stock thereafter converting, on a one-for-one basis, into a share of New Bird Class A Common Stock in connection with the Acquisition Merger); (d) each then-outstanding Switchback

Warrant will be assumed and converted automatically into a New Bird Warrant pursuant to the Warrant Agreement; and (e) each then-outstanding Switchback Unit will be canceled and converted into one New Bird Unit, such unit consisting of one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant (with each such New Bird Unit thereafter separating into one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant in connection with the Acquisition merger).

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What is being voted on at the extraordinary general meeting?

A:	Switchback shareholders will vote on the following proposals at the extraordinary general meeting.

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The Business Combination Proposals — To consider and vote upon two separate proposals to approve the Domestication Merger by special resolution and to approve the Acquisition Merger and adopt the Business Combination Agreement and the transactions contemplated thereby by ordinary resolution (Proposal No. 1).

•

The Organizational Documents Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Certificate of Incorporation and the Proposed Bylaws of New Bird, which, if approved, would take effect at the Domestication Merger Effective Time (Proposal No. 2).

•

The Advisory Organizational Documents Proposals — To consider and vote upon nine separate proposals to approve, on a non-binding advisory basis, by ordinary resolution, certain governance provisions in the Proposed Organizational Documents, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (Proposal No. 3).

•

The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the NYSE, (a) the issuance of up to an aggregate of 230,907,064 shares of New Bird Class A Common Stock and 39,092,936 shares of New Bird Class X Common Stock in connection with the Acquisition Merger, and (b) the issuance and sale of 16,000,000 shares of New Bird Class A Common Stock in the PIPE Financing, which will occur substantially concurrently with, and is contingent upon, the consummation of the Acquisition Merger (Proposal No. 4).

•	The 2021 Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the 2021 Plan and material terms thereunder (Proposal No. 5).

•	The ESPP Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the ESPP and material terms thereunder (Proposal No. 6).

•

The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the other Proposals (Proposal No. 7).

Q:	Are the Proposals conditioned on one another?

A:

Switchback may not consummate the Business Combination unless the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Q:	What will happen in the Business Combination?

A:

On May 11, 2021, Switchback and Merger Sub entered into the Business Combination Agreement with Bird and Bird Holdings. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in two steps: (a) on the Domestication Closing Date, Switchback will reincorporate to the State of Delaware by merging with and into Bird Holdings, with Bird Holdings surviving the Domestication Merger as a publicly traded entity and becoming the sole owner of Merger Sub, and (b) on the Acquisition Closing Date, Merger Sub will merge with and into Bird, with Bird surviving the Acquisition Merger as a wholly owned subsidiary of New Bird. In connection with the Domestication Merger, each then-outstanding Class A Ordinary Share, Class B Ordinary Share, Switchback Warrant, and Switchback Unit will automatically convert into a share of New Bird Class A Common Stock, share of New Bird Class B Common Stock, New Bird Warrant, and New Bird Unit, respectively. In connection with the Acquisition Merger, it is anticipated that 205,250,724 shares of New Bird Class A Common Stock and 34,749,276 shares of New Bird Class X Common Stock will be issued to the Historical Rollover Stockholders in the Business Combination in exchange for all outstanding shares of Bird Common Stock. It is also anticipated that New Bird will reserve for issuance up to 19,513,041 shares of New Bird Class A Common Stock in respect of New Bird Options issued in exchange for outstanding pre-merger Bird Options, New Bird RSU Awards issued in exchange for outstanding pre-merger Bird RSU Awards, shares of New Bird Restricted Stock issued in exchange for outstanding pre-merger Bird Restricted Stock, and New Bird Warrants issued in exchange for outstanding pre-merger Bird Warrants. Additionally, during the Earnout Period, New Bird may issue up to an aggregate of 30,000,000 additional shares of New Bird Class X Common Stock to the Bird Founder or shares of New Bird Class A Common Stock to all other Eligible Bird Equityholders, as applicable, in three equal tranches upon the occurrence of each Earnout Triggering Event. Earnout Shares issuable with respect to Bird Options, Bird Restricted Stock, and Bird RSU Awards will be issued in the form of restricted New Bird Common Stock. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

Q:	Why is Switchback proposing the Business Combination?

A:

Switchback was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination involving Switchback and one or more businesses or entities.

On January 12, 2021, Switchback completed the IPO of 31,625,000 Switchback Units, including 4,125,000 Switchback Units that were issued pursuant to the underwriter’s exercise of their over-allotment option in full, with each Switchback Unit consisting of one Class A Ordinary Share and one-fifth of one Switchback Warrant, where each whole Switchback Warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share, generating gross proceeds to Switchback of $316,250,000. The underwriter was granted a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 4,125,000 additional units to cover over-allotments, if any, at $10.00 per unit, less underwriting discounts and commissions. The underwriter exercised the over-allotment option in full on January 8, 2021. Since the IPO, Switchback’s activity has been limited to the search for a prospective Initial Business Combination.

The Switchback Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by Switchback’s management and Switchback’s advisors. As a result, the Switchback Board concluded that a transaction with Bird would present the most attractive opportunity to maximize value for Switchback’s shareholders. Please see the subsection entitled “The Business Combination — The Switchback Board’s Reasons for the Approval of the Business Combination.”

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including the approval by Switchback’s shareholders of the Condition Precedent Proposals. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Consummation of the Business Combination Agreement.”

Q:	How will New Bird be managed and governed following the Business Combination?

A:	Immediately after the Acquisition Closing, the New Bird Board will be divided into three separate classes, designated as follows:

•	the Class I directors will be Roelof F. Botha and David Sacks and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be Daniel Friedland, Nathaniel Justin Kan, and Jim Mutrie and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be Robert Komin, Racquel Russell, and Travis VanderZanden and their terms will expire at the annual meeting of stockholders to be held in 2024.

For additional information, please see the section entitled “Management After the Business Combination.”

Q:	Will Switchback obtain new financing in connection with the Business Combination?

A:

The New PIPE Investors have committed to purchase from New Bird 16,000,000 shares of New Bird Class A Common Stock, for an aggregate purchase price of approximately $160.0 million in the PIPE Financing.

Q:	What equity stake will Switchback’s current shareholders and the holders of the Switchback Founder Shares hold in New Bird following the consummation of the Business Combination?

A:	It is anticipated that, upon completion of the Business Combination, the ownership of New Bird will be as follows:

•	the Historical Rollover Stockholders will own 205,250,724 shares of New Bird Class A Common Stock, or approximately 69.4% of the outstanding New Bird Common Stock;

•	the public shareholders will own 31,625,000 shares of New Bird Class A Common Stock, or approximately 10.7% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 5.4% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 7,906,250 shares of New Bird Class A Common Stock, or approximately 2.7% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 34,749,276 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 11.8% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 72.7% of the voting power of New Bird.

The number of shares and the interests set forth above (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of Switchback or Bird and no repurchases of Bird Restricted Stock, (iii) none of Switchback’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, and (iv) there are no exercises of Bird Options or Bird Warrants and (b) do not take into account (i) New Bird Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or forfeiture of the Switchback Founder Earn Back Shares. As a result of the Business Combination, the economic and voting interests of Switchback’s shareholders will decrease. If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 31,625,000 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New Bird upon the Acquisition Closing will be as follows:

•	the Historical Rollover Stockholders will own 205,250,724 shares of New Bird Class A Common Stock, or approximately 77.8% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 6.1% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 7,906,250 shares of New Bird Class A Common Stock, or approximately 3.0% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 34,749,276 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 13.2% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 75.2% of the voting power of New Bird.

The ownership percentages with respect to New Bird set forth above do not take into account Switchback Warrants that will remain outstanding immediately following the Business Combination, but do include the Switchback Founder Shares, which will convert into New Bird Class A Common Stock upon the Acquisition Merger. If the facts are different than these assumptions, the percentage ownership retained by Switchback’s existing shareholders in New Bird following the Business Combination will be different. For example, if we assume that all outstanding 6,325,000 public warrants and 5,550,000 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Bird would be as follows:

•	the Historical Rollover Stockholders will own 205,250,724 shares of New Bird Class A Common Stock, or approximately 66.8% of the outstanding New Bird Common Stock;

•	the public shareholders will own 37,950,000 shares of New Bird Class A Common Stock, or approximately 12.3% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 5.2% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 13,456,250 shares of New Bird Class A Common Stock, or approximately 4.4% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 34,749,276 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will collectively have approximately 11.3% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 71.8% of the voting power of New Bird.

The Switchback Warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months from the closing of the Initial Public Offering and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Additionally, if we (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of Switchback or Bird and no repurchases of Bird Restricted Stock, (iii) none of Switchback’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, (iv) the issuance of all 19,513,041 shares of New Bird Class A Common Stock that will be reserved in respect of New Bird Options issued in exchange for outstanding pre-merger Bird Options, New Bird RSU Awards issued in exchange for outstanding pre-merger Bird RSU Awards, shares of New Bird Restricted Stock issued in exchange for outstanding pre-merger Bird Restricted Stock, and New Bird Warrants issued in exchange for outstanding pre-merger Bird Warrants, and (v) the issuance of all Earnout Shares in the form of New Bird Class A Common Stock and (b) do not take into account other New Bird Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New Bird would be as follows:

•	the Historical Rollover Stockholders will own 250,420,105 shares of New Bird Class A Common Stock, or approximately 72.6% of the outstanding New Bird Common Stock;

•	the public shareholders will own 31,625,000 shares of New Bird Class A Common Stock, or approximately 9.2% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 4.6% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 7,906,250 shares of New Bird Class A Common Stock, or approximately 2.3% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 39,092,936 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 11.3% of the voting power of the capital stock of New Bird on a fully diluted basis, and representing 71.9% of the voting power of New Bird.

Please see the subsection and section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Bird After the Acquisition Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	How will the Domestication Merger affect my Ordinary Shares, Switchback Warrants, and Switchback Units?

A:

At the Domestication Merger Effective Time, pursuant to the Domestication Merger: (a) each then-outstanding share of Bird Holdings Common Stock will be redeemed for par value; (b) each then-outstanding Class A Ordinary Share will be canceled and converted, on a one-for-one basis, into a share of New Bird Class A Common Stock; (c) each then-outstanding Class B Ordinary Share will be canceled and converted, on a one-for-one basis, into a share of New Bird Class B Common Stock (with such shares of New Bird Class B Common Stock thereafter converting, on a one-for-one basis, into a share of New Bird Class A Common Stock in connection with the Acquisition Merger); (d) each then-outstanding Switchback Warrant will be assumed and converted automatically into a New Bird Warrant pursuant to the Warrant Agreement; and (e) each then-outstanding Switchback Unit will be canceled and converted into one New Bird Unit, such unit consisting of one share of New Bird Class A Common Stock and one-fifth of one New

Bird Warrant (with each such New Bird Unit thereafter separating into one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant in connection with the Acquisition Merger). For additional information about the Domestication Merger, please see the section entitled “The Business Combination” in this proxy statement/prospectus.

Q:	What are the U.S. federal income tax consequences of the Domestication Merger?

A:

As discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders,” the Domestication Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Section 367(b) of the Code, which applies to the domestication of a foreign corporation in an F Reorganization and imposes U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-free, may apply with respect to U.S. Holders (as defined below) on the date of the Domestication Merger. Consequently, for U.S. federal income tax purposes:

•

a U.S. Holder who, on the date of the Domestication Merger, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Switchback Warrants) Class A Ordinary Shares with a fair market value of $50,000 or more and Switchback stock that represents less than 10% of the total combined voting power of all classes of Switchback stock entitled to vote and less than 10% of the total value of all classes of Switchback stock will recognize gain (but not loss) with respect to the Domestication Merger or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder, as discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)”; and

•

a U.S. Holder who, on the date of the Domestication Merger, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Switchback Warrants) Class A Ordinary Shares with a fair market value of less than $50,000 generally should not be required to recognize any gain or loss in connection with the Domestication Merger or to include any part of the “all earnings and profits amount” in income.

Further, the Domestication Merger could be a taxable event for U.S. Holders under the “passive foreign investment company” (or “PFIC”) provisions of the Code. Because Switchback is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, Switchback believes that it may be considered a PFIC for the 2020 taxable year and may be considered a PFIC for its current taxable year (which is expected to end on the date of the Domestication Merger).

If certain proposed U.S. Treasury regulations relating to PFICs were finalized (including retroactively after the date of the Domestication Merger) in their currently proposed form, such U.S. Treasury regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of Class A Ordinary Shares and Switchback Warrants, as applicable, for New Bird Class A Common Stock and New Bird Warrants in the Domestication Merger if Switchback were classified as a PFIC at any time during such U.S. Holder’s holding period for such Class A Ordinary Shares or Switchback Warrants, as applicable. The tax on any such recognized gain would be imposed based on a complex set of computational rules. Such rules are discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.” However, a U.S. Holder may be able to avoid the PFIC gain and certain other tax consequences associated with PFIC status with respect to its Class A Ordinary Shares if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal

Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules”) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Ordinary Shares and in which Switchback was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules”) with respect to its Class A Ordinary Shares. The application of the PFIC rules to U.S. Holders of Switchback Warrants is unclear, as discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.”

Switchback does not expect the Domestication Merger to result in any material U.S. federal income tax consequences to Non-U.S. Holders (as defined below). However, Non-U.S. Holders may become subject to U.S. federal income withholding taxes on any dividends paid (or deemed paid) in respect of such Non-U.S. Holder’s shares of New Bird Class A Common Stock after the Domestication Merger.

The rules governing the U.S. federal income tax treatment of the Domestication Merger are complex and will depend on a holder’s particular circumstances. All holders of Switchback Public Securities (as defined below) are urged to consult with, and rely solely upon, their tax advisors regarding the potential tax consequences to them of the Domestication Merger, including the effects of Section 367(b) of the Code, the application of the PFIC rules, and the tax consequences if the Domestication Merger were to fail to qualify as an F Reorganization. For a more complete discussion of the U.S. federal income tax considerations of the Domestication Merger, see the discussion below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders.”

Q:	Why is Switchback proposing the NYSE Proposal?

A:

Switchback is proposing the NYSE Proposal in order to comply with NYSE listing rules, which require shareholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. In connection with the Acquisition Merger, the Business Combination, and the PIPE Financing, New Bird may issue up to an aggregate of 230,907,064 shares of New Bird Class A Common Stock and 39,092,936 shares of New Bird Class X Common Stock to the Historical Rollover Stockholders and the New PIPE Investors. Because Switchback may issue 20% or more of its outstanding voting power and outstanding Ordinary Shares in connection with the Acquisition Merger and the PIPE Financing, Switchback is required to obtain its shareholders’ approval of such issuances pursuant to NYSE listing rules. See the section entitled “Proposal No. 4 — The NYSE Proposal” for additional information.

Q:	Did the Switchback Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The Switchback Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Switchback’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Switchback’s advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Switchback’s officers, directors, and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Switchback Board in valuing Bird and assuming the risk that the Switchback Board may not have properly valued the business.

Q:	What happens if I sell my Class A Ordinary Shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A Ordinary Shares after the record date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting. However, you will not be able to seek redemption of your Class A Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your Class A Ordinary Shares prior to the record date, you will have no right to vote those shares at the extraordinary general meeting or seek redemption of those shares.

Q:	How has the announcement of the Business Combination affected the trading price of the Switchback Units, Class A Ordinary Shares, and public warrants?

A:

The closing price of the Switchback Units, Class A Ordinary Shares, and public warrants on May 7, 2021, the last trading day prior to the publication of articles speculating about the Business Combination, was $10.22, $9.93, and $1.71, respectively. The closing price of the Switchback Units, Class A Ordinary Shares, and public warrants on May 11, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.21, $9.97, and $1.26, respectively. On October 5, 2021, the Switchback Units, Class A Ordinary Shares, and public warrants closed at $10.20, $9.95, and $1.31, respectively.

Q:	Following the Business Combination, will Switchback’s securities continue to trade on a stock exchange?

A:

The parties anticipate that, following the Business Combination, the New Bird Class A Common Stock and New Bird Warrants will be listed on the NYSE under the new symbols “BRDS” and “BRDS WS,” respectively, and the Switchback Units, Class A Ordinary Shares, and Switchback Warrants will cease trading on the NYSE and will be deregistered under the Exchange Act.

Q:	What vote is required to approve the Proposals presented at the extraordinary general meeting?

A:

The approval of each of the Acquisition Merger Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal is being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Approval of the Domestication Merger Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q:	May the Sponsor, Switchback’s directors, officers, advisors, or any of their respective affiliates purchase public shares in connection with the Business Combination?

A:

In connection with the shareholder vote to approve the proposed Business Combination, the Sponsor, Switchback’s directors, officers, advisors, or any of their respective affiliates may privately negotiate transactions to purchase public shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares the Sponsor and Switchback’s directors, officers, advisors, or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, the Sponsor and Switchback’s directors, officers, advisors, and their respective affiliates have no current commitments, plans, or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of the Sponsor, or Switchback’s directors, officers, advisors, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor or Switchback’s directors, officers, advisors, or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. For more information, see the subsection entitled “The Business Combination — Potential Purchases of Public Shares.”

Q:	How many votes do I have at the extraordinary general meeting?

A:

Switchback’s shareholders are entitled to one vote at the extraordinary general meeting for each Class A Ordinary Share or Class B Ordinary Share held of record as of August 16, 2021, the record date for the extraordinary general meeting. As of the close of business on the record date, there were 31,625,000 outstanding Class A Ordinary Shares, which are held by Switchback’s public shareholders, and 7,906,250 outstanding Class B Ordinary Shares, which are held by Switchback’s initial shareholders.

Q:	What constitutes a quorum at the extraordinary general meeting?

A:

Holders of a majority in voting power of Class A Ordinary Shares and Class B Ordinary Shares issued and outstanding and entitled to vote at the extraordinary general meeting, present in person, online, or by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the extraordinary general meeting. As of the record date for the extraordinary general meeting, 19,765,626 Class A Ordinary Shares and Class B Ordinary Shares, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:	How will the Sponsor and Switchback’s directors and officers vote?

A:

The Sponsor and Switchback’s directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination and the other Proposals. Currently, they own approximately 20.6% of Switchback’s issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, in the aggregate. Please see the subsection entitled “The Business Combination — Related Agreements — Switchback Founders Shares Letter.”

Q:	What interests do the current officers and directors of Switchback have in the Business Combination?

A:

When you consider the Switchback Board’s recommendation of the Proposals, you should keep in mind that Switchback’s officers and directors have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Switchback’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. See the subsection entitled “The Business Combination — Interests of the Sponsor and Switchback Directors and Officers in the Business

Combination” for additional information. The Switchback Board was aware of and considered these interests, among other matters, in recommending that Switchback shareholders vote “FOR” each of the Proposals. These interests include, among other things:

•

the fact that the Sponsor holds 5,550,000 private placement warrants acquired at a purchase price of $8,325,000, or $1.50 per warrant, which, if unrestricted and freely tradeable, would be valued at approximately $7,270,500, based on the closing price of the public warrants of $1.31 per warrant on October 5, 2021;

•

the fact that the Sponsor and Switchback’s officers and directors have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

•

the fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 7,906,250 Switchback Founder Shares, including 80,000 Switchback Founder Shares which were subsequently transferred to Switchback’s independent directors, and that such securities will have a significantly higher value at the time of the Business Combination, which, if unrestricted and freely tradable, would be valued at approximately $78,667,188, based on the closing price of the Class A Ordinary Shares of $9.95 per share on October 5, 2021 (not taking into account the Switchback Founder Earn Back Shares);

•

the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

the fact that given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Switchback Units sold in the IPO and the 7,826,250 shares of New Bird Class A Common Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Bird Class A Common Stock trades below the price initially paid for the Switchback Units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that Scott McNeill and Jim Mutrie are managers and Co-Chief Executive Officers of the Sponsor and Chris Carter, Scott Gieselman, Sam Stoutner, and Philip J. Deutch are managers of the Sponsor and each may be deemed to have or share beneficial ownership of the Switchback Founder Shares held directly by the Sponsor;

•

the fact that Scott McNeill, Jim Mutrie, Ray Kubis, and Precious Williams Owodunni own an aggregate of 230,000 Switchback Units that were purchased directly from the underwriter in connection with the IPO for $10.00 per unit, which would be valued at approximately $2,346,000, based on the closing price of Switchback Units of $10.20 per unit on October 5, 2021;

•

the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by the Sponsor or any of its affiliates to Switchback may be converted into Switchback Warrants to purchase Class A Ordinary Shares at a price of $1.50 per warrant at the option of the lender (as of June 30, 2021, there were no amounts outstanding under any working capital loans);

•

if the Trust Account is liquidated, including in the event Switchback is unable to complete an Initial Business Combination within the required time period, the Sponsor has agreed to indemnify Switchback to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Switchback’s independent registered public accounting firm) for services rendered or products sold to Switchback or (b) a prospective target business with which Switchback has entered into a letter of intent, confidentiality, or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that Switchback’s independent directors own an aggregate of 80,000 Switchback Founder Shares that were transferred from the Sponsor at their original purchase price, or approximately $0.003 per share, which, if unrestricted and freely tradeable, would be valued at approximately $796,000, based on the closing price of the Class A Ordinary Shares of $9.95 per share on October 5, 2021;

•

the fact that the Sponsor and Switchback’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Switchback’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $3,000 as of June 30 2021;

•

the fact that the Sponsor and Switchback’s officers and directors will lose their entire investment in Switchback if an Initial Business Combination is not completed within 24 months from the closing of the IPO (the “Combination Period”);

•	the fact that Philip Deutch has an indirect interest in Bird of less than 1% through his interest in Craft Ventures I, L.P., which currently holds more than 5% of Bird’s capital stock; and

•	the fact that Jim Mutrie will be appointed to the New Bird Board following the Acquisition Closing.

Q:	What happens if I vote against the Business Combination Proposals?

A:

Under the Existing Organizational Documents, if the Business Combination Proposals are not approved and Switchback does not otherwise consummate an alternative Initial Business Combination within the Combination Period, Switchback will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to Switchback’s public shareholders.

Q:	Do I have redemption rights?

A:

Pursuant to the Existing Organizational Documents, a public shareholder may request that Switchback redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

hold public shares or, if you hold public shares through Switchback Units, you elect to separate your Switchback Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•

submit a written request to Continental Stock Transfer & Trust Company, Switchback’s transfer agent, in which you (i) request that New Bird redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

•	deliver your public shares to Continental Stock Transfer & Trust Company, Switchback’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on October 29, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Switchback Units must elect to separate the Switchback Units into the underlying Class A Ordinary Shares and public warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their Switchback Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the Switchback Units into the underlying public shares and public warrants, or if a holder holds Switchback Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Switchback’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Switchback in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their public shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its redemption right with respect to all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Bird will redeem the related shares of New Bird Class A Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will not own public shares or shares of New Bird Class A Common Stock following the redemption. The redemption will take place following the Domestication Merger and, accordingly, it is shares of New Bird Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your public shares.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your Class A Ordinary Shares for or against or abstain from voting on the Business Combination Proposals or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (a) if you hold your Class A Ordinary Shares through Switchback Units, elect to separate your Switchback Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares and (b) prior to 5:00 p.m., Eastern time, on October 29, 2021 (two business days before the extraordinary general meeting), tender your shares physically or electronically and submit a request in writing that Switchback redeem your public shares for cash to Continental Stock Transfer & Trust Company, Switchback’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Notwithstanding the foregoing, a public shareholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her, or its shares or, if part of such a group, the group’s shares, in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. In order to determine whether a shareholder is acting in concert or as a group with any other shareholder, Switchback will require each public shareholder seeking to exercise redemption rights to certify to Switchback whether such shareholder is acting in concert or as a group with any other shareholder. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Switchback’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Switchback does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker, or other nominee to have the shares certificated or delivered electronically.

Holders of outstanding Switchback Units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold Switchback Units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the Switchback Units.

If a broker, dealer, commercial bank, trust company, or other nominee holds your Switchback Units, you must instruct such nominee to separate your Switchback Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of Switchback Units to be split and the nominee holding such Switchback Units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant Switchback Units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the Switchback Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with Switchback’s consent, until the vote is taken with respect to the Business Combination. If you delivered your public shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting Switchback’s transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The receipt of cash by a Holder (as defined below) of New Bird Class A Common Stock in redemption of such stock will be a taxable event for U.S. federal income tax purposes in the case of a U.S. Holder and could be a taxable event for U.S. federal income tax purposes in the case of a Non-U.S. Holder. Please see the discussion below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Redemption of New Bird Class A Common Stock” or “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders — Redemption of New Bird Class A Common Stock,” as applicable, for additional information. All Holders considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

Because the Domestication Merger will occur prior to the redemption of stock from U.S. Holders that exercise their redemption rights, such U.S. Holders will be subject to the potential tax consequences of the Domestication Merger, including the effects of Section 367(b) of the Code and the application of the PFIC rules to the Domestication Merger. The tax considerations for U.S. Holders with respect to the Domestication Merger are discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders.”

All Holders of Switchback Public Securities considering exercising their redemption rights are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication Merger and the exercise of their redemption rights.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of Switchback Warrants have no redemption rights with respect to such warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:

No. There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares, or Switchback Warrants in connection with the Business Combination under Cayman Islands law or the DGCL.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

If the Business Combination Proposals are approved, Switchback intends to use a portion of the funds held in the Trust Account to pay (a) any transaction costs associated with the Business Combination Agreement and Business Combination, (b) taxes and deferred underwriting discounts and commissions from the IPO, and (c) for any redemptions of public shares. The remaining balance in the Trust Account, together with PIPE Funds, will be used for general corporate purposes of New Bird. See the section entitled “The Business Combination” for additional information.

Q:	What happens if the Business Combination is not consummated or is terminated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “The Business Combination — Termination” for additional information regarding the parties’ specific termination rights. In accordance with the Existing Organizational Documents, if an Initial Business Combination is not consummated within the Combination Period, Switchback will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Switchback to pay its taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of Switchback’s remaining shareholders and the Switchback Board, liquidate and dissolve, subject in each case of (b) and (c) above to Switchback’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

It is expected that the amount of any distribution Switchback’s public shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Switchback’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Holders of the Switchback Founder Shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to the outstanding Switchback Warrants. Accordingly, the Switchback Warrants will expire worthless.

Q:	When is the Business Combination expected to be consummated?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the extraordinary general meeting to be held on November 2, 2021, provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Consummation of the Business Combination Agreement.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information included in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank, or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Class A Ordinary Shares or Class B Ordinary Shares on August 16, 2021, the record date for the extraordinary general meeting, you may vote with respect to the Proposals online at the virtual extraordinary general meeting or by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the extraordinary general meeting and vote online, obtain a proxy from your broker, bank, or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A:

At the extraordinary general meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will count as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Proposals.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by Switchback without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each Proposal being submitted to a vote of the shareholders at the extraordinary general meeting.

Q:	If I am not going to attend the virtual extraordinary general meeting online, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the extraordinary general meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Switchback believes the Proposals presented to Switchback’s shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to Switchback at the address listed below so that it is received by Switchback prior to the extraordinary general meeting or by attending the extraordinary general meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to Switchback, which must be received prior to the extraordinary general meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact Switchback’s proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(bank and brokers call collect at (203) 658-9400)

Email: SWBK.info@investor.morrowsodali.com

To obtain timely delivery, Switchback’s shareholders must request the materials no later than five business days prior to the extraordinary general meeting.

You may also obtain additional information about Switchback from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to Switchback’s transfer agent at least two business days prior to the extraordinary general meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004-1561

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The Switchback Board is soliciting your proxy to vote your Class A Ordinary Shares and Class B Ordinary Shares on all matters scheduled to come before the extraordinary general meeting. Switchback will pay the cost of soliciting proxies for the extraordinary general meeting. Switchback has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. Switchback has agreed to pay Morrow Sodali LLC a fee of $37,500, in addition to a performance fee of $50,000, plus disbursements. Switchback will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages, and expenses.

Switchback will also reimburse banks, brokers, and other custodians, nominees, and fiduciaries representing beneficial owners of Class A Ordinary Shares and Class B Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Class A Ordinary Shares and Class B Ordinary Shares and in obtaining voting instructions from those owners. Switchback’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet, or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not include all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the extraordinary general meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

Parties to the Business Combination

Switchback II Corporation

Switchback is a Cayman Islands exempted company formed on October 7, 2020 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination involving Switchback and one or more businesses.

The Class A Ordinary Shares, public warrants, and Switchback Units, consisting of one Class A Ordinary Share and one-fifth of one public warrant, are traded on the NYSE under the ticker symbols “SWBK,” “SWBK WS,” and “SWBK.U,” respectively. The parties anticipate that, following the Business Combination, the New Bird Class A Common Stock and New Bird Warrants will be listed on the NYSE under the symbols “BRDS” and “BRDS WS,” respectively, and the Switchback Units, Class A Ordinary Shares, and Switchback Warrants will cease trading on the NYSE and will be deregistered under the Exchange Act, upon the Domestication Closing.

The mailing address of Switchback’s principal executive office is 5949 Sherry Lane, Suite 1010, Dallas, Texas 75225, and the telephone number is (972) 514-9535.

For more information about Switchback, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Switchback,” “Information About Switchback,” and the financial statements of Switchback included herein.

Bird Rides, Inc.

Bird is an electric vehicle transportation company dedicated to bringing affordable, environmentally friendly transportation solutions to communities across the world. Today, it provides a fleet of shared electric scooters to riders in over 300 cities and makes its products available for purchase at its website and via leading retailers and distribution partners. Bird partners closely with the cities in which it operates so that Bird is a reliable and affordable transportation option for people who live and work there. Founded in 2017 by transportation pioneer Travis VanderZanden, Bird is headquartered in Santa Monica, California, and is rapidly expanding.

The mailing address of Bird’s principal executive office is 406 Broadway, Suite 369, Santa Monica, California 90401, and the telephone number is (866) 205-2442.

For more information about Bird, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bird,” “Information About Bird,” and the financial statements of Bird included herein.

Maverick Merger Sub Inc.

Merger Sub is a wholly owned subsidiary of Switchback formed solely for the purpose of effectuating the Acquisition Merger. Merger Sub was incorporated under the laws of the State of Delaware on May 5, 2021. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 5949 Sherry Lane, Suite 1010, Dallas, Texas 75225, and the telephone number is (972) 514-9535.

Bird Global, Inc.

Bird Holdings is a wholly owned subsidiary of Bird formed solely for the purpose of effectuating the Domestication Merger and to serve as the publicly traded parent company of Bird following the Acquisition Closing. Bird Holdings was incorporated under the laws of the State of Delaware on May 4, 2021. Bird Holdings owns no material assets and does not operate any business.

The mailing address of Bird Holdings’ principal executive office is 406 Broadway, Suite 369, Santa Monica, California 90401, and the telephone number is (866) 205-2442.

The Business Combination

On May 11, 2021, Switchback entered into the Business Combination Agreement with Merger Sub, Bird Holdings, and Bird. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected in two steps: (a) on the Domestication Closing Date, Switchback will reincorporate to the State of Delaware by merging with and into Bird Holdings, with Bird Holdings surviving the Domestication Merger as a publicly traded entity and becoming the sole owner of Merger Sub, and (b) on the Acquisition Closing Date, Merger Sub will merge with and into Bird, with Bird surviving the Acquisition Merger as a wholly owned subsidiary of New Bird.

The Domestication Merger

At the Domestication Merger Effective Time, by virtue of the Domestication Merger and without any action on the part of Switchback, Merger Sub, Bird, Bird Holdings, or the holders of any of Switchback’s securities:

•	each then-outstanding share of Bird Holdings Common Stock will be redeemed for par value;

•	each then-outstanding Class A Ordinary Share will be canceled and converted, on a one-for-one basis, into a share of New Bird Class A Common Stock;

•	each then-outstanding Class B Ordinary Share will be canceled and converted, on a one-for-one basis, into a share of New Bird Class B Common Stock;

•	each then-outstanding Switchback Warrant will be assumed and converted automatically into a New Bird Warrant pursuant to the Warrant Agreement; and

•	each then-outstanding Switchback Unit will be canceled and converted into a New Bird Unit, each consisting of one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant.

The Acquisition Merger

On the Acquisition Closing Date and immediately prior to the Acquisition Merger Effective Time, each then-outstanding share of Bird Preferred Stock and Bird Founders Preferred Stock will convert automatically into a number of shares of Bird Common Stock at the then-effective conversion rate in accordance with the terms of the Bird Charter.

At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of New Bird, Merger Sub, Bird, or the holders of the following securities:

•	each then-outstanding share of Bird Common Stock (including shares of Bird Common Stock resulting from the Conversion, but excluding shares of Bird Restricted Stock) will be canceled and converted into (a) the right to receive (i) with respect to the Bird Founder, the number of shares of Class X Common Stock equal to the Exchange Ratio and (ii) with respect to all other Eligible Bird Equityholders, the number of shares of Class A Common Stock equal to the Exchange Ratio, and (b) the contingent right to receive Earnout Shares as additional consideration;

•	all shares of Bird Common Stock and Bird Preferred Stock held in the treasury of Bird will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•

each then-outstanding share of Merger Sub Common Stock will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of common stock, par value $0.000001 per share, of the surviving entity of the Acquisition Merger;

•

each then-outstanding and unexercised Bird Series C-1 Warrant will automatically be assumed and converted into a warrant to purchase a number of shares of New Bird Class A Common Stock (each, an “Assumed Warrant”) equal to the product of (x) the number of shares of Bird Common Stock subject to such Bird Series C-1 Warrant (assuming the shares of Bird Series C-1 Prime Preferred Stock subject to such Bird Series C-1 Warrant convert into shares of Bird Common Stock pursuant to the Conversion) and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share of such Bird Series C-1 Warrant (assuming the shares of Bird Series C-1 Prime Preferred Stock subject to such Bird Series C-1 Warrant convert into shares of Bird Common Stock pursuant to the Conversion) divided by (ii) the Exchange Ratio;

•

each then-outstanding and unexercised Bird Option, whether or not vested, will be assumed and converted into (a) a New Bird Option to purchase a number of shares of New Bird Class A Common Stock equal to the product of (x) the number of shares of Bird Common Stock subject to such Bird Option and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share of such Bird Option immediately prior to the Acquisition Merger Effective Time divided by (ii) the Exchange Ratio (which option will remain subject to the same vesting terms as such Bird Option) and (b) the contingent right to receive Earnout Shares as additional consideration;

•

each then-outstanding award of Bird Restricted Stock will be assumed and converted into (a) an award covering a number of restricted shares of New Bird Class A Common Stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of Bird Restricted Stock subject to such award immediately prior to the Acquisition Merger Effective Time and (y) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Bird Restricted Stock) and (b) the contingent right to receive Earnout Shares as additional consideration; and

•

each then-outstanding Bird RSU Award will be assumed and converted into (a) a New Bird RSU Award covering a number of restricted shares of New Bird Class A Common Stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of Bird Common Stock subject to such award and (y) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Bird RSU Award) and (b) the contingent right to receive Earnout Shares as additional consideration.

At the Acquisition Merger Effective Time and in connection with the Acquisition Merger, pursuant to the terms of the Proposed Certificate of Incorporation, each then-outstanding share of New Bird Class B Common Stock will be converted, on a one-for-one basis, into a share of New Bird Class A Common Stock, subject to subsequent application of the Switchback Founders Shares Letter (as defined below), and will no longer be outstanding and will cease to exist, and each New Bird Unit will separate into one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant.

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the section entitled “The Business Combination.”

Earnout

During the Earnout Period, New Bird may issue up to an aggregate of 30,000,000 additional shares of New Bird Class X Common Stock to the Bird Founder or shares of New Bird Class A Common Stock to all other Eligible Bird Equityholders, as the case may be, in three equal tranches upon the occurrence of each Earnout Triggering Event. Earnout Shares issuable with respect to Bird Options, Bird Restricted Stock, and Bird RSU Awards will be issued in the form of restricted New Bird Common Stock. Please see the subsection entitled “The Business Combination — Earnout” for additional information.

Conditions to the Acquisition Closing

The obligations of Bird, Switchback, Merger Sub, and Bird Holdings to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

•

the written consent of the requisite stockholders of Bird (the “Written Consent Parties”) in favor of the approval and adoption of the Business Combination Agreement, the Business Combination, and all other transactions contemplated by the Business Combination Agreement (the “Written Consent”) having been delivered to Switchback;

•

the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of Switchback shareholders at the extraordinary general meeting in accordance with this proxy statement/prospectus, the DGCL, Cayman Islands law, Switchback’s Existing Organizational Documents, and the rules and regulations of the NYSE;

•

no governmental authority having enacted, issued, enforced, or entered any law, rule, regulation, judgment, decree, executive order, or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

•

all required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated;

•

the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC;

•

the shares of New Bird Common Stock to be issued pursuant to the Business Combination Agreement (including the Earnout Shares) and the PIPE Financing and the Assumed Switchback Warrants (and the shares of New Bird Class A Common Stock issuable upon exercise thereof) having been approved for listing on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Acquisition Closing Date, subject only to official notice of issuance thereof;

•

Switchback having at least $5,000,001 of net tangible assets after giving effect to the redemption of public shares by Switchback’s public shareholders, in accordance with the Existing Organizational Documents and after giving effect to the PIPE Financing, unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act; and

•	the Domestication Closing having been completed.

The obligations of Switchback and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

•	the accuracy of the representations and warranties of Bird and Bird Holdings as determined in accordance with the Business Combination Agreement;

•

Bird and Bird Holdings having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them at or prior to the Acquisition Merger Effective Time; and

•

Bird having delivered to Switchback a customary officer’s certificate, dated as of the Acquisition Closing Date, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement.

The obligations of Bird and Bird Holdings to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Acquisition Merger Effective Time of the following additional conditions:

•	the accuracy of the representations and warranties of Switchback and Merger Sub as determined in accordance with the Business Combination Agreement;

•

each of Switchback and Merger Sub having performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by them at or prior to the Acquisition Merger Effective Time;

•

Switchback having delivered to Bird a customary officer’s certificate, dated as of the Acquisition Closing Date, signed by the Chief Executive Officer of Switchback, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•

Switchback having made all necessary and appropriate arrangements with Continental Stock Transfer & Trust Company, acting as trustee, to have all of the funds in the Trust Account disbursed to Switchback prior to the Acquisition Merger Effective Time, and all such funds released from the Trust Account being available to Switchback in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of Switchback’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination;

•	Switchback having provided the holders of New Bird Class A Common Stock with the opportunity to redeem their shares thereof in connection with the Business Combination; and

•

as of the Acquisition Closing, after consummation of the PIPE Financing and after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders, Switchback having cash on hand equal to or in excess of $160,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs, and expenses paid or required to be paid in connection with the Business Combination and PIPE Financing).

Regulatory Matters

Under the HSR Act and rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration or early termination of the waiting period following the parties’ submission of Notification and Report Forms with the Antitrust Division and the FTC. On May 25, 2021, the parties filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The waiting period expired on June 24, 2021 at 11:59 p.m. Eastern time.

At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the Antitrust Division, the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Switchback cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other governmental authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Switchback cannot assure you as to its result.

Neither Switchback nor Bird is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than as required under the HSR Act. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Related Agreements

Stockholder Support Agreement

Bird has delivered to Switchback a Stockholder Support Agreement (the “Support Agreement”), pursuant to which, among other things, the Written Consent Parties, whose ownership interests collectively represent the outstanding Bird Common Stock and Bird Preferred Stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Bird, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the Written Consent within 48 hours of the Registration Statement becoming effective. The Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement in accordance with its terms, and (c) the effective date of a written agreement of Switchback, Bird, and the Written Consent Parties terminating the Support Agreement.

A&R Registration Rights Agreement

In connection with the Acquisition Closing, that certain Registration Rights Agreement, dated January 7, 2021, among Switchback and certain persons and entities holding securities of Switchback (the “IPO Registration Rights Agreement”), will be amended and restated, and New Bird, the Sponsor, certain persons and entities holding securities of New Bird prior to the Acquisition Closing (together with the Sponsor, the “Initial Holders”), and certain persons and entities receiving New Bird Class A Common Stock or instruments exercisable for New Bird Class A Common Stock in connection with the Business Combination (the “New Holders” and, together with the Initial Holders, the “Registration Rights Holders”) will enter into an amended and restated registration rights agreement substantially in the form attached to the Business Combination Agreement as Exhibit C (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, New Bird will agree that, within 20 business days after the consummation of the Business Combination, New Bird will file with the SEC (at New Bird’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and New Bird will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings and certain of the New Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand up to four block trades within any 12-month period and will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by New Bird if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Switchback Founders Shares Letter

In connection with the execution of the Business Combination Agreement, the initial shareholders entered into a letter agreement (the “Switchback Founders Shares Letter”) with Switchback and Bird pursuant to which, among other things, the initial shareholders agreed to (a) effective upon the Acquisition Closing, waive the anti-dilution rights set forth in Article 17.3 of the Existing Organizational Documents, (b) comply with the non-solicitation provisions in the Business Combination Agreement, and (c) vote all Ordinary Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Business Combination.

Amendment to the IPO Letter Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and certain officers and directors of Switchback entered into an amendment (the “Letter Agreement Amendment”) to the letter agreement, dated January 7, 2021 (the “IPO Letter Agreement”), pursuant to which, among other things, the parties have agreed, effective upon the Acquisition Closing, to subject an aggregate of 1,976,563 Switchback Founder Earn Back Shares (including any New Bird Class B Common Stock issued in exchange therefor in the Domestication Merger) held by them (on a pro rata basis) to potential forfeiture, of which (a) 988,281 Switchback Founder Earn Back Shares will no longer be subject to potential forfeiture if the average reported last sale price of one share of New Bird Class A Common Stock quoted on the NYSE (or the exchange on which the shares of New Bird Class A Common Stock are then listed) is greater than or equal to $12.50 for any ten trading days within any 20 consecutive trading day period within the Earnout Period and (b) 988,281 Switchback Founder Earn Back Shares will no longer be subject to potential forfeiture if the average reported last sale price of one share of New Bird Class A Common Stock quoted on the NYSE (or the exchange on which the shares of New Bird Class A Common Stock are then listed) is greater than or equal to $15.00 for any ten trading days within any 20 consecutive trading day period within the Earnout Period.

PIPE Financing

In connection with the execution of the Business Combination Agreement, on May 11, 2021, Switchback entered into separate subscription agreements (each a “Subscription Agreement” and, collectively, the “Subscription Agreements”) with each of the New PIPE Investors, pursuant to which the New PIPE Investors agreed to purchase, and Switchback agreed that New Bird will sell to the New PIPE Investors, an aggregate of 16,000,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $160.0 million in the PIPE Financing.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Acquisition Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by the post-combination company following the Acquisition Closing.

Pursuant to the Subscription Agreements, Switchback agreed that, within 15 business days after the consummation of the Business Combination, New Bird will file with the SEC (at New Bird’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and New Bird will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) 60 calendar days (or 90 calendar days if the SEC notifies New Bird that it will review the PIPE Resale Registration Statement) following the Acquisition Closing and (b) the tenth business day after the SEC notifies New Bird that the PIPE Resale Registration Statement will not be reviewed or will not be subject to further review.

For more information about the Subscription Agreements, see the subsection entitled “The Business Combination — Related Agreements — PIPE Financing.”

Interests of the Sponsor and Switchback Directors and Officers in the Business Combination

In considering the recommendation of the Switchback Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of Switchback’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Switchback’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that the Sponsor holds 5,550,000 private placement warrants acquired at a purchase price of $8,325,000, or $1.50 per warrant, which, if unrestricted and freely tradeable, would be valued at approximately $7,270,500, based on the closing price of the public warrants of $1.31 per warrant on October 5, 2021;

•

the fact that the Sponsor and Switchback’s officers and directors have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

•

the fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 7,906,250 Switchback Founder Shares, including 80,000 Switchback Founder Shares which were subsequently transferred to Switchback’s independent directors, and that such securities will have a significantly higher value at the time of the Business Combination, which, if unrestricted and freely tradable, would be valued at approximately $78,667,188, based on the closing price of the Class A Ordinary Shares of $9.95 per share on October 5, 2021 (not taking into account the Switchback Founder Earn Back Shares);

•

the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

the fact that given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Switchback Units sold in the IPO and the 7,826,250 shares of New Bird Class A Common Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Bird Class A Common Stock trades below the price initially paid for the Switchback Units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that Scott McNeill and Jim Mutrie are managers and Co-Chief Executive Officers of the Sponsor and Chris Carter, Scott Gieselman, Sam Stoutner, and Philip J. Deutch are managers of the Sponsor and each may be deemed to have or share beneficial ownership of the Switchback Founder Shares held directly by the Sponsor;

•

the fact that Scott McNeill, Jim Mutrie, Ray Kubis, and Precious Williams Owodunni own an aggregate of 230,000 Switchback Units that were purchased directly from the underwriter in connection with the IPO for $10.00 per unit, which would be valued at approximately $2,346,000, based on the closing price of Switchback Units of $10.20 per unit on October 5, 2021;

•

the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by the Sponsor or any of its affiliates to Switchback may be converted into Switchback Warrants to purchase Class A Ordinary Shares at a price of $1.50 per warrant at the option of the lender (as of June 30, 2021, there were no amounts outstanding under any working capital loans);

•	if the Trust Account is liquidated, including in the event Switchback is unable to complete an Initial Business Combination within the required time period, the Sponsor has agreed to indemnify

Switchback to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Switchback’s independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which Switchback has entered into a letter of intent, confidentiality, or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that Switchback’s independent directors own an aggregate of 80,000 Switchback Founder Shares that were transferred from the Sponsor at their original purchase price, or approximately $0.003 per share, which, if unrestricted and freely tradeable, would be valued at approximately $796,000, based on the closing price of the Class A Ordinary Shares of $9.95 per share on October 5, 2021;

•

the fact that the Sponsor and Switchback’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Switchback’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $3,000 as of June 30, 2021;

•	the fact that the Sponsor and Switchback’s officers and directors will lose their entire investment in Switchback if an Initial Business Combination is not completed within the Combination Period;

•	the fact that Philip Deutch has an indirect interest in Bird of less than 1% through his interest in Craft Ventures I, L.P., which currently holds more than 5% of Bird’s capital stock; and

•	the fact that Jim Mutrie will be appointed to the New Bird Board following the Acquisition Closing.

Reasons for the Approval of the Business Combination

After careful consideration, the Switchback Board recommends that Switchback’s shareholders vote “FOR” the approval of the Business Combination Proposals.

For a more complete description of Switchback’s reasons for the approval of the Business Combination and the recommendation of the Switchback Board, see the subsection entitled “The Business Combination — The Switchback Board’s Reasons for the Approval of the Business Combination.”

Redemption Rights

Pursuant to the Existing Organizational Documents, a public shareholder may request that Switchback redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(a)

hold public shares or, if you hold public shares through Switchback Units, you elect to separate your Switchback Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(b)

submit a written request to Continental Stock Transfer & Trust Company, Switchback’s transfer agent, in which you (i) request that New Bird redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

(c)	deliver your public shares to Continental Stock Transfer & Trust Company, Switchback’s transfer agent, physically or electronically through the DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on October 29, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Switchback Units must elect to separate the Switchback Units into the underlying Class A Ordinary Shares and public warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their Switchback Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the Switchback Units into the underlying public shares and public warrants, or if a holder holds Switchback Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Switchback’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Switchback in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their public shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its redemption right with respect to all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Bird will redeem the related shares of New Bird Class A Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. Each redemption of Class A Ordinary Shares by Switchback’s public shareholders will decrease the amount in the Trust Account. In no event will Switchback redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing, unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act. If a public shareholder exercises its redemption rights in full, then it will not own public shares or shares of New Bird Class A Common Stock following the redemption. The redemption will take place following the Domestication Merger and, accordingly, it is shares of New Bird Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your public shares.

Ownership of New Bird After the Acquisition Closing

It is anticipated that, upon completion of the Business Combination, the ownership of New Bird will be as follows:

•	the Historical Rollover Stockholders will own 205,250,724 shares of New Bird Class A Common Stock, or approximately 69.4% of the outstanding New Bird Common Stock;

•	the public shareholders will own 31,625,000 shares of New Bird Class A Common Stock, or approximately 10.7% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 5.4% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 7,906,250 shares of New Bird Class A Common Stock, or approximately 2.7% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•	Mr. VanderZanden will own 34,749,276 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 11.8% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 72.7% of the voting power of New Bird.

The number of shares and the interests set forth above (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of Switchback or Bird and no repurchases of Bird Restricted Stock, (iii) none of Switchback’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, and (iv) there are no exercises of Bird Options or Bird Warrants and (b) do not take into account (i) New Bird Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or forfeiture of the Switchback Founder Earn Back Shares. As a result of the Business Combination, the economic and voting interests of Switchback’s shareholders will decrease. If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 31,625,000 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New Bird upon completion of the Business Combination will be as follows:

•	the Historical Rollover Stockholders will own 205,250,724 shares of New Bird Class A Common Stock, or approximately 77.8% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 6.1% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 7,906,250 shares of New Bird Class A Common Stock, or approximately 3.0% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 34,749,276 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 13.2% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 75.2% of the voting power of New Bird.

The ownership percentages with respect to New Bird set forth above do not take into account Switchback Warrants that will remain outstanding immediately following the Business Combination, but do include the Switchback Founder Shares, which will convert into New Bird Class A Common Stock upon the Acquisition Merger. If the facts are different than these assumptions, the percentage ownership retained by Switchback’s existing shareholders in New Bird following the Business Combination will be different. For example, if we assume that all outstanding 6,325,000 public warrants and 5,550,000 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Bird would be as follows:

•	the Historical Rollover Stockholders will own 205,250,724 shares of New Bird Class A Common Stock, or approximately 66.8% of the outstanding New Bird Common Stock;

•	the public shareholders will own 37,950,000 shares of New Bird Class A Common Stock, or approximately 12.3% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 5.2% of the outstanding New Bird Common Stock;

•	the initial shareholders will own 13,456,250 shares of New Bird Class A Common Stock, or approximately 4.4% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 34,749,276 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 11.3% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 71.8% of the voting power of New Bird.

The Switchback Warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Additionally, if we (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of Switchback or Bird and no repurchases of Bird Restricted Stock, (iii) none of Switchback’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, (iv) the issuance of all 19,513,041 shares of New Bird Class A Common Stock that will be reserved in respect of New Bird Options issued in exchange for outstanding pre-merger Bird Options, New Bird RSU Awards issued in exchange for outstanding pre-merger Bird RSU Awards, shares of New Bird Restricted Stock issued in exchange for outstanding pre-merger Bird Restricted Stock and New Bird Warrants issued in exchange for outstanding pre-merger Bird Warrants, and (v) the issuance of all Earnout Shares in the form of New Bird Class A Common Stock and (b) do not take into account other New Bird Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New Bird would be as follows:

•	the Historical Rollover Stockholders will own 250,420,105 shares of New Bird Class A Common Stock, or approximately 72.6% of the outstanding New Bird Common Stock;

•	the public shareholders will own 31,625,000 shares of New Bird Class A Common Stock, or approximately 9.2% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 4.6% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 7,906,250 shares of New Bird Class A Common Stock, or approximately 2.3% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 39,092,936 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 11.3% of the voting power of the capital stock of New Bird on a fully diluted basis, and representing 71.9% of the voting power of New Bird.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors and Officers of New Bird Following the Business Combination

The directors and officers of Bird Holdings as of immediately prior to the Domestication Merger Effective Time will continue as initial directors and officers of New Bird, respectively. The parties anticipate that, effective immediately after the Acquisition Merger Effective Time, the New Bird Board will comprise Travis VanderZanden, Roelof F. Botha, Daniel Friedland, Nathaniel Justin Kan, Robert Komin, Jim Mutrie, Racquel Russell, and David Sacks. See “The Business Combination — Board of Directors of New Bird Following the Business Combination” and “Management After the Business Combination — Executive Officers and Directors After the Business Combination.”

Expected Accounting Treatment

The Business Combination will be accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Switchback will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Bird issuing stock for the net assets of Switchback, accompanied by a recapitalization. The net assets of Switchback will be stated at historical cost, with no goodwill or other intangible assets recorded. See the subsection entitled “The Business Combination — Expected Accounting Treatment.”

Appraisal Rights

There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares, or Switchback Warrants in connection with the Business Combination under Cayman Islands law or the DGCL.

Other Switchback Proposals

In addition to the two separate proposals to approve and adopt the Business Combination Agreement and the Business Combination, Switchback’s shareholders will be asked to vote upon; (a) a proposal to approve by special resolution and adopt the Proposed Organizational Documents; (b) nine separate proposals to approve, on a non-binding advisory basis, by ordinary resolution material differences between the Existing Organizational Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws of New Bird; (c) a proposal to approve by ordinary resolution, for purposes of complying with the applicable listing rules of the NYSE, (i) the issuance of up to an aggregate of 230,907,064 shares of New Bird Class A Common Stock and 39,092,936 shares of New Bird Class X Common Stock in connection with the Acquisition Merger and (ii) the issuance and sale of 16,000,000 shares of New Bird Class A Common Stock in the PIPE Financing, which will occur substantially concurrently with, and is contingent upon, the consummation of the Acquisition Merger; (d) a proposal to approve by ordinary resolution and adopt the 2021 Plan; (e) a proposal to approve by ordinary resolution and adopt the ESPP; and (f) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more Proposals at the extraordinary general meeting. For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposals,” “Proposal No. 2 — The Organizational Documents Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — The NYSE Proposal,” “Proposal No. 5 — The 2021 Plan Proposal,” “Proposal No. 6 — The ESPP Proposal,” and “Proposal No. 7 — The Adjournment Proposal” for more information.

Date, Time, and Place of Extraordinary General Meeting

The extraordinary general meeting will be held in person on November 2, 2021, at 10:00 a.m., Eastern time, at the offices of Vinson & Elkins L.L.P., located at 2001 Ross Avenue, Suite 3900, Dallas, Texas 75201, or such other date, time, and place to which such meeting may be adjourned, to consider and vote upon the Proposals. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, Switchback is also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and the Existing Organizational Documents.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the virtual extraordinary general meeting if you owned Class A Ordinary Shares or Class B Ordinary Shares at the close of business on August 16, 2021, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Class A Ordinary Share or Class B Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 39,531,250 Class A Ordinary Shares and Class B Ordinary Shares outstanding in the aggregate, of which 31,625,000 were public shares and 7,906,250 were Switchback Founder Shares held by the initial shareholders.

Proxy Solicitation

Proxies may be solicited by mail. Switchback has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares online if it revokes its proxy before the extraordinary general meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the subsection entitled “Extraordinary General Meeting — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of Switchback’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of a majority the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote thereat attend in person, online, or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Acquisition Merger Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal is being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Approval of the Domestication Merger Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Domestication Closing and Acquisition Closing are conditioned on the approval of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on each of the other Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to Switchback Shareholders

The Switchback Board believes that each of the Business Combination Proposals, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal is in the best interests of Switchback and Switchback’s shareholders and recommends that its shareholders vote “FOR” each Proposal being submitted to a vote of the shareholders at the extraordinary general meeting. For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposals,” “Proposal No. 2 — The Organizational Documents Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — The NYSE Proposal,” “Proposal No. 5 — The 2021 Plan Proposal,” “Proposal No. 6 — The ESPP Proposal,” and “Proposal No. 7 — The Adjournment Proposal.”

When you consider the recommendation of the Switchback Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsor and certain of Switchback’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of the Sponsor and Switchback Directors and Officers in the Business Combination.”

Summary Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Bird’s business and industry and the Business Combination are summarized below.

•

The COVID-19 pandemic and the impact of the actions taken to mitigate the pandemic has adversely affected, and may continue to adversely affect, Bird’s business, financial condition, and results of operations.

•

Bird has a relatively short operating history and a new and evolving business model, which makes it difficult to evaluate its future prospects, forecast financial results, and assess the risks and challenges Bird may face.

•	Bird has incurred significant operating losses in the past and may not be able to achieve or maintain profitability in the future.

•	Action by governmental authorities to restrict access to Bird’s products and services in their localities could substantially harm Bird’s business and financial results.

•

If Bird fails to retain existing riders or add new riders, or if its riders decrease their level of engagement with Bird’s products and services, Bird’s business, financial condition, and results of operations may be significantly harmed.

•

Bird is expanding its Fleet Manager network (as defined below). Any failure by Bird’s Fleet Managers to maintain vehicle quality or service levels, or material changes to labor classifications or franchise regulations, could have a negative impact on Bird’s reputation and business.

•	Bird operates in a new and rapidly changing industry, which makes it difficult to evaluate its business and prospects.

•	Future operating results depend upon Bird’s ability to obtain vehicles that meet its quality specifications in sufficient quantities on commercially reasonable terms.

•	The markets in which Bird operates are highly competitive, and competition represents an ongoing threat to the growth and success of Bird’s business.

•	Bird’s user growth and engagement on mobile devices depend upon effective operation with mobile operating systems, networks, and standards that Bird does not control.

•	Any expansion by Bird into international markets will expose it to additional tax, compliance, market, and other risks and there can be no assurance that any such expansion will be successful.

•	The occurrence of any event, change, or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement.

•	The outcome of any legal proceedings that may be instituted against Switchback following announcement of the Business Combination and the possibility of third-party claims against the Trust Account.

•

The inability to complete the Business Combination due to the failure to obtain approval of the shareholders of Switchback, or satisfy the other conditions to closing in the Business Combination Agreement.

•	The risk that Switchback may not be able to consummate the PIPE Financing.

•	The risk that the proposed Business Combination disrupts current plans and operations of Bird or Switchback as a result of the announcement and consummation of the Business Combination.

•	The possibility that COVID-19 may hinder Switchback’s ability to consummate the Business Combination.

SUMMARY HISTORICAL FINANCIAL DATA OF BIRD

The summary historical consolidated statements of operations data of Bird for the years ended December 31, 2020 and 2019 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Bird’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The summary historical consolidated statements of operations data of Bird for the year ended December 31, 2018 and the historical consolidated balance sheet data as of December 31, 2018 are derived from Bird’s unaudited consolidated financial statements not included in this proxy statement/prospectus. The summary historical condensed consolidated statements of operations data of Bird for the six months ended June 30, 2021 and 2020 and the condensed consolidated balance sheet data as of June 30, 2021 are derived from Bird’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In Bird’s management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly Bird’s financial position as of June 30, 2021, and its results of operations for the six months ended June 30, 2021 and 2020.

Bird’s historical results are not necessarily indicative of the results that may be expected in the future and Bird’s results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bird” and the consolidated financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)
Revenues:
Sharing	$78,287	$25,741	$79,941	$140,448	$58,463
Product sales	7,427	4,757	14,660	10,076	—

Total revenues	85,714	30,498	94,601	150,524	58,463
Cost of sharing, exclusive of depreciation	43,729	30,861	71,628	153,646	158,127
Cost of product sales	7,648	12,257	22,716	20,319	—
Depreciation on revenue earning vehicles	16,558	10,129	23,791	112,234	112,522

Gross margin	17,779	(22,749)	(23,534)	(135,675)	(212,186)
Other operating expenses:
General & administrative	61,955	84,794	152,910	192,063	124,211
Selling & marketing	7,488	9,350	18,404	16,656	18,326
Research & development	13,292	22,108	34,376	40,836	14,282
Tariff reimbursement	—	(24,637)	(24,986)	—	—

Total operating expenses	82,735	91,615	180,704	249,555	156,819

Loss from operations	(64,956)	(114,364)	(204,238)	(385,230)	(369,005)
Interest income	—	—	282	1,837	—
Interest expense, net	(4,686)	(3,491)	(6,844)	(6,792)	—
Other (expense) income, net	(50,114)	(2,357)	2,634	2,979	1,600

Loss before income taxes	(119,756)	(120,212)	(208,166)	(387,206)	(367,405)
Provision for income taxes	130	87	64	276	35

Net loss	$(119,886)	$(120,299)	$(208,230)	$(387,482)	$(367,440)

	As of June 30,	As of December 31,
	2021	2020	2019	2018
	(in thousands)
Total assets	$426,716	$303,880	$268,779	$268,273
Total liabilities	241,628	119,646	138,808	62,408
Total stockholders’ deficit	(986,661)	(860,048)	(672,600)	(316,492)
Bird Preferred Stock	1,171,749	1,044,282	802,571	522,357

SUMMARY HISTORICAL FINANCIAL DATA OF SWITCHBACK

The summary historical statements of operations data of Switchback for the period from October 7, 2020 (inception) through December 31, 2020 and the historical balance sheet data as of December 31, 2020 are derived from Switchback’s audited financial statements included elsewhere in this proxy statement/prospectus. The summary historical condensed statements of operations data of Switchback for the six months ended June 30, 2021 and the condensed balance sheet data as of June 30, 2021 are derived from Switchback’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus. In Switchback’s management’s opinion, the unaudited interim condensed financial statements include all adjustments necessary to state fairly Switchback’s financial position as of June 30, 2021, and its results of operations for the six months ended June 30, 2021.

Switchback’s historical results are not necessarily indicative of the results that may be expected in the future, and Switchback’s results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period and Switchback’s results for the period from October 7, 2020 (inception) through December 31, 2020 are not necessarily indicative of the results that may be expected for any other period. The information below is only a summary and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Switchback” and “Information About Switchback” and the financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

	For the Six Months Ended June 30, 2021	For the Period from October 7, 2020 (inception) through December 31, 2020
	(unaudited)	(audited)
General and administrative expenses	$1,110,579	$34,583
Administrative expenses—related party	112,903	—

Loss from operations	(1,223,482)	—

Other income (expense)
Change in fair value of derivative warrant liabilities	956,500	—
Offering costs—derivative warrant liabilities	(567,370)	—
Loss upon issuance of private placement warrants	(1,221,000)	—
Net gain from investments held in Trust Account	14,161	—

Net loss	$(2,041,191)	$(34,583)

Basic and diluted weighted average shares outstanding of Class A Ordinary Shares	31,625,000	—

Basic and diluted net income per share, Class A Ordinary Shares	$0.00	—

Basic and diluted weighted average shares outstanding of Class B Ordinary Shares, excludes shares subject to forfeiture	7,843,577	6,875,000	(1)(2)

Basic and diluted net loss per share, Class B Ordinary Shares, excludes shares subject to forfeiture	$(0.26)	$(0.01)

(1)

This number excludes up to 1,031,250 Class B Ordinary Shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter in the IPO. On January 8, 2021, the underwriter exercised the over-allotment option, in full; thus, these shares are no longer subject to forfeiture (see Note 4 and 6 to Switchback’s audited financial statements).

(2)

On October 27, 2020, the Sponsor surrendered an aggregate of 718,750 Class B Ordinary Shares to Switchback at no cost. On January 2021, Switchback effected a share capitalization with respect to Class B Ordinary Shares of 718,750 shares thereof, resulting in an aggregate of 7,906,250 Class B Ordinary Shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 5 to Switchback’s audited financial statements).

	As of June 30, 2021	As of December 31, 2020
	(unaudited)	(audited)
Balance Sheet Data
Total assets	$317,284,451	$313,667
Total liabilities	30,004,921	323,250
Total shareholders’ equity (deficit)	5,000,010	(9,583)
Switchback Ordinary Shares subject to possible redemption	282,279,520	—

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma information”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a recapitalization under GAAP. Under this method of accounting, Switchback is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Bird will represent a continuation of the financial statements of Bird, with the Business Combination being treated as the equivalent of Bird issuing stock for the net assets of Switchback, accompanied by a recapitalization. The net assets of Switchback will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Bird in future reports of New Bird.

The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 give pro forma effect to the Business Combination as if it had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2021 and the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of New Bird appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of Switchback and Bird and related notes included elsewhere in this proxy statement/prospectus. The summary pro forma information has been presented for informational purposes only and is not necessarily indicative of what New Bird’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the summary pro forma information does not purport to project the future financial position or operating results of New Bird.

The following table presents the summary pro forma information after giving effect to the Business Combination, presented under two scenarios:

•	Assuming No Redemptions — This scenario assumes that no Class A Ordinary Shares are redeemed.

•

Assuming Maximum Redemptions — This scenario assumes that 31,625,000 Class A Ordinary Shares are redeemed for an aggregate payment of $ 316.3 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the Trust Account balance as of June 30, 2021 in order for the amount of cash on hand to satisfy the minimum amount required to consummate the Business Combination of at least $160.0 million after giving effect to the PIPE Financing.

The following summarizes the pro forma New Bird Class A Common Stock and New Bird Class X Common Stock issued and outstanding immediately after the Business Combination:

	Scenario 1 (Assuming No Redemptions into Cash)		Scenario 2 (Assuming Maximum Redemptions into Cash)
	Shares	%	Shares	%
Switchback Public Shareholders	31,625,000	10.8%	—	—%
Switchback Founders	5,929,688	2.0%	5,929,688	2.2%
New Bird Class A Shareholders	205,250,724	69.9%	205,250,724	78.4%
New Bird Class X Shareholders	34,749,276	11.8%	34,749,276	13.3%
New PIPE Investors	16,000,000	5.5%	16,000,000	6.1%

Total Shares at Acquisition Closing (excluding unvested Bird Awards and earn out shares)	293,554,688	100%	261,929,688	100%

The two alternative levels of additional redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding Switchback Warrants issued in connection with Switchback’s IPO, as such securities are not exercisable until the later of 30 days after the Acquisition Closing and 12 months from the closing of Switchback’s IPO.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the summary pro forma information will be different, and those changes could be material.

	Pro Forma Combined (Assuming No Redemptions Scenario)	Pro Forma Combined (Assuming Maximum Redemptions Scenario)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statements of Operations Data
Six Months Ended June 30, 2021
Revenue	$85,714	$85,714
Net loss	$(124,751)	$(124,737)
Net loss per share attributable to common stockholders, basic and diluted	$(0.45)	$(0.51)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic and diluted	293,554,688	261,929,688
Year Ended December 31, 2020
Revenue	$94,601	$94,601
Net loss	$(264,586)	$(264,586)
Net loss per share attributable to common stockholders, basic and diluted	$(0.90)	$(1.01)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic and diluted	293,554,688	261,929,688
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2021
Total assets	$886,356	$570,106
Total liabilities	$366,156	$366,156
Total stockholders’ equity	$520,200	$203,950

RISK FACTORS

The following risk factors will apply to the business and operations of Switchback, Bird or New Bird. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Switchback, Bird and New Bird and their respective businesses, financial conditions and prospects prior to or following the completion of the Business Combination, as the case may be. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Switchback, Bird and New Bird may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair their respective businesses or financial conditions. The following discussion should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bird,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Switchback,” the financial statements of Bird and Switchback and notes to the financial statements included herein, as applicable.

Risks Related to Bird

Unless the context otherwise requires, all references in this subsection to the “Company,” “Bird,” “we,” “us,” or “our” refer to the business of Bird and its subsidiaries prior to the consummation of the Business Combination and to New Bird and its subsidiaries following the Business Combination.

Risks Related to Bird’s Business and Industry

The COVID-19 pandemic and the impact of the actions taken to mitigate the pandemic has adversely affected, and may continue to adversely affect, our business, financial condition and results of operations. We are unable to predict the extent to which the pandemic and the related effects will continue to impact our business, financial condition and results of operations and the achievement of our strategic objectives.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. In an attempt to limit the spread of COVID-19, various governmental restrictions, including the declaration of a national emergency in the United States, multiple cities’ and states’ declarations of states of emergency, school and business closings, quarantines, shelter-in-place orders, restrictions on travel, limitations on social or public gatherings, and other social distancing measures have, and may continue to have, an adverse impact on our business and operations, including, for example, by reducing the demand for our products and services globally, and affecting travel behavior and demand. Furthermore, as a result of the COVID-19 pandemic, we asked that all employees who are able to do so work remotely; it is possible that continued widespread remote work arrangements could have a negative impact on our operations, the execution of our business plans, and productivity and availability of key personnel and other employees necessary to conduct our business, and of third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in privacy, cybersecurity, and fraud risks, and our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the COVID-19 pandemic, may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments. These challenges could result in fines or other enforcement measures that could adversely impact our financial results or operations.

Due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties, including its severity, duration and spread, any future “waves” of the outbreak or the spread of any variants of the disease, it is not possible to accurately predict the full impact of the COVID-19 pandemic on our business, financial condition, and results of operations. As global economies reopen, the recovery of the economy and our business is likely to fluctuate and vary by geography. Further, the ultimate impact of the COVID-19 pandemic on our customers, employees, business, operations and financial performance depends on many factors that are not within our control, including, but not limited, to: governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic (including restrictions on travel and transport, vaccination campaigns and modified workplace activities); the impact of the pandemic on local or regional economies, travel and economic activity, and actions taken in response; the availability of government funding programs; general economic uncertainty in key markets and financial market volatility; volatility in global economic conditions and levels of economic growth; the duration of the COVID-19 pandemic; and the pace of recovery when the COVID-19 pandemic subsides.

In addition, there can be no assurance that any efforts taken by us to address the adverse impacts of the COVID-19 pandemic or actions taken by municipalities or local citizens to contain the COVID-19 pandemic and its impact will be effective and will not result in significant additional costs to us. If we are unable to recover from or mitigate the adverse effects of the COVID-19 pandemic in a timely manner, our business, financial condition, and results of operations could be adversely affected. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section. Any of the foregoing factors, or other cascading effects of the pandemic that are not currently foreseeable, could adversely impact our business, financial condition and results of operation.

We have a relatively short operating history and a new and evolving business model, which makes it difficult to evaluate our future prospects, forecast financial results and assess the risks and challenges we may face.

Our business model is relatively new and rapidly evolving. We first launched our products and services in 2017 through our core vehicle-sharing operations, which we refer to as our “Sharing” business. We regularly expand our technological features, offerings, services, and pricing methodologies. Since our launch, we have expanded from our Sharing business and now offer consumers the opportunity to purchase Bird vehicles for personal use through the Bird website and in select retail stores, which we refer to as our “Product Sales” business, as well as through the white labeled version of our products and services, which we refer to as the “Bird Platform.” We recently shifted our Sharing business from a company-operated model, which leveraged gig service providers and centralized service centers to charge and repair vehicles, to a model in which we utilize third-party logistics providers — “Fleet Managers” — to store, operate, maintain, and repair our vehicles.

We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. Risks and challenges we have faced or expect to face as a result of our relatively limited operating history and evolving business model include our ability to:

•	make operating decisions and evaluate our future prospects and the risks and challenges we may encounter;

•	forecast our revenue and budget for and manage our expenses;

•	attract new riders and retain existing riders in a cost-effective manner;

•	comply with existing and new or modified laws and regulations applicable to our business;

•	manage our software platform and our business assets and expenses;

•

plan for and manage capital expenditures for our current and future offerings, including our Sharing business, and manage our supply chain and supplier relationships related to our current and future offerings;

•	develop, manufacture, source, deploy, maintain, and ensure utilization of our assets, including our network of vehicles;

•	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

•	maintain and enhance the value of our reputation and brand;

•	effectively manage our growth and business operations;

•	successfully expand our geographic reach;

•	hire, integrate and retain talented people at all levels of our organization; and

•	successfully develop new features, offerings and services to enhance the experience of customers.

If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

We have incurred significant operating losses in the past and may not be able to achieve or maintain profitability in the future.

We have incurred net losses since our inception, and we may not be able to achieve or maintain profitability in the future. Our expenses will likely increase in the future as we develop and launch new offerings and platform features, expand in existing and new markets, expand marketing channels and operations, hire additional employees, and continue to invest in our products and services and customer engagement, or as a result of the COVID-19 pandemic. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business sufficient to offset these expenses. For example, we may incur additional costs and expenses associated with the COVID-19 pandemic, including sales, marketing and costs relating to our efforts to mitigate the impact of the COVID-19 pandemic through enhanced sanitization procedures and health safety programs. Furthermore, our offerings require significant capital investments and recurring costs, including debt payments, maintenance, depreciation, asset life, and asset replacement costs, and if we are not able to maintain sufficient levels of utilization of such assets or such offerings are otherwise not successful, our investments may not generate sufficient returns and our financial condition may be adversely affected. Additionally, as a public company, we expect stock-based compensation expense will continue to be a significant expense in future periods.

Many of our efforts to generate revenue are new and unproven. Our revenue growth rate could continue to decline in the future as a result of many factors, including increased competition and the maturation of our business, and we cannot assure you that our revenue will continue to grow or will not decline. You should not consider our historical revenue or operating expenses as indicative of our future performance. If our revenue does not increase sufficiently to offset our expenses, if we experience unexpected increases in operating expenses, or if we are required to take charges related to impairments or other matters, we might not achieve or maintain profitability and our business, financial condition and results of operations could be adversely affected.

If we fail to retain existing riders or add new riders, or if our riders decrease their level of engagement with our products and services, our business, financial condition and results of operations may be significantly harmed.

The size of our rider base is critical to our success. Our financial performance has been and will continue to be significantly determined by our success in cost-effectively adding, retaining, and engaging active users of our products and services. If people do not perceive our products and services to be useful, reliable, trustworthy, and affordable, we may not be able to attract or retain riders or otherwise maintain or increase the frequency of their use of our products and services. Our rider engagement patterns have varied over time, and rider engagement can be difficult to measure, particularly as we introduce new and different products and services. Any number of factors could negatively affect rider retention, growth, and engagement, including if:

•	riders increasingly engage with other competitive products or services;

•	local governments and municipalities restrict our ability to operate our products and services in various jurisdictions at the level at which we desire to operate, or at all;

•	there are adverse changes to our products, services or business model that are mandated by legislation, regulatory authorities, or litigation;

•	we fail to introduce new features, products, or services that riders find engaging;

•	we introduce new products or services, or make changes to existing products and services, that are not favorably received;

•

riders have difficulty installing, updating, or otherwise accessing our products on mobile devices as a result of actions by us or third parties that we rely on to distribute our products and deliver our services;

•	changes in rider preferences or behavior, including decreases in the frequency of use of our products and services;

•	there are decreases in rider sentiment about the quality, affordability, or usefulness of our products or concerns related to privacy, safety, security or other factors;

•	riders adopt new products and services where our products and services may be displaced in favor of other products or services, or may not be featured or otherwise available;

•	technical or other problems prevent us from delivering our products in a rapid and reliable manner or otherwise affect the rider experience;

•	we adopt terms, policies or procedures related to areas such as rider data that are perceived negatively by our riders or the general public;

•

we elect to focus our product decisions on longer-term initiatives that do not prioritize near-term rider growth and engagement, or if initiatives designed to attract and retain riders and engagement are unsuccessful or discontinued, whether as a result of actions by us, third parties, or otherwise;

•	we fail to provide adequate customer service to riders, Fleet Managers, or other Bird Platform partners; or

•	we, or other partners and companies in our industry, are the subject of adverse media reports or other negative publicity, even if factually incorrect or based on isolated incidents.

Further, government actions in response to the COVID-19 pandemic, such as travel bans, travel restrictions, and shelter-in-place orders, have decreased and may continue to decrease utilization of our products and services. If we are unable to cost-effectively maintain or increase our rider base and engagement, our products and services may become less attractive to riders and our business, financial condition, and results of operations could be adversely affected.

If we fail to attract and continue to work with qualified Fleet Managers, or if Fleet Managers’ utilization rates do not increase, our revenue, financial results, and business may be significantly harmed.

Our current operating model uses third-party service providers called Fleet Managers to provide day-to-day vehicle logistics, including deployment, charging, and maintenance relating to our Sharing business. Our continued growth depends in part on our ability to cost-effectively attract and continue to work with qualified Fleet Managers who satisfy our screening and performance criteria. To attract and help retain the services of qualified Fleet Managers, we offer a percentage of net revenue on each ride taken. Any number of factors could potentially negatively affect our ability to cost-effectively attract and retain the services of qualified Fleet Managers including, but not limited to, a decrease in Fleet Manager earnings due to decreased fleet utilization (including due to adverse impacts of the COVID-19 pandemic, seasonal variations or poor weather, increased competition from competitors adopting a similar business model, or offering different economic benefits, and/or a reclassification of Fleet Managers from contractors to employees). If we fail to cost-effectively attract and retain the services of qualified Fleet Managers, we may not be able to meet the demand of our users, including maintaining a competitive price for our users, and our business, financial condition, and results of operations could be adversely affected.

Changes to our pricing could adversely affect our ability to attract or retain qualified Fleet Managers and riders.

We regularly analyze data to determine the optimal pricing strategy to support the profitability of our business, while also trying to grow our user base and retain the services of Fleet Managers. One of the risks of changing prices is that user demand is sensitive to price increases. If we raise prices too much, user demand will decrease. However, if we lower prices too much, our ability to attract and retain the services of qualified Fleet Managers would diminish because Fleet Managers’ payouts are calculated based off of a revenue share. Additionally, factors such as operating costs, legal and regulatory requirements or constraints, and the ability of our competitors to offer more attractive pricing to either their customers or service providers may impact our overall pricing model.

Certain of our competitors offer, or may in the future offer, lower-priced or a broader range of offerings. Similarly, certain competitors may use marketing strategies that enable them to attract or retain riders and service providers at a lower cost than us. In the past, we have made pricing changes and incurred expenses related to marketing and both rider and Fleet Manager payments, and there can be no assurance that we will not be forced, through competition, regulation, or otherwise, to reduce prices for users, increase payments to Fleet Managers, or increase our marketing and other expenses to attract and retain riders and the services of qualified Fleet Managers in response to competitive pressures. Furthermore, the economic sensitivity of Fleet Managers and riders on our software platform may vary by geographic location, and as we expand, our pricing methodologies may not enable us to compete effectively in these locations. Local regulations may affect our pricing in certain geographic locations, which could amplify these effects. We have launched, and may in the future launch, new pricing strategies and initiatives, such as subscription packages and rider loyalty programs. We have also modified, and may in the future modify, existing pricing methodologies. Any of the foregoing actions may not ultimately be successful in attracting and retaining riders and the services of qualified Fleet Managers.

As we continue to strive for an optimal pricing strategy, we may launch new pricing initiatives that may not be successful in retaining both users and the services of qualified Fleet Managers. While we do and will attempt to optimize prices and balance supply and demand in our marketplace, our assessments may not be accurate or there may be errors in the technology used in our pricing and we could be underpricing or overpricing our offerings. In addition, if the offerings on our platform change, then we may need to revise our pricing methodologies. As we continue to launch new and develop existing asset-intensive offerings, factors such as maintenance, debt service, depreciation, asset life, supply chain efficiency, and asset replacement may affect our pricing methodologies. Any such changes to our pricing methodologies or our ability to efficiently price our offerings could adversely affect our business, financial condition and results of operations.

We are expanding our Fleet Manager network. Any failure by our Fleet Managers to maintain vehicle quality or service levels, or material changes to labor classifications or franchise regulations, could have a negative impact on our reputation and business.

Our Fleet Manager network is expected to repair, store, charge, operate, and deploy our vehicles on a timely basis. If our Fleet Manager program does not grow sufficiently along with any market expansion in any particular jurisdiction, or if Fleet Managers experience difficulty in timely servicing the demand for the charging of our vehicles or meeting other service requirements or standards, our reputation and brand could be damaged and/or we may fail to meet rider demand. Our Fleet Manager program is new and rapidly evolving, and as such, could be subject to changes in laws and regulations. As we expand our Fleet Manager program into new markets, and as our presence in particular markets expands, regulatory bodies or courts may find that we or our Fleet Managers are subject to additional requirements.

In addition, we may become involved in legal proceedings and investigations claiming that members of the Fleet Manager network who we treat as contracted service providers for all purposes, including employment tax and employee benefits, should instead be treated as employees. In addition, legislative, judicial, or regulatory (including tax) authorities may introduce proposals, pass legislation, or assert interpretations of existing rules and regulations that could affect the classification of the Fleet Managers or other service providers. In the event of a reclassification of members of our Fleet Manager network as employees, or a determination that Fleet Managers have been incorrectly classified as non-employees, we could be exposed to various additional liabilities, costs, and expenses. Any material changes to Fleet Manager labor classifications (including determinations that Fleet Managers should be classified as employees) could adversely impact our reputation, business and operating model. Additionally, a local regulatory or governing body may deem that the Fleet Manager relationship is actually a franchise and, thus, subject to various applicable franchise laws. These liabilities and costs could have an adverse effect on our business and results of operations and/or make it cost prohibitive for us to operate our vehicles in partnership with our Fleet Managers. These liabilities and additional costs could include exposure (for prior and future periods) under federal, state, and local tax laws, and workers’ compensation, unemployment benefits, labor, and employment laws, as well as potential liability for penalties and interest.

We operate in a new and rapidly changing industry, which makes it difficult to evaluate our business and prospects.

The market for vehicle sharing, through which we derive substantially all of our revenue, is a new and rapidly evolving industry. The growth of this market and the level of demand and market acceptance of our services is subject to a high degree of uncertainty. Our future operating results will depend on numerous factors affecting the industry, many of which are beyond our control, including:

•	changes in consumer demographics and public tastes and preferences;

•	changes in the method for distribution of our mobile application and products and services;

•	the availability and popularity of vehicle sharing; and

•	general economic conditions, particularly economic conditions adversely affecting discretionary consumer spending and demand for vehicle sharing.

Our ability to plan for development, distribution, and promotional activities will be significantly affected by our ability to anticipate and adapt to relatively rapid changes in the tastes and preferences of our current and potential riders. For example, we cannot be certain whether the COVID-19 pandemic will negatively impact the willingness of riders to use shared vehicles. In addition, we may be restricted from operating our Sharing business in certain jurisdictions due to public health and safety measures implemented in response to the COVID-19 pandemic. If the public does not perceive our Sharing business or other offerings as beneficial, or chooses not to adopt them as a result of concerns regarding public health or safety, affordability, or for other reasons, whether as a result of incidents on our or our competitors’ platforms, the COVID-19 pandemic, or otherwise, then the market for our offerings may not further develop, may develop more slowly than we expect, or may not achieve the growth potential we expect, which would harm our business and prospects. Additionally, from time to time we may re-evaluate the markets in which we operate and the performance of our network of shared vehicles, and we have discontinued and may in the future discontinue operations in certain markets as a result of such evaluations. Any of the foregoing risks and challenges could adversely affect our business, financial condition, and results of operations.

Poor weather adversely affects the use of our services, which causes seasonality in our business and could negatively impact our financial performance from period to period.

We have Sharing operations in a variety of markets, some of which can have cold and long winters or significant periods of rain or other precipitation during which our vehicles are less likely to be ridden. As a result, poor weather conditions in a particular market can have a material effect on our results of operations in that market and can cause our results to vary significantly from quarter to quarter. Because most of our revenue is currently generated from markets in the Northern Hemisphere, poor weather conditions are more likely to negatively impact our overall business in the first and fourth quarters of the calendar year. However, from time to time we may re-evaluate the markets in which we operate and the performance of our Sharing business, and we have discontinued and may in the future discontinue operations in certain markets as a result of such evaluations. Any entrance into markets with different weather patterns would introduce additional seasonality. Other seasonal trends may develop or these existing seasonal trends may become more extreme, as a result of climate change or otherwise, which would contribute to fluctuations in our operating results. The seasonality of our businesses could also create cash flow management risks if we do not adequately anticipate and plan for periods of decreased activity, which could negatively impact our ability to execute on our strategy, which in turn could harm our business, financial condition, and results of operations.

Future operating results depend upon our ability to obtain vehicles that meet our quality specifications in sufficient quantities on commercially reasonable terms.

We design and contract to manufacture vehicles using a limited number of external suppliers, and a continuous, stable, and cost-effective supply of vehicles that meets our standards is critical to our operations. We expect to continue to rely on external suppliers in the future. Because we obtain vehicles and certain components for them from single or limited sources, we are subject to significant supply and pricing risks. Many vehicles and components, including those that are available from multiple sources, are or could become at times subject to delivery failure, industry-wide shortages and significant pricing fluctuations that could materially adversely affect our financial condition and operating results. The prices and availability of our vehicles and related products may fluctuate depending on factors beyond our control, including market and economic conditions, changes to import or export regulations and demand. Changes in business conditions, force majeure, any public health crises, such as the COVID-19 pandemic, governmental or regulatory changes, and other factors beyond our control have and could continue to affect our suppliers’ ability to deliver products on a timely basis. COVID-19 related lockdowns in China in early 2020 delayed the manufacturing and delivery of vehicles, and future lockdowns could result in further delays or supply constraints. While we have entered into agreements for the supply of our vehicles and other components, there can be no assurance that we will be able to extend or renew these agreements on commercially reasonable terms, or at all, and that our suppliers will have sufficient resources to fulfill our orders or that the vehicles and components we receive will meet our quality specifications and be free from defects. Furthermore, suppliers may suffer from poor financial conditions, which can lead to business failure for the supplier, or consolidation within a particular industry, further limiting our ability to obtain sufficient quantities of vehicles and components on commercially reasonable terms.

New and changing tariffs, duties and taxes may apply in connection with the imports and exports of equipment and parts, and can negatively affect our cost structure and logistics planning. For example, changes in economic relations between the United States and China have, and may continue to result in, increased tariffs on vehicles imported from China. Further, customs authorities may challenge or disagree with our classifications or valuation of imports. Such challenges could result in tariff liabilities, including tariffs on past imports, as well as penalties and interest.

We rely on third-party insurance policies to insure us against vehicle-related risks and operations-related risks. If our insurance coverage is insufficient for the needs of our business or our premiums or deductibles become prohibitively expensive or if our insurance providers are unable to meet their obligations, we may not be able to mitigate the risks facing our business, which could adversely affect our business, financial condition and results of operations.

We rely on a limited number of third-party insurance providers for various policies, including, but not limited to, general liability, automobile liability, workers’ compensation, property, cyber liability, directors’ and officers’ liability, and an excess umbrella policy. These third-party policies are intended to cover various risks that we may face as our company continues to grow. Certain of these policies cover vehicle-related risks, such as bodily injury to riders or property damage caused by an alleged malfunction of a vehicle, loss or damage to vehicles in transit, and products liability claims made against vehicles sold in our retail business. Additionally, certain of these policies insure against operations-related risks. These risks may include those that are required by city regulators in order to be granted a permit, as well as to cover any indemnification and defense cost obligations in the event of a vehicle accident caused by city infrastructure. Additionally, we are required to insure against other operations-related risks regarding employee claims. For certain types of operations-related risks or future risks related to our new and evolving offerings, we may not be able to, or may choose not to, acquire insurance. In addition, we may not obtain enough insurance to adequately mitigate such operations-related risks or risks related to our new and evolving offerings, and we may have to pay high premiums or deductibles for the coverage we do obtain. Additionally, if any of our insurance providers becomes insolvent, it could be unable to pay any operations-related claims that we make. Certain losses may be excluded from insurance coverage including, but not limited to, losses caused by intentional act, pollution, contamination, virus, bacteria, terrorism, war, and civil unrest.

Due to the nature of our business, we may be subject to significant liability based on traffic accidents, injuries, or other incidents that are claimed to have been caused by our vehicles or riders using our vehicles. If the amount of one or more vehicle-related or operations-related claims were to exceed our applicable aggregate insurance coverage limits, we would bear the excess costs, in addition to the amounts already incurred in connection with deductibles. Additionally, because we are insured by third-party insurance providers, those providers may raise premiums in response to loss history and higher limit demands of regulators. Moreover, state and country regulators may alter vehicle definitions to require motor or rider liability coverage. Increasing the breadth of coverage and coverage limits would increase our insurance and claims expenses. Our business, financial condition, and results of operations could be adversely affected if (i) cost per claim, premiums, or the number of claims significantly exceeds our historical experience and coverage limits, (ii) we experience a claim in excess of our coverage limits, (iii) our insurance providers fail to pay on our insurance claims, (iv) we experience a claim for which coverage is not provided, (v) the number of claims under our deductibles differs from historic averages, or (vi) an insurance policy is canceled or non-renewed.

Illegal, improper, or inappropriate activity of riders could expose us to liability and harm our business, brand, financial condition, and results of operations.

Our success depends on rider activity and experience. As such, illegal, improper, or otherwise inappropriate activities by riders, including the activities of individuals who may have previously engaged with, but are not then receiving or providing services offered through, our software platform, including using our vehicles, or individuals who are intentionally impersonating riders could adversely affect our brand, business, financial condition, and results of operations. Some examples of illegal, improper, or inappropriate activity that could lead to liability include assault, theft, and reckless riding; improper parking of vehicles; unauthorized use of credit cards, debit cards, or bank accounts; sharing of user accounts; and other misconduct.

These types of behaviors could lead to accidents or injuries, negative publicity for us, and damage to our brand and reputation. Repeated inappropriate rider behavior could significantly impact our relationship with cities, which could adversely impact our ability to operate. Cities may limit the number of vehicles we are allowed to operate, suspend our service, and/or revoke our licenses. These behaviors could also lead our riders and partners to believe that our products are not safe, which would harm our reputation. Further, any negative publicity related to the foregoing, whether such incident occurred on our products and services, on our competitors’ platforms, or on any ridesharing platform, could adversely affect our reputation and brand or public perception of the ridesharing industry as a whole, which could negatively affect demand for platforms like ours, and potentially lead to increased regulatory or litigation exposure.

To protect against such risks, we have implemented various programs to anticipate, identify, and address risk of these activities, such as implementing a community mode to allow community flagging of bad actors in the Bird ecosystem, in-app messaging to outline local regulations to riders, and credit card pre-authorization to confirm user identity and minimize payment fraud. These measures may not adequately address or prevent all illegal, improper, or otherwise inappropriate activity by these parties from occurring in connection with our offerings. Furthermore, if these measures are too restrictive and inadvertently prevent qualified riders from using our offerings, or if we are unable to implement and communicate them fairly and transparently or are perceived to have failed to do so, the growth and retention of the number of riders on our platform and their utilization of our platform could be negatively impacted. Any of the foregoing risks could harm our business, financial condition and results of operations.

Exposure to product liability in the event of significant vehicle damage or reliability issues could harm our business, financial condition, and results of operations.

We have product liability exposure from our businesses. In our Sharing business, injured riders may claim that our vehicles malfunctioned during the course of their ride. Bird Platform partners may allege that vehicles sold to them were improperly designed or manufactured and that we should bear the responsibility for replacing those vehicles, and should be liable for any injuries occurring on those vehicles. In our retail business, a customer that purchases one of our vehicles and is injured may claim that the vehicle malfunctioned in some manner or was improperly designed or manufactured. In addition, although we take precautions and conduct training on maintenance and service of the vehicles, we rely on Fleet Managers and other service providers to maintain and repair vehicles and cannot always guarantee that they are properly completing repairs. Product liability actions can stem from allegations of defective design, defective manufacture, failure to warn of known defects, and improper vehicle maintenance. In addition, the battery packs in our products use lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can cause burns and other injuries or ignite nearby materials, as well as other lithium-ion cells. We take certain precautions to reduce the risks of such events, but we cannot guarantee that such events will not occur. While we carry general liability insurance to cover bodily injury and property damage caused by a vehicle malfunction in our Sharing business, and product liability insurance to insure against injuries sustained by riders on vehicles sold by us in our retail business, these claims may ultimately damage to our reputation, decrease vehicle sales, or decrease ridership, each of which could materially impact our business, financial condition, and results of operations.

Our metrics and estimates, including the key metrics included in this proxy statement/prospectus, are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may harm our reputation and negatively affect our business.

We regularly review and may adjust our processes for calculating our metrics used to evaluate our growth, measure our performance, and make strategic decisions. These metrics are calculated using internal company data and have not been evaluated by a third party. Our metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology or the assumptions on which we rely, and we may make material adjustments to our processes for calculating our metrics in order to enhance accuracy, because better information becomes available or for other reasons, which may result in changes to our metrics. Similarly, we may at times present claims and metrics about the emissions, or other sustainability, benefits of our products. The methodologies for determining these benefits are complex and continuously evolving, and there is not currently a single accepted industry standard for these calculations. The estimates and forecasts we disclose relating to the size and expected growth of our addressable markets may prove to be inaccurate. Even if the markets in which we compete meet the size estimates and growth we have forecasted, our business could fail to grow at similar rates, if at all. If investors or analysts do not consider our metrics to be accurate representations of our business, or if we discover material inaccuracies in our metrics, then our business, financial condition, and results of operations could be adversely affected.

We rely on third-party payment processors to process payments made by users on our software platform and/or made to Fleet Managers and Bird Platform partners, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition, and results of operations could be adversely affected.

We rely on a limited number of third-party payment processors to process transactions and payments made by riders and/or made to Fleet Managers and Bird Platform partners. If a third-party payment processor terminates its relationship with us or refuses to renew its agreement with us on mutually agreeable terms, we would need to find an alternative solution and may not be able to secure similar terms or find a proper replacement in a timely manner. Such transition to an alternative provider may also require significant time from our employees and necessitate the use of other limited resources. Additionally, the software and services provided by these third-party processors may not meet our expectations, contain vulnerabilities or errors, be otherwise compromised, or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to Fleet Managers or Bird Platform partners, any of which could make our platform less convenient and attractive to riders and adversely affect our ability to attract and retain qualified Fleet Managers or Bird Platform partners.

Nearly all of our riders’ payments and Fleet Manager and Bird Platform partner payouts are made by credit card, by debit card or through third-party payment services, which subjects us to certain payment network or service provider operating rules, to certain regulations, and to the risk of fraud. We may in the future offer new payment options to riders that may be subject to additional operating rules, regulations, and risks. We may be also subject to a number of other laws and regulations relating to the payments we accept from our riders, including with respect to money laundering, money transfers, privacy, and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines, or higher transaction fees, and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our users. If any of these events were to occur, our business, financial condition, and results of operations could be adversely affected.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules, and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. Certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the United States, we could be subject to additional laws, rules, and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal, state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets, or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

For various payment options, we are required to pay fees such as interchange and processing fees that are imposed by payment processors, payment networks, and financial institutions. These fees are subject to increases, which could adversely affect our business, financial condition and results of operations. Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or re-interpret existing rules in ways that might prohibit us from providing certain offerings to some users, or be costly to implement or difficult to follow. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

The markets in which we operate are highly competitive, and competition represents an ongoing threat to the growth and success of our business.

Vehicle sharing is a highly competitive business, characterized by rapidly emerging new offerings and technologies and shifting rider needs. We have competitors in many different industries. Our competitors include other vehicle and/or ride sharing platforms such as Lime/Uber, Lyft, and Spin, among others. Some of our current and potential competitors have one or more advantages over us, either globally or in particular geographic markets, which include:

•	longer operating histories;

•	significantly greater financial, technical, marketing, research and development, manufacturing, and other resources;

•	greater experience within the industry;

•	stronger brand and consumer recognition regionally or worldwide;

•	a larger user base;

•	economies of scale and the ability to integrate or leverage synergies or compatibilities with other business units, brands, or products;

•	the capacity to leverage their marketing expenditures across a broader portfolio of products;

•	more substantial intellectual property of their own from which they can develop mobile applications and which may predate our intellectual property;

•	lower labor and development costs and better overall economies of scale;

•	greater platform-specific focus, experience, and expertise; and

•	broader global distribution and presence.

Our competitors may develop products, features or services that are similar to ours or that achieve greater acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Some competitors may gain a competitive advantage against us in areas where we operate, including by integrating competing platforms, applications or features into products they control; by making acquisitions; by making access to our products more difficult; or by making it more difficult to communicate with our riders. As a result, our competitors may acquire and engage riders or generate revenue at the expense of our own efforts, which may negatively affect our business and financial results. In addition, from time to time, we may take actions in response to competitive threats, but we cannot assure you that these actions will be successful or that they will not negatively affect our business and financial results.

Additionally, we may see competition from other form factors (e.g., autonomous vehicles). While we do not believe that true vehicle autonomy in cities poses a near- or medium-term risk, it could pose a risk to our business in the long term.

We rely on, and in some cases are expanding, our Bird Platform partnerships. Any failure by our partners to maintain vehicle quality, service levels or relationships with local government authorities, or material changes to labor classifications or franchise regulations, could have a negative impact on our reputation and business.

We rely upon our Bird Platform partners to operate their own micromobility business, which includes repairing, storing, charging, operating and deploying fleets of vehicles in certain designated locations. In addition, we depend on our platform partners to secure permits and maintain relationships with local government authorities to allow for the continued growth of their business. If our Bird Platform partners are unable to secure permits, face new or increasing regulation, or fail to adhere to new or existing laws and regulations established by local governments, our business and results of operations from our Bird Platform partner business could suffer. In addition, as we expand our Bird Platform partnerships into new markets, regulatory bodies or courts may claim that we or our Bird Platform partners are subject to additional requirements, or that our Bird Platform partnerships are subject to franchise disclosure laws and requirements. This could significantly increase the operational costs of our Bird Platform partner business, as well as require additional employee attention to compliance with such laws, rules, or regulations.

We rely on distributors to distribute and sell our consumer products offerings to retailers.

In our Product Sales business, customers purchase our products through contracted distributors that purchase, store, sell and deliver our products to them. Contracts with distributors vary in terms of order size, minimum requirements, length and territory exclusivity. We depend on these distributors to act as intermediaries between us and the retailers who sell our products to end users. If we lose one or more of our significant distributors and cannot replace them in a timely manner or at all, our results of operation and financial condition may be adversely affected.

Using third parties for distribution exposes us to certain risks, including concentration risk, credit risk, and compliance risk. Distributors may sell products from third parties that compete with our products, and we may need to provide certain concessions to these distributors to create incentives for them to sell our products. Distributors may face financial difficulties, including bankruptcy, which could harm our collection of accounts receivables and our results of operations. Violations of the Foreign Corrupt Practices Act or similar laws by distributors or other related third parties could have a material adverse effect on our business. Failure to properly manage these risks related to our use of distributors and other third parties could have a material adverse effect on our sales, increase our expenses, and harm our competitive position.

If our vehicles, mobile applications, or other services have defects, the reputation and brand of our products and services could suffer, which could negatively impact the use of our products and services, and negatively impact our operating results and financial condition.

We believe that establishing and maintaining our brand is critical to attracting engagement with our products and services. Increasing awareness of our brand and recognition of our products and services is particularly important in connection with increasing our customer base. Our ability to promote our brand and increase recognition of our platform and services depends on our ability to provide high-quality products and services. If consumers do not perceive our products and services as safe and of otherwise high quality (including our vehicles, mobile applications, and maintenance and repair practices) or if we introduce new products and services that are not favorably received by them, then we may not succeed in building brand recognition and brand loyalty in the marketplace. If our vehicles or mobile applications have physical or other defects, have usability issues, or are subject to acts of vandalism, it could result in negative rider reviews, significant litigation or regulatory challenges, including personal injury or products liability claims, decreased usage of our platform and network of vehicles, and damage our brand. There can be no assurance we will be able to detect and fix all defects or vandalism in our products and services. In addition, globalizing and extending our brand and recognition of our products and services is costly and involves extensive management time to execute successfully, particularly as we expand our efforts to increase awareness of our brand, products, and services among a wider range of consumers. If we fail to increase and maintain brand awareness and consumer recognition of our products and services, our potential revenue could be limited, our costs could increase, and our business, operating results, and financial condition could suffer.

We may acquire other businesses, which could require significant management attention, disrupt our business, dilute stockholder value, and adversely affect our operating results.

As part of our business strategy, we have purchased, and may continue to purchase, the stock or assets of other entities. We continue to evaluate a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services, and other assets, and strategic investments that complement our business. For example, in July 2019 we acquired Scoot, a San Francisco-based micromobility operator, and in January 2020 we acquired Circ, a Berlin-based e-scooter sharing operator.

Acquisitions involve numerous risks, which could harm our business and negatively affect our financial condition and results of operations. There is intense competition for suitable acquisition targets, which could increase acquisition costs and adversely affect our ability to consummate deals on favorable or acceptable terms. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. Furthermore, if we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and our ability to bring to market successful products and services could be limited. In addition, acquisitions we do complete may not translate into successful business opportunities or provide us with other benefits, and we may not realize the anticipated benefits or synergies of a transaction. If we fail to successfully integrate our past or future acquisitions, or the technologies associated with such acquisitions, the revenue and operating results of the combined company could be adversely affected. Each integration process requires significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or other assets or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may encounter difficulties in retaining key employees or business partners of an acquired company. There may be transaction-related lawsuits or claims, or adverse market reaction to an acquisition. We may not determine the appropriate purchase price of acquired companies, which may lead to the potential impairment of intangible assets and goodwill acquired in the acquisitions. Additionally, we may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our capital stock, result in dilution to our equityholders, increase our fixed obligations, or require us to comply with covenants or other restrictions that would impede our ability to manage our operations. The direct costs of these acquisitions, as well as the resources required to evaluate, negotiate, integrate, and promote these acquisitions, may divert significant time and resources from the general operation of our business and require significant attention from management, all of which could disrupt the ordinary functioning of our business and adversely affect our operating results.

The global nature of our business may subject us to increased business and economic risks that could impact our financial results.

Although our business is based in California, our products and services are used by consumers in various locations around the United States and the globe, and we have expanded aggressively in both U.S. and international markets, which subjects us to a variety of risks inherent in doing business in an industry regulated at the local level both domestically and internationally, including:

•

risks related to compliance with a variety of local and international laws, governmental regulations, and licensing and permit processes, and unexpected changes in laws, regulatory requirements and enforcement;

•	maintaining our company culture across our locations;

•	difficulties in staffing and managing global operations and increased travel, infrastructure and legal compliance costs associated with multiple locations and marketplaces;

•	compliance with statutory equity requirements in certain international markets;

•	varying levels of Internet and mobile technology adoption and infrastructure;

•	competition from local incumbents that better understand the local market, may market and operate more effectively, and may enjoy greater local affinity or awareness;

•	localizing our products and services for each market, and uncertainty regarding the popularity of our products in various markets;

•	political, social and/or economic instability;

•	expanded privacy laws and rules in local and foreign jurisdictions, which can be burdensome to comply with and create additional enforcement risks;

•	public health concerns or emergencies, such as the COVID-19 pandemic and other highly communicable diseases or viruses;

•	fluctuations in currency exchange rates;

•	U.S. and foreign government trade restrictions, tariffs and price or exchange controls;

•	higher levels of credit risk and payment fraud;

•	enhanced difficulties of integrating acquisitions;

•	reduced, nonexistent or unforeseeable protection for intellectual property rights in some countries; and

•	management of tax consequences.

Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake may not be successful. We have experienced difficulties gaining traction with users and acceptance by regulators in certain markets we have entered, which has caused us, in some cases, to close down operations in those markets. If we invest substantial time and resources to expand our operations internationally and are unable to manage these risks effectively, our business, financial condition, and results of operations could be adversely affected. If we are unable to manage the complexity of our global operations successfully, our financial performance and operating results could suffer.

In addition, international expansion has increased our risks in complying with various laws and standards, including with respect to anti-corruption, anti-bribery, export controls, and trade and economic sanctions. We cannot assure you that our employees and agents will not take actions in violation of applicable laws, for which we may be ultimately held responsible. In particular, any violation of the applicable anti-corruption, anti-bribery, and similar laws could result in adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, or substantial diversion of management’s attention, all of which could have an adverse effect on our reputation, brand, business, financial condition, and results of operations.

Our business is subject to interruptions, delays, or failures resulting from earthquakes, other natural catastrophic events, geopolitical instability, war, terrorism, public health crises, and other unexpected events.

Our services and operations, and the operations of our third-party technology providers, are vulnerable to damage or interruption from earthquakes, fires, winter storms, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins, and similar events. In particular, our U.S. headquarters and most of our employees are located in Southern California, a region known for seismic activity. In addition, any public health crises, such as the COVID-19 pandemic, other epidemics, political crises, such as terrorist attacks, war and other political instability, or other catastrophic events, whether in the United States or abroad, could cause disruptions to the Internet, our business, or the economy as a whole. For example, COVID-19 has led to certain business disruptions as described in our other risk factors, including travel bans and restrictions, and shelter in place orders that have resulted in declines in demand for our services, as well as adverse effects on users on our platform, our suppliers, and the economy, all of which have had and may continue to have an adverse effect on our business, financial condition and results of operations. In particular, acts of war or acts of terrorism, especially any directed at GPS signals, could have a material adverse impact on our business, operating results, and financial condition. The threat of terrorism and war and heightened security and military response to this threat, or any future acts of terrorism, may cause a redeployment of the satellites used in GPS or interruptions of the system. To the extent that such interruptions have an effect on sales of our products or services, this could have a material adverse effect on our business, results of operations, and financial condition. Our insurance coverage may be insufficient to compensate us for losses that may occur.

The impact of any natural disaster, act of terrorism or other disruption to us or our third-party providers’ abilities could result in decreased demand for our offerings or a delay in the provision of our offerings, which could adversely affect our business, financial condition and results of operations. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

Our success and ability to grow our business depends on the talents and efforts of highly skilled individuals. We devote significant resources to identifying, recruiting, hiring, integrating, training, developing, motivating and retaining highly skilled personnel. We may not be successful in attracting and retaining qualified personnel to fulfill our current or future needs, and actions we have taken or may take in response to the impact of the COVID-19 pandemic on our business may harm our reputation or impact our ability to recruit qualified personnel in the future. Also, all of our U.S.-based employees, including our management team, work for us on an at-will basis, and there is no assurance that any such employee will remain with us. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary personnel, particularly in critical areas of our business, we may not achieve our strategic goals.

We currently depend on the continued services and performance of our key personnel, including our executive team, business development team, product managers, engineers, and others. People with these skills are in high demand in Southern California, where our U.S. headquarters are located, and in various other jurisdictions where we operate, and we will continue to face increased competition for talent. To attract and retain top talent, we have had to offer, and we believe we will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing personnel often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines or we are unable to provide competitive compensation packages, it may adversely affect our ability to attract and retain highly qualified personnel, and we may experience increased attrition. Certain of our employees have received significant proceeds from sales of our equity in private transactions and many of our employees may receive significant proceeds from sales of our equity in the public markets, which may reduce their motivation to continue to work for us. We may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train, and integrate such employees, and we may never realize returns on these investments. If we are unable to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and employee morale, productivity, and retention could suffer, which could adversely affect our business, financial condition, and results of operations.

The impact of economic conditions, including the resulting effect on discretionary consumer spending, may harm our business and operating results.

Our performance is subject to economic conditions and their impact on levels of discretionary consumer spending. Some of the factors that have an impact on discretionary consumer spending include general economic conditions, unemployment, consumer debt, reductions in net worth, residential real estate and mortgage markets, taxation, energy prices, interest rates, consumer confidence, and other macroeconomic factors. Consumer preferences tend to shift to lower-cost alternatives during recessionary periods and other periods when disposable income is adversely affected. In such circumstances, consumers may not choose to use our products and services to get around, seeking alternative low-cost options. An economic downturn resulting in a prolonged recessionary period may have a further adverse effect on our revenue.

We may need additional capital, and we cannot be certain that additional financing will be available.

Historically, we have funded our operations and capital expenditures primarily through sales of our preferred stock and cash generated from our operations. To support our growing business, we must have sufficient capital to continue to make significant investments in our offerings. Although we currently anticipate that our available funds and cash flow from operations will be sufficient to meet our cash needs for the foreseeable future, we may require additional equity or debt financing, including by the issuance of securities. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, and our stockholders may experience dilution.

We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance, and the condition of the capital markets at the time we seek financing. Additionally, COVID-19 may impact our access to capital and make additional capital more difficult or available only on terms less favorable to us. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business, financial condition, and results of operations could be adversely affected.

Our company culture has contributed to our success and if we cannot maintain this culture as we grow, our business could be harmed.

We believe that our company culture, which promotes authenticity, empathy, and support for others, has been critical to our success. We face a number of challenges that may affect our ability to sustain our corporate culture, including:

•	failure to identify, attract, reward, and retain people in leadership positions in our organization who share and further our culture, values, and mission;

•	the increasing size and geographic diversity of our workforce;

•	work-from-home policies implemented in light of the COVID-19 pandemic that may continue for most of our employee base for the foreseeable future;

•	the inability to achieve adherence to our internal policies and core values;

•	competitive pressures to move in directions that may divert us from our mission, vision, and values;

•	the continued challenges of a rapidly evolving industry;

•	the increasing need to develop expertise in new areas of business that affect us;

•	negative perception of our treatment of employees or our response to employee sentiment related to political or social causes or actions of management; and

•	the integration of new personnel and businesses from acquisitions.

From time to time, we may engage in workforce reductions in order to better align our operations with our strategic priorities, managing our cost structure or in connection with acquisitions. For example, in response to the effects of the COVID-19 pandemic on our business, we have taken certain cost-cutting measures, including lay-offs, which may adversely affect employee morale, our culture, and our ability to attract and retain employees. These actions may adversely affect our ability to attract and retain personnel and maintain our culture. If we are not able to maintain our culture, our business, financial condition, and results of operations could be adversely affected.

Risks Related to Bird’s Intellectual Property and Technology

Our user growth and engagement on mobile devices depend upon effective operation with mobile operating systems, networks, and standards that we do not control.

The substantial majority of our revenue is generated from our Sharing business, which requires use of our mobile application, which we refer to as the “Bird App.” There is no guarantee that popular mobile devices or application stores will continue to feature our mobile application, or that mobile device users will continue to use our products rather than competing products. We are dependent on the interoperability of the Bird App with popular mobile operating systems, networks, and standards that we do not control, such as the Android and iOS operating systems. Any changes, bugs, or technical issues in such systems, or changes in our relationships with mobile operating system partners, handset manufacturers, or mobile carriers, or in their terms of service or policies that degrade our products’ functionality, availability, reduce or eliminate our ability to distribute our products, give preferential treatment to competitive products, or charge fees related to the distribution of our products, could adversely affect the usage of the Bird App on mobile devices and revenue. Additionally, in order to deliver high-quality mobile products, it is important that our products work well with a range of mobile technologies, systems, networks, and standards that we do not control, and that we have good relationships with handset manufacturers and mobile carriers. We may not be successful in maintaining or developing relationships with key participants in the mobile ecosystem or in developing products that operate effectively with these technologies, systems, networks, or standards. In the event that it is more difficult for our users to access and use the Bird App on their mobile devices, or if our users choose not to access or use the Bird App on their mobile devices or use mobile products that do not offer access to the Bird App, our user growth and user engagement could be harmed. From time to time, we may also take actions regarding the distribution of our products or the operation of our business based on what we believe to be in our long-term best interests. Such actions may adversely affect our users and our relationships with the operators of mobile operating systems, handset manufacturers, mobile carriers, or other business partners, and there is no assurance that these actions will result in any benefits in the short or long term. In the event that our users are adversely affected by these actions or if our relationships with such third parties deteriorate, our user growth and engagement could be adversely affected and our business could be harmed.

Our business could be adversely impacted by changes in the Internet and mobile device accessibility of users and unfavorable changes in or our failure to comply with existing or future laws governing the Internet and mobile devices.

Our business depends on users’ access to our platform via a mobile device and the Internet. We may operate in jurisdictions that provide limited Internet connectivity, particularly as we expand internationally. Internet access and access to a mobile device are frequently provided by companies with significant market power that could take actions that degrade, disrupt, or increase the cost of users’ ability to access our platform. In addition, the Internet infrastructure that we and users of our software platform rely on in any particular geographic area may be unable to support the demands placed upon it. Any such failure in Internet or mobile device accessibility, even for a short period of time, could adversely affect our results of operations.

Moreover, we are subject to a number of laws and regulations specifically governing the Internet and mobile devices that are constantly evolving. Existing and future laws and regulations, or changes thereto, may impede the growth and availability of the Internet and online offerings, require us to change our business practices, or raise compliance costs or other costs of doing business. These laws and regulations, which continue to evolve, cover taxation, privacy and data protection, pricing, copyrights, distribution, mobile and other communications, advertising practices, consumer protections, the provision of online payment services, unencumbered Internet access to our offering, and the characteristics and quality of online offerings, among other things. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation and brand a loss in business and proceedings or actions against us by governmental entities or others, which could adversely impact our results of operations.

We rely on third parties maintaining open marketplaces to distribute our application and provide the software we use in certain of our products and offerings. If such third parties interfere with the distribution of our products or offerings or with our use of such software, if we are unable to maintain a good relationship, or if marketplaces are unavailable for any prolonged period of time, our business will suffer.

Our mobile application is available for download to our users through Apple’s iOS platform and Google’s Android platform. A majority of our revenue is generated through our mobile application. We cannot assure you that the marketplaces through which we distribute our platform will maintain their current structures or that such marketplaces will not charge us fees to list our application for download. We believe that we have good relationships with each of Apple and Google. If we are not featured prominently on the Apple App Store and the Google Play Store, users may find it more difficult to discover our mobile applications, which would make it more difficult to generate significant revenue from them. We may also be required to spend significantly more on marketing campaigns to generate substantial revenue on these platforms. In addition, currently neither Apple nor Google charges a publisher when it features one of its apps. If either Apple or Google were to charge publishers to feature an app, it could cause our marketing expenses to increase considerably. Accordingly, any change or deterioration in our relationship with either Apple or Google could materially harm our business and likely cause the fair market value of our stock to decline.

We also rely on the continued functioning of the Apple App Store and the Google Play Store. In the past, these digital storefronts have been unavailable for short periods of time or experienced issues with their in-app purchasing functionality. If either of these events recurs on a prolonged basis or other similar issues arise that impact our ability to generate revenue from these storefronts, it would have a material adverse effect on our revenue and operating results. In addition, if these storefront operators fail to provide high levels of service, our end users’ ability to access our mobile applications may be interrupted which may adversely affect our users’ confidence in our products and our brand.

The operators of digital storefronts on which we publish our mobile application in many cases have the unilateral ability to change and interpret the terms of our contract with them.

We distribute our mobile application through direct-to-consumer digital storefronts, for which the distribution terms and conditions are often “click-through” agreements that we are not able to negotiate with the storefront operator. For example, we are subject to each of Apple’s and Google’s standard click-through terms and conditions for application developers, which govern the promotion, distribution, and operation of applications, including our mobile applications, on their storefronts. Each of Apple and Google can unilaterally change their standard terms and conditions with no prior notice to us. Any changes in the future that impact our revenue could materially harm our business, and we may not receive advance warning of such change.

In addition, the agreement terms can be vague and subject to variable interpretation by the storefront operator, who acts unilaterally to enforce such terms. Each of Apple and Google have the right to prohibit a developer from distributing its applications on its storefront if the developer violates its standard terms and conditions. If Apple or Google or any other storefront operator determines in its interpretation that we are violating its standard terms and conditions, or prohibits us from distributing our app on its storefront, our business, financial condition, and results of operations would be adversely affected.

We may be parties to intellectual property rights claims and other litigation that are expensive to support, and if resolved adversely, could have a significant impact on us and our stockholders.

Companies in the technology industry such as ours own large numbers of copyrights, trademarks, patents, domain names, and trade secrets and frequently enter into litigation based on allegations of infringement, misappropriation or other violations of intellectual property or other rights. As we face increasing competition and gain an increasingly high profile, the possibility of intellectual property rights claims against us grows. In addition, we use open source software in our website and mobile applications and expect to continue to use open source software in the future. From time to time, we may face claims from companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license, including by altering the terms on which we license our software to others.

Our technologies may not be able to withstand any third-party claims or rights against their use. The costs of supporting such litigation and disputes is considerable, and there can be no assurances that a favorable outcome will be obtained. We also may be required to settle such litigation and disputes on terms that are unfavorable and costly to us. The terms of any settlement or judgment may require us to cease some or all of our operations and/or pay substantial amounts to the other party. With respect to any intellectual property rights claim, we may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms or at all and may significantly increase our operating expenses. Our business and results of operations could be materially and adversely affected as a result.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality, invention assignment, and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as applicable trademark, copyright, patent, and trade secret protection laws, to protect our proprietary rights. In the United States and various other countries, we have filed various applications for registration of certain aspects of our intellectual property. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, pending and future copyright, trademark, and patent applications may not be approved and we may not be able to prevent infringement without incurring substantial expense. In addition, others may be able to claim priority and begin use of intellectual property to our detriment. If the protection of our proprietary rights is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have a material adverse effect on our business, financial condition, and results of operations.

Any significant disruption in our services or in our information technology systems could result in a loss of users or harm our business.

Our reputation and ability to attract and retain users and grow our business depends on our ability to operate our service at high levels of reliability, scalability and performance. Interruptions in these systems, whether due to system failures, computer viruses, or physical or electronic break-ins, could affect the security or availability of our mobile applications. Problems with the reliability or security of our mobile applications, and our internal information technology systems would harm our reputation, and the cost of remedying these problems could negatively affect our business, financial condition, and results of operations.

Damage to, or failure of, our systems or interruptions or delays in service from our third-party cloud service platforms could impair the delivery of our service and harm our business.

Any damage to, or failure of, our systems generally could result in interruptions in our service. In addition, we are heavily dependent on third-party cloud service providers for hosting our data. Any damage to, or failure of, our systems generally or those of our third-party providers’ hosting facilities, including as a result of unsuccessful or delayed data transfers, could result in interruptions in our service, which could cause our users and potential users to believe that our service is unreliable, and could accordingly negatively affect our business, financial condition and results of operations.

Our service relies on GPS and other Global Satellite Navigation Systems (“GNSS”).

GPS is a satellite-based navigation and positioning system consisting of a constellation of orbiting satellites. The satellites and their ground control and monitoring stations are maintained and operated by the U.S. Department of Defense, which does not currently charge users for access to the satellite signals. These satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. The satellites were originally designed to have lives of 7.5 years and are subject to damage by the hostile space environment in which they operate. However, of the current deployment of satellites in place, some have been operating for more than 20 years.

To repair damaged or malfunctioning satellites is currently not economically feasible. If a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. A reduction in the number of operating satellites may impair the current utility of the GPS system and the growth of current and additional market opportunities. GPS satellites and ground control segments are being modernized. GPS modernization software updates can cause problems with GPS functionality. We depend on public access to open technical specifications in advance of GPS updates.

GPS is operated by the U.S. government. If U.S. policy were to change, and GPS were no longer supported by the U.S. government, or if user fees were imposed, there could be a material adverse effect on our business, results of operations, and financial condition.

Some of our products also use signals from Satellite Based Augmentation Systems (“SBAS”) that augment GPS, such as the U.S. Wide Area Augmentation System, Japanese MTSAT-based Satellite Augmentation System, and European Geostationary Navigation Overlay Service. Any curtailment of SBAS operating capability could result in decreased user capability for our products and services, thereby impacting our markets.

Other countries, including China and India, are in the process of creating their own GNSS systems, and we either have developed or may develop products which use GNSS signals from these systems. The European community is developing an independent radio navigation satellite system, known as Galileo. National or European authorities may provide preferential access to signals to companies associated with their markets, including our competitors, which could harm our competitive position. Use of non-U.S. GNSS signals may also be subject to Federal Communications Commission waiver requirements and to restrictions based upon international trade or geopolitical considerations. If we are unable to develop timely and competitive commercial products using these systems, or obtain timely and equal access to service signals, it could result in lost revenue. Any of the foregoing factors could affect the operability of our products and services.

Computer malware, viruses, hacking, and phishing attacks, and spamming could harm our business and results of operations.

Computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in our industry and may occur on our systems or the systems of our vendors in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure may harm our reputation and our ability to retain existing users and attract new users.

Systems failures and resulting interruptions in the availability of our website, applications, platform, or offerings could adversely affect our business, financial condition, and results of operations.

Our systems, or those of third parties upon which we rely, may experience service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses, ransomware, malware, or other events. Our systems also may be subject to break-ins, sabotage, theft and intentional acts of vandalism, including by our own employees which may result in loss of material trade secrets or confidential information as well as potential liability. Some of our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. Our business interruption insurance may not be sufficient to cover all of our losses that may result from interruptions in our service as a result of systems failures and similar events.

We have experienced and will likely continue to experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our offerings. These events have resulted in, and similar future events could result in, losses of revenue. A prolonged interruption in the availability or reduction in the availability, speed, or other functionality of our offerings could adversely affect our business and reputation and could result in the loss of users. Moreover, to the extent that any system failure or similar event results in harm or losses to the users using our platform, we may make voluntary payments to compensate for such harm or the affected users could seek monetary recourse or contractual remedies from us for their losses and such claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

Risks Related to Laws and Regulations

Action by governmental authorities to restrict access to our products and services in their localities could substantially harm our business and financial results.

The shared micromobility industry is relatively nascent, rapidly evolving and increasingly regulated. Government authorities have, and may continue to seek to limit the use of our products and services in certain areas, restrict access entirely, or impose other restrictions that may affect the accessibility of our products and services for an extended period of time or indefinitely. In order to remain in good standing with government authorities and continue operating our fleets, we must adhere to evolving regulations, limitations, vehicle caps, enforced parking zones, among other restrictions in the cities in which we operate. From time to time, we may be required to compete with other micromobility operators in a Request for Proposal or similar permitting/licensing application process to gain long-term access to a particular market. Failure to win or renew a permit/license may result in a shutdown of existing operations within that market. In addition, government authorities may seek to restrict user access to our products and services if they consider us to be in violation of their laws or a threat to public safety or for other reasons, and certain of our products and services have been restricted by governments from time to time. In the event that access to our products or services is restricted, in whole or in part, or other restrictions are imposed on our products or services, or our competitors are able to successfully penetrate new geographic markets or capture a greater share of existing geographic markets that we cannot access or where we face other restrictions, our ability to retain or increase our user base and user engagement may be adversely affected, we may not be able to maintain or grow our revenue as anticipated, and our financial results could be adversely affected.

Government regulation of the Internet and user privacy is evolving and negative changes could substantially harm our business and operating results.

We are subject to various business regulations and laws, including regulations and laws specifically governing the Internet and user privacy, including the processing and storage of personal information. Existing and future regulations and laws could impede the growth of the Internet or other online services. These regulations and laws may involve taxation, tariffs, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection and the characteristics and quality of services, any of which may substantially harm our business, financial condition and results of operations.

The European Union has recently implemented significant reforms to its data protection legal framework, which result in a greater compliance burden for companies with users in Europe, and which contemplates significant fines and penalties for noncompliance. Various other government and consumer agencies are likewise considering proposals for new regulation and changes in industry practices, which may be inconsistent with the laws of other jurisdictions. The interpretation and application of consumer and data protection laws in the United States, Europe and other jurisdictions where we operate or where our users are based can be uncertain and are in flux. In addition, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our interpretation and data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business and results of operations. The increased compliance burden resulting from these uncertainties and changes in law may result in a material increase to our legal and operations costs, particularly if we are required to change our business practices, and may have a material adverse effect on our business.

The European Union adopted the General Data Protection Regulation (the “GDPR”) in 2016, and it became effective in May 2018. The GDPR applies extraterritoriality and imposes stringent requirements for controllers and processors of personal data. Such requirements include higher consent standards to process personal data, robust disclosures regarding the use of personal data, strengthened individual data rights, data breach requirements, limitations on data retention, strengthened requirements for special categories of personal data and pseudonymized (i.e., key-coded) data, and additional obligations for contracting with service providers that may process personal data. The GDPR further provides that E.U. member states may institution additional laws and regulations impacting the processing of personal data, including (i) special categories of personal data (e.g., racial or ethnic origin, political opinions, and religious or philosophical beliefs) and (ii) profiling of individuals and automated individual decision-making. Such additional laws and regulations could limit our ability to use and share personal or other data, thereby increasing our costs and harming our business and financial condition. Non-compliance with the GDPR (including any non-compliance by any acquired business) is subject to significant penalties, including fines of up to the greater of €20 million and 4% of total worldwide revenue, and injunctions against the processing of personal data. Other jurisdictions outside the European Union are similarly introducing or enhancing privacy and data security laws, rules, and regulations, which will increase our compliance costs and the risks associated with non-compliance. For example, the California Consumer Privacy Act (the “CCPA”), which provides new data privacy rights for consumers and new operational requirements for businesses, went into effect in January 2020. The CCPA includes a statutory damages framework and private rights of action against businesses that fail to comply with certain CCPA terms or implement reasonable security procedures and practices to prevent data breaches. In addition, California passed the California Privacy Rights and Enforcement Act of 2020 (the “CPRA”) in November 2020, which further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements.

These laws may lead other states to pass comparable legislation, with potentially greater penalties, and more rigorous compliance requirements relevant to our business. The effects of the CPRA, the CCPA, and other similar state or federal laws, are significant and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation. Additionally, the CCPA and other legal and regulatory changes are making it easier for certain individuals to opt-out of having their personal data processed and disclosed to third parties through various opt-out mechanisms, which could result in an increase to our operational costs to ensure compliance with such legal and regulatory changes. In recent years, there has also been an increase in attention to and regulation of data protection and data privacy across the globe, including in the United States with the increasingly active approach of the FTC to enforcing data privacy under the FTC Act Section 5 of the Unfair and Deceptive Acts framework.

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform. Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

Additionally, certain actions of our users that are deemed to be a misuse of or unauthorized disclosure of another user’s personal data could negatively affect our reputation and brand and impose liability on us. The safeguards we have in place may not be sufficient to avoid liability on our part or avoid harm to our reputation and brand, especially if such misuse or unauthorized disclosure of personal data was high profile, which could adversely affect our ability to expand our user base, and our business and financial results.

Our business, including our ability to operate and expand internationally, could be adversely affected if laws or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our features, websites, mobile applications, or our privacy policies. Furthermore, our business could be harmed by any significant change to applicable laws, regulations or industry practices or the requirements of platform providers regarding the use or disclosure of data our users choose to share with us, age verification, underage users or the manner in which the express or implied consent of users for such use and disclosure is obtained. Such changes may require us to modify our websites and mobile applications features and advertising practices, possibly in a material manner, and may limit our ability to use the data that our users share with us as well as our ability to monetize our products. In addition, any failure by us to comply with such regulations could result in our incurrence of material liabilities.

We collect, store, process and use personal information and other customer data, which subjects us to governmental regulation and other legal obligations related to privacy, information security, and data protection, and our actual or perceived failure to comply with such obligations could harm our business.

We collect, store, process and use personal information and other user data. Our users’ personal information may include, among other information, names, addresses, phone numbers, email addresses, payment account information, age, gender, GPS-based location, and activity patterns. Due to the volume and types of the personal information and data we manage and the nature of our products and applications, the security features of our platform and information systems are critical. If our security measures or applications are breached, disrupted or fail, unauthorized persons may be able to obtain access to user data. If we or our third-party service providers or business partners were to experience a breach, disruption or failure of systems compromising our users’ data or the media suggested that our security measures or those of our third-party service providers were insufficient, our brand and reputation could be adversely affected, use of our products and services could decrease, and we could be exposed to a risk of loss, litigation, and regulatory proceedings. Depending on the nature of the information compromised, in the event of a data breach, disruption or other unauthorized access to our user data, we may also have obligations to notify users about the incident and we may need to provide some form of remedy for the individuals affected by the incident. A growing number of legislative and regulatory bodies have adopted consumer notification requirements in the event of unauthorized access to or acquisition of certain types of personal data. Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises user data. Our users may also accidentally disclose or lose control of their passwords, creating the perception that our systems or those of our third-party service providers are not secure against third-party access. Additionally, if third parties we work with, such as vendors, business partners, service providers, or developers, violate applicable laws, agreements, or our policies, or experience security breaches that affect our user information, such violations or breaches may also put our users’ information at risk and could in turn have an adverse effect on our business. While we maintain insurance coverage that, subject to policy terms and conditions and a significant self-insured retention, is designed to address certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise in the continually evolving area of cyber risk.

Expansion of products or services could subject us to additional laws and regulations, and any actual or perceived failure by us to comply with such laws and regulations or manage the increased costs associated with such laws or regulations could adversely affect our business, financial condition, or results of operations.

Laws and regulations are continuously evolving, and compliance is costly and can require changes to our business practices and significant management time and effort. It is not always clear how existing laws apply to our business model. We strive to comply with all applicable laws, but the scope and interpretation of the laws that are or may be applicable to us is often uncertain and may conflict across jurisdictions. As we enter new businesses or introduce new lines of business, we may be subjected to ambiguous or broad laws and regulations which could adversely affect our operational costs.

We are regularly subject to claims, lawsuits, government investigations, and other proceedings that may adversely affect our business, financial condition, and results of operations.

We are regularly subject to claims, lawsuits, arbitration proceedings, government investigations, and other legal and regulatory proceedings in the ordinary course of business, including those involving personal injury, property damage, worker classification, labor and employment, anti-discrimination, commercial disputes, competition, consumer complaints, intellectual property disputes, compliance with regulatory requirements, securities laws, and other matters, and we may become subject to additional types of claims, lawsuits, government investigations, and legal or regulatory proceedings as our business grows and as we deploy new offerings, including proceedings related to our acquisitions, securities issuances, or business practices. We are now subject to, and defending, consolidated proceedings alleging that individuals who previously provided services as mechanics and chargers were misclassified as independent contractors in violation of the California Labor Code and wage laws.

The results of any such claims, lawsuits, arbitration proceedings, government investigations, or other legal or regulatory proceedings cannot be predicted with certainty. Any claims against us, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to our reputation, require significant management attention, and divert significant resources. Determining reserves for our pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that could adversely affect our business, financial condition, and results of operations. These proceedings could also result in harm to our reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in our business practices. Any of these consequences could adversely affect our business, financial condition, and results of operations. Furthermore, under certain circumstances, we have contractual and other legal obligations to indemnify and to incur legal expenses on behalf of our business and commercial partners and current and former directors and officers.

A determination in, or settlement of, any legal proceeding, whether we are party to such legal proceeding or not, that involves our industry, could harm our business, financial condition, and results of operations. For example, we are now defending proceedings that allege that individuals who previously provided services to us as chargers (and additional individuals who provided services as mechanics) were misclassified as independent contractors in violation of the California Labor Code and wage laws. The costs associated with an adverse outcome in that litigation, or in defending, settling, or resolving those proceedings, may be material to our business. Further, a determination that classifies a Fleet-Manager equivalent at a competitor as an employee, whether we are party to such determination or not, could cause us to incur significant expenses or require substantial changes to our business model.

In addition, we regularly include arbitration provisions in our terms of service with users on our platform. These provisions are intended to streamline the dispute resolution process for all parties involved, as arbitration can in some cases be faster and less costly than litigating disputes in state or federal court. However, arbitration may become more costly for us or the volume of arbitration may increase and become burdensome, and the use of arbitration provisions may subject us to certain risks to our reputation and brand, as these provisions have been the subject of increasing public scrutiny. In order to minimize these risks to our reputation and brand, we may limit our use of arbitration provisions or be required to do so in a legal or regulatory proceeding, either of which could increase our litigation costs and exposure.

Further, with the potential for conflicting rules regarding the scope and enforceability of arbitration on a state-by-state basis, as well as between state and federal law, there is a risk that some or all of our arbitration provisions could be subject to challenge or may need to be revised to exempt certain categories of protection. If our arbitration agreements were found to be unenforceable, in whole or in part, or specific claims are required to be exempted from arbitration, we could experience an increase in our costs to litigate disputes and the time involved in resolving such disputes, and we could face increased exposure to potentially costly lawsuits, each of which could adversely affect our business, financial condition, and results of operations.

We have faced and are likely to continue to face lawsuits from local governmental entities, municipalities, and private citizens related to the conduct of our business.

We have been, and continue to be, subject to litigation and other actions brought by governmental entities, municipalities and private citizens alleging a variety of causes of actions, among other things, failure to operate with proper local permits, public nuisance and trespass related to the placements of our vehicles on public and private property, interfering with others’ use and enjoyment of, and access to, public and private property, and personal injuries and property damages caused by riders of our vehicles. The defense of these matters has and could continue to significantly increase our operating expenses. In addition, if we are determined to have violated applicable law or regulation, or we settle or compromise these disputes, we may become required to change our operations or services in certain markets or globally, to change material components of our business strategy, to cease operations in one or more markets, and/or to pay substantial damages or fines. In the event that we were required to take one or more such actions, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity, and diversion of resources and management attention.

We are subject to various existing and future environmental health and safety laws and regulations that could result in increased compliance costs or additional operating costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that could adversely impact our financial results or operations.

Our company and our operations, as well as our contractors, suppliers, and customers are subject to various domestic and international environmental laws and regulations, including laws related to the generation, storage, transportation, and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. We or others in our supply chain may be required to obtain permits and comply with procedures that impose various restrictions on operations that could have adverse effects on our operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for our operations or on a timeline that meets out commercial obligations, it may adversely impact our business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new regulations enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations, and permits may be unpredictable and may have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to electronic waste, could cause additional expenditures, restrictions, and delays in connection with our operations as well as other future projects, the extent of which cannot be predicted.

Further, we rely on third parties to ensure compliance with certain environmental laws, including those related to the disposal of wastes, such as electronic wastes, to include end-of-life disposal or recycling. Any failure to properly handle or dispose of wastes, regardless of whether such failure is ours or our contractors, may result in liability under environmental laws, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), under which liability may be imposed without regard to fault or degree of contribution for the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. The costs of liability with respect to contamination could have a material adverse effect on our business, financial condition, or results of operations. Additionally, we may not be able to secure contracts with third parties and contractors to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

Separately, our company and our operations are subject to an increasing number of laws and regulations regarding Environmental, Social and Governance (“ESG”) matters. For example, the FTC has published guidance, the FTC “Green Guides,” regarding the marketing of products or services as using renewable energy or resulting in carbon offsets. We may also be subject to various supply chain requirements regarding, among other things, conflict minerals and labor practices. We may be required to incur substantial costs to comply with these requirements, and the failure to comply may result in substantial fines or other penalties that may adversely impact our business, financial condition, or results of operations.

Risks Related to Bird’s Financial Results

Our ability to utilize historic losses to offset income in future years may be limited, including as a result of significant changes in our shareholder base or as a result of acquisition activity.

As of December 31, 2020, we had $659.4 million of U.S. federal net operating losses (“NOLs”), $465.0 million of state NOLs and $301.3 million of foreign NOLs available to reduce future taxable income. Our U.S. federal NOLs will begin to expire in 2037, our state NOLs will begin to expire in 2037, and our foreign NOLs are subject to various expiration dates. The Tax Cuts and Jobs Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act, includes changes to the rules governing NOLs. For NOLs arising in tax years after December 31, 2017, the Tax Cuts and Jobs Act limits a taxpayer’s ability to use NOLs to 80% of taxable income (as calculated before taking the NOLs into account) for tax years beginning after December 31, 2020. In addition, NOLs arising in tax years 2018, 2019, and 2020 are subject to a five-year carryback and indefinite carryforward, while NOLs arising in tax years beginning after December 31, 2020 also are subject to indefinite carryforward but cannot be carried back. Our NOLs may also be subject to limitations in other jurisdictions. For example, California recently enacted legislation suspending the use of NOLs for taxable years 2020, 2021, and 2022 for many taxpayers. New Bird’s ability to use these NOLs and other tax attributes to reduce future taxable income following the Business Combination depends on many factors, including its future income, which cannot be assured. In future years, if and when a net deferred tax asset is recognized related to our NOLs, the changes in the carryforward/carryback periods, as well as the new limitation on use of NOLs, may significantly impact our valuation allowance assessments for NOLs generated after December 31, 2017.

Additionally, under Section 382 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs to offset its post-change income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Our ability to use NOLs to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future by way of the Acquisition Merger or otherwise. As a result, even if we earn net taxable income in the future, our ability to use Bird’s NOLs and other tax attributes to reduce such taxable income or tax liability may be subject to limitation, which could potentially result in increased future income tax liability for us.

We are exposed to fluctuations in currency exchange rates.

We conduct a portion of our business in currencies other than the U.S. dollar but report our financial results in U.S. dollars. As a result, we face exposure to fluctuations in currency exchange rates. As exchange rates vary, revenue, cost of revenue, exclusive of depreciation and amortization, operating expenses, other income and expense, and assets and liabilities, when translated, may also vary materially and thus affect our overall financial results.

Unanticipated changes in our income tax rates or exposure to additional tax liabilities may affect our future financial results.

Our future effective income tax rates may be favorably or unfavorably affected by unanticipated changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or their interpretation. Determining our worldwide provision for income taxes requires significant judgments. The estimation process and applicable laws are inherently uncertain, and our estimates are not binding on tax authorities. Our effective tax rate could also be adversely affected by a variety of factors, many of which, such as possible changes to U.S. or foreign tax laws, are beyond our control. In addition, we are subject to the possible examination of our income tax returns by the U.S. Internal Revenue Service and other tax authorities.

We must charge, collect, and/or pay taxes other than income taxes, such as payroll, value-added, sales and use, property and goods and services taxes, in both U.S. and foreign jurisdictions. If tax authorities assert that we have a taxable nexus in a jurisdiction, they may seek to impose past as well as future tax liability and/or penalties. Any such impositions could also cause significant administrative burdens and decrease our future sales. Moreover, state and federal legislatures have been considering various initiatives that could change our tax position regarding sales and use taxes.

In December 2017, the Tax Cuts and Jobs Act was enacted into law resulting in significant changes to U.S. federal income taxation law, including changes to the U.S. federal income taxation of corporations, including us, and changes to the U.S. federal income taxation of stockholders in U.S. corporations, including investors in our common stock. A shift in U.S. administration has impacted, and may in the future impact, U.S. federal income taxation of corporations, which could materially affect our results of operations.

Finally, as we change our international operations, adopt new products and new distribution models, implement changes to our operating structure, or undertake intercompany transactions in light of changing tax laws, our tax expense could increase.

Risks Related to Bird Being a Public Company

New Bird will qualify as an “emerging growth company” and a smaller reporting company, and the reduced disclosure requirements applicable to “emerging growth companies” and smaller growth companies may make its securities less attractive to investors.

New Bird will qualify as an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act. For as long as New Bird continues to be an emerging growth company, it may choose to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies, including, but not limited to: (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”); (ii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements; and (iii) exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. New Bird will remain an emerging growth company until the last day of the fiscal year ending after the fifth anniversary of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, though it may cease to be an emerging growth company earlier if (1) it has more than $1.07 billion in annual gross revenue, (2) it qualifies as a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, or (3) it issues, in any three-year period, more than $1.0 billion in non-convertible debt securities held by non-affiliates. New Bird currently intends to take advantage of each of the reduced reporting requirements and exemptions described above. As a result, New Bird securityholders may not have access to certain information they may deem important.

Further, the Jumpstart Our Business Startups Act of 2012 (the “ JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. New Bird has elected, and expects to continue to elect, not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New Bird, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Bird’s financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

Additionally, New Bird will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K under the Securities Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements in its periodic reports. New Bird will remain a smaller reporting company until the last day of the fiscal year in which it fails to meet the following criteria: (i) the market value of its common stock held by non-affiliates does not exceed $250 million as of the end of that fiscal year’s second fiscal quarter; or (ii) its annual revenues do not exceed $100 million during such completed fiscal year and the market value of its common stock held by non-affiliates does not exceed $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent New Bird takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

It is difficult to predict whether investors will find New Bird’s securities less attractive as a result of its taking advantage of these exemptions and relief granted to emerging growth companies and smaller reporting companies. If some investors find New Bird’s securities less attractive as a result, the trading prices of New Bird’s securities may be lower than they otherwise would be, there may be a less active trading market for New Bird’s securities and the market price of New Bird’s securities may be more volatile.

When New Bird loses its “smaller reporting company” and “emerging growth company” status, it will no longer be able to take advantage of certain exemptions from reporting, and it will also be required to comply with the auditor attestation requirements of Section 404. New Bird will incur additional expenses in connection with such compliance and its management will need to devote additional time and effort to implement and comply with such requirements.

Because New Bird will be a “controlled company” within the meaning of the NYSE rules, New Bird stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of New Bird is held by an individual, a group, or another company, New Bird will qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. Following the completion of the Business Combination, Travis VanderZanden will control over 70% of the voting power of New Bird Common Stock. As a result, New Bird will be a “controlled company” within the meaning of the NYSE corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the New Bird Board selection, by the nominating committee. Although New Bird does not expect to initially rely on any of these exemptions, to the extent it does, holders of New Bird Class A Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NYSE. The Bird Founder may have his interest in New Bird diluted due to future equity issuances or his own actions in selling shares of New Bird Common Stock, in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. New Bird would then be required to comply with those provisions of the NYSE listing requirements.

The requirements of being a public company require significant resources and management attention and affect Bird’s ability to attract and retain executive management and qualified board members.

As a public company following the Business Combination, Bird will incur legal, regulatory, finance, accounting, investor relations and other expenses that it did not previously incur as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. New Bird will be subject to the Exchange Act, including the reporting requirements thereunder, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the NYSE rules and other applicable securities rules and regulations. Compliance with these rules and regulations will increase Bird’s legal and financial compliance costs, make some activities more difficult, time-consuming, or costly (although these costs currently unable to be estimated with any degree of certainty), and increase demand on Bird’s systems and resources, particularly after New Bird is no longer an “emerging growth company” or a “smaller reporting company.” The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Bird’s management will need to devote a substantial amount of time to ensure that it complies with all of these requirements, diverting the attention of management away from revenue-producing activities. Further, these rules and regulations may make it more difficult and more expensive for Bird to obtain certain types of insurance, including directors’ and officers’ liability insurance, which could make it more difficult for Bird to attract and retain qualified members of its board of directors. Bird may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, enhanced legal and regulatory regimes and heightened standards relating to corporate governance and disclosure for public companies result in increased legal and financial compliance costs and make some activities more time consuming.

Pursuant to Section 404, once New Bird is no longer an emerging growth company or a smaller reporting company, it may be required to furnish an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. When New Bird’s independent registered public accounting firm is required to undertake an assessment of its internal control over financial reporting, the cost of complying with Section 404 will significantly increase, and management’s attention may be further diverted from other business concerns, which could adversely affect Bird’s business and results of operations. Bird may need to hire more employees in the future or engage outside consultants to comply with the requirements of Section 404, which will further increase cost and expense.

If New Bird is unable to satisfy its obligations as a public company, it could be subject to delisting of the New Bird Class A Common Stock, fines, sanctions, and other regulatory actions and potentially civil litigation.

If New Bird fails to put in place appropriate and effective internal control over financial reporting and disclosure controls and procedures, it may suffer harm to its reputation and investor confidence levels.

As a privately held company, Bird was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404. As a public company, New Bird will have significant requirements for enhanced financial reporting and internal controls.

The process of designing and implementing effective internal controls is a continuous effort that requires New Bird to anticipate and react to changes in its business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy its reporting obligations as a public company. If New Bird is unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause it to fail to meet its reporting obligations on a timely basis, result in material misstatements in its consolidated financial statements, and harm its operating results. In addition, New Bird will be required, pursuant to Section 404, to furnish a report by New Bird’s management on, among other things, the effectiveness of its internal control over financial reporting in the first Annual Report on Form 10-K following the completion of the Business Combination. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. This assessment will need to include disclosure of any material weaknesses identified by New Bird’s management in its internal control over financial reporting. The rules governing the standards that must be met for New Bird’s management to assess its internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert New Bird’s management’s attention from other matters that are important to its business. If New Bird is no longer an “emerging growth company” or a “smaller reporting company,” its auditors will be required to issue an attestation report on the effectiveness of its internal controls on an annual basis.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, New Bird may identify deficiencies that it may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, Bird may encounter problems or delays in completing the remediation of any deficiencies identified by its independent registered public accounting firm in connection with the issuance of their attestation report. New Bird’s testing, or the subsequent testing (if required) by its independent registered public accounting firm, may reveal deficiencies in its internal control over financial reporting that are deemed to be material weaknesses. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented or detected on a timely basis. Any material weaknesses could result in a material misstatement of New Bird’s annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected. The existence of any material weakness would require management to devote significant time and incur significant expense to remediate any such material weakness, and New Bird’s management may not be able to remediate any such material weakness in a timely manner.

If New Bird fails to implement the requirements of Section 404 in the required timeframe once it is no longer an emerging growth company or a smaller reporting company, it may be subject to sanctions or investigations by regulatory authorities, including the SEC and the NYSE. Furthermore, if New Bird is unable to conclude that its internal controls over financial reporting is effective, it could lose investor confidence in the accuracy and completeness of its financial reports, the market price of New Bird’s securities could decline, and New Bird could be subject to sanctions or investigations by regulatory authorities. Failure to implement or maintain effective internal control over financial reporting and disclosure controls and procedures required of public companies could also restrict New Bird’s future access to the capital markets.

In connection with the audit of Bird’s consolidated financial statements for the year ended December 31, 2020 and preparation of Bird’s unaudited condensed consolidated financial statements for the six months ended June 30, 2021, Bird’s management and auditors determined that material weaknesses existed in Bird’s internal control over financial reporting due to (i) ineffective controls to evaluate and review the accounting for equity and loss per share and (ii) limited accounting department personnel capable of appropriately accounting for complex transactions undertaken by Bird. In order to remediate these material weaknesses, we are in the process of implementing additional training and review processes related to the tracking of equity and hiring additional personnel with the appropriate experience to identify and evaluate complex technical accounting matters, commensurate with our financial reporting requirements.

Although we believe these actions will remediate the material weaknesses, there can be no assurance that the material weaknesses will be remediated on a timely basis or at all, or that additional material weaknesses will not be identified in the future. If we are unable to remediate the material weaknesses, our ability to record, process, and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected which, in turn, to may adversely affect our reputation and business and the market price of New Bird’s securities.

An active, liquid trading market for New Bird’s securities may not develop or be sustained.

There can be no assurance that an active trading market for New Bird Class A Common Stock and New Bird Warrants will develop after the Acquisition Closing, or, if such a market develops, that Bird will be able to maintain an active trading market for those securities on the NYSE or any other exchange in the future. If an active market for New Bird’s securities does not develop or is not maintained after the Business Combination, or if New Bird fails to satisfy the continued listing standards of the NYSE for any reason and its securities are delisted, it may be difficult for New Bird’s securityholders to sell their securities without depressing the market price for the securities or at all. An inactive trading market may also impair Bird’s ability to both raise capital by selling shares of capital stock, attract and motivate employees through equity incentive awards and acquire other companies, products, or technologies by using shares of capital stock as consideration.

The stock price following the consummation of the Business Combination will be volatile, and you may not be able to sell shares at or above the price at the Acquisition Closing.

After the consummation of the Business Combination, the trading price of the New Bird Class A Common Stock and New Bird Warrants will be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond New Bird’s control. These factors include:

•	actual or anticipated fluctuations in operating results;

•	failure to meet or exceed financial estimates and projections of the investment community or that New Bird provides to the public;

•	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	operating and share price performance of other companies in the industry or related markets;

•	the timing and magnitude of investments in the growth of the business;

•	actual or anticipated changes in laws and regulations;

•	additions or departures of key New Bird management or other personnel;

•	increased labor costs;

•	disputes or other developments related to intellectual property or other proprietary rights, including litigation;

•	disputes or other developments related to allegations of misclassification of service providers, including Fleet Managers, as independent contractors, including litigation;

•	the ability to market new and enhanced solutions on a timely basis;

•	sales of substantial amounts of the New Bird Class A Common Stock by the New Bird Board, executive officers or significant stockholders or the perception that such sales could occur;

•	changes in capital structure, including future issuances of securities or the incurrence of debt; and

•	general economic, political and market conditions.

In addition, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of New Bird Class A Common Stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of New Bird management’s attention and resources.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about Bird’s business, the price and trading volume of New Bird’s securities could decline.

The trading market for New Bird’s securities depends in part on the research and reports that securities or industry analysts publish about Bird or its business. Bird will not control these analysts, and the analysts who publish information about Bird may have relatively little experience with Bird or its industry, which could affect their ability to accurately forecast Bird’s results and could make it more likely that Bird fails to meet their estimates. If few or no securities or industry analysts cover Bird, the trading price for New Bird’s securities would be negatively impacted. If one or more of the analysts who covers Bird downgrades New Bird’s securities, publishes incorrect or unfavorable research about Bird, ceases coverage of Bird, or fails to publish reports on Bird regularly, demand for and visibility of New Bird’s securities could decrease, which could cause the price or trading volumes of New Bird’s securities to decline.

Bird may be subject to securities class action litigation, which may harm its business and operating results.

Companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Bird may be the target of this type of litigation in the future. Securities litigation against Bird could result in substantial costs and damages, and divert Bird management’s attention from other business concerns, which could seriously harm Bird’s business, results of operations, financial condition, or cash flows.

Bird may also be called on to defend itself against lawsuits relating to its business operations. Some of these claims may seek significant damages amounts. Due to the inherent uncertainties of litigation, the ultimate outcome of any such proceedings cannot be accurately predicted. A future unfavorable outcome in a legal proceeding could have an adverse impact on Bird’s business, financial condition, and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlements, or judgment costs and a diversion of Bird management’s attention and resources that are needed to successfully run Bird’s business.

Risks Relating to Ownership of the New Bird Common Stock after the Consummation of the Business Combination

The dual class structure of New Bird Common Stock has the effect of concentrating voting control with Travis VanderZanden, Bird’s founder and its Chief Executive Officer. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.

Shares of New Bird Class X Common Stock will have 20 votes per share, while shares of New Bird Class A Common Stock will have one vote per share. Travis VanderZanden, Bird’s founder and its Chief Executive Officer, will hold all of the issued and outstanding shares of New Bird Class X Common Stock following the consummation of the Business Combination. Accordingly, Mr. VanderZanden will hold over 70% of the voting power of New Bird’s capital stock on a fully diluted basis and will be able to control matters submitted to its stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of New Bird’s assets or other major corporate transactions. Mr. VanderZanden may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New Bird, could deprive its stockholders of an opportunity to receive a premium for their capital stock as part of a sale of New Bird and might ultimately affect the market price of shares of New Bird Class A Common Stock. For information about New Bird’s dual class structure, see the section entitled “Description of Securities.”

New Bird’s dual class structure may depress the trading price of New Bird’s Class A Common Stock.

New Bird cannot predict whether its dual class structure will result in a lower or more volatile market price of the New Bird Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of New Bird Common Stock may cause stockholder advisory firms to publish negative commentary about New Bird’s corporate governance practices or otherwise seek to cause New Bird to change its capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of New Bird’s corporate governance practices or capital structure could adversely affect the value and trading market of the New Bird Class A Common Stock.

Bird has never paid cash dividends on its capital stock, and New Bird does not anticipate paying dividends in the foreseeable future.

Bird has never paid cash dividends on its capital stock and currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of the New Bird Board and will depend on financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of New Bird’s Class A Common Stock will be the sole source of gain for the foreseeable future.

Anti-takeover provisions contained in the Proposed Organizational Documents and applicable laws could impair a takeover attempt.

Upon the consummation of the Business Combination, the Proposed Organizational Documents will afford certain rights and powers to the New Bird Board that could contribute to the delay or prevention of an acquisition that it deems undesirable. New Bird will elect not to be governed by Section 203 of the DGCL, but the Proposed Organizational Documents will provide other restrictions that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that have the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of New Bird Class A Common Stock, and could also affect the price that some investors are willing to pay for the New Bird Class A Common Stock.

New Bird will be subject to risks related to taxation in the United States.

Significant judgments based on interpretations of existing tax laws or regulations are required in determining New Bird’s provision for income taxes. New Bird’s effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of New Bird’s operations, changes in New Bird’s future levels of research and development spending, mergers and acquisitions or the results of examinations by various tax authorities. Although New Bird believes its tax estimates are reasonable, if the IRS or any other taxing authority disagrees with the positions taken on its tax returns, New Bird could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on New Bird’s results of operations and financial position.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect New Bird’s business and future profitability.

New Bird is a U.S. corporation and thus will be subject to U.S. corporate income tax on its worldwide income. Further, since New Bird’s operations and customers are located throughout the United States, New Bird will be subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to New Bird and may have an adverse effect on its business and future profitability.

For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as New Bird) from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect New Bird’s business and future profitability.

As a result of plans to expand New Bird’s business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect New Bird’s after-tax profitability and financial results.

In the event that New Bird’s business expands domestically or internationally, its effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect New Bird’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of New Bird’s business.

Additionally, after the Business Combination, New Bird may be subject to significant income, withholding and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. New Bird’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on New Bird’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with New Bird’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If New Bird does not prevail in any such disagreements, New Bird’s profitability may be affected.

New Bird’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Risks Related to Switchback, New Bird, and the Business Combination

Following the consummation of the Business Combination, New Bird’s sole material asset will be its direct and indirect interests in its subsidiaries and, accordingly, New Bird will be dependent upon distributions from its subsidiaries to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on the New Bird Common Stock.

New Bird is a holding company and, subsequent to the completion of the Business Combination, will have no material assets other than its direct and indirect equity interests in its subsidiaries. New Bird will have no independent means of generating revenue. To the extent New Bird’s subsidiaries have available cash, New Bird will cause its subsidiaries to make distributions of cash to pay taxes, cover New Bird’s corporate and other overhead expenses and pay dividends, if any, on the New Bird Common Stock. To the extent that New Bird needs funds and its subsidiaries fail to generate sufficient cash flow to distribute funds to New Bird or are restricted from making such distributions or payments under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, New Bird’s liquidity and financial condition could be materially adversely affected.

Subsequent to the consummation of the Business Combination, New Bird may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New Bird’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment in New Bird.

Although Switchback has conducted due diligence on Bird, there are no assurances that this diligence revealed all material issues that may be present in Bird, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of Switchback’s or New Bird’s control will not later arise. As a result, following the consummation of the Business Combination, New Bird may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in losses. Even if Switchback’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Switchback’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on New Bird’s liquidity, the fact that charges of this nature will be reported could contribute to negative market perceptions about New Bird following the completion of the Business Combination or its securities. In addition, charges of this nature may cause New Bird to be unable to obtain future financing on favorable terms or at all.

Switchback’s initial shareholders have agreed to vote in favor of the Business Combination, regardless of how Switchback’s public shareholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by public shareholders in connection with an initial business combination, Switchback’s initial shareholders have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination. As of the date hereof, Switchback’s initial shareholders own shares equal to approximately 20.6% of Switchback’s issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares in the aggregate. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if the initial shareholders agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in accordance with the majority of the votes cast by Switchback’s public shareholders.

The Sponsor and certain of Switchback’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally, and Switchback’s directors were aware of and considered such interests, among other matters, in recommending that shareholders vote in favor of approval of the Business Combination Proposals.

When considering the Switchback Board’s recommendation that Switchback’s shareholders vote in favor of the approval of the Business Combination Proposals, Switchback’s shareholders should be aware that the

Sponsor and certain of Switchback’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. These interests include:

•

the fact that the Sponsor holds 5,550,000 private placement warrants acquired at a purchase price of $8,325,000, or $1.50 per warrant, which, if unrestricted and freely tradeable, would be valued at approximately $7,270,500, based on the closing price of the public warrants of $1.31 per warrant on October 5, 2021;

•

the fact that the Sponsor and Switchback’s officers and directors have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

•

the fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 7,906,250 Switchback Founder Shares, including 80,000 Switchback Founder Shares which were subsequently transferred to Switchback’s independent directors, and that such securities will have a significantly higher value at the time of the Business Combination, which, if unrestricted and freely tradable, would be valued at approximately $78,667,188, based on the closing price of the Class A Ordinary Shares of $9.95 per share on October 5, 2021 (not taking into account the Switchback Founder Earn Back Shares);

•

the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

the fact that given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Switchback Units sold in the IPO and the 7,826,250 shares of New Bird Class A Common Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Bird Class A Common Stock trades below the price initially paid for the Switchback Units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that Scott McNeill and Jim Mutrie are managers and Co-Chief Executive Officers of the Sponsor and Chris Carter, Scott Gieselman, Sam Stoutner, and Philip J. Deutch are managers of the Sponsor and each may be deemed to have or share beneficial ownership of the Switchback Founder Shares held directly by the Sponsor;

•

the fact that Scott McNeill, Jim Mutrie, Ray Kubis, and Precious Williams Owodunni own an aggregate of 230,000 Switchback Units that were purchased directly from the underwriter in connection with the IPO for $10.00 per unit, which would be valued at approximately $2,346,000, based on the closing price of the Switchback Units of $10.20 per unit on October 5, 2021;

•

the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by the Sponsor or any of its affiliates to Switchback may be converted into Switchback Warrants to purchase Class A Ordinary Shares at a price of $1.50 per warrant at the option of the lender (as of June 30, 2021, there were no amounts outstanding under any working capital loans);

•

if the Trust Account is liquidated, including in the event Switchback is unable to complete an Initial Business Combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Switchback’s independent registered public accounting firm) for services rendered or products sold to Switchback or (b) a prospective target business with which Switchback has entered into a letter of intent, confidentiality, or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

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the fact that Switchback’s independent directors own an aggregate of 80,000 Switchback Founder Shares that were transferred from the Sponsor at their original purchase price, or approximately $0.003 per share, which, if unrestricted and freely tradeable, would be valued at approximately $796,000, based on the closing price of the Class A Ordinary Shares of $9.95 per share on October 5, 2021;

•

the fact that the Sponsor and Switchback’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Switchback’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $3,000 as of June 30, 2021;

•	the fact that the Sponsor and Switchback’s officers and directors will lose their entire investment in Switchback if an Initial Business Combination is not completed within the Combination Period;

•	the fact that Philip Deutch has an indirect interest in Bird of less than 1% through his interest in Craft Ventures I, L.P., which currently holds more than 5% of Bird’s capital stock; and

•	the fact that Jim Mutrie will be appointed to the New Bird Board following the Acquisition Closing.

The Switchback Board was aware of and considered these interests, among other matters, in reaching the determination to approve the Business Combination and the Business Combination Agreement and in recommending that the holders of Ordinary Shares vote to approve the Business Combination and adopt the Business Combination Agreement. For additional information, please see the subsection entitled “The Business Combination — Interests of the Sponsor and Switchback Directors and Officers in the Business Combination.”

Switchback’s initial shareholders hold a significant number of Class B Ordinary Shares and the Sponsor holds a significant number of Switchback Warrants. They will lose their entire investment in Switchback if Switchback does not complete an Initial Business Combination.

The Sponsor and Switchback’s independent directors hold all 7,906,250 of the Switchback Founder Shares, representing 20% of the total outstanding Switchback shares upon completion of Switchback’s IPO. The Switchback Founder Shares will be worthless if Switchback does not complete an Initial Business Combination within the Combination Period. In addition, the Sponsor holds an aggregate of 5,550,000 private placement warrants that will also be worthless if Switchback does not complete an Initial Business Combination within the Combination Period.

The Switchback Founder Shares are identical to the Class A Ordinary Shares included in the Switchback Units, except that (a) the Switchback Founder Shares and the Class A Ordinary Shares into which the Switchback Founder Shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (b) the Sponsor and Switchback’s officers and directors have entered into the IPO Letter Agreement with Switchback, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Switchback Founder Shares and any public shares they own in connection with the completion of an Initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Switchback Founder Shares if Switchback fails to complete an Initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Switchback fails to complete an Initial Business Combination within the Combination Period) and (c) the Switchback Founder Shares are automatically convertible into Class A Ordinary Shares at the time of an Initial Business Combination.

The personal and financial interests of the Sponsor and Switchback’s officers and directors may have influenced their motivation in identifying and selecting the Business Combination, completing the Business Combination and influencing Switchback’s operation following the Business Combination.

Switchback will incur significant transaction costs in connection with the Business Combination.

Switchback has and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Switchback’s transaction expenses as a result of the Business Combination are currently estimated at approximately $36.3 million, including approximately $11.1 million in deferred underwriting discounts and commissions to the underwriter of the IPO.

Bird may be subject to business uncertainties while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Bird and consequently, on New Bird. These uncertainties may impair Bird’s ability to attract, retain and motivate key personnel and could cause third parties that deal with Bird to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of issues relating to such uncertainty or a desire not to remain with the business, New Bird’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Bird from making certain expenditures and taking other specified actions without the consent of Switchback until the Business Combination occurs. These restrictions may prevent Bird from pursuing attractive business opportunities that may arise prior to the Acquisition Closing. For additional information, please see the subsection entitled “The Business Combination — Conduct of Business Pending the Business Combination.”

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what New Bird’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information for New Bird following the Business Combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Bird’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: (a) approval by Switchback’s shareholders and Bird’s stockholders, (b) Switchback having at least $5,000,001 of net tangible assets as of the Acquisition Merger Effective Time unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act, (c) the expiration or termination of the waiting period under the HSR Act, (d) the listing of the shares of New Bird Class A Common Stock to be issued in connection with the Acquisition Closing and the PIPE Financing and the Assumed Switchback Warrants (and the New Bird Class A Common Stock issuable upon exercise thereof) on the NYSE (or another national securities exchange mutually agreed by the parties to the Business Combination Agreement) and the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and (e) Switchback having cash on hand, after distribution of the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights, at least $160,000,000. For additional information, please see the subsection entitled “The Business Combination — Conditions to Consummation of the Business Combination Agreement.” In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or Switchback or Bird may elect to terminate the Business Combination Agreement in certain other circumstances. For additional information please see the subsection entitled “The Business Combination — Termination.”

Switchback may waive one or more of the conditions to the Business Combination.

Switchback may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by the Existing Organizational Documents and applicable laws. For example, it is a condition to Switchback’s obligation to close the Business Combination that certain of Bird’s representations and warranties be true and correct in all material respects as of the date of the Business Combination Agreement and the Acquisition Merger Effective Time. However, if the Switchback Board determines that it is in the best interests of Switchback to proceed with the Business Combination, then the Switchback Board may elect to waive that condition and close the Business Combination. For additional information please see the subsection entitled “The Business Combination — Conditions to Consummation of the Business Combination Agreement — Switchback and Merger Sub Conditions.”

The exercise of discretion by Switchback’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Switchback’s shareholders.

In the period leading up to the consummation of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require Switchback to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that it is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of the business of Bird, a request by Bird and its management to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the business of Bird and could entitle Switchback to terminate the Business Combination Agreement. In any such circumstance, it would be in the discretion of Switchback, acting through the Switchback Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the Switchback directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the Switchback directors between what he or she may believe is best for Switchback and Switchback’s shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Switchback does not believe there will be any changes or waivers that Switchback’s directors and officers would be likely to make after Switchback shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, Switchback will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of Switchback’s shareholders with respect to the Business Combination Proposals.

If Switchback is unable to complete an Initial Business Combination within the Combination Period, its public shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against Switchback that the Sponsor is unable to indemnify), and the Switchback Warrants will expire worthless.

If Switchback is unable to complete an Initial Business Combination within the Combination Period, its public shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify (as described below)), and the Switchback Warrants will expire worthless.

If third parties bring claims against Switchback, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by Switchback’s shareholders may be less than $10.00 per share.

Switchback’s placing of funds in the Trust Account may not protect those funds from third-party claims against Switchback. Although Switchback will seek to have all of its vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which Switchback does business execute agreements with Switchback waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Switchback’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Switchback’s assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third party refuses to execute such an agreement in the future, Switchback’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if Switchback’s management believes that such third party’s engagement would be significantly more beneficial to Switchback than any alternative.

Examples of possible instances where Switchback may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by Switchback’s management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Switchback’s management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Switchback and will not seek recourse against the Trust Account for any reason. Upon redemption of Switchback’s public shares, if Switchback is unable to complete an Initial Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with an Initial Business Combination, Switchback will be required to provide for payment of claims of creditors that were not waived that may be brought against Switchback within the ten years following redemption. Accordingly, the per-share redemption amount received by Switchback’s public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. The Sponsor has agreed that it will be liable to Switchback if and to the extent any claims by a third party (other than Switchback’s independent registered public accounting firm) for services rendered or products sold to Switchback, or a prospective target business with which Switchback has entered into a letter of intent, confidentiality or other similar agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per public share and (b) the actual amount per Switchback public share held in the Trust Account, if less than $10.00 per Switchback share due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to Switchback to pay its taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Switchback’s indemnity of the underwriter of its Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, Switchback has not asked the Sponsor to reserve for such indemnification obligations, nor has Switchback independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and it believes that the Sponsor’s only assets are securities of Switchback. Therefore, Switchback cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available to Switchback for an Initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, Switchback may not be able to complete an Initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Switchback’s officers or directors will indemnify Switchback for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Switchback’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Switchback’s public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.00 per public share and (b) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and not previously released to Switchback to pay its taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Switchback’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While Switchback currently expects that its independent directors would take legal action on Switchback’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that Switchback’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If Switchback’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Switchback’s public shareholders may be reduced below $10.00 per share.

Switchback may not have sufficient funds to satisfy indemnification claims of its directors and officers.

Switchback has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Switchback’s officers and directors have agreed, and any persons who may become officers or directors of Switchback prior to an Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Switchback only if (a) Switchback has sufficient funds outside of the Trust Account or (b) Switchback consummates an Initial Business Combination. Switchback’s obligation to indemnify its officers and directors may discourage Switchback shareholders from bringing a lawsuit against Switchback’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Switchback’s officers and directors, even though such an action, if successful, might otherwise benefit Switchback and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Switchback pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, after Switchback distributes the proceeds in the Trust Account to Switchback’s public shareholders, Switchback files a bankruptcy petition or an involuntary bankruptcy petition is filed against Switchback that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Switchback Board may be viewed as having breached their fiduciary duties to Switchback’s creditors, thereby exposing the members of the Switchback Board and Switchback to claims of punitive damages.

If, after Switchback distributes the proceeds in the Trust Account to Switchback’s public shareholders, Switchback files a bankruptcy petition or an involuntary bankruptcy petition is filed against Switchback that is not dismissed, any distributions received by Switchback’s shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Switchback’s shareholders. In addition, the Switchback Board may be viewed as having breached its fiduciary duty to Switchback’s creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to Switchback’s public shareholders, Switchback files a bankruptcy petition or an involuntary bankruptcy petition is filed against Switchback that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Switchback’s shareholders and the per-share amount that would otherwise be received by Switchback’s shareholders in connection with Switchback’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Switchback’s public shareholders, Switchback files a bankruptcy petition or an involuntary bankruptcy petition is filed against Switchback that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Switchback’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Switchback’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Switchback’s shareholders in connection with Switchback’s liquidation may be reduced.

Even if Switchback consummates the Business Combination, there is no guarantee that Switchback’s public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for Switchback’s Warrants is $11.50 per Class A Ordinary Share. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, they may expire worthless.

Switchback may amend the terms of its public warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of Switchback’s public warrants could be increased, the exercise period could be shortened and the number of Class A Ordinary Shares purchasable upon exercise of a public warrant could be decreased, all without a holder’s approval.

The public warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, Switchback may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although Switchback’s ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, convert the public warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Class A Ordinary Shares purchasable upon exercise of a public warrant.

Switchback may redeem unexpired Switchback Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

Switchback has the ability to redeem its outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Switchback gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by Switchback, Switchback may exercise its redemption right even if Switchback is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (a) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants, or (c) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by Switchback for cash so long as they are held by the Sponsor or its permitted transferees.

In addition, Switchback may redeem your warrants after they become exercisable for a number of Class A Ordinary Shares determined based on the redemption date and the fair market value of the Class A Ordinary Shares. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A Ordinary Shares had your warrants remained outstanding.

Because certain of the Class A Ordinary Shares and public warrants currently trade as Switchback Units consisting of one Class A Ordinary Share and one-fifth of one warrant, the Switchback Units may be worth less than units of other blank check companies.

Each Switchback Unit contains one-fifth of one warrant. Pursuant to the Warrant Agreement, no fractional warrants will be issued upon separation of the Switchback Units, and only whole warrants will trade. This is different from other blank check companies similar to Switchback whose units include one share of common stock and one warrant to purchase one whole share. This unit structure may cause the Switchback Units to be worth less than if each included a warrant to purchase one whole share. Switchback has established the components of the Switchback Units in this way in order to reduce the dilutive effect of the warrants upon completion of an Initial Business Combination since the warrants will be exercisable in the aggregate for one-fifth of the number of shares compared to units that each contain a whole warrant to purchase one share, thus making Switchback a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause the Switchback Units to be worth less than if they included a warrant to purchase one whole share.

Switchback may issue a substantial number of additional Ordinary Shares or Switchback Preference Shares to complete the Business Combination or under an employee incentive plan after completion of the Business Combination. Any such issuances would dilute the interest of Switchback’s shareholders and likely present other risks.

Switchback may issue additional Ordinary Shares or Switchback Preference Shares to complete the Business Combination or under an employee incentive plan after completion of the Business Combination.

The issuance of additional Ordinary Shares or Switchback Preference Shares:

•	may significantly dilute the equity interests of Switchback’s investors;

•	may subordinate the rights of holders of Ordinary Shares if Switchback Preference Shares are issued with rights senior to those afforded the Ordinary Shares;

•

could cause a change in control if a substantial number of Ordinary Shares are issued, which may affect, among other things, Switchback’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of Switchback’s present officers and directors; and

•	may adversely affect prevailing market prices for Switchback Units, Class A Ordinary Shares and/or the public warrants.

The NYSE may delist New Bird’s securities from trading on its exchange, which could limit investors’ ability to make transactions in New Bird’s securities and subject New Bird to additional trading restrictions.

New Bird cannot assure you that its securities will continue to be listed on the NYSE after the Business Combination. In connection with the Business Combination, New Bird will be required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of New Bird securities on the NYSE. For instance, New Bird’s stock price would generally be required to be at least $4.00 per share, New Bird’s aggregate market value would be required to be at least $150 million and the market value of New Bird’s publicly held shares would be required to be at least $40 million. New Bird cannot assure you that it will be able to meet those initial listing requirements at that time. New Bird’s continued eligibility for listing may depend on, among other things, the number of Switchback’s public shares that are redeemed.

If the NYSE delists New Bird’s securities from trading on its exchange and New Bird is not able to list its securities on another national securities exchange, New Bird expects that its securities could be quoted on an over-the-counter market. If this were to occur, New Bird could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that the New Bird Class A Common Stock is a “penny stock” which will require brokers trading in the New Bird Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Bird’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the Switchback Units, Class A Ordinary Shares and public warrants are listed on the NYSE, the Switchback Units, Class A Ordinary Shares and public warrants qualify as covered securities. Although the states are preempted from regulating the sale of Switchback’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Switchback is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Switchback were no longer listed on the NYSE, its securities would not be covered securities and Switchback would be subject to regulation in each state in which Switchback offers its securities.

The Switchback Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

The Switchback Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Switchback’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Switchback’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the Switchback Board in valuing Bird and assuming the risk that the Switchback Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact Switchback’s ability to consummate the Business Combination.

Switchback cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to New Bird’s business, including any material omissions or misstatements contained in the registration statement or proxy statement/prospectus relating to the Business Combination than an investor in an initial public offering.

Before entering into the Business Combination Agreement, Switchback performed a due diligence review of Bird and its business and operations; however, Switchback cannot assure you that its due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with Switchback’s preliminary risk analysis. Additionally, the scope of due diligence Switchback conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Bird pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public and, following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement related to such offering. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the New Bird Class A Common Stock that will be issued pursuant to the registration statement of which this proxy statement/prospectus forms a part, and thus no corresponding right of action is available to investors in the Business Combination for any material misstatements or omissions in the registration statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs, or other charges that could have a significant negative effect on New Bird’s financial condition and results of operations and the share price of its securities, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

A significant portion of Switchback’s total outstanding shares may not be immediately resold but may be sold into the market in the near future. This could cause the market price of the Class A Ordinary Shares to drop significantly, even if Switchback’s business is doing well.

Sales of a substantial number of Class A Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Class A Ordinary Shares. After the Business Combination (and assuming no redemptions by Switchback’s public shareholders of its public shares), the Sponsor and Switchback’s current officers and directors will hold approximately 2.7% of the New Bird Class A Common Stock, including the 7,906,250 shares of New Bird Class A Common Stock into which the Switchback Founder Shares will convert (or 3.0% of the New Bird Class A Common Stock, assuming a maximum redemption by Switchback’s public shareholders of Switchback’s public shares). Pursuant to the terms of the Letter Agreement Amendment, the Switchback Founder Shares (which will be converted into shares of New Bird Class B Common Stock at the Domestication Merger Effective Time and such New Bird Class B Common Stock will be converted into shares of New Bird Class A Common Stock at the Acquisition Merger Effective Time) may not be transferred until the date that is 180 days following the Acquisition Closing Date (the “Founder Shares Lock-Up Period”). Notwithstanding the foregoing, if (a) at least 120 days have elapsed since the Acquisition Closing Date and (b) the Founder Shares Lock-Up Period is scheduled to end during a period which trading in New Bird’s securities would not be permitted under New Bird’s insider trading policy (a “Blackout Period”) or within five trading days prior to a Blackout Period, the Founder Shares Lock-Up Period will end ten trading days prior to the commencement of the Blackout Period. Pursuant to the A&R Registration Rights Agreement, New Bird will agree that, within 20 business days after the Acquisition Closing, New Bird will file with the SEC (at New Bird’s sole cost and expense) the Resale Registration Statement, and New Bird will use its commercially reasonable efforts to have the Resale Registration Statement become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings and certain of the New Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand up to four block trades within any 12-month period and will be entitled to customary piggyback registration rights.

Further, pursuant to the Subscription Agreements, Switchback agreed that, within 15 business days after the consummation of the Business Combination, New Bird will file with the SEC (at New Bird’s sole cost and expense) the PIPE Resale Registration Statement, and New Bird will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof. This registration statement will also cover shares issuable upon exercise of Switchback’s public warrants. The sale of shares under the PIPE Resale Registration Statement is likely to have an adverse effect on the trading price of the New Bird Class A Common Stock.

Additionally, New Bird will likely register for resale shares subject to the converted Bird Options and shares under the 2021 Plan and the ESPP, as well as shares subject to converted Bird Warrants and shares held by Bird’s affiliates that were subject to a lock-up.

For more information about the Registration Rights Agreement and Subscription Agreements, see the subsections entitled “The Business Combination — Related Agreements — A&R Registration Rights Agreement” and “The Business Combination — Related Agreements — PIPE Financing.”

If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of Switchback’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Switchback’s securities prior to the Acquisition Closing may decline. The market values of

Switchback’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which Switchback’s shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Bird’s securities could contribute to the loss of all or part of your investment in such securities. Accordingly, the valuation ascribed to the Class A Ordinary Shares in the Business Combination may not be indicative of the price of New Bird’s securities that will prevail in the trading market following the Business Combination. If an active market for New Bird’s securities develops and continues, the trading price of New Bird’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which will be beyond New Bird’s control. Any of the factors listed below could have a material adverse effect on your investment in New Bird’s securities and New Bird’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Bird’s securities may not recover and may experience a further decline.

Factors affecting the trading price of New Bird’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in New Bird’s quarterly financial results or the quarterly financial results of companies perceived to be similar to New Bird;

•	changes in the market’s expectations about New Bird’s operating results;

•	success of competitors;

•	New Bird’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New Bird or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to New Bird;

•	New Bird’s ability to market new and enhanced products and technologies on a timely basis;

•	changes in laws and regulations affecting New Bird’s business;

•	New Bird’s ability to meet compliance requirements;

•	commencement of, or involvement in, or the outcomes of, litigation involving New Bird;

•	changes in New Bird’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of New Bird Class A Common Stock available for public sale;

•	any major change in the New Bird Board or New Bird’s management;

•	sales of substantial amounts of New Bird Class A Common Stock by New Bird’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities either before or after the consummation of the Business Combination irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New Bird following the Business Combination could depress New Bird’s stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of New Bird’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about New Bird, New Bird’s business or its market or its competitors, or if they change their recommendations regarding the New Bird Class A Common Stock adversely, the price and trading volume of the New Bird Class A Common Stock could decline.

The trading market for the New Bird Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about New Bird, New Bird’s business, its market or its competitors. If any of the analysts who may cover New Bird following the Business Combination change their recommendation regarding the New Bird Class A Common Stock adversely, or provide more favorable relative recommendations about New Bird’s competitors, the price of the New Bird Class A Common Stock would likely decline. If any analyst who may cover New Bird following the Business Combination were to cease their coverage or fail to regularly publish reports on New Bird, New Bird could lose visibility in the financial markets, which could cause New Bird’s stock price or trading volume to decline.

The Sponsor or Switchback’s directors, officers, advisors or any of their respective affiliates may elect to purchase Switchback’s public shares from public shareholders, which may influence the vote on the Business Combination Proposals and reduce the public “float” of the Class A Ordinary Shares.

The Sponsor, Switchback’s directors, officers, advisors or any of their respective affiliates may purchase public shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of public shares the Sponsor, Switchback’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, the Sponsor and Switchback’s directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of the Sponsor, Switchback’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser.

In the event that the Sponsor or Switchback’s directors, officers, advisors, or any of their respective affiliates purchase Switchback’s public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of Switchback’s public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of the Class A Ordinary Shares may be reduced and the number of beneficial holders of Switchback’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Switchback’s securities on a national securities exchange. See the subsection entitled “The Business Combination — Potential Purchases of Public Shares” for a description of how the Sponsor and Switchback’s directors, officers, advisors or any of their respective affiliates will select which shareholders or warrant holders to purchase securities from in any private transaction.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect Switchback’s or, after the consummation of the Business Combination, New Bird’s business, investments, and results of operations.

Switchback is and, after the consummation of the Business Combination, New Bird will be subject to laws and regulations enacted by national, regional and local governments. In particular, Switchback is and New Bird will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Switchback’s and New Bird’s businesses, investments, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Switchback’s and New Bird’s businesses, including Switchback’s ability to negotiate and complete the Business Combination, and results of operations.

The JOBS Act permits “emerging growth companies” like Switchback to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

Switchback qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, Switchback takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, Switchback shareholders may not have access to certain information they deem important. Switchback will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following January 12, 2026, the fifth anniversary of the IPO, (ii) in which it has total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which Switchback is deemed to be a large accelerated filer, which means the market value of the Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of the prior second fiscal quarter, and (b) the date on which Switchback has issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. Switchback has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Switchback, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Switchback’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Switchback cannot predict if investors will find the Class A Ordinary Shares less attractive because it will rely on these exemptions. If some investors find the Class A Ordinary Shares less attractive as a result, there may be a less active trading market for the Class A Ordinary Shares and Switchback’s share price may be more volatile.

The Switchback Warrants and Switchback Founder Shares may have an adverse effect on the market price of the Class A Ordinary Shares and make it more difficult to effectuate the Business Combination.

Switchback issued warrants to purchase 6,325,000 Class A Ordinary Shares as part of the Switchback Units. Switchback also issued 5,550,000 private placement warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share.

Switchback’s initial shareholders currently own an aggregate of 7,906,250 Switchback Founder Shares. The Switchback Founder Shares are convertible into Class A Ordinary Shares on a one-for-one basis, subject to adjustment for share splits, share dividends, reorganizations, recapitalizations and the like and subject to further adjustment as set forth herein. In addition, if the Sponsor makes any working capital loans, it may convert those loans into up to an additional 1,000,000 private placement warrants, at the price of $1.50 per warrant. Any issuance of a substantial number of additional Class A Ordinary Shares upon exercise of these warrants and conversion rights will increase the number of issued and outstanding Class A Ordinary Shares and reduce the value of the Class A Ordinary Shares issued to complete the Business Combination. Therefore, the Switchback Warrants and Switchback Founder Shares may make it more difficult to effectuate the Business Combination or increase the cost of acquiring Bird.

Switchback does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Switchback to complete the Business Combination even if a substantial majority of Switchback’s shareholders do not agree.

The Existing Organizational Documents do not provide a specified maximum redemption threshold, except that in no event will Switchback redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act. As a result, Switchback may be able to complete the Business Combination even though a substantial majority of its public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, Switchback’s officers, directors, advisors or any of their respective affiliates. In the event the aggregate cash consideration Switchback would be required to pay for all of the Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceeds the aggregate amount of cash available to Switchback, it will not complete the Business Combination or redeem any shares, all of the Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and Switchback instead may search for an alternate Initial Business Combination.

Switchback’s shareholders will have a reduced ownership and voting interests after the Business Combination and will exercise less influence over New Bird’s management.

Upon the issuance of the shares of New Bird Class A Common Stock and New Bird Class X Common Stock to the Historical Rollover Stockholders and the issuance of the shares of New Bird Class A Common Stock to the New PIPE Investors, current holders of Ordinary Shares will be diluted. Following the consummation of the Business Combination and the PIPE Financing, current holders of Ordinary Shares would own 12.8% of New Bird, and as a result of the higher voting rights of the New Bird Class X Common Stock, would control 3.6% of the voting power of New Bird.

The market price of shares of New Bird Class A Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of the Class A Ordinary Shares.

Upon completion of the Business Combination, Bird stockholders will become holders of New Bird Class A Common Stock. Prior to the Business Combination, Switchback has limited operations. Upon completion of the

Business Combination, New Bird’s results of operations will depend upon the performance of the Bird business, which is affected by factors that are different from those currently affecting the results of operations of Switchback.

The Business Combination or post-combination company may be materially adversely affected by the COVID-19 pandemic.

In December 2019, COVID-19 was reported to have surfaced in Wuhan, China. COVID-19 has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization (“WHO”) declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020, the WHO characterized the outbreak as a “pandemic.” The COVID-19 outbreak has resulted, and a significant outbreak of other infectious diseases could result, in a widespread health crisis that could adversely affect the economies and financial markets worldwide. Additionally, Switchback’s ability to consummate the Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit Switchback’s ability to have meetings with potential investors or affect the ability of Bird’s personnel, vendors and service providers to negotiate and consummate the Business Combination in a timely manner. The extent to which COVID-19 impacts the Business Combination will depend on the efficacy and distribution of recently developed COVID-19 vaccines and future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, Switchback’s ability to consummate the Business Combination may be materially adversely affected.

The Switchback Warrants are accounted for as liabilities and the changes in value of the Switchback Warrants could have a material effect on Switchback’s financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”), which focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement governing the Switchback Warrants. As a result of the SEC Staff Statement, Switchback reevaluated the accounting treatment of the Switchback Warrants and determined to classify the Switchback Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on Switchback’s balance sheet as of June 30, 2021 are derivative liabilities related to the embedded features contained within the Switchback Warrants. Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging: Contracts in an Entities Own Equity (“ASC 815-40”) provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, Switchback’s financial statements and results of operations may fluctuate quarterly, based on factors that are outside of Switchback’s control. Due to the recurring fair value measurement, Switchback expects that it will recognize non-cash gains or losses on the Switchback Warrants each reporting period and that the amount of such gains or losses could be material.

Upon consummation of the Business Combination, the rights of the holders of New Bird Common Stock arising under the DGCL as well as the Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Class A Ordinary Shares arising under Cayman Islands law as well as the Existing Organizational Documents.

Upon consummation of the Business Combination, the rights of holders of New Bird Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. The Proposed Organizational Documents and the DGCL contain provisions that differ in some respects from those in the Existing Organizational Documents and under Cayman Islands law and, therefore, some rights of holders of New Bird Common Stock could differ from the rights that holders of Class A Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Bird becomes involved in costly litigation, which could have a material adverse effect on New Bird.

In addition, there are differences between the Proposed Organizational Documents and the Existing Organizational Documents. For a more detailed description of the rights of holders of New Bird Common Stock and how they may differ from the rights of holders of Class A Ordinary Shares, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Bird are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus, and you are urged to read them.

The Proposed Organizational Documents will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a more favorable judicial forum for disputes with New Bird or its directors, officers, employees or stockholders.

The Proposed Organizational Documents will require, to the fullest extent permitted by law, that derivative actions brought in name of New Bird, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Organizational Documents. In addition, the Proposed Organizational Documents will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. New Bird intends to enforce this provision, but it does not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Bird or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Bird may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

U.S. Holders may recognize gain for U.S. federal income tax purposes as a result of the Domestication Merger.

U.S. Holders (as defined in “The Business Combination — Material U.S. Federal Income Tax Considerations”) may recognize gain for U.S. federal income tax purposes as a result of the Domestication

Merger. Because the Domestication Merger will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication Merger.

As discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders,” the Domestication Merger should qualify as an F Reorganization. Section 367(b) of the Code, which applies to the domestication of a foreign corporation in an F Reorganization, may apply with respect to certain U.S. Holders on the date of the Domestication Merger and could require such U.S. Holders to recognize gain (but not loss) with respect to the Domestication Merger unless a certain election is made to include the “all earnings and profits amount” attributable to such U.S. Holder, as discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b).”

Additionally, if Switchback were to be treated as a PFIC for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication Merger. If certain proposed U.S. Treasury regulations relating to PFICs were finalized (including retroactively after the date of the Domestication Merger) in their currently proposed form, such U.S. Treasury regulations may require gain recognition by a U.S. Holder with respect to its exchange of Class A Ordinary Shares and Switchback Warrants, as applicable, for New Bird Class A Common Stock and New Bird Warrants in the Domestication Merger. See “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.” A U.S. Holder may be able to avoid the PFIC gain and certain other tax consequences associated with PFIC status with respect to its Class A Ordinary Shares if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below under “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules”) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Ordinary Shares and in which Switchback was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below) with respect to its Class A Ordinary Shares. The application of the PFIC rules to U.S. Holders of Switchback Warrants is unclear, as discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.”

The rules governing the U.S. federal income tax treatment of the Domestication Merger are complex and will depend on a holder’s particular circumstances. All holders of Switchback Public Securities are urged to consult with, and rely solely upon, their tax advisors regarding the potential tax consequences to them of the Domestication Merger, including the effects of Section 367(b) of the Code, the application of the PFIC rules, and if the Domestication Merger were to fail to qualify as an F Reorganization. For a more complete discussion of the U.S. federal income tax considerations of the Domestication Merger, see “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders.”

Risks Related to the Redemption

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

Switchback can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative Business Combination. Certain events following the consummation of the Business Combination may cause an increase in the price of New Bird Class A Common Stock and may result in a lower value realized now than a shareholder might realize in the future had the shareholder redeemed their shares. Similarly, if a shareholder does not redeem their shares, the shareholder will bear the risk of ownership of the New Bird Class A Common Stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Switchback’s shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, holders of public shares are required to submit a request in writing and deliver their shares (either physically or electronically) to Switchback’s transfer agent at least two business days prior to the extraordinary general meeting. Shareholders electing to redeem their shares will receive their pro rata portion of the Trust Account, including interest not previously released to us to pay Switchback’s taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for additional information on how to exercise your redemption rights.

Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as more fully described in the subsection entitled “Extraordinary General Meeting — Redemption Rights,” tender their certificates to Switchback’s transfer agent or deliver their shares to the transfer agent electronically through DTC prior to 5:00 p.m., Eastern time, on October 29, 2021. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC and Switchback’s transfer agent will need to act to facilitate this request. It is Switchback’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Switchback does not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In addition, holders of outstanding Switchback Units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold Switchback Units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the Switchback Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Switchback Units, you must instruct such nominee to separate your Switchback Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of Switchback Units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Switchback Units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the Switchback Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

If a public shareholder fails to receive notice of Switchback’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Switchback will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite Switchback’s compliance with these rules, if a public shareholder fails to receive Switchback’s proxy materials, such shareholder may not become aware of the opportunity to redeem its public shares. In addition, the proxy materials that Switchback will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these or any other procedures, its public shares may not be redeemed.

If Switchback is unable to consummate the Business Combination or any other Initial Business Combination within the Combination Period, the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.

If Switchback is unable to consummate the Business Combination or any other Initial Business Combination within the Combination Period, Switchback will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Switchback to pay its taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of Switchback’s remaining shareholders and the Switchback Board, liquidate and dissolve, subject in each case of (b) and (c) above to Switchback’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

Whether a redemption of New Bird Class A Common Stock will be treated as a sale of such New Bird Class A Common Stock for U.S. federal income tax purposes will depend on a shareholder’s specific facts.

The U.S. federal income tax treatment of a redemption of New Bird Class A Common Stock will depend on whether the redemption qualifies as a sale of such New Bird Class A Common Stock under Section 302(a) of the Code, which will depend largely on the total number of shares of New Bird stock treated as held by the shareholder electing to redeem its New Bird Class A Common Stock (including any shares of constructively owned by the holder as a result of owning Switchback Warrants or otherwise) relative to all of the shares of New Bird stock outstanding both before and after the redemption. If such redemption is not treated as a sale of New Bird Class A Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution of cash from New Bird. For more information about the U.S. federal income tax treatment of the redemption of New Bird Class A Common Stock, see “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Redemption of New Bird Class A Common Stock” or “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders — Redemption of New Bird Class A Common Stock,” as applicable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements. Switchback based these forward-looking statements on its current expectations and projections about future events. All statements, other than statements of present or historical fact included in this proxy statement/prospectus, regarding the proposed Business Combination, Switchback’s ability to consummate the Business Combination, the benefits of the transaction, the post-combination company’s future financial performance following the Business Combination and the post-combination company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of Switchback’s management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project,” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, Switchback disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement/prospectus. Switchback cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Switchback.

In addition, Switchback cautions you that the forward-looking statements regarding Switchback and the post-combination company, which are included in this proxy statement/prospectus, are subject to the following factors:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Switchback following announcement of the Business Combination;

•

the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of Switchback, or satisfy the other conditions to closing in the Business Combination Agreement;

•	the ability to obtain or maintain the listing of New Bird Class A Common Stock on the NYSE following the Business Combination;

•	the risk that Switchback may not be able to consummate the PIPE Financing;

•	the risk that the proposed Business Combination disrupts current plans and operations of Bird or Switchback as a result of the announcement and consummation of the Business Combination;

•

Switchback’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of New Bird to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;

•	New Bird’s success in retaining or recruiting, or changes in, its officers, key employees or directors following the Business Combination;

•	the possibility of third-party claims against the Trust Account;

•	changes in applicable laws or regulations;

•	the possibility that COVID-19 may hinder Switchback’s ability to consummate the Business Combination;

•	the possibility that COVID-19 may adversely affect the results of operations, financial position, and cash flows of Switchback, Bird, or New Bird;

•	technological changes;

•	data security breaches or other network outages; and

•	the possibility that Switchback or New Bird may be adversely affected by other economic, business, or competitive factors.

Should one or more of the risks or uncertainties described in this proxy statement/prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in Switchback’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and subsequently filed Quarterly Reports on Form 10-Q. Switchback’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2020 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 present the combined financial information of Switchback and Bird after giving effect to the Business Combination and related adjustments described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33 10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination as if it was completed on June 30, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of Switchback and Bird and the related notes thereto as of and for the year ended December 31, 2020, the unaudited historical condensed financial statements of each of Switchback and Bird as of and for the six months ended June 30, 2021, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Switchback” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bird.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Bird’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of New Bird. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On May 11, 2021, Switchback entered into the Business Combination Agreement with Bird, under the terms of which, Bird and Switchback each created wholly owned subsidiaries, Bird Holdings and Merger Sub, respectively. Pursuant to the terms of the Business Combination Agreement, Switchback will merge with Bird Holdings, with Bird Holdings remaining as the surviving entity, and Merger Sub becoming Bird Holdings’ wholly owned subsidiary. Following the Domestication Merger, Merger Sub will merge with Bird, with Bird remaining as the surviving entity and a wholly owned subsidiary of Bird Holdings. After the Acquisition Closing Date, Bird Holdings will be the surviving corporation and is referred to as “New Bird.” The consideration due to Bird stockholders and Switchback shareholders in the Business Combination will consist entirely of New Bird Common Stock valued at $10.00 per share. Immediately following the closing of the Business Combination, New Bird expects the New Bird Class A Common Stock to trade on the NYSE under the ticker symbol “BRDS,” pending NYSE approval.

The unaudited pro forma condensed combined information assumes that Switchback’s shareholders approve the proposed Business Combination. Switchback’s public shareholders may elect to redeem their public shares for cash even if they approve the proposed Business Combination. Switchback cannot predict how many of its public shareholders will exercise their right to have their public shares redeemed for cash. As a result, New Bird has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios. As described in greater detail below, the first scenario, or “no redemption scenario,” assumes that none of Switchback’s public shareholders will exercise their right to have their public shares redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes redemption of the maximum number of public shares that could be redeemed for cash, while still providing New Bird with cash at closing of the Business Combination of no less than the minimum of $160.0 million required by the Business Combination Agreement. The actual results are expected to be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Bird is considered the accounting acquirer.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(in thousands, except number of shares amounts)

			Scenario 1 (Assuming No Redemptions into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	Switchback (Historical)	Bird (Historical)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$236	$101,340	$458,620	2(a)(d)(e)	$560,196	$142,370	2(a)(d)(e)	$243,946
Restricted cash and cash equivalents	—	21,411	—		21,411	—		21,411
Accounts receivable, net	—	1,733	—		1,733	—		1,733
Inventory	—	1,058	—		1,058	—		1,058
Prepaid expenses and other current assets	784	18,463	—		19,247	—		19,247

Total Current Assets	1,020	144,005	458,620		603,645	142,370		287,395

Property and equipment—net	—	2,769	—		2,769	—		2,769
Vehicle deposits	—	46,678	—		46,678	—		46,678
Vehicles, net	—	100,882	—		100,882	—		100,882
Goodwill	—	127,074	—		127,074	—		127,074
Other assets	—	5,308	—		5,308	—		5,308
Cash held in trust account	316,264	—	(316,264)	2(a)(d)	—	(316,264)	2(a)(d)	—

Total Assets	$317,284	$426,716	$142,356		$886,356	$(173,894)		$570,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	29	7,730	—		7,759	—		7,759
Note payable—current	—	9,920	—		9,920	—		9,920
Accrued expenses	188	22,971	—		23,159	—		23,159
Deferred revenue	—	44,364	—		44,364	—		44,364
Due to related party	340	—	(340)	2(b)	—	(340)	2(b)	—
Other current liabilities	—	10,357	2,396	2(c)	12,753	2,396	2(c)	12,753

Total Current Liabilities	557	95,342	2,056		97,955	2,056		97,955

Deferred legal fees	175	—	(175)		—	(175)		—
Derivative liability	—	136,414	(136,414)	2(g)	—	(136,414)	2(g)	—
Other liabilities	—	9,872	240,126	2(k)	249,998	240,126	2(k)	249,998
Switchback II and Private Placement Warrants	18,203	—	—		18,203	—		18,203
Deferred underwriting commissions	11,069	—	(11,069)	2(b)	—	(11,069)	2(b)	—

Total Liabilities	$30,004	$241,628	$94,524		$366,156	$94,524		$366,156

			Scenario 1 (Assuming No Redemptions into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	Switchback (Historical)	Bird (Historical)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Commitments and Contingencies
Redeemable convertible senior preferred stock, $0.000001 par value, 37,500,000 shares authorized and 29,234,172 shares issued and outstanding as of June 30, 2021	—	127,467	(127,467)	2(g)	—	(127,467)	2(g)	—
Redeemable convertible prime preferred stock and exchanged common stock, $0.000001 par value, 154,060,656 shares authorized and 153,738,961 shares issued and outstanding as of June 30, 2021	—	1,044,282	(1,044,282)	2(g)	—	(1,044,282)	2(g)	—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 28,227,902 shares subject to redemption at $10 per share	282,280	—	(282,280)	2(h)	—	(282,280)	2(h)	—
Stockholders’ Equity
Bird Founders convertible preferred stock, $0.000001 par value, 7,492,443 shares authorized and 4,540,177 shares issued and outstanding	—	—	—		—	—		—
Bird Common Stock, $0.000001 par value, 287,921,028 authorized and 61,997,762 shares outstanding	—	—	—		—	—		—
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—	—	2(e)(h)	—	—	2(e)(h)	—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 3,397,098 issued and outstanding not subject to redemption	—	—	—		—	—		—
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 7,906,250 shares issued and outstanding	1	—	(1)	2(i)	—	(1)	2(i)	—
New Bird Class A Common Stock	—	—	54	2(h)(g)(i)	54	51	2(g)(h)(i)	51
New Bird Class X Common Stock	—	—	3	2(g)	3	3	2(g)	3
Additional paid-in capital	7,075	87,517	1,533,921	2(l)	1,628,513	1,217,674	2(l)	1,312,266
Accumulated other comprehensive income (loss)	—	11,415	—		11,415	—		11,415
Accumulated deficit	(2,076)	(1,085,593)	(32,116)	2(c)(j)	(1,119,785)	(32,116)	2(c)(j)	(1,119,785)

Total Stockholders’ Equity	5,000	(986,661)	1,501,861		520,200	1,185,611		203,950

Total Liabilities, Redeemable Stock, and Stockholders’ Equity	$317,284	$426,716	$142,356		$886,356	$(173,894)		$570,106

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands, except number of shares and per share amounts)

			Scenario 1 (Assuming No Redemptions into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	Switchback (Historical)	Bird (Historical)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Sharing	$—	$78,287	$—		$78,287	$—		$78,287
Product sales	—	7,427	—		7,427	—		7,427

Total revenues	—	85,714	—		85,714	—		85,714
Cost of sharing, exclusive of depreciation	—	43,729	—		43,729	—		43,729
Cost of product sales	—	7,648	—		7,648	—		7,648
Depreciation on revenue earning vehicles	—	16,558	—		16,558	—		16,558

Gross margin	—	17,779	—		17,779	—		17,779

Research and development	—	13,292	—		13,292	—		13,292
Sales and marketing	—	7,488	—		7,488	—		7,488
General and administration	1,111	61,955	2,923	3(a)(b)	65,989	2,923	3(a)(b)	65,989
Administrative expenses—related party	113	—	(113)	3(a)	—	(113)	3(a)	—

Total operating expenses	1,224	82,735	2,810		86,769	2,810		86,769

Loss from operations	(1,224)	(64,956)	(2,810)		(68,990)	(2,810)		(68,990)

Interest expense	—	(4,686)	—		(4,686)	—		(4,686)
Other income (expense), net	—	(50,114)	(831)	3(a)	(50,945)	(831)	3(a)	(50,945)
Change in fair value of derivative warrant liabilities	957	—	(957)	3(a)	—	(957)	3(a)	—
Financing costs—derivative warrant liabilities	(567)	—	567	3(a)	—	567	3(a)	—
Loss upon issuance of private placement warrants	(1,221)	—	1,221	3(a)	—	1,221	3(a)	—
Net gain from investments held in Trust Account	14	—	(14)	3(c)	—	—	3(c)	14

Income (loss) before income taxes	(2,041)	(119,756)	(2,824)		(124,621)	(2,810)		(124,607)

Provision for income taxes	—	130	—		130	—		130

Net income (loss)	$(2,041)	$(119,886)	$(2,824)		$(124,751)	$(2,810)		$(124,737)

Adjustment to net loss attributable to common stockholders	—	(8,358)	—		(8,358)	—		(8,358)

Net loss attributable to common stockholders	$(2,041)	$(128,244)	$(2,824)		$(133,109)	$(2,810)		$(133,095)

Net loss per Class A Ordinary Share—basic and diluted	$(0.00)
Weighted average Class A Ordinary Shares outstanding—basic and diluted	31,625,000
Net loss per Class B Ordinary Share—basic and diluted	$(0.26)
Weighted average Class B Ordinary Shares outstanding—basic and diluted	7,843,577
Net loss per share of Bird Common Stock—basic and diluted		$(2.34)
Weighted average outstanding shares of Bird Common Stock—basic and diluted		54,701,454
Net loss per share of New Bird Class A Common Stock—basic and diluted					$(0.45)			$(0.51)
Weighted average shares of New Bird Class A Common Stock outstanding—basic and diluted					258,805,412			227,180,412
Net loss per share of New Bird Class X Common Stock—basic and diluted					$(0.45)			$(0.51)
Weighted average shares of New Bird Class X Common Stock outstanding—basic and diluted					34,749,276			34,749,276

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except number of shares and per share amounts)

						Scenario 1 (Assuming No Redemptions into Cash)
	Switchback (Historical)	Bird (Historical)	Bird Preferred Conversion and Senior Preferred Financing	Switchback IPO	Combined	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Sharing	$—	$79,941	$—	$—	$79,941	$—		$79,941
Product sales	—	14,660	—	—	14,660	—		14,660

Total revenues	—	94,601	—	—	94,601	—		94,601
Cost of sharing, exclusive of depreciation	—	71,628	—	—	71,628	—		71,628
Cost of product sales	—	22,716	—	—	22,716	—		22,716
Depreciation on revenue earning vehicles	—	23,791	—	—	23,791	—		23,791

Gross margin	—	(23,534)	—	—	(23,534)	—		(23,534)

Tariff reimbursement	—	(24,986)	—	—	(24,986)	—		(24,986)
Research and development	—	34,376	—	—	34,376	—		34,376
Sales and marketing	—	18,404	—	—	18,404	—		18,404
General and administration	35	152,910	—	—	152,945	11,793	4(a)(c)	164,738

Total operating expenses	35	180,704	—	—	180,739	11,793		192,532

Loss from operations	(35)	(204,238)	—	—	(204,273)	(11,793)		(216,066)

Interest expense	—	(6,844)	—	—	(6,844)	—		(6,844)
Other income (expense), net	—	2,634	(42,692)	(1,240)	(41,298)	(596)	4(b)	(41,894)
Interest income	—	282	—	—	282	—		282

Income (loss) before income taxes	(35)	(208,166)	(42,692)	(1,240)	(252,133)	(12,389)		(264,522)

Provision for income taxes	—	64	—	—	64	—		64

Net income (loss)	$(35)	$(208,230)	$(42,692)	$(1,240)	$(252,197)	$(12,389)		$(264,586)

Net loss per share attributable to common stockholders, basic and diluted	$(0.01)	$(4.90)			$(5.11)			$(0.90)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic and diluted	6,875,000	42,482,507			49,357,507			293,554,688

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except number of shares and per share amounts)

						Scenario 2 (Assuming Maximum Redemptions into Cash)
	Switchback (Historical)	Bird (Historical)	Bird Preferred Conversion and Senior Preferred Financing	Switchback IPO	Combined	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Sharing	$—	$79,941	$—	$—	$79,941	$—		$79,941
Product sales	—	14,660	—	—	14,660	—		14,660

Total revenues	—	94,601	—	—	94,601	—		94,601
Cost of sharing, exclusive of depreciation	—	71,628	—	—	71,628	—		71,628
Cost of product sales	—	22,716	—	—	22,716	—		22,716
Depreciation on revenue earning vehicles	—	23,791	—	—	23,791	—		23,791

Gross margin	—	(23,534)	—	—	(23,534)	—		(23,534)

Tariff reimbursement	—	(24,986)	—	—	(24,986)	—		(24,986)
Research and development	—	34,376	—	—	34,376	—		34,376
Sales and marketing	—	18,404	—	—	18,404	—		18,404
General and administration	35	152,910	—	—	152,945	11,793	4(a)(c)	164,738

Total operating expenses	35	180,704	—	—	180,739	11,793		192,532

Loss from operations	(35)	(204,238)	—	—	(204,273)	(11,793)		(216,066)

Interest expense	—	(6,844)	—	—	(6,844)	—		(6,844)
Other income (expense), net	—	2,634	(42,692)	(1,240)	(41,298)	(596)	4(b)	(41,894)
Interest income	—	282	—	—	282	—		282

Income (loss) before income taxes	(35)	(208,166)	(42,692)	(1,240)	(252,133)	(12,389)		(264,522)

Provision for income taxes	—	64	—	—	64	—		64

Net income (loss)	$(35)	$(208,230)	$(42,692)	$(1,240)	$(252,197)	$(12,389)		$(264,586)

Net loss per share attributable to common stockholders, basic and diluted	$(0.01)	$(4.90)			$(5.11)			$(1.01)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic and diluted	6,875,000	42,482,507			49,357,507			261,929,688

NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

Note 1—Description of the Business Combination

On May 11, 2021, Switchback entered into the Business Combination Agreement with Bird, under the terms of which Switchback will acquire Bird through a series of transactions and New Bird will become a publicly listed entity. After giving effect to the Business Combination, New Bird will own, directly or indirectly, all of the issued and outstanding equity interests of Bird and its subsidiaries and Switchback’s shareholders will hold a portion of New Bird Class A Common Stock.

In connection with consummation of the Business Combination, Switchback’s public shares and Class B Ordinary Shares will be converted into New Bird Class A Common Stock on a one-for-one basis. Each of the then-outstanding public warrants and private placement warrants will be canceled and converted on a one-for-one basis into redeemable warrants to acquire one share of New Bird Class A Common Stock. The Switchback Warrants are exercisable at any time commencing on the later of 30 days after the consummation of the Business Combination and 12 months from the closing of Switchback’s IPO.

On the Acquisition Closing Date, each outstanding share of Bird Common Stock as of immediately prior to the effective time of the Business Combination (including each share of Bird Preferred Stock that will have been converted on a one-for-one basis into shares of Bird Common Stock immediately prior to such time) will be canceled and converted into New Bird Common Stock based on the Exchange Ratio, and each outstanding Bird Option or Bird RSU Award (collectively, “Bird Awards”) will be converted into New Bird awards based on the Exchange Ratio. New Bird Common Stock includes both New Bird Class A Common Stock and New Bird Class X Common Stock. New Bird Class X Common Stock will be held exclusively by the Bird Founder, and provides for 20 votes per share.

In connection with the execution of the Business Combination Agreement, Switchback entered into subscription agreements with the New PIPE Investors, pursuant to which the New PIPE Investors agreed to purchase, in aggregate, 16,000,000 PIPE Shares at $10.00 per share for an aggregate commitment of $160.0 million in the PIPE Financing.

Subject to the terms and conditions set forth in the Business Combination Agreement and under the no redemption scenario, Bird’s stockholders will receive aggregate consideration with a value equal to $2.4 billion, which consists entirely of $2.4 billion in shares of New Bird Common Stock at the closing of the Business Combination, or 240.0 million shares based on an assumed stock price of $10.00 per share. Bird’s stockholders and Bird Awards holders will receive contingent consideration of up to 30.0 million shares (“Earnout Consideration”) contingent upon achieving certain market-based share price thresholds within the Earnout Period. Bird stockholders and Bird Awards holders are also entitled to Earnout Consideration if a change of control occurs within the Earnout Period, and the implied per share value of consideration transferred in such change of control meets the aforementioned market-based share price thresholds. Earnout Consideration issuable to unvested Bird Award holders is considered a stock-based compensation award due to continued service requirements, and therefore will be accounted for as stock-based compensation (see further discussion in Note 6).

In connection with the Business Combination, holders of Class B Ordinary Shares will forfeit up to 1,976,563 Switchback Founder Earn Back Shares if certain market-based share price thresholds are not achieved within the Earnout Period. Holder of Class B Ordinary Shares are also entitled to Switchback Founder Earn Back Shares if a change of control occurs within the Earnout Period, and the implied per share value of consideration transferred in such change of control meets the aforementioned market-based share price thresholds.

The following summarizes the pro forma shares of New Bird Common Stock outstanding under the two redemption scenarios, excluding the potential dilutive effect of the Earnout Consideration, Switchback Founder Earn Back Shares, and exercise of warrants:

	Scenario 1 (Assuming No Redemptions into Cash)		Scenario 2 (Assuming Maximum Redemptions into Cash)
	Shares	%	Shares	%
Switchback Public Shareholders	31,625,000	10.8%	—	—%
Switchback Founders	5,929,688	2.0%	5,929,688	2.2%
New Bird Class A Shareholders	205,250,724	69.9%	205,250,724	78.4%
New Bird Class X Shareholders	34,749,276	11.8%	34,749,276	13.3%
New PIPE Investors	16,000,000	5.5%	16,000,000	6.1%

Total Shares at Acquisition Closing (excluding unvested Bird Awards and earn out shares)	293,554,688	100%	261,929,688	100%

Expected Accounting Treatment for the Business Combination

Under both the no redemption and the maximum redemption scenarios, the Business Combination will be accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Switchback will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Bird issuing stock for the net assets of Switchback, accompanied by a recapitalization. The net assets of Switchback will be stated at historical cost, with no goodwill or other intangible assets recorded.

Note 2—Transaction Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. No tax adjustment has been computed for the pro forma New Bird financial results, as it expects to remain in a net loss position and maintain a full valuation allowance against its U.S. deferred tax assets. The pro forma transaction adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(a)

Cash. Reflects the impact of the Business Combination on the cash balance of New Bird. The table below represents the sources and uses of funds as it relates to the Business Combination (in thousands):

Bird historical cash balances(i)	$101,340
Switchback historical cash balances(ii)	236
Switchback cash held in Trust Account(iii)	316,264
Fees paid for deferred underwriting commissions and legal fees related to Switchback IPO(iv)	(11,244)
PIPE Financing, net of transaction costs(v)	153,600
Total excess cash to balance sheet from Business Combination—No redemption scenario(vi)	$560,196
Maximum redemption scenario transaction accounting adjustment to cash(vii)	(316,250)

Total excess cash to balance sheet from Business Combination—Maximum redemption scenario(vi)	$243,946

(i)	Represents the historical Bird cash and cash equivalents balance at June 30, 2021.
(ii)	Represents the historical Switchback cash and cash equivalents balance at June 30, 2021.

(iii)	Represents the amount of Switchback restricted investment and cash held in the Trust Account immediately prior to consummation of the Business Combination.
(iv)

Represents payment of estimated Business Combination transaction costs, inclusive of $11.1 million of deferred underwriting commissions and $0.1 million of legal fees from Switchback’s IPO payable upon consummation of the Business Combination.

(v)	Represents the proceeds of $160.0 million from the issuance of PIPE Shares to the New PIPE Investors, net of $6.4 million of issuance costs.
(vi)	Under both the no redemption and maximum redemption scenarios, the amount of excess cash of New Bird meets the required reserve of $160.0 million.
(vii)

Represents the amount paid to Switchback public shareholders who are assumed to have exercised redemption rights under the maximum redemption scenario. The maximum possible redemption amount is $316.3 million with a corresponding deduction to additional paid-in capital (31,625,000 shares at a redemption price of $10.00 per share, plus any interest accrued in the cash held in Trust Account).

(b)

Presentation Alignment. The following summary represents reclassifications to conform Switchback’s financial information to financial statement line items and presentation of New Bird based on Bird’s financial statement presentation:

Switchback Balance Sheet Alignment Adjustments

(i)	Due to related party reclassified to other liabilities

(ii)	Deferred underwriting commissions and deferred legal fees reclassified to other liabilities

(c)

Transaction Costs. Represents an adjustment to reflect the accrual of additional estimated transaction costs incurred by Switchback and Bird after June 30, 2021 until the consummation of the Business Combination and results in a $2.1 million increase to other current liabilities. $0.1 million of the transaction costs were deemed to be incurred in conjunction with recognition of the liability-classified Switchback Warrants and is therefore reflected as a charge to accumulated deficit. The remaining $1.9 of transaction costs is recognized as a decrease to additional paid-in capital.

(d)

Cash Held in Trust. Represents release of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination to fund the closing of the Business Combination, net of settlement of deferred underwriting commissions and legal fees from Switchback’s IPO (see Note 2(a)).

(e)

PIPE Funds. Reflects the proceeds of $160,000,000 from the issuance of 16,000,000 PIPE Shares at $10.00 per share with par value of $0.0001 to the New PIPE Investors, offset by the issuance costs of 4% of gross proceeds, or $6.4 million.

(f)

Earnout Consideration (No Service Requirement). Reflects the fair value of the Earnout Consideration liability potentially issuable to Bird stockholders that is not subject to a continued service requirement. This portion of the Earnout Consideration is liability-classified due to failure to meet the equity classification criteria under ASC 815-40. The Earnout Consideration liability will be remeasured at fair value through net income (loss) at each reporting period subsequent to the closing of the Business Combination. For purposes of pro forma transaction adjustments, however, as subsequent fair value of the Earnout Consideration liability cannot be estimated at the closing date of the Business Combination, there will be no pro forma impact to the statement of operations related to the remeasurement of this Earnout Consideration liability. The total fair value of the Earnout Consideration liability is $235.1 million, of which $222.3 million has no service requirement and, therefore, is liability-classified pursuant to ASC 815-40.

(g)

Bird Equity Conversion and Business Combination Consideration. The following table represents the impact of the Business Combination on stockholders’ equity assuming no redemptions by Switchback’s public shareholders.

	Shares Outstanding as of June 30, 2021	Exercised Options after June 30, 2021	Automatic Exercise of Bird Senior Preferred Warrants(i)	Conversion of Bird Preferred Stock(ii)	Bird Shares Outstanding Immediately Prior to Closing(iii)	Shares of New Bird Issued to Bird Stockholders(iv)
Bird Senior Preferred Warrants Outstanding	3,207,677	—	(3,207,677)	—	—	—
Bird Senior Preferred Stock Outstanding	29,234,172	—	3,207,677	(32,441,849)	—	—
Prior Bird Preferred Stock and Exchanged Common Stock Outstanding	158,279,138	—	—	(158,279,138)	—	—
Bird Common Stock Outstanding	61,997,762	26,137	—	209,692,859	271,716,758	240,000,000
Bird Options and Bird RSU Awards Outstanding	23,484,958	(26,137)	—	—	23,458,821	20,720,537

Total	276,203,707	—	—	18,971,872	295,175,579	260,720,537

(i)	To reflect the automatic exercise of Bird Senior Preferred Warrants of $130.9 million into 3,207,677 shares of Bird Senior Preferred Stock.
(ii)

To reflect the conversion of Bird Preferred Stock and exchanged Bird Common Stock of $1,044.3 million into 158,279,138 shares of Bird Common Stock and $127.5 million of Bird Senior Preferred Stock into 32,441,849 shares of Bird Common Stock.

(iii)

To reflect the $0.0001 par value impact on additional paid in capital pursuant to the 240,000,000 shares of New Bird Common Stock issued as consideration in the Business Combination. These amounts are based on expected Exchange Ratio of 0.883 at the effective time of the Business Combination.

(iv)

Of the 240,000,000 shares of New Bird Common Stock to be issued as consideration to Bird stockholders in the Business Combination, 205,250,724 shares are expected to be New Bird Class A Common Stock and 34,749,276 shares are expected to be New Bird Class X Common Stock.

(h)

Reclassification of Switchback Class A Ordinary Shares. Reflects the reclassification of Switchback Class A Ordinary Shares into New Bird Class A Common Stock and additional paid-in capital of $315.0 million under the no redemption scenario, less the impact of reclassification of $32.9 million from permanent equity to temporary equity based on 3,397,098 redeemable Class A Ordinary Shares recorded in permanent equity at $9.70 per share (after allocation of $10.00 per share of proceeds from the IPO between Switchback’s public warrants and Class A Ordinary Shares). The $32.9 million adjustment consists of a reclassification of additional paid-in capital of $7.1 million and accumulated deficit of $25.9 million to mezzanine equity-classified Class A Ordinary Shares under both the no redemption and maximum redemption scenarios.

(i)

Reclassification of Switchback Class B Ordinary Shares and Switchback Founder Earn Back Shares. Reflects the reclassification of Switchback Founder Shares from Class B Ordinary Shares to New Bird Class A Common Stock at the Acquisition Closing Date and the reclassification of the par value and additional paid in capital related to the 25% of Class B Ordinary Shares that represent Switchback Founder Earn Back Shares into a liability at fair value of $17.9 million.

(j)

Issuance of Bird RSU Awards. On April 2, 2021 and July 12, 2021, Bird issued 4.8 million and 0.7 million Bird RSU Awards, respectively, to certain employees under the 2017 Plan. Such Bird RSU Awards vest based on a combination of service and performance conditions between one and four years. Certain issued Bird RSU Awards will meet the performance vesting conditions either shortly prior to, or as of, the Acquisition Closing Date. Accordingly, this adjustment reflects $6.2 million credited to additional paid in capital with an offset to accumulated deficit for Bird RSU Awards that were reflected as attributed compensation expense (see Note 4(c) below).

(k)	Other Liabilities. The components of adjustments to other liabilities are as follows:

	Footnote Reference	Adjustment under No Redemptions and Maximum Redemptions Scenarios
Presentational alignment of deferred underwriting commissions and deferred legal fees	2(a)(iv), 2(b)(ii)	$11,244
Settlement of deferred underwriting commissions and deferred legal fees	2(a)(iv), 2(b)(ii)	(11,244)
Earnout Consideration	2(f)	222,251
Reclassification of Switchback Class B Ordinary Shares and Switchback Founder Earn Back Shares	2(i)	17,875

Total Pro Forma Adjustments		$240,126

(l)	Additional Paid-In Capital. The components of transaction adjustments to additional paid-in capital are as follows:

	Scenario 1 (Assuming No Redemptions into Cash)		Scenario 2 (Assuming Maximum Redemptions into Cash)
Transaction costs	2(c)	$(1,976)	2(c)	$(1,976)
PIPE Financing, comprising proceeds of $160.0 million, offset by issuance costs of $(6.4) million	2(e)	153,598	2(e)	153,598
Earnout Consideration	2(f)	(222,251)	2(f)	(222,251)
Equity consideration paid in the Business Combination, comprising exercise of Bird Senior Preferred Warrants of $130.9 million, and conversion of Bird Preferred Stock and Bird Senior Preferred Stock of $1,044.3 million and $127.5 million, respectively	2(g)(i), 2(g)(ii)	1,308,139	2(g)(i), 2(g)(ii)	1,308,139
Reclassification of Switchback Class A Ordinary Shares comprising of reclassification of Switchback Class A Ordinary Shares of $315.0 million offset by reclassification from permanent equity of $(7.1) million	2(h)	308,113	2(h)	308,113
Reclassification of Switchback Class B Ordinary Shares and Switchback Founder Earn Back Shares	2(i)	(17,875)	2(i)	(17,875)
Issuance of Bird RSU Awards	2(j)	6,173	2(j)	6,173
Switchback public shareholder exercise of redemption rights		—	2(a)(viii)	(316,247)

Total Pro Forma Adjustments		1,533,921		1,217,674

Note 3—Transaction Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2021

(a)

Presentation Alignment The following summary represents reclassifications to conform Switchback’s financial information to financial statement line items and presentation of New Bird based on Bird’s financial statement presentation:

Switchback Income Statement Alignment Adjustments

(i)	Administrative expenses—related party reclassified to general and administrative

(ii)	Change in fair value of derivative warrant liabilities reclassified to other income (expense), net

(iii)	Financing costs—derivative warrant liabilities reclassified to other income (expense), net

(iv)	Loss upon issuance of private placement warrants reclassified to other income (expense), net

(b)

Earnout Consideration (Service Requirement). Reflects one-quarter of compensation expense recognized for the portion of Earnout Consideration subject to a service condition based on a grant date fair value of $12.8 million with a derived requisite service period of 2.28 years.

(c)	Elimination of Gain from Investments Held in Trust Account. Reflects the elimination of investment income related to investments held in the Trust Account.

Note 4—Transaction Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020

The pro forma Business Combination adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are as follows:

(a)

Earnout Consideration (Service Requirement). Reflects one year of compensation expense recognized for the portion of Earnout Consideration subject to a service condition based on a grant date fair value of $12.8 million with a derived requisite service period of 2.28 years.

(b)	Transaction Costs Associated with Warrants. Reflects the pro rata allocation of transaction costs related to warrants.

(c)

Compensation Expense Associated with Bird RSU Awards. On April 2, 2021 and July 12, 2021, Bird issued 4.8 million and 0.7 million Bird RSU Awards, respectively, to certain employees under the 2017 Plan. Such Bird RSU Awards vest based on a combination of service and performance conditions between one and four years. Certain issued Bird RSU Awards will meet the performance vesting conditions either shortly prior to, or as of, the Acquisition Closing Date. Accordingly, this adjustment reflects $6.2 million of compensation expense for Bird RSU Awards that will vest upon the Acquisition Closing Date, as well as for attribution of compensation expense to granted but unvested Bird RSU Awards. Attribution was based on a $6.55 and $8.33 per Bird RSU Award preliminary grant date fair value estimate, respectively, using a straight-line recognition method as an approximation of the accelerated method of compensation expense recognition.

Note 5—Loss per Share

Net loss per share is calculated by applying the two-class method and using the pro forma weighted average New Bird Class A Common Stock and New Bird Class X Common Stock outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted-average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption related to the public shares for the six months ended June 30, 2021 and the year ended December 31, 2020:

	Six Months Ended June 30, 2021
	Scenario 1 (Assuming No Redemptions into Cash)		Scenario 2 (Assuming Maximum Redemptions into Cash)
(in thousands, except share and per share data)	New Bird Class A Common Stock	New Bird Class X Common Stock	New Bird Class A Common Stock	New Bird Class X Common Stock
Pro forma net loss attributable to common stockholders	$(117,352)	$(15,757)	$(115,438)	$(17,657)
Pro forma weighted average shares outstanding—basic and diluted	258,805,412	34,749,276	227,180,412	34,749,276
Pro forma net loss per share attributable to common stockholders—basic and diluted	$(0.45)	$(0.45)	$(0.51)	$(0.51)
Pro forma weighted average shares outstanding—basic and diluted
Switchback Public Shareholders	31,625,000	—	—	—
Switchback Founders	5,929,688	—	5,929,688	—
Total Switchback	37,554,688	—	5,929,688	—
Bird(1)	205,250,724	34,749,276	205,250,724	34,749,276
New PIPE Investors	16,000,000	—	16,000,000	—

Pro forma weighted average shares outstanding—basic and diluted(2)	258,805,412	34,749,276	227,180,412	34,749,276

	Year Ended December 31, 2020
	Scenario 1 (Assuming No Redemptions into Cash)		Scenario 2 (Assuming Maximum Redemptions into Cash)
(in thousands, except share and per share data)	New Bird Class A Common Stock	New Bird Class X Common Stock	New Bird Class A Common Stock	New Bird Class X Common Stock
Pro forma net loss attributable to common stockholders	$(233,266)	$(31,320)	$(229,484)	$(35,102)
Pro forma weighted average shares outstanding—basic and diluted	258,805,412	34,749,276	227,180,412	34,749,276
Pro forma net loss per share attributable to common stockholders—basic and diluted	$(0.90)	$(0.90)	$(1.01)	$(1.01)
Pro forma weighted average shares outstanding—basic and diluted
Switchback Public Shareholders	31,625,000	—	—	—
Switchback Founders	5,929,688	—	5,929,688	—

Total Switchback	37,554,688	—	5,929,688	—
Bird(1)	205,250,724	34,749,276	205,250,724	34,749,276
New PIPE Investors	16,000,000	—	16,000,000	—

Pro forma weighted average shares outstanding—basic and diluted(2)	258,805,412	34,749,276	227,180,412	34,749,276

(1)

Excludes 20.8 million shares of New Bird Common Stock that will be issued upon the occurrence of future events (i.e., vesting of restricted stock or exercise of stock options). Total consideration to be issued to Bird stockholders is $2.4 billion, or 240.0 million shares ($10.00 per share price). The total shares to be issued include all issued and outstanding Bird Common Stock and Bird Preferred Stock. Accordingly, the weighted-average pro forma shares outstanding at closing excludes the portion of consideration shares that will be unvested, unissued, and/or unexercised at the Acquisition Closing Date.

(2)

For the purposes of applying the treasury stock method for calculating diluted earnings per share, it was assumed that all outstanding Bird Restricted Stock, Bird Options, Switchback Warrants, existing Bird Warrants, Bird’s liability-classified earnout (not subject to a continued service requirement), Bird’s equity-classified earnout (subject to a continued service requirement), and Switchback Founder Earn Back Shares are exchanged for New Bird Class A Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share. Shares underlying these instruments are as follows: (a) 20.8 million shares of New Bird Common Stock for outstanding restricted stock and stock options; (b) 11.9 million Class A Ordinary Shares underlying the Switchback Warrants; (c) 0.1 million shares of New Bird Class A Common Stock underlying Bird Warrants prior to consummation of the Business Combination; (d) 28.4 million shares of New Bird Class A Common Stock underlying Bird’s liability-classified earnout; and (e) 2.0 million shares of New Bird Class A Common Stock underlying Switchback’s Founder Earn Back Shares. New Bird Class A Common Stock and New Bird Class X Common Stock issuable as Earnout Consideration is not included in the weighted average shares outstanding as the contingency to the Earnout Consideration getting issued has not yet been resolved at December 31, 2020 or June 30, 2021.

Note 6—Earnout Shares

The Earnout Consideration issuable to Bird stockholders and vested Bird Award holders, and the Switchback Founder Earn Back Shares are expected to be accounted for as liability classified equity-linked instruments that are earned upon the achievement of certain triggering events. The preliminary estimated fair value of the Switchback Founder Earn Back Shares and the liability classified portion of the Earnout Consideration is $17.9 million and $222.3 million, respectively.

The Earnout Consideration issuable to unvested Bird Award holders is considered a stock-based compensation award due to the requirement that Bird Award holders must remain employed by New Bird in order not to forfeit such unvested Bird Awards and in order to be eligible to receive the Earnout Consideration. The preliminary grant date fair value estimate of the stock-based compensation portion of the Earnout Consideration is $12.8 million (see Note 3(b) and Note 4(a) for further discussion on pro forma impacts to the statements of operations).

The fair value of the Earnout Consideration and the Switchback Founder Earn Back Shares were determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the Earnout Period. The preliminary estimated fair value of the Switchback Founder Earn Back Shares and Earnout Consideration was determined using the most reliable information available to estimate current stock price, expected volatility, the risk-free interest rate, the expected term, and expected dividend yield.

COMPARATIVE SHARE INFORMATION

The following table sets forth historical comparative share information for Switchback and Bird, respectively, and unaudited pro forma condensed combined per share information of New Bird after giving effect to the Business Combination presented under two scenarios:

•	Assuming No Redemptions — This scenario assumes that no Class A Ordinary Shares are redeemed.

•

Assuming Maximum Redemptions — This scenario assumes that 31,625,000 Class A Ordinary Shares are redeemed for an aggregate payment of $316.3 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the Trust Account balance as of June 30, 2021 in order for the amount of cash on hand to satisfy the minimum amount required to consummate the Business Combination of at least $160.0 million after giving effect to the PIPE Financing.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2021. The weighted average shares outstanding and net loss per share information reflect the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of Switchback and Bird and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of Switchback and Bird is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date of period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Switchback and Bird would have been had the companies been combined during the periods presented.

	Historical		Pro Forma Combined		Bird Equivalent Pro Forma per Share Data(3)
	Switchback	Bird	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
As of and for the Six Months Ended June 30, 2021(1)
Book value per share(2)	$7.28	$3.38	$1.77	$0.78	$1.57	$0.69
Net income (loss) per Class A Ordinary Share—basic and diluted	$0.00
Weighted average Class A Ordinary Shares outstanding—basic and diluted	31,625,000
Net loss per Class B Ordinary Share—basic and diluted	$(0.26)
Weighted average Class B Ordinary Shares outstanding—basic and diluted	7,843,577
Net loss per share of Bird Common Stock—basic and diluted		$(2.34)
Weighted average shares outstanding of Bird Common Stock—basic and diluted		54,701,454
Net income (loss) per share of New Bird Class A Common Stock—basic and diluted			$(0.45)	$(0.51)	$(0.40)	$(0.45)
Weighted average shares of New Bird Class A Common Stock outstanding—basic and diluted			258,805,412	227,180,412
Net income (loss) per share of New Bird Class X Common Stock—basic and diluted			$(0.45)	$(0.51)	$(0.40)	$(0.45)
Weighted average shares of New Bird Class X Common Stock outstanding—basic and diluted			34,749,276	34,749,276
As of and for the Year Ended December 31, 2020(1)
Net income (loss) per Class A Ordinary Share—basic and diluted
Weighted average Class A Ordinary Shares outstanding—basic and diluted
Net loss per Class B Ordinary Share—basic and diluted	$(0.01)
Weighted average Class B Ordinary Shares outstanding—basic and diluted	6,875,000
Net loss per share of Bird Common Stock—basic and diluted		$(4.90)
Weighted average shares outstanding of Bird Common Stock—basic and diluted		42,482,507
Net income (loss) per share of New Bird Class A Common Stock—basic and diluted			$(0.90)	$(1.01)	$(0.80)	$(0.89)

	Historical		Pro Forma Combined		Bird Equivalent Pro Forma per Share Data(3)
	Switchback	Bird	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)	Scenario 1 (Assuming No Redemptions)	Scenario 2 (Assuming Maximum Redemptions)
Weighted average shares of New Bird Class A Common Stock outstanding—basic and diluted			258,805,412	227,180,412
Net income (loss) per share of New Bird Class X Common Stock—basic and diluted			$(0.90)	$(1.01)	$(0.80)	$(0.89)
Weighted average shares of New Bird Class X Common Stock outstanding—basic and diluted			34,749,276	34,749,276

(1)	There were no cash dividends declared in the period presented.
(2)	Book value per share is calculated as (a) total permanent and temporary equity divided by (b) the total number of weighted average Ordinary Shares outstanding in permanent and temporary equity.
(3)

The equivalent per share data for Bird is calculated by multiplying the combined pro forma per share data by the Exchange Ratio. The weighted average shares outstanding includes outstanding Bird Preferred Stock, which will be converted into shares of Bird Common Stock immediately prior to the Business Combination.

MARKET PRICE AND DIVIDEND INFORMATION

Switchback

The Switchback Units, Class A Ordinary Shares, and public warrants are currently listed on the NYSE under the symbols “SWBK.U,” “SWBK,” and “SWBK WS,” respectively.

The closing price of the Switchback Units, Class A Ordinary Shares, and public warrants on May 7, 2021, the last trading day prior to the publication of articles speculating about the Business Combination, was $10.22, $9.93, and $1.71, respectively. The closing price of the Switchback Units, Class A Ordinary Shares, and public warrants on May 11, 2021, the last trading day before the announcement of the execution of the Business Combination Agreement, was $10.21, $9.97, and $1.26, respectively. As of August 16, 2021, the record date for the extraordinary general meeting, the closing price for the Switchback Units, Class A Ordinary Shares, and Switchback Warrants was $10.16, $9.93, and $1.37, respectively.

Holders of the Switchback Units, Class A Ordinary Shares, and Switchback Warrants should obtain current market quotations for their securities. The market price of Switchback’s securities could vary at any time before the Business Combination.

Holders

As of October 5, 2021, there was one holder of record of Switchback Units, one holder of record of the Class A Ordinary Shares, three holders of record of the Class B Ordinary Shares, one holder of record of the public warrants and one holder of record of the private placement warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Switchback Units, public shares, and public warrants are held of record by banks, brokers, and other financial institutions.

Dividend Policy

Switchback has not paid any cash dividends on the Ordinary Shares to date and does not intend to pay cash dividends prior to the consummation of the Business Combination. The payment of cash dividends in the future will be dependent upon New Bird’s revenues and earnings, if any, capital requirements, and general financial condition subsequent to consummation of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Bird Board.

Bird

Historical market price information for Bird is not provided because there is no public market for Bird’s securities. For more information regarding Bird’s liquidity and capital resources, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bird.”

EXTRAORDINARY GENERAL MEETING

General

Switchback is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Switchback Board for use at the extraordinary general meeting to be held on November 2, 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Switchback’s shareholders on or about October 7, 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

All shareholders of Switchback as of the record date, or their duly appointed proxies, may attend the extraordinary general meeting. For the purpose of satisfying requirements of Cayman Islands law, the extraordinary general meeting will be conducted at a physical location. However, in light of the health risks associated with the ongoing COVID-19 pandemic, Switchback is also providing a live webcast of the extraordinary general meeting via a virtual shareholder meeting format. To support the well-being of Switchback’s shareholders, directors, and officers, Switchback encourages you to attend the extraordinary general meeting virtually via live webcast by visiting https://www.cstproxy.com/switchbackii/2021.

Switchback’s virtual extraordinary general meeting format uses technology designed to increase shareholder access, save Switchback and its shareholders time and money, and provide its shareholders rights and opportunities to participate in the virtual extraordinary general meeting similar to those they would have at the in-person extraordinary general meeting, at no cost. In addition to online attendance, Switchback provides shareholders with an opportunity to hear all portions of the official extraordinary general meeting as conducted by the Switchback Board, submit written questions and comments during the extraordinary general meeting, and vote online during the open poll portion of the extraordinary general meeting. Switchback welcomes your suggestions on how it can make its virtual extraordinary general meeting more effective and efficient.

Shareholders will have multiple opportunities to submit questions to Switchback for the extraordinary general meeting. Shareholders who wish to submit a question in advance may do so by pre-registering online and then selecting the chat box link. Shareholders also may submit questions live during the meeting. Questions pertinent to extraordinary general meeting matters may be recognized and answered during the extraordinary general meeting in Switchback’s discretion, subject to time constraints. Switchback reserves the right to edit or reject questions that are inappropriate for extraordinary general meeting matters. In addition, Switchback will offer live technical support for all shareholders attending the extraordinary general meeting virtually.

To attend online and participate in the extraordinary general meeting, shareholders of record will need to visit https://www.cstproxy.com/switchbackii/2021 and enter the control number provided on your proxy card, regardless of whether you pre-registered.

Date, Time, and Place

The extraordinary general meeting will be held in person on November 2, 2021, at 10:00 a.m., Eastern time, at the offices of Vinson & Elkins L.L.P., located at 2001 Ross Avenue, Suite 3900, Dallas, Texas 75201, or such other date, time, and place to which such meeting may be adjourned, to consider and vote upon the Proposals. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, Switchback is also planning for the meeting to be held virtually pursuant to the procedures described in this proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and the Existing Organizational Documents.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, Switchback is asking the holders of Class A Ordinary Shares and Class B Ordinary Shares to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned Ordinary Shares, i.e., Class A Ordinary Shares or Class B Ordinary Shares, at the close of business on August 16, 2021, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 39,531,250 Class A Ordinary Shares and Class B Ordinary Shares outstanding in the aggregate, of which 31,625,000 were public shares and 7,906,250 were Switchback Founder Shares held by the initial shareholders.

Vote of the Sponsor and the Directors and Officers of Switchback

The Sponsor and Switchback’s directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination and the other Proposals.

The Sponsor and Switchback’s directors and officers have waived any redemption rights, including with respect to Class A Ordinary Shares purchased in the IPO or in the aftermarket, in connection with the Business Combination. The Switchback Founder Shares held by the Sponsor and Switchback’s independent directors have no redemption rights upon Switchback’s liquidation and will be worthless if Switchback does not effect an Initial Business Combination within the Combination Period. However, the Sponsor and Switchback’s directors and officers are entitled to redemption rights upon Switchback’s liquidation with respect to any Class A Ordinary Shares they may own.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of Switchback’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote thereat attend in person, online, or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Acquisition Merger Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal is being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Approval of the Domestication Merger Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Domestication Closing and Acquisition Closing are conditioned on the approval of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on each of the other Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to Switchback Shareholders

After careful consideration, the Switchback Board recommends that Switchback’s shareholders vote “FOR” each Proposal being submitted to a vote of the shareholders at the extraordinary general meeting.

For a more complete description of Switchback’s reasons for the approval of the Business Combination and the recommendation of the Switchback Board, see the subsection entitled “The Business Combination — The Switchback Board’s Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each Class A Ordinary Share and each Class B Ordinary Share that you own in your name entitles you to one vote on each of the Proposals for the extraordinary general meeting. Your one or more proxy cards show the number of Class A Ordinary Shares and Class B Ordinary Shares that you own. There are several ways to vote your Class A Ordinary Shares and Class B Ordinary Shares:

•

You can vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting virtually or in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.

•

You can attend the extraordinary general meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your Class A Ordinary Shares or Class B Ordinary Shares are held in the name of your broker, bank, or other nominee, you must get a proxy from the broker, bank, or other nominee. That is the only way that Switchback can be sure that the broker, bank, or nominee has not already voted your Class A Ordinary Shares or Class B Ordinary Shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the extraordinary general meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Switchback’s secretary, in writing, before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting virtually, revoke your proxy, and vote online, as indicated above.

No Additional Matters May Be Presented at the Extraordinary General Meeting

The extraordinary general meeting has been called to consider only the approval of the Business Combination Proposals, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal. Under the Existing Organizational Documents, other than procedural matters incident to the conduct of the extraordinary general meeting, no other matters may be considered at the extraordinary general meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the extraordinary general meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Class A Ordinary Shares or Class B Ordinary Shares, you may call Morrow Sodali LLC, Switchback’s proxy solicitor, at (800) 662-5200 (banks and brokerage firms, please call collect at (203) 658-9400).

Redemption Rights

Pursuant to the Existing Organizational Documents, a public shareholder may request that Switchback redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(a)

hold public shares or, if you hold public shares through Switchback Units, you elect to separate your Switchback Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(b)

submit a written request to Continental Stock Transfer & Trust Company, Switchback’s transfer agent, in which you (i) request that New Bird redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

(c)	deliver your public shares to Continental Stock Transfer & Trust Company, Switchback’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on October 29, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of Switchback Units must elect to separate the Switchback Units into the underlying Class A Ordinary Shares and public warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their Switchback Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the Switchback Units into the underlying public shares and public warrants. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of Switchback Units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the Switchback Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. If a holder holds Switchback Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Switchback’s transfer agent, directly and instruct it to do so.

The redemption rights include the requirement that a holder must identify itself to Switchback in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their public shares even if they vote “FOR” the Business Combination Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its redemption right with respect to all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Bird will redeem the related shares of New Bird Class A Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will not own public shares or shares of New Bird Class A Common Stock following the redemption. The redemption will take place following the Domestication Merger and, accordingly, it is shares of New Bird Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.

Prior to exercising redemption rights, shareholders should verify the market price of the Class A Ordinary Shares as they may receive higher proceeds from the sale of their Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Switchback cannot assure you that you will be able to sell the Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, the Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, New Bird’s future growth following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Switchback does not consummate an Initial Business Combination within the Combination Period, it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the public shareholders and the public warrants will expire worthless.

Appraisal Rights

There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares, or Switchback Warrants in connection with the Business Combination under Cayman Islands law or the DGCL.

Proxy Solicitation Costs

Switchback is soliciting proxies on behalf of the Switchback Board. This solicitation is being made by mail but also may be made by telephone or in person. Switchback and its directors, officers, and employees may also solicit proxies in person. Switchback will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Switchback will bear the cost of the solicitation.

Switchback has engaged Morrow Sodali LLC to assist in the proxy solicitation process. Switchback will pay that firm a fee of $37,500, in addition to a performance fee of $50,000, plus disbursements. Switchback will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages, and expenses. Switchback will ask banks, brokers and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Switchback will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement and the transactions contemplated thereby, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties, and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties, and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual state of facts about the respective parties. We do not believe that the Schedules contain information that is material to an investment decision. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in Switchback’s or New Bird’s public disclosures. However, each of Switchback and New Bird acknowledges that its public disclosures must include any material information necessary to provide investors with a materially complete understanding of the Business Combination Agreement. Therefore, to the extent that specific material facts exist that contradict the representations, warranties, and covenants in the Business Combination, Switchback and/or New Bird will provide corrective disclosures. Furthermore, if subsequent information concerning the subject matter of the representations, warranties, and covenants in the Business Combination Agreement is not fully reflected in Switchback’s and/or New Bird’s public disclosures, Switchback and/or New Bird will update such disclosures to include any material information necessary to provide investors with a materially complete understanding of the disclosures in the Business Combination Agreement.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

General: Structure of the Business Combination

On May 11, 2021, Switchback, Merger Sub, Bird Holdings, and Bird entered into the Business Combination Agreement, pursuant to which the Business Combination will be effected in two steps: (a) on the Domestication Closing Date, Switchback will reincorporate to the State of Delaware by merging with and into Bird Holdings, with Bird Holdings surviving the Domestication Merger as a publicly traded entity and becoming the sole owner of Merger Sub; and (b) on the Acquisition Closing Date, Merger Sub will merge with and into Bird, with Bird surviving the Acquisition Merger as a wholly owned subsidiary of New Bird. The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below.

The Domestication Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware and a plan of merger with the Registrar of Companies in the Cayman Islands (the “Domestication Plan of Merger”), and will be effective immediately upon such filings or upon such later time as may be agreed by the parties and specified in such certificate of merger. At least one business day, but no more than two business days, after the Domestication Merger Effective Time, and no later than three business days following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement

(other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time), the Acquisition Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware.

The parties will hold the Domestication Closing immediately prior to such filing of the certificate of merger and Domestication Plan of Merger with respect to the Domestication Merger on the Domestication Closing Date. On the business day following the Domestication Closing Date or such later date as the parties may agree in writing that is no more than two business days after the Domestication Closing Date, and no later than three business days after the date of the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, the parties will hold the Acquisition Closing immediately prior to such filing of the certificate of merger with respect to the Acquisition Merger on the Acquisition Closing Date. For the avoidance of doubt, the Domestication Merger, the Domestication Closing, and the Domestication Merger Effective Time will all occur at least one day prior to, and independent of, the Acquisition Merger, the Acquisition Closing, and the Acquisition Merger Effective Time and, on the Acquisition Closing Date, the PIPE Financing will be consummated prior to the Acquisition Merger and the Acquisition Merger Effective Time.

Conversion of Securities

At the Domestication Merger Effective Time, by virtue of the Domestication Merger and without any action on the part of Switchback, Merger Sub, Bird, Bird Holdings, or the holders of any of Switchback’s or Bird Holdings’ securities:

•	each then-outstanding share of Bird Holdings Common Stock will be redeemed for par value;

•	each then-outstanding Class A Ordinary Share will be canceled and converted, on a one-for-one basis, into a share of New Bird Class A Common Stock;

•	each then-outstanding Class B Ordinary Share will be canceled and converted, on a one-for-one basis, into a share of New Bird Class B Common Stock;

•	each then-outstanding Switchback Warrant will be assumed and converted automatically into a New Bird Warrant pursuant to the Warrant Agreement; and

•	each then-outstanding Switchback Unit will be canceled and converted into a New Bird Unit, each consisting of one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant.

On the Acquisition Closing Date and immediately prior to the Acquisition Merger Effective Time, each then-outstanding share of Bird Preferred Stock and Bird Founders Preferred Stock will convert automatically into a number of shares of Bird Common Stock at the then-effective conversion rate in accordance with the terms of the Bird Charter. Each share of Bird Prime Preferred Stock and Bird Founders Preferred Stock is expected to convert in connection with the Conversion on a one a one-for-one basis into a share of Bird Common Stock, and each share of Bird Senior Preferred Stock is expected to convert at a rate of approximately one and one-third share of Bird Common Stock for each share of Bird Senior Preferred Stock.

At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of New Bird, Merger Sub, Bird, or the holders of the following securities:

•

each then-outstanding share of Bird Common Stock (including shares of Bird Common Stock resulting from the Conversion, but excluding shares of Bird Restricted Stock) will be canceled and converted into (a) the right to receive (i) with respect to the Bird Founder, the number of shares of Class X Common Stock equal to the Exchange Ratio and (ii) with respect to all other Eligible Bird Equityholders, the number of shares of Class A Common Stock equal to the Exchange Ratio, and (b) the contingent right to receive Earnout Shares as additional consideration;

•	all shares of Bird Common Stock and Bird Preferred Stock held in the treasury of Bird will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•	each then-outstanding share of Merger Sub Common Stock will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of Bird Common Stock;

•

each then-outstanding and unexercised Bird Series C-1 Warrant will automatically be assumed and converted into a warrant to purchase a number of shares of New Bird Class A Common Stock equal to the product of (x) the number of shares of Bird Common Stock subject to such Bird Series C-1 Warrant (assuming the shares of Bird Series C-1 Prime Preferred Stock subject to such Bird Series C-1 Warrant convert into shares of Bird Common Stock pursuant to the Conversion) and (y) the Exchange Ratio, at an exercise price per share of New Bird Class A Common Stock equal to (i) the exercise price per share of such Bird Series C-1 Warrant (assuming the shares of Bird Series C-1 Prime Preferred Stock subject to such Bird Series C-1 Warrant convert into shares of Bird Common Stock pursuant to the Conversion) divided by (ii) the Exchange Ratio;

•

each then-outstanding and unexercised Bird Option, whether or not vested, will be assumed and converted into (a) an option to purchase a number of shares of New Bird Class A Common Stock equal to the product of (x) the number of shares of Bird Common Stock subject to such Bird Option and (y) the Exchange Ratio, at an exercise price per share of New Bird Class A Common Stock equal to (i) the exercise price per share of such Bird Option immediately prior to the Acquisition Merger Effective Time divided by (ii) the Exchange Ratio (which option will remain subject to the same vesting terms as such Bird Option) and (b) the contingent right to receive Earnout Shares as additional consideration;

•

each then-outstanding award of Bird Restricted Stock will be assumed and converted into (a) an award covering a number of restricted shares of New Bird Class A Common Stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of Bird Restricted Stock subject to such award immediately prior to the Acquisition Merger Effective Time and (y) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Bird Restricted Stock) and (b) the contingent right to receive Earnout Shares as additional consideration; and

•

each then-outstanding Bird RSU Award will be assumed and converted into (a) an award covering a number of restricted shares of New Bird Class A Common Stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of Bird Common Stock subject to such award and (y) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Bird RSU Award) and (b) the contingent right to receive Earnout Shares as additional consideration.

At the Acquisition Merger Effective Time and in connection with the Acquisition Merger, pursuant to the terms of the Proposed Certificate of Incorporation, each then-outstanding share of New Bird Class B Common Stock will be converted, on a one-for-one basis, into a share of New Bird Class A Common Stock, subject to subsequent application of the Switchback Founders Shares Letter, and will no longer be outstanding and will cease to exist, and each New Bird Unit will separate into one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant.

For purposes of illustration, following consummation of the Acquisition Merger, a holder of 1,000 shares of Bird Common Stock, Bird Prime Preferred Stock, or Bird Founders Preferred Stock would hold 886 shares of New Bird Common Stock and the contingent right to receive Earnout Shares (as described further below), with such shares of Bird Prime Preferred Stock or Bird Founders Preferred Stock converting into shares of Bird Common Stock on a one-for-one basis in the Conversion, and thereafter converting to shares of New Bird Common Stock at the Exchange Ratio (i.e., 0.883).

Holders of Bird Senior Preferred Stock will receive shares of New Bird Class A Common Stock in the Acquisition Merger at a 25% discount to the implied equity value to existing Bird stockholders, with the number of shares issuable based on the liquidation preference and amount of accrued dividends (the “accrued amount”) of such Bird Senior Preferred Stock since its issue date. Therefore, following consummation of the Acquisition Merger, a holder of $1,000 accrued amount of Bird Senior Preferred Stock would hold 133 shares of New Bird Class A Common Stock and the contingent right to receive Earnout Shares.

Earnout

During the Earnout Period, and as additional consideration for Bird’s interest acquired in connection with the Business Combination, within five business days after the occurrence of the Earnout Triggering Events described below, New Bird will issue or cause to be issued to each Eligible Bird Equityholder, with respect to each such triggering event, the following shares of New Bird Common Stock (which will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Bird Common Stock occurring after the Acquisition Closing, (which Earnout Shares will be issued as shares of New Bird Class X Common Stock to the Bird Founder and shares of New Bird Class A Common Stock to all other Eligible Bird Equityholders), upon the terms and subject to the conditions set forth in the Business Combination Agreement and the ancillary agreements thereto:

•	upon the occurrence of Earnout Triggering Event I, a one-time issuance of 10,000,000 Earnout Shares;

•	upon the occurrence of Earnout Triggering Event II, a one-time issuance of 10,000,000 Earnout Shares; and

•	upon the occurrence of Earnout Triggering Event III, a one-time issuance of 10,000,000 Earnout Shares.

For the avoidance of doubt, the Eligible Bird Equityholders with respect to a triggering event will be entitled to receive Earnout Shares upon the occurrence of each Earnout Triggering Event; provided, however, that each triggering event described above will only occur once, if at all, and in no event will the Eligible Bird Equityholders be entitled to receive more than an aggregate of 30,000,000 Earnout Shares.

If, during the Earnout Period, there is a change of control pursuant to which New Bird or its stockholders have the right to receive consideration implying a value per share of New Bird Class A Common Stock (as agreed in good faith by the Sponsor and the New Bird Board) of:

•	less than $12.50, then no Earnout Shares will be issuable;

•

greater than or equal to $12.50 but less than $20.00, then, (a) immediately prior to such change of control, New Bird will issue 10,000,000 shares of New Bird Common Stock (less any Earnout Shares issued prior to such change of control) to the Eligible Bird Equityholders with respect to the change of control and (b) no further Earnout Shares will be issuable;

•

greater than or equal to $20.00 but less than $30.00, then, (a) immediately prior to such change of control, New Bird will issue 20,000,000 shares of New Bird Common Stock (less any Earnout Shares issued prior to such change of control) to the Eligible Bird Equityholders with respect to the change of control and (b) no further Earnout Shares will be issuable; or

•

greater than or equal to $30.00, then, (a) immediately prior to such change of control, New Bird will issue 30,000,000 shares of New Bird Common Stock (less any Earnout Shares issued prior to such change of control) to the Eligible Bird Equityholders with respect to the change of control and (b) no further Earnout Shares will be issuable.

The New Bird Common Stock price targets specified in the definitions of “Earnout Triggering Event I,” “Earnout Triggering Event II” and “Earnout Triggering Event III” set forth in the Business Combination Agreement will be equitably adjusted for stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Bird Common Stock occurring on or after the Acquisition Closing.

Earnout Shares issuable with respect to Bird Options, Bird Restricted Stock, and Bird RSU Awards will be issued under the 2021 Plan in the form of New Bird Restricted Stock. These Earnout Awards will vest and the restrictions thereon will lapse based on the achievement of the per share value of New Bird Class A Common

Stock, as described above. In no event will the total number of Earnout Shares, together with the restricted Earnout Shares issued pursuant to Earnout Awards, exceed 30,000,000 in the aggregate.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of Switchback, Merger Sub and Bird relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Acquisition Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement and should not be relied on by you as characterizations of the actual state of facts about the respective parties.

The Business Combination Agreement contains representations and warranties made by Bird to Switchback and Merger Sub relating to a number of matters, including the following:

•	organization and qualification to do business;

•	subsidiaries;

•	certificate of incorporation and bylaws;

•	accuracy of Bird’s capitalization as of a mutually agreed capitalization date prior to the date of the Business Combination Agreement;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws, or certain other agreements and required filings and consents;

•	possession and effectiveness of material permits and compliance with such permits;

•

preparation of Bird’s financial statements in accordance with GAAP and fair presentation, in all material respects, of the financial position, results of operations, and cash flows of Bird and its subsidiaries as of the date of the Business Combination Agreement and for the periods indicated therein;

•	conduct of business and absence of certain changes or events since December 31, 2020;

•	absence of litigation;

•	employee benefit plans;

•	labor and employment matters;

•	real property and title to assets;

•	intellectual property;

•	taxes;

•	compliance with environmental law and other environmental matters;

•	validity and binding effect of material contracts and absence of breach, violation, or default thereunder;

•	key customers, vendors, and suppliers;

•	validity and coverage of material insurance policies;

•	approval of the board and stockholders required to consummate the transactions contemplated by the Business Combination Agreement;

•	compliance with anti-corruption and sanctions laws;

•	interested party transactions and side letter agreements;

•	inapplicability of the Exchange Act;

•	brokers entitled to fees or commissions in connection with the transactions contemplated by the Business Combination Agreement;

•	product warranty and products liability; and

•	exclusivity of the representations and warranties made by Bird.

The Business Combination Agreement contains representations and warranties made by Switchback and Merger Sub to Bird relating to a number of matters, including the following:

•	corporate organization;

•	organizational documents;

•	accuracy of Switchback and Merger Sub’s capitalization as of the date of the Business Combination Agreement;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws, or certain other agreements and required filings and consents;

•	compliance with applicable laws and material contracts;

•	proper filing of documents with the SEC, financial statements, and compliance with the Sarbanes-Oxley Act;

•	conduct of business and absence of certain changes or events since January 7, 2021;

•	absence of litigation;

•	approval of the board and the shareholders required to consummate the transactions contemplated by the Business Combination Agreement;

•	no prior operations of Merger Sub;

•	brokers entitled to fees or commissions in connection with the transactions contemplated by the Business Combination Agreement;

•	the Trust Account;

•	absence of employees;

•	taxes;

•	the listing of Class A Ordinary Shares, Switchback Warrants, and Switchback Units;

•	insurance;

•	intellectual property;

•	absence of breach or default under material agreements, contracts, and commitments;

•	title to property;

•	inapplicability of the Investment Company Act of 1940, as amended (the “Investment Company Act”);

•	private placements;

•	investigation and reliance; and

•	the Switchback Founders Shares Letter.

No Survival

The representations, warranties, covenants, obligations, and other agreements of Bird, Switchback, Merger Sub, and Bird Holdings contained in the Business Combination Agreement or any certificate or instrument delivered pursuant to the Business Combination Agreement will terminate at the Acquisition Merger Effective Time, and only the covenants and agreements that by their terms survive the Acquisition Merger Effective Time and certain miscellaneous provisions of the Business Combination Agreement will survive the Acquisition Merger Effective Time.

Acquisition Closing

The Acquisition Closing will occur at least one business day, but no more than two business days, after the Domestication Merger Effective Time, and in no event later than three business days following the satisfaction or waiver of all of the conditions to the Acquisition Closing (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time).

Conduct of Business Pending the Business Combination

Bird agreed that, between the date of the Business Combination Agreement and the Acquisition Merger Effective Time or the earlier termination of the Business Combination Agreement, except as (a) expressly contemplated by any other provision of the Business Combination Agreement or any ancillary agreement thereto, (b) set forth in Bird’s schedules and (c) required by applicable law, unless Switchback otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), it will use reasonable best efforts to conduct its business, and cause its subsidiaries to use reasonable best efforts to conduct their respective businesses, in the ordinary course of business taking into account recent past practice in light of COVID-19, including COVID-19 measures by Bird taken prior to the date of the Business Combination Agreement; and provided that, any action taken, or omitted to be taken, that is required by applicable law will be deemed to be in the ordinary course of business. Bird agreed to use its reasonable best efforts to preserve substantially intact the business organization of Bird and its subsidiaries, keep available the services of the current officers, key employees and consultants of Bird and its subsidiaries, and preserve the current relationships of Bird and its subsidiaries with customers, suppliers and other persons with which Bird or any of its subsidiaries has significant business relations in all material respects.

In addition to the general covenants above, Bird agreed that prior to the Acquisition Merger Effective Time, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the prior written consent of Switchback (which consent may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of Bird or Bird Holdings;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Bird or Bird Holdings (other than the Domestication Merger and Acquisition Merger);

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of Bird or any subsidiary of Bird, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Bird or any subsidiary of Bird, provided that (x) the exercise or settlement of any Bird Options, Bird RSU Awards or Bird Warrants in effect on the date of the Business Combination Agreement and (y) the issuance of shares of Bird Common Stock (or other class of equity security of Bird, as applicable) pursuant to the terms of the Bird Preferred Stock, Bird Founders Preferred Stock, and Bird Warrants, in each case, in effect on the date of the Business Combination Agreement, in each case, will not require the consent of Switchback; or (b) any material assets of Bird or any subsidiary of Bird, except for (i) depositions of obsolete or worthless equipment and (ii) transactions among Bird and subsidiaries of Bird and (iii) the sale or provision of goods or services to customers in the ordinary course of business;

•	acquire any equity interest in, or enter into a joint venture with, any other entity (excluding, for the avoidance of doubt, any wholly owned subsidiary of Bird);

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned subsidiary of Bird to Bird or any other wholly owned subsidiary of Bird;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than acquisitions of any such capital stock or other Bird securities in connection with the exercise of the Bird Options, settlement of the Bird RSU Awards or forfeiture of Bird Restricted Stock;

•

acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $500,000 individually or $1,000,000 in the aggregate;

•

incur any indebtedness for borrowed money having a principal or stated amount in excess of $1,000,000, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets, except for (a) advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of Bird or subsidiaries of Bird not to exceed $1,000,000 and (b) any such indebtedness among Bird and any wholly owned subsidiary of Bird or among wholly owned subsidiaries of Bird;

•

make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each, in excess of $1,000,000, individually or in the aggregate, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (a) advances to employees or officers of Bird or any subsidiary of Bird in the ordinary course of business, (b) prepayments and deposits paid to suppliers of Bird or any subsidiary of Bird in the ordinary course of business or (c) trade credit extended to customers of Bird or any subsidiary of Bird in the ordinary course of business;

•

make any material capital expenditures (or commit to making any capital expenditures) in excess of $20,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Bird’s annual capital expenditure budget for periods following the date of the Business Combination Agreement, made available to Switchback;

•	acquire any fee interest in real property;

•

except as required by applicable law or the terms of any existing employee benefit plan as in effect on the date hereof, (a) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former employee, officer, director, individual independent contractor or individual consultant of Bird or any subsidiary of Bird (each, a “Service Provider”) (other than executive officers), except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider (other than executive officers) (and any corresponding bonus opportunity increases); (b) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business with new hires permitted pursuant to subsection (e) below); (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Bird Options, Bird RSU Awards or awards of Bird Restricted Stock; (d) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of employees of Bird; (e) hire any new employees of Bird or any subsidiary of Bird unless (i) necessary to replace an employee whose employment has ended, as permitted hereunder (and in which case such hiring will be on terms substantially similar to the terms applicable to the employment of the employee being replaced) or (ii) such employees are hired with an annual base salary below $300,000; or (f) terminate the employment of any employee with an annual base salary at or above $300,000, other than any such termination for cause or due to death or disability; except that, in each case and without limiting the generality of the foregoing subclauses (a)–(f), Bird may (A) take action as required under any existing employee benefit plan or other employment or consulting agreement (or offer letter) in effect on the date of the Business Combination Agreement, (B) change the title of its employees in the ordinary course of business and (C) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans applicable to employees with an annual base salary below $300,000;

•

make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by the Business Combination Agreement to the transactions contemplated thereby or (B) required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

•

(a) amend any material tax return; (b) change any material method of tax accounting; (c) make, change or rescind any material election relating to taxes; or (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes, in each case that is reasonably likely to result in an increase to tax liability, which increase is material to Bird and subsidiaries of Bird taken as a whole;

•

(a) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Bird’s or any subsidiary’s material rights thereunder, in each case in a manner that is adverse to Bird or any subsidiary of Bird, taken as a whole; or (b) enter into any contract or agreement that would have been a material contract had it been entered into prior to the date of the Business Combination Agreement, in each case, except in the ordinary course of business consistent with past practice,

•

fail to use reasonable efforts to protect the confidentiality of any material trade secrets constituting all intellectual property rights owned or purported to be owned by Bird or any subsidiaries of Bird (“Bird-Owned IP”);

•

enter into any contract, agreement or arrangement that obligates Bird or any subsidiary of Bird to develop any intellectual property related to the business of Bird or its products, which such intellectual property would be owned by a third party;

•

permit any material item of Bird-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in material items of Bird-Owned IP;

•

waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate, in each case in excess of insurance proceeds;

•	enter into any material new line of business outside of the business currently conducted by Bird or subsidiaries of Bird as of the date of the Business Combination Agreement;

•

voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Bird and any subsidiary of Bird and their assets and properties or change coverage in a manner materially detrimental to Bird and subsidiaries of Bird, taken as a whole, any material insurance policy insuring the business of Bird or any subsidiaries of Bird;

•

fail to use reasonable best efforts to keep current and in full force and effect, or to comply in all material respects with the requirements of, any permit that is material to the conduct of the business of Bird and subsidiaries of Bird taken as a whole; or

•	enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Switchback agreed that, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement (including entering into the Subscription Agreements and consummating the PIPE Financing) and except as required by applicable law, from the date of the Business Combination Agreement until the earlier of the termination of the Business Combination Agreement and the Acquisition Merger Effective Time, unless Bird otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), Switchback will use reasonable best efforts to, and will cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. In addition, Switchback and Merger Sub have agreed that prior to the Acquisition Merger Effective Time, subject to specified exceptions, they will not, without the prior written consent of Bird (which may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change their organizational documents or form any subsidiary of Switchback other than Merger Sub;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their capital stock, other than redemptions from the Trust Account that are required pursuant to Switchback’s organization documents, including the Existing Organizational Documents;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of Class A Ordinary Shares (prior to the Domestication Merger), New Bird Class A Common Stock (following the Domestication Merger) or Switchback Warrants except for redemptions from the Trust Account and conversion of the Switchback Founder Shares that are required pursuant to the Existing Organizational Documents;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Switchback or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Switchback or Merger Sub, except in connection with conversion of the New Bird Class B Common Stock pursuant to the Existing Organizational Documents, except, in connection with a loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement or other expenses unrelated to such transactions;

•

(a) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (b) enter into any strategic joint ventures, partnerships or alliances with any other person or (c) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned subsidiary or joint venture;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Switchback, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business or except a loan from the Sponsor or an affiliate thereof or certain of Switchback’s officers and directors to finance Switchback’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement or other expenses unrelated to such transactions;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by Switchback’s independent accountants;

•

(a) amend any material tax return; (b) change any material method of tax accounting; (c) make, change or rescind any material election relating to taxes; or (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes, in each ease that is reasonably likely to result in an increase to a tax liability, which increase is material the Switchback and Merger Sub taken as a whole;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Switchback or Merger Sub;

•	amend or modify the Trust Account or any agreement related to the Trust Account;

•

(a) hire any employee or (b) adopt or enter into any employee benefit plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of Switchback (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by Switchback)); or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Registration Statement; Proxy Statement

As promptly as practicable after the execution of the Business Combination Agreement, Switchback and Bird Holdings agreed to prepare and file with the SEC the registration statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of the shares of New Bird Class A Common Stock and New Bird Class X Common Stock to be issued or issuable to the stockholders of Bird pursuant to the Business Combination Agreement, which registration statement includes a proxy statement in preliminary form relating to the extraordinary general meeting (including any adjournment thereof) to be held to consider the Proposals.

Bird Stockholder Approval and Bird Holdings Stockholder Approval

Bird will (a) obtain and deliver to Switchback the Requisite Bird Stockholder Approval (i) in the form of a written consent executed by certain stockholders of Bird (pursuant to the Stockholder Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within five business days after the Registration Statement is declared effective, and (ii) in accordance with the terms and subject to the conditions of Bird’s certificate of incorporation and bylaws and other organizational documents, and (b) take all other action necessary or advisable to secure the Requisite Bird Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto. If Bird fails to deliver the Written Consent to Switchback within five business days of the Registration Statement becoming effective, Switchback will have the right to terminate the Business Combination Agreement pursuant to the terms therein.

Switchback’s Extraordinary General Meeting

Switchback agreed to call and hold the extraordinary general meeting as promptly as practicable after the date on which this Registration Statement becomes effective for the purpose of voting solely upon the Proposals, and to use its reasonable best efforts to hold the extraordinary general meeting as soon as practicable after the date on which this Registration Statement becomes effective; provided, that Switchback may (or, upon the receipt of a request to do so from Bird, will) postpone or adjourn the extraordinary general meeting on one or more occasions for up to 30 days in the aggregate (or, if earlier, until 180 days after the date of the Business Combination Agreement (the “Outside Date”) upon the good faith determination by the Switchback Board that such adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Proposals or otherwise take actions consistent with Switchback’s obligations). Switchback has agreed to use its reasonable best efforts to obtain the approval of the Proposals at the extraordinary general meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Proposals, and to take all other action necessary or advisable to secure the required vote or consent of its shareholders. Switchback agreed, through the Switchback Board, to recommend to its shareholders that they approve the Proposals and to include the recommendation of the Switchback Board in this proxy statement/prospectus (the “Switchback Recommendation”). Neither the Switchback Board nor any committee thereof will (a) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Switchback Recommendation, or fail to include the Switchback Recommendation in the Registration Statement; or (b) approve, recommend or declare advisable (or publicly propose to do so) any merger, consolidation, or acquisition of shares or assets or any other business combination involving Switchback and any other corporation, partnership or other business organization other than Bird and subsidiaries of Bird (a “Switchback Alternative Transaction”).

Notwithstanding (a) the making of any inquiry or proposal with respect to a Switchback Alternative Transaction or (b) anything to the contrary contained in the Business Combination Agreement, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will Switchback or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Switchback Alternative Transaction or terminate the Business Combination Agreement in connection therewith and (ii) Switchback and Merger Sub will otherwise remain subject to the terms of the Business Combination Agreement, including Switchback’s obligation to use reasonable best efforts to obtain the approval of the Proposals at the extraordinary general meeting.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Acquisition Closing and (b) the valid termination of the Business Combination Agreement, none of Bird, Switchback, Merger Sub or Bird Holdings will, and Bird, Switchback, Merger Sub and Bird Holdings will cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (A) in the case of Bird, (1) sale of 15% or more of the consolidated assets of Bird and its subsidiaries, taken as a whole, (2) sale of 15% or more of the outstanding capital stock of Bird or one or more of its subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of Bird and its subsidiaries, taken as a whole, or (3) merger, consolidation, liquidation, dissolution or similar transaction involving Bird or one or more of its subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of Bird and its subsidiaries, taken as a whole, in each case, other than with Switchback and its representatives (a “Bird Alternative Transaction” and together with Switchback Alternative Transaction, each an “Alternative Transaction”), and (B) in the case of Switchback and Merger Sub, any Switchback Alternative Transaction, (ii) in the case of Bird, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Bird or any of its subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to a Bird Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of their respective representatives to take any such action. Each of Bird and Bird Holdings, on the one hand, and Switchback and Merger Sub, on the other hand, agreed to, and to direct their respective affiliates and representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the execution of the Business Combination Agreement with respect to any Alternative Transaction. Any violation of the foregoing restrictions by Switchback and Merger Sub or their respective affiliates or representatives will be deemed to be a breach under the Business Combination Agreement.

From the date of the Business Combination Agreement and ending on the earlier of (a) the Acquisition Closing and (b) the valid termination of the Business Combination Agreement, each of Bird and Switchback agreed to notify the other party promptly after receipt of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating to the party or any of its subsidiaries, or for access to the business, properties, assets, personnel, books or records of Bird or any of its subsidiaries by any third party, in each case that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the party giving the notice will identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The party who received the inquiry will keep the other party informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

If either party receives any inquiry or proposal as described above, then that party has agreed to notify such inquirer in writing that the party receiving the inquiry is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

Stock Exchange Listing

Each of Switchback, Bird and Bird Holdings will use its reasonable best efforts to cause the New Bird Class A Common Stock to be issued in connection with the Business Combination (including the shares of New Bird Class A Common Stock to be issued in the PIPE Financing and the Earnout Shares) and the Assumed Switchback Warrants (and the New Bird Class A Common Stock issuable upon exercise thereof) to be approved for listing on the NYSE at the Acquisition Closing. Until the Domestication Closing, Switchback will use its reasonable best efforts to keep the Switchback Units, Class A Ordinary Shares and Switchback Warrants listed for trading on the NYSE.

Payment of Transaction Costs

All expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses, whether or not the Business Combination is consummated; provided that Switchback and Bird will each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	Bird and Switchback providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	director and officer indemnification;

•	prompt notification of certain matters;

•	Bird, Switchback, Merger Sub and Bird Holdings using reasonable best efforts to consummate the Business Combination;

•	the PIPE Financing;

•	public announcements relating to the Business Combination;

•	the intended tax treatment of the Business Combination;

•	cooperation regarding any filings required under the HSR Act;

•	Switchback making disbursements from the Trust Account;

•

Bird and Switchback taking all necessary action so that immediately after the Acquisition Merger Effective Time, the New Bird Board is comprised of up to 11 directors, which shall include (i) one director nominated by Switchback, Jim Mutrie, and (ii) the directors to be designated, upon consultation with Switchback, by Bird pursuant to written notice to Switchback following the date of the Business Combination Agreement;

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Switchback keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities law;

•

Switchback notifying Bird and keeping Bird reasonably informed of any litigation brought, or to Switchback’s knowledge, threatened in writing, against Switchback or the Switchback Board by any of Switchback’s shareholders related to the Business Combination Agreement and the status thereof; and

•

Bird notifying Switchback and keeping Switchback reasonably informed of material litigation pending or, to Bird’s knowledge, threatened against Bird or any of its subsidiaries by or on behalf of any of their respective current or former employees or other service providers and the status thereof.

Conditions to Consummation of the Business Combination Agreement

Mutual Conditions

The obligations of Bird, Switchback, Merger Sub and Bird Holdings to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

•	the Written Consent having been delivered to Switchback;

•

the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of Switchback shareholders at the extraordinary general meeting in accordance with this proxy statement/prospectus, the DGCL, Cayman Islands law, Switchback’s Existing Organizational Documents and the rules and regulations of the NYSE;

•

no governmental authority having enacted, issued, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

•

all required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated;

•

the Registration Statement of which this proxy statement/prospectus forms a part having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC;

•

the shares of New Bird Common Stock to be issued pursuant to the Business Combination Agreement (including the Earnout Shares) and the PIPE Financing and the Assumed Switchback Warrants (and the New Bird Class A Common Stock issuable upon exercise thereof) having been approved for listing on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Acquisition Closing Date, subject only to official notice of issuance thereof;

•

Switchback having at least $5,000,001 of net tangible assets after giving effect to the redemption of public shares by Switchback’s public shareholders, in accordance with the Existing Organizational Documents and after giving effect to the PIPE Financing unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act; and

•	the Domestication Closing having been completed.

Switchback and Merger Sub Conditions

The obligations of Switchback and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

•	the accuracy of the representations and warranties of Bird and Bird Holdings as determined in accordance with the Business Combination Agreement;

•

Bird and Bird Holdings having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time; and

•

Bird having delivered to Switchback a customary officer’s certificate, dated as of the Acquisition Closing Date, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement.

Some of the conditions to Switchback’s obligations are qualified by the concept of a “Bird Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Bird Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of Bird and its subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by Bird of its obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Bird Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Bird and its subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), and including any impact of such pandemics on the health of any officer, employee or consultant of Bird or any subsidiaries of Bird; (v) any actions taken or not taken by Bird or its subsidiaries as required by the

Business Combination Agreement or at the request of, or with the written consent of, Switchback, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby), (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) will not prevent a determination that any Effect underlying such failure has resulted in a Bird Material Adverse Effect, (to the extent such Effect is not otherwise excluded from this definition of Bird Material Adverse Effect), except in the cases of clauses (i) through (iv), to the extent that Bird and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which Bird and its subsidiaries operate.

Bird and Bird Holdings Conditions

The obligations of Bird and Bird Holdings to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Acquisition Merger Effective Time of the following additional conditions:

•	the accuracy of the representations and warranties of Switchback and Merger Sub as determined in accordance with the Business Combination Agreement;

•

each of Switchback and Merger Sub having performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;

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Switchback having delivered to Bird a customary officer’s certificate, dated as of the Acquisition Closing Date, signed by the Chief Executive Officer of Switchback, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

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Switchback having made all necessary and appropriate arrangements with Continental Stock Transfer & Trust Company, acting as trustee, to have all of the funds in the Trust Account disbursed to Switchback prior to the Acquisition Merger Effective Time, and all such funds released from the Trust Account being available to Switchback in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of Switchback’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination;

•	Switchback having provided the holders of New Bird Class A Common Stock with the opportunity to redeem their shares thereof in connection with the Business Combination; and

•

as of the Acquisition Closing, after consummation of the PIPE Financing and after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders, Switchback having cash on hand equal to or in excess of $160,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination and PIPE Financing).

Some of the conditions to Bird’s obligations are qualified by the concept of a “Switchback Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Switchback Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of Switchback or (b) would prevent, materially delay or materially impede the performance by Switchback or Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Switchback

Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Switchback operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), and including any impact of such pandemics on the health of any officer, employee or consultant of Bird or any subsidiaries of Bird; (v) any actions taken or not taken by Switchback or Merger Sub as required by the Business Combination Agreement or at the request of, or with the written consent of, Bird, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby), or (vii) the accounting treatment of the Switchback Warrants or the Assumed Warrants, except in the cases of clauses (i) through (iv) and clause (vii), to the extent that Switchback is disproportionately affected thereby as compared with other similarly situated participants in the industry in which Switchback operates. Notwithstanding the foregoing, the amount of redemption from the Trust Account pursuant to the exercise of redemption rights will not be deemed to be a Switchback Material Adverse Effect.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the transactions contemplated thereby by the securityholders of Bird or Switchback, as follows:

•	by mutual written consent of Switchback and Bird;

•

by either Switchback or Bird if the Acquisition Merger Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Business Combination on or prior to the Outside Date;

•

by either Switchback or Bird if any governmental order has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

•

by either Switchback or Bird if any of the Condition Precedent Proposals fails to receive the requisite vote for approval at the extraordinary general meeting (subject to any adjournment or recess of such meeting);

•

by Switchback, in the event Bird fails to deliver the Written Consent to Switchback within five business days of the Registration Statement becoming effective (the “Written Consent Failure”); provided, that Switchback may not terminate the Business Combination Agreement for so long as Bird continues to exercise its reasonable efforts to cure such Written Consent Failure, unless such Written Consent Failure is not cured within five business days after notice of such Written Consent Failure is provided by Switchback to Bird;

•

by Switchback upon a breach of any representation, warranty, covenant or agreement on the part of Bird or Bird Holdings set forth in the Business Combination Agreement, or if any representation or warranty of Bird or Bird Holdings will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating Bird Breach”); provided, that Switchback has not waived such Terminating Bird Breach and Switchback and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Bird Breach is curable by Bird and Bird Holdings, Switchback may not terminate the Business Combination Agreement for so long as Bird and Bird Holdings continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Switchback to Bird;

•

by Bird upon a breach of any representation, warranty, covenant or agreement on the part of Switchback or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Switchback or Merger Sub will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating Switchback Breach”); provided, that Bird has not waived such Terminating Switchback Breach and Bird is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Switchback Breach is curable by Switchback and Merger Sub, Bird may not terminate the Business Combination Agreement for so long as Switchback and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Bird to Switchback; or

•	by Switchback if Bird fails to deliver the Bird Audited Financial Statements to Switchback by the then-applicable Financial Statement Delivery Date.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to fraud or a willful material breach of the Business Combination Agreement by a party thereto occurring prior to such termination.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements have been or will be filed with the SEC at a future date. Shareholders and other interested parties are urged to read such Related Agreements in their entirety.

Stockholder Support Agreement

Bird has delivered to Switchback the Support Agreement, pursuant to which, among other things, the Written Consent Parties, whose ownership interests collectively represent the outstanding Bird Common Stock and Bird Preferred Stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Bird, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the Written Consent within 48 hours of the Registration Statement becoming effective. The Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement in accordance with its terms, and (c) the effective date of a written agreement of Switchback, Bird, and the Written Consent Parties terminating the Support Agreement.

A&R Registration Rights Agreement

In connection with the Acquisition Closing, the IPO Registration Rights Agreement will be amended and restated, and New Bird and the Registration Rights Holders will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, New Bird will agree that, within 20 business days after the consummation of the Business Combination, New Bird will file with the SEC (at New Bird’s sole cost and expense) the Resale Registration Statement, and New Bird will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings and certain of the New Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand up to four block trades within any 12-month period and will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by New Bird if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Switchback Founders Shares Letter

In connection with the execution of the Business Combination Agreement, the initial shareholders entered into the Switchback Founders Shares Letter with Switchback and Bird, pursuant to which, among other things, the initial shareholders agreed to (a) effective upon the Acquisition Closing, waive the anti-dilution rights set forth in Article 17.3 of the Existing Organizational Documents, (b) comply with the non-solicitation provisions in the Business Combination Agreement and (c) vote all Ordinary Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Business Combination.

Amendment to the IPO Letter Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and certain officers and directors of Switchback entered into the Letter Agreement Amendment pursuant to which, among other things, the parties have agreed, effective upon the Acquisition Closing, to subject an aggregate of 1,976,563 Switchback Founder Earn Back Shares (including any New Bird Class B Common Stock issued in exchange therefor in the Domestication Merger with such shares of New Bird Class B Common Stock thereafter converting, on a one-for-one basis, into a share of New Bird Class A Common Stock in connection with the Acquisition Merger) held by them (on a pro rata basis) to potential forfeiture, of which (a) 988,281 Switchback Founder Earn Back Shares will no longer be subject to potential forfeiture if the average reported last sale price of one share of New Bird Class A Common Stock quoted on the NYSE (or the exchange on which the shares of New Bird Class A Common Stock are then listed) is greater than or equal to $12.50 for any ten trading days within any 20 consecutive trading day period within the Earnout Period and (b) 988,281 Switchback Founder Earn Back Shares will no longer be subject to potential forfeiture if the average reported last sale price of one share of New Bird Class A Common Stock quoted on the NYSE (or the exchange on which the shares of New Bird Class A Common Stock are then listed) is greater than or equal to $15.00 for any ten trading days within any 20 consecutive trading day period within the Earnout Period.

PIPE Financing

In connection with the execution of the Business Combination Agreement, on May 11, 2021, Switchback entered into separate Subscription Agreements with each of the New PIPE Investors, pursuant to which the New PIPE Investors agreed to purchase, and Switchback agreed that New Bird will sell to the New PIPE Investors, an aggregate of 16,000,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $160.0 million in the PIPE Financing.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Acquisition Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by the post-combination company following the Acquisition Closing.

Pursuant to the Subscription Agreements, Switchback agreed that, within 15 business days after the consummation of the Business Combination, New Bird will file with the SEC (at New Bird’s sole cost and expense) the PIPE Resale Registration Statement, and New Bird will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) 60 calendar days (or 90 calendar days if the SEC notifies New Bird that it will review the PIPE Resale Registration Statement) following the Acquisition Closing and (b) the tenth business day after the SEC notifies New Bird that the PIPE Resale Registration Statement will not be reviewed or will not be subject to further review.

Background of the Business Combination

The terms of the Business Combination were the result of extensive negotiations between representatives of Switchback and Bird. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

Switchback is a Cayman Islands exempted company formed on October 7, 2020 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Switchback’s business strategy is to identify and complete a business combination with a company that is in the broad energy transition arena and playing an active role in providing solutions to reduce emissions and/or improve the sustainability of products and industries, along with making a positive impact on the communities that it serves by employing efficient and innovative business practices. The proposed Business Combination with Bird was the result of an extensive search for a potential transaction utilizing the broad network of contacts and corporate relationships developed by Switchback management, Switchback’s independent directors, and NGP Energy Capital Management, Switchback’s sponsor.

On January 12, 2021, Switchback completed its IPO of 31,625,000 Switchback Units, including 4,125,000 Switchback Units that were issued pursuant to the underwriter’s exercise of their over-allotment option in full, with each Switchback Unit consisting of one Class A Ordinary Share and one-fifth of one public warrant, generating gross proceeds to Switchback of approximately $316.3 million. Simultaneously with the closing of the IPO, Switchback completed the private sale of 5,550,000 private placement warrants to the Sponsor, generating gross proceeds to Switchback of approximately $8.3 million. There are a total of 11,875,000 whole public warrants and private placement warrants outstanding, and each whole Switchback Warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share.

Following the closing of the IPO, Switchback management commenced an active search for businesses or assets to acquire for the purpose of consummating Switchback’s initial business combination. Switchback management reviewed self-generated ideas, considered transactions through various investment banking and advisory firms, and contacted, and were contacted by, a number of individuals and entities with respect to dozens of business combination opportunities. Switchback engaged Goldman Sachs & Co. LLC (“Goldman Sachs”) to act as financial advisor to Switchback in connection with Switchback’s Initial Business Combination due to, among other things, Goldman’s experience in the energy transition sector and with transactions involving special purpose acquisition companies, generally. Goldman Sachs will receive compensation in connection therewith.

As described below, Switchback also engaged Goldman Sachs and Credit Suisse Securities (USA) LLC (“Credit Suisse”) to act as co-placement agents for the PIPE Financing. Goldman Sachs and Credit Suisse will receive fees and expense reimbursements in connection therewith. Goldman Sachs provided the Switchback Board with a disclosure letter describing the various roles that Goldman Sachs has served in with Bird and any other material relationships that Goldman Sachs has with Bird. In addition, Goldman Sachs was the underwriter of Switchback’s IPO and will receive a fee upon consummation of Switchback’s Initial Business Combination.

Following the closing of the IPO in early 2021, Switchback management considered and evaluated more than 100 potential acquisition targets in the energy transition sector, which potential acquisition targets were ranked in order of priority. Each of Bird and one other potential acquisition target (“Party A”) was considered a top tier candidate based on such rankings. Meetings with management occurred throughout late January 2021 and February 2021 with more than 30 potential acquisition targets to determine if the business of such potential acquisition targets would be attractive for a potential business combination. Switchback management primarily targeted the potential acquisition targets that were ranked highest in priority. Switchback entered into confidentiality agreements with nine of the potential acquisition targets and evaluated the business and financial models of such targets.

Following the closing of the IPO, representatives of the Switchback Board, including Switchback’s Director and Co-Chief Executive Officer, Jim Mutrie, Switchback’s Director and Co-Chief Executive Officer, Scott McNeill, and Switchback Board members Chris Carter, Sam Stoutner, Scott Gieselman, and Philip Deutch met with Goldman Sachs to discuss potential acquisition targets in the micromobility industry, generally, including Bird. In this meeting, Mr. Carter proposed to seek an introduction to Daniel Friedland, a member of the Bird Board and a partner at Goldcrest Capital (“Goldcrest”), through a mutual acquaintance who was also a partner of Goldcrest. A meeting was held on January 20, 2021 between Mr. Friedland and Messrs. Mutrie and McNeill to discuss the micromobility industry generally, as well as Bird’s business model and the management team. Following the meeting, Mr. Mutrie and other representatives of the Sponsor continued to engage with Mr. Friedland and Goldcrest through several other meetings.

On February 1, 2021 and February 4, 2021, representatives of management and the Sponsor and Goldman Sachs engaged in further discussions regarding the micromobility industry in order to prepare for a forthcoming meeting with Bird on February 5, 2021.

On February 5, 2021, Travis VanderZanden, Bird’s founder and Chief Executive Officer, Yibo Ling, Bird’s Chief Financial Officer, Shane Torchiana, Bird’s Vice President, Corporate Development and Business Operations and Nathan Tippe, Bird’s Director of Corporate Development, met with representatives of the Sponsor and Messrs. Mutrie and McNeill to review a high-level management presentation regarding Bird’s business model and general information about the company and potential business opportunities for Bird. Later that day, Messrs. Mutrie and McNeill met with Mr. Friedland to further discuss Bird, Switchback and the overall micromobility sector.

Throughout the period from February 5, 2021 to February 11, 2021, Mr. Mutrie continued communications with Mr. VanderZanden and indicated Switchback’s interest in learning more about Bird. On February 9, 2021 and February 10, 2021, after discussions with Goldman Sachs regarding Bird and the micromobility market, Switchback’s management and the Sponsor began discussing a potential valuation for Bird, based in part on Bird’s prior funding rounds. On February 11, 2021, Bird and Switchback entered into a non-disclosure agreement to facilitate more in-depth discussions regarding Bird and the micromobility market generally. Shortly thereafter, Switchback was granted access to Bird’s electronic data room and began conducting diligence regarding Bird, including a review of certain projected financial and operating results provided by Bird.

On February 16, 2021 and February 19, 2021, representatives of Goldman Sachs and Messrs. Mutrie and McNeill met to prepare for an upcoming presentation with Bird and continued to research and discuss the micromobility industry generally as well as valuation levels for Bird. Further, on February 16, 2021, Messrs. Mutrie and McNeill convened a meeting of the Switchback Board, with representatives of the Sponsor and Goldman Sachs in attendance, to discuss Switchback management’s initial analysis regarding a range of potential valuations for Bird.

On February 19, 2021, Messrs. Mutrie, McNeill and Carter met with Mr. Friedland and another partner at Goldcrest to further discuss the merits of a potential transaction.

Concurrently with conducting diligence on Bird, representatives of Switchback continued to evaluate other potential acquisition targets and also continued discussions with representatives of Party A, and Mr. Mutrie engaged in multiple conversations with the Chief Executive Officer of Party A.

On February 21, 2021, Messrs. Mutrie and McNeill convened a meeting of the Switchback Board, with representatives of Goldman Sachs in attendance, to preview presentation materials prepared for Bird management.

On February 22, 2021, Messrs. Mutrie and McNeill and representatives of NGP held a meeting with Messrs. VanderZanden, Ling, Torchiana and Tippe, and representatives of Goldman Sachs and Credit Suisse. During this meeting, representatives of Switchback and Goldman Sachs discussed the potential merits of a business combination between Switchback and Bird and presented related materials to Bird’s management. In addition, representatives of Switchback and Bird discussed Bird’s business and valuation generally. On February 23, 2021, the materials used in the February 22, 2021 presentation were presented to representatives of Goldcrest. Following these meetings, Switchback decided to deliver a letter of intent for a transaction pursuant to which Switchback would acquire all of the outstanding capital stock of Bird by way of a statutory merger.

On February 23, 2021, Switchback engaged Vinson & Elkins L.L.P. (“Vinson & Elkins”) to be its legal counsel in connection with the Business Combination.

On February 24, 2021, Mr. Mutrie convened a meeting of the Switchback Board at which the Switchback Board authorized the submission of a letter of intent.

On February 24, 2021, Messrs. Mutrie and McNeill delivered a draft letter of intent to Mr. VanderZanden. The letter of intent contemplated, among other things:

•	Switchback and Bird would combine by way of merger;

•

At the closing of the transaction, New Bird would issue 350 million transaction shares, having an aggregate value equal to $3.5 billion based on an assumed value of $10.00 per share, in respect of all outstanding shares of stock of Bird. Additionally, the stockholders of Bird would have an opportunity to receive an additional 12.5 million transaction shares if a Price Threshold (as defined below) of $12.00 were achieved prior to the fifth anniversary of the closing and an additional 12.5 million transaction shares if a Price Threshold of $20.00 were achieved prior the fifth anniversary of the closing. A “Price Threshold” would be achieved if the volume-weighted average price of one share of New Bird Class A Common Stock for any 10 trading days within any 20 consecutive trading day period exceeded the applicable share price contemplated above;

•

In accordance with the existing terms of Switchback’s organizational documents, 25% of the New Bird Class A Common Stock that would be issued in respect of the Switchback Founder Shares would be subject to forfeiture on the fifth anniversary of the closing of the transaction unless prior to such date the average reported last sale price of the New Bird Class A Common Stock equaled or exceeded $12.00 for any 10 trading days within any 20 consecutive trading day period;

•	$200 million would be raised from investors in a private placement of New Bird Class A Common Stock;

•	The Sponsor would commit $25 million to support the PIPE Financing; and

•	Each party would cease certain discussions or negotiations with other persons for 45 days and negotiate exclusively with the other party.

On February 25, 2021, Mr. VanderZanden delivered a revised draft of the letter of intent to Mr. Mutrie. The revised letter of intent increased the proposed enterprise value from $3.5 billion to $3.75 billion and contemplated the issuance of 50.0 million earnout shares, rather than 25.0 million earnout shares, comprised of four equal tranches at (a) $12.00 per share, (b) $15.00 per share, (c) $20.00 per share and (d) $30.00 per share, in each case, issuable upon the occurrence of certain triggering events. Additionally, the revised letter of intent provided that (A) 12.5% of the New Bird Class A Common Stock that would be issued in respect of the Switchback Founder Shares would be subject to forfeiture on the fifth anniversary of the closing of the transaction unless prior to such date the average reported last sale price of the New Bird Class A Common Stock equaled or exceeded $12.50 for any 10 trading days within any 20 consecutive trading day period and (B) an additional 12.5% of the New Bird Class A Common Stock that would be issued in respect of the Switchback Founder Shares would be subject to forfeiture on the fifth anniversary of the closing of the transaction unless prior to such date the average reported last sale price of the New Bird Class A Common Stock equaled or exceeded $15.00 for any 10 trading days within any 20 consecutive trading day period.

Also on February 25, 2021, representatives of Party A, Switchback management and the financial advisor engaged to evaluate Party A to review and discuss the valuation model for Party A.

On February 26, 2021, Mr. Mutrie delivered a further revised draft of the letter of intent to Mr. VanderZanden. The further revised letter of intent reduced the total enterprise value from $3.75 billion to $3.625 billion, and contemplated the issuance of 37.5 million earnout shares, rather than 50.0 million earnout shares, comprised of three equal tranches at (a) $12.50 per share, (b) $20.00 per share and (c) $30.00 per share, in each case, issuable upon the occurrence of certain triggering events.

On February 27, 2021, Switchback and Bird executed a letter of intent. Following further discussion between representatives of Switchback and Bird, the parties mutually determined that an enterprise value of $3.1 billion was more reflective of trading multiples in Bird’s peer group and would improve the marketing prospects for the contemplated private placement. The terms of the executed letter of intent were substantially in accordance with the terms of the February 26, 2021 letter of intent, including with respect to the earnout shares, except that New Bird would issue 310.0 million shares of New Bird Class A Common Stock, having an aggregate value equal to $3.1 billion based on an assumed value of $10.00 per share, in respect of all outstanding shares of stock of Bird. Following further discussion between representatives of Switchback and Bird, the parties mutually determined that such lower enterprise value was more reflective of trading multiples in Bird’s peer group and would improve the marketing prospects for the contemplated private placement.

Following the execution of the letter of intent, Switchback formally terminated discussions with Party A. Due to the progression of the discussions with Bird, as well as the Switchback management’s and Switchback Board’s conclusion that a transaction with Bird would present the most attractive opportunity to maximize value for Switchback’s shareholders, the Switchback Board determined, between February 27, 2021, when Switchback executed a letter of intent with Bird, and May 11, 2021, when the Switchback Board approved the Business Combination, that the Business Combination with Bird was the most attractive potential transaction for Switchback. The decision to pursue the Business Combination with Bird over other potential acquisitions was generally the result of, but not limited to, one or more of:

•

the other potential acquisitions did not fully meet the investment criteria of Switchback, which included, among other things, candidates that (a) are at an inflection point in their growth strategy, (b) exhibit a need for capital to achieve such growth strategy, (c) would benefit from Switchback management’s and NGP’s structuring expertise, insight and capital markets expertise and (d) have attractive opportunities to grow the business;

•	the determination of Switchback management and the Sponsor that Bird was of superior quality to the other potential acquisitions;

•	a difference in valuation expectations between Switchback and the senior executives or stockholders of the other potential acquisitions; and

•	the attractiveness of the business to Switchback’s investors.

On February 28, 2021, representatives of Switchback, Vinson & Elkins and Goldman Sachs participated in an organizational call regarding the PIPE Financing. Shortly thereafter, KPMG LLP (“KPMG”) and Chord Advisors, LLC (“Chord”) were engaged to conduct comprehensive tax, business and regulatory, and accounting diligence, respectively.

Commencing in late February and ending on May 11, 2021, management of Switchback and Bird held periodic conference calls to discuss various aspects of Bird’s business and the status of certain workstreams related to the proposed transaction.

On March 3, 2021, Switchback delivered an initial due diligence request list to Bird, and on March 5, 2021, Vinson & Elkins delivered an initial draft of a Business Combination Agreement to Bird’s legal counsel, Latham & Watkins (“Latham”). Additionally, on March 4, 2021, in connection with ongoing discussions regarding the Business Combination, Switchback and representatives of the Sponsor, Goldman Sachs and Credit Suisse discussed Bird’s financial and operating projections and model. This financial and operating model reflected certain downward revisions by Bird’s management to projected financial and operating results driven primarily by a more conservative assessment of demand in light of ongoing COVID-19 considerations.

From March 8, 2021 to May 11, 2021, Goldman Sachs and Credit Suisse facilitated telephonic and video conferences with a number of prospective investors in the PIPE Financing.

Throughout March and April 2021, Switchback continued to conduct due diligence regarding Bird. On March 9, 2021, Messrs. Mutrie and McNeill participated in a meeting with representatives of the Sponsor, Goldman Sachs, KPMG, Chord, and Vinson & Elkins to discuss process and the status of due diligence. On March 10, 2021, Messrs. Mutrie and McNeill participated in a meeting with representatives of the Sponsor, Goldman Sachs, Sullivan & Cromwell LLP, counsel to Goldman Sachs and Credit Suisse as co-lead placement agents, Vinson & Elkins, and Bird to discuss Bird’s business strategy.

On March 12, 2021, Latham sent a revised draft of the Business Combination Agreement to Vinson & Elkins. Throughout the following weeks until the Business Combination Agreement was executed, Switchback and Bird exchanged several drafts of the Business Combination Agreement, as well as the related documentation, to resolve issues raised by Switchback or Bird, principally regarding: (a) the structure of the mergers, (b) the conduct of Bird’s business during the period between the execution of the Business Combination Agreement and the Acquisition Closing, (c) the inclusion of an express ability of the Switchback Board to change its recommendation to its shareholders regarding approval of the business combination, (d) the representations, warranties and covenants of Bird in light of Switchback’s due diligence review, (e) conditionality regarding the respective obligations of Switchback and Bird to consummate the Business Combination, (f) the definition of “material adverse effect” for purposes of the Business Combination Agreement, (g) the availability of Bird’s audited financial statements for the year ended December 31, 2020 and (h) the timing of the delivery of the Written Consent.

On March 16, 2021, Messrs. Mutrie and McNeill convened a meeting of the Switchback Board to discuss the progress of the Business Combination and the PIPE Financing.

On March 18, 2021, Messrs. Mutrie and McNeill and representatives of the Sponsor and Goldman Sachs discussed changes to Bird’s financial and operating projections. Later on the same day, Switchback and Bird amended the executed letter of intent to decrease the equity consideration from $3.1 billion to $2.4 billion and revised the earnout to provide for the issuance of 60.0 million shares, comprised of equal tranches with the same target prices and triggering events as set forth in the February 27, 2021 letter of intent. Following discussion between representatives of Switchback and Bird, the parties mutually agreed that the trends in the financial markets that had led the parties to agree to initially reduce the enterprise value in connection with the February 27, 2021 letter of intent had accelerated, and that, based on the new, more conservative projections from Bird, this further reduction in enterprise value was appropriate.

From March 18, 2021 through April 30, 2021, representatives of Switchback, Bird and their respective advisors participated in numerous due diligence calls and fielded numerous email requests regarding Bird’s business, financial operations, tax matters, employee benefits matters, intellectual property and privacy matters, as well as compliance.

Over March 18, 2021 and March 19, 2021, representatives of Vinson & Elkins, Latham, and Bird participated in due diligence calls during which Bird’s representatives reviewed, among other things, labor, employment, benefits, privacy, and intellectual property and environmental matters.

On March 22, 2021, Switchback engaged Maples Group (“Maples”) to serve as Cayman counsel in connection with the Business Combination. Following its engagement, Maples reviewed and commented upon subsequent drafts of the Business Combination Agreement. Also on March 22, 2021, Switchback formally engaged Goldman Sachs and Credit Suisse to serve as co-lead placement agents for the PIPE Financing.

On March 26, 2021, an investor presentation was made available to Fidelity Investments Inc. (“Fidelity”), and Switchback met with Fidelity to discuss their potential involvement in the PIPE Financing.

On March 31, 2021, Switchback convened a regularly scheduled meeting of the Switchback Board. At the meeting, Messrs. Mutrie and McNeill, with Goldman Sachs in attendance, reviewed with the Switchback Board updates on their discussions with representatives of Bird, including the revised enterprise value for Bird, and conveyed their belief that a Business Combination with Bird remained the most attractive acquisition opportunity Switchback had evaluated.

On April 2, 2021, April 8, 2021 and April 20, 2021, Latham and Vinson & Elkins had conference calls to discuss various matters, including preliminary legal work streams, transaction documentation and the structure of the transaction. On the calls, Latham proposed changes to the transaction structure. Over the next three weeks, representatives of Switchback, Bird and their respective advisors discussed proposed changes to the transaction documents, including adopting the modified transaction structure, extending the delivery date for the written consent, and qualifying certain closing conditions.

On April 6, 2021, an investor presentation relating to Bird and its business was made available to investors interested in participating in the PIPE Financing, and Fidelity provided an initial indication of interest to commit $60 million to the PIPE Financing. After April 6, 2021, a number of other prospective investors participated in discussions with representatives of Switchback and Bird and were provided the investor presentation as well as access to an electronic data room containing supporting information.

On April 16, 2021, representatives of Vinson & Elkins delivered to Switchback a report summarizing the results of due diligence conducted up to that date. On April 23, 2021, an initial draft of a Subscription Agreement prepared by Vinson & Elkins was shared with prospective investors in connection with the PIPE Financing, and over the next several days, representatives of Vinson & Elkins addressed and negotiated comments to the Subscription Agreement from the various interested investors.

On May 11, 2021, the Switchback Board held a special meeting by teleconference with representatives of NGP, Vinson & Elkins and Goldman Sachs participating. During this meeting, Goldman Sachs discussed with the Switchback Board the micromobility market opportunity and reviewed the impact of various illustrative stock prices for Bird post-transaction in its implied equity value. Maples provided to the Switchback Board a review of fiduciary duties under Cayman Islands law in the context of the proposed Business Combination. Vinson & Elkins also reviewed with the Switchback Board the scope of the due diligence review and the terms of the Business Combination, including the Business Combination Agreement, the form of Subscription Agreement and the other definitive agreements.

The Switchback Board discussed Mr. Deutch’s potential conflict pursuant to his ownership interest in Craft Ventures I, L.P., which currently holds more than 5% of Bird’s capital stock.

On May 11, 2021, the Switchback Board unanimously approved the Business Combination Agreement and the other transaction documents related thereto and the PIPE Financing.

Later that evening, the parties executed the Business Combination Agreement, and the New PIPE Investors subscribing to purchase PIPE Shares in connection with the PIPE Financing executed the Subscription Agreements. Under the PIPE Financing, certain investors agreed to purchase, at the Acquisition Closing, 16,000,000 shares of New Bird Class A Common Stock at $10.00 per share for an aggregate of $160.0 million. As part of the PIPE Financing, Messrs. Mutrie and McNeill each agreed to purchase, at the Acquisition Closing, 430,000 New Bird Class A Common Stock for $4.3 million for an aggregate of $8.6 million. Certain affiliates of NGP also participated in the PIPE Financing and agreed to purchase an aggregate of 4,440,000 New Bird Class A Common Stock for an aggregate of $44.4 million.

Before the market opened on May 12, 2021, Bird and Switchback announced the Business Combination together with the execution of the Business Combination Agreement along with the Subscription Agreements.

The Switchback Board’s Reasons for the Approval of the Business Combination

The Switchback Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Switchback Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The Switchback Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Switchback Board may have given different weight to different factors. This explanation of the reasons for the Switchback Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Switchback Board reviewed the results of the due diligence conducted by Switchback’s management and Switchback’s advisors and consultants, which included:

•	meetings and calls with Bird’s management regarding its business model, operations and forecasts;

•

a legal due diligence review conducted by Vinson & Elkins which included, among other things, a review of material contracts, intellectual property matters and other legal matters and documents posted to a virtual data room, conference calls with Bird and its attorneys and certain public record searches regarding Bird;

•	a tax due diligence review conducted by KPMG;

•

comparisons to select public companies in the same business sector as Bird, including mobility technology companies such as ChargePoint, Inc., Volta Industries, Inc. and EVgo Services LLC; category creating companies, including Tesla, Inc., Netflix, Inc. and Peloton Interactive, Inc.; and e-commerce marketplace economy companies, including DoorDash, Inc., Lyft, Inc., Uber Technologies, Inc. and Grab Holdings Inc.;

•	review of analysis prepared by, and discussions with, Switchback’s advisors and consultants;

•	consultation with legal and financial advisors and industry experts;

•	financial and valuation analysis of Bird and the Business Combination; and

•	review of the financial statements of Bird.

In approving the Business Combination, the Switchback Board determined not to obtain a fairness opinion. The officers and directors of Switchback have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of Goldman Sachs, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The factors considered by the Switchback Board included, but were not limited to, the following:

•

Market Opportunity. The Switchback Board noted that public markets have recently assigned premium values to companies associated with the adoption of electric vehicles (“EVs”). The Switchback Board determined that Bird has an opportunity to capture this public investor momentum in the energy technology space.

•

Business Model and Unit Economics. The Switchback Board considered Bird’s flexible business model, demonstrated by the evolution to a Fleet Manager operating model during the COVID-19 pandemic that facilitated expansion to smaller cities, reduced infrastructure costs and drove improved and year round-positive unit economics.

•

Scale and Market Share. The Switchback Board noted Bird’s strength as a leader in the electrified micromobility industry and the potential for further growth that has been further bolstered by developments during the COVID-19 pandemic, including industry consolidation and favorable regulatory changes that opened new markets or expanded opportunities in existing markets.

•

Financial Condition. The Switchback Board also considered factors such as Bird’s outlook, pipeline and financial plan, as well as valuations and trading of publicly traded companies and valuations of precedent combinations and combination targets in similar and adjacent sectors.

•

Operating History and Management Team. The Switchback Board considered the fact that Bird has a three-year operating history, which has enabled it to develop a global footprint covering over 300 cities worldwide and build a strong management team with demonstrated success that is expected to remain with the post-combination company and continue to seek to execute Bird’s strategy.

•

Terms of the Business Combination Agreement. The Switchback Board reviewed the financial and other terms of the Business Combination Agreement and determined that they were the product of arm’s-length negotiations among the parties.

•

Independent Director Role. Switchback’s independent directors took an active role in guiding Switchback management as Switchback evaluated and negotiated the proposed terms of the Business Combination. Following an active and detailed evaluation, the Switchback Board’s independent directors unanimously approved, as members of the Switchback Board, the Business Combination Agreement and the Business Combination.

In addition, the Switchback Board determined that the Business Combination satisfies the investment criteria that the Switchback Board identified in connection with the IPO. For more information, see the subsection entitled “The Business Combination — Background of the Business Combination.”

In the course of its deliberations, the Switchback Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•	Early Stage Company Risk. The risk that Bird is an early stage company with a history of losses, and that Bird will incur significant expenses and continuing losses for the near term.

•	Growth Risk. The risk that Bird expects to invest in growth for the foreseeable future, and the risk that Bird may fail to manage that growth effectively.

•	Competitive Risk. The risk that Bird currently faces competition from a number of companies and expects to face significant competition in the future as the market for EVs develops.

•	Supplier and Manufacturer Risk. The risk that Bird relies on a limited number of suppliers and manufacturers for its EVs.

•	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Redemption Risk. The risk that a significant number of Switchback’s shareholders elect to redeem their shares in connection with the consummation of the Business Combination, which would reduce the amount of cash available to the post-combination company to fund its business plan following the Acquisition Closing.

•	Shareholder Vote Risk. The risk that Switchback’s shareholders may fail to provide the votes necessary to approve the Business Combination.

•

Litigation Risk. The risk of potential litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Closing Conditions Risk. The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Switchback’s control.

•	No Third-Party Valuation Risk. The risk that Switchback did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•

Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of Bird management and Switchback management required to complete the Business Combination.

•

Regulatory Risk. The risks that are associated with Bird operating in the highly-regulated EV industry. Failure to comply with regulations or laws could subject Bird to significant regulatory risk, including the risk of litigation, regulatory actions and compliance issues that could subject Bird to significant fines, penalties, judgments, remediation costs, negative publicity and requirements resulting in increased expenses.

•	Other Risks. Various other risk factors associated with Bird’s business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the Switchback Board also considered that the officers and directors of Switchback have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Switchback’s shareholders. Switchback’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Switchback Board, the Business Combination Agreement and the Business Combination. For more information, see the subsection entitled “— Interests of the Sponsor and Switchback Directors and Officers in the Business Combination.”

The Switchback Board concluded that the potential benefits that it expects Switchback and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the Switchback Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combination and the other transactions contemplated by the Business Combination Agreement are in the best interests of Switchback’s shareholders, (b) approved, adopted and declared advisable the Business Combination Agreement and the transactions contemplated thereby and (c) recommended that the shareholders of Switchback approve each of the Proposals.

The above discussion of the material factors considered by the Switchback Board is not intended to be exhaustive but does set forth the principal factors considered by the Switchback Board.

Unaudited Prospective Financial Information

Bird does not, as a matter of general practice, develop or publicly disclose long-term forecasts of its future financial performance. However, Bird established targets relating to its consolidated results of operations and its business in connection with the proposed Business Combination, including internally prepared forecasts for each of the fiscal years ending December 31, 2020 through 2023, and supplied them to its board of directors and to Switchback. In connection with the proposed Business Combination, Switchback management used the financial projections set forth below as part of its comprehensive analysis and presented key elements of the forecasts to the Switchback Board as part of the Switchback Board’s review and subsequent approval of the Business Combination.

Bird prepared these financial projections solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Switchback, Bird, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposals. No person has made or makes any representation or warranty to any Switchback shareholder regarding the information included in these financial projections. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The projections should not be viewed as public guidance and you are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. New Bird will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of Bird’s independent registered public accounting firm, Switchback’s independent registered public accounting firm nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the projections is provided in this proxy statement/prospectus only because the projections were made available to Switchback and the Switchback Board in connection with their review of the proposed Business Combination.

These financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Bird’s business, all of which are difficult to predict and many of which are beyond Bird’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will be as projected. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the section entitled “Risk Factors” in this proxy statement/prospectus.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF BIRD’S INTERNAL FINANCIAL PROJECTIONS, SWITCHBACK UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE SWITCHBACK BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Bird. Neither Ernst & Young LLP, Bird’s independent registered public accounting firm, nor WithumSmith+Brown, PC, Switchback’s independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, neither Ernst & Young LLP nor WithumSmith+Brown, PC express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in this proxy statement/prospectus relates to Bird’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

Key Financial Metrics:

The projections set out below assume the consummation of the Business Combination. As described above, Bird’s ability to achieve these projections will depend upon a number of factors outside of its control. These factors include significant business, economic and competitive uncertainties and contingencies. Bird developed these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including Bird’s execution of its strategies and product development, as well as growth in the markets in which it currently operates and proposes to operate. As a result, Bird’s actual results may materially vary from the projections set out below. See also “Cautionary Statement Regarding Forward-Looking Statements” and the risk factors set out in “Risk Factors.”

The key elements of the projections provided by Switchback management to the Switchback Board are as follows:

	Fiscal Year Ending December 31,
	2018A	2019A	2020A	2021P	2022P	2023P
	(in millions, unless otherwise noted)
Rides	24	40	18	37	76	170
Average Rides per Deployed Vehicle Per Day	2.8x	2.5x	1.3x	1.4x	1.9x	2.4x
Average Deployed Vehicles (in thousands)	23	44	38	70	107	198
Gross Transaction Value(1)	$79	$162	$115	$219	$447	$897
Revenue	$58	$151	$95	$188	$401	$815
Ride Profit (before Vehicle Depreciation)(2)	$(91)	$(3)	$16	$62	$169	$425
Gross Margin	$(212)	$(136)	$(24)	$21	$110	$308
Adjusted EBITDA(3)	$(194)	$(229)	$(182)	$(96)	$(28)	$144

Projected gross transaction value (“GTV”) and revenue forecasts are based on management’s assessment of near-term market growth opportunities and the utilization recovery curve coming out of COVID; it is based on a variety of operational assumptions, including revenue per ride, average Deployed Vehicles (as defined below), and rides per Deployed Vehicle per day. Projected Ride Profit is driven by, among other factors, key assumptions around Fleet Manager payout and improving vehicle life resulting in decreasing vehicle depreciation. While research and development (“R&D”), selling and marketing, and general and administrative expenses are expected to increase in absolute dollars as the company grows, such expenses are expected to represent a smaller percentage of revenue as Bird scales, contributing to improvements in Adjusted EBITDA over time.

(1) GTV reflects the total dollar value, excluding any applicable taxes, of rides in Bird’s Sharing business and vehicle sales to retail customers and Bird Platform partners, in each case without any adjustment for retail discounts or refunds. GTV is a key indicator of the scale of Bird’s business and ultimately drives revenue.

(2) Ride Profit (before Vehicle Depreciation) reflects the profit generated from rides in Bird’s Sharing business after accounting for direct ride expenses, which primarily consist of payments to Fleet Managers. We believe that Ride Profit is a useful indicator of the economics of Bird’s Sharing business, as it excludes indirect unallocated expenses such as R&D, selling and marketing, and general and administrative expenses.

(3) Adjusted EBITDA is a supplemental measure of operating performance used to inform management decisions for the business. It may also be useful to investors in evaluating Bird’s performance on a relative basis to other comparable businesses as it excludes impact from items that are non-cash in nature, non-recurring, or not related to Bird’s core business operations.

Satisfaction of 80% Test

It is a requirement under the Existing Organizational Documents and the NYSE listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (net of amounts disbursed to Switchback’s management for working capital purposes and excluding the deferred underwriting discounts and commissions) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the Switchback Board determined that the fair market value of Bird exceeded $2.3 billion based on, among other things, comparable company EBITDA multiples and revenue multiples.

As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $316.3 million, 80% thereof representing approximately $253.0 million. In reaching its conclusion that the Business Combination meets the 80% test, the Switchback Board used as a fair market value the enterprise value of approximately $2.4 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination. In determining whether the purchase price represents the fair market value of Bird, the Switchback Board considered all of the factors described in the subsection entitled “The Business Combination — The Switchback Board’s Reasons for the Approval of the Business Combination,” and the fact that the purchase price for Bird was the result of an arm’s-length negotiation. As a result, the Switchback Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of Switchback’s management team and the Switchboard Board, the Switchback Board believes that the members of Switchback’s management team and the Switchback Board are qualified to determine whether the Business Combination meets the 80% test. The Switchback Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Interests of the Sponsor and Switchback Directors and Officers in the Business Combination

Interests of Sponsor and Switchback Directors and Officers

In considering the recommendation of the Switchback Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of Switchback’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Switchback’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that the Sponsor holds 5,550,000 private placement warrants acquired at a purchase price of $8,325,000, or $1.50 per warrant, which, if unrestricted and freely tradeable, would be valued at approximately $7,270,500, based on the closing price of the public warrants of $1.31 per warrant on October 5, 2021;

•

the fact that the Sponsor and Switchback’s officers and directors have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

•

the fact that the Sponsor paid an aggregate of $25,000, or approximately $0.003 per share, for 7,906,250 Switchback Founder Shares, including 80,000 Switchback Founder Shares which were subsequently transferred to Switchback’s independent directors, and that such securities will have a significantly higher value at the time of the Business Combination, which, if unrestricted and freely tradable, would be valued at approximately $78,667,188, based on the closing price of the Class A Ordinary Shares of $9.95 per share on October 5, 2021 (not taking into account the Switchback Founder Earn Back Shares);

•

the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

the fact that given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Switchback Units sold in the IPO and the 7,826,250 shares of New Bird Class A Common Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Bird Class A Common Stock trades below the price initially paid for the Switchback Units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that Scott McNeill and Jim Mutrie are managers and Co-Chief Executive Officers of the Sponsor and Chris Carter, Scott Gieselman, Sam Stoutner, and Philip J. Deutch are managers of the Sponsor and each may be deemed to have or share beneficial ownership of the Switchback Founder Shares held directly by the Sponsor;

•

the fact that Scott McNeill, Jim Mutrie, Ray Kubis, and Precious Williams Owodunni own an aggregate of 230,000 Switchback Units that were purchased directly from the underwriter in connection with the IPO for $10.00 per unit, which would be valued at approximately $2,346,000, based on the closing price of the Switchback Units of $10.20 per unit on October 5, 2021;

•

the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any working capital loans made by the Sponsor or any of its affiliates to Switchback may be converted into Switchback Warrants to purchase Class A Ordinary Shares at a price of $1.50 per warrant at the option of the lender (as of June 30, 2021, there were no amounts outstanding under any working capital loans);

•

if the Trust Account is liquidated, including in the event Switchback is unable to complete an Initial Business Combination within the required time period, the Sponsor has agreed to indemnify Switchback to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Switchback’s independent registered public accounting firm) for services rendered or products sold to Switchback or (b) a prospective target business with which Switchback has entered into a letter of intent, confidentiality, or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•

the fact that Switchback’s independent directors own an aggregate of 80,000 Switchback Founder Shares that were transferred from the Sponsor at their original purchase price, or approximately $0.003 per share, which, if unrestricted and freely tradeable, would be valued at approximately $796,000, based on the closing price of the Class A Ordinary Shares of $9.95 per share on October 5, 2021;

•

the fact that the Sponsor and Switchback’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Switchback’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, which expenses were approximately $3,000 as of June 30, 2021;

•	the fact that the Sponsor and Switchback’s officers and directors will lose their entire investment in Switchback if an Initial Business Combination is not completed within the Combination Period;

•	the fact that Philip Deutch has an indirect interest in Bird of less than 1% through his interest in Craft Ventures I, L.P., which currently holds more than 5% of Bird’s capital stock; and

•	the fact that Jim Mutrie will be appointed to the New Bird Board following the Acquisition Closing.

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the Business Combination, the Sponsor, Switchback’s directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares the Sponsor, Switchback’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, the Sponsor, Switchback’s directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of the Sponsor, Switchback’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser.

In the event that the Sponsor or Switchback’s directors, officers, advisors, or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to (a) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (b) to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of Switchback’s public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of Switchback’s Class A Ordinary Shares may be reduced and the number of beneficial holders of Switchback’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Switchback’s securities on a national securities exchange.

The Sponsor, Switchback’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the shareholders with whom the Sponsor, Switchback’s officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the shareholders contacting them directly or by receipt of redemption requests submitted by shareholders following mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor, Switchback’s officers, directors, advisors or any of their respective affiliates enter into a privately negotiated purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such shareholder has already submitted a proxy with respect to the Business Combination but only if such shares have not already been voted at the extraordinary general meeting related to the Business Combination. The Sponsor, Switchback’s officers, directors, advisors, or any of their respective affiliates will select which shareholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by the Sponsor or Switchback’s officers, directors, advisors, or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor, Switchback’s officers, directors, advisors and any of their respective affiliates will not make purchases of Class A Ordinary Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Total Company Shares to Be Issued in the Business Combination

It is anticipated that, upon completion of the Business Combination, the ownership of New Bird will be as follows:

•	the Historical Rollover Stockholders will own 205,250,724 shares of New Bird Class A Common Stock, or approximately 69.4% of the outstanding New Bird Common Stock;

•	the public shareholders will own 31,625,000 shares of New Bird Class A Common Stock, or approximately 10.7% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 5.4% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 7,906,250 shares of New Bird Class A Common Stock, or approximately 2.7% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 34,749,276 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 11.8% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 72.7% of the voting power of New Bird.

The number of shares and the interests set forth above (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of Switchback or Bird and no repurchases of Bird Restricted Stock, (iii) none of Switchback’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, and (iv) there are no exercises of Bird Options or Bird Warrants and (b) do not take into account (i) New Bird Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or forfeiture of the Switchback Founder Earn Back Shares. As a result of the Business Combination, the economic and voting interests of Switchback’s public shareholders will decrease. If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 31,625,000 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New Bird upon completion of the Business Combination will be as follows:

•	the Historical Rollover Stockholders will own 205,250,724 shares of New Bird Class A Common Stock, or approximately 77.8% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 6.1% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 7,906,250 shares of New Bird Class A Common Stock, or approximately 3.0% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 34,749,276 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 13.2% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 75.2% of the voting power of New Bird.

The ownership percentages with respect to New Bird set forth above do not take into account Switchback Warrants that will remain outstanding immediately following the Business Combination, but do include the Switchback Founder Shares which will convert into New Bird Class A Common Stock upon the Acquisition Merger. If the facts are different than these assumptions, the percentage ownership retained by Switchback’s existing shareholders in New Bird following the Business Combination will be different. For example, if we assume that all outstanding 6,325,000 public warrants and 5,550,000 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Bird would be as follows:

•	the Historical Rollover Stockholders will own 205,250,724 shares of New Bird Class A Common Stock, or approximately 66.8% of the outstanding New Bird Common Stock;

•	the public shareholders will own 37,950,000 shares of New Bird Class A Common Stock, or approximately 12.3% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 5.2% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 13,456,250 shares of New Bird Class A Common Stock, or approximately 4.4% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 34,749,276 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will have approximately 11.3% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 71.8% of the voting power of New Bird.

The Switchback Warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months from the closing of the Initial Public Offering and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Additionally, if we (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of Switchback or Bird and no repurchases of Bird Restricted Stock, (iii) none of Switchback’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, (iv) the issuance of all 19,513,041 shares of New Bird Class A Common Stock that will be reserved in respect of New Bird Options issued in exchange for outstanding pre-merger Bird

Options, New Bird RSU Awards issued in exchange for outstanding pre-merger Bird RSU Awards, shares of New Bird Restricted Stock issued in exchange for outstanding pre-merger Bird Restricted Stock, and New Bird Warrants issued in exchange for outstanding pre-merger Bird Warrants, and (v) the issuance of all Earnout Shares in the form of New Bird Class A Common Stock and (b) do not take into account other New Bird Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New Bird would be as follows:

•	the Historical Rollover Stockholders will own 250,420,105 shares of New Bird Class A Common Stock, or approximately 72.6% of the outstanding New Bird Common Stock;

•	the public shareholders will own 31,625,000 shares of New Bird Class A Common Stock, or approximately 9.2% of the outstanding New Bird Common Stock;

•	the New PIPE Investors will own 16,000,000 shares of New Bird Class A Common Stock, or approximately 4.6% of the outstanding New Bird Common Stock;

•

the initial shareholders will own 7,906,250 shares of New Bird Class A Common Stock, or approximately 2.3% of the outstanding New Bird Common Stock (which, for the avoidance of doubt, does not include shares of New Bird Class A Common Stock that will be issued to certain initial shareholders in connection with the PIPE Financing, which shares are reflected in the preceding bullet); and

•

Mr. VanderZanden will own 39,092,936 shares of New Bird Class X Common Stock, or 100% of the outstanding New Bird Class X Common Stock, such that as of immediately following the completion of the Business Combination, taking into account all New Bird Class A Common Stock and New Bird Class X Common Stock, Mr. VanderZanden will collectively have approximately 11.3% of the outstanding capital stock of New Bird on a fully diluted basis, and representing 71.9% of the voting power of New Bird.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of New Bird Following the Business Combination

The directors and officers of Bird Holdings as of immediately prior to the Domestication Merger Effective Time will continue as initial directors and officers of New Bird, respectively. The parties anticipate that, effective immediately after the Acquisition Merger Effective Time, the New Bird Board will comprise the individuals set forth below (ages as of June 30, 2021).

Name	Age	Position
Travis VanderZanden	42	President, Chief Executive Officer, and Director
Roelof F. Botha	47	Director
Daniel Friedland	47	Director
Nathaniel Justin Kan	38	Director
Robert Komin	58	Director
Jim Mutrie	48	Director
Racquel Russell	42	Director
David Sacks	49	Director

Redemption Rights

Under the Existing Organizational Documents, holders of public shares may elect to have their public shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing Organizational Documents. As of June 30, 2021, this would have amounted to $10.00 per share. If a holder exercises its redemption rights, then such holder will exchange its shares of Class A Ordinary Shares received in exchange for its public shares for cash and will not own public shares or shares of Switchback. Such a holder will be entitled to receive cash for its Class A Ordinary Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Switchback’s transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. In order to determine whether a shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other shareholder, Switchback will require each public shareholder seeking to exercise redemption rights to certify to Switchback whether such shareholder is acting in concert or as a group with any other shareholder. Each redemption of Class A Ordinary Shares by Switchback’s public shareholders will decrease the amount in the Trust Account. In no event will Switchback redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing unless the Class A Ordinary Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares, or Switchback Warrants in connection with the Business Combination under Cayman Islands law or the DGCL.

Expected Accounting Treatment

The Business Combination will be accounted for as a recapitalization under GAAP. Under this method of accounting, Switchback will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Bird stockholders comprising a relative majority of the voting power of New Bird and having the ability to nominate the members of the New Bird Board, Bird’s operations prior to the acquisition comprising the only ongoing operations of New Bird and Bird’s senior management comprising a majority of the senior management of New Bird. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Bird with the Business Combination treated as the equivalent of Bird issuing stock for the net assets of Switchback, accompanied by a recapitalization. The net assets of Switchback will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Bird in future reports of New Bird.

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations for Holders (as defined below) of Class A Ordinary Shares and public warrants (collectively, “Switchback Public Securities”) immediately prior to the Business Combination with respect to (i) the Domestication Merger, (ii) electing to have their New Bird Class A Common Stock redeemed for cash if the Business Combination is completed and (iii) the ownership and disposition of New Bird Class A Common Stock and New Bird Warrants (collectively, “New Bird Securities”) following the Business Combination. For purposes of this discussion, a “Holder” is a beneficial owner of Switchback Public Securities immediately prior to the Business Combination or, as a result of owning such Switchback Public Securities, of New Bird Securities immediately following the Business Combination. Although not entirely clear, because Switchback Units and New Bird Units can be separated into their component parts at the option of the Holder, New Bird intends to treat a Holder of a Switchback Unit (each Switchback Unit consisting of one Class A Ordinary Share and a partial public warrant) or New Bird Unit (each New Bird Unit consisting of one share of New Bird Class A Common Stock and a partial New Bird Warrant) as the owner of the underlying Switchback Public Securities or New Bird Securities, as applicable, for U.S. federal income tax purposes. Assuming such treatment is appropriate, the discussion below with respect to Holders of Switchback

Public Securities and New Bird Securities should also apply to Holders of Switchback Units (as the deemed owners of the underlying Switchback Public Securities that constitute the Switchback Units) and New Bird Units (as the deemed owners of the underlying New Bird Securities that constitute the New Bird Units), as applicable.

This discussion applies only to Switchback Public Securities and New Bird Securities, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could significantly alter the tax considerations described herein. Switchback has not sought any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the completion of the Business Combination and does not address the tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the issuance of PIPE Shares. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local, or non-U.S. tax laws, any tax treaties or other tax law other than U.S. federal income tax law. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular Holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell Switchback Public Securities or New Bird Securities under the constructive sale provisions of the Code;

•	persons that acquired Switchback Public Securities or New Bird Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons that hold Switchback Public Securities or New Bird Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•	certain former citizens or long-term residents of the United States;

•	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of any class of shares of Switchback or New Bird;

•	holders of Switchback Founder Shares, New Bird Class B Common Stock, private placement warrants, and Switchback Warrants received in exchange for private placement warrants; and

•	the initial shareholders, Sponsor, and Switchback’s or New Bird’s officers or directors.

INVESTORS ARE ENCOURAGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder and Non-U.S. Holder Defined

For purposes of this discussion, a “U.S. Holder” is a Holder that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a Holder that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a U.S. Holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Switchback Units, New Bird Units, Switchback Public Securities or New Bird Securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Switchback Public Securities or New Bird Securities are urged to consult with, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

U.S. Federal Income Taxation of U.S. Holders

This section applies to you if you are a “U.S. Holder.”

The Domestication Merger

The discussion under this heading “— U.S. Federal Income Taxation of U.S. Holders —The Domestication Merger” constitutes the opinion of Vinson & Elkins L.L.P., U.S. tax counsel to Switchback, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Switchback Public Securities as a result of the Domestication Merger, based on, and subject to, customary assumptions, qualifications, and limitations, and the assumptions, qualifications, and limitations herein and in the opinion included as Exhibit 8.1 to this proxy statement/prospectus, as well as representations of Switchback and Bird Holdings. The U.S. federal income tax consequences of the Domestication Merger will depend primarily upon whether the Domestication Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (such a reorganization, an “F Reorganization”). Pursuant to the Domestication Merger, Switchback, a Cayman exempted company, will change its jurisdiction of incorporation by merging with and into Bird Holdings, a Delaware corporation, with Bird Holdings surviving the merger (such surviving entity is referred to herein as “New Bird”) with ownership identical to that of Switchback.

In the opinion of Vinson & Elkins L.L.P., the Domestication Merger should qualify as an F Reorganization, but such treatment is not free from doubt.

It is intended that the Domestication Merger qualify as an F Reorganization. Under generally applicable tax rules, if the Domestication Merger qualifies as an F Reorganization, for U.S. federal income tax purposes:

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Switchback should be treated as (i) having transferred all of its assets and liabilities to New Bird in exchange for all of the outstanding common stock and warrants of New Bird, and (ii) immediately thereafter having distributed the common stock and warrants of New Bird to the shareholders and warrant holders of Switchback in liquidation of Switchback, and the taxable year of Switchback should end on the date of the Domestication Merger;

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subject to certain rules discussed under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)” and “— U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules” below, a U.S. Holder that exchanges its Class A Ordinary Shares for New Bird Class A Common Stock and/or Switchback Warrants for New Bird Warrants in the Domestication Merger should not recognize any gain or loss on such exchange;

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subject to certain rules discussed under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)” and “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules” below, the tax basis of a share of New Bird Class A Common Stock or a New Bird Warrant, as applicable, received by a U.S. Holder in the Domestication Merger should be equal to the U.S. Holder’s adjusted tax basis in the Class A Ordinary Share or Switchback Warrant surrendered in exchange therefore, increased by any amount included in the income of such U.S. Holder pursuant to Section 367(b) of the Code; and

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the holding period for a share of New Bird Class A Common Stock or a New Bird Warrant, as applicable, received by a U.S. Holder should include such U.S. Holder’s holding period for the Class A Ordinary Share or Switchback Warrant surrendered in exchange therefor.

If the Domestication Merger fails to qualify as an F Reorganization, then, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to each of its Class A Ordinary Shares and Switchback Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding share of New Bird Class A Common Stock or New Bird Warrant received in the Domestication Merger and the U.S. Holder’s adjusted tax basis in the Class A Ordinary Share or Switchback Warrant surrendered in exchange therefor. In such event, such U.S. Holder’s tax basis in the share of New Bird Class A Common Stock or New Bird Warrant received in the Domestication Merger would be equal to the fair market value of that share of New Bird Class A Common Stock or that New Bird Warrant on the date of the Domestication Merger, and such U.S. Holder’s holding period for the share of New Bird Class A Common Stock or New Bird Warrant received in the Domestication Merger would begin on the day following the date of the Domestication Merger.

Because the Domestication Merger will occur prior to the redemption of New Bird Class A Common Stock described in the subsection of this proxy statement/prospectus entitled “Information About Switchback—Redemption Rights for Holders of Public Shares,” U.S. Holders exercising their redemption rights with respect to their New Bird Class A Common Stock will be subject to the potential tax consequences of the Domestication Merger. All U.S. Holders considering exercising their redemption rights with respect to their New Bird Class A

Common Stock are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication Merger and exercise of redemption rights.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION MERGER ARE COMPLEX. U.S. HOLDERS OF SWITCHBACK PUBLIC SECURITIES ARE URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION MERGER, INCLUDING IF IT WERE TO FAIL TO QUALIFY AS AN F REORGANIZATION.

Effects of Section 367(b)

Section 367(b) of the Code applies to certain non-recognition transactions involving foreign corporations, including the domestication of a foreign corporation in an F Reorganization. When it applies, Section 367(b) imposes U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-free. Section 367(b) may apply with respect to U.S. Holders on the date of the Domestication Merger, and, because the Domestication Merger will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their New Bird Class A Common Stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) as a result of the Domestication Merger.

A.	U.S. Holders that Own Less than 10 Percent (by Vote and Value) of Switchback

A U.S. Holder that, on the date of the Domestication Merger, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Switchback Warrants) Class A Ordinary Shares with a fair market value of $50,000 or more and Switchback stock that represents less than 10% of the total combined voting power of all classes of Switchback stock entitled to vote and less than 10% of the total value of all classes of Switchback stock will recognize gain (but not loss) with respect to the Domestication Merger or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder, as described below.

Unless a U.S. Holder makes the “all earnings and profits amount” election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to its New Bird Class A Common Stock received in the Domestication Merger in an amount equal to the excess of the fair market value of such New Bird Class A Common Stock over the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and would be long-term capital gain if the U.S. Holder held the Class A Ordinary Shares for longer than one year (subject to the suspension of the applicable holding period for the reasons described in “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Bird Class A Common Stock and New Bird Warrants” below).

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its Class A Ordinary Shares (as determined under Section 367(b) and the associated U.S. Treasury regulations). There are, however, strict conditions for making this election. The election must comply with applicable U.S. Treasury regulations and generally must include, among other things, (a) a statement that the Domestication Merger is a Section 367(b) exchange (within the meaning of the applicable U.S. Treasury regulations), (b) a complete description of the Domestication Merger, (c) a description of any stock, securities or other consideration transferred or received in the Domestication Merger, (d) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (e) a statement that the U.S. Holder is making the election that includes (i) a copy of the information that the U.S. Holder received from New Bird establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Class A Ordinary Shares and (ii) a representation that the U.S. Holder has notified New Bird that the U.S. Holder is making the election and (f) certain other information required to be furnished with the U.S. Holder’s U.S. federal income tax return or otherwise furnished pursuant to the Code or the U.S. Treasury regulations.

The election must be attached by the electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication Merger, and the U.S. Holder must send notice that it is making the election to New Bird no later than the date such tax return is filed. In connection with this election, New Bird will endeavor to provide each U.S. Holder eligible to make such an election with information regarding Switchback’s earnings and profits upon written request. There is no assurance, however, that such information will be timely provided.

Switchback does not expect to have significant cumulative or current earnings and profits through the date of the Domestication Merger and if that proves to be the case, U.S. Holders who make this election would not be expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Switchback had positive earning and profits through the date of the Domestication Merger, a U.S. Holder that makes the election described above could have an “all earnings and profits amount” with respect to Class A Ordinary Shares and thus could be required to include that amount in income as described above.

EACH U.S. HOLDER, INCLUDING THOSE WHO OWN 10 PERCENT OR MORE OF SWITCHBACK (BY VOTE OR VALUE), IS URGED TO CONSULT WITH, AND RELY SOLELY UPON, ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

B.	U.S. Holders that Own Class A Ordinary Shares with a Fair Market Value of Less than $50,000

A U.S. Holder who, on the date of the Domestication Merger, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Switchback Warrants) Class A Ordinary Shares with a fair market value of less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication Merger or to include any part of the “all earnings and profits amount” in income.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

Passive Foreign Investment Company Rules

In addition to the discussion under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b),” the Domestication Merger could be a taxable event for U.S. Holders under the “passive foreign investment company” (or “PFIC”) provisions of the Code.

A.	PFIC Status of Switchback

In general, a foreign (i.e., non-U.S.) corporation will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either: (i) at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, rents (other than rents derived from the active conduct of a trade or business), and gains from the disposition of passive assets); or (ii) the average percentage (ordinarily averaged quarterly over the year) by value of its assets during such taxable year that produce or are held for the production of passive income is at least 50%.

Because Switchback is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, Switchback believes that it may be considered a PFIC for the 2020 taxable year and may be considered a PFIC for its current taxable year (which is expected to end on the date of the Domestication Merger).

B.	Effects of PFIC Rules on the Domestication Merger

Section 1291(f) of the Code requires that, to the extent provided in U.S. Treasury regulations, a U.S. Holder that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury regulations under Section 1291(f) of the Code have been promulgated, with a retroactive effective date once they become final. If finalized (including retroactively after the date of the Domestication Merger) in their currently proposed form, such U.S. Treasury regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of Class A Ordinary Shares and Switchback Warrants, as applicable, for New Bird Class A Common Stock and New Bird Warrants in the Domestication Merger if Switchback were classified as a PFIC at any time during such U.S. Holder’s holding period for such Class A Ordinary Shares or Switchback Warrants, as applicable. The tax on any such recognized gain would be imposed based on a complex set of computational rules. However, as discussed in more detail below, a U.S. Holder may be able to avoid the PFIC gain and other tax consequences described below with respect to its Class A Ordinary Shares if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Ordinary Shares and in which Switchback was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below) with respect to its Class A Ordinary Shares. Generally, neither election is available with respect to the Switchback Warrants.

Under these rules:

•	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s aggregate holding period for such U.S. Holder’s Class A Ordinary Shares or Switchback Warrants;

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the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder realized the gain, or to the portion of the U.S. Holder’s holding period prior to the first day of Switchback’s taxable year in which Switchback was a PFIC, would be taxed as ordinary income; and

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the amount of gain allocated to each of the other taxable years (or portions thereof) of the U.S. Holder would be subject to tax at the highest rate of tax in effect for the U.S. Holder for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year (or portion thereof).

The proposed U.S. Treasury regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed U.S. Treasury regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “—Effects of Section 367(b),” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is not possible to predict whether, in what form and with what effective date the proposed U.S. Treasury regulations under Section 1291(f) of the Code will become final. Therefore, U.S. Holders of Class A Ordinary Shares that have not made a timely QEF Election or a Mark-to-Market Election and U.S. Holders of Switchback Warrants may, pursuant to the proposed U.S. Treasury regulations, be subject to taxation on the Domestication Merger to the extent their Class A Ordinary Shares or Switchback Warrants have a fair market value in excess of their tax basis.

C.	QEF Election with Respect to Class A Ordinary Shares

The impact of the PFIC rules on a U.S. Holder with respect to its Class A Ordinary Shares will depend on whether such U.S. Holder is eligible to and makes a timely and valid election to treat Switchback as a “qualified electing fund” under Section 1295 of the Code (often referred to as a “QEF Election”) for the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Ordinary Shares and Switchback is classified as a PFIC. Generally, a QEF Election should be made on or before the due date for filing such U.S. Holder’s U.S. federal income tax return for such taxable year. A QEF Election is made by an individual U.S. Holder (and, once made, can be revoked only with the consent of the IRS) and generally requires such U.S. Holder to include annually in gross income its pro rata share of the ordinary earnings (as ordinary income) and net capital gains (as long-term capital gain), if any, of Switchback, regardless of whether Switchback makes distributions to such U.S. Holder. However, in order to comply with the QEF Election requirements, a U.S. Holder must receive a PFIC annual information statement from Switchback. Upon written request, Switchback will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that Switchback will timely provide such required information.

D.	Mark-to-Market Election with Respect to Class A Ordinary Shares

The impact of the PFIC rules on a U.S. Holder with respect to its Class A Ordinary Shares (but not its Switchback Warrants, for which a Mark-to-Market Election is not available) may also depend on whether such U.S. Holder is eligible to and makes a timely and valid “Mark-to-Market Election” under Section 1296 of the Code with respect to its Class A Ordinary Shares. No assurance can be given that the Class A Ordinary Shares are considered to be “marketable stock” (which generally would include stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE (on which the Class A Ordinary Shares have been listed)) for purposes of the Mark-to-Market Election. If such an election is available and has been made by a U.S. Holder, such U.S. Holder generally will not be subject to the PFIC rules described above. However, if the Mark-to-Market Election is made by a U.S. Holder after the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Class A Ordinary Shares and in which Switchback was classified as a PFIC, then the PFIC rules will continue to apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A Ordinary Shares.

THE PFIC RULES (INCLUDING THE RULES WITH RESPECT TO THE QEF ELECTION AND THE MARK-TO-MARKET ELECTION) ARE VERY COMPLEX, ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, AND THEIR APPLICATION IS UNCERTAIN. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES AND ANY RESULTING TAX CONSEQUENCES.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION MERGER ARE COMPLEX. U.S. HOLDERS OF SWITCHBACK PUBLIC SECURITIES ARE URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION MERGER.

Redemption of New Bird Class A Common Stock

In the event that a U.S. Holder’s New Bird Class A Common Stock is redeemed pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “Information About Switchback — Redemption Rights for Holders of Public Shares,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether it qualifies as a sale of the New Bird Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of New Bird Class A Common Stock, the U.S. Holder will be treated as described under “ — U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Bird Class A Common Stock and New Bird Warrants” below. If the redemption does not qualify as a sale of New Bird Class A Common Stock, the U.S. Holder will be treated as receiving a distribution from New Bird with the tax consequences described below under “ — U.S. Federal Income Taxation of U.S. Holders — Distributions Treated as Dividends.”

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of New Bird stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning New Bird Warrants or otherwise) relative to all of the shares of New Bird stock outstanding both before and after the redemption. The redemption of New Bird Class A Common Stock generally will be treated as a sale of New Bird Class A Common Stock (rather than as a distribution from New Bird) if the redemption satisfies one of the following tests (the “redemption sale tests”): (i) it is “substantially disproportionate” with respect to the U.S. Holder, (ii) it results in a “complete termination” of the U.S. Holder’s interest in New Bird or (iii) it is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In determining whether any of the redemption sale tests is satisfied, a U.S. Holder must take into account not only stock actually owned by the U.S. Holder, but also shares of New Bird stock that are “constructively” owned by it. A U.S. Holder may constructively own (i) stock owned by certain related individuals or entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder and (ii) any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include the New Bird Class A Common Stock which could be acquired pursuant to the exercise of the New Bird Warrants.

In order to meet the “substantially disproportionate” test, the percentage of New Bird’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of its New Bird Class A Common Stock must, among other requirements, be less than 80% of the percentage of New Bird’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to the Business Combination, the New Bird Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a “complete termination” of a U.S. Holder’s interest if either (i) all of the shares of New Bird stock both actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of New Bird stock actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive and effectively waives in accordance with specific rules the constructive attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of New Bird stock (including as a result of owning New Bird Warrants). The redemption of New Bird Class A Common Stock will not be “essentially equivalent to a dividend” if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New Bird. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New Bird will depend on the particular facts and circumstances, but the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the redemption sale tests is satisfied, the redemption will be treated as a distribution from New Bird and the tax considerations will be as described under “ — U.S. Federal Income Taxation of U.S. Holders — Tax Characterization of Distributions with Respect to New Bird Class A Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Bird Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Bird Warrants or possibly in other shares of New Bird stock constructively owned by it.

U.S. Holders who actually or constructively own five percent (or if New Bird Class A Common Stock is not then publicly traded, one percent) or more of New Bird stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of its New Bird Class A Common Stock. A U.S. Holder should consult with, and rely solely upon, its own tax advisor with respect to its reporting requirements.

The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of New Bird Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. Additionally, because the Domestication Merger will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their New Bird Class A Common Stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication Merger. All U.S. Holders considering exercising redemption rights with respect to their New Bird Class A Common Stock are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication Merger and exercise of redemption rights.

Tax Characterization of Distributions with Respect to New Bird Class A Common Stock

If New Bird pays distributions of cash or other property to U.S. Holders of shares of New Bird Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from New Bird’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be treated as described under “ — U.S. Federal Income Taxation of U.S. Holders — Distributions Treated as Dividends.” Distributions in excess of New Bird’s current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in its New Bird Class A Common Stock, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its New Bird Class A Common Stock. Any remaining portion of the distribution will be treated as gain from the sale or exchange of New Bird Class A Common Stock and will be treated as described under “ — U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Bird Class A Common Stock and New Bird Warrants” below.

Possible Constructive Distributions with Respect to New Bird Warrants

The terms of the New Bird Warrants provide for an adjustment to the number of shares of New Bird Class A Common Stock for which New Bird Warrants may be exercised or to the exercise price of the New Bird Warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the New Bird Warrants would, however, be treated as receiving a constructive distribution from New Bird if, for example, the adjustment increases the warrantholders’ proportionate interest in New Bird’s assets or earnings and profits (e.g., through an increase in the number of shares of New Bird Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the New Bird Warrant) as a result of a distribution of cash or other property to the holders of shares of New Bird Class A Common Stock. Any such constructive distribution would be treated in the same manner as if U.S. Holders of New Bird Warrants received a cash distribution from New Bird generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of New Bird Class A Common Stock described herein. See “ — U.S. Federal Income Taxation of U.S. Holders — Tax Characterization of Distributions with Respect to New Bird Class A Common Stock” above. For certain information reporting purposes, New Bird is required to determine the date and amount of any such constructive distributions. Proposed U.S. Treasury regulations, which New Bird may rely on prior to the issuance of final regulations, specify how the date and amount of any such constructive distributions are determined.

Distributions Treated as Dividends

Any portion of a distribution that is treated as a dividend paid to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied, but may be subject to the “extraordinary dividend” provisions of the Code (which could cause a reduction in the tax basis of such corporate U.S. Holder’s shares of New Bird Class A Common Stock and increase the amount of gain or decrease the amount of loss recognized by such U.S. Holder in connection with a disposition of its shares). With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, any portion of a distribution that is treated as a dividend paid by New Bird to a non-corporate U.S. Holder generally will constitute a “qualified dividend” that will be subject to U.S. federal income tax at the lower applicable long-term capital gains rate. If the applicable holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential income tax rate that applies to qualified dividend income. It is unclear whether the redemption rights that applied with respect to the Class A Ordinary Shares prior to the Domestication Merger may prevent a U.S. Holder of New Bird Class A Common Stock from taking the holding period of its Class A Ordinary Shares into account when determining whether it has satisfied the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be, with respect to such U.S. Holder’s New Bird Class A Common Stock held after the Domestication Merger. In addition, if the Domestication Merger does not qualify as an F Reorganization, the holding period of each U.S. Holder’s shares of New Bird Class A Common Stock would begin the day after the Domestication Merger. U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the availability of the dividends received deduction (and the possible application of the “extraordinary dividend” provisions of the Code in their particular circumstances) or the lower preferential income tax rate for qualified dividend income, as the case may be, for any dividends paid with respect to New Bird Class A Common Stock.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Bird Class A Common Stock and New Bird Warrants

Upon a sale or other taxable disposition of New Bird Class A Common Stock or New Bird Warrants (which in general would include a redemption of New Bird Class A Common Stock or New Bird Warrants that is treated as a sale of such securities as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis with respect to its New Bird Class A Common Stock or New Bird Warrants. Generally, the amount of gain or loss recognized by a U.S. Holder will be an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition (or, if the New Bird Class A Common Stock or New Bird Warrants are held as part of New Bird Units at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the New Bird Class A Common Stock or New Bird Warrants included in the New Bird Units) and (ii) the U.S. Holder’s adjusted tax basis in the relevant New Bird Class A Common Stock or New Bird Warrants. A U.S. Holder’s adjusted tax basis in its New Bird Class A Common Stock or New Bird Warrants generally will equal the U.S. Holder’s acquisition cost of the Class A Ordinary Shares or Switchback Warrants exchanged therefore (see the tax basis discussion above under the caption “ — U.S. Federal Income Taxation of U.S. Holders — The Domestication Merger”) or, as discussed below, the U.S. Holder’s initial basis for the New Bird Class A Common Stock received upon exercise of New Bird Warrants, less, in the case of New Bird Class A Common Stock, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes (as discussed above).

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Bird Class A Common Stock or New Bird Warrants, as applicable, so disposed of exceeds one year. It is unclear whether the redemption rights that applied with respect to the Class A Ordinary Shares prior to the Domestication Merger may prevent a U.S. Holder of Class A Common Stock from taking the holding period of its Class A Ordinary Shares into account when determining whether it has satisfied the applicable holding period with respect to its Class A Common Stock held after the Domestication Merger for this purpose. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the New Bird Class A Common Stock or New Bird Warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Cash Exercise of a New Bird Warrant

A U.S. Holder generally will not recognize gain or loss on the acquisition of New Bird Class A Common Stock upon the exercise of a New Bird Warrant for cash. The U.S. Holder’s tax basis in its New Bird Class A Common Stock received upon exercise of a New Bird Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Switchback Warrant (see the tax basis discussion above under the caption “— U.S. Federal Income Taxation of U.S. Holders — The Domestication Merger”) and the exercise price of such New Bird Warrant. It is unclear whether a U.S. Holder’s holding period for the New Bird Class A Common Stock received upon exercise of the New Bird Warrant will commence on the date of exercise of the New Bird Warrant or the immediately following date. In either case, the holding period will not include the period during which the U.S. Holder held the New Bird Warrant.

Cashless Exercise of a New Bird Warrant

The tax characterization of a cashless exercise of a New Bird Warrant is not clear under current tax law. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax characterizations and resultant tax consequences would be adopted by the IRS or upheld by a court of law. Accordingly, U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the tax consequences of a cashless exercise.

A cashless exercise could potentially be characterized as any of the following for U.S. federal income tax purposes: (i) not a realization event and thus tax-deferred, (ii) a realization event that qualifies as a tax-deferred “recapitalization,” or (iii) a taxable realization event. While not free from doubt, New Bird intends to treat any cashless exercise of a New Bird Warrant occurring after its giving notice of an intention to redeem the New Bird Warrant for cash as permitted under the terms of the Warrant Agreement as if New Bird redeemed such New Bird Warrant for shares in a cashless exchange qualifying as a tax-deferred recapitalization. However, there is some uncertainty regarding New Bird’s intended tax treatment, and it is possible that a cashless exercise could be characterized differently. Accordingly, the tax consequences of all three characterizations are generally described below. U.S. Holders should consult with and rely solely upon their tax advisors regarding the tax consequences of a cashless exercise.

If a cashless exercise were characterized as either not a realization event or as a realization event that qualifies as a recapitalization, a U.S. Holder would not recognize any gain or loss on the exchange of New Bird Warrants for shares of New Bird Class A Common Stock. A U.S. Holder’s basis in the shares of New Bird Class A Common Stock received would generally equal the U.S. Holder’s aggregate basis in the exchanged New Bird Warrants. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period in the New Bird Class A Common Stock would be treated as commencing on the date of exchange of the New Bird Warrants or on the immediately following date, but the holding period would not include the period during which the U.S. Holder held the New Bird Warrants. On the other hand, if the cashless exercise were characterized as a realization event that qualifies as a recapitalization, the holding period of the New Bird Class A Common Stock would include the holding period of the warrants exercised therefor.

If the cashless exercise were treated as a realization event that does not qualify as a recapitalization, however, the cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized by the U.S. Holder. For example, a portion of the New Bird Warrants to be exercised on a cashless basis could be deemed to have been surrendered in payment of the exercise price of the remaining portion of such warrants, which would be deemed to be exercised. In such a case, a U.S. Holder would effectively be deemed to have sold a number of New Bird Warrants having an aggregate value equal to the exercise price of the remaining New Bird Warrants deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between the value of the portion of the warrants deemed sold and its adjusted tax basis in such warrants (generally in the manner described above under “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Bird Class A Common Stock and New Bird Warrants”), and the U.S. Holder’s tax basis in the New Bird Class A Common Stock received would generally equal the sum of the U.S. Holder’s tax basis in the remaining New Bird Warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the New Bird Class A Common Stock would commence on the date of exercise of the New Bird Warrants or on the date following the date of exercise of the New Bird Warrants, but the holding period would not include the period during which the U.S. Holder held the New Bird Warrants.

Redemption or Repurchase of Warrants for Cash

If New Bird redeems the New Bird Warrants for cash as permitted under the terms of the Warrant Agreement or if New Bird repurchases New Bird Warrants in an open market transaction, such redemption or repurchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described under “ — U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Bird Class A Common Stock and New Bird Warrants” above.

Expiration of a New Bird Warrant

If a New Bird Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the New Bird Warrant (see the tax basis discussion above under the caption “ — U.S. Federal Income Taxation of U.S. Holders — The Domestication Merger”). The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds from the sale or other disposition of New Bird Units, New Bird Class A Common Stock and New Bird Warrants, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.”

The Domestication Merger

Switchback does not expect the Domestication Merger to result in any material U.S. federal income tax consequences to Non-U.S. Holders of Class A Ordinary Shares and Switchback Warrants.

NON-U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE DOMESTICATION MERGER.

Redemption of New Bird Class A Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s New Bird Class A Common Stock pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “Information About Switchback — Redemption Rights for Holders of Public Shares,” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s New Bird Class A Common Stock, as described under “— U.S. Federal Income Taxation of U.S. Holders — Redemption of New Bird Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. Holder will correspond to that described below in “— U.S. Federal Income Taxation of Non-U.S. Holders — Distributions Treated as Dividends” and “ — U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Bird Class A Common Stock and New Bird Warrants,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s New Bird Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.

Tax Characterization of Distributions with Respect to New Bird Class A Common Stock

The determination of the extent to which a distribution will be treated as a dividend, return of capital or gain from the sale of stock is generally the same for Non-U.S. Holders as that described in “— U.S. Federal Income Taxation of U.S. Holders — Tax Characterization of Distributions with Respect to New Bird Class A Common Stock.” To the extent a distribution constitutes gain from the sale of New Bird Class A Common Stock, see “— U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Bird Class A Common Stock and Warrants” below, and to the extent such distribution constitutes a dividend, see “— U.S. Federal Income Taxation of Non-U.S. Holders — Distributions Treated as Dividends.”

Possible Constructive Distributions with Respect to New Bird Warrants

The determination for Non-U.S. Holders of whether a constructive distribution from New Bird has occurred as a result of an adjustment to the number of shares of New Bird Class A Common Stock for which New Bird Warrants may be exercised or to the exercise price of the New Bird Warrants in certain events is generally the same as the determination for U.S. Holders as described in “— U.S. Federal Income Taxation of U.S. Holders — Possible Constructive Distributions with Respect to New Bird Warrants.” To the extent such adjustment is treated as a constructive distribution, see “— U.S. Federal Income Taxation of Non-U.S. Holders — Tax Characterization of Distributions with Respect to New Bird Class A Common Stock” for the consequences of such characterization.

Distributions Treated as Dividends

Subject to the withholding requirements under FATCA (as defined below) and other than with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a Non-U.S. Holder on its New Bird Class A Common Stock generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the distribution (unless an applicable income tax treaty provides for a lower rate). To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder.

Any portion of a distribution that is treated as a dividend paid to a Non-U.S. Holder that is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, that is treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Bird Class A Common Stock and New Bird Warrants

Subject to the discussion below under “ — U.S. Federal Income Taxation of Non-U.S. Holders — Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of New Bird Class A Common Stock or New Bird Warrants (including an expiration or redemption of New Bird Warrants) unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

New Bird Class A Common Stock and New Bird Warrants constitute United States real property interests by reason of New Bird’s status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as provided under an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Bird does not believe that it is or will become a USRPHC for U.S. federal income tax purposes. However, in the event that New Bird were to become a USRPHC, as long as the New Bird Class A Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”), a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the applicable security, (i) more than 5% of the New Bird Class A Common Stock or (ii) more than 5% of the New Bird Warrants, provided the warrants are considered to be regularly traded, as applicable, will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition thereof as a result of New Bird’s status as a USRPHC. It is unclear how a Non-U.S. Holder’s ownership of New Bird Warrants will affect the determination of whether such Non-U.S. Holder owns more than 5% of the New Bird Class A Common Stock. In addition, special rules may apply in the case of a disposition of New Bird Warrants if the New Bird Class A Common Stock is considered to be regularly traded, but the New Bird Warrants are not considered to be regularly traded. New Bird can provide no assurance as to its future status as a USRPHC or as to whether the New Bird Class A Common Stock or New Bird Warrants will be treated as regularly traded. If New Bird were to become a USRPHC and the New Bird Class A Common Stock were not considered to be regularly traded on an established securities market, a Non-U.S. Holder (regardless of the percentage of New Bird Securities owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of New Bird Class A Common Stock, New Bird Units and New Bird Warrants (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from any such disposition.

Non-U.S. Holders are encouraged to consult with, and rely solely upon, their tax advisors regarding the tax consequences related to ownership in a USRPHC.

Exercise or Redemption of a New Bird Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise of a New Bird Warrant generally will correspond to the U.S. federal income tax characterization of the exercise of a New Bird Warrant by a U.S. Holder, as described under “— U.S. Federal Income Taxation of U.S. Holders — Cash Exercise of a New Bird Warrant” or “— U.S. Federal Income Taxation of U.S. Holders — Cashless Exercise of a New Bird Warrant” above, as the case may be. To the extent a cashless exercise is characterized as a taxable exchange, the consequences would be similar to those described above in “— U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Bird Class A Common Stock and New Bird Warrants.” The U.S. federal income tax treatment for a Non-U.S. Holder of a redemption of New Bird Warrants for cash as permitted under the terms of the Warrant Agreement (or if New Bird purchases New Bird Warrants in an open market transaction) generally will correspond to that described above in “— U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Bird Class A Common Stock and New Bird Warrants.”

Expiration of a New Bird Warrant

The U.S. federal income tax treatment of the expiration of a New Bird Warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the expiration of a New Bird Warrant held by a U.S. Holder, as described under “— U.S. Federal Income Taxation of U.S. Holders — Expiration of a New Bird Warrant” above.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of New Bird Units, New Bird Class A Common Stock and New Bird Warrants effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of New Bird Units, New Bird Class A Common Stock and New Bird Warrants effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of New Bird Units, New Bird Class A Common Stock or New Bird Warrants effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

NON-U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THEIR OWNERSHIP OF NEW BIRD SECURITIES FOLLOWING THE BUSINESS COMBINATION.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends (including constructive dividends) on New Bird Class A Common Stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of New Bird securities, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of New Bird securities paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Holders are encouraged to consult with, and rely solely upon, their own tax advisors regarding the effects of FATCA on their ownership of New Bird Units, New Bird Class A Common Stock or New Bird Warrants.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SWITCHBACK PUBLIC SECURITIES OR NEW BIRD SECURITIES. SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION (INCLUDING THE DOMESTICATION MERGER AND ANY EXERCISE OF THEIR REDEMPTION RIGHTS) AND, TO THE EXTENT APPLICABLE, OF OWNING NEW BIRD SECURITIES FOLLOWING THE COMPLETION OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).

Regulatory Matters

Under the HSR Act and rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration or early termination of the waiting period following the parties’ submission of Notification and Report Forms with the Antitrust Division and the FTC. On May 25, 2021, the parties filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The waiting period expired on June 24, 2021 at 11:59 p.m. Eastern time.

At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the Antitrust Division, the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Switchback cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other governmental authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Switchback cannot assure you as to its result.

Neither Switchback nor Bird is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than as required under the HSR Act. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSALS

Overview

Switchback is asking its shareholders to approve and adopt the Business Combination Agreement and the Business Combination. Switchback’s shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section above entitled “The Business Combination” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on these proposals.

Because Switchback is holding a shareholder vote on the Business Combination Proposals, Switchback may consummate the Business Combination only if the Domestication Merger Proposal is approved by the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class and if the Acquisition Merger Proposal is approved by the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class.

Proposal 1A: The Domestication Merger

Switchback shareholders are being asked to approve the Domestication Merger to authorize the reincorporation of Switchback to the State of Delaware by merging with and into Bird Holdings, with Bird Holdings surviving the Domestication Merger as a publicly traded entity and becoming the sole owner of Merger Sub.

Proposal 1B: The Acquisition Merger

Switchback shareholders are being asked to approve the Acquisition Merger pursuant to which Merger Sub will merge with and into Bird, with Bird surviving the Acquisition Merger as a wholly owned subsidiary of New Bird, and approve and adopt the Business Combination Agreement and the Business Combination.

Resolution

The full text of the resolutions to be passed is as follows:

“RESOLVED, by way of ordinary resolution, that Switchback’s entry into the Business Combination Agreement, dated as of May 11, 2021, by and among Switchback, Merger Sub, Bird Holdings, and Bird (in the form attached to this proxy statement/prospectus as Annex A), pursuant to which, among other things, the Business Combination will be effected in two steps: (a) on the Domestication Closing Date, subject to approval by special resolution, Switchback will reincorporate to the State of Delaware by merging with and into Bird Holdings, with Bird Holdings surviving the Domestication Merger as a publicly traded entity and becoming the sole owner of Merger Sub; and (b) subject to approval by ordinary resolution, on the Acquisition Closing Date, Merger Sub will merge with and into Bird, with Bird surviving the Acquisition Merger as a wholly owned subsidiary of New Bird, and all other transactions contemplated by the Business Combination Agreement be confirmed, ratified, and approved in all respects.”

“RESOLVED, that as a special resolution, the Domestication Merger be approved and the Domestication Plan of Merger be confirmed, ratified, and approved in all respects.”

Vote Required for Approval

The approval of the Domestication Merger requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. The approval of the Business Combination Agreement and the Business Combination require an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. The Acquisition Merger Proposal will be sought as an ordinary resolution. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposals.

The Business Combination Proposals are conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Business Combination Proposals will have no effect, even if approved by holders of the Ordinary Shares.

The Sponsor and Switchback’s directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination Proposals.

Recommendation of the Switchback Board

THE SWITCHBACK BOARD RECOMMENDS THAT SWITCHBACK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSALS.

PROPOSAL NO. 2 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

Assuming the Business Combination Proposals and the NYSE Proposal are approved, Switchback will replace its Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws of New Bird, in each case under the DGCL.

Switchback’s shareholders are asked to consider and vote upon, to approve by special resolution and to adopt, the Proposed Organizational Documents, with such principal changes as are described in the Advisory Organizational Documents Proposals. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety, which are attached to this proxy statement/prospectus as Annex B and Annex C, for a more complete description of their terms.

Reasons for the Organizational Documents Proposal

Each of the Proposed Certificate of Incorporation and the Proposed Bylaws was negotiated as part of the Business Combination. The Switchback Board’s specific reasons for each of the Advisory Organizational Documents Proposals are set forth in the section entitled “Proposal No. 3 — The Advisory Organizational Documents Proposals.”

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that in connection with the Domestication Merger, the Existing Organizational Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and the Proposed Bylaws.”

Vote Required for Approval

If the Business Combination Proposals are not approved, the Organizational Documents Proposal will not be presented at the extraordinary general meeting. The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Organizational Documents Proposal.

The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the Switchback Board

THE SWITCHBACK BOARD UNANIMOUSLY RECOMMENDS THAT SWITCHBACK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

PROPOSAL NO. 3 — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

If the Organizational Documents Proposal is approved and the Business Combination is to be consummated, Switchback will replace the Existing Organizational Documents, under the Cayman Islands Companies Act (As Revised), with the Proposed Organizational Documents, under the DGCL.

As required by SEC guidance, to give shareholders the opportunity to present their separate views on important corporate governance provisions, Switchback is asking its shareholders to consider and vote upon and to approve on a non-binding advisory basis by ordinary resolution nine separate proposals in connection with the adoption of the Proposed Organizational Documents. The shareholder vote regarding each of the Advisory Organizational Documents Proposals is an advisory vote, and is not binding on Switchback or the Switchback Board (separate and apart from the approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, Switchback intends that the Proposed Organizational Documents will take effect upon the consummation of the Business Combination (assuming approval of the Organizational Documents Proposal).

The following table sets forth a summary of the principal changes proposed to be made between the Existing Organizational Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Organizational Documents are governed by Cayman Islands law and the Proposed Organizational Documents will be governed by the DGCL, Switchback encourages its shareholders to carefully consult the information set out under the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Proposal 3A)

Under the Existing Organizational Documents, Switchback’s share capital is US$55,500 divided into 555,000,000 Switchback shares, consisting of 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares, and 5,000,000 Switchback Preference Shares.

See paragraph 5 of the Existing Organizational Documents.

The Proposed Organizational Documents increase the total number of authorized shares to 1,160,000,000 shares, consisting of 1,000,000,000 shares of New Bird Class A Common Stock, 10,000,000 shares of New Bird Class B Common Stock, 50,000,000 shares of New Bird Class X Common Stock, and 100,000,000 shares of New Bird Preferred Stock.

See Article IV of the Proposed Certificate of Incorporation.

Voting Power (Proposal 3B)	The Existing Organizational Documents provide that the Switchback shareholders are entitled to one vote for each Ordinary Share of which he or she is the holder for each matter properly submitted to the shareholders entitled to vote thereon; provided that under the Existing Organizational	The Proposed Organizational Documents provide that holders of New Bird Class A Common Stock will be entitled to cast one vote per share, and holders New Bird Class X Common Stock will be entitled to cast 20 votes per share, on each matter properly submitted to the stockholders entitled to vote, until the earlier of (such

	Existing Organizational Documents	Proposed Organizational Documents
Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors. See Articles 23.1 and 29.1 of the Existing Organizational Documents.

date, the “Sunset Date”) (a) the date Travis VanderZanden is neither a senior executive officer nor a director of New Bird and (b) the date on which the holders of New Bird Class X Common Stock as of the Acquisition Merger Effective Time have sold more than 75% of their shares, other than certain permitted transfers specified in the Proposed Certificate of Incorporation. Upon the occurrence of such event, each share of New Bird Class X Common Stock will automatically convert into one share of New Bird Class A Common Stock. Additionally, shares of New Bird Class X Common Stock will automatically convert into shares of New Bird Class A Common Stock upon a transfer of the New Bird Class X Common Stock, other than certain permitted transfers specified in the Proposed Certificate of Incorporation.

See Article V of the Proposed Certificate of Incorporation.

Director Removal (Proposal 3C)

The Existing Organizational Documents provide that any director may be removed from office (a) if prior to the consummation of an Initial Business Combination, by an ordinary resolution of the holders of the Class B Ordinary Shares and (b) if following the consummation of an Initial Business Combination, by an ordinary resolution of the holders of the Ordinary Shares.

See Article 29 of the Existing Organizational Documents.

The Proposed Organizational Documents provide that, subject to the rights of any holders of New Bird Preferred Stock then outstanding, (a) until the Sunset Date, directors on the New Bird Board may be removed from office with or without cause and (b) following the Sunset Date, directors on the New Bird Board may only be removed for cause, in each case, by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

See Article VI, subsection (C) of the Proposed Certificate of Incorporation.

	Existing Organizational Documents	Proposed Organizational Documents

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Proposal 3D)

The Existing Organizational Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

See Article 18.3 of the Existing Organizational Documents.

The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the then-outstanding shares of capital stock of New Bird entitled to vote thereon, voting together as a single class, to (a) adopt, amend, or repeal the Proposed Bylaws and to (b) amend, alter, repeal, or rescind Article V(B), VI, VII, VIII, IX, X, XI, or XII of the Proposed Certificate of Incorporation.

See Article XII of the Proposed Certificate of Incorporation and Article X of the Proposed Bylaws.

Exclusive Forum Provision (Proposal 3E)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These provisions are inapplicable to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, and any other claim for which the federal courts of the United States of America have exclusive jurisdiction.

See Article XI of the Proposed Certificate of Incorporation.

Action by Written Consent of Stockholders (Proposal 3F)	The Existing Organizational Documents do not contain a provision allowing for action by written consent of shareholders.	The Proposed Organizational Documents provide that, subject to the rights of any holders of New Bird Preferred Stock then outstanding, any action required or permitted to be taken by New Bird’s stockholders (a) may be effected by written consent of the stockholders until the Sunset Date and (b) following the Sunset Date,

	Existing Organizational Documents	Proposed Organizational Documents

must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

See Article VII of the Proposed Certificate of Incorporation.

Corporate Name (Proposal 3G)	The Existing Organizational Documents provide the name of the company is “Switchback II Corporation”. See paragraph 1 of the Existing Organizational Documents.	The Proposed Organizational Documents provide that the name of the company will be “Bird Global, Inc.” See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Proposal 3H)

The Existing Organizational Documents provide that if Switchback does not consummate an Initial Business Combination within 24 months from the closing of the IPO, Switchback will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate the Trust Account.

See Article 49.7 of the Existing Organizational Documents.

The Proposed Organizational Documents do not contain any provisions relating to New Bird’s ongoing existence; the default under the DGCL will make New Bird’s existence perpetual.

Provisions Related to Status as a Blank Check Company (Proposal 3I)

The Existing Organizational Documents set forth various provisions related to Switchback’s status as a blank check company prior to the consummation of an Initial Business Combination.

See Article 49 of the Existing Organizational Documents.

The Proposed Organizational Documents do not include such provisions related to Switchback’s status as a blank check company, which will no longer apply upon consummation of the Business Combination, as Switchback will cease to be a blank check company at such time.

Advisory Organizational Documents Proposals

Proposal 3A: Authorized Shares

Switchback’s shareholders are being asked to approve and adopt a provision of the Proposed Organizational Documents to authorize the change in the authorized share capital of Switchback from (a) 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares, and 5,000,000 Switchback Preference Shares to (b) 1,000,000,000 shares of New Bird Class A Common Stock, 10,000,000 shares of New Bird Class B Common Stock, 50,000,000 shares of New Bird Class X Common Stock, and 100,000,000 shares of New Bird Preferred Stock.

As of the date of this proxy statement/prospectus, there are 39,531,250 Ordinary Shares issued and outstanding, which includes an aggregate of 7,906,250 Class B Ordinary Shares held by the initial shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 11,875,000 warrants to acquire Ordinary Shares, comprised of 5,550,000 private placement warrants held by the Sponsor and 6,325,000 public warrants.

At the Domestication Merger Effective Time, pursuant to the Domestication Merger: (a) each then-outstanding share of Bird Holdings Common Stock will be redeemed for par value; (b) each then-Class A Ordinary Share will be canceled and converted, on a one-for-one basis, into a share of New Bird Class A Common Stock; (c) each then-outstanding Class B Ordinary Share will be canceled and converted, on a one-for-one basis, into a share of New Bird Class B Common Stock; (d) each then-outstanding Switchback Warrant will be assumed and converted automatically into a New Bird Warrant pursuant to the Warrant Agreement; and (e) each then-outstanding Switchback Unit will be canceled and converted into a New Bird Unit, each consisting of one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Acquisition Merger Effective Time, pursuant to the Acquisition Merger:

•

each then-outstanding share of Bird Common Stock (including shares of Bird Common Stock resulting from the Conversion, but excluding shares of Bird Restricted Stock) will be canceled and converted into (a) the right to receive (i) with respect to the Bird Founder, the number of shares of Class X Common Stock equal to the Exchange Ratio and (ii) with respect to all other Eligible Bird Equityholders, the number of shares of Class A Common Stock equal to the Exchange Ratio, and (b) the contingent right to receive Earnout Shares as additional consideration;

•	all shares of Bird Common Stock and Bird Preferred Stock held in the Treasury of Bird will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•

each then-outstanding share of Merger Sub Common Stock will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of common stock, par value $0.000001 per share, of the surviving entity of the Acquisition Merger;

•

each then-outstanding and unexercised Bird Series C-1 Warrant will automatically be assumed and converted into a warrant to purchase a number of shares of New Bird Class A Common Stock equal to the product of (x) the number of shares of Bird Common Stock subject to such Bird Series C-1 Warrant (assuming the shares of Bird Series C-1 Prime Preferred Stock subject to such Bird Series C-1 Warrant convert into shares of Bird Common Stock pursuant to the Conversion) immediately prior to the Acquisition Merger Effective Time and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share of such Bird Series C-1 Warrant (assuming the shares of Bird Series C-1 Prime Preferred Stock subject to such Bird Series C-1 Warrant convert into shares of Bird Common Stock pursuant to the Conversion) divided by (ii) the Exchange Ratio;

•

each then-outstanding and unexercised Bird Option, whether or not vested, will be assumed and converted into (a) an option to purchase a number of shares of New Bird Class A Common Stock equal to the product of (x) the number of shares of Bird Common Stock subject to such Bird Option immediately prior to the Acquisition Merger Effective Time and (y) the Exchange Ratio, at an exercise price per share equal to (i) the exercise price per share of such Bird Option immediately prior to the Acquisition Merger Effective Time divided by (ii) the Exchange Ratio (which option will remain subject to the same vesting terms as such Bird Option) and (b) the contingent right to receive Earnout Shares as additional consideration;

•

each then-outstanding award of Bird Restricted Stock will be assumed and converted into (a) an award covering a number of restricted shares of New Bird Class A Common Stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of Bird Restricted Stock subject to such award immediately prior to the Acquisition Merger Effective Time and (y) the Exchange Ratio

(which award will remain subject to the same vesting and repurchase terms as such Bird Restricted Stock) and (b) the contingent right to receive Earnout Shares as additional consideration;

•

each then-outstanding Bird RSU Award will be assumed and converted into (a) an award covering a number of restricted shares of New Bird Class A Common Stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of Bird Common Stock subject to such award and (y) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Bird RSU Award) and (b) the contingent right to receive Earnout Shares as additional consideration; and

•

each then-outstanding share of New Bird Class B Common Stock will be converted, on a one-for-one basis, into a share of New Bird Class A Common Stock, subject to subsequent application of the Switchback Founders Shares Letter, and will no longer be outstanding and will cease to exist, and each New Bird Unit will separate into one share of New Bird Class A Common Stock and one-fifth of one New Bird Warrant.

In order to ensure that New Bird has sufficient authorized capital for future issuances, the Switchback Board has approved, subject to shareholder approval, that the Proposed Organizational Documents of New Bird increase the total number of authorized shares of all classes of capital stock to 1,160,000,000 shares, consisting of 1,000,000,000 shares of New Bird Class A Common Stock, 10,000,000 shares of New Bird Class B Common Stock, 50,000,000 shares of New Bird Class X Common Stock, and 100,000,000 shares of New Bird Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Proposal 3B: Voting Power

Switchback’s shareholders are being asked to approve and adopt a provision of the Proposed Organizational Documents providing that holders of New Bird Class A Common Stock will be entitled to cast one vote per share, and holders New Bird Class X Common Stock will be entitled to cast 20 votes per share, on each matter properly submitted to the stockholders entitled to vote, until the earlier of (a) the date Travis VanderZanden is neither a senior executive officer nor a director of New Bird and (b) the date on which the holders of New Bird Class X Common Stock as of the Acquisition Merger Effective Time have sold more than 75% of their shares, other than certain permitted transfers specified in the Proposed Certificate of Incorporation. Upon the occurrence of such event, each share of New Bird Class X Common Stock will automatically convert into one share of New Bird Class A Common Stock. Additionally, shares of New Bird Class X Common Stock will automatically convert into shares of New Bird Class A Common Stock upon a transfer of the New Bird Class X Common Stock, other than certain permitted transfers specified in the Proposed Certificate of Incorporation.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Proposal 3C: Director Removal

Switchback’s shareholders are being asked to approve and adopt a provision of the Proposed Organizational Documents providing that, subject to the rights of any holder of New Bird Preferred Stock, (a) until the Sunset Date, directors on the New Bird Board may be removed from office with or without cause and (b) following the Sunset Date, directors on the New Bird Board may only be removed for cause, in each case, by the affirmative vote of the holders of at least a majority of the voting power of then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Proposal 3D: Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

Switchback’s shareholders are being asked to approve and adopt a provision of the Proposed Organizational Documents requiring the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (a) adopt, amend, or repeal the Proposed Bylaws and to (b) amend, alter, repeal, or rescind Article V(B), VI, VII, VIII, IX, X, XI, or XII of the Proposed Certificate of Incorporation.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Proposal 3E: Exclusive Forum Provision

Switchback’s shareholders are being asked to approve and adopt a provision of the Proposed Certificate of Incorporation to authorize adopting the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof, as the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action, suit, or proceeding brought on behalf of New Bird; (b) any action, suit, or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or stockholder of New Bird to New Bird or to New Bird’s stockholders; (c) any action, suit, or proceeding arising pursuant to any provision of the DGCL or the Proposed Bylaws or Proposed Certificate of Incorporation (as either may be amended from time to time); (d) any action, suit, or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery; and (e) any action, suit, or proceeding asserting a claim against New Bird or any current or former director, officer, or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Such exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Unless New Bird consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Proposal 3F: Action by Written Consent of Stockholders

Switchback’s shareholders are being asked to approve and adopt a provision of the Proposed Organizational Documents providing that, subject to the rights of any holders of New Bird Preferred Stock then outstanding, any action required or permitted to be taken by New Bird’s stockholders (a) may be effected by written consent of the stockholders until the Sunset Date and (b) following the Sunset Date, must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Proposal 3G: Corporate Name

Switchback’s shareholders are being asked to approve and adopt a provision of the Proposed Organizational Documents providing that the name of the company is “Bird Global, Inc.”

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Proposal 3H: Perpetual Existence

Switchback’s shareholders are being asked to approve and adopt a provision of the Proposed Organizational Documents making New Bird’s corporate existence perpetual.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Proposal 3I: Provisions Related to Status as a Blank Check Company

Switchback’s shareholders are being asked to approve and adopt a provision of the Proposed Organizational Documents removing provisions related to Switchback’s status as a blank check company, which will no longer apply upon consummation of the Business Combination, as Switchback will cease to be a blank check company at such time.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendments

Proposal 3A: Authorized Shares

The principal purpose of Advisory Organizational Documents Proposal 3A is to provide for an authorized capital structure of New Bird that will enable it to continue as an operating company governed by the DGCL. The Switchback Board believes that it is important for New Bird to have available for issuance a number of authorized shares of New Bird Common Stock and New Bird Preferred Stock sufficient to support its growth and to provide flexibility for future corporate needs.

Proposal 3B: Voting Power

Upon consummation of the Business Combination, Travis VanderZanden will be the majority beneficial owner of the New Bird Class X Common Stock, and those shares are generally restricted from transfers, except in limited circumstances. This dual class stock structure provides Mr. VanderZanden with the ability to control the outcome of matters requiring stockholder approval, even though he will own less than a majority of New Bird Common Stock. Switchback believes that New Bird’s success rests on its ability to undertake a long-term view and Mr. VanderZanden’s controlling interest will enhance New Bird’s ability to focus on long-term value creation and help insulate New Bird from short-term outside influences. Mr. VanderZanden’s voting control also provides New Bird with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining Mr. VanderZanden’s control.

Proposal 3C: Director Removal

The Existing Organizational Documents provide that, before an Initial Business Combination, holders of Class B Ordinary Shares may remove any director and that, after an Initial Business Combination, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Organizational Documents provide that directors may be removed with or without cause before the Sunset Date, and may only be removed for cause following the Sunset Date, in each case, by the affirmative vote of the holders of at least a majority of the voting power of then-outstanding shares entitled to vote in the election of directors, voting together as a single class. The Switchback Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of New Bird’s business operations would serve on the New Bird Board at any given time and (b) make it more difficult for a potential acquiror or other person, group, or entity to gain control of the New Bird Board.

Proposal 3D: Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

The Existing Organizational Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the Ordinary Shares represented in person or by proxy and entitled to vote and actually casting votes thereon at the extraordinary general meeting. The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (a) adopt, amend, or repeal the Proposed Bylaws and to (b) amend, alter, repeal, or rescind Article V(B), VI, VII, VIII, IX, X, XI, or XII of the Proposed Certificate of Incorporation. This is intended to protect the Proposed Bylaws and certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Proposal 3E: Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Bird in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law, and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Switchback Board believes that the Delaware courts are best suited to address disputes involving such matters given that, after the Domestication Merger, New Bird will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost, and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This will provide New Bird and its stockholders with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided, that these exclusive forum provisions will not apply to suits brought to enforce any cause of action arising under the Securities Act, any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Bird’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Proposal 3F: Action by Written Consent of Stockholders

Under the Proposed Organizational Documents, New Bird’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Proposed Organizational Documents outside of a duly called special or annual meeting of the stockholders of New Bird. Further, the Switchback Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort the New Bird Board and New Bird’s management would need to devote to stockholder proposals, which time and effort could distract New Bird’s directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the New Bird Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Switchback is aware to obtain control of New Bird, and Switchback and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the Switchback Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Bird. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New Bird Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Proposal 3G: Corporate Name

The Switchback Board believes that changing Switchback’s corporate name from “Switchback II Corporation” to “Bird Global, Inc.” is desirable to reflect the Business Combination with Bird and to clearly identify New Bird as the publicly traded entity.

Proposal 3H: Perpetual Existence

The Switchback Board believes that making New Bird’s corporate existence perpetual is desirable because perpetual existence is the usual period of existence for corporations and it believes that it is the most appropriate period for New Bird following the Business Combination.

Proposal 3I: Provisions Related to Status as a Blank Check Company

The Switchback Board believes that the elimination of certain provisions related to Switchback’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain provisions in the Existing Organizational Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of Switchback has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the material differences between the Existing Organizational Documents and the Proposed Organizational Documents as described in Proposals 3A-I in the proxy statement/prospectus be and are hereby approved and adopted.”

Vote Required for Approval

The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding advisory vote, will be sought as an ordinary resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Advisory Organizational Documents Proposals.

The Advisory Organizational Documents Proposals are not conditioned on the approval of any other Proposal at the extraordinary general meeting.

As discussed above, the Advisory Organizational Documents Proposals are advisory votes and therefore are not binding on Switchback or the Switchback Board. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, Switchback intends that the Proposed Organizational Documents will take effect upon the Domestication Closing (assuming approval of the Organizational Documents Proposal).

Recommendation of the Switchback Board

THE SWITCHBACK BOARD RECOMMENDS THAT SWITCHBACK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 4 — THE NYSE PROPOSAL

Overview

Assuming the Business Combination Proposals are approved, Switchback’s shareholders are also being asked to approve (a) the issuance pursuant to the Business Combination Agreement of up to an aggregate of 230,907,064 shares of New Bird Class A Common Stock and 39,092,936 shares of New Bird Class X Common Stock to the Historical Rollover Stockholders in connection with the Acquisition Merger and (b) the issuance and sale of 16,000,000 shares of New Bird Class A Common Stock in the PIPE Financing, which will occur substantially concurrently with, and is contingent upon, the consummation of the Acquisition Merger.

Why Switchback Needs Shareholder Approval

Switchback is seeking shareholder approval in order to comply with Section 312.03(c) of the NYSE Listed Company Manual.

Under Section 312.03(c) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock or such other securities to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. Switchback will issue shares representing 20% or more of the number of outstanding Ordinary Shares of Switchback prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement and the PIPE Financing.

Effect of Proposal on Current Shareholders

If the NYSE Proposal is adopted, up to an aggregate of 287,894,672 shares of New Bird Class A Common Stock and 39,092,936 shares of New Bird Class X Common Stock may be issued in connection with the Acquisition Merger and the PIPE Financing.

The issuance of the shares of New Bird Class A Common Stock and New Bird Class X Common Stock described above would result in significant dilution to Switchback’s shareholders, and result in Switchback’s shareholders having a smaller percentage interest in the voting power, liquidation value, and aggregate book value of Switchback.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, for the purposes of complying with Section 312.03(c) of the NYSE Listed Company Manual, that the issuance of shares of New Bird Class A Common Stock and New Bird Class X Common Stock in connection with the Acquisition Merger and the PIPE Financing be approved.”

Vote Required for Approval

Approval of the NYSE Proposal will be sought as an ordinary resolution requiring the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the NYSE Proposal.

The NYSE Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the NYSE Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the Switchback Board

THE SWITCHBACK BOARD RECOMMENDS THAT SWITCHBACK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

PROPOSAL NO. 5 — THE 2021 PLAN PROPOSAL

Overview

Switchback is asking its shareholders to approve the New Bird 2021 Incentive Award Plan (the “2021 Plan”) and the material terms thereunder. The Switchback Board is expected to adopt the 2021 Plan, prior to the Switchback extraordinary general meeting, subject to shareholder approval at the Switchback extraordinary general meeting.

The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex D.

The 2021 Plan

The purpose of the 2021 Plan is to enhance New Bird’s ability to attract, retain, and motivate persons who make (or are expected to make) important contributions to New Bird by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The Switchback Board believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who will help New Bird meet its goals.

Description of the Material Features of the 2021 Plan

This section summarizes certain principal features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan.

Eligibility and Administration

Employees, consultants and directors of New Bird and its subsidiaries will be eligible to receive awards under the 2021 Plan. Following the Acquisition Closing, New Bird is expected to have approximately 524 employees, seven non-employee directors, and 24 other individual service providers who will be eligible to receive awards under the 2021 Plan.

Following the Acquisition Closing, the 2021 Plan will be administered by the New Bird Board, which may delegate its duties and responsibilities to one or more committees of New Bird’s directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the 2021 Plan, to interpret the 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2021 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2021 Plan.

Shares Available for Awards

The initial aggregate number of shares of New Bird Class A Common Stock that will be available for issuance under the 2021 Plan will be equal to (a) 10% of the total number of outstanding shares of New Bird Class A Common Stock and New Bird Class X Common Stock as of the Acquisition Closing, (b) any shares which, as of the effective date of the 2021 Plan, are subject to an award outstanding under the 2017 Plan (each, a “Prior Plan Award”), and which, on or following the effective date of the 2021 Plan, become available for issuance under the 2021 Plan as provided in the 2021 Plan, (c) a number of shares of New Bird Class A Common Stock and New Bird Class X Common Stock covering Earnout Awards, and (d) the Management Reserve Shares. In addition, the number of shares of New Bird Class A Common Stock available for issuance under the 2021

Plan will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (i) 5% of the total number of shares of New Bird Class A Common Stock and New Bird Class X Common Stock outstanding on the final day of the immediately preceding calendar year or (ii) such smaller number of shares as is determined by the New Bird Board.

Assuming a “no additional redemption” scenario the estimated number of shares of New Bird Common Stock outstanding as of the Acquisition Closing will be 295,531,250; therefore, the maximum potential initial share limit for the 2021 Plan as of the Acquisition Closing (including Management Reserve Shares but disregarding shares covering Earnout Awards) will be 59,553,125. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the 2021 Plan, will be 200,000,000.

If an award under the 2021 Plan or a Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, any shares subject to such award (or portion thereof) may, to the extent of such expiration, lapse, termination or cash settlement, be used again for new grants under the 2021 Plan. Shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award or Prior Award Plan will not reduce the shares available for grant under the 2021 Plan. Further, the payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan will not reduce the shares available for grant under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

During the Earnout Period, New Bird is entitled to issue Earnout Awards covering restricted shares of New Bird Class A Common Stock and New Bird Class X Common Stock in satisfaction of its obligations under the Business Combination Agreement, which will reduce the number of Earnout Shares available for grant under the 2021 Plan and, accordingly, the overall share limit. If any shares underlying these awards are forfeited or expire or lapse due to the termination of a holder’s status as an employee, director or consultant, the shares will be used again for future Earnout Awards under the 2021 Plan, in accordance with New Bird’s obligations under the Business Combination Agreement. However, upon the expiration of the Earnout Period under the Business Combination Agreement, any Earnout Awards and any shares that remain available for grant from the Earnout Shares under the 2021 Plan will automatically be forfeited and will not become or again be available for awards under the 2021 Plan. For additional information on Earnout Awards, see the section entitled “Executive Compensation — Interests of Directors and Executive Officers in the Business Combination — Treatment of Equity Awards in Business Combination.”

In addition, New Bird is entitled to grant Management Earnout Awards to certain members of New Bird’s management team covering shares of New Bird Class A Common Stock, which will reduce the number of Management Reserve Shares available for grant under the 2021 Plan and, accordingly, the overall share limit. Management Earnout Awards will be subject to the Earnout Triggering Events. In addition, Management Earnout Awards will be subject to time-vesting conditions as determined by the plan administrator in its sole discretion. If any shares underlying these awards are forfeited or expire or lapse due to the termination of a holder’s status as an employee, director or consultant (but not for failure to satisfy the applicable Earnout Triggering Events), such shares will, as applicable, become or again be available for Management Earnout Award grants under the 2021 Plan. For additional information on Management Earnout Awards, see the section entitled “Executive Compensation — Interests of Directors and Executive Officers in the Business Combination — Treatment of Equity Awards in Business Combination” below.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which New Bird enters into a merger or similar corporate transaction will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $1,000,000. Such limits shall not apply to the compensation for any non-employee director who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation.

Awards

The 2021 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the 2021 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of New Bird Class A Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

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Stock Options and SARs. Stock options provide for the purchase of shares of New Bird Class A Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from New Bird an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the New Bird Board, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

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Restricted Stock. Restricted stock is an award of nontransferable shares of New Bird Class A Common Stock (and, in some cases, New Bird Class X Common Stock) that are subject to certain vesting conditions and other restrictions.

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RSUs. RSUs are contractual promises to deliver shares of New Bird Class A Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

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Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of New Bird Class A Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of New Bird Class A Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of New Bird Class A Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to take action under the 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting New Bird Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with New Bird’s stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards. In the event of a change in control (as defined in the 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Repricing

The New Bird Board may, without approval of the stockholders, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

The New Bird Board may amend or terminate the 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2021 Plan, may materially and adversely affect an award outstanding under the 2021 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The 2021 Plan will remain in effect until the tenth anniversary of the date the Switchback shareholders approve the 2021 Plan, unless earlier terminated. No awards may be granted under the 2021 Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the plan administrator may, in its discretion, accept cash or check, shares of New Bird Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences Relating to the 2021 Plan

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Non-Qualified Stock Options. If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of New Bird Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. New Bird or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of New Bird Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and New Bird will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. New Bird or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards. The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. New Bird or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

As described above, New Bird is expected to grant Earnout Awards covering restricted shares of New Bird Class A Common Stock in satisfaction of its obligations under the Business Combination Agreement as it relates to its obligations thereunder during the Earnout Period. In addition, New Bird is expected to grant Management Earnout Awards to certain members of its management team, including to the Bird Founder (Bird’s Chief Executive Officer), Travis VanderZanden. The Management Earnout Awards will vest based on the achievement of the Earnout Triggering Events, as well as time-based vesting conditions. The Bird Founder’s Management Earnout Award also will be subject to certain accelerated vesting provisions in connection with a qualifying termination of employment.

New Bird is also expected to grant an equity award under the 2021 Plan covering approximately 2% of the outstanding shares of New Bird Class A Common Stock and New Bird Class X Common Stock to the Bird Founder; this award generally is expected to vest based on continued service over a four-year period, subject to certain accelerated vesting in connection with a qualifying termination of employment.

Other than the awards described above, the benefits or amounts that may be received or allocated to directors, officers, and employees under the 2021 Plan will be determined at the discretion of the plan administrator and are not currently determinable. The closing price of the Class A Ordinary Shares on October 5, 2021 was $9.95 per share.

Name and Principal Position(s)	Earnout Awards (# of Restricted Earnout Shares)	Management Earnout Awards (# of Management Reserve Shares)	Other Equity Awards (# of Shares)
Travis VanderZanden, Chief Executive Officer	—	17,610,000	5,870,000
Yibo Ling, Chief Financial Officer	189,479	—	—
William S. Rushforth, Chief Vehicle Officer	154,331	—	—
All current executive officers as a group (six persons)	477,856	17,610,000	6,270,000
All current non-executive directors as a group (seven persons)	10,213	—	—
All employees, including all current officers who are not executive officers, as a group (519 persons)	1,666,217	—	—

Equity Compensation Plan Information

The following table provides information, as of December 31, 2020, about compensation plans under which shares of Bird Common Stock may be issued with respect to outstanding equity compensation awards under the 2017 Plan. Following the consummation of the Business Combination, awards granted under the 2017 Plan will, to the extent then-outstanding, be assumed and converted into awards covering shares of New Bird Common Stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plans approved by stockholders	19,244,551	$0.1663	4,372,074
Plans not approved by stockholders	—	—	—

Total	19,244,551	$0.1663	4,372,074

(a)	Represents options outstanding under the 2017 Plan as of December 31, 2020. As of December 31, 2020 there were no restricted stock unit awards outstanding under the 2017 Plan.
(b)	Represents the weighted-average exercise price of the options outstanding under the 2017 Plan as of December 31, 2020.
(c)	Represents the aggregate number of securities remaining available for issuance under the 2017 Plan as of December 31, 2020.

Registration with the SEC

If the 2021 Plan is approved by Switchback’s shareholders, New Bird intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2021 Plan in connection with the consummation of the Business Combination.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, the Bird Global, Inc. 2021 Incentive Award Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the 2021 Plan Proposal will be sought as an ordinary resolution requiring the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the 2021 Plan Proposal.

The 2021 Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the 2021 Plan Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the Switchback Board

THE SWITCHBACK BOARD RECOMMENDS THAT SWITCHBACK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 PLAN PROPOSAL.

PROPOSAL NO. 6 — THE ESPP PROPOSAL

Overview

Switchback is asking its shareholders to approve the New Bird 2021 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The Switchback Board is expected to approve the ESPP, prior to the Switchback extraordinary general meeting, subject to shareholder approval at the Switchback extraordinary general meeting.

The ESPP, if approved, will provide employees of New Bird and its participating subsidiaries with the opportunity to purchase shares of New Bird Class A Common Stock at a discount through accumulated payroll deductions during successive offering periods. Switchback believes that the ESPP enhances such employees’ sense of participation in performance, aligns their interests with those of stockholders, and is a necessary and powerful incentive and retention tool that benefits stockholders. Accordingly, the Switchback Board believes that approval of the ESPP is in the best interests of Switchback and the Switchback Board recommends that shareholders vote for approval of the ESPP.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.

Description of the Material Features of the ESPP

Summary of the ESPP

This section summarizes certain principal features of the ESPP, which authorizes the grant of options to U.S. employees of Bird that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code. The summary is qualified in its entirety by reference to the complete text of the ESPP.

Purpose of the ESPP

The purpose of the ESPP is to assist eligible employees of New Bird and its participating subsidiaries in acquiring a stock ownership interest in Bird pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

Eligibility and Administration

Unless otherwise determined by the New Bird Board, the compensation committee of the New Bird Board will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. The plan administrator may designate certain of New Bird’s subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of Bird and its participating designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the plan administrator. However, an employee may not be granted rights to purchase shares under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of common stock or other classes of stock.

If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the ESPP.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the first day of the applicable offering period. Non-employee directors, as well as consultants, are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

Following the Acquisition Closing, New Bird is expected to have 524 employees who would be eligible to participate in the ESPP.

Shares Available for Awards

The initial aggregate number of shares of New Bird Class A Common Stock that will be available for issuance under the ESPP will be equal to 2% of the total number of outstanding shares of New Bird Class A Common Stock and New Bird Class X Common Stock as of the Acquisition Closing. In addition, the number of shares of New Bird Class A Common Stock available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (a) 1% of the total number of outstanding shares of New Bird Class A Common Stock and New Bird Class X Common Stock outstanding on the final day of the immediately preceding calendar year or (b) such lesser number of shares as is determined by the New Bird Board.

Assuming a “no additional redemption” scenario, the estimated number of outstanding shares of New Bird Common Stock as of the Acquisition Closing will be 295,531,250 shares; therefore, the maximum potential initial share limit for the ESPP as of the Acquisition Closing will be 5,910,625 shares. The maximum number of shares that may be issued pursuant to the ESPP will be 50,000,000.

Switchback cannot precisely predict the New Bird share usage under the ESPP as it will depend on a range of factors including the level of New Bird employee participation, the contribution rates of participants, the trading price of New Bird Class A Common Stock and New Bird future hiring activity. Any shares distributed pursuant to the ESPP may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.

Participating in an Offering

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Offering Periods and Purchase Periods. The ESPP is intended to qualify under Section 423 of the Code and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the plan administrator. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

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Enrollment and Contributions. The ESPP permits participants to purchase shares through payroll deductions of up to a specified percentage of their eligible compensation (which, in the absence of a contrary designation, shall be 15% of eligible compensation), which will include a participant’s gross base compensation for services to New Bird, including overtime payments, periodic bonuses and commissions, and excluding one-time bonuses, expense reimbursements, fringe benefits and other special payments. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 5,000 shares for an offering period and/or a purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of New Bird Class A Common Stock as of the first day of the offering period).

•

Purchase Rights. On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of New Bird Class A Common Stock. The option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. Any remaining balance shall be carried forward to the next offering period unless the participant has elected to withdraw from the plan, as described below, or has ceased to be an eligible employee.

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Purchase Price. The purchase price of the shares, in the absence of a contrary designation by the plan administrator, will be 85% of the lower of the fair market value of New Bird Class A Common Stock on the first trading day of the offering period or the applicable purchase date, which will be the final trading day of the applicable purchase period.

•

Withdrawal and Termination of Employment. Participants may voluntarily end their participation in the ESPP at any time during an offering period prior to the end of the offering period (or such longer or shorter period specified by the plan administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of New Bird Class A Common Stock. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Adjustments

In the event of certain transactions or events affecting New Bird Common Stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Foreign Participants

The administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the ESPP, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

Transferability

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Plan Amendment and Termination

The administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval will be obtained for any amendment that (i) increases the aggregate number or (ii) changes the type of shares that may be sold pursuant to rights under the ESPP or changes the ESPP in any way that would be considered to be the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4) or cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code.

Material U.S. Federal Income Tax Consequences of the ESPP

The material U.S. federal income tax consequences of the ESPP under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the ESPP, and is intended for general information only. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Other federal taxes and foreign, state and local income taxes, and employment, estate and gift tax considerations, are not discussed, and may vary depending on individual circumstances and from locality to locality.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them.

If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) an amount equal to the discount (generally, 15%) from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and Bird will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and Bird will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

New Plan Benefits

Benefits under the ESPP will depend on the employees’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESPP. The closing price of the Class A Ordinary Shares on October 5, 2021 was $9.95 per share.

Registration with the SEC

If the ESPP is approved by Switchback’s shareholders, New Bird intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP in connection with the consummation of the Business Combination.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, the Bird Global, Inc. 2021 Employee Stock Purchase Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the ESPP Proposal will be sought as an ordinary resolution requiring the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the ESPP Proposal.

The ESPP Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the ESPP Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the Switchback Board

THE SWITCHBACK BOARD RECOMMENDS THAT SWITCHBACK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Switchback Board to adjourn the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to Switchback’s shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, or the ESPP Proposal. If Switchback’s shareholders approve the Adjournment Proposal, Switchback may adjourn the extraordinary general meeting and any adjourned session of the extraordinary general meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Switchback shareholders, the Switchback Board may not be able to adjourn the extraordinary general meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposals, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the NYSE Proposal, the 2021 Plan Proposal, or the ESPP Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Proposals at the extraordinary general meeting.”

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online, or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Switchback Board

THE SWITCHBACK BOARD RECOMMENDS THAT SWITCHBACK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BIRD

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Bird and its subsidiaries prior to the consummation of the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Summary Historical Financial Data of Bird” section of this proxy statement/prospectus and our consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Our Business

Bird’s mission is to provide environmentally friendly transportation for everyone. We believe in leading the transition to clean, equitable transportation through innovation and technology. In partnership with cities, Bird’s proprietary technology and operations are revolutionizing the existing transportation paradigm by making lightweight electric vehicles readily available to rent or own around the world.

Since our first shared ride in 2017, we have facilitated over 100 million trips on Bird vehicles through our Sharing business. Today, Bird offers riders an on-demand, affordable, and cleaner alternative for their short-range mobility needs in over 300 cities worldwide, and we are only getting started. The shared micromobility industry has enormous growth potential, representing approximately $800 billion in potential market opportunity on an annual basis. We believe that Bird is uniquely positioned to capture share in this market due to (i) our founder-led, visionary management team, (ii) our advanced technology and data platform, (iii) aligned incentives in the mutually beneficial Fleet Manager model, and (iv) our strong year-round unit economics.

COVID-19 has accelerated the adoption of environmentally conscious, socially distanced transportation alternatives such as Bird. As the world enters a new, post-pandemic “normal,” we are continuing to work with cities to increase micromobility access and infrastructure investments to ensure that the shift to sustainable urban transportation continues long after the pandemic subsides.

Business Model

We categorize our offerings into Sharing and Product Sales. Centered on our proprietary technology and vehicle designs, our offerings are aimed at revolutionizing urban mobility.

Sharing

We generate substantially all of our revenue from our Sharing business. The service provides riders with seamless, on-demand access to Bird vehicles, enabling them to locate, unlock, and pay for rides through our mobile application. Bird generates revenue on each trip taken on one of our shared vehicles. For a single ride, riders pay a fixed unlock fee to access the vehicle in addition to a market-level, per-minute price for each minute the vehicle is in use.

Local in-market operations for our Sharing business are either managed in-house (“In-House”) or with the support of a network of local logistics providers referred to as Fleet Managers. Prior to the second quarter of 2020, substantially all of our in-market operations were conducted via the In-House operating model. After temporarily pausing operations at the onset of COVID-19, we rapidly shifted to the Fleet Manager operating model as a way to quickly relaunch and provide safe and socially distanced transportation options for our global city partners.

Fleet Managers typically manage logistics for fleets of 100 or more Bird-owned vehicles in their local markets, driving meaningful scale on a hyper-local level. With the support of our central operations team and advanced technology platform, Fleet Managers manage the day-to-day logistics responsibilities required for proper fleet management, including deploying, repairing, rebalancing, and sanitizing Bird vehicles. Through a revenue share model, Fleet Managers make money on each ride taken on the vehicles in their care, creating built-in economic incentives to ensure these vehicles are properly maintained, frequently cleaned, and strategically placed to align with local demand. There are no upfront costs associated with becoming a Fleet Manager, and they typically utilize existing tools and resources to manage their fleet. As such, the Fleet Manager program provides economic advancement opportunities to local businesses, many of which were impacted by the COVID-19 pandemic.

Product Sales

Our Product Sales business consists primarily of vehicle sales to retail customers. In order to scale our mission and provide greater access to micromobility solutions, we sell several Bird-designed vehicle models through select retail channels. In addition to increasing brand awareness, sales of our products bolster our top-line revenue while leveraging existing investment in vehicle R&D. These products are typically purchased, stored, sold, and delivered to retail partners by a network of contracted distributors.

Key Metrics and Non-GAAP Financial Measures

We review the following key business metrics and non-GAAP financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

	Six Months Ended June 30,				Year Ended December 31,
	2021		2020		2020		2019		2018
	(in millions, except as otherwise noted)
Operating Metrics:
Rides	15.7		6.2		18.3		40.1		23.9
Average Rides per Deployed Vehicle per Day	1.5	x	1.5	x	1.3	x	2.5	x	2.8	x
Average Deployed Vehicles (in thousands)	58.3		22.6		37.6		43.5		23.4
Gross Transaction Value	$102.5		$36.4		$115.5		$169.1		$78.9
Non-GAAP Financial Metrics:
Ride Profit (before Vehicle Depreciation)	$35.5		$(7.3)		$15.7		$(3.5)		$(90.7)
% of Sharing Revenue	45%		(28)%		20%		(2)%		(155)%
Ride Profit (after Vehicle Depreciation)	$17.5		$(17.7)		$(10.1)		$(115.7)		$(203.3)
% of Sharing Revenue	22%		(69)%		(13)%		(82)%		(348)%
Adjusted EBITDA	$(42.3)		$(121.6)		$(182.1)		$(229.1)		$(193.8)

Operating Metrics

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Rides: Rides is a key indicator of the usage and scale of our Sharing business. We define “Rides” as the total number of trips completed by customers of our Sharing business. Rides increased significantly in 2019 as we scaled our operations and witnessed the rapid adoption of shared micromobility by both riders and cities. Rides are seasonal to a certain degree. We typically experience higher levels of activity in the second and third quarters as a result of improved weather conditions in the Northern Hemisphere and lower levels of activity in the first and fourth quarters as conditions worsen, most clearly demonstrated by our 2019 quarterly Rides figures. In 2020, COVID-related headwinds suppressed demand for Rides on our Sharing platform, driving a meaningful year-over-year decline in Rides. However, Rides increased in the first half of 2021 as COVID-related restrictions eased in several of the cities where we operate and global tourism began to rebound. We expect to see continued growth in Rides as we expand our global footprint and introduce new form factors, such as the Bird Bike, and as the COVID-19 pandemic abates.

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Rides per Deployed Vehicle per Day (“RpD”): RpD represents the rate at which our Shared vehicles are utilized by riders. We define RpD as the total number of Rides divided by total “Deployed Vehicles” (as defined below) in our Sharing business each calendar day. RpD increased through the third quarter of 2019 before declining during the fourth quarter driven by lower demand during the winter months. RpD was depressed for the majority of 2020 due to headwinds from the COVID-19 pandemic. RpD has steadily increased in the first half of 2021, largely driven by rising vaccination rates, improving weather conditions, and increasing global tourism catalyzed by city reopenings. Also contributing to the increase in RpD was our continued expansion into “long-tail” cities—cities with fewer than 500,000 residents. Long-tail cities generally feature favorable regulatory and competitive dynamics that contribute to higher RpD, and through our Fleet Manager operating model, we believe that we can enter these markets profitably. See the section titled “Information About Bird — Market Overview” for more information on the Fleet Manager operating model.

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Deployed Vehicles: “Deployed Vehicles” represent the number of vehicles available to riders through our Sharing business. We calculate Deployed Vehicles on a pro-rata basis over a 24-hour period, wherein two vehicles deployed for a combined period of 24 hours equate to one Deployed Vehicle. Deployed Vehicles constitute a portion of our total fleet, and we strategically deploy vehicles depending on a variety of factors, including weather, historical demand, time of day, and day of the week. If a vehicle is charging, under repair, or temporarily missing, it is not considered deployed. During the winter months, we proactively place portions of our fleet in reserve to align with seasonal demand and preserve our asset base. Therefore, Deployed Vehicles volumes tend to fluctuate seasonally, as most clearly demonstrated in our 2019 figures. At the onset of the COVID-19 pandemic, we temporarily paused the vast majority of our global Sharing operations for safety and economic reasons and new vehicle deliveries from our suppliers, which dramatically reduced our Deployed Vehicles count during the first half of 2020. We began redeploying our shared vehicles during the second quarter of 2020, reaching an annual peak in the third quarter; however, Deployed Vehicles remained below 2019 peak levels due to the effects of the COVID-19 pandemic. Our Deployed Vehicle count increased in the first half of 2021 as the effects of COVID-19 began to subside and we received new shipments of Bird Two and Bird Three vehicles.

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Gross Transaction Value (“GTV”): GTV reflects the total dollar value, excluding any applicable taxes, of Rides in our Sharing business and vehicle sales to retail customers and Bird Platform partners, in each case without any adjustment for retail discounts or refunds. In order to calculate GTV, we add back contra revenues from both Product Sales and Sharing and adjustments to the Bird Platform revenue we recognize. GTV is a key indicator of the scale of our business and ultimately drives revenue. In the second half of 2020, GTV experienced a lower year-over-year decline than total Rides, resulting primarily from increased average trip duration and pricing optimization efforts for our Sharing business, as well as increased Product Sales—specifically, GTV experienced less than half the decline in Rides during the same period. In the first half of 2021, we saw significant growth in GTV largely driven by increases in average trip duration, utilization, and Ride volumes. We believe we have ample room to grow GTV, including by capturing a greater share of our total addressable market and through ongoing price optimization initiatives.

The following table presents a breakdown of our calculation of GTV:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
(in millions)
Revenue	$85.7	$30.5	$94.6	$150.5	$58.5
Contra Revenue	8.4	3.1	10.6	10.6	20.4
Platform Adjustment(1)	8.4	2.8	10.0	0.8	0.0
Gross Transaction Value	102.5	36.4	115.2	161.9	78.9

(1)	Represents the difference between the full amount charged to Bird Platform partner riders (excluding applicable taxes) and the revenue recognized by Bird.

Non-GAAP Financial Measures and Reconciliations of Non-GAAP Financial Measures

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Ride Profit: “Ride Profit” reflects the profit generated from rides in our Sharing business after accounting for direct ride expenses, which primarily consist of payments to Fleet Managers. Other ride costs include payment processing fees, network infrastructure, and city permit fees. We calculate Ride Profit (i) before vehicle depreciation to illustrate the cash return and (ii) after vehicle depreciation to illustrate the impact of the evolution of our vehicles. “Ride Profit Margin” is Ride Profit divided by the revenue we generate from our Sharing business. We believe that Ride Profit is a useful indicator of the economics of our Sharing business, as it excludes indirect, unallocated expenses such as R&D, selling and marketing, and general and administrative expenses. The table below provides an example of the components of Ride Profit based on the second half of 2020, a period in which the majority of our in-market operations were conducted via the Fleet Manager program, and includes the seasonal highs of summer and lows of late fall and winter, and the first half of 2021, a period in which substantially, all of our in-market operations were conducted via the fleet manager program, and includes the seasonal lows of winter and highs of spring and early summer.

	Six Months Ended June 30,	Six Months Ended December 31,
Average Ride Profit per Ride	2021	2020
Sharing Revenue	$4.98	$4.49
Ride Costs	$(2.72)	$(2.57)
Ride Profit (before Vehicle Depreciation)	$2.27	$1.92
% of Sharing Revenue	45%	43%
Vehicle Depreciation	$(1.15)	$(1.28)
Ride Profit (after Vehicle Depreciation)	$1.12	$0.64
% of Sharing Revenue	22%	14%

We have experienced significant improvements in our Ride Profit Margin. In 2019, Ride Profit Margin (after Vehicle Depreciation) increased by 265 percentage points compared to the prior year. The increase was driven by pricing adjustments and vehicle and operational improvements that reduced depreciation and other ride-related costs. In the four quarters following the launch of our Fleet Manager operating model, which offers a more variable-cost structure and better aligns incentives between service provider and rider, our Ride Profit Margin (after Vehicle Depreciation) increased by another 101 percentage points compared to 2019, despite continued COVID-related headwinds.

The following table presents a reconciliation of Ride Profit (before Vehicle Depreciation) and Ride Profit (after Vehicle Depreciation) to gross margin, which is the most directly comparable GAAP measure, for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
(in millions)
Gross margin	$17.8	$(22.7)	$(23.5)	$(135.7)	$(212.1)
Vehicle depreciation(1)	18.0	10.4	25.8	112.2	112.5
Vehicle count adjustments(2)	(0.5)	(2.5)	5.5	9.7	8.9
Product Sales division(3)	0.2	7.5	7.9	10.3	0.0

Ride Profit (before Vehicle Depreciation)	35.5	(7.3)	15.7	(3.5)	(90.7)

Vehicle depreciation(1)	(18.0)	(10.4)	(25.8)	(112.2)	(112.5)

Ride Profit (after Vehicle Depreciation)	17.5	(17.7)	(10.1)	(115.7)	(203.3)

(1)

We exclude vehicle depreciation as these costs are non-cash in nature. Vehicle depreciation excludes tariff depreciation adjustments in 2020, which were $(2.0) million for the year ended December 31, 2020, and $(1.5) million for the six months ended June 30, 2021.

(2)	We exclude vehicle count adjustments as these are adjustments made based on results of physical inventory counts, which are non-cash in nature.
(3)	We exclude the revenue and cost of revenue associated with vehicle sales to retail customers and Bird Platform partners.

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Adjusted EBITDA: Adjusted EBITDA is a supplemental measure of operating performance used to inform management decisions for the business. It may also be useful to investors in evaluating our performance on a relative basis to other comparable businesses as it excludes impact from items that are non-cash in nature, non-recurring, or not related to our core business operations. We experience seasonality in Adjusted EBITDA typically tied to periods of increased demand in the summer months. We define Adjusted EBITDA as net profit or loss, adjusted to exclude (i) interest income, net, (ii) provision for/benefit from income taxes, (iii) depreciation and amortization, (iv) vehicle count adjustments, (v) stock-based compensation expense, (vi) tariff refunds, (vii) other non-recurring, non-cash, or non-core items, and (viii) other income (expense), net, including foreign currency.

Our Adjusted EBITDA materially improved from the first quarter of 2020 onwards, reflecting (i) the shift to the more profitable Fleet Manager operating model and (ii) a reduction in operating expenses in response to depressed demand resulting from the COVID-19 pandemic, more than offsetting the year-over-year revenue decline. Adjusted EBITDA notably adjusts for meaningful one-time expenses and credits to net income in both periods, including $47.2 million in non-cash financing costs during the first half of 2021 and $(24.6) million in tariff refunds in the first half of 2020.

The following table presents a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable GAAP measure, for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
(in millions)
Net loss	$(119.9)	$(120.3)	$(208.2)	$(387.5)	$(367.4)
Interest (income) expense, net	4.7	3.5	6.6	4.7	(1.6)
Provision for (benefit from) income taxes	0.1	0.1	0.1	0.3	0.0
Depreciation & amortization(1)	20.4	16.3	35.4	116.1	113.4
Vehicle count adjustments	(0.5)	(2.5)	5.5	9.7	8.9
Share-based compensation	2.8	3.5	6.1	30.6	53.0
Tariff refunds(2)	0.0	(24.6)	(25.0)	0.0	0.0

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Non-recurring, non-cash, & non-core items	0.0	0.0	0.0	0.0	0.0
Other (income) expense, net, including foreign currency(3)	50.1	2.4	(2.6)	(3.0)	0.0

Adjusted EBITDA	$(42.3)	$(121.6)	$(182.1)	$(229.1)	$(193.8)

(1)	Depreciation & amortization excludes tariff depreciation adjustments, which were $(2.0) million for the year ended December 31, 2020 and $(1.5) million for the six months ended June 30, 2021.
(2)

Consists of a refund for import duties that were charged to import our products from China into the markets that we operate in. We exclude this as it is non-recurring in nature and not indicative of our core operating performance.

(3)

Consists of $47.2 million in the uncommon non-cash expense attributable to liability-classified warrants and embedded derivatives and $3.1 million due to foreign currency exchange rate fluctuations for the six months ended June 30, 2021.

Selected Quarterly Financial Information

The following tables present the unaudited quarterly historical consolidated financial and other data for Bird for each of the quarterly periods presented below. This information should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. The results of historical periods are not necessarily indicative of the results in any future period and the results of a particular quarter or other interim period are not necessarily indicative of the results for a full year.

Key Metrics and Financial Measures

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(in millions, except as otherwise noted)
Operating Metrics:
Rides	5.2	11.4	15.7	7.9	4.0	2.2	7.5	4.6	4.4	11.3
Average Rides per Deployed Vehicles per Day	2.1x	2.7x	2.9x	2.1x	1.6x	1.4x	1.6x	0.9x	1.1x	1.8x
Average Deployed Vehicles (in thousands)	27.0	45.9	59.5	41.4	27.8	17.5	51.7	53.0	47.0	69.5
Gross Transaction Value	$15.4	$45.4	$64.1	$37.0	$23.2	$13.3	$49.6	$29.1	$31.3	$71.2
Non-GAAP Financial Metrics:
Ride Profit (before Vehicle Depreciation)	$(15.0)	$3.1	$10.9	$(2.5)	$(8.7)	$1.4	$14.5	$8.5	$7.6	$27.8
% of Sharing Revenue	(113)%	8%	19%	(8)%	(54)%	15%	43%	41%	35%	49%
Ride Profit (after Vehicle Depreciation)	$(39.3)	$(26.9)	$(20.5)	$(29.0)	$(15.9)	$(1.8)	$5.5	$2.1	$2.0	$15.4
% of Sharing Revenue	(297)%	(67)%	(36)%	(97)%	(99)%	(19)%	16%	10%	9%	27%
Adjusted EBITDA	$(59.3)	$(47.7)	$(48.9)	$(73.2)	$(78.2)	$(43.3)	$(28.0)	$(32.6)	$(30.7)	$(11.5)

Gross Transaction Value

	Three Months Ended
GTV	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
(in millions)
Sharing	$14.8	$43.6	$60.9	$32.4	$19.1	$12.6	$43.0	$25.5	$26.7	$68.0
Product Sales	0.6	1.8	3.2	4.6	4.1	0.7	6.6	3.6	4.6	3.2

The following table presents a breakdown of our calculation of GTV for the periods presented:

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
(in millions)
Revenue	$13.8	$41.9	$60.3	$34.5	$20.2	$10.4	$40.2	$23.8	$25.7	$60.0
Contra Revenue	1.6	3.1	3.3	2.6	2.4	0.7	4.5	3.0	3.3	5.1
Platform Adjustment(1)	0.0	0.4	0.5	(0.1)	0.6	2.2	4.9	2.3	2.3	6.1

Gross Transaction Value	$15.4	$45.4	$64.1	$37.0	$23.2	$13.3	$49.6	$29.1	$31.3	$71.2

(1)	Represents the difference between the full amount charged to Bird Platform partner riders (excluding applicable taxes) and the revenue recognized by Bird.

Ride Profit

Ride Profit as % of Sharing Revenue

The following table presents a reconciliation of Ride Profit (before Vehicle Depreciation) and Ride Profit (after Vehicle Depreciation) to gross margin, which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
(in millions)
Gross margin	$(44.6)	$(42.7)	$(15.7)	$(32.7)	$(16.5)	$(6.1)	$1.1	$(2.0)	$2.0	$15.7
Vehicle depreciation(1)	24.3	30.0	31.4	26.5	7.2	3.2	9.0	6.4	5.6	12.4
Vehicle count adjustments(2)	3.9	14.8	(6.9)	(2.1)	(2.4)	(0.1)	4.4	3.6	(0.2)	(0.3)
Product Sales division(3)	1.4	1.0	2.1	5.8	3.0	4.4	0.0	0.5	0.2	0.0

Ride Profit (before Vehicle Depreciation)	$(15.0)	$3.1	$10.9	$(2.5)	$(8.7)	$1.4	$14.5	$8.5	$7.6	$27.8

Vehicle depreciation(1)	(24.3)	(30.0)	(31.4)	(26.5)	(7.2)	(3.2)	(9.0)	(6.4)	(5.6)	(12.4)

Ride Profit (after Vehicle Depreciation)	$(39.3)	$(26.9)	$(20.5)	$(29.0)	$(15.9)	$(1.8)	$5.5	$2.1	$2.0	$15.4

(1)

We exclude vehicle depreciation as these costs are non-cash in nature. Vehicle depreciation excludes tariff depreciation adjustments in 2020, which were $(2.0) million for the year ended December 31, 2020, and $(1.5) million for the six months ended June 30, 2021.

(2)	We exclude vehicle count adjustments as these are adjustments made based on results of physical inventory counts, which are non-cash in nature.
(3)	We exclude the revenue and cost of revenue associated with vehicle sales to retail customers and Bird Platform partners.

Adjusted EBITDA

The following table presents a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
(in millions)
Net loss	$(89.5)	$(96.4)	$(101.2)	$(100.4)	$(70.2)	$(50.0)	$(43.8)	$(44.2)	$(76.2)	$(43.7)
Interest (income) expense, net	(0.5)	1.7	2.1	1.4	1.8	1.7	1.5	1.6	1.6	3.1
Provision for (benefit from) income taxes	0.0	0.0	0.0	0.3	0.1	0.0	0.1	(0.1)	0.0	0.1
Depreciation & amortization(1)	24.8	31.2	33.2	26.9	10.6	5.7	11.1	8.0	6.9	13.5
Vehicle count adjustments	3.9	14.8	(6.9)	(2.1)	(2.4)	(0.1)	4.4	3.6	(0.2)	(0.3)
Share-based compensation	2.2	1.3	26.0	1.1	2.3	1.2	1.2	1.4	1.5	1.3
Tariff refunds(2)	0.0	0.0	0.0	0.0	(23.2)	(1.4)	0.0	(0.4)	0.0	0.0
Non-recurring, non-cash, & non-core items	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Other (income) expense, net, including foreign currency(3)	(0.2)	(0.3)	(2.1)	(0.4)	2.8	(0.4)	(2.5)	(2.5)	35.7	14.5

Adjusted EBITDA	$(59.3)	$(47.7)	$(48.9)	$(73.2)	$(78.2)	$(43.3)	$(28.0)	$(32.6)	$(30.7)	$(11.5)

(1)	Depreciation & amortization excludes tariff depreciation adjustments, which were $(2.0) million for the year ended December 31, 2020 and $(1.5) million for the six months ended June 30, 2021.
(2)

Consists of a refund for import duties that were charged to import our products from China into the markets that we operate in. We exclude this as it is non-recurring in nature and not indicative of our core operating performance.

(3)

Consists of $47.2 million in the uncommon non-cash expense attributable to liability-classified warrants and embedded derivatives and $3.1 million due to foreign currency exchange rate fluctuations for the six months ended June 30, 2021.

Key Factors Affecting Our Performance

Our financial position and results of operations depend to a significant extent on the following factors:

Ability to continue to expand our rider base

We grow our business by attracting new riders to our offerings and increasing their usage of these offerings over time. We believe our global brand, offerings, and superior vehicle design heighten brand awareness and generate significant demand. To grow our business, we frequently expand into new markets, including smaller, long-tail markets, which we believe Bird is uniquely positioned to serve. In new and existing markets, we offer incentives for first-time riders to try our vehicles and a referral program to drive ridership growth. Once riders begin using Bird, we provide a quality experience to retain riders and encourage repeat usage. If we fail to continue to attract riders to our platform and grow our rider base or expand riders’ usage of our platform over time, our results of operations would be harmed.

Regulatory environment for shared micromobility

The shared micromobility industry is relatively nascent and rapidly evolving. As such, we are subject to changes in local laws and regulations that can permit or limit our ability to provide shared micromobility in certain markets, which may then in turn impact our financial performance. Each market has unique regulatory dynamics that directly or indirectly impact our ability to operate profitably and effectively, including, but not limited to, permit fees (both fixed and variable), vehicle caps, permit duration limits, employment requirements, and vehicle deployment mandates. The COVID-19 pandemic galvanized cities across the globe to enact favorable regulatory changes, resulting in the opening of new cities to shared micromobility and expansion of bike lane infrastructure. However, regulatory standards for shared micromobility are constantly evolving, both to the benefit and detriment of our business, and can vary significantly by jurisdiction.

We actively partner with cities to ensure our vehicles, offerings, and services are in compliance with local regulations. We develop programs alongside cities to maximize the positive impact of micromobility and provide customized tools and technology to assist in identifying and addressing transportation-related issues. Certain markets, such as smaller, long-tail markets, typically offer more favorable regulatory environments for our Sharing businesses. These long-tail markets are a key component of our growth strategy.

Vehicle performance

Our portfolio of Bird-designed vehicles benefits from our vehicle team’s unique experience as the innovators of the shared electric scooter industry. New vehicle models deliver significant improvements across key vectors, including durability, ease of maintenance and repair, and battery life. Our ability to generate revenue from our Deployed Vehicles is dependent on sustaining strong vehicle performance and limiting vehicle depreciation, which is directly related to a vehicle’s useful life. We anticipate future investments in R&D — including investments in new and existing form factors — to increase adoption of our services and yield further cost improvements.

Fleet expansion and vehicle supply

Our business is dependent on ensuring sufficient supply of our vehicles to satisfy demand from new markets, increase demand in existing markets, or replace churned vehicles. We are also reliant upon availability of spare parts to repair our vehicles. We rely on a limited number of international suppliers to produce and manufacture our vehicles and vehicle components. As such, any material changes in trade policy, increases in logistics costs, or global supply chain disruptions could materially impact our results of operations. While we believe we have a robust supply chain, our financial results would be impacted if the supply or cost of vehicles or vehicle components were to change materially.

Attract and retain the services of the best-in-class Fleet Managers

In the markets where we operate via the Fleet Manager model, we must ensure we work with an adequate number of Fleet Managers to match the local demand for our Sharing businesses. When we enter a new market, we often need to invest in acquisition channels and sales efforts to drive sufficient scale of Fleet Managers in order to ensure ample vehicle supply for our riders. We also actively monitor the contractual performance of the Fleet Managers and focus on retaining the services of high-performing Fleet Managers, which can impact our financial performance and results of operations.

Impact of COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. In response to the pandemic and corresponding health risks, we temporarily paused operations throughout Europe and in several cities in the United States to safeguard the health and safety of our customers and employees. In the United States, we continued to operate a limited number of reduced fleets in cities in which Bird was deemed an “essential service.” After ensuring our fleets could operate safely and in compliance with local guidelines, we resumed operations in all of our markets with the expanded goal of providing an affordable transportation option to communities in need of socially distanced forms of transportation.

The COVID-19 pandemic reduced global travel and altered daily commutes, which significantly impacted demand for shared micromobility. Furthermore, global supply chain disruptions impacted our vehicle supply in certain markets. In an effort to quickly relaunch our fleets and provide a safe transportation alternative, we accelerated our operating model evolution from In-House to Fleet Manager. We believe COVID-19 has accelerated the adoption of our offerings and created additional tailwinds for shared micromobility as people seek out socially distanced and environmentally conscious modes of transportation.

Seasonality and weather

We experience different levels of seasonality in each market where we operate. Each market has unique seasonality, events, and weather that can increase or decrease rider demand for our shared micromobility offerings. For example, seasonality can be correlated to changes in the number of local residents and visitors, which may in turn be impacted by weather. Certain holidays have the potential to impact ride demand on the holiday itself or during the preceding and subsequent weekends. Additionally, inclement weather, including rain, snow, extreme temperatures, and natural disasters, tend to reduce the demand for our offerings. In order to mitigate the impact of seasonality and ensure our vehicles are protected, vehicles are proactively placed in reserve when we expect RpD to decrease. When weather conditions improve or other seasonal factors increase demand for our services, we act quickly to redeploy vehicles and capture the upside.

Ability to compete effectively

The shared micromobility industry is highly competitive; thus our ability to improve our results of operations and achieve our profitability goals are dependent upon our ability to compete effectively. We face competition from companies who may have greater brand recognition or more financial and marketing resources than we do, as well as potential future entrants. In certain markets, increased competition may impede our ability to receive operating permits or result in pricing pressure. In the future, we believe that industry consolidation could reduce the number of operators but result in larger competitors in certain markets. Despite these competitive dynamics, we believe that our superior vehicles (designed specifically for shared micromobility), operating model, and advanced technology and data platform differentiate our offerings from those of our competitors in a meaningful way.

Acquisitions and strategic partnerships

As part of our business strategy, we have made and intend to continue to make strategic acquisitions to expand our global footprint, add complementary technologies or services, or grow our customer base. Our acquisitions may significantly impact our future financial and operational performance and affect comparability of our financial statements from period to period. Additionally, we have and will continue to enter into strategic partnerships with complementary brands and companies to increase brand awareness and drive rider engagement.

Components of Results of Operations

Sharing Revenue

Our revenue is primarily generated from our Sharing business. Customers typically pay for the ride from their preloaded wallet balance on a per-ride basis, and revenue is generally recognized at the time of the ride.

Product Sales Revenue

We also generate revenue from Product Sales, primarily consisting of sales of our vehicles to our retail customers.

Cost of Sharing Revenue, Exclusive of Depreciation

Cost of sharing revenue primarily consists of variable costs. These costs have changed as our business model has migrated from reliance on the In-House model to the Fleet Manager program in early 2020. Within both, costs of revenue include payment processing fees, network infrastructure, vehicle count adjustments, and city permit fees.

Payment processing fees include merchant fees, chargebacks, and failed charges. The network infrastructure includes the costs to host our mobile app, as well as our mobile data fees. Vehicle count adjustments include costs recognized from vehicle adjustments during quarterly hard counts at our regional distribution centers and market resource centers.

In 2019, and early 2020, all of our Sharing business was supported by our In-House operating model. Costs related to In-House operations primarily include payments to contingent workers, service center overhead, and independent contractors for vehicle maintenance, including consumption of spare parts, and certain ancillary tasks and service center and distribution network expenses. The service center and distribution costs are associated with charging, repairing, hibernating, and maintaining the vehicles.

In 2020, we launched our Fleet Manager program. The Fleet Manager model leverages support from local service providers to provide logistics for, and maintain fleets of, Bird-owned vehicles. Costs included within the Fleet Manager model primarily consist of the revenue share payments paid to the Fleet Managers.

Cost of Product Sales Revenue

Cost of Product Sales revenue primarily consists of the purchase price of the vehicles, customs and duties, freight to the customer, certain insurance costs, refurbishments, and any adjustments to inventory on hand.

Depreciation on Revenue Earning Vehicles

We capitalize expenses incurred to bring a vehicle to a condition where it can be initially deployed within our Sharing business. The costs include the cost of the vehicles, freight from the manufacturer, customs, duties, and tariff costs imposed by the United States on China. Beginning with Bird Zero, the vehicles were shipped as finished goods.

We depreciate released vehicles using a usage-based depreciation methodology based on the number of rides taken by customers.

Gross Margin

Gross margin represents our revenue less cost of revenue and any depreciation recognized on revenue earning vehicles.

General and Administrative

General and administrative costs represent costs incurred by us for executive and management overhead and administrative and back-office support functions. These costs primarily consist of salaries, benefits, travel, bonuses, and stock-based compensation (“personnel expenses”), software licenses and hardware, network and cloud, email, and IT services (“technology services”), professional service providers, and off-site storage and logistics, certain insurance coverage, and an allocation of office rent and utilities (“facilities expenses”) related to our general and administrative divisions. General and administrative costs are expensed as incurred.

Selling and Marketing

Selling and marketing costs represent costs incurred by us to source new Fleet Managers and customers. These costs primarily consist of personnel expenses, advertising expenses, brand and creative services, promotional vehicles, and an allocation of certain technology services and facilities expenses related to our selling and marketing divisions. Selling and marketing costs are expensed as incurred.

Research and Development

Research and development costs represent costs incurred by us to develop, design, and enhance our hardware and software products, services, technologies, and processes. These costs primarily consist of personnel expenses, professional service providers, mechanical engineering, and an allocation of certain technology services and facilities expenses related to our research and development divisions. Research and development costs are expensed as incurred.

Tariff Reimbursement

The U.S. government-imposed Section 301 tariffs on certain goods imported from China to the United States, including our vehicles. Amounts were refunded in 2020 and recorded as tariff reimbursements. The refund had a material non-recurring impact in the first half of 2020.

Interest Income (Expense), Net

Interest income primarily consists of interest earned on our money market accounts.

Interest expense primarily consists of interest incurred and paid and amortization of deferred costs on our debt, and costs associated with extinguishment of debt.

Other Income (Expense), Net

Other income (expense), net primarily consists of foreign currency exchange gains and losses, and issuance costs associated with derivative instruments, as well as subsequent mark-to-market adjustments of such liabilities. The impact of the issuance costs is expected to decrease in future periods.

Provision for Income Taxes

Provision for income taxes primarily consists of income taxes in foreign jurisdictions and U.S. state income taxes. As we expand the scale of our international business activities, any changes in the U.S. and foreign taxation of such activities may increase our overall provision for income taxes in the future.

We have a valuation allowance for our U.S. deferred tax assets, including federal and state NOLs, as well as the majority of our foreign deferred tax assets. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our deferred tax assets will be realized by way of expected future taxable income.

Results of Operations

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

The following tables set forth our results of operations for the periods presented and express the relationship of certain line items as a percentage of revenue for those periods. The period-to-period comparisons of financial results is not necessarily indicative of future results.

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(In thousands, except percentages)
Revenues:
Sharing	$78,287	$25,741	$52,546	204.1%
Product Sales	7,427	4,757	2,670	56.1

Total revenues	85,714	30,498	55,216	181.0
Cost of Sharing, exclusive of depreciation	43,729	30,861	12,868	41.7
Cost of Product Sales	7,648	12,257	(4,609)	(37.6)
Depreciation on revenue earning vehicles	16,558	10,129	6,429	63.5

Gross margin	17,779	(22,749)	40,528	178.2
Other operating expenses:
General & administrative	61,955	84,794	(22,839)	(26.9)
Selling & marketing	7,488	9,350	(1,862)	(19.9)
Research & development	13,292	22,108	(8,816)	(39.9)
Tariff reimbursement	—	(24,637)	24,637	(100.0)

Total operating expenses	82,735	91,615	(8,880)	(9.7)

Loss from operations	(64,956)	(114,364)	49,408	43.2
Interest expense	(4,686)	(3,491)	(1,195)	34.2
Other expense, net	(50,114)	(2,357)	(47,757)	2026.2

Loss before income taxes	(119,756)	(120,212)	456	0.4
Provision for income taxes	130	87	43	49.4

Net loss	$(119,886)	$(120,299)	$413	0.3%

The following table sets forth the components of our condensed consolidated statements of operations for each of the periods presented as a percentage of revenue:

	Six Months Ended June 30,
	2021	2020
Revenue	100.0%	100.0%
Cost of Sharing, exclusive of depreciation	51.0	101.2
Cost of Product Sales, exclusive of depreciation	8.9	40.2
Depreciation on revenue earning vehicles	19.3	33.2

Gross margin	20.7	(74.6)
Other operating expenses:
General & administrative	72.3	278.0
Selling & marketing	8.7	30.7
Research & development	15.5	72.5
Tariff reimbursement	0.0	(80.8)

Total operating expenses	96.5	300.4

Loss from operations	(75.8)	(375.0)

	Six Months Ended June 30,
	2021	2020
Interest expense	(5.5)	(11.4)
Other expense, net	(58.5)	(7.7)

Loss before income taxes	(139.7)	(394.2)
Provision for income taxes	0.2	0.3

Net loss	(139.9)%	(394.4)%

Sharing Revenue

Sharing revenue increased by $52.5 million, or 204.1%, from $25.7 million in the six months ended June 30, 2020 to $78.3 million in the six months ended June 30, 2021. The increase was primarily due to a 153.4% increase in the number of Rides, as well as an increase in revenue per Ride.

Product Sales Revenue

Product Sales revenue increased by $2.7 million, or 56.1%, from $4.8 million in the six months ended June 30, 2020 to $7.4 million in the six months ended June 30, 2021. The increase was primarily attributable to continued new product sales for our consumer product customers.

Total revenues increased by $55.2 million, or 181.0%, from $30.5 million in the six months ended June 30, 2020 to $85.7 million in six months ended June 30, 2021 as a result of the factors described above.

Cost of Sharing Revenue, Exclusive of Depreciation

Cost of Sharing revenue, exclusive of depreciation, increased by $12.9 million, or 41.7%, from $30.9 million in the six months ended June 30, 2020 to $43.7 million in the six months ended June 30, 2021. The increase was primarily due to increases of $27.5 million in Fleet Manager operation costs, as we transitioned to the Fleet Manager program in the six months ended June 30, 2020, and $2.5 million in transaction processing fees as total Rides and revenue increased, partially offset by decreases of $17.1 million in In-House operations costs and $1.4 million in vehicle production and count adjustments. The decrease related to In-House operations was due to the switch to the Fleet Manager program and includes decreases of $10.2 million of in-market labor, $3.4 million in service center overhead expenses, $2.0 million in charger payments, and $1.5 million in service center spare parts.

Cost of Product Sales Revenue, Exclusive of Depreciation

Cost of Product Sales revenue, exclusive of depreciation, decreased by $4.6 million, or 37.6%, from $12.3 million in the six months ended June 30, 2020 to $7.6 million in the six months ended June 30, 2021. The decrease was primarily due to a decrease of $3.5 million in costs associated with the sales of vehicles.

Depreciation on Revenue Earning Vehicles

Depreciation on revenue earning vehicles increased by $6.4 million, or 63.5% from $10.1 million in the six months ended June 30, 2020 to $16.6 million in the six months ended June 30, 2021. The increase was attributable primarily to increased Ride volumes that drove an increase of $10.4 million, partially offset by a change in vehicle mix of $3.3 million. The increase related to volume was attributable primarily to higher vehicle deployments and increase in RpD. The decrease related to vehicle mix was driven by improvements in vehicle expected lifetime Rides, as we continue to shift our vehicle mix into more modern generations of Bird-designed vehicles.

General and Administrative Expenses

General and administrative expenses decreased by $22.8 million, or 26.9%, from $84.8 million in the six months ended June 30, 2020 to $62.0 million in the six months ended June 30, 2021. The decrease was primarily due to decreases of $17.9 million in personnel expenses, $3.7 million in facilities expense, net of a write-off of leasehold improvements, and $2.3 million in technology services expenses.

Selling and Marketing Expenses

Selling and marketing expenses decreased by $1.9 million, or 19.9%, from $9.4 million in the six months ended June 30, 2020 to $7.5 million in the six months ended June 30, 2021. The decrease was primarily due to a decrease of $1.7 million in personnel expenses.

Research and Development Expenses

Research and development expenses decreased by $8.8 million, or 39.9%, from $22.1 million in the six months ended June 30, 2020 to $13.3 million in the six months ended June 30, 2021. The decrease was primarily due to decreases of $5.3 million in personnel expenses and $2.4 million in mechanical engineering.

Tariff Reimbursement

Tariff reimbursements decreased by $24.6 million, or 100.0%, from $24.6 million in the six months ended June 30, 2020 to nil in the six months ended June 30, 2021, resulting from a nonrecurring refund recognized in the six months ended June 30, 2020 for tariffs paid on vehicles purchased and imported to the United States prior to 2020.

Interest Expense, Net

Interest expense, net increased by $1.2 million, or 34.2%, from $3.5 million in the six months ended June 30, 2020 to $4.7 million in the six months ended June 30, 2021. The increase was primarily due to an increase of $2.2 million in amortization of deferred costs and debt extinguishment partially offset by a $1.2 million decrease in interest expense.

Other Expense, Net

Other expense, net increased by $47.8 million, from $2.4 million in the six months ended June 30, 2020 to $50.1 million in the six months ended June 30, 2021. The increase was primarily due to an increase of $47.2 million of issuance costs associated with derivative instruments, as well as subsequent mark-to-market adjustments of such liabilities, offset by a net increase in currency exchange loss of $0.5 million due to the weakening of the U.S. dollar compared to the euro.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following tables set forth our results of operations for the periods presented and express the relationship of certain line items as a percentage of revenue for those periods. The period-to-period comparisons of financial results is not necessarily indicative of future results.

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Revenues:
Sharing	$79,941	$140,448	$(60,507)	(43.1)%
Product Sales	14,660	10,076	4,584	45.5

Total revenues	94,601	150,524	(55,923)	(37.2)
Cost of Sharing, exclusive of depreciation	71,628	153,646	(82,018)	(53.4)
Cost of Product Sales	22,716	20,319	2,397	11.8
Depreciation on revenue earning vehicles	23,791	112,234	(88,443)	(78.8)

Gross margin	(23,534)	(135,675)	112,141	82.7
Other operating expenses:
General & administrative	152,910	192,063	(39,153)	(20.4)
Selling & marketing	18,404	16,656	1,748	10.5
Research & development	34,376	40,836	(6,460)	(15.8)
Tariff reimbursement	(24,986)	—	(24,986)

Total operating expenses	180,704	249,555	(68,851)	(27.6)

Loss from operations	(204,238)	(385,230)	180,992	47.0
Interest income	282	1,837	(1,555)	(84.6)
Interest expense	(6,844)	(6,792)	(52)	0.8
Other income (expense), net	2,634	2,979	(345)	(11.6)

Loss before income taxes	(208,166)	(387,206)	179,040	46.2
Provision for income taxes	64	276	(212)	(76.8)

Net loss	$(208,230)	$(387,482)	$179,252	46.3%

The following table sets forth the components of our consolidated statements of operations for each of the periods presented as a percentage of revenue:

	Year Ended December 31,
	2020	2019
Revenue	100.0%	100.0%
Cost of Sharing, exclusive of depreciation	75.7	102.1
Cost of Product Sales	24.0	13.5
Depreciation on revenue earning vehicles	25.1	74.6

Gross margin	(24.9)	(90.1)
Other operating expenses:
General & administrative	161.6	127.6
Selling & marketing	19.5	11.1
Research & development	36.3	27.1
Tariff reimbursement	(26.4)	—

Total operating expenses	191.0	165.8

Loss from operations	(215.9)	(255.9)
Interest income	0.3	1.2
Interest expense	(7.2)	(4.5)
Other income (expense), net	2.8	2.0

Loss before income taxes	(220.0)	(257.2)
Provision for income taxes	0.1	0.2

Net loss	(220.1)%	(257.4)%

Sharing Revenue

Sharing revenue decreased by $60.5 million in 2020, or 43.1%, as compared to the previous year, primarily attributable to depressed demand as a result of COVID-19 across all markets. Total rides decreased by 54% in 2020 compared to 2019 due to COVID-19, partially offset by average fare increases.

Product Sales Revenue

Product Sales revenue increased by $4.6 million in 2020, or 45.5%, as compared to the previous year, mostly due to new product launches for our consumer products customers.

Total revenues decreased by $55.9 million in 2020, or 37.2%, as compared to the previous year as a result of the factors described above.

Cost of Sharing Revenue, Exclusive of Depreciation

Cost of Sharing revenue, exclusive of depreciation, decreased by $82.0 million in 2020, or 53.4%, as compared to the prior year, primarily attributable to decreases of $78.9 million in In-House operations cost, partially offset by an increase of $24.9 million in Fleet Manager operations cost, as we transitioned to the Fleet Manager program. The decrease in In-House operations cost is comprised of a $33.4 million decrease in charger payments, a $27.1 million decrease in in-market labor, a $11.2 million decrease related to spare parts consumption, and a $7.2 million decrease in other In-House vehicle operations and overhead. Other changes include a decrease of $16.0 million in vehicle production costs and vehicle count adjustments related to our shift to Bird-designed vehicle models, a $5.8 million decrease in network contracts due to favorable rate negotiations, a $4.5 million decrease in payment processing fees, and $1.7 million in other costs of revenue.

Cost of Product Sales Revenue

Cost of Product Sales revenue increased by $2.4 million in 2020, or 11.8%, as compared to the prior year, primarily attributable to an increase of $3.3 million in costs associated with the sales of vehicles, partially offset by a decrease of $0.9 million related to third-party refurbishments for consumer products.

Depreciation on Revenue Earning Vehicles

Depreciation on revenue earning vehicles decreased by $88.4 million in 2020, or 78.8%, as compared to the prior year. The $88.4 million decrease in depreciation on revenue earning vehicles was primarily attributable to a decline in ride volumes driving a decrease of $28.4 million, while vehicle mix improvements drove a decrease of $60.0 million. The decrease related to ride volume was attributable primarily to the impact of COVID-19 on rider demand. The decrease related to vehicle mix was driven by improvements in vehicle expected lifetime rides, as we continue to shift our vehicle mix from vehicles with longer lifetimes and fewer Rides as a result of the depressed demand caused by COVID-19, partially offset by the retirement of “off-the-shelf” vehicle models shifting into more modern generations of Bird-designed vehicles.

General and Administrative Expenses

General and administrative expenses decreased by $39.2 million in 2020, or 20.4%, as compared to the prior year, primarily attributable to decreases of $33.4 million in personnel expenses, $10.6 million in technology services, and $3.1 million in facilities expense, net of a write-off of leasehold improvements, partially offset by an increase of $3.3 million in business insurance, as well as an increase of $4.6 million in other general and administrative expenses

Selling and Marketing Expenses

Selling and marketing expenses increased by $1.7 million in 2020, or 10.5%, as compared to the prior year, primarily attributable to an increase of $2.4 million in other selling and marketing expenses, partially offset by a decrease of $0.6 million in personnel expenses.

Research and Development Expenses

Research and development expenses decreased by $6.5 million in 2020, or 15.8%, as compared to the prior year, primarily attributable to a decrease of $8.3 million in personnel expenses and a decrease of $1.1 million in other research and development expenses, partially offset by an increase of $2.9 million in technology services.

Tariff Reimbursement

Tariff reimbursement expenses were $25.0 million in 2020, resulting from a one-time refund for tariffs paid in 2019 and 2018 on vehicles purchased and imported to the United States prior to 2020.

Interest Income

Interest income decreased by $1.6 million in 2020 as compared to the prior year, primarily attributable to lower interest income from money market accounts.

Interest Expense

Interest expense decreased by $0.1 million in 2020 as compared to the prior year, primarily attributable to a reduction in the debt balance, partially offset by a full year of interest payments on debt.

Other Income, Net

Other income, net decreased by $0.3 million in 2020 as compared to the prior year, primarily attributable to a decrease in non-cash gain on settlement of debt, partially offset by a net foreign currency exchange gain.

Provision for Income Taxes

Provision for income taxes decreased by $0.2 million in 2020 as compared to the prior year, primarily attributable to foreign tax provisions.

Liquidity and Capital Resources

Our principal sources of liquidity have historically consisted of cash generated from our operations and from financing activities, in particular the issuance of Bird Common Stock and Bird Preferred Stock. As of June 30, 2021, we had cash and cash equivalents totaling $101.3 million and accounts receivable of $1.7 million. Our cash equivalents are primarily money market securities held with financial institutions we believe to be of high credit quality. On a pro forma basis, assuming shareholder approval and consummation of the Business Combination, our cash and cash equivalents would have amounted to between approximately $244 million and $560 million at June 30, 2021, depending on the extent of redemptions by Switchback shareholders, in each case, including $160.0 million in proceeds from the PIPE Financing.

We have incurred net losses and negative cash flows from operations since our inception, which we anticipate will continue for the foreseeable future. Our ability to fund working capital, make capital expenditures, and service our debt will depend on our ability to generate cash from operating activities, which is subject to our future operating success, and obtain financing on reasonable terms, which is subject to factors beyond our control, including general economic, political, and financial market conditions.

Until we can generate sufficient revenue to cover operating expenses, working capital, and capital expenditures, we expect to primarily fund cash needs through a combination of equity and debt financing. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of preferred and common stockholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

Furthermore, in the future, we may enter into arrangements to acquire or invest in complementary businesses, products, and technologies. We may be required to seek additional equity or debt financing to consummate such transactions. In the event that we require additional financing, we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations, and financial condition.

We are in compliance with our debt covenants as of June 30, 2021, including by meeting our reporting obligations. We also believe that our sources of funding and available borrowing capacity under the Credit Facility (as defined below) will be sufficient to satisfy our currently anticipated cash requirements, including capital expenditures, working capital requirements, potential acquisitions, and other liquidity requirements, through at least the next 12 months from the date of this proxy statement/prospectus. Additionally, on January 26, 2021 we entered into a purchase agreement with certain investors to allow investors to purchase Bird Senior Preferred Stock. The Bird Senior Preferred Stock offering closed on April 20, 2021 for $208 million of gross proceeds. Further, on April 27, 2021 we entered into an asset-backed credit facility (the “Credit Facility”) with Apollo Investment Corporation and MidCap Financial Trust (each managed or advised by Apollo Capital

Management, L.P., or its affiliates) (“Apollo”) under which we have the ability to borrow up to $40 million of term loans. As of June 30, 2021, we had $29 million of availability under the Credit Facility. These term loans bear interest at a floating rate based on LIBOR plus an applicable margin, subject to a LIBOR floor of 1.00%, and are secured by vehicles contributed by Bird into a wholly consolidated special purpose vehicle entity. Under the terms of the Credit Facility, we are obligated to repay these term loans only with the revenue generated by the contributed vehicles. We intend to use the Credit Facility to finance the majority of our future vehicle capital expenditures. In conjunction with the Credit Facility, we repaid the outstanding principal balance of $31 million under our existing term loans held by Deutsche Bank AG and Sequoia IDF Asset Holdings S.A.

We intend to continue to evaluate and may, in certain circumstances, take preemptive action to preserve liquidity during the COVID-19 pandemic. As the circumstances around the COVID-19 pandemic remain uncertain, we continue to actively monitor the pandemic’s impact on us worldwide, including our financial position, liquidity, results of operations, and cash flows.

Cash Flows

The following table presents a summary of our consolidated cash flows provided by (used in) operating, investing, and financing activities for the periods indicated:

	Six Months Ended June 30		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Net cash used in operating activities	$(45,599)	$(97,608)	$(150,151)	$(209,377)
Net cash (used in) provided by investing activities	(71,379)	49,907	56,302	(108,731)
Net cash provided by financing activities	183,269	39,519	31,866	318,612

Operating Activities

Net cash used in operating activities was $45.6 million for the six months ended June 30, 2021, primarily consisting of $119.3 million of net loss adjusted for certain non-cash items, which primarily consisted of $47.3 million in issuance and mark-to-market adjustments of derivative liabilities, $18.6 million in depreciation and amortization, $2.8 million of stock-based compensation expense, $2.3 million loss on extinguishment of debt, $1.2 million of debt discount accretion, and $2.2 million related to changes in working capital. The cash used in working capital was largely driven by an increase in prepaid expenses and other current assets, and a decrease in accounts payable, offset by decreases in inventory and accounts receivable, and increases in accrued expenses, other current liabilities, and deferred revenue.

Net cash used in operating activities was $97.6 million for the six months ended June 30, 2020, primarily consisting of $120.3 million of net loss adjusted for certain non-cash items, which primarily consisted of $14.9 million in depreciation and amortization, $3.5 million of stock-based compensation expense, $1.3 million of debt discount accretion, and $3.2 million related to changes in working capital. The cash used in working capital was largely driven by an increase in prepaid expenses and decreases in accounts payable, accrued expenses and other current liabilities, offset by a decrease in inventory and an increase in deferred revenue.

Net cash used in operating activities was $150.2 million for the year ended December 31, 2020, primarily consisting of $208.2 million of net loss adjusted for certain non-cash items, which primarily consisted of $32.5 million in depreciation and amortization, $12.0 million of non-cash vehicle expenses, $6.2 million of stock-based compensation expense, $3.4 million of loss on disposal of property and equipment, $2.6 million of debt discount accretion, and $1.7 million of cash provided by changes in working capital. The cash provided by working capital was largely driven by a decrease in prepaid expenses and other current assets and an increase in accrued expenses and other current liabilities and deferred revenue, offset by a decrease in accounts payable and other liabilities.

Net cash used in operating activities was $209.4 million for the year ended December 31, 2019, primarily consisting of $387.5 million of net loss adjusted for certain non-cash items, which primarily consisted of $117.0 million in depreciation and amortization, $30.7 million of stock-based compensation expense, $18.1 million of non-cash vehicle expense, $1.5 million of loss on extinguishment of debt, $1.3 million of debt discount accretion, and $10.1 million of cash provided by working capital. The cash provided by working capital was largely driven by an increase in deferred revenue, an increase in other liabilities, and an increase in accrued expenses and other current liabilities, offset by a decrease in accounts payable and an increase in prepaid expenses and other current assets, an increase in inventory, and an increase in accounts receivable.

Investing Activities

Net cash used in investing activities was $71.4 million for the six months ended June 30, 2021, primarily consisting of $71.3 million of cash used in the purchases of vehicles.

Net cash provided by investing activities was $49.9 million for the six months ended June 30, 2020, primarily consisting of $68.7 million of cash acquired in business acquisitions, partially offset by $18.2 million of cash used in the purchases of vehicles.

Net cash provided by investing activities was $56.3 million for the year ended December 31, 2020, primarily consisting of $68.7 million of cash received in the acquisition of Circ, offset by purchases of vehicles of $11.9 million and purchases of property and equipment of $0.5 million.

Net cash used in investing activities was $108.7 million for the year ended December 31, 2019, primarily consisting of $101.4 million in purchases of vehicles and $7.2 million in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was $183.3 million for the six months ended June 30, 2021, primarily consisting of $207.8 million of proceeds from the issuance of Bird Senior Preferred Stock and Bird Senior Preferred Warrants, net of issuance costs, $9.2 million of proceeds from issuance of debt, net of issuance costs, and $0.5 million of proceeds from the issuance of Bird Common Stock, partially offset by $33.6 million of principal repayments of debt, and $0.6 million of payments for the settlement of warrants.

Net cash provided by financing activities was $39.5 million for the six months ended June 30, 2020, primarily consisting of $51.7 million of proceeds from the issuance of Bird Preferred Stock, net of issuance costs, and $0.3 million of proceeds from the issuance of Bird Common Stock, partially offset by $10.5 million of principal repayments of debt and $2.0 million of payments for the settlement of warrants.

Net cash provided by financing activities was $31.9 million for the year ended December 31, 2020, primarily consisting of $51.7 million of proceeds from the issuance of Bird Preferred Stock, net of issuance costs, and $0.9 million of proceeds from the issuance of Bird Common Stock, offset by $18.8 million of principal repayment of debt and a $2.0 million payment for the settlement of warrants.

Net cash provided by financing activities was $318.6 million for the year ended December 31, 2019, primarily consisting of $69.8 million of proceeds from the issuance of notes payable, net of issuance costs, $271.9 million of proceeds from the issuance of Bird Preferred Stock, net of issuance costs, and $1.2 million of proceeds from the issuance of Bird Common Stock in private placements, offset by $21.3 million of principal repayments of debt and a $3.0 million payment for the settlement of warrants.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of December 31, 2020:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In thousands)
Debt and leases:
Debt obligations	$31,249	31,249	—	—	—
Operating leases	13,726	4,886	7,446	1,394	—
Other:
Software and hosting purchase commitments	26,112	6,014	12,838	7,260	—

Total	$71,087	42,149	20,284	8,654	—

(1)

As of December 31, 2020, our software and hosting purchase commitments primarily pertained to the purchase of cloud computing and network services. The purchase commitments end on various dates that extend into 2024. These purchase commitments were not recorded as liabilities on the consolidated balance sheet as of December 31, 2020, as we had not yet received the related services.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2020 or June 30, 2021.

Critical Accounting Policies and Estimates

We have based our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Due to the inherent uncertainty involved in making these estimates, actual results reported in future periods could differ from our estimates.

We believe that the following critical accounting policies reflect the more significant judgments, estimates, and assumptions used in the preparation of our consolidated financial statements. For additional information, see the disclosure included in “Note 2 — Basis of Presentation and Summary of Significant Accounting Policies” in the notes to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus and “Note 1 — Organization and Summary of Significant Accounting Policies” to the notes to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Revenue Recognition

Our Sharing business provides seamless, on-demand access to Bird vehicles, enabling riders to locate, unlock, and pay for rides through our Bird App. We derive our revenue principally from service fees paid by end-users for access to a Bird vehicle in connection with our Sharing solutions. The rentals of vehicles by end-users are considered to be leases pursuant to ASC 840, Leases, in which we are the lessor. We treat credits, coupons, and rider incentives as a reduction of the revenue for the ride to which it relates in the period the credit was used. Sales taxes, including value added taxes, are excluded from reported revenue.

We also have revenues pursuant to ASC 606, Revenue from contracts with customers, related to retail sales of vehicles direct to end-users. We consider our only performance obligation in these transactions to be to provide the end-user with the ordered vehicle.

Business Combinations

We account for our business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, we make significant estimates and assumptions, especially with respect to intangible assets. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, we may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. After the measurement period, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Goodwill is not subject to amortization but is tested for impairment, at a reporting unit level, on an annual basis during the fourth quarter or whenever events or changes in circumstances indicate the carrying amount of the goodwill may not be recoverable. As part of the annual goodwill impairment test, we first perform a qualitative assessment to determine whether further impairment testing is necessary. If, as a result of its qualitative assessment, it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amounts, the quantitative impairment test will be required.

For the qualitative analysis, we consider financial performance, industry and market conditions, macroeconomic conditions, reporting unit specific events, and the timing of the last performance of a quantitative assessment. For quantitative assessments, we estimate the fair value of the selected reporting units primarily through the use of a discounted cash flow model based on our best estimate of amounts and timing of future revenues and cash flows and our most recent business and strategic plans, economic projections, and marketplace data and compare the estimated fair value to the carrying value of the reporting unit, including goodwill. The discounted cash flow model requires judgmental assumptions about projected revenue growth, future operating margins, discount rates, and terminal values over a multi-year period. We have elected to make the first business day of the first month in our fiscal fourth quarter the annual impairment assessment date for goodwill. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods.

In 2020, as part of our annual impairment test, our reporting units with goodwill were assessed under the first qualitative step and did not advance to the quantitative step, as we determined that it was more likely than not that the fair value of the reporting unit exceeded its carrying amount. As a result, no impairment amounts were recorded. As of December 31, 2020, our North America and Europe, Middle East, and Africa segments reported goodwill of $1.3 million and $130.0 million, respectively and our Other segment reported no goodwill.

Stock-Based Compensation

Stock-based compensation expense is recognized primarily from restricted stock awards and stock options granted under the 2017 Plan. Stock-based compensation expense is measured based on the grant-date fair value of the stock-based awards and is recognized over the requisite service period of the awards, which is generally the vesting period. For awards with only service-based vesting conditions, we recognize compensation cost using the straight-line method. Stock-based compensation expense is recognized based on actual awards vested and does not reflect estimated forfeitures.

We use the Black-Scholes option pricing model to estimate the grant-date fair value of option grants, while the grant-date fair value of the underlying Bird Common Stock is measured using a number of objective and subjective factors. The Black-Scholes model requires management to make a number of key assumptions, including the fair value of Bird Common Stock, expected volatility, expected term, risk-free interest rate, and expected dividends. As our shares have not previously been publicly traded, and have not regularly traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares over the relevant vesting or estimated liquidity period. The expected term represents the period of time that the options are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the option. The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term.

Our management and board of directors considered various objective and subjective factors to determine the fair value of Bird Common Stock as of each grant date. The factors considered by our management and board of directors included the following:

•	contemporaneous valuations performed at periodic intervals;

•	rights, preferences, and privileges of Bird Preferred Stock relative to those of Bird Common Stock;

•	our actual and expected operating and financial performance;

•	pricing and timing of transactions in our equity;

•	likelihood of achieving a liquidity event, such as an initial public offering;

•	market multiples of comparable companies in our industry;

•	stage of development;

•	industry information, such as market size and growth;

•	illiquidity of share-based awards involving securities in a private company; and

•	macroeconomic conditions.

Our board of directors’ assessments of the fair value of Bird Common Stock for grant dates between the dates of the valuations were based in part on the current available financial and operational information and the Bird Common Stock value considered in the most recent valuation analysis as compared to the timing of each grant. For financial reporting purposes, we considered the amount of time between the valuation date and the grant date to determine whether to use the latest Bird Common Stock valuation. This determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

We have used the Probability Weighted Expected Return Method (“PWERM”) to determine the fair value of Bird Common Stock. Under PWERM, several valuation approaches were used and then combined into a single probability weighted valuation. The approaches included the use of initial public offering scenarios and a scenario assuming continued operation as a private entity.

Application of these approaches involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of Bird Common Stock.

Vehicles

We recognize depreciation related to our vehicles under a usage-based depreciation methodology based on the number of rides taken by customers. The estimated total number of lifetime rides of our vehicles is based on factors including historical ride information and any anticipated changes to future vehicle utilization. This determination of the total number of lifetime rides of our vehicles requires judgment and there is inherent uncertainty in the prediction of future events and performance. Any changes in the method of determining and resulting estimated useful lives of vehicles could materially impact the accounting for depreciation and change the amount of expense recognized.

We continually reevaluate our estimated vehicle useful lives to ensure they are reasonable. To the extent any changes in useful lives are deemed necessary, the adjustment is considered to be a prospective change in accounting estimate.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see “Note 2 — Basis of Presentation and Summary of Significant Accounting Policies — Recent Accounting Pronouncements” to the notes to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus and “Note 1 — Organization and Summary of Significant Accounting Policies — Recently Issued Accounting Pronouncements Not Yet Adopted” to the notes to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily consist of fluctuations in interest rates and foreign currency exchange rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes, and we do not otherwise have any derivative or other financial instruments outstanding.

Interest Rate Risk

We are subject to market risk by way of changes in interest rates on borrowings under our credit facilities. On April 27, 2021, we entered into the Credit Facility with Apollo, which provides for borrowings of up to $40.0 million at a floating rate based on LIBOR plus an applicable margin, subject to a LIBOR floor of 1.00%. The Credit Facility better matches our capital expenditure outflows to seasonal peaks when vehicles generate the most cash, and includes a repayment mechanism directly tied to revenue generation. Accordingly, fluctuations in market interest rates may increase or decrease our interest expense. We may use interest rate cap derivatives, interest rate swaps, or other interest rate hedging instruments to economically hedge and manage interest rate risk with respect to our variable floating rate debt. Assuming that the full amount available under the Credit Facility was drawn, a 100 basis point increase or decrease in interest rate would result in a change in our annual interest expense of $0.4 million.

Foreign Currency Risk

We have foreign currency risks related to our revenue and operating expenses denominated in currencies other than the U.S. dollar, primarily the euro, causing both our revenue and our operating results to be impacted by fluctuations in exchange rates.

Gains or losses from the revaluation of certain cash balances, accounts receivable balances, and intercompany balances that are denominated in these currencies impact our net loss. A hypothetical decrease in all foreign currencies against the U.S. dollar of 10% would not result in a material foreign currency loss on foreign-denominated balances as of June 30, 2021. As our foreign operations expand, our results may be more materially impacted by fluctuations in the exchange rates of the currencies in which we do business.

At this time, we do not enter into financial instruments to hedge our foreign currency exchange risk but may do so in the future.

A LETTER FROM BIRD’S FOUNDER

For more than a century, transportation has been dominated by gas-powered cars that have dirtied our air and congested our roadways at an alarming rate. Change is sorely needed.

Today, of the trillions of car trips under five miles made every year, billions are being replaced by electric alternatives — and that number is rapidly increasing. Each day people around the world are making the shift to clean, alternative transportation. It’s a shift that is necessary to reverse the tide of gas-polluting vehicles that our cities were built for, and, ultimately, to create new systems that prioritize clean air and human connection.

Bird aims to accelerate this changing tide.

Since 2017, Bird’s shared e-scooter service has grown from just ten vehicles into a global fleet providing tens of millions of trips to riders in over 300 cities annually. Our e-scooters introduced an environmentally conscious and accessible option that led to the number of micromobility trips in the United States nearly quadrupling from 35 million in 2017 to 136 million in 2019. Over this time, Bird’s e-scooters helped decrease the number of gas-powered car trips and served as an essential first- and last-mile solution and gave people greater access to healthcare, education, and better paying jobs.

While this is a notable start, we have more work to do. We must make climate friendly transportation accessible to everyone to achieve the impact our cities and planet requires. I promise Bird will remain steadfast in this mission.

As Bird enters an exciting new chapter, we will offer more diverse form factors that accommodate the needs of a broader population and the demands of different trip types. We will continue to put cities, riders, and communities front and center in our mission for change. We will listen carefully to feedback, seek diverse perspectives, and challenge ourselves to develop the next generation of accessible mobility solutions that leave no one behind.

Our progress to date would not be possible without the passion of our team, the support of their families, the encouragement of our riders, the dedication of our Fleet Managers, and the trust and collaboration of our city partners. Together, we will achieve the mission — to provide environmentally friendly transportation for everyone.

Enjoy the ride,

Travis VanderZanden

INFORMATION ABOUT BIRD

Unless the context otherwise requires, all references in this section to the “Company,” “Bird,” “we,” “us,” or “our” refer to the business of Bird Rides, Inc., and its subsidiaries prior to the consummation of the Business Combination.

Our Mission

Bird’s mission is to provide environmentally friendly transportation for everyone.

Our Company

At Bird, we believe in leading the transition to clean, equitable transportation through innovation and technology. That means developing mobility solutions that put people and communities first.

In partnership with cities, Bird’s proprietary technology and operations are revolutionizing the existing transportation paradigm by making lightweight electric vehicles readily available to rent or own around the world. With the touch of a button, riders can conveniently transport themselves to work, to a local business, or anywhere else in their community in just minutes. Our products and services are designed with one goal in mind: to make cities more livable by reducing car usage, lowering carbon emissions, and improving the safety of all road users.

Bird’s cleaner, affordable, and on-demand mobility solutions are available in more than 300 cities across four continents, and we have only just begun. We take a collaborative, community-first approach to micromobility. By tailoring our operations to meet local transportation needs and collaborating with cities, we are actively reducing the hundreds of billions of trips under five miles made by gas-powered cars every year.

COVID-19 has accelerated the adoption of environmentally friendly, socially distanced transportation alternatives such as Bird. As the world enters a new, post-pandemic “normal,” we are continuing to work with cities to increase micromobility access and infrastructure investments and ensure that the shift to sustainable urban transportation continues long after the pandemic subsides.

Bird’s key operational and business milestones include:

Advancing Transportation for the Modern Era

In most places, the current transportation paradigm is dangerous, inefficient, and environmentally catastrophic.

Counties like Los Angeles have dedicated 340 square miles of land to nothing but roadways and car parking infrastructure, while global deaths due to automobile collisions have ballooned to 1.35 million per year. This is not including the 4.2 million annual deaths attributed to ambient air pollution. In the United States, the transportation industry has become the single largest polluter, accounting for nearly 30% of the country’s total greenhouse gas emissions.

This is unsustainable, and it is having a particularly dire impact in urban areas. According to the United Nations, two-thirds of the world’s population is projected to live in cities by 2050 where car congestion has already reached untenable levels. American drivers lose an average of 99 hours per year in traffic, costing them an estimated $88 billion, or $1,400 per driver, in 2019.

Bird’s Sharing and Product Sales offerings directly address the transportation problems that are plaguing communities around the world. In partnership with cities, we are empowering a global movement away from cars by democratizing and accelerating access to environmentally friendly transportation alternatives that make more efficient use of existing infrastructure.

The Bird Solution

The inspiration for Bird was born from a desire to make our streets safer for all road users, reduce carbon emissions in communities everywhere, and replace sub-five-mile car trips with more sustainable modes of transportation. At the time of our founding, the gap in the market was a form factor compelling enough to reduce our dependence on cars and gas-powered ride-hail trips. Short range electric vehicles, initially e-scooters, proved to be the perfect fit.

Having grown up riding a public bus driven by his mother in Appleton, Wisconsin, Bird founder and Chief Executive Officer, Travis VanderZanden, was inspired to solve the “first- and last-mile” challenge for millions of public transit riders. Thus, what began as an experiment on the Santa Monica boardwalk has since evolved into a global, eco-conscious transportation industry that is reshaping the way people move around cities.

As the first company to deploy shared e-scooters, Bird provided a new transportation category that is accessible, efficient, and reliable. The prevalence and rapid adoption of e-scooter sharing has accelerated the transition away from the legacy, car-centric transportation system while helping to alleviate the hefty financial and environmental burden of car ownership and usage for short trips.

Shared micromobility has many advantages over traditional transportation modes. Unlike personal cars, ride-hail services, and taxis, micromobility does not directly contribute to air pollution and congestion. According to a report published by the McKinsey Center for Future Mobility, car speeds in many of the world’s largest cities now average as little as nine miles per hour during busy hours. For many, shared micromobility such as e-scooters provide a more efficient form of transportation for trips under five miles. Additionally, a recent Bird ridership survey indicated that at least 51% of Bird rides replace higher-emission modes of transportation. Therefore, based on Argonne National Laboratory’s Greenhouse Gases, Regulated Emissions, and Energy Use in Transportation (GREET) Model, a single Bird Two prevents an estimated 103kg of greenhouse gas emissions over the course of its life, an offset that is approximately equivalent to the yearly carbon absorbed by 40 elm trees.

As a means of transportation, our vehicles provide an affordable and accessible alternative to car ownership. A recent study published in Transportation Research: Part A found that electric scooters are used more often for transportation than recreation, filling an important niche in the transportation space and contributing to transportation equity. Bird provides riders with an array of vehicles on-demand that can get them to their destination reliably and affordably. Economic uncertainty and strains on public transit systems related to the COVID-19 pandemic have led to decreased availability of more traditional transportation services, creating transit deserts. In partnership with cities and local transit organizations, Bird and its suite of shared micromobility vehicles are helping to fill the gaps with cleaner, more affordable, and more socially distant modes of transportation.

Market Overview

Shared micromobility is a nascent industry with significant growth potential. We view the opportunity in shared micromobility through the lens of a total addressable market (“TAM”), which we believe we can address over the long-term, and a serviceable addressable market (“SAM”), which we can address in the near-term.

Of the eight trillion trips taken globally each year, 60% are under five miles in length. Of these five trillion short-distance trips, we estimate 900 billion trips are taken annually by addressable users. We define addressable users as non-senior adults who live in urban areas with access to cellular networks, including those living in countries where we do not currently operate. We believe that 200 billion of these nearly one trillion trips can be addressed by shared micromobility. When sizing the addressable market, we include all private passenger vehicles and other private trips taken by addressable users on sufficiently fair-weather days and exclude public transportation trips, as our service is complementary to public transportation. In fact, we believe micromobility not only has the potential to replace existing car trips, but also to increase public transit trips by helping close the first- and last-mile gap for billions of public transit rides taken globally each year.

As a result, our estimated TAM of 200 billion rides represents approximately $800 billion in annual market opportunity, based on region-level revenue per trip estimates.

We estimate our SAM to be a $60 billion annual market opportunity. Within our estimated TAM of 200 billion trips, our SAM includes trips taken in regions where we currently operate, or plan to operate in the near-term, serviceable by our current vehicle modalities, existing city transportation infrastructure, and city regulations.

Additionally, we believe there are multiple secular tailwinds for the micromobility industry that will continue to expand our market opportunity. On the demand side, we see consumer preferences continue to shift toward environmentally friendly, safer, and more efficient transit options such as shared electric micromobility. On the policy side, we see favorable regulatory changes and investments by governmental institutions at the local and national level. In response to COVID-19, many cities and towns have adopted favorable regulations for shared micromobility and invested in infrastructure to support affordable and safe transportation alternatives. For example, New York State legalized electric bikes and scooters, and New York City accelerated its launch of shared micromobility to the second half of 2021. Top micromobility markets such as Tel Aviv and the San Francisco Bay Area are expanding their third lane infrastructure to increase capacity for two-wheeled vehicles.

As a distinct benefit to secular tailwinds, fixed cost reductions resulting from our shift in operating model have facilitated expansion into markets with less than 500,000 residents (“long-tail” markets), and as such have expanded our market opportunity. We estimate that long-tail markets represent $8.9 billion in near-term revenue potential, roughly three times the revenue potential of large cities.

Our Offerings

Our offerings can be categorized into Sharing and Product Sales.

Sharing

Our Sharing business, Bird’s core offering since 2017, provides riders with on-demand access to Bird vehicles through the Bird App.

Locate	Unlock	Ride	Park

Users can download the Bird App on both Android and iOS smartphone platforms and become an eligible Bird rider following a brief onboarding process. This process requires users to confirm their age, follow a vehicle operation tutorial, and acknowledge safety guidance and local regulations before their first ride. Once completed, eligible riders can use the Bird App to locate nearby vehicles. Riders also have the ability to reserve an available Bird vehicle up to 30 minutes in advance. When they are ready for their trip, riders can unlock a Bird using a smartphone to scan the QR code on the vehicle or by manually entering the vehicle identification code located on each vehicle. For riders without access to a smartphone, they can text Bird directly to begin a ride.

Bird generates revenue in the form of ride fees from each trip taken. For a single ride, riders pay a standard unlock fee in addition to a per-minute price for each minute the vehicle is unlocked. Payment is processed in-app after the rider confirms parking compliance.

Since our founding, we have facilitated over 100 million trips on Bird vehicles through our Sharing business. In the last year alone, nearly four million new riders registered to use our vehicles.

To scale our mission, we offer a white labeled version of our products and technology also known as Bird Platform. Bird Platform partners purchase and hold title to fleets of Bird-designed vehicles to operate in their local markets.

For the first half of 2021 and full year 2020, 91% and 85%, respectively, of our total revenue was generated from our Sharing business.

Product Sales

In addition to our Sharing business, we offer consumers the opportunity to purchase Bird vehicles for personal use through the Bird website and in select retail stores.

Bird’s Product Sales business makes environmentally conscious transportation accessible to a broader population and expands our reach to markets where we do not currently operate shared fleets. Our Product Sales customers are essential brand ambassadors and, even more so, a vital part in championing a new global micromobility paradigm.

In 2019, we launched our first vehicle available for retail purchase, the Bird One. Since then, we have sold over 100,000 units of our vehicles to retail customers. We also recognize sales of Bird-designed vehicles to Bird Platform partners as Product Sales.

Operating Model Evolution

In-market operations for our Sharing business are either managed In-House or with the support of a network of local logistics providers known as Fleet Managers.

In-House

Prior to the global pandemic, we operated all of our fleets via in-house teams. This legacy operating model relied on Bird employees and contingent workers to manage certain day-to-day tasks and responsibilities related to maintaining our vehicles with support from independent contractors for certain ancillary tasks. Prior to the second quarter of 2020, substantially all of our in-market operations were conducted via the In-House operating model. After temporarily pausing operations at the onset of COVID-19, we rapidly shifted to the Fleet Manager operating model as a way to provide safe and socially distanced operations. As of June 30, 2021, 93% of our in-market operations, excluding Bird Platform, were supported by Fleet Managers.

Fleet Manager

The Fleet Manager operating model aims to provide economic advancement and small business management opportunities across the globe. Known as Fleet Managers, these entrepreneurs and their businesses typically manage logistics for 100 or more Bird scooters each, driving meaningful scale on a hyper-local level. Unlike our legacy In-House operating model, Fleet Managers are compensated via a revenue sharing model, generating revenue on each Bird vehicle in their fleet. They are responsible for deploying, repairing, relocating, sanitizing, and charging their designated fleet of Bird vehicles. There are no upfront costs required to become a Fleet Manager, and these businesses can generate more revenue than their next best opportunity while incurring limited operating expenses. Our high monthly Fleet Manager retention rates are evidence of this.

STRONG FLEET MANAGER PARTNER RETENTION

Fleet Managers often possess local knowledge and insights that make them uniquely positioned to operate successfully on a block-by-block basis. Through shared knowledge and clear communication between Bird, our Fleet Managers, and cities we operate in, our hyper-localized shared micromobility network provides top-quality service to communities and economic advancement opportunity to our local service providers.

Why Bird Wins

Several core advantages and differentiators have driven and will continue to drive Bird’s extraordinary adoption. These include:

Founder-Led Management Team with a Culture of Innovation

Bird’s founder, Travis VanderZanden, is an experienced entrepreneur and mobility executive. After four years in leadership roles at Uber and Lyft, Travis saw an opportunity to create a solution designed specifically to address congestion and pollution caused by gas-powered private car and ride-hail trips that are five miles or less. Passionate about relieving congestion and reducing air pollution, he set out to create a solution that was fun to use, environmentally friendly, and utilized existing infrastructure. His vision and leadership propel innovation and Bird’s sharp sense of purpose, enabling us to attract top-tier leaders and talent, drive engagement, and power our unprecedented growth. Travis has also fostered a strong culture of innovation in support of the company’s mission.

Category Creator with Advanced Technology and Data Platform

Designed and engineered specifically for shared use, we have equipped our vehicles with features to optimize sustainability, safety, and performance—long-lasting battery, theft protection, and GPS-tracking that allows riders to lock, unlock, and locate our vehicles remotely from their smart devices. In addition to optimizing performance and rider experience, Bird-designed vehicles bolster our unit economics, reducing costs associated with repairs maintenance and extending overall vehicle lifespan, which leads to increased Rides per vehicle.

Like our vehicles, Bird’s software and firmware is purpose-built to enhance user experience for each of our key stakeholders. Bird’s rider apps provide a user-friendly interface, where riders can book, locate, and pay for on-demand rides. We have developed a highly configurable, real-time data platform that our vehicles and applications communicate with, providing real-time data, insights, and resources to ensure our vehicles are both utilized and in compliance with an array of local regulations.

Aligned Incentives in the Mutually Beneficial Fleet Manager Operating Model

We have realized the benefits of economies of learning. With each year of operation and each Ride, we evaluate and improve upon our business model and offerings to ensure we are providing our riders, cities, and other business partners with the best possible experience. One of our key learnings was that we could optimize our service to provide a hyper-localized sharing business for our riders while offering economic opportunity at the local level. These discoveries and aspirations were the genesis of our Fleet Manager program.

Fleet Managers utilize existing tools and resources to manage logistics for the vehicles in their fleet. Fleet Managers make money on each Ride taken on vehicles in their care, creating built-in economic incentives to ensure vehicles are properly maintained, frequently cleaned, and strategically placed to align with local demand.

Strong Year-Round Unit Economics

The aligned operational incentives and revenue share construct of the Fleet Manager program bolster Bird’s leading unit economics and help reduce the impact of seasonality. The Fleet Manager model provides Bird with a means to achieve ride-level profitability even during periods of suppressed demand, all the while providing a positive return to Fleet Managers.

In fact, in the second half of 2020, over 75% of our markets were Ride Profit positive. Many of the cities experiencing negative Ride Profit were asymmetrically impacted by shelter in place restrictions related to COVID-19. See “Management Discussion and Analysis of Financial Condition and Results of Bird—Key Metrics and Non-GAAP Financial Measures” for more information.

Our Growth Strategy

Since first offering shared e-scooters in the fall of 2017, we have launched fleets of engvironmentally conscious vehicles in over 300 cities worldwide. Our riders have taken over 100 million trips on Bird scooters, tens of millions of which would have otherwise been made by car. We intend to build upon our market leadership and grow our business through the following strategies:

Continue to Build on Our Presence in Existing Regions

We will continue to invest in and expand our existing footprint of cities, improve our coverage in these regions in order to help cities meet their climate action goals, and optimize rider experience by providing increased availability and reliability. By expanding our coverage in each location, we believe we will replace more car trips that are five miles or less, attract new riders, grow our market opportunity, increase ride frequency, and improve rider retention with convenient solutions such as our Quick Start feature and integration with other transportation modes, which remove the need for riders to leave our ecosystem. As part of this effort, we expect to continue investing in scaling operations to smaller, long-tail markets and low-income communities in urban areas, both historically underserved by the micromobility industry. We believe that we are more likely to win new city bids within a region where we have demonstrated our ability to provide best-in-class coverage to cross jurisdictional cities. Therefore, we intend to expand into adjacent cities and localities to create a connected and seamless area of coverage for riders within a given region.

Scale to New Regions

We expect to continue expanding our global footprint beyond North America and Europe, entering new and high-growth regions where we see significant long-term market potential with the opportunity to drive greater mode shift and capture new customers or better serve our existing customers. We are able to leverage historical demand data to identify opportunities, both in entering new markets and providing service to underserved areas of competitive markets.

Further Enhance Our Rider Experience

We will continue to improve and expand our services to offer a best-in-class customer experience. Further, we plan to utilize our data and analytics capabilities to proactively manage customer relationships and outcomes via promotional activities, marketing initiatives, and targeted features. Through this ongoing commitment to our riders, we hope to drive rider engagement and retention.

Expand Services and Support for Our Fleet Managers

Fleet Managers are important partners for our business, as they directly help us in our mission to provide localized, environmentally friendly transportation services to communities across the globe. Therefore, we want to create meaningful opportunities for these businesses to grow and succeed. In order to support these initiatives, we plan to continue to invest in tools aimed at improving inventory management, repairs, and fleet load balancing, enabling them to optimize their services. Further, we plan to create opportunities for Fleet Managers to collaborate, cross-pollinate best practices, and foster a sense of community. By empowering Fleet Managers, we enable better performance and in turn boost utilization and access. We believe taking these steps will help Fleet Managers provide industry-leading offerings, all the while bolstering bottom-line results for both parties and improving the rider experience.

Bolster Our Data Platform and Analytics Capabilities

As part of our operations, we work in concert with several key stakeholders, including Fleet Managers, city transit authorities, and Bird Platform partners. To make the management of micromobility programs seamless for all stakeholders, we plan to invest in our city-facing data dashboards and analytics capabilities to drive insights and better inform operating decisions. As part of this initiative, we plan to continue building on our existing capabilities in GPS positioning, sidewalk detection, autonomous braking, and mass transit integration. By improving our ability to collect and learn from these data points, we believe that we will be able to support fleet optimization and offer cities a differentiated value-proposition when choosing to partner with us. Collectively, we believe these outcomes will improve availability for customers, generate revenue for Bird and our Fleet Managers, and improve city-planning and management initiatives.

Invest in New Form Factors

Building on our experience in micromobility hardware design and engineering, we aim to develop new and exciting micro e-vehicles, including our soon-to-be-launched shared e-bikes, the Bird Bike, that will allow us to address existing gaps in our current offerings, better serve multimodal cities, and expand our annual SAM by over $20 billion. In addition to addressing the growing needs of the communities in which we operate, these new form factors will support a range of trip distances and weather conditions, providing our riders with more opportunities to replace car trips. Continued investment in our proprietary designs will improve our offerings and drive a better experience for riders while further increasing the durability and lifespan of our vehicles.

Expand Vehicle Financing Capabilities

Our multi-year track record of vehicle retention and revenue generation from over 100 million global rides allowed us to finance our vehicle purchases with asset-level debt, and in April 2021, we secured a $40 million asset financing credit facility from Apollo Investment Corporation and MidCap Financial Trust (each managed or advised by Apollo Capital Management, L.P. or its affiliates). This asset financing instrument better matches our capital expenditure outflows to seasonal peaks when vehicles generate the most cash and includes a repayment mechanism directly tied to revenue generation. While the existing $40 million facility is intended to be a pilot, supporting a portion of our U.S. fleet, we are hopeful this will be a path to a larger facility to finance the bulk of our global capital expenditures in 2022 and beyond. Moreover, this facility further improves equity returns without the restrictive covenants of a traditional credit facility and directly supports our growth ambitions.

Our Applications

Bird’s software applications are purpose-built for our Fleet Managers, riders, and city partners. We are dedicated to providing best-in-class resources and tools for all stakeholders and enabling a seamless experience. Our core software applications are as follows:

Riders

Our intuitive mobile application allows riders to seamlessly locate, reserve, unlock, and pay for a ride on one of our vehicles. With its built-in map, users have real-time insight into the vehicle inventory nearby. To start a trip, riders simply scan the vehicle’s QR code using our mobile app and hit the throttle to start cruising past traffic. Once they arrive at their destination or are ready to end their trip, riders use the app to take a photo of the parked vehicle to confirm it is parked properly. Through the app, riders have visibility into local operational areas and will receive alerts if they attempt to ride a vehicle out of the permitted zones.

In 2020, we were rated the #1 micromobility app in the world based on global App Store rankings. Our team has been listening to and learning from our riders around the world, inspiring the development of several exciting initiatives, including free unlock promotions, subscription ride passes, and our Frequent Flyer Loyalty Program.

By adding new pricing plans based on rider needs and making them available in cities worldwide, we are able to extend the reach and long-term benefits of micromobility to millions of additional people around the world. Riders can use our mobile app to view pricing and see which plans are available to them.

In a similar vein, to encourage and reward our riders, we are piloting the Bird Frequent Flyer Program in select markets. Depending on frequency of use, Frequent Flyers will be eligible to earn certain perks, including discounted rides, priority support, and more.

Fleet Managers

The success of Bird’s Fleet Managers is closely linked to our own. That is why we provide each Fleet Manager with access to a Fleet Manager Dashboard, a suite of tools and information designed to support compliant operations while also providing crucial data and insights to help optimize performance of fleet services. Through a customized interface, Fleet Managers can easily locate vehicles in their fleet, track status and battery levels, and identify issues.

Cities

Bird partners with cities across the globe to develop programs that maximize the positive impact of micromobility while helping drive progress on localized climate action plans and Vision Zero goals. We work with cities to ensure they have the tools to access and analyze data they need, while implementing robust technical security and data management policies. Our City App dashboards provide a tailored view of Bird data, customized to each city’s needs. Our in-depth API allows cities to analyze trends and measure the impact of micromobility, all while identifying issues and improving infrastructure within communities.

Competition

The shared micromobility industry is relatively nascent and highly competitive. As a pioneer in the shared micromobility space, we compete with personal cars, ride-hail services, and other modes of transportation for trips under five miles point to point. In fact, we found that more than half of Bird rides replace higher-emission modes of transportation. We hope to continue to shift the transportation paradigm, replace these high-emission modes, and make our cities more livable.

In the shared micromobility industry, we face competition from companies who may have longer operating histories in related industries, greater brand recognition, or more substantial financial or marketing resources, as well as potential future entrants. In our Sharing business, we face competition from other companies in the electric scooter and bike sharing market, the broader ridesharing market, and private car trips (e.g., Lime, Uber, and Lyft). Our Product Sales business competes with companies that produce and sell electric scooters and bikes, as well as companies that produce and sell other vehicle modalities (e.g., Razor and Segway). Additionally, our consumer business may compete with shared, rental, and on-demand transit options based on consumer choice between self-owned and shared transit options.

We believe we are well-positioned to effectively compete with such companies due to (i) our superior rider experience, which solves many of the traditional mobility pain points, (ii) our large, growing, and highly engaged user base, (iii) aligned incentives in the mutually beneficial Fleet Manager model, (iv) our advanced technology and data platform, (v) our dedicated focus and commitment to ESG initiatives, such as through our becoming a signatory to the United National Global Compact, and (vi) our founder-led, visionary management team.

For a discussion of risks relating to competition, see the section titled “Risk Factors — Risks Related to Bird — Risks Related to Bird’s Business and Industry — The markets in which we operate are highly competitive, and competition represents an ongoing threat to the growth and success of our business.”

Our Vehicles

Sharing Vehicles

Bird vehicles benefit from our vehicle engineering team’s unique experience as the innovators of the shared micromobility industry. Many of the custom features in Bird-designed vehicles were built to respond to challenges unique to the shared micromobility industry and the needs of our city partners. For example, the Bird Two features waterproof, high-capacity structural batteries, automotive-grade connectors, and custom, self-sealing pneumatic tires to ensure these vehicles are able to hold up to the widest possible range of weather and roadway conditions. Our vehicles are compact in size and come equipped with a dual-sided kickstand designed to prevent the scooter from tipping over.

Our vehicles are speed-limited to ensure safety, operability, and compliance with local bike lane regulations. For special zoning and speed limit requirements, we work with cities to ensure our hardware and software are in compliance with specific local regulations.

Our global fleet of Bird-designed vehicles is comprised of 6% Bird Three, 30% Bird Two, 46% Bird One, and 18% Bird Zero.

Shared e-scooters

Note: Bird Zero, Bird One, and Bird Two vehicle half-life implied based on usage-based depreciation methodology employed in audited GAAP financials; Bird Three estimated vehicle half-life implied based on equivalent methodology as prior vehicle models.

Shared e-bike

Retail Vehicles

In partnership with a global network of distributors, we are able to offer Bird scooters to millions of customers who have yet to experience the benefits of micromobility. These offerings include:

Bird Air

Bird’s most recent product, the Bird Air, holds more than 30 U.S. and international safety certifications. The vehicle features a “stow and go” vehicle design, aircraft-grade aluminum framing, self-sealing pneumatic tires, and enhanced front and rear lighting, making it both comfortable to ride and rugged enough to stand up to the demands of everyday use. The vehicle has a range of up to 16 miles, comes equipped with Bluetooth connectivity and advanced technology, and sells at a retail price of $599.

Birdie

We launched the Birdie in 2019 in response to demand for a non-electric scooter designed for kids. This three-wheeled scooter is designed for children ages three and up and retails for $129. Birdies have specifically designed features for children, including no slip grip, a safety stop button, three wheels for increased stability, and a height-adjustable T-bar.

Bird One

In 2019, the Bird One became the first Bird-designed vehicle available for purchase and personal ownership and the first Product Sales offering. Designed and engineered for frequent use, the Bird One features an extended battery life, enabling riders to travel up to 25 miles on a single charge, and comes in three unique colors. The Bird One is sold in select retailers and on the Bird website for a retail price of $1,299.

Research and Development Process

Bird’s vehicle design and development process draws on the combined aerospace and automotive experience of our R&D team. Based in Culver City, California, our R&D team is laser-focused on designing and engineering superior micromobility vehicles for both shared and retail use. Our R&D process places outsized emphasis on validation, from concept to final product, and rigorously tests each component. Specifically, Bird has created a 250-step design validation process that ensures our vehicles are durable enough to withstand impact sustained from shared operations while maintaining their sleek, lightweight designs. We continue to build on our learnings from previous Bird-designed vehicles to enhance safety features, improve battery efficiency, and extend the half-life of each new model.

Marketing and Brand

The trust and recognition of the Bird brand plays an important role in our success. Our brand and marketing efforts use a multichannel approach, including in-house content production and distribution (visual and editorial), Search Engine Optimization (SEO), social media and email, paid advertising, in-person events, virtual workshops, earned media, and retail and core platform business partnerships. We target our marketing and brand campaigns to our key audience types, including (i) acquisition, retention, and education campaigns for riders and (ii) policy-focused campaigns and partnerships for cities. We prioritize efficient, low-cost, and high-output growth strategies.

Our Values and People

Our values have been crafted to help us cultivate a workplace that is open and inclusive, an ambition that is insatiable, a culture that is mission-driven, and a company that is responsibly revolutionizing electric transportation around the world:

•	Community Focused. We care deeply about the people and cities we serve. Every day, we strive to be good citizens in our work communities, our home communities, and beyond.

•	Inclusive. We always seek the missing perspective. We embrace new ideas and are open and sensitive to different points of view to arrive at the best solutions and build the strongest team.

•	Efficient. We are obsessed with doing things intelligently, in a streamlined fashion that always takes time and money into consideration. We always look to do the most with what we have.

•	Entrepreneurial. We celebrate innovation and learn quickly from failure. Every day, we think about how to ideate and iterate efficiently in our work.

•

Impact Oriented. We are focused on results, work hard to achieve our mission, and inspire others to do the same. We always figure out how to get things done and approach each day with the goal of making the biggest impact we can.

Intellectual Property

We believe that our intellectual property rights are valuable and important to our business. We rely on trademarks, service marks, patents, copyrights, domain names, trade secrets, license agreements, intellectual property assignment agreements, confidentiality procedures, non-disclosure agreements, and employee non-disclosure and invention assignment agreements to establish and protect our proprietary rights. We further attempt to control the use of our proprietary technology and intellectual property through provisions in both our general and product-specific terms of use on our mobile application and website. Though we rely in part upon these legal and contractual protections, we believe factors such as the skills and ingenuity of our employees and the functionality of and frequent enhancements to our solutions are larger contributors to our success in the marketplace.

We have invested in a patent program to identify and protect a portion of our strategic intellectual property in vehicle sharing, telecommunications, networking, and other technologies relevant to our business. As of June 30, 2021, we held five issued U.S. patents and had six U.S. patent applications pending. We also held two issued patents in foreign jurisdictions and had one application pending in foreign jurisdictions. We review our development efforts to assess the existence and patentability of new intellectual property.

We have an ongoing trademark and service mark registration program pursuant to which we register our brand name and logos in the United States and other countries to the extent we determine appropriate and cost-effective. As of June 30, 2021, we held six registered trademarks in the United States, and also held 52 registered trademarks in foreign jurisdictions. We also have common law rights in some trademarks in certain jurisdictions. In addition, we have registered domain names for websites that we use in our business, such as www.bird.co and other variations.

We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. Despite our efforts to protect our intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged. See “Risk Factors — Risks Related to Bird — Risks Related to Bird’s Intellectual Property and Technology — We may be parties to intellectual property rights claims and other litigation that are expensive to support, and if resolved adversely, could have a significant impact on us and our stockholders” and “Risk Factors — Risks Related to Bird — Risks Related to Bird’s Intellectual Property and Technology — If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.”

Government Regulation

We are subject to a wide variety of laws and regulations in the United States and other jurisdictions. These laws, regulations, and standards govern various items directly or indirectly related to our business, such as vehicle sharing, worker classification, labor and employment, anti-discrimination, service payments, gift cards, whistleblowing and worker confidentiality obligations, product liability, vehicle defects, vehicle maintenance and repairs, personal injury, rider text messaging, subscription services, intellectual property, consumer protection, taxation, privacy, data security, competition, unionizing and collective action, arbitration agreements and class action waiver provisions, terms of service, mobile application accessibility, insurance, money transmittal, and environmental health and safety. They are often complex and subject to varying interpretations, in many cases due to their lack of specificity. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies.

The micromobility industry and our business model are relatively nascent and rapidly evolving. New laws and regulations continue to be adopted, implemented, interpreted, and iterated upon in response to our growing industry and associated technology. As we expand our business into new markets or introduce new offerings into existing markets, regulatory bodies or courts may claim that (i) we or users on our platform are subject to additional requirements, (ii) we are prohibited from conducting our business in certain jurisdictions, or (iii) users on our platform are prohibited from using our platform, either generally or with respect to certain offerings. Certain jurisdictions and governmental entities require us to obtain permits, pay fees, or comply with certain reporting and other requirements to provide our core ride solutions. These jurisdictions and governmental entities may do a number of things that inhibit our operations, including reject our permit applications, revoke our existing permits, deny permit renewals, delay permissions, increase fees, charge new fees, or impose fines and penalties—including as a result of errors in, or failures to comply with, reporting or other requirements related to our product offerings.

Recent financial, political, or other events may increase the level of regulatory scrutiny on larger companies—technology companies in general—and companies engaged in dealings with independent contractors. Regulatory bodies may enact new laws or promulgate new regulations that are adverse to our business. Or, due to changes in our operations, structure, or partner relationships as a result of changes in the market or otherwise, they may view matters or interpret laws and regulations differently than they have in the past or in a manner adverse to our business. Such regulatory scrutiny or action may create different or conflicting obligations from one jurisdiction to another. Additionally, from time to time, we invest resources in an effort to influence or challenge legislation and other regulatory matters pertinent to our operations, particularly those related to the micromobility industry.

We have been subject to intense regulatory pressure from state and municipal regulatory authorities across the United States and in foreign jurisdictions, and a number of them have imposed limitations on or attempted to ban vehicle sharing. Other jurisdictions in which we currently operate or may want to operate could follow suit. We could also face similar regulatory restrictions from foreign regulators as we expand operations internationally, particularly in areas where we face competition from local incumbents.

Our products and operations may also be subject to various environmental, health, and safety regulations, including (but not limited to) those regarding land use, product safety, and waste management. For example, we are subject to environmental laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws regulate the generation, storage, treatment, transportation, and disposal of solid and hazardous waste, and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. For instance, CERCLA and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include current and prior owners or operators of the site where the release of the hazardous substance occurred as well as companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. CERCLA also authorizes the U.S. Environmental Protection Agency and, in some instances, third parties to act in response to threats to the public health or the environment and seek to recover costs incurred from the responsible classes of persons. In the course of ordinary operations, we, through third parties and contractors, may handle hazardous substances within the meaning of CERCLA and similar state statutes and, as a result, may be jointly and severally liable for all or part of the costs required to clean up sites as which these hazardous substances have been released into the environment.

We may also be subject to the Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes for the generation or disposal of solid wastes, which may include hazardous wastes. RCRA regulates both solid and hazardous wastes, but, in particular, imposes strict requirements on the generation, storage, treatment, transportation, and disposal of hazardous wastes. Provided that certain requirements are met, certain components of our charging stations may be excluded from RCRA’s hazardous waste regulations; however, if these components do not meet all established requirements for the exclusion to apply, or if the requirements for the exclusion change, we may be required to treat such products as hazardous waste that are subject to more rigorous and costly disposal requirements. Similarly, in Europe, the Waste from Electrical and Electronic Equipment (“WEEE”) Directive requires certain entities, such as Bird, to finance the collection and recycling of WEEE at product end-of-life. The WEEE Directive also sets registration requirements, collection and recycling targets, and other requirements. Compliance with the WEEE Directive may require substantial resources, and failure to comply may result in various penalties, including, but not limited to, fines or removal of our products from the market. Any changes in such laws or regulations, or any changes in our ability to qualify the materials used for exclusions under such laws and regulations, could adversely affect our business performance or results of operations.

Separately, as part of Bird’s mission, we aim to be an environmentally friendly company. We advertise the sustainability of our operations and purchase various carbon offsets and renewable energy certificates (“RECs”) in different regions of the world to improve our operations’ sustainability profile. Our claims based on the use of such offsets and RECs are governed by various regulations, such as the FTC Green Guides. Additionally, various jurisdictions where we operate have adopted, or are considering adopting, more stringent regulations regarding the characterization of various products or activities as “sustainable,” “climate-friendly,” or otherwise. There is no guarantee that the programs we currently rely on will be allowed under such regulations, and any such differences may require us to spend significant time and resources to align our operations. If we do not, we may no longer be able to market our products or operations as sustainable, which could impact our reputation or otherwise negatively affect our operations.

Certain of our products are also regulated by the U.S. Consumer Product Safety Commission (the “CPSC”) pursuant to various federal laws. The CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities, and other countries in which we sell our products.

Additionally, because we receive, use, transmit, disclose, and store personally identifiable information and other data relating to users on our platform, we are subject to numerous local, municipal, state, federal, and international laws and regulations that address privacy, data protection, and the collection, storing, sharing, use, transfer, disclosure, and protection of certain types of data. Such regulations include the Controlling the Assault of Non-Solicited Pornography and Marketing Act, Canada’s Anti-Spam Law, the Telephone Consumer Protection Act of 1991, the U.S. Federal Health Insurance Portability and Accountability Act of 1996, Section 5(a) of the Federal Trade Commission Act, the GDPR, and the CCPA.

For additional information about the laws and regulations we are subject to and the risks to our business associated with such laws and regulations, see the section entitled “Risk Factors — Risks Related to Bird — Risks Related to Laws and Regulations.”

Our Facilities

Bird is a remote-first company. In the second quarter of 2020, in an effort to mitigate the impact of the COVID-19 pandemic and preserve capital, we made the shift to remote-first work. Despite this transition, we continue to lease space in Southern California for our R&D center and warehouse facility. We lease or license additional commercial and industrial facilities in the United States and Europe for use as service and distribution centers in certain markets. We continue to invest in our current locations as necessary and we believe that our properties, taken as a whole, are in good operating condition and are suitable and adequate for our current business operations, and that additional or alternative space will be available on commercially reasonable terms for future use and expansion.

Legal Proceedings

We are from time to time subject to legal proceedings, claims, administrative actions, government investigations, and other legal and regulatory proceedings in the ordinary course of business, including employment-related, products liability, and personal injury claims. For example, we are now subject to, and defending, consolidated proceedings alleging that individuals who previously provided services as mechanics and chargers were misclassified as independent contractors in violation of the California Labor Code and wage laws. The costs associated with an adverse outcome in that litigation, or in defending, settling, or resolving those proceedings, may have a material adverse effect on our business, results of operations, or financial condition. We do not believe that any other legal proceedings, claims, administrative actions, government investigations, or other legal and regulatory proceedings to which we are currently a party are material, or that the outcome of any such actions could, in management’s judgment and based on information currently available, have a material adverse effect on our business, results of operations, or financial condition. Regardless of final outcomes, however, any such legal proceedings, claims, administrative actions, government investigations, or other legal and regulatory proceedings may nonetheless impose a significant burden on management and employees and may come with costly defense costs or unfavorable preliminary and interim rulings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SWITCHBACK

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Switchback included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Switchback.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On January 12, 2021 (the “IPO Closing Date”), we completed our Initial Public Offering of 31,625,000 Switchback Units, including 4,125,000 Switchback Units that were issued pursuant to the underwriter’s exercise of its over-allotment option in full. The Switchback Units were sold at a price of $10.00 per unit, generating gross proceeds to us of approximately $316.3 million. We incurred offering costs of approximately $18.0 million, inclusive of approximately $11.1 million in deferred underwriting commissions.

On January 12, 2021, simultaneously with the consummation of the Initial Public Offering, we completed the private sale (the “Private Placement”) of 5,550,000 private placement warrants at a purchase price of $1.50 per warrant to our Sponsor generating gross proceeds to us of approximately $8.3 million.

Approximately $316.3 million of the net proceeds from the Initial Public Offering and the Private Placement has been deposited in the Trust Account. The proceeds in the Trust Account may be invested in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

If we are unable to complete an Initial Business Combination by the Combination Period (or such later time as our shareholders may approve in accordance with the Existing Organizational Documents), we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Switchback Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Proposed Business Combination

Business Combination Agreement

On May 11, 2021, we entered into the Business Combination Agreement with Merger Sub, Bird Holdings and Bird, pursuant to which the Business Combination will be effected in two steps: (a) on the Domestication

Closing Date, Switchback will reincorporate to the State of Delaware by merging with and into Bird Holdings, with Bird Holdings surviving the Domestication Merger as a publicly traded entity and becoming the sole owner of Merger Sub, and (b) on the Acquisition Closing Date, Merger Sub will merge with and into Bird, with Bird surviving the Acquisition Merger as a wholly owned subsidiary of New Bird.

The consummation of the Business Combination is subject to the approval of our shareholders and the satisfaction of other customary closing conditions, and the transactions are expected to be completed in third calendar quarter of 2021.

Stockholder Support Agreement

Bird has delivered to Switchback the Support Agreement, pursuant to which, among other things, the Written Consent Parties, whose ownership interests collectively represent the outstanding Bird Common Stock and Bird Preferred Stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Bird, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the Written Consent within 48 hours of the Registration Statement becoming effective. The Support Agreement will terminate upon the earlier to occur of: (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement in accordance with its terms and (c) the effective date of a written agreement of Switchback, Bird and the Written Consent Parties terminating the Support Agreement.

A&R Registration Rights Agreement

In connection with the Acquisition Closing, the IPO Registration Rights Agreement will be amended and restated, and New Bird and the Registration Rights Holders will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, New Bird will agree that, within 20 business days after the consummation of the Business Combination, New Bird will file with the SEC (at New Bird’s sole cost and expense) the Resale Registration Statement, and New Bird will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings and certain of the New Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand up to four block trades within any 12-month period and will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by New Bird if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Switchback Founders Shares Letter

In connection with the execution of the Business Combination Agreement, the initial shareholders entered into the Switchback Founders Shares Letter with Switchback and Bird pursuant to which, among other things, the initial shareholders agreed to (a) effective upon the Acquisition Closing, waive the anti-dilution rights set forth in Article 17.3 of the Existing Organizational Documents, (b) comply with the non-solicitation provisions in the Business Combination Agreement and (c) vote all Class B Ordinary Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Business Combination.

Amendment to the IPO Letter Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and certain officers and directors of Switchback entered into the Letter Agreement Amendment pursuant to which, among other things, the parties have agreed, effective upon the Acquisition Closing, to subject an aggregate of 1,976,563 Switchback Founder Earn Back Shares (including any New Bird Class B Common Stock issued in exchange therefor in the Domestication Merger) held by them (on a pro rata basis) to potential forfeiture, of which (a) 988,281 Switchback Founder Earn Back Shares will no longer be subject to potential forfeiture if the average reported last sale price of one share of New Bird Class A Common Stock quoted on the NYSE (or the exchange on which the shares of New Bird Class A Common Stock are then listed) is greater than or equal to $12.50 for any ten trading days within any 20 consecutive trading day period within the Earnout Period and (b) 988,281 Switchback Founder Earn Back Shares will no longer be subject to potential forfeiture if the average reported last sale price of one share of New Bird Class A Common Stock quoted on the NYSE (or the exchange on which the shares of New Bird Class A Common Stock are then listed) is greater than or equal to $15.00 for any ten trading days within any 20 consecutive trading day period within the Earnout Period.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on May 11, 2021, Switchback entered into separate Subscription Agreements with each of the New PIPE Investors, pursuant to which the New PIPE Investors agreed to purchase, and Switchback agreed that New Bird will sell to the New PIPE Investors, an aggregate of 16,000,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $160.0 million in the PIPE Financing.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Acquisition Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by the post-combination company following the Acquisition Closing.

Pursuant to the Subscription Agreements, Switchback agreed that, within 15 business days after the consummation of the Business Combination, New Bird will file with the SEC (at New Bird’s sole cost and expense) the PIPE Resale Registration Statement, and New Bird will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) 60 calendar days (or 90 calendar days if the SEC notifies New Bird that it will review the PIPE Resale Registration Statement) following the Acquisition Closing and (b) the tenth business day after the SEC notifies New Bird that the PIPE Resale Registration Statement will not be reviewed or will not be subject to further review.

Results of Operations

Our only activities from October 7, 2020 (inception) through December 31, 2020 were related to our formation and the Initial Public Offering, and, since the IPO Closing Date, our activity has been limited to the search for a prospective Initial Business Combination. We will not generate any operating revenues until the completion of our Initial Business Combination, at the earliest.

For the period from October 7, 2020 (inception) through December 31, 2020, we had a net loss of approximately $35,000, which consisted entirely of general and administrative expenses.

For the three months ended June 30, 2021, we had a net income of approximately $5.9 million, which consisted of approximately $6.8 million in non-operating gain from the change in fair value of derivative warrant liabilities, and approximately $7,000 in net gain from investments in the Trust Account, partially offset by $827,000 in general and administrative expenses, and $60,000 in administrative expenses – related party.

For the six months ended June 30, 2021, we had a net loss of approximately $2.0 million, which consisted of approximately $1.1 million in general and administrative expenses, approximately $113,000 in administrative expenses – related party, approximately $1.2 million in loss upon issuance of private placement warrants, and approximately $567,000 in offering costs – derivative warrant liabilities, partially offset by approximately $957,000 in non-operating gain from change in fair value of derivative warrant liabilities, and approximately $14,000 in net gain from investments held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2020, we had no cash and a working capital deficit of approximately $323,000. As of June 30, 2021, we had approximately $236,000 in our operating account and working capital of approximately $463,000.

Our liquidity needs up to June 30, 2021 have been satisfied through a payment of $25,000 of expenses on our behalf by our Sponsor in exchange for the issuance of the Switchback Founder Shares, and the loan of approximately $300,000 from our Sponsor pursuant to an unsecured promissory note (the “Note”), of which approximately $75,000 was outstanding as of December 31, 2020. We fully repaid the Note on January 12, 2021. In addition, in order to finance transaction costs in connection with an Initial Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, loan Switchback funds as may be required (the “Working Capital Loans”). As of June 30, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, Switchback’s management believes that Switchback will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of Switchback’s officers and directors to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. Over this time period, these funds will be used for existing accounts payable, identifying, evaluating and performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.

Switchback’s management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have an effect on Switchback’s financial position, results of its operations, search for a target company, and/or ability to close the Business Combination, the specific impact is not readily determinable as of the date of the balance sheet. The audited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Related Party Transactions

Switchback Founder Shares

In October 8, 2020, 7,906,250 Switchback Founder Shares were issued to our Sponsor in exchange for the payment of $25,000 of expenses on our behalf. On October 27, 2020, our Sponsor surrendered an aggregate of 718,750 Class B Ordinary Shares to us at no cost. In January 2021, we effected a share capitalization with respect to the Class B Ordinary Shares of 718,750 shares thereof, resulting in our Sponsor holding an aggregate of 7,906,250 Switchback Founder Shares. In connection with the Initial Public Offering, our Sponsor transferred 40,000 Switchback Founder Shares to each of Ray Kubis and Precious Williams Owodunni. The Switchback Founder Shares are identical to the Class A Ordinary Shares included in the Switchback Units sold in the Initial Public Offering except that the Switchback Founder Shares are Class B Ordinary Shares which automatically convert into Class A Ordinary Shares at the time of the Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below.

The holders of the Switchback Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Switchback Founder Shares until the earlier to occur of: (a) one year after the completion of the Initial Business Combination and (b) subsequent to the Initial Business Combination, (i) if the last reported sale price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Initial Business Combination, or (ii) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Pursuant to the terms of the Letter Agreement Amendment, the Switchback Founder Shares (which will be converted into shares of New Bird Class B Common Stock at the Domestication Merger Effective Time and such New Bird Class B Common Stock will be converted into shares of New Bird Class A Common Stock at the Acquisition Merger Effective Time) may not be transferred until the date that is 180 days following the Acquisition Closing Date. Notwithstanding the foregoing, if (a) at least 120 days have elapsed since the Acquisition Closing Date and (b) the Founder Shares Lock-Up Period is scheduled to end during a Blackout Period or within five trading days prior to a Blackout Period, the Founder Shares Lock-Up Period will end ten trading days prior to the commencement of the Blackout Period.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, we completed the Private Placement of the private placement warrants to our Sponsor, generating gross proceeds to us of approximately $8.3 million. Each private placement warrant is exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.

Our Sponsor and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On October 8, 2020, our Sponsor agreed to loan us funds to cover expenses related to the Initial Public Offering pursuant to the Note. The Note was non-interest bearing and payable on the earlier of 180 days and the closing of the Initial Public Offering. Switchback borrowed approximately $75,000 under the Note and repaid the Note in full on January 12, 2021.

During the six months ended June 30, 2021, our Sponsor advanced approximately $340,000 to us to fund general administrative expenses.

Administrative Services Agreement

Pursuant to an Administrative Services Agreement between us and our Sponsor, dated January 7, 2021 (the “Administrative Services Agreement”), we agreed to pay our Sponsor a total of $20,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Initial Business Combination or our liquidation, the agreement will terminate. For the three months and six months ended June 30, 2021, we incurred approximately $60,000 and $113,000 for such services and the outstanding balance under the Administrative Services Agreement as of June 30, 2021 is approximately $53,000.

Critical Accounting Policies

Class A Ordinary Shares Subject to Possible Redemption

We account for our Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. Our Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, 28,227,952 and no Class A Ordinary Shares subject to possible redemption, respectively, are presented as temporary equity outside of the shareholders’ equity section of our balance sheet.

Net Income (Loss) Per Ordinary Share

Our unaudited condensed consolidated statements of operations include a presentation of net income (loss) per share for Class A Ordinary Shares in a manner similar to the two-class method of net income (loss) per ordinary share. Net income (loss) per Ordinary Share, basic and diluted for Class A Ordinary Shares are calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A Ordinary Shares outstanding for the periods. Net income (loss) per Ordinary Share, basic and diluted for Class B Ordinary Shares is calculated by dividing the net income (loss), adjusted for income attributable to Class A Ordinary Shares, by the weighted average number of Class B Ordinary Shares outstanding for the periods. Class B ordinary shares include the Switchback Founder Shares as these ordinary shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the private placement warrants since the exercise price of the warrants is in excess of the average ordinary share price for the period and therefore the inclusion of such warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Class A ordinary shares
Numerator: Income allocable to Class A ordinary shares
Income from investments held in Trust Account	$6,831	$14,161
Less: Company’s portion available to be withdrawn to pay taxes

Net income attributable to Class A ordinary shares	$6,831	$14,161

Denominator: Weighted average Class A ordinary shares
Basic and diluted weighted average shares outstanding, Class A ordinary shares	31,625,000	31,625,000

Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.00

Class B ordinary shares
Numerator: Net income (loss) minus net income attributable to Class A ordinary shares
Net income (loss)	$5,934,768	$(2,041,191)
Net income attributable to Class A ordinary shares	6,831	14,161

Net income (loss) attributable to Class B ordinary shares	$5,927,937	$(2,055,352)

Denominator: Weighted average Class B ordinary shares
Basic and diluted weighted average shares outstanding, Class B ordinary shares	7,906,250	7,843,577

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.75	$(0.26)

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The 6,325,000 public warrants issued in connection with the Initial Public Offering and the 5,550,000 private placement warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the carrying value of the instruments to fair value at each reporting period until they are exercised. The initial fair value of the public warrants and private placement warrants issued in connection with the Initial Public Offering were estimated using a Black-Scholes option pricing model. The fair value of the public warrants as of June 30, 2021 is based on observable listed prices for such warrants. The fair value of the private placement warrants as of June 30, 2021 is determined using a Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. We adopted ASU 2020-06 on January 1, 2021 using the modified retrospective method for transition. Adoption of the ASU did not impact our financial position, results of operations or cash flows.

Our management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of June 30, 2021 and December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

Registration Rights

The holders of the Switchback Founder Shares, private placement warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Switchback Founder Shares) are entitled to registration rights pursuant to the IPO Registration Rights Agreement. The holders of these securities, having a value of at least $25 million in the aggregate, are entitled to make up to three demands that we offer such securities in an underwritten offering. In addition, the holders have certain “piggy-back” registration rights with respect to certain underwritten offerings we may conduct. We will bear the expenses incurred in connection with registering these securities.

Underwriting Agreement

We granted the underwriter in our Initial Public Offering a 45-day option from the date of the final prospectus for our Initial Public Offering to purchase up to 4,125,000 additional Switchback Units at the Initial Public Offering price less the underwriting discounts and commissions. On January 8, 2021, the underwriter fully exercised its over-allotment option.

The underwriter was entitled to an underwriting discount of $0.20 per unit, or approximately $6.3 million in the aggregate, paid upon the closing of our Initial Public Offering. In addition, $0.35 per unit, or approximately $11.1 million in the aggregate, will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete an Initial Business Combination, subject to the terms of our underwriting agreement.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our audited condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (a) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the JOBS Act, (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (c) comply with any requirement that may be adopted by the Public Company Accounting and Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the audited condensed financial statements (auditor discussion and analysis) and (d) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the IPO Closing Date or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT SWITCHBACK

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to Switchback.

Overview

Switchback is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On October 7, 2020, our Sponsor purchased 7,906,250 Class B ordinary shares for $25,000, or approximately $0.003 per share. On October 27, 2020, our Sponsor returned to us at no cost an aggregate of 718,750 Class B ordinary shares. In January 2021, we effected a share capitalization with respect to 718,750 shares thereof, resulting in our Sponsor holding an aggregate of 7,906,250 Switchback Founder Shares. In connection with the Initial Public Offering, our Sponsor transferred an aggregate of 80,000 Switchback Founder Shares to two of our independent directors at their original purchase price.

On January 12, 2021, Switchback completed its Initial Public Offering of 31,625,000 Switchback Units, including 4,125,000 Switchback Units that were issued pursuant to the underwriter’s exercise of its over-allotment option in full. The Switchback Units were sold at a price of $10.00 per unit, generating gross proceeds to us of approximately $316.3 million. Switchback incurred offering costs of approximately $18.0 million, inclusive of approximately $11.1 million in deferred underwriting commissions.

On January 12, 2021, simultaneously with the closing of the Initial Public Offering, Switchback completed the private sale of 5,550,000 private placement warrants at a purchase price of $1.50 per warrant to our Sponsor, generating gross proceeds to Switchback of approximately $8.3 million. Each private placement warrant entitles the holder to purchase one Class A Ordinary Share at $11.50 per share, subject to adjustment. The private placement warrants (including the Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our Initial Business Combination.

Approximately $316.3 million of the net proceeds from the Initial Public Offering and the sale of the private placement warrants has been deposited in the Trust Account established for the benefit of the public shareholders. The net proceeds held in the Trust Account includes approximately $11.1 of deferred underwriting discounts and commissions that will be released to the underwriter of the Initial Public Offering upon completion of our Initial Business Combination. Of the gross proceeds from the Initial Public Offering and the sale of the private placement warrants that were not deposited in the Trust Account, $6.3 million was used to pay underwriting discounts and commissions in the Initial Public Offering, $82,000 was used to repay loans and advances from our Sponsor, and the balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.

The Switchback Founder Shares that we issued prior to the Initial Public Offering will automatically convert into Class A Ordinary Shares at the time of the Business Combination on a one-for-one basis. In connection with the execution of the Business Combination Agreement, the initial stockholders entered into the Switchback Founders Shares Letter with Switchback pursuant to which, among other things, the initial stockholders will vote all the Switchback Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Business Combination.

Switchback intends to effectuate the Business Combination using cash from the proceeds of its Initial Public Offering, the sale of the private placement warrants and from additional issuances, if any, of shares, debt or a combination of shares and debt. However, Switchback cannot assure you that it will be able to complete the Business Combination.

Initial Business Combination

The NYSE rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to Switchback’s management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).

Redemption Rights for Holders of Public Shares

We are providing our public shareholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our taxes, divided by the number of then-outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of June 30, 2021, the amount in the Trust Account, including interest not previously released to us to pay our taxes, is $10.00 per share. Our Sponsor, officers and directors have agreed, in connection with our IPO and as an inducement for us and the underwriter to proceed with our IPO, to waive their redemption rights with respect to the Switchback Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination. The Switchback Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price applicable to public shares that are redeemed.

Submission of Initial Business Combination to a Shareholder Vote

The extraordinary general meeting to which this proxy statement/prospectus relates is being held to solicit your approval of, among other things, the Business Combination, which would constitute an Initial Business Combination under the terms of the Existing Organizational Documents. Unlike many other blank check companies, Switchback public shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, the Existing Organizational Documents provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the Class A Ordinary Shares included in the units sold in the IPO.

Employees

Switchback currently has two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Initial Business Combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our Initial Business Combination and the stage of the Business Combination process we are in.

Management

Executive Officers and Directors

Our current executive officers and directors are set forth below:

Name	Age	Position
Jim Mutrie*	49	Co-Chief Executive Officer and Director
Scott McNeill*	50	Co-Chief Executive Officer and Director
Chris Carter	42	Director
Scott Gieselman	58	Director
Sam Stoutner	34	Director
Philip J. Deutch	57	Director
Ray Kubis	67	Independent Director Nominee
Precious Williams Owodunni	46	Independent Director Nominee

*	Denotes an executive officer.

Jim Mutrie — Co-Chief Executive Officer and Director. Mr. Mutrie is one of our co-founders and has been our Co-Chief Executive Officer since December 2020 and a member of the Switchback Board since October 2020. Mr. Mutrie co-founded and serves as Co-Chief Executive Officer and a member of the board of directors of Switchback III Corporation (“Switchback III”). Mr. Mutrie also co-founded and served as Chief Commercial Officer, General Counsel, Secretary and a member of the board of directors of Switchback Energy Acquisition Corporation (“Switchback I”) until the closing of its business combination with ChargePoint, Inc., the leading electric vehicle charging network provider committed to enabling the electrification of mobility for all people and goods (“ChargePoint”; NYSE: CHPT). During his tenure at Switchback I, Mr. Mutrie led the company’s deal origination, evaluation, negotiation and ultimately, the consummation of Switchback’s initial business combination with ChargePoint. Mr. Mutrie also served as Vice President, General Counsel and Corporate Secretary of RSP Permian, Inc. (“RSP”; NYSE: RSPP) from June 2014 through the completion of the acquisition of RSP by Concho Resources, Inc. (“Concho”) in July 2018. During his tenure at RSP, Mr. Mutrie helped to grow the company from its initial public offering to nearly $10 billion enterprise value at the time of its sale to Concho, while he led the negotiation and execution of approximately $13 billion of energy-related transactions and over $6 billion of financings. Prior to RSP, Mr. Mutrie served as General Counsel and Compliance Officer at United Surgical Partners International (NASDAQ: USPI). From October 2003 to January 2007, Mr. Mutrie practiced corporate law at Vinson & Elkins L.L.P., representing public and private companies in M&A transactions and capital market offerings. Mr. Mutrie holds a B.A. from Cornell University, a J.D. from Northwestern University School of Law, a Certificate in Financial Management from Cornell University and a Certificate in Financial Skills from SMU Cox School of Business, Executive Education.

Scott McNeill — Co-Chief Executive Officer and Director. Mr. McNeill is one of our co-founders and has been our Co-Chief Executive Officer since December 2020 and a member of the Switchback Board since October 2020. Mr. McNeill co-founded and serves as Co-Chief Executive Officer and a member of the board of directors of Switchback III. Mr. McNeill also co-founded and served as Chief Executive Officer, Chief Financial Officer and a member of the board of directors of Switchback I until the closing of its business combination with ChargePoint. Mr. McNeill served as Chief Financial Officer of RSP from April 2013 through the completion of its acquisition by Concho in July 2018. Mr. McNeill also served as a member of the board of directors of RSP from December 2013 through July 2018. Mr. McNeill joined RSP prior to its initial public offering in January 2014 and helped build the organization during its early growth phase while positioning it for its initial public offering. During Mr. McNeill’s tenure at RSP, RSP executed over $13 billion in M&A transactions and approximately $7 billion of financings. Before joining RSP, Mr. McNeill served as a managing director in the energy investment banking group of Raymond James Financial, Inc., advising companies operating in the exploration and production, midstream, and energy service and equipment segments of the energy industry. Mr. McNeill holds a B.B.A from Baylor University and an M.B.A from The University of Texas at Austin and is a certified public accountant in the State of Texas.

Chris Carter — Director. Mr. Carter has been a member of the Switchback Board since December 2020. Since January 2021, Mr. Carter has served as a member of the board of directors of Switchback III. Mr. Carter served as a member of the board of directors for Switchback I from May 2019 until the closing of its business combination with ChargePoint. Mr. Carter joined NGP in 2004 and currently serves as Managing Partner and as a director of certain private NGP portfolio companies. Prior to joining NGP, Mr. Carter was an analyst with Deutsche Bank’s Energy Investment Banking group in Houston, where he focused on financing and merger and acquisition transactions in the oil and gas and oilfield services industries. Mr. Carter served on the Board of Directors of PennTex Midstream GP, LLC from June 2015 until November 2016 and on the Board of Directors of Parsley Energy, Inc. from December 2013 until January 2016. Mr. Carter also served on the Board of Directors of Rice Energy, Inc. from October 2013 through November 2014. Mr. Carter received a B.B.A. and an M.P.A. in Accounting, summa cum laude, in 2002 from The University of Texas at Austin, where he was a member of the Business Honors Program. He received an M.B.A. in 2008 from Stanford University, where he graduated as an Arjay Miller Scholar.

Scott Gieselman — Director. Mr. Gieselman has been a member of the Switchback Board since December 2020. Since January 2021, Mr. Gieselman has served as a member of the board of directors of Switchback III. Mr. Gieselman served as a member of the board of directors for Switchback I from May 2019 until the closing of its business combination with ChargePoint. Mr. Gieselman has served as a Partner for NGP since April 2007. Mr. Gieselman serves as a director of certain private NGP portfolio companies. Prior to joining NGP, Mr. Gieselman worked in various positions in the investment banking energy group of Goldman Sachs & Co. LLC, where he became a partner in 2002. He has served on the board of directors of HighPoint Resources Corporation since March 2018. Mr. Gieselman served on the board of directors of WildHorse Resource Development Corporation from September 2016 until it was acquired by Chesapeake Energy Corporation in February 2019 and served on the board of directors of Chesapeake Energy Corporation from May 2019 to November 2019. Mr. Gieselman also served as a member of the board of directors of Rice Energy, Inc. from January 2014 until April 2017 and was a member of the board of directors of Memorial Resource Development Corp. from its formation until it was acquired by Range Resources Corporation in September 2016. In addition, Mr. Gieselman served as a member of the board of directors of Memorial Production Partners GP LLC from December 2011 until March 2016. Mr. Gieselman received a B.S. in 1985 and an M.B.A. in 1988 from Boston College.

Sam Stoutner — Director. Mr. Stoutner has been a member of the Switchback Board since December 2020. Since January 2021, Mr. Stoutner has served as a member of the board of directors of Switchback III. Mr. Stoutner served as a member of the board of directors for Switchback I from May 2019 until the closing of its business combination with ChargePoint. Mr. Stoutner joined NGP in 2011 and currently serves as Partner and as a director of certain private NGP portfolio companies. Prior to joining NGP, Mr. Stoutner was an investment banking analyst with Madison Williams and Company’s Energy Investment Banking Group in Houston, where he focused on financing and merger and acquisition transactions in the oil and gas industry. Mr. Stoutner received a B.B.A. and M.P.A. in Accounting, summa cum laude, in 2010 from The University of Texas at Austin. He received an M.B.A. in 2016 from Stanford University.

Philip J. Deutch — Director. Mr. Deutch has been a member of the Switchback Board since December 2020. Since January 2021, Mr. Deutch has served as a member of the board of directors of Switchback III. Mr. Deutch currently serves as a Partner of NGP and serves as Chief Executive Officer of NGP ETP III, a portfolio company of NGP XII that invests in companies with products, services, or technologies in the areas of renewable energy, power, energy storage, environmental, energy efficiency and transportation. Mr. Deutch founded NGP ETP in 2005 and has been investing in the energy technology sector since 1997. Mr. Deutch managed NGP ETP and NGP Energy Technology Partners II, two private equity funds affiliated with NGP, which invested in companies that provide products and services to the oil and gas, power, environmental, energy efficiency and alternative energy sectors. From 2015 to 2018, Mr. Deutch was Partner, COO, and President of Social Capital, a $1.8 billion Silicon Valley-based investment firm, where he helped launch SC Public Equity Partners and Social Capital Hedosophia Holdings Corp. (NYSE:IPOA). From 1997 to 2004, Mr. Deutch was

Managing Director at Perseus, L.L.C., where he led or co-led the firm’s energy investing activities and was a member of the firm’s Executive Committee. At Perseus, Mr. Deutch helped launch Perseus CDO I Limited, Perseus Acquisition-Recapitalization Fund and Perseus-Soros Biopharmaceutical Fund, L.P. From 1986 to 1988, Mr. Deutch was a financial analyst in the Mergers & Acquisition Department of Morgan Stanley & Co., Inc. Mr. Deutch is a board member of Form Energy Inc., Voltus Inc., Community Energy Inc. and TPI Composites Inc. (NASDAQ:TPIC) and is a former board member of, among other companies, American Wind Capital, Beacon Power, Evergreen Solar, Renewable Energy Group (NASDAQ:REGI) and SatCon Technologies. Mr. Deutch is a member of the External Advisory Board of the MIT Future of Storage Study, the Board of Governors of the Folger Shakespeare Library and the Board of Trustees of the Menlo School. He previously served on the Boards of the International Center for Women, the Washington Performing Arts Society and Capital for Children. Mr. Deutch holds a J.D. with distinction from Stanford Law School and a B.A. in Economics from Amherst College, where he was elected a member of Phi Beta Kappa.

Ray Kubis — Independent Director. Mr. Kubis has been a member of the Switchback Board since January 2021. Mr. Kubis served as a member of the board of directors of Switchback I from July 2020 until the closing of its business combination with ChargePoint. Mr. Kubis has served as a director of Gridtential Energy, Inc., an inventor and developer of battery technology (“Gridtential”), since October 2015. Mr. Kubis has served as the Chairman of Gridtential since November 2016. From June 2013 to October 2015, Mr. Kubis served as President, and from June 2013 to January 2020, Mr. Kubis served as a member of the Board of Directors of ECO-BAT Technologies Limited, which collects, recycles and produces products for the battery, mining and other industries. From March 2002 through January 2013, Mr. Kubis served as President—Europe, Middle East and Africa of EnerSys, a manufacturer, marketer and distributor of industrial batteries. From October 1998 to March 2002, Mr. Kubis was Vice President, General Manager, for the Energy Storage Group of Invensys plc. He has also worked in senior leadership positions with Johnson Controls and Exide in the automotive battery industry. Mr. Kubis received his M.B.A. degree from The Wharton School of the University of Pennsylvania and a B.S. degree in Accounting from the University of Illinois.

Precious Williams Owodunni — Independent Director. Ms. Owodunni has been a member of the Switchback Board since January 2021. Since 2009, Ms. Owodunni has served as the president of Mountaintop Consulting LLC, a business strategy and branding company that advises leading corporations and financial services, law, and private equity firms. Prior to establishing Mountaintop, Ms. Owodunni was a vice president at Goldman, Sachs & Co., where she made private equity investments in high growth businesses and served on the boards of several portfolio companies. Ms. Owodunni began her Goldman career as an investment banker in the Mergers & Strategic Advisory Group, advising energy, retail and industrial companies on M&A and corporate finance transactions. Ms. Owodunni graduated with honors from Yale University and received a J.D. from Yale Law School. Since 2019, Ms. Owodunni has served as director on the board of directors of Cadence Bancorporation (NYSE:CADE). Ms. Owodunni also currently serves as a board member of the Houston Parks Board and the Episcopal Health Foundation.

Number and Terms of Office of Officers and Directors

Switchback has eight directors. The Switchback Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Switchback’s first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Scott McNeill and Scott Gieselman, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Sam Stoutner, Philip J. Deutch and Precious Williams Owodunni, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Jim Mutrie, Chris Carter and Ray Kubis, will expire at the third annual general meeting.

Switchback’s officers are appointed by the Switchback Board and serve at the discretion of the Switchback Board, rather than for specific terms of office. The Switchback Board is authorized to appoint persons to the offices set forth in Switchback’s Amended and Restated Memorandum and Articles of Association as it deems appropriate. Switchback’s Amended and Restated Memorandum and Articles of Association provide that Switchback’s officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the Switchback Board.

Board Leadership Structure and Role in Risk Oversight

The Switchback Board currently has no chairman. The Co-Chief Executive Officers, who are also directors, are responsible for leading our management and operations. The Switchback Board believes that its small size and collaborative nature of the remaining members on oversight of the execution of the business plans and strategy of Switchback are such that a designated individual responsible solely for board leadership is not required at this time. The Switchback Board believes that the current leadership structure is efficient for a company of our size, and promotes good corporate governance. However, the Switchback Board will continue to evaluate its leadership structure and may change it if, in the opinion of the Switchback Board, a change is required by the needs of our business and operations.

The Switchback Board is actively involved in overseeing our risk assessment and monitoring processes. The Switchback Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the Switchback Board include consideration of the challenges and risks of our businesses, and the Switchback Board and management actively engage in discussion on these topics. In addition, each of the Switchback Board’s committees considers risk within its area of responsibility.

Director Independence

The NYSE listing standards require that a majority of the Switchback Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Switchback Board has determined that Ray Kubis and Precious Williams Owodunni are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Switchback Board

The Switchback Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. The charter of each committee is available on our website.

Audit Committee

The Switchback Board has established an audit committee of the board of directors. Scott Gieselman, Ray Kubis and Precious Williams Owodunni serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below. Ray Kubis and Precious Williams Owodunni are independent. Because we have listed our securities on the NYSE in connection with our Initial Public Offering, we have one year from the effective date of the registration statement filed in connection with our Initial Public Offering to have our audit committee be comprised solely of independent members. We intend to identify one additional independent director to serve on the audit committee within such time period, at which time Scott Gieselman will resign from the audit committee. We expect such additional director to enter into a letter agreement substantially similar to the IPO Letter Agreement.

Ray Kubis serves as chair of the audit committee. All of the members of the audit committee are financially literate, and the Switchback Board has determined that Ray Kubis qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The Switchback Board has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•

the appointment, compensation, retention, replacement and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (a) the independent auditor’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The Switchback Board has established a compensation committee of the board of directors. Ray Kubis and Precious Williams Owodunni serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Ray Kubis and Precious Williams Owodunni are independent. Ray Kubis serves as chair of the compensation committee.

The Switchback Board has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The Switchback Board has established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance are Ray Kubis and Precious Williams Owodunni. Ray Kubis serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee are to assist the Switchback Board in:

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identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

•	developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Committee Membership, Meetings and Attendance

During the fiscal year ended December 31, 2020, the Switchback Board did not hold any meetings and none of our committees held meetings.

We encourage all of our directors to attend our annual general meetings.

Director Nominations

Our nominating and corporate governance committee recommends to the Switchback Board candidates for nomination for election at the annual general meeting. The Switchback Board also considers director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for election to the Switchback Board should follow the procedures set forth in the Existing Organizational Documents.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Switchback Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our shareholders.

Shareholder Communications

The Switchback Board welcomes communications from our shareholders. Our shareholders may send communications to the Switchback Board, any committee of the Switchback Board or any other director in particular, to:

Switchback II Corporation

5949 Sherry Lane, Suite 1010

Dallas, Texas 75225

Our shareholders should mark the envelope containing each communication as “Shareholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Switchback’s Co-Chief Executive Officers will review each communication received from our shareholders and will forward the communication, as expeditiously as reasonably practicable, to the addressee(s) if: (a) the communication complies with the requirements of any applicable policy adopted by the Switchback Board relating to the subject matter of the communication; and (b) the communication falls within the scope of matters generally considered by the Switchback Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Switchback Board to a committee or to an executive officer of Switchback, then Switchback’s Co-Chief Executive Officers may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Switchback Board or an executive officer does not imply or create any fiduciary duty of the Switchback Board members or executive officer to the person submitting the communications.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. Our Code of Ethics and our audit, compensation and nominating and corporate governance committee charters are available on our website, https://swbk2.com, under the “Corporate Governance” tab. In addition, a copy of the Code of Ethics will be provided without charge upon request from us in writing at 5949 Sherry Lane, Suite 1010, Dallas, Texas 75225 or by telephone at (972) 514-9535. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise authority for the purpose for which it is conferred;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Organizational Documents or, alternatively, by shareholder approval at general meetings.

NGP manages several investment vehicles. NGP Funds and other NGP affiliates and portfolio companies may compete with us for acquisition opportunities. If these entities or companies decide to pursue any such opportunity, we may be precluded from pursuing such opportunities. In addition, investment ideas generated within NGP may be suitable for both us and for current or future NGP Fund or other portfolio company and may be directed to such investment vehicles rather than to us. Neither NGP nor members of our board of directors who are also employed by NGP have any obligation to present us with any opportunity for a potential business combination of which they become aware. NGP and/or our management, in their capacities as partners, officers or managing directors of NGP or in their other endeavors, may be required to present potential business combinations to the related entities described above, current or future NGP Funds or portfolio companies, or third parties, before they present such opportunities to us.

Notwithstanding the foregoing, we may pursue an acquisition opportunity jointly with our Sponsor, NGP, or one or more of its affiliates, one or more NGP Funds and/or investors in the NGP Funds, which we refer to as an “Affiliated Joint Acquisition.” Such entities may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Each of our officers and directors presently has, and any of them in the future may have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our Initial Business Combination. In addition, we may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. The Existing Organizational Documents provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Switchback and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Our Sponsor, officers and directors may become involved with subsequent blank check companies similar to Switchback. Investors and potential investors should also be aware of the following other potential conflicts of interest:

•

None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•

In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are then affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

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Our initial shareholders have agreed to waive their redemption rights with respect to any Switchback Founder Shares and any public shares held by them in connection with the consummation of our Initial Business Combination. Additionally, our initial shareholders have agreed to waive their redemption rights with respect to any Switchback Founder Shares held by them and any public shares they own if we fail to consummate an Initial Business Combination within the Combination Period. If we do not complete our Initial Business Combination within the Combination Period, the proceeds of the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. Furthermore, our initial shareholders have agreed not to transfer, assign or sell any Switchback Founder Shares held by them until one year after the date of the consummation of our Initial Business Combination or earlier if, subsequent to our Initial Business Combination, (a) the last sale price of our Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Initial Business Combination or (b) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. With certain limited exceptions, the private placement warrants and the Class A Ordinary Shares underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of our Initial Business Combination. Since our Sponsor and officers and directors directly or indirectly own Ordinary Shares and Switchback Warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

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Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.

We are not prohibited from pursuing an Initial Business Combination with a company that is affiliated with our Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our Initial Business Combination with a business combination target that is affiliated with our Sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or from an independent accounting firm that such Initial Business Combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our Initial Business Combination. Further, we currently pay an amount equal to $20,000 per month to our Sponsor, for office space, utilities, secretarial support and administrative services provided to us.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

We will complete the Business Combination only if we obtain the approval of a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Our initial shareholders have agreed to vote any Switchback Founder Shares held by them and any public shares purchased during or after the Initial Public Offering in favor of our Initial Business Combination and our officers and directors have also agreed to vote any public shares purchased during or after the Initial Public Offering in favor of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our Existing Organizational Documents provide that our officers and directors are indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Our officers and directors have agreed, and any persons who may become officers or directors prior to the Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (a) we have sufficient funds outside of the Trust Account or (b) we consummate an Initial Business Combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION

Switchback

None of Switchback’s officers or directors have received any cash compensation for services rendered to Switchback. Commencing on the date that Switchback’s securities were first listed on the NYSE through the earlier of consummation of its Initial Business Combination and Switchback’s liquidation, Switchback has agreed to pay the Sponsor a total of $20,000 per month for office space, utilities, secretarial support, and administrative services. In addition, the Sponsor and Switchback’s executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Switchback’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Switchback to the Sponsor and Switchback’s officers and directors, or any of their respective affiliates, prior to completion of its Initial Business Combination.

In the event that the Business Combination is approved, Jim Mutrie is expected to continue to serve as part of the management team of New Bird in the capacity of a director. It is expected that (a) members of the New Bird management team will receive equity-based incentive compensation awards from time to time pursuant to the 2021 Plan, subject to approval of “Proposal No. 5 — The 2021 Plan Proposal,” and that (b) certain members of the New Bird management team will receive equity-based incentive compensation awards pursuant to the ESPP, subject to approval of “Proposal No. 6 — The ESPP Proposal.”

For more information about the interests of the Sponsor and Switchback’s directors and officers in the Business Combination, see the subsection entitled “The Business Combination — Interests of the Sponsor and Switchback Directors and Officers in the Business Combination.”

Bird

Throughout this section, unless otherwise noted, the “Company,” “Bird,” “we,” “us,” “our,” and similar terms refer to Bird and its subsidiaries prior to the consummation of the Business Combination, and to Bird Holdings and its subsidiaries after the Business Combination.

This section discusses the material components of the executive compensation program for Bird executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with Bird were as follows:

•	Travis VanderZanden, President and Chief Executive Officer;

•	Yibo Ling, Chief Financial Officer; and

•	William S. Rushforth, Chief Vehicle Officer.

Following the consummation of the Business Combination, we expect the named executive officers will continue in their current positions.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020:

Name and Principal Position	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Travis VanderZanden	25,884	—	400	26,284
President & Chief Executive Officer

Yibo Ling	300,000	152,987	600	453,587
Chief Financial Officer

William S. Rushforth	400,550	45,178	600	446,328
Chief Vehicle Officer

(1)

Amount reflects the aggregate grant date fair market value of Bird Options granted under the 2017 Plan to certain of our named executive officers during the year ended December 31, 2020, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). See Note 11 of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the relevant assumptions used in calculating this amount. The amounts also include the incremental fair value of the “underwater” Bird Options held by Messrs. Ling and Rushforth and modified pursuant to the option repricing program implemented by Bird in March 2020. In accordance with ASC 718, the incremental fair value as a result of the option repricing program was $64,937 and $15,828 for Messrs. Ling and Rushforth, respectively.

(2)	For 2020, “All Other Compensation” consists of cell phone and internet expenses paid by Bird on behalf of our named executive officers.

Narrative to Summary Compensation Table

2020 Salaries

In 2020, the named executive officers received an annual base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Mr. VanderZanden’s 2020 annual base salary was reduced from $150,000 to $3,516, effective March 1, 2020, and further reduced to $1,116, effective April 1, 2020; his base salary has not changed from that amount for 2021. The annual base salaries for Messrs. Ling and Rushforth for 2020 were $300,000 and $400,000, respectively.

The actual base salaries earned by our named executive officers for services in 2020 are set forth above in the Summary Compensation Table in the column entitled “Salary.”

Equity Compensation

2020 Equity Grants

We currently maintain the 2017 Plan in order to provide our service providers the opportunity to acquire a proprietary interest in our success. We offer awards of stock options to purchase shares of Bird Common Stock, as well as restricted stock units covering Bird Common Stock, to eligible service providers, including our named executive officers, pursuant to the 2017 Plan. For additional information about the 2017 Plan, please see the section titled “— Equity Incentive Plan — 2017 Stock Plan” below. As mentioned below, in connection with the completion of the Business Combination and the adoption of the 2021 Plan, no further awards will be granted under the 2017 Plan.

In 2020, we awarded a Bird Option to each of Messrs. Ling and Rushforth under the 2017 Plan covering the number of shares as set forth in the table below. The Bird Options vest and become exercisable over a four-year period with respect to 1/48th of the shares underlying the award on each monthly anniversary of the vesting commencement date (less one day), subject to the executive’s continued service with Bird or its affiliates through the applicable vesting date. Mr. VanderZanden did not receive an incentive equity award in 2020.

The following table sets forth the Bird Options granted to certain of our named executive officers in the 2020 fiscal year.

Named Executive Officer	2020 Options Granted
Yibo Ling	1,500,000
William S. Rushforth	500,000

In addition, in 2020 we implemented an option repricing program to reduce the exercise prices of underwater stock options held by our employees, including Messrs. Ling and Rushforth. The number of shares, the vesting schedules, and the expiration dates of the original stock options remained unchanged.

All of the incentive equity awards held by our named executive officers as of December 31, 2020 are further described below in the section entitled “— Outstanding Equity Awards at Fiscal Year-End.”

2021 Incentive Award Plan

In connection with the Business Combination, the New Bird Board intends to adopt, and Switchback’s stockholders will be asked to approve, the 2021 Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers), and consultants of our company and certain of our affiliates to enable us to obtain and retain the services of these individuals, which is essential to our long-term success. The 2021 Plan will become effective on the date on which it is adopted by the New Bird Board. For additional information about the 2021 Plan, please see the section entitled, “Proposal No. 5 — The 2021 Plan Proposal” elsewhere in this proxy statement/prospectus.

Benefits and Perquisites

In 2020, the named executive officers participated in a 401(k) retirement savings plan maintained by Bird. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, we did not make matching contributions under the 401(k) plan. We anticipate that, following the Closing, our named executive officers will continue to participate in this 401(k) plan on the same terms as other full-time employees.

In 2020, the named executive officers participated in health and welfare plans maintained by Bird, including:

•	medical, dental, and vision benefits;

•	flexible spending accounts;

•	short-term and long-term disability insurance;

•	basic life and accidental death and dismemberment insurance; and

•	vacation and paid holidays.

Other Perquisites

We also provide certain other perquisites to our named executive officers, including reimbursement for cell phone and internet expenses.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Bird Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020. Each Bird Option listed in the following table was granted under the 2017 Plan.

				Option Awards					Stock Awards
Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Travis VanderZanden	5/10/2017	6/1/2017	(1)	—	—	—		—	4,218,750	9,660,938	(10)
Yibo Ling	10/5/2018	10/5/2018	(2)	45,229	497,521	0.14	(9)	10/4/2028	—	—
	3/31/2019	4/1/2019	(3)	6,250	56,250	0.14	(9)	3/30/2029	—	—
	3/19/2020	2/1/2020	(4)	62,500	1,187,500	0.14		3/18/2030	—	—
William S. Rushforth	9/21/2017	8/9/2017	(5)	418,443	93,801	0.08		8/8/2027	—	—
	1/27/2018	2/1/2018	(6)	189,273	90,940	0.14	(9)	1/26/2028	—	—
	3/31/2019	4/1/2019	(7)	95,658	122,991	0.14	(9)	3/30/2029	—	—
	3/19/2020	2/1/2020	(8)	104,166	395,834	0.14		3/18/2030	—	—

(1)

This award of restricted shares of Bird Common Stock vests over a four-year period with respect to 1/48th of the shares underlying the award on each monthly anniversary of the vesting commencement date, subject to the executive’s continued service with Bird or its affiliates through the applicable vesting date. Upon the consummation of a “change in control” of the Company (as defined in the applicable award agreement), the award will vest with respect to 25% of the shares underlying the award (to the extent then unvested). The other 29,531,250 shares of Bird Common Stock subject to this award vested prior to December 31, 2020.

(2)

This Bird Option vests over a four-year period with respect to 1/48th of the shares underlying the award on each monthly anniversary of the vesting commencement date, subject to the executive’s continued service with Bird or its affiliates through the applicable vesting date; the Bird Option may be exercised at any time. Upon the consummation of a “change in control” of the Company (as defined in the 2017 Plan), subject to continued service through the consummation of such change in control or a termination of Mr. Ling’s employment by the Company without “cause” or by the executive for “good reason” (each as defined in the Employment Agreement (as defined below)) within 60 days prior to the consummation of a change in control, the Bird Option will vest in full. The other 542,750 shares of Bird Common Stock subject to this award vested and were exercised by Mr. Ling prior to December 31, 2020.

(3)

This Bird Option vests over a four-year period with respect to 25% of the shares underlying the award on the first anniversary of the vesting commencement date and with respect to 1/48th of such shares vesting on each monthly anniversary thereafter, subject to the executive’s continued service with Bird or its affiliates through the applicable vesting date; this Bird Option may be exercised at any time. The other 37,500 shares of Bird Common Stock subject to this award vested and were exercised by Mr. Ling prior to December 31, 2020.

(4)

This Bird Option vests over a four-year period with respect to 1/48th of the shares underlying the award on each monthly anniversary of the vesting commencement date (less one day), subject to the executive’s continued service with Bird or its affiliates through the applicable vesting date. The other 250,000 shares of Bird Common Stock subject to this award vested and were exercised by Mr. Ling prior to December 31, 2020.

(5)

This Bird Option vests over a four-year period with respect to 1/48th of the shares underlying the award on each monthly anniversary of the vesting commencement date, subject to the executive’s continued service with Bird or its affiliates through the applicable vesting date; the Bird Option may be exercised at any time. The other 50,561 shares of Bird Common Stock subject to this award vested and were exercised by Mr. Rushforth prior to December 31, 2020.

(6)

This Bird Option vests over a four-year period with respect to 1/48th of the shares underlying the award on each monthly anniversary of the vesting commencement date, subject to the executive’s continued service with Bird or its affiliates through the applicable vesting date; the Bird Option may be exercised at any time. The other 31,579 shares of Bird Common Stock subject to this award vested and were exercised by Mr. Rushforth prior to December 31, 2020.
(7)

This Bird Option vests and becomes exercisable over a four-year period with respect to 25% of the shares underlying the award on the first anniversary of the vesting commencement date and with respect to 1/48th of such shares vesting on each monthly anniversary thereafter, subject to the executive’s continued service with Bird or its affiliates through the applicable vesting date.

(8)

This Bird Option vests and becomes exercisable over a four-year period with respect to 1/48th of the shares underlying the award on each monthly anniversary of the vesting commencement date (less one day), subject to the executive’s continued service with Bird or its affiliates through the applicable vesting date.

(9)

These Bird Options had exercise prices above the fair market value of the Bird Common Stock in 2020. Accordingly, these Bird Options represent options modified pursuant to the option repricing program implemented by the Company on March 19, 2020 such that the exercise price of such options were equal to the fair market value of the Bird Common Stock on such date (i.e., $0.14 per share).

(10)

Amount reflects the per share value of Bird Common Stock as of December 31, 2020 (i.e., $2.29), multiplied by the number of unvested shares subject to Mr. VanderZanden’s restricted stock award as of December 31, 2020.

Existing Executive Compensation Arrangements

We have entered into offers of employment letters (collectively, the “Employment Agreements”) with Messrs. Ling and Rushforth, the material terms of which are described below. Bird has not entered into a written employment agreement or offer letter with Mr. VanderZanden.

Yibo Ling

We entered into an Employment Agreement with Mr. Ling on September 28, 2018. Mr. Ling’s employment under the Employment Agreement is at-will, and will continue until terminated at any time by either party. Pursuant to the Employment Agreement, Mr. Ling is entitled to receive an annual base salary of $300,000 per year.

In connection with entering into the Employment Agreement, Mr. Ling was awarded a Bird Option to purchase 1,085,500 shares of Bird Common Stock under the 2017 Plan. The Bird Option vests as to 1/48th of shares underlying the option on each monthly anniversary of Mr. Ling’s employment start date, subject to Mr. Ling’s continued service; the Bird Option may be exercised by Mr. Ling at any time. Upon the consummation of a “change in control” of the Company (as defined in the 2017 Plan), subject to Mr. Ling’s continued employment with the Company through the consummation, the Bird Option will vest in full.

Under Mr. Ling’s Employment Agreement, on a termination of employment by the Company without “cause” or by Mr. Ling for “good reason” (each, as defined in the Employment Agreement), in any case, Mr. Ling is eligible to receive the following severance payments and benefits, subject to his timely execution and non-revocation of a general release of claims in favor of the Company:

(i)	an amount equal to three months of his then-current base salary, payable in a single lump sum within 15 days of Mr. Ling’s execution of the release of claims;

(ii)	Company-subsidized healthcare coverage at the same levels as in effect on the date of termination for up to three months following the date of termination; and

(iii)

the number of shares subject to the Bird Option that would have vested during the three-month period following the date of termination shall become immediately vested; provided, that, if a “change in control” (as defined in the 2017 Plan) is consummated within 60 days following such termination, the Bird Option will vest in full.

In addition, Mr. Ling also entered into the Company’s standard form of Confidential Information and Invention Assignment Agreement.

William S. Rushforth

We entered into an Employment Agreement with Mr. Rushforth on August 9, 2017. Mr. Rushforth’s employment under the Employment Agreement is at-will, and will continue until terminated at any time by either party. Pursuant to the Employment Agreement, Mr. Rushforth is entitled to receive an annual base salary of $80,000 per year; for Mr. Rushforth’s current annual base salary amount, see the section entitled, “— Narrative to Summary Compensation Table” above.

In connection with entering into the Employment Agreement, Mr. Rushforth was awarded a Bird Option to purchase 562,805 shares of Bird Common Stock under the 2017 Plan. The Bird Option vests as to 1/48th of shares underlying the option on each monthly anniversary of Mr. Rushforth’s employment start date, subject to Mr. Rushforth’s continued service.

In addition, Mr. Rushforth also entered into the Company’s standard form of Confidential Information and Invention Assignment Agreement.

Director Compensation

In 2020, two of our directors received compensation for services on the Bird Board, as reflected in the table below. None of our other non-employee directors received compensation from Bird for their services on the Bird Board in 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Roelof F. Botha	—	—	—
Daniel Friedland	—	—	—
Antonio Gracias(1)	—	668,803	668,803
Nathaniel Justin Kan	—	—	—
David Sacks	—	—	—
Stephen Schnell(2)	—	30,385	30,385
Jeffrey Smith	—	—	—

(1)

Amount reflects the aggregate grant date fair market value, computed in accordance with ASC 718, of (i) the 4,777,162 fully vested shares of Bird Common Stock that we granted to Mr. Gracias in 2020 out of our 2017 Plan and (ii) the Bird Option granted to Mr. Schnell in 2020. See Note 11 of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the relevant assumptions used in calculating this amount. For Mr. Schnell, the amount also includes the incremental fair value of the “underwater” Bird Options held by Mr. Schnell and modified pursuant to the option repricing program implemented by Bird in March 2020; in accordance with ASC 718, the incremental fair value as a result of the option repricing program was $21,580.

(2)

In addition to serving on the Bird Board during 2020, Mr. Schnell was employed as a non-executive employee of Bird until his employment with us terminated effective May 1, 2020, at which time he resigned from the Bird Board. Prior to his termination, the actual base salary paid to Mr. Schnell for his services in 2020 was $102,290. In connection with his termination, Mr. Schnell received severance payments and benefits from us in an aggregate amount equal to $241,302, pursuant to a separation agreement and release of claims, dated as of May 11, 2020. Following his separation, Mr. Schnell has continued to provide services to our Company pursuant to an Advisory Agreement by and between Mr. Schnell and the Company, dated May 11, 2020. In exchange for such services, Mr. Schnell will continue to vest in the Bird Options held by him as of his employment termination date. The Advisory Agreement, which will remain in effect until May 2, 2024, may be terminated at any time by either party upon 30 days’ prior written notice.

The table below shows the aggregate numbers of option awards (whether exercisable or unexercisable) and restricted stock awards held as of December 31, 2020 by each non-employee director who served in 2020.

Name	Options Outstanding at Fiscal Year End	Restricted Shares Outstanding at Fiscal Year End
Roelof F. Botha	—	—
Daniel Friedland	—	—
Antonio Gracias	—	—
Nathaniel Justin Kan	—	105,525
David Sacks	—	—
Stephen Schnell	219,024	437,299
Jeffrey Smith	—	—

In connection with the Business Combination, we intend to approve and implement a compensation program that consists of annual retainer fees and long-term equity awards for our non-employee directors. The details of this program have not yet been determined, but compensation under the program will be subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

Equity Incentive Plans

2017 Stock Plan

We maintain the 2017 Plan, the material terms of which are summarized below.

Termination

Following the effectiveness of the 2021 Plan, the 2017 Plan will terminate and we will not make any further awards under the 2017 Plan. However, any outstanding awards granted under the 2017 Plan will remain outstanding, subject to the terms of the 2017 Plan and applicable award agreement. Shares of Bird Common Stock subject to awards granted under the 2017 Plan that expire unexercised or are canceled, terminated, or forfeited in any manner without issuance of shares thereunder following the effective date of the 2021 Plan, will become available for issuance under the 2021 Plan.

Eligibility and Administration

Our employees and consultants are eligible to receive grants of incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock awards, stock unit awards, or other stock or stock-based awards. The 2017 Plan is administered by our board of directors or a subcommittee thereof. Subject to the provisions of the 2017 Plan, the plan administrator has the authority and discretion to take any actions it deems necessary or advisable for the administration of the 2017 Plan.

Limitation on Awards and Shares Available

An aggregate of 47,064,049 shares of Bird Common Stock have been authorized for issuance under the 2017 Plan. The shares offered under the 2017 Plan may be authorized, but unissued, or reacquired shares. In the event that an outstanding award expires or becomes unexercisable for any reason, or is settled in cash or surrendered pursuant to an option exchange program, the shares allocable to the unexercised or otherwise canceled, settled, or surrendered portion of such award are currently added back to the shares of Bird Common Stock available for issuance under the 2017 Plan.

Awards

The 2017 Plan provides for the grant of ISOs, NSOs, SARs, restricted stock awards, stock unit awards, and other stock and stock-based awards. All outstanding awards under the 2017 Plan are set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows:

•

Options. Awards of options provide for the purchase of shares of Bird Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•

Stock Appreciation Rights. A SAR is the right to receive payment of an amount equal to the excess of (i) the fair market value of a specified number of shares of Bird Common Stock on the date of exercise of the SAR over (ii) the base price of the right, as set forth in the applicable award agreement.

•

Restricted Stock. Restricted stock is an award of nontransferable shares of Bird Common Stock that are subject to certain vesting conditions and other restrictions. Participants granted restricted stock under the 2017 Plan have the rights equivalent to those of a holder of capital stock.

•

Stock Unit Awards. Awards of restricted stock units (“RSUs”) are contractual promises to deliver shares of Bird Common Stock (or the cash equivalent thereof) in the future, which may also remain forfeitable unless and until specified conditions are met, and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Bird Common Stock prior to the delivery of the underlying shares. Settlement of RSUs may be deferred under the terms of the award or at the election of the participant, if our board of directors permits such a deferral.

•

Other Stock or Stock-Based Awards. Other stock or stock-based awards include stock bonuses, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares of Bird Common Stock or any similar securities with a value derived from the value of or related to Bird Common Stock and/or returns thereon.

Certain Transactions

In the event of certain changes in our capitalization such as a stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of the shares, or subdivision of the shares, the following shall be automatically proportionately adjusted: (i) the numbers and class of shares or other stock or securities that are available for issuance and/or covered by an outstanding award; (ii) the exercise or base price per share of each such outstanding option or SAR award; and (iii) any repurchase price per share applicable to shares issued pursuant to any award. In the event of any increase or decrease in the number of issued shares effected without receipt of consideration by the Company, a declaration of an extraordinary dividend with respect to the shares payable in a form other than shares in an amount that has a material effect on the fair market value, a recapitalization (including a recapitalization through a large nonrecurring cash dividend), a rights offering, a reorganization, merger, spin-off, split-up, change in corporate structure, or a similar occurrence, the plan administrator has discretion to adjust: (i) the numbers and class of shares or other stock or securities that are available for issuance and/or covered by an outstanding award; (ii) the exercise or base price per share of each outstanding option or SAR award; and (iii) any repurchase price per share applicable to shares issued pursuant to any award. On a “change in control” of the Company (as defined in the 2017 Plan), outstanding awards may be treated as determined by the plan administrator.

Interests of Directors and Executive Officers in the Business Combination

Treatment of Equity Awards in Business Combination

As described further below, certain of Bird’s directors and executive officers hold outstanding equity awards under the 2017 Plan. The Business Combination Agreement provides that each Bird Option, Bird Restricted Stock award, and Bird RSU Award that is outstanding as of immediately prior to the Acquisition Merger Effective Time, whether vested or unvested, will be assumed by New Bird and converted into (i) a New Bird Option, New Bird Restricted Stock award, and New Bird RSU Award, respectively, covering shares of New Bird Class A Common Stock (each, a “Converted Award”) based upon the Exchange Ratio and (ii) a contingent right to receive a number of Earnout Shares as determined in accordance with the Business Combination Agreement. Each Converted Award will otherwise be subject to the same terms and conditions as applied to the underlying Bird Option, Bird Restricted Stock award, or Bird RSU Award (as applicable) immediately prior to the Acquisition Merger Effective Time.

Earnout Shares

As described elsewhere in this proxy statement/prospectus, we expect to grant restricted Earnout Awards to our executive officers and directors who hold outstanding Bird Options, Bird Restricted Stock awards, and/or Bird RSU Awards in satisfaction of our obligation to issue Earnout Shares under the Business Combination Agreement. These restricted Earnout Awards will be issued under the 2021 Plan in the form of New Bird Restricted Stock awards, and will vest, and the restrictions thereon will lapse, in three separate tranches with respect to the portion of 10,000,000 of the Earnout Shares that relates to awards of Bird Options, Bird Restricted Stock awards, and/or Bird RSU Awards based on the achievement of the applicable Earnout Triggering Event, as described further in the section entitled “The Business Combination — Earnout.” In no event will the total number of Earnout Shares, together with the restricted Earnout Shares issued pursuant to Earnout Awards, exceed, in the aggregate, the portion of 30,000,000 that relates to awards of Bird Options, Bird Restricted Stock awards, and/or Bird RSU Awards.

Management Reserve Shares

An additional 30,000,000 shares of New Bird Class A Common Stock and/or New Bird Class X Common Stock will be allocated to the overall share limit under the 2021 Plan for issuance of Management Earnout Awards to certain members of New Bird’s management team, including to Mr. VanderZanden (as the Bird Founder). Management Earnout Awards will vest based on the achievement of the Earnout Triggering Events, as well as a four-year, time-based vesting condition as determined by the plan administrator in its sole discretion. Except with respect to Mr. VanderZanden, whose award will cover 17,610,000 shares, the allocations of these awards have not yet been determined. These awards are expected to cover New Bird Class A Common Stock.

VanderZanden Time-Vesting Award

We also expect to grant an equity award under the 2021 Plan covering approximately 2% of outstanding New Bird Class A Common Stock and New Bird Class X Common Stock to the Bird Founder (our Chief Executive Officer), Travis VanderZanden; this award generally is expected to vest based on continued service over a four-year period, subject to certain accelerated vesting in connection with a qualifying termination of employment.

Existing Equity Awards

The following table sets forth, for each of Bird’s directors and executive officers, the number of shares of Bird Common Stock subject to vested and unvested Bird Options, unvested awards of Bird Restricted Stock, and unvested Bird RSU Awards held by the director or executive officer as of August 1, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus. Depending on when the Acquisition Closing Date occurs, certain equity awards shown in the table may vest prior to the Acquisition Closing Date.

Name	Vested Options	Unvested Options	Shares of Restricted Stock	RSUs
Executive Officers
Renaud Fages	17,500	175,000	—	120,000
Rebecca Hahn	596,874	403,126	—	—
Yibo Ling	536,864	1,318,386	—	—
Lisa Murison(1)	—	—	—	—
William S. Rushforth	1,056,802	454,304	—	—
Travis VanderZanden	—	—	—	—

Directors
Roelof F. Botha	—	—	—	—
Daniel Friedland	—	—	—	—
Antonio Gracias	—	—	—	—
Nathaniel Justin Kan	—	—	23,450	—
Robert Komin(2)	—	—	—	—
Racquel Russell(3)	—	—	—	100,000
David Sacks	—	—	—	—
Stephen Schnell	83,607	135,417	182,208	—
Jeffrey Smith	—	—	—	—

(1)	Ms. Murison joined as an officer in September 2021.
(2)	Mr. Komin joined as a director in June 2021.
(3)	Ms. Russell joined as a director in January 2021.

In connection with the Business Combination, certain of Bird’s directors (Messrs. Friedland and Sacks, each on behalf of his respective fund) and executive officers (Mr. Ling) each entered into a waiver agreement with Bird (the “Waiver Agreements”). Pursuant to the Waiver Agreements, such directors and executive officers agreed that the Business Combination would not constitute a “change of control” for purposes of their respective Bird Awards.

Severance Arrangements

In addition to the Employment Agreements with certain of our named executive officers, Bird has previously entered into employment agreements with certain of its other executive officers, which provide for (among other things) severance payments to be made in connection with qualifying terminations of employment. For a description of the severance payments and benefits that our named executive officers are eligible to receive on qualifying terminations of employment, see the section entitled, “— Existing Executive Compensation Arrangements” above.

Under Mr. Fages’s employment agreement with the Company, on a termination of his employment by the Company without “cause” (as defined in his employment agreement), in any case, Mr. Fages is eligible to receive an amount equal to 12 months of his then-current base salary, subject to his timely execution and non-revocation of a general release of claims in favor of the Company.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

The members of the Switchback Board and officers of Switchback as of immediately prior to the Domestication Merger Effective Time will continue as initial directors and officers of New Bird, respectively. Effective immediately after the Acquisition Merger Effective Time, the business and affairs of the post-combination company will be managed by or under the direction of the New Bird Board. The management team of the post-combination company is expected to be composed of the management team of Bird. The following table lists the names, ages as of June 30, 2021, and positions of the individuals who are expected to serve as directors and executive officers of New Bird upon consummation of the Business Combination:

Name	Age	Position(s)
Executive Officers
Travis VanderZanden	42	President, Chief Executive Officer, and Director
Yibo Ling	38	Chief Financial Officer
William S. Rushforth	36	Chief Vehicle Officer
Rebecca Hahn	44	Chief Corporate Social Responsibility Officer
Renaud Fages	41	SVP, Global Operations
Lisa Murison	44	Secretary and General Counsel

Non-Employee Directors
Roelof F. Botha(1)(2)	47	Director Nominee
Daniel Friedland(2)(3)	47	Director Nominee
Nathaniel Justin Kan(3)	38	Director Nominee
Robert Komin(1)	58	Director Nominee
Jim Mutrie(1)(3)	48	Director Nominee
Racquel Russell(2)	42	Director Nominee
David Sacks(3)	49	Director Nominee

(1)	Member of the audit committee, effective upon the completion of the Business Combination.
(2)	Member of the nominating and corporate governance committee, effective upon the completion of the Business Combination.
(3)	Member of the compensation committee, effective upon the completion of the Business Combination.

Executive Officers

Travis VanderZanden is the founder and Chief Executive Officer of Bird, and the Chief Executive Officer and a director of Bird Holdings since its formation. Prior to founding Bird, Mr. VanderZanden held several leadership positions in the ride-sharing and transportation industries, serving as Chief Operating Officer of Lyft and as a Vice President at Uber. Mr. VanderZanden also founded the on-demand car washing company, Cherry, which was acquired by Lyft, and was Chief Revenue Officer and the first hire at Yammer, a business software company acquired by Microsoft. Mr. VanderZanden has long been inspired to work on last-mile transportation solutions in large part because of his lifelong admiration for his mother, who drove a public bus for more than 30 years in his home state of Wisconsin. Mr. VanderZanden has an MBA from the University of Southern California and a B.S. in Business Administration from the University of Wisconsin, Eau Claire. We believe that Mr. VanderZanden is qualified to serve on the New Bird Board because of his experience founding and leading Bird, and extensive experience in the ride-sharing and transportation industries.

Yibo Ling is the Chief Financial Officer of Bird, and the Chief Financial Officer of Bird Holdings since its formation. Mr. Ling oversees the company’s accounting, tax, treasury, financial planning, and analysis functions. Prior to joining Bird in 2018, Mr. Ling spent four years in the ride-sharing industry as Uber’s Director of Corporate Development, managing corporate strategy, mergers and acquisitions, and Uber’s global expansion to

China. Mr. Ling previously worked as a Project Leader at the Boston Consulting Group, where he helped technology and financial services clients operate more efficiently. Mr. Ling received a PhD in Medical and Electrical Engineering and a M.S. in Electrical Engineering and Computer Science from The Massachusetts Institute of Technology, and a B.S. in Biomedical Engineering from the University of Michigan.

William S. Rushforth is the Chief Vehicle Officer of Bird and has previously served as Vice President of Engineering and Executive Vice President, Vehicles at Bird. As Chief Vehicle Officer, Mr. Rushforth oversees everything pertaining to Bird’s vehicles, including hardware, software, firmware, and field engineering, as well as supply chain and logistics, vendor management, vehicle operations, security, and information technology. From 2005 to 2021, Mr. Rushforth was a partner at 0x7a69 Inc., a software development business, where he led a team of engineers building a variety of products and services for clients ranging from video streaming platforms to credit card processing programs. Prior to joining Bird in 2017, Mr. Rushforth was a technical consultant for cloud operations and a hardware consultant for Fortune 500 and major tech companies.

Rebecca Hahn is the Chief Corporate Social Responsibility Officer at Bird. Ms. Hahn directs all national and global communications, corporate social responsibility, public affairs, and marketing efforts. She leads the management of Bird’s external vision and oversees all communication touch points, including media relations, community engagement, and social media marketing. Prior to joining Bird in 2018, Ms. Hahn was a partner at The OutCast Agency for ten years. She established the company’s Los Angeles-based office and led teams to develop and implement integrated media strategies. Previously, Ms. Hahn was Director of Oracle’s Corporate Communications team, where she managed global communications campaigns. Ms. Hahn received a B.A. in Political Science from the University of California at Davis.

Renaud Fages is the Senior Vice President of Global Operations at Bird. Mr. Fages leads Bird’s on-the-ground operations. He is responsible for managing Bird’s day-to-day business as well as driving growth and strategy of the future business. Mr. Fages joined Bird in 2020 after a career in consulting in Europe and the United States where he managed global teams focused on strategy and operations across multiple geographies and industries as a Partner and Managing Director at the Boston Consulting Group from 2015. Mr. Fages has been at the center of the core initiatives driving business transformation both at Bird and other sector-leading firms. Mr. Fages received a Master’s in Engineering from Ecole Centrale de Paris.

Lisa Murison is the General Counsel at Bird, and the General Counsel and Secretary of Bird Holdings. Prior to joining Bird in September 2021, Ms. Murison served as an executive officer of Edmunds.com, Inc. since 2016. As Executive Vice President of Operations, Chief Legal & People Officer for Edmunds, she was responsible for overseeing the company’s human resources department and legal affairs, including corporate governance, business transactions, regulatory matters and compliance, and intellectual property. Lisa also oversaw Edmunds’ corporate development, procurement, and facilities functions. From 2014 to 2017, Lisa was a Shareholder of Stradling, Yocca, Carlson & Rauth, P.C., having spent the first ten years of her career in the New York and Los Angeles offices of Sullivan & Cromwell LLP. Lisa holds a B.A. and LL.B. from the University of Cape Town and an LL.M. from Harvard Law School.

Non-Employee Directors

Roelof F. Botha has served on the Bird Board since 2018. Since January 2003, Mr. Botha has served in various positions at Sequoia Capital, a venture capital firm, including as a Managing Member since 2007. From 2000 to 2003, Mr. Botha served in various positions at PayPal, a payment processing and financial services company, including as chief financial officer. Mr. Botha has served on the board of directors of Eventbrite, Inc., a global platform for live experiences, since 2009, MongoDB, a cross-platform database program, since 2013, Square, Inc. a provider of payment processing and financial and marketing services, since 2011, Unity Software, Inc., a company that provides a 3D and VR content development platform, since 2009, and Natera, a genetic testing company, since 2007. He also currently serves on the board of directors of a number of privately held companies. Mr. Botha previously served on the board of directors of Xoom Corporation from May 2005 until its acquisition by PayPal in 2015. Mr. Botha holds a Master of Business Administration from the Stanford University Graduate School of Business and a Bachelor of Science in Actuarial Science, Economics and Statistics from the University of Cape Town.

We believe that Mr. Botha is qualified to serve as a member of the New Bird Board due to his history with Bird, knowledge of the micromobility industry, and experience serving on the boards of directors of public companies.

Daniel Friedland has served on the Bird Board since 2017. Mr. Friedland is the co-founder and Managing Director of Goldcrest Capital, a venture capital fund. Previously, Mr. Friedland was an attorney and partner at the law firm Orrick, Herrington & Sutcliffe LLP. Mr. Friedland received his B.A. from Stanford University, graduating Phi Beta Kappa, and his J.D. from Stanford Law School.

We believe that Mr. Friedland is qualified to serve as a member of the New Bird Board due to his history with Bird and knowledge of the micromobility industry.

Nathaniel Justin Kan has served on the Bird Board since 2017. Mr. Kan an American Internet entrepreneur and investor best known as the cofounder of Twitch, the internet live video streaming platform. In 2006, Mr. Kan launched the live video service Justin.tv, a company that started when he strapped a camera to his head and streamed his life to the internet 24/7. Over the next eight years, through twists and turns, he and his cofounders turned the business into Twitch, ultimately selling to Amazon in 2014 for $970 million. Over the years, he has founded half a dozen companies which have raised over $500 million in venture capital and invested in some of the fastest growing startups around, including Reddit, Cruise Automation, Bird, Rippling, and many more. From 2017 to 2020, Mr. Kan was the Chief Executive Officer of Legal Technology Services Inc. Mr. Kan has served as a Partner at Goat Capital since 2020 and as a Director at ScriptDash Inc. (dba Alto Pharmacy) since 2015, Flirtey Inc. since 2018, Long Game Inc. since 2020, ZeroCater Inc. since 2017, Scotty Inc. since 2017, and Vy Global Growth since 2020. Mr. Kan holds a B.A. in Physics and Philosophy from Yale University.

We believe that Mr. Kan is qualified to serve as a member of the New Bird Board due to his history with Bird and his experience building consumer internet businesses at scale and investing across a broad number of technology sub-sectors.

Robert Komin served as Chief Financial Officer of Sunrun Inc., the leading residential solar and storage company in the United States, from March 2015 through May 2020, and then continued as a consultant until January 2021. From September 2013 to January 2015, Mr. Komin served as Chief Financial Officer at Flurry, Inc., a mobile analytics and advertising company. From August 2012 to August 2013, Mr. Komin served as Chief Financial Officer at Ticketfly, Inc., a music ticketing and marketing services provider. From January 2010 to July 2012, Mr. Komin served as COO and CFO at Linden Research, Inc., a creator of virtual digital entertainment and cybercurrency. Previously, Mr. Komin served as Chief Financial Officer at Solexel, Inc., a thin-silicon solar company, Tellme Networks, Inc., a speech recognition applications company, and XOR, Inc., a business application solution provider. Mr. Komin serves as a member of the Board of Trustees of the University of Oregon Foundation, as its audit and risk committee chairman, and as a member of its executive and investment committees. Mr. Komin holds a B.S. in Accounting and General Science from the University of Oregon and an M.B.A. from the Harvard Business School.

We believe that Mr. Komin is qualified to serve as a member of the New Bird Board due to his extensive experience with public companies.

Jim Mutrie. For an overview of Mr. Mutrie’s business experience, please see the section entitled “Information About Switchback — Management.”

We believe that Mr. Mutrie’s extensive experience in managing public company mergers and acquisitions, financing transactions and corporate governance, including helping to grow a public company from its initial public offering to mid-market, as well as his extensive knowledge of the energy transition industry, brings important and valuable skills to the New Bird Board.

Racquel Russell has served on the Bird Board since February 2021. Ms. Russell currently serves as Vice President of Partner Success for the Premier Agent division of Zillow, a role she has held since 2020. From 2015 to 2020, Ms. Russell worked to build out Zillow’s government relations and public affairs function. Prior to Zillow, Ms. Russell was road-tested at the highest levels of government, spending three years in the White House as top advisor to President Barack Obama, focused on building, communicating, and advancing the President’s agenda on urban affairs and economic opportunity. throughout her political career Ms. Russell also held leadership positions for U.S. Senators Tom Carper and Bob Graham, as well as for the National Governors Association. Ms. Russell holds a B.S. in Communications from the University of Miami, and a J.D. from the George Washington University Law School.

We believe that Ms. Russell is qualified to serve as a member of the New Bird Board due to her history with Bird and experience navigating regulatory environments and protecting brand reputation.

David Sacks has served on the Bird Board since 2017. Mr. Sacks is General Partner of Craft Ventures, which he founded in 2017. Previously, Mr. Sacks was founding-era COO of PayPal, founder/CEO of Yammer (acquired by Microsoft for $1.2 billion in 2012), and CEO of Zenefits. Mr. Sacks holds a B.A. in Economics from Stanford University and a J.D. from the University of Chicago Law School. In addition to Bird, Mr. Sacks sits on the board of a number of private companies, including ClickUp, CloudTrucks, Datasembly, OpenPhone, Scratchpad, Sourcegraph, Thrive Cash (DBA X1), Trellis, and Vendr.

We believe that Mr. Sacks is qualified to serve as a member of the New Bird Board due to his history with Bird and extensive experience with growing and investing in companies.

Family Relationships

There are no familial relationships among the New Bird directors and executive officers.

Board Composition

The Switchback Board currently consists of eight members, including Scott McNeill, Jim Mutrie, Chris Carter, Scott Gieselman, Sam Stoutner, Philip J. Deutch, Ray Kubis, and Precious Williams Owodunni. Travis VanderZanden is currently the sole director of Bird Holdings. The directors and officers of Bird Holdings as of immediately prior to the Domestication Merger Effective Time will continue as initial directors and officers of New Bird.

If the Proposed Organizational Documents are approved, upon the consummation of the Business Combination, the New Bird Board will comprise eight directors and will be divided into three classes with staggered three-year terms. New Bird’s directors will be divided among the three classes as follows:

•	the Class I directors will be Roelof F. Botha and David Sacks and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be Daniel Friedland, Nathaniel Justin Kan, and Jim Mutrie and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be Robert Komin, Racquel Russell, and Travis VanderZanden and their terms will expire at the annual meeting of stockholders to be held in 2024.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of New Bird’s stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation, or removal.

The Proposed Organizational Documents that will be in effect upon the completion of this offering provide that only the New Bird Board can fill vacant directorships, including newly created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.

Controlled Company Exemption

Upon consummation of the Business Combination, the Bird Founder will beneficially own more than 50% of the combined voting power for the election of directors of New Bird. As a result, New Bird will be a “controlled company” within the meaning of the corporate governance standards of the NYSE and may elect not to comply with certain corporate governance standards, including, but not limited to, the following requirements:

•	that a majority of its board of directors consist of directors who qualify as “independent” as defined under the rules of NYSE;

•	that it has a nominating and corporate governance committee composed entirely of independent directors; and

•	that it has a compensation committee composed entirely of independent directors.

Although New Bird does not intend to do so, immediately following the consummation of the Business Combination, New Bird may elect to utilize one or more of these exemptions for so long as it remains a “controlled company.” Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that New Bird ceases to be a “controlled company” and its shares continue to be listed on the NYSE, New Bird will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — Risks Related to Bird — Risks Related to Bird Being a Public Company — Because New Bird will be a “controlled company” within the meaning of the NYSE rules, New Bird stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.”

Director Independence

Upon the consummation of the Business Combination, the New Bird Board anticipates that each member of the New Bird Board, other than Mr. VanderZanden, will qualify as independent, as defined under the listing rules of the NYSE. In addition, the post-combination company will be subject to the rules of the SEC and NYSE relating to the memberships, qualifications, and operations of the audit committee, as discussed below.

Board Oversight of Risk

Upon the consummation of the Business Combination, one of the key functions of the New Bird Board will be informed oversight of the post-combination company’s risk management process. The New Bird Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Bird Board as a whole, as well as through various standing committees of the New Bird Board that address risks inherent in their respective areas of oversight. For example, the post-combination company audit committee will be responsible for overseeing the management of risks associated with the post-combination company’s financial reporting, accounting, and auditing matters, and the post-combination company’s compensation committee will oversee the management of risks associated with New Bird’s compensation policies and programs.

Board Committees

Upon the consummation of the Business Combination, the New Bird Board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The New Bird

Board may establish other committees to facilitate the management of the post-combination company’s business. The New Bird Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The New Bird Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full New Bird Board. Each member of each committee of the New Bird Board is expected to qualify as an independent director in accordance with the listing standards of the NYSE. Each committee of the New Bird Board will have a written charter approved by the New Bird Board. Upon the consummation of the Business Combination, copies of each charter will be posted on New Bird’s website at www.bird.co/investor. The inclusion of the post-combination company’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Bird’s or New Bird’s website into this proxy statement/prospectus. Members will serve on these committees until their resignation or until otherwise determined by the New Bird Board.

Audit Committee

Upon the consummation of the Business Combination, the members of New Bird’s audit committee will be Messrs. Botha, Komin, and Mutrie, each of whom can read and understand fundamental financial statements. Each of Messrs. Botha, Komin, and Mutrie is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to audit committee members. Mr. Komin will be the chair of the audit committee. Robert Komin qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE. New Bird’s audit committee will assist the New Bird Board with its oversight of the following: the integrity of New Bird’s financial statements; New Bird’s compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; and the design and implementation of New Bird’s internal audit function and risk assessment and risk management. Among other things, New Bird’s audit committee will be responsible for reviewing and discussing with New Bird’s management the adequacy and effectiveness of New Bird’s disclosure controls and procedures. The audit committee will also discuss with New Bird’s management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of New Bird’s financial statements, and the results of the audit, and quarterly reviews of New Bird’s financial statements and, as appropriate, will initiate inquiries into certain aspects of New Bird’s financial affairs. New Bird’s audit committee will be responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, as well as for the confidential and anonymous submissions by New Bird’s employees of concerns regarding questionable accounting or auditing matters. In addition, New Bird’s audit committee will have direct responsibility for the appointment, compensation, retention, and oversight of the work of New Bird’s independent registered public accounting firm. New Bird’s audit committee will have sole authority to approve the hiring and discharging of New Bird’s independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. New Bird’s audit committee will review and oversee all related-person transactions in accordance with the New Bird’s policies and procedures.

Compensation Committee

Upon the consummation of the Business Combination, the members of New Bird’s compensation committee will be Messrs. Friedland, Kan, Mutrie, and Sacks. Mr. Mutrie will be the chair of the compensation committee. Each member of New Bird’s compensation committee will be considered independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to compensation committee members. New Bird’s compensation committee will assist the New Bird Board in discharging certain of New Bird’s responsibilities with respect to compensating its executive officers, and the administration and review of its incentive plans for employees and other service providers, including its equity incentive plans, and certain other matters related to New Bird’s compensation programs.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, the members of New Bird’s nominating and corporate governance committee will be Mr. Botha, Mr. Friedland, and Ms. Russell. Mr. Friedland will be the chair of the nominating and corporate governance committee. New Bird’s nominating and corporate governance committee will assist the New Bird Board with its oversight of and identification of individuals qualified to become members of the New Bird Board, consistent with criteria approved by the New Bird Board, and selects, or recommends that the New Bird Board selects, director nominees, develops and recommends to the New Bird Board a set of corporate governance guidelines, and oversees the evaluation of the New Bird Board.

Code of Conduct

Upon the consummation of the Business Combination, the New Bird Board will adopt a Code of Conduct. The Code of Conduct will apply to all of New Bird’s employees, officers, and directors, as well as all of New Bird’s contractors, consultants, suppliers, and agents in connection with their work for New Bird. Upon the consummation of the Business Combination, the full text of New Bird’s Code of Conduct will be posted on the post-combination company’s website at www.bird.co/investor. New Bird intends to disclose future amendments to, or waivers of, its Code of Conduct, as and to the extent required by SEC regulations, at the same location on its website identified above or in public filings. Information contained on New Bird’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on New Bird’s website to be part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Bird’s compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the New Bird Board or compensation committee.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Switchback is a Cayman Islands exempted company. The Cayman Islands Companies Act (As Revised) and the Existing Organizational Documents govern the rights of Switchback’s shareholders. The Cayman Islands Companies Act (As Revised) differs in some material respects from laws generally applicable to U.S. corporations and their stockholders. In addition, the Existing Organizational Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New Bird, your rights will differ in some regards as compared to when you were a shareholder of Switchback.

Below is a summary chart outlining important similarities and differences in the corporate governance and rights associated with owning shares of Switchback, as a Cayman Islands exempted company, and New Bird, as a corporation incorporated under the laws of the State of Delaware.

This summary is qualified in its entirety by reference to the complete text of the Existing Organizational Documents, the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B, and the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. You should review each of the Proposed Organizational Documents, as well as the DGCL and the Cayman Islands Companies Act (As Revised), for more information as to how these laws apply to New Bird and Switchback, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a	Under the Cayman Islands Companies Act (As Revised) and

	Delaware	Cayman Islands
	stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote (in person or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Organizational Documents Proposal 3E).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty, and good faith to the company as a whole.

In addition to fiduciary duties, directors of Switchback owe a duty of care, diligence, and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

	Delaware	Cayman Islands
Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF SECURITIES

If the Business Combination is consummated, New Bird will replace its Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex B and Annex C, respectively, which, in the judgment of the Switchback Board, is necessary to adequately address the needs of the post-combination company.

The following summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation and Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. You are urged to read the Proposed Certificate of Incorporation and Proposed Bylaws in their entirety for a complete description of the rights and preferences of the post-combination company’s securities following the Business Combination.

For more information on the Organizational Documents Proposal and Advisory Organizational Documents Proposals, see the sections entitled “Proposal No. 2 — The Organizational Documents Proposal” and “Proposal No. 3 — The Advisory Organizational Documents Proposals.”

Capital Stock

Authorized Capitalization

The Proposed Certificate of Incorporation will authorize the issuance of 1,160,000,000 shares of capital stock, consisting of four classes: 1,000,000,000 shares of New Bird Class A Common Stock, 10,000,000 shares of New Bird Class B Common Stock, 50,000,000 shares of New Bird Class X Common Stock, and 100,000,000 shares of New Bird Preferred Stock. New Bird expects to have approximately 260,781,974 shares of New Bird Class A Common Stock outstanding immediately after the consummation of the Business Combination, assuming none of the outstanding public shares are redeemed in connection with the Business Combination, and approximately 34,749,276 shares of New Bird Class X Common Stock.

New Bird Class A Common Stock

Voting Rights

The Proposed Certificate of Incorporation provides that, except as otherwise expressly provided by the Proposed Certificate of Incorporation or as provided by law, the holders of New Bird Class A Common Stock and New Bird Class X Common Stock will at all times vote together as a single class on all matters; provided, however, that except as otherwise required by law, holders of shares of New Bird Class A Common Stock and New Bird Class X Common Stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Bird Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation. Except as otherwise expressly provided in the Proposed Certificate of Incorporation or by applicable law, each holder of New Bird Class A Common Stock will have the right to one vote per share of New Bird Class A Common Stock held of record by such holder.

Dividend Rights

Subject to preferences that may apply to any shares of New Bird Preferred Stock outstanding at the time, shares of New Bird Class A Common Stock and New Bird Class X Common Stock will be treated equally, identically, and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the New Bird Board out of any assets of New Bird legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of New Bird Class A Common Stock or New Bird Class X Common Stock (or rights to acquire such shares), then holders of New Bird Class A Common

Stock will receive shares of New Bird Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of New Bird Class X Common Stock will receive shares of New Bird Class X Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of New Bird Class A Common Stock and New Bird Class X Common Stock receiving, on a per share basis, an identical number of shares of New Bird Class A Common Stock or New Bird Class X Common Stock, as applicable.

Rights Upon Liquidation, Dissolution, and Winding Up

Subject to any preferential or other rights of any holders of New Bird Preferred Stock then outstanding, upon the liquidation, dissolution, or winding up of New Bird, whether voluntary or involuntary, holders of New Bird Class A Common Stock and New Bird Class X Common Stock will be entitled to receive ratably all assets of New Bird available for distribution to its stockholders.

Other Rights

The holders of New Bird Class A Common Stock will not have preemptive, subscription, or conversion rights. There will be no redemption or sinking fund provisions applicable to the New Bird Class A Common Stock. The rights, preferences, and privileges of holders of shares of New Bird Class A Common Stock will be subject to those of the holders of any shares of New Bird Preferred Stock that New Bird may issue in the future.

New Bird Class B Common Stock

The New Bird Class B Common Stock will have the same rights, powers, and preferences as the New Bird Class A Common Stock. At the Acquisition Merger Effective Time, and in connection with the Acquisition Merger pursuant to the terms of the Proposed Certificate of Incorporation, each then-outstanding share of New Bird Class B Common Stock will be converted, on a one-for-one basis, into a share of New Bird Class A Common Stock and will no longer be outstanding and will cease to exist.

New Bird Class X Common Stock

Voting Rights

The Proposed Certificate of Incorporation provides that, except as otherwise expressly provided by the Proposed Certificate of Incorporation or as provided by law, the holders of New Bird Class A Common Stock and New Bird Class X Common Stock will at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of New Bird Class A Common Stock and New Bird Class X Common Stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Bird Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation. Except as otherwise expressly provided in the Proposed Certificate of Incorporation or by applicable law, each holder of New Bird Class X Common Stock will have the right to 20 votes per share of New Bird Class X Common Stock held of record by such holder.

Dividend Rights

Subject to preferences that may apply to any shares of New Bird Preferred Stock outstanding at the time, shares of New Bird Class A Common Stock and New Bird Class X Common Stock will be treated equally, identically, and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the New Bird Board out of any assets of New Bird legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of New Bird Class A Common Stock or New Bird Class X Common Stock (or rights to acquire such shares), then holders of New Bird Class A Common Stock will receive shares of New Bird Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of New Bird Class X Common Stock will receive shares of New Bird Class X Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of New Bird Class A Common Stock and New Bird Class X Common Stock receiving, on a per share basis, an identical number of shares of New Bird Class A Common Stock or New Bird Class X Common Stock, as applicable.

Rights Upon Liquidation, Dissolution, and Winding Up

Subject to any preferential or other rights of any holders of New Bird Preferred Stock then outstanding, upon the liquidation, dissolution, or winding up of New Bird, whether voluntary or involuntary, holders of New Bird Class A Common Stock and New Bird Class X Common Stock will be entitled to receive ratably all assets of New Bird available for distribution to its stockholders.

Other Rights

The holders of New Bird Class X Common Stock will not have preemptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to the New Bird Class X Common Stock. The New Bird Class X Common Stock will be convertible into shares of New Bird Class A Common Stock on a one-to-one basis at the option of the holders of the New Bird Class X Common Stock at any time upon written notice to the transfer agent of New Bird. In addition, the New Bird Class X Common Stock will automatically convert into shares of New Bird Class A Common Stock on the earliest to occur of earlier of (a) the date Travis VanderZanden is neither a senior executive officer nor a director of New Bird and (b) the date on which the holders of New Bird Class X Common Stock as of the Acquisition Merger Effective Time have sold more than 75% of their shares, other than certain permitted transfers specified in the Proposed Certificate of Incorporation. The New Bird Class X Common Stock will also automatically convert into New Bird Class A Common Stock upon a transfer of the New Bird Class X Common Stock, other than certain permitted transfers specified in the Proposed Certificate of Incorporation. The rights, preferences, and privileges of holders of shares of New Bird Class X Common Stock will be subject to those of the holders of any shares of New Bird Preferred Stock that New Bird may issue in the future.

New Bird Preferred Stock

The Proposed Certificate of Incorporation provides that shares of New Bird Preferred Stock may be issued from time to time in one or more series. The New Bird Board will be authorized to fix the designation, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of the shares of each such series and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

The number of authorized shares of New Bird Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of New Bird entitled to vote thereon.

Warrants

Public Warrants

Public warrants may only be exercised for a whole number of shares. No fractional public warrants will be issued upon separation of the New Bird Units and only whole public warrants will trade. The public warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination and (b) 12 months from the closing of the IPO; provided in each case that New Bird has an effective registration statement under the Securities Act covering the shares of New Bird Class A Common Stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified, or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or New Bird will permits holders to exercise their public warrants on a cashless basis under certain circumstances). New Bird will agree (upon assumption of the Warrant Agreement) that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, it will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of New Bird Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of New Bird Class A Common Stock until the warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of New Bird Class A Common Stock issuable upon exercise of the warrants is not effective 60 business days after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when New Bird has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of New Bird Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Bird may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” and, in the event New Bird so elects, it will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. In addition, if Switchback issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of an Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Ordinary Shares (with such issue price or effective issue price to be determined in good faith by the Switchback Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Switchback Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Once the warrants become exercisable, New Bird may redeem the outstanding warrants for cash (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of New Bird Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which New Bird sends the notice of redemption to the warrant holders.

New Bird will not redeem the warrants for cash unless a registration statement under the Securities Act covering the shares of New Bird Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of New Bird Class A Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Commencing 90 days after the warrants become exercisable, New Bird may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price equal to a number of shares of New Bird Class A Common Stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the New Bird Class A Common Stock;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of the New Bird Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) on the trading day prior to the date on which New Bird sends the notice of redemption to the warrant holders.

The “fair market value” of the New Bird Class A Common Stock means the average reported last sale price of the New Bird Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will New Bird be required to net cash settle any warrant.

Private Placement Warrants

The private placement warrants are identical to the public warrants, except that the private placement warrants and the shares of New Bird Class A Common Stock issuable upon exercise of the private placement warrants will not be transferrable, assignable, or salable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by New Bird and exercisable by such holders on the same basis as the public warrants.

Switchback’s Transfer Agent and Warrant Agent

The transfer agent for Switchback’s Ordinary Shares (and, after the consummation of the Business Combination, the New Bird Common Stock) and the warrant agent for Switchback’s warrants (and, after the consummation of the Business Combination, New Bird’s warrants) is Continental Stock Transfer & Trust Company. Switchback has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and the Proposed Organizational Documents

New Bird will opt out of Section 203 of the DGCL under the Proposed Organizational Documents, but the Proposed Organizational Documents will have protections similar to those afforded by Section 203 of the DGCL, which will prohibit New Bird from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of New Bird (the “acquisition”), except if:

•	the New Bird Board approved the acquisition prior to its consummation;

•	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•	the business combination is approved by the New Bird Board, and by a two-thirds vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale, or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New Bird’s voting stock.

Under certain circumstances, these anti-takeover provisions will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Bird for a three-year period. This may encourage companies interested in acquiring New Bird to negotiate in advance with the New Bird Board because the stockholder approval requirement would be avoided if the New Bird Board approves the acquisition that results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in the New Bird Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Under the Proposed Organizational Documents, subject to the rights of any series of New Bird Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of New Bird (a) may be effected by a consent in writing by such stockholders until the Sunset Date and (b) following the Sunset Date, must be effected at a duly called annual or special meeting of stockholders of New Bird and may not be effected by any consent in writing by such stockholders.

Special Meeting of Stockholders

Under the Proposed Organizational Documents, special meetings of stockholders of New Bird may be called only by the chairperson of the New Bird Board, the chief executive officer or president of New Bird, the New Bird Board acting pursuant to a resolution adopted by a majority of the total number of directors constituting the New Bird Board, or, until the Sunset Date, the secretary of New Bird upon a written request of any holder of record of at least 25% of the voting power of the issued and outstanding shares of capital stock of New Bird, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under the Proposed Bylaws, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of New Bird shall be given in the manner and to the extent provided in the Proposed Bylaws.

Listing of Securities

The parties anticipate that, following the Business Combination, the New Bird Class A Common Stock and New Bird Warrants will be listed on the NYSE under the symbols “BRDS” and “BRDS WS,” respectively, and the Switchback Units, Class A Ordinary Shares, and Switchback Warrants will cease trading on the NYSE and will be deregistered under the Exchange Act, upon the Domestication Closing.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW BIRD COMMON STOCK

Pursuant to Rule 144, a person who has beneficially owned restricted shares of New Bird Common Stock or restricted New Bird Warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of New Bird’s affiliates at the time of, or at any time during the three months preceding, a sale and (b) New Bird is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Bird was required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of New Bird Class A Common Stock or restricted New Bird Warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such New Bird Common Stock or New Bird Warrants then-outstanding, as applicable; and

•	the average weekly reported trading volume of such New Bird securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by New Bird’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Bird.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Switchback regarding (a) the actual beneficial ownership of the Ordinary Shares as of the record date (prior to the Business Combination and PIPE Financing) and (b) the expected beneficial ownership of New Bird Common Stock immediately following consummation of the Business Combination and PIPE Financing, assuming that no public shares of Switchback are redeemed, and alternatively the maximum redemptions scenario, which assumes that 31,625,000 Class A Ordinary Shares are redeemed as further described in the subsection entitled “Unaudited Pro Forma Condensed Combined Financial Information,” resulting in an aggregate payment of $316.3 million out of the Trust Account, in each case, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of New Bird Class A Common Stock;

•	each of Switchback’s named executive officers and directors;

•	each person who will become a named executive officer or director of New Bird post-Business Combination; and

•	all current executive officers and directors of Switchback as a group pre-Business Combination, and all executive officers and directors of New Bird as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Switchback’s Ordinary Shares prior to the Business Combination and PIPE Financing is based on 39,531,250 Class A Ordinary Shares and Class B Ordinary Shares issued and outstanding in the aggregate as of June 11, 2021.

The expected beneficial ownership of shares of New Bird Common Stock immediately following consummation of the Business Combination and PIPE Financing, assuming none of Switchback’s public shares are redeemed, is based on an aggregate of 295,531,250 shares of New Bird Class A Common Stock and New Bird Class X Common Stock issued and outstanding, and (a) assumes (i) that none of Switchback’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, (ii) that are no other issuances of equity interests of Switchback, and (iii) that there are no exercises of Bird Options or Bird Warrants and (b) does not take into account (i) New Bird Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or forfeiture of the Switchback Founder Earn Back Shares.

The expected beneficial ownership of shares of New Bird Common Stock immediately following consummation of the Business Combination and PIPE Financing, assuming the maximum redemption scenario where 31,625,000 public shares have been redeemed, is based on an aggregate of 263,906,250 shares of New Bird Class A Common Stock and New Bird Class X Common Stock issued and outstanding, and (a) assumes (i) that none of Switchback’s initial shareholders or the Historical Rollover Stockholders purchase Class A Ordinary Shares in the open market, (ii) that there are no other issuances of equity interests of Switchback, and (iii) that there are no exercises of Bird Options or Bird Warrants, and (b) does not take into account (i) New Bird Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or forfeiture of the Switchback Founder Earn Back Shares.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of New Bird Common Stock beneficially owned by them.

Shares of New Bird Common Stock that may be acquired by an individual or group within 60 days of August 1, 2021, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Unless otherwise indicated, the address for each Bird stockholder listed is c/o Bird Rides, Inc., 406 Broadway, Suite 369, Santa Monica, California 90401.

			After the Business Combination
	Prior to the Business Combination		Assuming No Redemptions Scenario		Assuming Maximum Redemptions Scenario
Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock	%	Number of Shares of Common Stock	%	Number of Shares of Common Stock	%
Five Percent Holders of Switchback
NGP Switchback II, LLC (the Sponsor)(2)(3)	7,826,250	19.8	7,826,250	2.6	7,826,250	3.0
Adage Capital Partners, L.P.(4)	2,250,000	5.7	2,250,000	*	—	—
Hayman Capital Management, L.P.(5)	2,114,748	5.3	2,114,748	*	—	—
Directors and Executive Officers of Switchback
Scott McNeill(3)	7,926,250	20.0	8,356,250	2.8	8,356,250	3.2
Jim Mutrie(3)	7,926,250	20.0	8,356,250	2.8	8,356,250	3.2
Chris Carter(6)	7,826,250	19.8	7,826,250	2.6	7,826,250	3.0
Scott Gieselman(6)	7,826,250	19.8	7,826,250	2.6	7,826,250	3.0
Sam Stoutner(6)	7,826,250	19.8	7,826,250	2.6	7,826,250	3.0
Philip J. Deutch(6)	7,826,250	19.8	7,826,250	2.6	7,826,250	3.0
Ray Kubis	65,000	*	65,000	*	65,000	*
Precious Williams Owodunni	45,000	*	45,000	*	45,000	*
All Directors and Executive Officers of Switchback as a Group (Eight Individuals)	8,136,250	20.6	8,996,250	3.0	8,996,250	3.4
Five Percent Holders of Bird
Entities affiliated with Craft Ventures(7)	—	—	27,021,740	9.1	27,021,740	10.2
Entities affiliated with FMR LLC(8)	—	—	26,780,551	9.1	26,780,551	10.1
Entities affiliated with Goldcrest Capital(9)	—	—	19,718,834	6.7	19,718,834	7.5
Entities affiliated with Sequoia Capital(10)	—	—	17,070,833	5.8	17,070,833	6.5
Entities affiliated with Valor Equity Partners(11)	—	—	16,021,729	5.4	16,021,729	6.1
Directors and Named Executive Officers of New Bird After Consummation of the Business Combination
Travis VanderZanden(12)	—	—	34,749,276	11.8	34,749,276	13.2
Yibo Ling(13)	—	—	1,824,197	*	1,824,197	*
William S. Rushforth(14)	—	—	1,992,873	*	1,992,873	*
Roelof F. Botha(10)	—	—	—	—	—	—
Daniel Friedland(9)	—	—	19,718,834	6.7	19,718,834	7.5
Nathaniel Justin Kan(15)	—	—	551,489	*	551,489	*
Robert Komin	—	—	—	—	—	—
Jim Mutrie(3)	7,926,250	20.0	8,356,250	2.8	8,356,250	3.2
Racquel Russell	—	—	—	—	—	—
David Sacks(7)	—	—	—	—	—	—

All Directors and Executive Officers of New Bird as a Group (13 Individuals)	—	—	67,848,011	23.0	67,848,011	25.7

*	Less than one percent.

(1)

This table is based on 39,531,250 Ordinary Shares outstanding, of which 31,625,000 were Class A Ordinary Shares and 7,906,250 were Class B Ordinary Shares. Unless otherwise noted, the business address of each of the following entities or individuals is 5949 Sherry Lane, Suite 1010, Dallas, Texas 75225.

(2)

Interests shown consist solely of Switchback Founder Shares, classified as Class B Ordinary Shares. Such shares will automatically convert into New Bird Class A Common Stock upon consummation of the Business Combination on a one-for-one basis, subject to adjustment.

(3)

NGP Switchback II, LLC is the record holder of the shares reported herein. Mr. McNeill is a manager and the Co-Chief Executive Officer of NGP Switchback II, LLC. Mr. Mutrie is a manager and the Co-Chief Executive Officer of NGP Switchback II, LLC. As such, Messrs. McNeill and Mutrie may be deemed to have or share beneficial ownership of the Ordinary Shares held directly by NGP Switchback II, LLC. Messrs. McNeill and Mutrie disclaim any such beneficial ownership of such securities. On January 12, 2020, Messrs. McNeill and Mutrie purchased, for $10.00 per unit, 100,000 units each, directly from the underwriter in connection with the IPO. Each unit consists of one Class A Ordinary Share and one-fifth of one public warrant. In addition, NGP XII US Holdings, L.P. indirectly owns a majority of the limited liability company interests of NGP Switchback II, LLC through its wholly owned subsidiary, NGP ETP III Investments, LLC, and NGP ETP III Investments, LLC’s majority owned subsidiary, NGP Energy Technology Partners III, LLC. NGP XII Holdings GP, L.L.C. is the sole general partner of NGP XII US Holdings, L.P., and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP, L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XII, L.L.C. has delegated full power and authority to manage NGP XII US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick, and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. Accordingly, each of NGP XII US Holdings, L.P., NGP XII Holdings GP, L.L.C., NGP Natural Resources XII, L.P., G.F.W. Energy XII, L.P., GFW XII, L.L.C., NGP ETP III Investments, LLC, NGP Energy Capital Management, L.L.C., Chris Carter, Craig Glick, and Jill Lampert may be deemed to have or share beneficial ownership of the Ordinary Shares held directly by NGP Switchback II, LLC.

(4)

According to a Schedule 13G filed with the SEC on January 19, 2021 on behalf of Adage Capital Partners, L.P., a Delaware limited partnership (“ACP”), Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), Adage Capital Advisors, L.L.C., a Delaware limited liability company (“ACA”), Robert Atchinson, and Phillip Gross, the shares reported herein are directly owned by ACP. ACPGP is the general partner of ACP, ACA is the managing member of ACPGP, and Messrs. Atchinson and Gross are managing members of ACA. ACP has the power to dispose of and the power to vote the Class A Ordinary Shares beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the Class A Ordinary Shares beneficially owned by ACP. The business address of this shareholder is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(5)

According to a Schedule 13G filed with the SEC on January 15, 2021 by Hayman Capital Management, L.P., a Delaware limited partnership (“HCM”), Hayman Capital Master Fund, L.P. a Cayman Islands limited partnership (“HCMF”), and J. Kyle Bass, the shares reported herein are directly owned by HCMF. HCM serves as the investment adviser to and general partner of, and may be deemed to beneficially own securities owned by HCMF. J. Kyle Bass is the Managing Partner of, and may be deemed to beneficially own securities owned by HCM. The business address of this shareholder is 5949 Sherry Lane, Suite 1010, Dallas, Texas 75225.

(6)

NGP Switchback II, LLC is the record holder of the shares reported herein. Messrs. Carter, Deutch, Gieselman, and Stoutner are managers of NGP Switchback II, LLC. As such, Messrs. Carter, Deutch, Gieselman, and Stoutner may be deemed to have or share beneficial ownership of the Ordinary Shares held directly by NGP Switchback II, LLC. Messrs. Carter, Deutch, Gieselman, and Stoutner disclaim any such beneficial ownership of such securities.

(7)

Consists of (i) 20,773,452 shares of New Bird Class A Common Stock to be held of record by Craft Ventures I, L.P.; (ii) 3,902,815 shares of New Bird Class A Common Stock to be held of record by Craft Ventures I-A, L.P.; and (iii) 2,290,759 shares of New Bird Class A Common Stock to be held of record by Craft Ventures I-B, L.P. Includes 49,105 shares of New Bird Class A Common Stock and 5,609 shares of New Bird Class A Common Stock issuable upon vesting of Bird Common Stock within 60 days held by Craft Ventures I, L.P. and Craft Ventures I-B, L.P., respectively. The address for each of the Craft entities identified in this footnote is 855 Front Street, San Francisco, California 94111.

(8)

Consists of (i) 727,017 shares of New Bird Class A Common Stock to be owned by FIAM Target Date Blue Chip Growth Commingled Pool; (ii) 3,301,969 shares of New Bird Class A Common Stock to be owned by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund; (iii) 118,837 shares of New Bird Class A Common Stock to be owned by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund; (iv) 326,447 shares of New Bird Class A Common Stock to be owned by Fidelity Blue Chip Growth Commingled Pool; (v) 25,695 shares of New Bird Class A Common Stock to be owned by Fidelity Blue Chip Growth Institutional Trust; (vi) 4,665,166 shares of New Bird Class A Common Stock to be owned by Fidelity Growth Company Commingled Pool; (vii) 10,528 shares of New Bird Class A Common Stock to be owned by Fidelity Magellan Commingled Pool; (viii) 571,528 shares of New Bird Class A Common Stock to be owned by Fidelity Magellan Fund: Fidelity Magellan Fund; (ix) 4,642,891 shares of New Bird Class A Common Stock to be owned by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (x) 913,409 shares of New Bird Class A Common Stock to be owned by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund; (xi) 1,011,613 shares of New Bird Class A Common Stock to be owned by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund; (xii) 94,845 shares of New Bird Class A Common Stock to be owned by Fidelity NorthStar Fund; (xiii) 47,531 shares of New Bird Class A Common Stock to be owned by Fidelity NorthStar Fund - Sub D; (xiv) 8,575,146 shares of New Bird Class A Common Stock to be owned by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund; (xv) 859,682 shares of New Bird Class A Common Stock to be owned by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund; (xvi) 15,790 shares of New Bird Class A Common Stock to be owned by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund; (xvii) 351,735 shares of New Bird Class A Common Stock to be owned by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund; (xviii) 42,875 shares of New Bird Class A Common Stock to be owned by Fidelity U.S. Growth Opportunities Investment Trust; (xix) 319,744 shares of New Bird Class A Common Stock to be owned by Variable Insurance Products Fund III: Growth Opportunities Portfolio; and (xx) 168,102 Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for each of the Fidelity entities identified in this footnote is 245 Summer Street, Boston, Massachusetts 02210.

(9)

Consists of (i) 2,922,746 shares of New Bird Class A Common Stock to be held of record by Goldcrest Capital Bird-B SPV, LLC; (ii) 1,669,142 shares of New Bird Class A Common Stock to be held of record by Goldcrest Capital Bird-C SPV, LLC; (iii) 873,034 shares of New Bird Class A Common Stock to be held of record by Goldcrest Capital Bird-C-1 SPV, LLC; (iv) 103,809 shares of New Bird Class A Common Stock to be held of record by Goldcrest Capital Bird-D SPV, LLC; (v) 2,829,864 shares of New Bird Class A Common Stock to be held of record by Goldcrest Capital II-A, LP SPV, LLC, for itself and as nominee for Goldcrest Capital II-B, LP and Goldcrest Capital II-C, LP; (vi) 10,133,254 shares of New Bird Class A Common Stock to be held of record by Goldcrest Capital QP, LP; and (vii) 1,177,135 shares of New Bird Class A Common Stock to be held of record by Goldcrest Capital, LP. Includes 9,849 shares of New Bird Class A Common Stock issuable upon vesting of Bird Common Stock within 60 days held by Goldcrest Capital QP, LP. The address for each of the Goldcrest Capital entities identified in this footnote is 5956 Sherry Lane, Suite 1818, Dallas, Texas 75225.

(10)

Consists of 5,961,442 shares of New Bird Class A Common Stock to be held of record by Sequoia Capital U.S. Growth Fund VII, L.P. (“GFVII”); (ii) 425,018 shares of New Bird Class A Common Stock to be held of record by Sequoia Capital U.S. Growth VII Principals Fund, L.P. (“GFVII PF”); (iii) 6,446,307 shares of New Bird Class A Common Stock to be held of record by Sequoia Capital U.S. Growth Fund VIII, L.P. (“GFVIII”); (iv) 4,160,269 shares of New Bird Class A Common Stock to be held of record by Sequoia Grove II, LLC (“Grove II”); and (v) 77,796 shares of New Bird Class A Common Stock to be held of record by Sequoia Grove UK, L.P. (“Grove UK” and, together with Grove II, the “Grove Funds”). SC US (TTGP), Ltd. is (i) the general partner of SC U.S. Growth VII Management, L.P., which is the general partner of each of GFVII and GFVII PF (collectively, the “GFVII Funds”), and (ii) the general partner of SC U.S. Growth VIII Management, L.P., which is the general partner of GFVIII. The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the GFVII Funds and GFVIII include Roelof Botha, one of New Bird’s director nominees. As a result, and by virtue of the relationships described in this paragraph, each such person may be deemed to share voting and dispositive power with respect to the shares held by the GFVII Funds, GFVIII, and the Grove Funds, as applicable. Mr. Botha expressly disclaims beneficial ownership of the shares held by the GFVII Funds, GFVIII, and the Grove Funds. The address for each of the Sequoia Capital entities identified in this footnote is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(11)

Consists of (i) 11,057,184 shares of New Bird Class A Common Stock to be held of record by Valor Bird Holdings, LLC; (ii) 4,140,314 shares of New Bird Class A Common Stock to be held of record by Valor Fund V Bird Holdings, L.P.; (iii) 540,333 shares of New Bird Class A Common Stock to be held of record by Valor R&D Series LLC – Series CP; (iv) 276,970 shares of New Bird Class A Common Stock to be held of record by Valor R&D Series LLC – Series CY; and (v) 6,927 shares of New Bird Class A Common Stock to be held of record by Valor R&D Series LLC – Series EZ. The address for each of the Valor Equity Partner entities identified in this footnote is c/o Valor Equity Partners, 875 North Michigan Avenue, Suite 3214, Chicago, Illinois 60611.

(12)

Represents shares of New Bird Class X Common Stock, which are convertible on a one-to-one basis into shares of New Bird Class A Common Stock at the option of the holder. Except as otherwise expressly provided in the Proposed Certificate of Incorporation or by applicable law, each holder of New Bird Class X Common Stock will have the right to 20 votes per share of New Bird Class X Common Stock held of record by such holder. See the section entitled “Description of Securities — Capital Stock — New Bird Class X Common Stock.”

(13)	Includes 545,430 shares of New Bird Class A Common Stock issuable upon exercise of options within 60 days.
(14)	Includes 966,785 shares of New Bird Class A Common Stock issuable upon exercise of options within 60 days.
(15)	Represents shares held of record by Nathaniel Justin Kan Revocable Trust. Includes 20,713 shares of New Bird Class A Common Stock issuable upon vesting of Bird Common Stock within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Switchback Related Party Transactions

Switchback Founder Shares

On October 8, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of Switchback in exchange for issuance of 7,906,250 Switchback Founder Shares. On October 27, 2020, the Sponsor surrendered an aggregate of 718,750 Class B Ordinary Shares to Switchback at no cost. In January 2021, Switchback effected a share capitalization of 718,750 Switchback Founder Shares, resulting in the Sponsor holding an aggregate of 7,906,250 Switchback Founder Shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The holders of the Switchback Founder Shares agreed to forfeit up to an aggregate of 1,031,250 Switchback Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriter, so that the Switchback Founder Shares would represent 20% of Switchback’s issued and outstanding shares after the Initial Public Offering. The over-allotment option was exercised in full on January 8, 2021; thus, these shares were no longer subject to forfeiture.

The holders of the Switchback Founder Shares have agreed, subject to limited exceptions, not to transfer, assign, or sell any of their Switchback Founder Shares until the earlier to occur of (a) one year after the completion of the Initial Business Combination and (b) subsequent to the Initial Business Combination, (i) if the last reported sale price of Switchback’s Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Initial Business Combination, or (ii) the date on which Switchback completes a liquidation, merger, share exchange, or other similar transaction that results in all of Switchback’s shareholders having the right to exchange their Ordinary Shares for cash, securities, or other property.

Pursuant to the terms of the Letter Agreement Amendment, the Switchback Founder Shares (which will be converted into shares of New Bird Class B Common Stock at the Domestication Merger Effective Time, and such New Bird Class B Common Stock will be converted into shares of New Bird Class A Common Stock at the Acquisition Merger Effective Time) may not be transferred until the date that is 180 days following the Acquisition Closing Date. Notwithstanding the foregoing, if (a) at least 120 days have elapsed since the Acquisition Closing Date and (b) the Founder Shares Lock-Up Period is scheduled to end during a Blackout Period or within five trading days prior to a Blackout Period, the Founder Shares Lock-Up Period will end ten trading days prior to the commencement of the Blackout Period.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, Switchback completed the Private Placement of 5,550,000 private placement warrants at a price of $1.50 per private placement warrant in the Private Placement to the Sponsor, generating gross proceeds to Switchback of approximately $8.3 million.

Each private placement warrant is exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If Switchback does not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and Switchback’s officers and directors agreed, subject to limited exceptions, not to transfer, assign, or sell any of their private placement warrants until 30 days after the completion of the Initial Business Combination.

Administrative Services Agreement

Pursuant to the Administrative Services Agreement between Switchback and the Sponsor, dated January 7, 2021, Switchback agreed to pay the Sponsor a total of $20,000 per month for office space, utilities, secretarial support, and administrative services. Upon completion of the Initial Business Combination or Switchback’s liquidation, the agreement will terminate. No amounts were due as of June 30, 2021 or December 31, 2020.

Related Party Loans and Advances

On October 8, 2020, the Sponsor agreed to loan Switchback up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to the Note. The Note was non-interest bearing, unsecured, and due upon the closing of the Initial Public Offering. Switchback borrowed approximately $75,000 under the Note and repaid the Note in full on January 12, 2021.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor and certain of Switchback’s officers and directors or any of their respective affiliates may, but are not obligated to, provide Switchback Working Capital Loans. If Switchback completes an Initial Business Combination, Switchback would repay the Working Capital Loans out of the proceeds of the Trust Account released to Switchback. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination is not completed within the Combination Period, Switchback may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-combination company at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021 and December 31, 2020, Switchback had no borrowings under the Working Capital Loans.

Registration Rights

The holders of the Founder Shares, private placement warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), and any Class A Ordinary Shares held by the initial shareholders and the Sponsor at the completion of the Initial Public Offering or acquired prior to or in connection with the Initial Business Combination, are entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the IPO. The holders of these securities, having a value of at least $25 million in the aggregate, are entitled to make up to three demands that Switchback offer such securities in an underwritten offering. In addition, these holders also have certain “piggyback” registration rights with respect to certain underwritten offerings Switchback may conduct. Switchback will bear the expenses incurred in connection with the registration of such securities.

Bird’s Related Party Transactions

Prior Equity Financings

Between May 2017 and March 2020, Bird sold to related persons Bird Series Seed Preferred Stock, Bird Series A Preferred Stock, Bird Series B Preferred Stock, Bird Series C Preferred Stock, Bird Series C-1 Preferred Stock, Bird Series D Preferred Stock, and Bird Founders Preferred Stock. The following table summarizes the purchases of such preferred stock from Bird by such related persons:

	Series(1)
Name	Founders	Seed	A	B	C	C-1	D
Travis VanderZanden(2)	11,250,000	—	—	—	—	425,695	—
Entities affiliated with Craft Ventures(3)	—	2,936,354	11,997,600	7,237,257	4,218,755	1,227,085	—
Entities affiliated with Goldcrest Capital(4)	—	5,811,533	4,430,931	6,293,267	3,130,699	1,255,800	97,151
Entities affiliated with Valor Equity Partners(5)	—	611,740	313,573	7,866,583	2,827,328	942,099	3,870,658
Entities affiliated with Sequoia Capital(6)	—	—	—	—	7,875,380	851,390	3,870,658
Entities affiliated with Fidelity(7)	—	—	—	—	—	3,536,674	1,161,198
Caisse de dépôt et placement du Québec(8)	—	—	—	—	—	—	3,870,658
Nathaniel Justin Kan(9)	—	61,174	—	—	—	—	—

(1)

The purchase price per series is as follows: (i) Bird Founders Preferred Stock: $0.0000013 per share; (ii) Series Seed Preferred Stock: $0.41 per share; (iii) Series A Preferred Stock: $0.73 per share; (iv) Series B Preferred Stock: $3.18 per share; (v) Series C Preferred Stock: $6.35 per share; (vi) Series C-1 Preferred Stock: $11.75 per share; and (vii) Series D Preferred Stock: $12.92 per share.

(2)	Travis VanderZanden is the Chief Executive Officer of Bird and a member of Bird’s board of directors, and holds more than 5% of Bird’s capital stock prior to the Business Combination.
(3)

David Sacks is a member of Bird’s board of directors and an affiliate of Craft Ventures. Entities affiliated with Craft Ventures hold more than 5% of Bird’s capital stock prior to the Business Combination.

(4)

Daniel Friedland is a member of Bird’s board of directors and an affiliate of Goldcrest Capital. Entities affiliated with Goldcrest Capital hold more than 5% of Bird’s capital stock prior to the Business Combination.

(5)

Antonio Gracias is a member of Bird’s board of directors and an affiliate of Valor Equity Partners. Entities affiliated with Valor Equity Partners hold more than 5% of Bird’s capital stock prior to the Business Combination.

(6)

Roelof F. Botha is a member of Bird’s board of directors and an affiliate of Sequoia Capital. Entities affiliated with Sequoia Capital hold more than 5% of Bird’s capital stock prior to the Business Combination.

(7)	Entities affiliated with Fidelity hold more than 5% of Bird’s capital stock prior to the Business Combination.
(8)	Jeffrey Smith is a member of Bird’s board of directors and an affiliate of Caisse de dépôt et placement du Québec.
(9)	Nathaniel Justin Kan is a member of Bird’s board of directors.

Sales of Senior Preferred Stock, Senior Preferred Warrants, and Exchange Agreement

From January 26, 2021 through April 20, 2021, Bird sold an aggregate of 10,088,349 shares of Bird Senior Preferred Stock to related persons at a purchase price of $10.00 per share. In addition, a total of 5,869,726 Bird Senior Preferred Warrants were issued to related persons in connection with their purchase of Bird Senior Preferred Stock, to the extent such investors purchased more than their current pro rata investment in Bird. The following table summarizes the purchases of Bird Senior Preferred Stock and associated Bird Senior Preferred Warrants to such related persons:

Name	Shares of Bird Senior Preferred Stock	Bird Senior Preferred Warrants
Caisse de dépôt et placement du Québec(1)	269,001	—
Entities affiliated with Craft Ventures(2)	767,852	—
Entities affiliated with Goldcrest Capital(3)	631,520	—
Entities affiliated with Fidelity(4)	6,000,000	5,636,824
Entities affiliated with Sequoia Capital(5)	1,147,062	84,240
Entities affiliated with Valor Equity Partners(6)	1,072,914	—
Travis VanderZanden(7)	200,000	148,662
Nathaniel Justin Kan(8)	257	—

(1)	Jeffrey Smith is a member of Bird’s board of directors and an affiliate of Caisse de dépôt et placement du Québec.
(2)

David Sacks is a member of Bird’s board of directors and an affiliate of Craft Ventures. Entities affiliated with Craft Ventures hold more than 5% of Bird’s capital stock prior to the Business Combination.

(3)

Daniel Friedland is a member of Bird’s board of directors and an affiliate of Goldcrest Capital. Entities affiliated with Goldcrest Capital hold more than 5% of Bird’s capital stock prior to the Business Combination.

(4)	Entities affiliated with Fidelity hold more than 5% of Bird’s capital stock prior to the Business Combination.
(5)

Roelof F. Botha is a member of Bird’s board of directors and an affiliate of Sequoia Capital. Entities affiliated with Sequoia Capital hold more than 5% of Bird’s capital stock prior to the Business Combination.

(6)

Antonio Gracias is a member of Bird’s board of directors and an affiliate of Valor Equity Partners. Entities affiliated with Valor Equity Partners hold more than 5% of Bird’s capital stock prior to the Business Combination.

(7)	Travis VanderZanden is the Chief Executive Officer of Bird and a member of Bird’s board of directors, and holds more than 5% of Bird’s capital stock prior to the Business Combination.
(8)	Nathaniel Justin Kan is a member of Bird’s board of directors.

In connection with the issuance of the Bird Senior Preferred Stock, the Prior Bird Preferred Stock was automatically converted into Bird Common Stock pursuant to the terms of Bird’s certificate of incorporation. To the extent the purchasers of Bird Senior Preferred Stock also held Prior Bird Preferred Stock and purchased shares of Bird Senior Preferred Stock in an amount equal to at least their current pro rata investment in Bird, Bird agreed to enter into the Exchange Agreement that would allow such existing holders of Prior Bird Preferred Stock to exchange the shares of Bird Common Stock received upon conversion of their Prior Bird Preferred Stock for an equal number of shares of Bird Prime Preferred Stock containing substantially the same terms, and of the same series, as the shares of Prior Bird Preferred Stock held by such investors prior to the conversion. Substantially all holders of Prior Bird Preferred Stock, including all holders of more than 5% of Bird’s capital stock prior to the Business Combination, entered into the Exchange Agreement with Bird and received shares of Bird Prime Preferred Stock.

Investors’ Rights Agreement

Bird is a party to the Amended and Restated Investors’ Rights Agreement, dated as of January 26, 2021, which grants registration rights, information rights, and a right of first offer with respect to certain issuances of securities by Bird, among other things, to certain holders of its capital stock, including (i) Travis VanderZanden, who is the Chief Executive Officer, a member of the board of directors, and a holder of more than 5% of Bird’s capital stock prior to the Business Combination, (ii) entities affiliated with Craft Ventures, Goldcrest Capital, Fidelity, Sequoia Capital, and Valor Equity Partners, each of which currently holds more than 5% of Bird’s capital stock prior to the Business Combination, and (iii) Caisse de dépôt et placement du Québec, which is affiliated with Bird director, Jeffrey Smith. David Sacks, Daniel Friedland, Roelof F. Botha, and Antonio Gracias, each of whom are directors of Bird, are affiliated with Craft Ventures, Goldcrest Capital, Sequoia Capital, and Valor Equity Partners, respectively. This agreement will terminate upon the Closing.

Voting Agreement

Bird is a party to the Amended and Restated Voting Agreement, dated as of January 26, 2021 (the “Voting Agreement”), pursuant to which certain holders of its capital stock, including (i) Travis VanderZanden, who is the Chief Executive Officer, a member of the board of directors, and a holder of more than 5% of Bird’s capital stock prior to the Business Combination, (ii) entities affiliated with Craft Ventures, Goldcrest Capital, Fidelity, Sequoia Capital, and Valor Equity Partners, each of which currently holds more than 5% of Bird’s capital stock prior to the Business Combination, and (iii) Caisse de dépôt et placement du Québec, which is affiliated with Bird director, Jeffrey Smith, have agreed to vote their shares of Bird’s capital stock on certain matters, including with respect to the election of directors. The Voting Agreement also provides for drag-along rights with respect to certain transactions. David Sacks, Daniel Friedland, Roelof F. Botha, and Antonio Gracias, each of whom are directors of Bird, are affiliated with Craft Ventures, Goldcrest Capital, Sequoia Capital, and Valor Equity Partners, respectively. The Voting Agreement will terminate upon the Closing.

Right of First Refusal

Pursuant to the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of January 26, 2021 (the “ROFR Agreement”), Bird or its assignees have the right to purchase shares of Bird capital stock that Mr. VanderZanden proposes to sell to other parties. Certain holders of Bird capital stock, including (i) entities affiliated with Craft Ventures, Goldcrest Capital, Fidelity, Sequoia Capital, and Valor Equity Partners, each of which holds more than 5% of Bird’s capital stock prior to the Business Combination, and (ii) Caisse de dépôt et placement du Québec, which is affiliated with Bird director, Jeffrey Smith, have rights of first refusal and co-sale under the ROFR Agreement. David Sacks, Daniel Friedland, Roelof F. Botha, and Antonio Gracias, each of whom are directors of Bird, are affiliated with Craft Ventures, Goldcrest Capital, Sequoia Capital, and Valor Equity Partners, respectively. The ROFR Agreement will terminate upon the Closing.

A&R Registration Rights Agreement

In connection with the Acquisition Closing, the IPO Registration Rights Agreement will be amended and restated, and New Bird and the Registration Rights Holders will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, New Bird will agree that, within 20 business days after the consummation of the Business Combination, New Bird will file with the SEC (at New Bird’s sole cost and expense) the Resale Registration Statement, and New Bird will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Initial Holders can demand up to three underwritten offerings and certain of the New Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand up to four block trades within any 12-month period and will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by New Bird if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

PIPE Financing

Certain PIPE Investors related to Switchback and Bird have entered into Subscription Agreements with Switchback, pursuant to which they have subscribed for shares of New Bird Class A Common Stock in connection with the PIPE Financing. Such PIPE Investors participating in the PIPE Financing include (i) Jim Mutrie (430,000 shares), a director of Switchback and director nominee of New Bird, (ii) Fidelity (6,000,000 shares), which holds more than 5% of Bird’s capital stock prior to the Business Combination, (iii) Scott McNeill (430,000 shares), a director of Switchback, and (iv) NGP Energy Technology Partners III, LLC (1,333,000 shares), NGP ETP III Investments, LLC (2,107,000 shares), and NGP Keystone, L.P. (1,000,000 shares), each an affiliate of the Sponsor.

Indemnification Agreements

Bird has entered into indemnification agreements with each of its officers and directors and purchased directors’ and officers’ liability insurance. The indemnification agreements, Bird’s amended and restated certificate of incorporation, as amended, and its bylaws, as amended and currently in effect, require Bird to indemnify its directors and officers to the fullest extent permitted under Delaware law.

The Proposed Certificate of Incorporation, which will be effective upon the completion of the Business Combination, will contain provisions limiting the liability of directors, and the Proposed Bylaws, which will be effective upon the completion of the Business Combination, will provide that the post-combination company will indemnify each of its directors to the fullest extent permitted under Delaware law. The Proposed Organizational Documents will also provide the New Bird Board with discretion to indemnify officers and employees when determined appropriate by the New Bird Board.

New Bird intends to enter into new indemnification agreements with each of its directors and executive officers and certain other key employees. The indemnification agreements will provide that the post-combination company will indemnify each of its directors, executive officers, and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of the post-combination company’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law and the Proposed Organizational Documents. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the post-combination company will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Policies and Procedures for Related Party Transactions

The New Bird Board will review and considers the interests of its directors, executive officers, and principal stockholders in its review and consideration of transactions and forms committees of non-interested directors when it determines that the formation of such committees is appropriate under the circumstances.

New Bird intends to adopt a new written related party transaction policy to be effective upon the completion of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of New Bird’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the post-combination company without the prior consent of the audit committee, or other independent members of the New Bird Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for New Bird to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

LEGAL MATTERS

Latham & Watkins LLP has passed upon the validity of the securities of New Bird offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Vinson & Elkins L.L.P., as tax counsel for Switchback, has passed upon certain U.S. federal income tax consequences of the Business Combination for Switchback.

EXPERTS

The balance sheet of Bird Global, Inc. at May 4, 2020, included in this proxy statement/prospectus, has been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Bird Rides, Inc. at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Switchback as of December 31, 2020, and for the period from October 7, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus on Form S-4 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of LMTS Holding, SCA as of and for the years ended December 31, 2019 and 2018, included in this proxy statement/prospectus, have been audited by Frank, Rimerman + Co. LLP, independent registered public accounting firm, as set forth in their report thereon and appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

Unless Switchback has received contrary instructions, Switchback may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if it believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Switchback’s expenses. However, if shareholders prefer to receive multiple sets of Switchback’s disclosure documents at the same address this year, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Switchback’s disclosure documents, the shareholders should follow these instructions:

•

if the shares are registered in the name of the shareholder, the shareholder should contact Switchback at its offices at 5949 Sherry Lane, Suite 1010, Dallas, Texas 75225 or its telephone number at (972) 514-9535 or send an email to info@swbk2.com to inform Switchback of his or her request; or

•	if a bank, broker, or other nominee holds the shares, the shareholder should contact the bank, broker, or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Switchback’s securities is Continental Stock Transfer & Trust Company.

STOCKHOLDER PROPOSALS AND NOMINATIONS

It is anticipated that the 2022 annual meeting of stockholders will be held no later than June 5, 2022. For any proposal to be considered for inclusion in New Bird’s proxy statement and form of proxy for submission to the stockholders at the 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Proposed Bylaws. Assuming the meeting is held on or about June 5, 2022, such proposals must be received by New Bird at its offices at 406 Broadway, Suite 369, Santa Monica, California 90401, within a reasonable time before New Bird begins to print and send its proxy materials for the meeting.

In addition, the Proposed Bylaws, which will be effective upon consummation of the Domestication Merger, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Bird not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, such anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the day on which public announcement of the date of such meeting was first made. Thus, for the 2022 annual meeting of stockholders, notice of a proposal must be delivered to the Secretary no later than March 7, 2022 and no earlier than February 5, 2022. The Chairperson of the New Bird Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Further, the Proposed Bylaws, which will be effective upon the consummation of the Domestication Merger, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Bird, in the case of an annual meeting, not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the day on which public announcement of the date of such meeting was first made. Thus, for the 2022 annual meeting of stockholders, notice of a nomination must be delivered to New Bird’s Secretary no later than March 7, 2022 and no earlier than February 5, 2022. The Chairperson of the New Bird Board may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Switchback Board, any committee chairperson, or the non-management directors as a group by writing to the Switchback Board or committee chairperson in care of Switchback II Corporation, 5949 Sherry Lane, Suite 1010, Dallas, Texas 75225. Following the Business Combination, such communications should be sent in care of Bird Global, Inc., 406 Broadway, Suite 369, Santa Monica, California 90401. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson, or all non-management  directors.

ENFORCEABILITY OF CIVIL LIABILITY

Switchback is a Cayman Islands exempted company. If Switchback does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication Merger, you may have difficulty serving legal process within the United States upon Switchback. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Switchback in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Switchback may be served with process in the United States with respect to actions against Switchback arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Switchback’s securities by serving Switchback’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Bird Holdings has filed a Registration Statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is part of that Registration Statement of Form S-4.

Switchback files reports, proxy statements, and other information with the SEC as required by the Exchange Act. You can read Switchback’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the extraordinary general meeting, you should contact Switchback’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(bank and brokers call collect at (203) 658-9400)

Email: SWBK.info@investor.morrowsodali.com

If you are a Switchback shareholder and would like to request documents, please do so by October 26, 2021, in order to receive them before the extraordinary general meeting. If you request any documents from Switchback, Switchback will mail them to you by first class mail, or another equally prompt means.

All information included in this proxy statement/prospectus relating to Switchback and Merger Sub has been supplied by Switchback, and all such information relating to Bird and Bird Holdings has been supplied by Bird. Information provided by either Switchback or Bird does not constitute any representation, estimate, or projection of any other party.

Neither Switchback nor Bird has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information included in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Bird Global, Inc. Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of May 4, 2021	F-3
Notes to Balance sheet	F-4

Switchback II Corporation Unaudited Condensed Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2021 (Unaudited) and December 31, 2020	F-5
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2021	F-6
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Three and Six Months Ended June 30, 2021	F-7
Unaudited Condensed Consolidated Statements of Cash Flows for the Three and Six Months Ended June 30, 2021	F-8
Notes to Unaudited Condensed Consolidated Financial Statements	F-9

Switchback II Corporation Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-27
Balance Sheet as of December 31, 2020	F-28
Statement of Operations for the period from October 7, 2020 (inception) through December 31, 2020	F-29
Statements of Changes in Shareholders’ Equity for the period from October 7, 2020 (inception) through December 31, 2020	F-30
Statement of Cash Flows for the period from October 7, 2020 (inception) through December 31, 2020	F-31
Notes to Financial Statements	F-32

Bird Rides, Inc. Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020 (Unaudited)	F-42
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2021 and 2020 (Unaudited)	F-43
Condensed Consolidated Statements of Comprehensive Loss for the Six Months Ended June 30, 2021 and 2020 (Unaudited)	F-44
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended June 30, 2021 and 2020 (Unaudited)	F-45
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020 (Unaudited)	F-47
Notes to the Condensed Consolidated Financial Statements (Unaudited)	F-48

Bird Rides, Inc. Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-63
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-64
Consolidated Statements of Operations for the Years Ended December 31, 2020, 2019, and 2018	F-65
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2020, 2019, and 2018	F-66
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Years Ended December 31, 2020, 2019, and 2018	F-67
Consolidated Statements of Cash Flows for the Years Ended December 31, 2020, 2019, and 2018	F-68
Notes to Consolidated Financial Statements	F-69

LMTS Holding, SCA Audited Consolidated Financial Statements
Report of Independent Public Accounting Firm	F-96
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-97
Consolidated Statements of Operations for the Years Ended December 31, 2019 and 2018	F-98
Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2019 and 2018	F-99
Consolidated Statements of Shareholders’ Equity (Deficit) for the Years Ended December 31, 2019 and 2018	F-100
Consolidated Statements of Cash Flows for the Years Ended December 31, 2019 and 2018	F-101
Notes to Consolidated Financial Statements	F-102

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of Bird Global, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Bird Global, Inc. (the Company) as of May 4, 2021, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company at May 4, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst and Young

We have served as the Company’s auditor since 2021.

Los Angeles, California

May 14, 2021

Bird Global, Inc.

(a wholly owned subsidiary of Bird Rides, Inc.)

Balance Sheet as of May 4, 2021

Assets:
Total assets	$—

Liabilities and stockholder’s deficit:
Total liabilities	—
Commitments and contingencies
Stockholder’s equity:
Ordinary shares, $0.000001 par value; 100 shares issued and outstanding	0.01
Due from stockholder	(0.01)

Total stockholder’s equity	—
Total liabilities and stockholder’s equity	$—

Bird Global, Inc.

Notes to the Balance Sheet

Note 1: Background and Nature of Operations

Bird Global, Inc. (“the Company”) was incorporated in Delaware on May 4, 2021 as a wholly owned subsidiary of Bird Rides, Inc. (“Bird Rides”). The Company was formed for the purpose of completing the transactions contemplated by the Business Combination Agreement, dated May 11, 2021 (the “BCA”), by and among Switchback II Corporation (“Switchback”), Maverick Merger Sub Inc., a direct and wholly owned subsidiary of Switchback, Bird Rides, and the Company. Following the consummation of the transactions contemplated by the BCA, the Company will be the surviving publicly-traded corporation, and will own all of the equity interests in Bird Rides. However, the consummation of the transactions contemplated by the BCA is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of income and comprehensive income, changes in stockholder’s equity, and cash flows have not been presented because there have been no activities in this entity as of May 4, 2021.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Organization costs

Costs related to incorporation of the Company will be paid by Bird Rides and recorded as an expense of Bird Rides.

Note 3: Stockholder’s Equity

The Company’s authorized capital stock consists of 100 shares of common stock, with a par value of $0.000001 per share. On May 4, 2021, the Company issued 100 shares of common stock to Bird Rides for aggregate consideration of $0.0001.

Note 4: Subsequent Events

The Company has evaluated subsequent events through May 14, 2021, the date on which the balance sheet was available for issuance.

SWITCHBACK II CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$236,477	$—
Prepaid expenses	783,813	—

Total current assets	1,020,290	—
Investments held in Trust Account	316,264,161	—
Deferred offering costs	—	313,667

Total Assets	$317,284,451	$313,667

Liabilities and Shareholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$29,219	$41,258
Accrued expenses	188,452	207,000
Due to related party	340,000	—
Note payable - related party	—	74,992

Total current liabilities	557,671	323,250
Deferred legal fees	175,000	—
Deferred underwriting commissions	11,068,750	—
Derivative warrant liabilities	18,203,500	—

Total liabilities	30,004,921	323,250

Commitments and Contingencies

Class A ordinary shares, $0.0001 par value; 28,227,952 and -0- shares subject to possible redemption at $10.00 per share at June 30, 2021 and December 31, 2020, respectively	282,279,520	—

Shareholders’ Equity (Deficit):
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,397,048 and -0- shares issued and outstanding (excluding 28,227,952 and -0- shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	340	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,906,250 shares issued and outstanding	791	791
Additional paid-in capital	7,074,653	24,209
Accumulated deficit	(2,075,774)	(34,583)

Total shareholders’ equity (deficit)	5,000,010	(9,583)

Total Liabilities and Shareholders’ Equity (Deficit)	$317,284,451	$313,667

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SWITCHBACK II CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended June 30, 2021	For The Six Months Ended June 30, 2021
General and administrative expenses	$827,313	$1,110,579
Administrative expenses - related party	60,000	112,903

Loss from operations	(887,313)	(1,223,482)

Other income (expenses):
Change in fair value of derivative warrant liabilities	6,815,250	956,500
Offering costs - derivative warrant liabilities	—	(567,370)
Loss upon issuance of private placement warrants	—	(1,221,000)
Net gain from investments held in Trust Account	6,831	14,161

	6,822,081	(817,709)

Net income (loss)	$5,934,768	$(2,041,191)

Basic and diluted weighted average shares outstanding of Class A redeemable ordinary shares	31,625,000	31,625,000

Basic and diluted net income per share, Class A redeemable ordinary shares	$0.00	$0.00

Basic and diluted weighted average shares outstanding of Class B non-redeemable ordinary shares	7,906,250	7,843,577

Basic and diluted net income (loss) per share, Class B non-redeemable ordinary shares	$0.75	$(0.26)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SWITCHBACK II CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - December 31, 2020	—	$—	7,906,250	$791	$24,209	$(34,583)	$(9,583)
Sale of units in initial public offering, less fair value of public warrants	31,625,000	3,163	—	—	306,632,837	—	306,636,000
Offering costs	—	—	—	—	(17,480,696)	—	(17,480,696)
Change in value of Class A ordinary shares subject to possible redemption	(27,616,976)	(2,762)	—	—	(276,166,998)	—	(276,169,760)
Net loss	—	—	—	—	—	(7,975,959)	(7,975,959)

Balance - March 31, 2021	4,008,024	401	7,906,250	791	13,009,352	(8,010,542)	5,000,002
Reduction of offering costs	—	—	—	—	175,000	—	175,000
Change in value of Class A ordinary shares subject to possible redemption	(610,976)	(61)	—	—	(6,109,699)	—	(6,109,760)
Net loss	—	—	—	—	—	5,934,768	5,934,768

Balance - June 30, 2021)	3,397,048	$340	7,906,250	$791	$7,074,653	$(2,075,774)	$5,000,010

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SWITCHBACK II CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

Cash Flows from Operating Activities:
Net loss	$(2,041,191)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(956,500)
Offering costs - derivative warrant liabilities	567,370
Loss upon issuance of private placement warrants	1,221,000
Net gain from investments held in Trust Account	(14,161)
Changes in operating assets and liabilities:
Prepaid expenses	(783,813)
Accounts payable	(14,539)
Accrued expenses	83,452
Due to related party	340,000

Net cash used in operating activities	(1,598,382)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(316,250,000)

Net cash used in investing activities	(316,250,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	(82,441)
Proceeds received from initial public offering, gross	316,250,000
Proceeds received from private placement	8,325,000
Offering costs paid	(6,407,700)

Net cash provided by financing activities	318,084,859

Net increase in cash	236,477

Cash - beginning of the period	—

Cash - end of the period	$236,477

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accounts payable	$2,500
Offering costs included in accrued expenses	$100,000
Offering costs paid by related party under promissory note	$7,449
Reversal of accrued expenses	$(202,000)
Deferred underwriting commissions	$11,068,750
Deferred legal fees	$175,000
Initial value of Class A ordinary shares subject to possible redemption	$282,352,680
Change in value of Class A ordinary shares subject to possible redemption	$(73,160)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SWITCHBACK II CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Description of Organization and Business Operations

Organization and General

Switchback II Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 7, 2020. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (“Business Combination”).

As of June 30, 2021, the Company had not yet commenced operations. All activity for the period from October 7, 2020 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and search for target company. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is NGP Switchback II, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on January 7, 2021. On January 12, 2021, the Company consummated its Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), including 4,125,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $18.0 million, of which approximately $11.1 million was for deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,550,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $8.3 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $316.3 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. The proceeds held in the Trust Account may be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which will be invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds from its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise is not required to register as an investment company under the Investment Company Act.

SWITCHBACK II CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company will provide the holders (the “Public Shareholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share), plus any pro rata interest earned on the funds held in the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination. If the Company submits a Business Combination to the Public Shareholders for a vote, the Company will complete the Business Combination only if the Company obtains the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted and who vote at a general meeting. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Public Shares, will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s executive officers and directors have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the timeframe described below or (B) with respect to any other provision relating to the rights of holders of Public Shares or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

SWITCHBACK II CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 12, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent public accountants) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On May 11, 2021, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Maverick Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Bird Rides, Inc., a Delaware corporation (“Bird”), and Bird Global, Inc., a Delaware corporation and wholly owned subsidiary of Bird (“Holdings”), pursuant to which, among other things, (i) the Company will merge with and into Holdings (the “Domestication Merger”), with Holdings surviving the merger

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(Holdings, in its capacity as the surviving corporation of the Domestication Merger, the “Surviving Corporation”) and (ii) following the closing of the Domestication Merger, Merger Sub will merge with and into Bird (the “Acquisition Merger” and, together with the Domestication Merger, the “Mergers”), with Bird surviving the Acquisition Merger as a wholly owned subsidiary of the Surviving Corporation. The Mergers, together with the other transactions related thereto, are referred to herein as the “Proposed Transactions.” The parties expect the Proposed Transactions to be completed in the third calendar quarter of 2021, subject to, among other things, the approval of the Proposed Transactions by the Company’s shareholders, satisfaction of the conditions stated in the Business Combination Agreement and other customary closing conditions.

Company Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Bird delivered to the Company a stockholder support agreement (the “Support Agreement”), pursuant to which certain stockholders of Bird with ownership interests sufficient to approve the Proposed Transactions on behalf of Bird (the “Written Consent Parties”), have agreed to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the written consent of the requisite stockholders of Bird in favor of the approval and adoption of the Business Combination Agreement and the Mergers and all other transactions contemplated by the Business Combination Agreement within 48 hours of the Registration Statement (as defined in the Business Combination Agreement) becoming effective. The Support Agreement will terminate upon the earlier to occur of (i) the effectiveness of the Acquisition Merger, (ii) the date of the termination of the Business Combination Agreement in accordance with its terms and (iii) the effective date of a written agreement of the Company, Bird and the Written Consent Parties terminating the Support Agreement.

Amended and Restated Registration Rights Agreement

In connection with the closing of the Acquisition Merger (the “Acquisition Closing”), that certain Registration Rights Agreement dated January 7, 2021 will be amended and restated and the Surviving Corporation, certain shareholders of the Company (the “SPAC Holders”) and certain stockholders of Bird (the “Bird Holders” and together with the SPAC Holders, the “Reg Rights Holders”) will enter into that amended and restated Registration Rights Agreement attached as an exhibit to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Surviving Corporation will agree that, within 20 business days after the consummation of the Proposed Transactions, the Surviving Corporation will use its commercially reasonable efforts to file with the SEC a registration statement registering the resale of certain securities (the “Resale Registration Statement”), and the Surviving Corporation will use its commercially reasonable efforts to have the Resale Registration Statement become effective after the filing thereof. In certain circumstances, the Bird Holders can demand up to three underwritten offerings, the SPAC Holders can demand up to three underwritten offerings, the Reg Rights Holders can demand up to four block trades in any 12-month period and the Reg Rights Holders will be entitled to customary piggyback registration rights.

Founder Shares Letter

In connection with the execution of the Business Combination Agreement, the Sponsor and certain officers and directors of the Company (such holders, together with the Sponsor, the “Founder Shareholders”), entered into a letter agreement (the “Founders Shares Letter”) with the Company and Bird pursuant to which, among other things, the Founder Shareholders agreed to (a) effective upon the Acquisition Closing, waive the anti-dilution rights set forth in the Company’s organizational documents and (b) vote all Founder Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Proposed Transactions.

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Amendment to the IPO Letter Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor and certain officers and directors of the Company have entered into an amendment to the Letter Agreement, dated January 7, 2021 (the “Letter Agreement Amendment”), pursuant to which such parties have agreed, effective upon the Acquisition Closing, to subject (i) 988,281 Founder Shares held by them (including any shares of Class A Common Stock, par value $0.0001 per share, of the Surviving Corporation (the “Surviving Corporation Class A Common Stock”) issued in exchange therefor in the Proposed Transactions), on a pro rata basis, to potential forfeiture if the average reported last sale price of one share of Surviving Corporation Class A Common Stock quoted on the NYSE (or the exchange on which the shares of Surviving Corporation Class A Common Stock are then listed) is not greater than or equal to $12.50 for any ten trading days within any 20 consecutive trading day period within the five-year period following the Acquisition Closing and (ii) 988,281 Founder Shares held by them (including any Surviving Corporation Class A Common Stock issued in exchange therefor in the Proposed Transactions), on a pro rata basis, to potential forfeiture if the average reported last sale price of one share of Surviving Corporation Class A Common Stock quoted on the NYSE (or the exchange on which the shares of Surviving Corporation Class A Common Stock are then listed) is not greater than or equal to $15.00 for any ten trading days within any 20 consecutive trading day period within the five-year period following the Acquisition Closing.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, the Company entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, and the Company agreed that the Surviving Corporation will sell to the PIPE Investors, an aggregate of 16,000,000 shares of Surviving Corporation Class A Common Stock for a purchase price of $10.00 per share (the “Acquired Shares”) in a private placement or placements (the “Private Placements”) and an aggregate purchase price of $160,000,000.

The closing of the sale of the Acquired Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Acquisition Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Proposed Transactions. The purpose of the Private Placements is to raise additional capital for use by the combined company following the Acquisition Closing.

Pursuant to the Subscription Agreements, the Company agreed that, within 15 business days after consummation of the Proposed Transactions, the Surviving Corporation will file with the SEC (at the Surviving Corporation’s sole cost and expense) a registration statement registering the resale of the Acquired Shares (the “PIPE Resale Registration Statement”), and the Company will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) 60 calendar days (or 90 calendar days if the SEC notifies the Surviving Corporation that it will review the PIPE Resale Registration Statement) following the Acquisition Closing and (ii) the tenth business day after the SEC notifies the Surviving Corporation that the registration statement will not be reviewed or will not be subject to further review.

Refer to the Company’s current report on Form 8-K, filed with the SEC on May 12, 2021, for more information.

Liquidity and Capital Resources

As of June 30, 2021, the Company had approximately $236,000 in its operating account and working capital of approximately $463,000.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, a loan of approximately $300,000 from the Sponsor pursuant to the Note (as defined in Note 4) of which approximately $75,000 was outstanding as of December 31, 2020, and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on January 12, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of June 30, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 31, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation Coverage limit of $250,000. As of June 30, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Merger Sub, at June 30, 2021. All significant inter-company transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2021 and December 31, 2020, there were no cash equivalents held outside the Trust Account.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

securities is included in net gain from investments held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” equal or approximate the carrying amounts represented in the balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised.

The initial fair value of the Public Warrants and Private Placement Warrants issued in connection with the Initial Public Offering were estimated using a Black-Scholes option pricing model . The fair value of the Public Warrants as of June 30, 2021 is based on observable listed prices for such warrants. The fair value of the Private Placement Warrants as of June 30, 2021 is determined using a Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021, 28,227,952 Class A ordinary shares subject to possible redemption are presented as temporary equity outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheets. As of December 31, 2020, there were no Class A ordinary shares subject to possible redemption.

Income Taxes

For income tax benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Ordinary Share

The Company’s unaudited condensed consolidated statements of operations include a presentation of net income (loss) per share for Class A ordinary shares in a manner similar to the two-class method of net income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

payment of taxes, by the weighted average number of Class A ordinary shares outstanding for the periods. Net income (loss) per ordinary share, basic and diluted, for Class B ordinary shares is calculated by dividing the net income (loss), adjusted for income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the periods. Class B ordinary shares include the Founder Shares as these ordinary shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and Private Placement since the exercise price of the warrants is in excess of the average ordinary share price for the period and therefore the inclusion of such warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Class A ordinary shares
Numerator: Income allocable to Class A ordinary shares
Income from investments held in Trust Account	$6,831	$14,161
Less: Company’s portion available to be withdrawn to pay taxes	—	—

Net income attributable to Class A ordinary shares	$6,831	$14,161

Denominator: Weighted average Class A ordinary shares
Basic and diluted weighted average shares outstanding, Class A ordinary shares	31,625,000	31,625,000

Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.00

Class B ordinary shares
Numerator: Net income (loss) minus net income attributable to Class A ordinary shares
Net income (loss)	$5,934,768	$(2,041,191)
Net income attributable to Class A ordinary shares	6,831	14,161

Net income (loss) attributable to Class B ordinary shares	$5,927,937	$(2,055,352)

Denominator: Weighted average Class B ordinary shares
Basic and diluted weighted average shares outstanding, Class B ordinary shares	7,906,250	7,843,577

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.75	$(0.26)

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021 using a modified retrospective method for transition. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 - Initial Public Offering

On January 12, 2021, the Company consummated its Initial Public Offering of 31,625,000 Units, including 4,125,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $18.0 million, of which approximately $11.1 million was for deferred underwriting commissions.

Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 - Related Party Transactions

Founder Shares

On October 8, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on the Company’s behalf in exchange for issuance of 7,906,250 Class B ordinary shares (the “Founder Shares”). On October 27, 2020, the sponsor surrendered an aggregate of 718,750 Class B ordinary shares to the Company at no cost. In January 2021, the Company effected a share capitalization with respect to Class B ordinary shares of 718,750 shares thereof, resulting in an aggregate of 7,906,250 Class B ordinary shares outstanding. All shares and associated amounts had been retroactively adjusted to reflect the share surrender and the share capitalization. The Sponsor agreed to forfeit up to an aggregate of 1,031,250 Founder Shares to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 8, 2021, the underwriter fully exercised its over-allotment option; thus, these 1,031,250 Founder Shares are no longer subject to forfeiture.

The Initial Shareholders have agreed not to transfer, assign or sell any Founder Shares held by them until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,550,000 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $8.3 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On October 8, 2020, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of December 31, 2020, the Company borrowed approximately $75,000 under the Note. Subsequent to December 31, 2020, the Company borrowed an additional $7,000 under the Note. On January 12, 2021, the outstanding Note balance of $82,000 was repaid in full.

During the six months ended June 30, 2021, the Sponsor advanced approximately $340,000 to the Company to fund general administrative expenses.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange (the “NYSE”) through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay the Sponsor $20,000 per month for certain office space, utilities, secretarial support and administrative services.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and consummating an initial Business Combination. Any payments made by the Company to the Sponsor, executive officers or directors, or the Company’s or their affiliates prior to an initial Business Combination will be made using funds held outside the Trust Account.

For the three and six months ended June 30, 2021, the Company incurred approximately $60,000 and $113,000 for these services which is included in administrative expenses - related party on the accompanying unaudited condensed consolidated statements of operations. There was approximately $53,000 outstanding balance under the administrative services agreement as of June 30, 2021.

Note 5 - Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities, having a value of at least $25 million in the aggregate, are entitled to make up to three demands that we offer such securities in an underwritten offering. In addition, the holders have certain “piggy-back” registration rights with respect to certain underwritten offerings that the Company may conduct. The Company will bear the expenses incurred in connection with registering these securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus for the Initial Public Offering to purchase up to 4,125,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On January 8, 2021, the underwriter fully exercised its over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $6.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $11.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees Associated with the Initial Public Offering

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer half of their fees for services rendered in connection with the Initial Public Offering until the closing of the initial Business Combination. As of June 30, 2021, the Company has $175,000 as deferred legal fees in connection with such arrangement in the accompanying unaudited condensed consolidated balance sheets.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position,

SWITCHBACK II CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

results of its operations, search for a target company, and/or ability to close the Proposed Business Combination. The specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 - Derivative Warrant Liabilities

As of June 30, 2021, the Company has 6,325,000 Public Warrants and 5,550,000 Private Placement Warrants outstanding. There were no warrants outstanding at December 31, 2020.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder. The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company agreed to use its commercially reasonable efforts to cause such registration statement to become effective and to maintain the effectiveness of such registration statement and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire as specified in the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise Public Warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement and use commercially reasonable efforts to register or qualify the shares issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, (i) the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, (ii) the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, (iii) the $10.00 per share redemption trigger price described under “Redemption of warrants for ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent)

SWITCHBACK II CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

to be equal to the higher of the Market Value and the Newly Issued Price, and (iv) the $12.00 per share trigger price described in Note 7 - Founder Shares Earnout will be adjusted (to the nearest cent) to be equal to 120% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Additionally, the Private Placement Warrants may be exercised for cash or on a cashless basis.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last sale price of the Company’s Class A ordinary shares has been at least $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants for ordinary shares when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.10 per warrant

•

upon a minimum of 30 days’ prior written notice of redemption provided that, during the 30-day redemption period, holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares; and

•

if, and only if, the reported last sale price of the Company’s Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

SWITCHBACK II CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The “fair market value” of Class A ordinary shares for the above purpose shall mean the average last reported sale price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire without value to holders.

Note 7 - Shareholders’ Equity

Preference Shares - The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares - The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At June 30, 2021, there were 31,625,000 Class A ordinary shares issued and outstanding, including 28,227,952 Class A ordinary shares subject to possible redemption. There were no Class A ordinary shares issued and outstanding as of December 31, 2020.

Class B Ordinary Shares - The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 7,906,250 Class B ordinary shares issued and outstanding, as retroactively restated to reflect the share surrender and the share capitalization as discussed in Note 4.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class B ordinary shares will have the right to appoint all of the Company’s directors prior to the initial Business Combination. On any other matter submitted to a vote of the Company’s shareholders, holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law or stock exchange rule.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

SWITCHBACK II CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Founder Shares Earnout

Upon and subject to the conversion of the Class B ordinary shares (as adjusted) into Class A ordinary shares at the time of the closing of the initial Business Combination as set forth above, 25% of such Class A ordinary shares (the “Earnout Shares”) shall become subject to potential forfeiture if the triggering event (as defined below) does not occur during the time period between the closing date of the initial Business Combination and the five-year anniversary of such date (the “Earnout Period”); “triggering event” means the date on which the average reported last sale price of the Class A ordinary shares equals or exceeds $12.00 for any 10 trading days within any 20 consecutive trading day period; provided, that, if, during the earnout period, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction pursuant to which the Company or any of the Company’s shareholders have the right to receive consideration implying a value of the Class A ordinary shares (as determined in good faith by the board) of greater than or equal to $12.00, then the triggering event shall be deemed to have occurred.

Note 8 - Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money market funds	$316,264,161	$—	$—
Liabilities:
Derivative warrant liabilities - Public	$8,602,000	$—	$—
Derivative warrant liabilities - Private	$—	$—	$9,601,500

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in February 2021, when the Public Warrants were separately listed and traded. There were no other transfers to/from Levels 1, 2, and 3 during the three and six months ended June 30, 2021.

Level 1 instruments include investments in money market funds that invest solely in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering were initially measured at fair value using a Black-Scholes option pricing model and subsequently based on the listed market price of such warrants, a Level 1 measurement, since February 2021. The Private Placement Warrants have been measured at fair value using a Black-Scholes option pricing model. The Company recognized $19,160,000 for the derivative warrant liabilities upon their issuance on January 12, 2021. The Sponsor paid an aggregate of $9,546,000 for Private Placement Warrants with an initial aggregate fair value of 8,325,000. The excess of the initial fair value over the purchase price on the private placement closing date of $1,221,000 is recognized as a loss upon issuance of Private Placement Warrants in the Company’s unaudited condensed consolidated statements of operations. For the three and six months ended June 30, 2021, the Company recognized a gain to the unaudited condensed consolidated statements of operations resulting from a decrease in the fair value of liabilities of approximately $6.8 million and approximately $1.0 million presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed consolidated statements of operations.

SWITCHBACK II CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in an Option Pricing simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate, probability of a successful business combination and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The probability of a successful business combination is based on discussions with the Company’s management. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. Any changes in these assumptions can change the valuation significantly.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of January 12, 2021	As of June 30, 2021
Volatility	31.5%	24.5%
Stock price	$9.62	$9.89
Expected life of the options to convert	5	5
Probability of a business combination	80.00%	95.00%
Risk-free rate	0.61%	0.87%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the three and six months ended June 30, 2021 is summarized as follows:

Level 3 - Derivative warrant liabilities at December 31, 2020	$—
Issuance of Public and Private Warrants	19,160,000
Transfer of Public Warrants to Level 1	(9,614,000)
Change in fair value of derivative warrant liabilities	2,886,000

Level 3 - Derivative warrant liabilities at March 31, 2021	$12,432,000
Change in fair value of derivative warrant liabilities	(2,830,500)

Level 3 - Derivative warrant liabilities at June 30, 2021	$9,601,500

Note 9 - Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the balance sheet was issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of Switchback II Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Switchback II Corporation (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholder’s equity and cash flows for the period from October 7, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from October 7, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 31, 2021

SWITCHBACK II CORPORATION

BALANCE SHEET

December 31, 2020

Assets:
Deferred offering costs associated with proposed public offering	$313,667

Total Assets	$313,667

Liabilities and Shareholder’s Deficit:
Current liabilities:
Accounts payable	$41,258
Accrued expenses	207,000
Note payable — related party	74,992

Total current liabilities	323,250

Commitments and Contingencies (Note 5)
Shareholder’s Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,906,250 shares issued and outstanding (1)(2)	791
Additional paid-in capital	24,209
Accumulated deficit	(34,583)

Total shareholder’s deficit	(9,583)

Total Liabilities and Shareholder’s Deficit	$313,667

(1)

This number includes up to 1,031,250 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter. On January 12, 2021, the underwriters exercised the over-allotment option, in full; thus, these shares are no longer subject to forfeiture (see Note 4 and 6).

(2)

On October 27, 2020, the Sponsor surrendered an aggregate of 718,750 Class B ordinary shares to the Company at no cost. On January 2021, the Company effected a share capitalization with respect to Class B ordinary shares of 718,750 shares thereof, resulting in an aggregate of 7,906,250 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 5).

The accompanying notes are an integral part of these financial statements.

SWITCHBACK II CORPORATION

STATEMENT OF OPERATIONS

For the Period from October 7, 2020 (inception) through December 31, 2020

General and administrative expenses	$34,583

Net loss	$(34,583)

Weighted average shares outstanding, basic and diluted (1)(2)	6,875,000

Basic and diluted net loss per share	$(0.01)

(1)

This number excludes up to 1,031,250 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter. On January 12, 2021, the underwriters exercised the over-allotment option, in full; thus, these shares are no longer subject to forfeiture (see Note 4 and 6).

(2)

On October 27, 2020, the Sponsor surrendered an aggregate of 718,750 Class B ordinary shares to the Company at no cost. On January 2021, the Company effected a share capitalization with respect to Class B ordinary shares of 718,750 shares thereof, resulting in an aggregate of 7,906,250 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 5).

The accompanying notes are an integral part of these financial statements.

SWITCHBACK II CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Period from October 7, 2020 (inception) through December 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance — October 7, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor (1)(2)	—	—	7,906,250	791	24,209	—	25,000
Net loss	—	—	—	—	—	(34,583)	(34,583)

Balance — December 31, 2020	—	$—	7,906,250	$791	$24,209	$(34,583)	$(9,583)

(1)

This number includes up to 1,031,250 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter. On January 12, 2021, the underwriters exercised the over-allotment option, in full; thus, these shares are no longer subject to forfeiture (see Note 4 and 6).

(2)

On October 27, 2020, the Sponsor surrendered an aggregate of 718,750 Class B ordinary shares to the Company at no cost. On January 2021, the Company effected a share capitalization with respect to Class B ordinary shares of 718,750 shares thereof, resulting in an aggregate of 7,906,250 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization (see Note 5).

The accompanying notes are an integral part of these financial statements.

SWITCHBACK II CORPORATION

STATEMENT OF CASH FLOWS

For the Period from October 7, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(34,583)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	25,000
Changes in operating assets and liabilities:
Accounts payable	4,583
Accrued expenses	5,000

Net cash used in operating activities	—

Net change in cash	—
Cash — beginning of the period	—

Cash — ending of the period	$—

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs included in accounts payable	$36,675
Deferred offering costs included in accrued expenses	$202,000
Deferred offering costs included in note payable — related party	$74,992

The accompanying notes are an integral part of these financial statements.

SWITCHBACK II CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1.    DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Organization and General

Switchback II Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 7, 2020. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities that the Company has not yet identified (“Business Combination”).

As of December 31, 2020, the Company had not yet commenced operations. All activity for the period from October 7, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is NGP Switchback II, LLC, a Delaware limited liability company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2021. On January 12, 2021, the Company consummated its Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 4,125,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $18.0 million, of which approximately $11.1 million was for deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,550,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $8.3 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $316.3 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee. The proceeds held in the Trust Account may be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or the Investment Company Act, which will be invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds from its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise is not required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Shareholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the timeframe described below or (B) with respect to any other provision relating to the rights of holders of Public Shares or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 12, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2020, the Company had no cash and a working capital deficit of approximately $323,000.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, a loan of approximately $300,000 from the Sponsor pursuant to the Note (as defined in Note 4) of which approximately $75,000 was outstanding as of December 31, 2020, and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on January 12, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual amounts may differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering costs

Deferred offering costs consists of legal, accounting, and other costs incurred directly attributable to the Initial Public Offering. These costs, along with underwriting fees were charged to additional paid-in capital upon the completion of the Initial Public Offering.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of Class B ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares at December 31, 2020 were reduced for the effect of an aggregate of 1,031,250 Class B ordinary shares that are subject to forfeiture if the underwriters’ option to purchase additional units is not exercised in full or in part by the underwriters. On January 12, 2021, the underwriter fully exercised its over-allotment option; thus, these 1,031,250 Founder Shares are no longer subject to forfeiture. (see Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3.    INITIAL PUBLIC OFFERING

On January 12, 2021, the Company consummated its Initial Public Offering of 31,625,000 Units, including 4,125,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of approximately $316.3 million, and incurring offering costs of approximately $18.0 million, of which approximately $11.1 million was for deferred underwriting commissions.

Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 6).

NOTE 4.    RELATED PARTY TRANSACTIONS

Founder Shares

On October 8, 2020, our sponsor paid an aggregate of $25,000 for certain expenses on our behalf in exchange for issuance of 7,906,250 Class B ordinary shares (the “Founder Shares”). On October 27, 2020, the sponsor surrendered an aggregate of 718,750 Class B ordinary shares to the Company at no cost. In January 2021, the Company effected a share capitalization with respect to Class B ordinary shares of 718,750 shares thereof, resulting in an aggregate of 7,906,250 Class B ordinary shares outstanding. All shares and associated amounts had been retroactively adjusted to reflect the share surrender and the share capitalization. The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,031,250 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of our issued and outstanding shares after the Initial Public Offering. On January 12, 2021, the underwriter fully exercised its over-allotment option; thus, these 1,031,250 Founder Shares are no longer subject to forfeiture.

The Initial Shareholders have agreed not to transfer, assign or sell any Founder Shares held by them until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the subsequent closing of the Initial Public Offering, the Company consummated the Private Placement of 5,550,000 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $8.3 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On October 8, 2020, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of December 31, 2020, the Company borrowed approximately $75,000 under the Note. Subsequent to December 31, 2020, the Company borrowed an additional $7,000 under this Note. On January 12, 2021, the then-outstanding Note balance of $82,000 was repaid in full.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business

Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor $20,000 per month for office space, utilities, secretarial support and administrative services.

In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. Any payments made by the Company to the Sponsor, executive officers or directors, or the Company’s or their affiliates prior to an initial Business Combination will be made using funds held outside the Trust Account.

NOTE 5.    COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Public Offering. The holders of these securities, having a value of at least $25 million in the aggregate, are entitled to make up to three demands that we offer such securities in an underwritten offering. In addition, the holders have certain “piggy-back” registration rights with respect to certain underwritten offerings we may conduct. We will bear the expenses incurred in connection with registering these securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus to purchase up to 4,125,000 additional Units at the Public Offering price less the underwriting discounts and commissions. On January 8, 2021, the underwriter fully exercised its over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $6.3 million in the aggregate, paid upon the closing of the Public Offering. In addition, $0.35 per Unit, or approximately $11.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

NOTE 6.    SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 7,906,250 Class B ordinary shares issued and outstanding, as retroactively restated to reflect the share surrender and the share capitalization as discussed in Note 4. Of the 7,906,250 Class B ordinary shares outstanding, up to 1,031,250 Class B ordinary shares were subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ option to purchase additional units was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On January 12, 2021, the underwriter fully exercised its over-allotment option; thus, these 1,031,250 Class B ordinary shares are no longer subject to forfeiture.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class B ordinary shares will have the right to appoint all of the Company’s directors prior to the initial Business Combination. On any other matter submitted to a vote of the Company’s shareholders, holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law or stock exchange rule.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

Founder Shares Earnout

Upon and subject to the conversion of the Class B ordinary shares (as adjusted) into Class A ordinary shares at the time of the closing of the initial Business Combination as set forth above, 25% of such Class A ordinary shares (the “Earnout Shares”) will become subject to potential forfeiture if the triggering event (as defined below) does not occur during the time period between the closing date of the initial Business Combination and the five-year anniversary of such date (the “Earnout Period”); “triggering event” means the date on which the average reported last sale price of the Class A ordinary shares equals or exceeds $12.00 for any 10 trading days within any 20 consecutive trading day period; provided, that, if, during the earnout period, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction, pursuant to which the Company or any of the Company’s shareholders have the right to receive consideration implying a value of the Class A ordinary shares (as determined in good faith by the board) of greater than or equal to $12.00, then the triggering event will be deemed to have occurred.

Warrants — There were no warrants outstanding at December 31, 2020. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, (i) the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, (ii) the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00 per share” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, (iii) the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00 per share” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price, and (iv) the $12.00 per share trigger price under Founder shares earnout (as described above) will be adjusted (to the nearest cent) to be equal to 120% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement

Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00 per share: Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last sale price of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00 per share: Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares; and

•

if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the average reported last sale price of the Class A ordinary shares for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire without value to holders.

NOTE 7.    SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Other than as described in Notes 1, 3, 4, 5, and 6, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

Bird Rides, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts and number of shares)

	June 30, 2021	December 31, 2020
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$101,340	$43,158
Restricted cash and cash equivalents	21,411	9,609
Accounts receivable, net	1,733	2,857
Inventory	1,058	5,256
Prepaid expenses & other current assets	18,463	8,254

Total current assets	144,005	69,134
Property and equipment, net	2,769	4,152
Vehicle deposits	46,678	13,290
Vehicles, net	100,882	81,105
Goodwill	127,074	131,255
Other assets	5,308	4,944

Total assets	$426,716	303,880

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$7,730	$12,212
Accrued expenses	22,971	20,004
Deferred revenue	44,364	42,900
Notes payable	9,920	29,280
Other current liabilities	10,357	5,078

Total current liabilities	95,342	109,474
Derivative liabilities	136,414	450
Other liabilities	9,872	9,722

Total liabilities	241,628	119,646
Commitments and contingencies
Redeemable Convertible Preferred Stock
Redeemable convertible senior preferred stock, $0.000001 par value, 37,500,000 shares authorized and 29,234,172 shares issued and outstanding as of June 30, 2021	127,467	—
Redeemable convertible prime preferred stock and exchanged common stock, $0.000001 par value, 154,060,656 shares authorized and 153,738,961 shares issued and outstanding as of June 30, 2021	1,044,282	—
Redeemable convertible preferred stock, $0.000001 par value, 173,212,667 shares authorized and 153,738,961 shares issued and outstanding as of December 31, 2020	—	1,044,282
Stockholders’ Deficit
Founders convertible preferred stock, $0.000001 par value, 7,493,443 shares authorized, 4,540,177 shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.000001 par value, 287,921,028 and 275,000,000 shares authorized, 61,997,762 and 54,245,623 shares issued and outstanding, respectively as of June 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	87,517	92,654
Accumulated other comprehensive income	11,415	13,005
Accumulated deficit	(1,085,593)	(965,707)

Total stockholders’ deficit	(986,661)	(860,048)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$426,716	$303,880

Bird Rides, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts and number of shares)

	Six Months Ended June 30,
	2021	2020
Revenues:
Sharing	$78,287	$25,741
Product sales	7,427	4,757

Total Revenues	85,714	30,498
Cost of sharing, exclusive of depreciation	43,729	30,861
Cost of product sales	7,648	12,257
Depreciation on revenue earning vehicles	16,558	10,129

Gross margin	17,779	(22,749)
Other operating expenses:
General & administrative	61,955	84,794
Selling & marketing	7,488	9,350
Research & development	13,292	22,108
Tariff reimbursement	—	(24,637)

Total operating expenses	82,735	91,615

Loss from operations	(64,956)	(114,364)
Interest expense, net	(4,686)	(3,491)
Other expense, net	(50,114)	(2,357)

Loss before income taxes	(119,756)	(120,212)
Provision for income taxes	130	87

Net loss	(119,886)	(120,299)
Adjustment to net loss attributable to common shareholders	(8,358)	—

Net loss attributable to common shareholders	(128,244)	(120,299)
Net loss per share attributable to common stockholders, basic and diluted	$(2.34)	$(3.18)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	54,701,454	37,820,779

Bird Rides, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited, in thousands)

	Six Months Ended June 30,
	2021	2020
Net loss	$(119,886)	$(120,299)
Other comprehensive loss, net of tax:
Change in currency translation adjustment	(1,590)	3,442

Other comprehensive income (loss)	(1,590)	3,442

Total comprehensive loss	$(121,476)	$(116,857)

Bird Rides, Inc.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(Unaudited, in thousands, except number of shares)

	Redeemable Convertible Senior Preferred Stock		Redeemable Convertible Prime Preferred Stock and Exchanged Common Stock		Redeemable Convertible Preferred Stock		Common Stock		Founders Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount (par)	Shares	Amount (par)	Additional Paid-In Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
Balance at January 1, 2020	—	$—	—	$—	135,023,946	$802,571	34,810,649	$—	4,540,177	$—	$85,547	$(670)	$(757,477)	$(672,600)

Net loss													(120,299)	(120,299)
Issuance of Common Stock to Board of Directors							4,777,162	—						—
Issuance of Common Stock through exercise of stock options and expiration of repurchase provision for early exercises							3,497,741	—			267			267
Vesting of Common Stock shares							4,438,104	—						—
Stock-based compensation											3,546			3,546
Issuance of Series D Redeemable Convertible Preferred Stock, net of issuance costs					4,006,516	51,711								—
Issuance of Series D and D-2 Redeemable Convertible Preferred Stock for acquisition of CIRC					14,708,499	190,000								—
Foreign currency translation adjustment												3,442		3,442

Balance at June 30, 2020	—	$—	—	$—	153,738,961	$1,044,282	47,523,656	$—	4,540,177	$—	$89,360	$2,772	$(877,776)	$(785,644)

Bird Rides, Inc.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(Unaudited, in thousands, except number of shares)

	Redeemable Convertible Senior Preferred Stock		Redeemable Convertible Prime Preferred Stock and Exchanged Common Stock		Redeemable Convertible Preferred Stock		Common Stock		Founders Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount (par)	Shares	Amount (par)	Additional Paid-In Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
Balance at January 1, 2021	—	$—	—	$—	153,738,961	$1,044,282	54,245,623	$—	4,540,177	$—	$92,654	$13,005	$(965,707)	$(860,048)

Net loss													(119,886)	(119,886)
Issuance of Common Stock through exercise of stock options and expiration of repurchase provision for early exercises							3,314,035	—			453			453
Vesting of Common Stock shares							4,438,104	—
Stock-based compensation											2,768			2,768
Issuance of Common Stock through conversion of Redeemable Convertible Preferred Stock to Common Stock					(153,738,961)	(1,044,282)	153,738,961	—			1,044,282			1,044,282
Issuance of Redeemable Convertible Senior Preferred Stock, net of derivatives and issuance costs, and conversion of Common Stock to Redeemable Convertible Prime Preferred Stock	29,234,172	119,109	149,445,544	1,030,717			(149,445,544)				(1,030,717)			(1,030,717)
Exchanged Common Stock			4,293,417	13,565			(4,293,417)				(13,565)			(13,565)
Paid-in kind dividends		8,358									(8,358)			(8,358)
Foreign currency translation adjustment												(1,590)		(1,590)

Balance at June 30, 2021	29,234,172	$127,467	153,738,961	$1,044,282	—	$—	61,997,762	$—	$4,540,177	—	$87,517	$11,415	$(1,085,593)	$(986,661)

Bird Rides, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(119,886)	$(120,299)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of and mark-to-market adjustments of derivative liabilities	47,259	—
Depreciation & amortization	18,616	14,900
Non cash vehicle expenses	(195)	(112)
Share-based compensation	2,768	3,546
Loss on extinguishment of debt	2,304	—
Debt discount accretion	1,180	1,250
Other	171	(131)
Changes in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	1,022	1,036
Inventory	4,044	1,640
Prepaid expenses and other current assets	(8,628)	8,458
Other assets	(83)	24
Accounts payable	(4,337)	(9,040)
Deferred revenue	1,674	2,841
Accrued expenses & other current liabilities	8,342	(1,489)
Other liabilities	150	(232)

Net cash used in operating activities	(45,599)	(97,608)
Cash flows from investing activities
Purchases of property and equipment	(66)	(550)
Purchases of vehicles	(71,313)	(18,207)
Net cash acquired in acquisitions	—	68,664

Net cash (used in) provided by investing activities	(71,379)	49,907
Cash flows from financing activities
Proceeds from issuance of debt, net of issuance costs	9,152	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	51,711
Proceeds from issuance of redeemable convertible senior preferred stock and derivatives, net of issuance costs	207,814	—
Proceeds from issuance of common stock	453	267
Payment for settlement of warrants	(600)	(2,002)
Payment for settlement of debt	(33,550)	(10,457)

Net cash provided by financing activities	183,269	39,519

Effect of exchange rate changes on cash	3,832	2,232
Net increase (decrease) in cash, cash equivalents, and restricted cash	70,123	(5,950)

Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	53,767	119,481
End of period	$123,890	$113,531

Components of cash, cash equivalents, and restricted cash

Cash and cash equivalents	101,340	103,356
Restricted cash	22,550	10,175
Total cash, cash equivalents, and restricted cash	$123,890	$113,531

Non-cash activities:

Fair Value of net assets acquired in noncash acquisition	$—	$190,000

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

Note 1 – Organization and Summary of Significant Accounting Policies

Company Overview

Bird Rides, Inc. (“Bird,” “the Company,” “our,” and “we”) was incorporated in Delaware in April 2017, and is headquartered in Santa Monica, California. Bird is a micromobility company engaged in delivering electric transportation solutions for short distances. The Company partners with cities to bring lightweight, electric vehicles to residents and visitors in an effort to replace car trips by providing an alternative sustainable transportation option.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements (“condensed consolidated financial statements”) include the accounts of the Company and its wholly-owned Subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting disclosure rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s Annual Report included on this prospectus/proxy statement. All intercompany balances and transactions are eliminated upon consolidation.

The consolidated balance sheet as of December 31, 2020 included herein was derived from the audited financial statements as of that date. The accompanying condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s financial position, results of operations, comprehensive loss, stockholders’ deficit, and cash flows for the periods presented, but are not necessarily indicative of the results of operations to be anticipated for any future annual or interim period.

There have been no material changes to the Company’s significant accounting policies as described in the audited consolidated financial statements as of December 31, 2020.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements, the reported amounts of revenues and expenses during the reporting period, and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. On an ongoing basis, management evaluates estimates which are subject to significant judgment including those related to useful lives associated with vehicles, impairment of other long-lived assets, impairment of goodwill, and loss contingencies. Actual results could differ from those estimates.

Recently Adopted Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The Company adopted this guidance on January 1, 2021. The adoption of the guidance did not have a material impact on the condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13—Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance requires entities to use a current expected credit loss methodology to measure impairments of certain financial assets and to recognize an allowance for its estimate of lifetime expected credit losses. The main objective of this update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The Company adopted this guidance on January 1, 2021. The adoption of the guidance did not have a material impact on the condensed consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02—Leases (Topic 842), which introduces a lessee model that brings most leases on the balance sheet and aligns many of the underlying principles of the new lessor model with those in the new revenue recognition standard. The FASB also subsequently issued guidance amending and clarifying various aspects of the new leases guidance. The new leasing standard represents a wholesale change to lease accounting for lessees and requires additional disclosures regarding leasing arrangements. This update is effective for annual periods beginning January 1, 2022, and interim periods beginning January 1, 2023, with early adoption permitted. The Company is in the process of evaluating its impact.

The Company does not believe there are any other recently issued and effective or not yet effective pronouncements that would have or are expected to have any significant effect on the Company’s financial position, cash flows or results of operations.

Note 2 – Fair Value Measurements

Recurring Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market or, if none exists, the most advantageous market, for the specific asset or liability at the measurement date (referred to as the “exit price”). Fair value is a market-based measurement that is determined based upon assumptions that market participants would use in pricing an asset or liability, including consideration of nonperformance risk.

The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy indicates the extent to which inputs used in measuring fair value are observable in the market.

•	Level 1: Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

•

Level 2: Inputs other than quoted prices included in Level 1 that are observable either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

•

Level 3: Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date and include management’s judgment about assumptions market participants would use in pricing the asset or liability.

The Company’s Redeemable Convertible Senior Preferred Stock (“Senior Preferred Stock”) contains an embedded derivative which, consistent with FASB Accounting Standards Codification (“ASC”) Topic 815 Derivatives and Hedging (“ASC 815”), is bifurcated and accounted for separately from the Senior Preferred Stock. In addition, when the Company issued the Senior Preferred Stock, it granted certain holders warrants (“Senior Preferred Warrants”) to purchase additional shares of Senior Preferred Stock (See Note 7).

The bifurcated embedded derivative and Senior Preferred Warrant liabilities are initially recorded at issuance date fair value, and revalued at each fiscal quarter-end with any changes to fair value reflected in other expense, net. Key assumptions used in the valuation model were based on the terms and conditions of the Senior Preferred Stock and Senior Preferred Warrants, including the dividend and conversion discount per the Company’s amended charter, the probability of and proximity to redemption or exercise scenarios ranging from 3 to 15 months, and a discount rate of 25% based on the Company’s stage of development and expected rate of return.

As of June 30, 2021, the Company had $136.4 million of level 3 financial instruments, comprised of $96.2 million of bifurcated embedded derivatives included in derivative liabilities and $40.2 million of warrant liabilities included in derivative liabilities in the accompanying condensed consolidated balance sheets.

As of December 31, 2020, the Company had $1.1 million of level 3 financial instruments, comprised of $0.6 million of current warrant liabilities included in prepaid expenses and other current assets and $0.5 million of non current warrant liabilities included in derivative liabilities in the accompanying condensed consolidated balance sheets.

Expenses associated with the issuance and mark-to-market adjustments of level 3 financial instruments are reflected in other expense, net and totaled $47.2 million and $0.1 million for the six months ended June 30, 2021 and 2020, respectively.

Note 3 –Vehicles, net

The Company’s vehicles, net consists of the following (in thousands):

	June 30, 2021	December 31, 2020
Deployed vehicles	$93,100	$69,944
Undeployed vehicles	26,184	24,676
Spare parts	14,033	15,000
Less: Accumulated depreciation	(32,435)	(28,515)

Total vehicles, net	$100,882	$81,105

Depreciation expense relating to vehicles was $16.6 million and $10.1 million for the six months ended June 30, 2021 and 2020, respectively.

Note 4 – Acquisitions

In January 2020, the Company acquired all of the issued and outstanding capital stock of LMTS Holding SCA (“CIRC”), a micromobility company based in Berlin with operations throughout Europe and the Middle East.

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

The purpose of the acquisition is to further establish the Company’s presence in the Europe, Middle East, and Africa (“EMEA”) region. The results of CIRC’s operations, including revenues and expenses, are included in the Statement of Operations for the Company from the date of the transaction. The acquisition was accounted for as a business combination under ASC 805, Business Combinations. The Company acquired CIRC for $190.0 million of Series D and Series D-2 Redeemable Convertible Preferred Stock. Assets acquired included $68.7 million of cash and $5.5 million of intangible assets.

Goodwill is attributable to the assembled workforce and the expected synergies from the acquisition. The purchase price was allocated to the assets acquired and the liabilities assumed based on estimated fair values as of the acquisition date as follows (in thousands):

Fair Value
Assets acquired:
Current assets	$68,667
Vehicles	140
Intangible assets:
Customer relationships	1,621
Government relationships	3,838
Net liabilities assumed	(975)

Total assets acquired, net	$73,291

Total purchase price	$190,000

Goodwill	$116,709

The Company incurred certain expenses related directly and indirectly to the CIRC acquisition of $3.5 million which was recognized in the consolidated statement of operations for the six months ended June 30, 2020.

Note 5 – Goodwill

The change in the carrying amount of goodwill by segment during the six months ended June 30, 2021 is as follows (in thousands):

	North America	Europe, Middle East, and Africa	Other
Balance as of December 31, 2020	$1,296	$129,959	—
Foreign currency translation adjustment	—	(4,181)	—

Balance as of June 30, 2021	$1,296	$125,778	$—

Note 6 – Income Taxes

The Company computes its quarterly income tax provision and resulting effective tax rate by using a forecasted annual effective tax rate and adjusting for any discrete items arising during the quarter. The Company’s effective tax rate was 0.11% (tax benefit) and 0.03% (tax benefit) for the six months ended June 30, 2021 and 2020, respectively.

The effective tax rate differs from the US statutory tax rate primarily due to a valuation allowance against our U.S. deferred tax assets and majority of foreign deferred tax assets. We expect to maintain this valuation

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

allowance until it becomes more likely than not that the benefit of our deferred tax assets will be realized by way of expected future taxable income.

Note 7 – Debt

Apollo Vehicle Financing Facility

In April 2021, the Company’s wholly consolidated special purpose vehicle entity (“SPV”) entered into a credit agreement (“Apollo Credit Agreement”) with Apollo Investment Corporation as a lender and MidCap Financial Trust as a lender and administrative agent (each managed or advised by Apollo Capital Management, L.P., or its affiliates, and collectively “Apollo” or “Lenders”) to allow the SPV to borrow up to $40.0 million (“Vehicle Financing Facility”) with no right to re-borrow any portion of the Vehicle Financing Facility that is repaid or prepaid. The Vehicle Financing Facility includes a repayment mechanism directly tied to revenue generation of vehicles on lease to the SPV. Vehicles and cash in the SPV may be transferred out of the SPV in compliance with the terms, conditions, and covenants of the Apollo Credit Facility. The Company drew down $10.8 million during the six months ended June 30, 2021. The outstanding principal balance on the Vehicle Financing Facility as of June 30, 2021 is $9.9 million.

The Vehicle Financing Facility carries an enforceable first priority perfected security interest in vehicles, collections from revenue generated by vehicles, and a reserve account related to such vehicles contributed by the Company (collectively, “Collateral”) to the SPV. As of June 30, 2021, the Company maintained $16.1 million in such reserve account, which is classified in restricted cash in the accompanying condensed consolidated balance sheets.

The Vehicle Financing Facility bears interest at the London Interbank Offered Rate (“LIBOR”) plus a margin of 9.0% that is accrued and paid by the Company on a monthly basis. The maturity date of the Apollo Credit Agreement is April 27, 2024 (“Final Maturity Date”). On the fourth (4th) business day of each month prior to the Final Maturity Date (“Payment Date”), the Company is required to repay principal on the outstanding Vehicle Financing Facility balance based on a pre-set monthly amortization schedule (such amount, the “Amortization Amount”). In addition, on the fourth (4th) business day of each of January, April, July, and October (“Quarterly Payment Date”), the Company is required to repay an additional amount of principal on the outstanding Vehicle Financing Facility balance to the extent 50% of revenues generated from the Collateral securing the Apollo Loans is greater than the sum of the Amortization Amount due for the preceding quarter (such payment, the “Amortization Catch-Up Amount”). All outstanding Vehicle Financing Facility balances will be due and payable as previously stated, unless the commitments are terminated earlier, or if an event of default occurs (or automatically in the case of certain bankruptcy-related events of default).

The Apollo Credit Agreement includes certain customary representations, warranties, affirmative and negative financial and nonfinancial covenants, event of default, and indemnification provisions. The primary negative covenant is a limitation on liens against Collateral vehicles, which prohibits the Company from selling, assigning, or disposing of any Collateral contributed in connection with the Apollo Credit Agreement. The primary positive covenant is a requirement to provide monthly reports within 30 days after the end of each fiscal month and audited annual financial statements at a specified time.

The Company is currently in compliance with all the terms and covenants of the Apollo Credit Agreement. In accordance with the terms outlined in the agreement, the Company made contractual principal payments totaling $0.9 million during the six months ended June 30, 2021. The Company expects to repay the entire principal amount of the Vehicle Financing Facility balance outstanding as of June 30, 2021 in full pursuant to the

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

Amortization Amount and Amortization Catch-Up amount prior to June 30, 2022 based on forecasts of expected revenue to be generated from underlying Collateral. As such, all outstanding Vehicle Financing Facility amounts are presented in current notes payable in the accompanying condensed consolidated balance sheets. Issuance costs related to the Apollo Credit Facility of $1.6 million were capitalized as a deferred asset and amortized over the term of the Apollo Credit Agreement.

DB Term Loans and Warrants

On June 13, 2019, the Company entered into a credit agreement with Deutsche Bank AG (the “Lender” or “DB”) and Lucid Agency Services Limited as Administrative Agent to allow the Company to draw up to $45.0 million of Initial Term Loans. In addition, pursuant to a July 9, 2019 amendment that added Sequoia IDF Asset Holdings S.A. (“Sequoia”) as an incremental loan lender, the Company could draw up to $5.0 million of Incremental Term Loans (collectively, with the Initial Term Loans, the “Term Loans”). The Company drew down $45.0 million of Initial Term Loans and $5.0 million of Incremental Term Loans on June 13, 2019 and July 15, 2019, respectively, for a total of $50.0 million in Term Loans. The Term Loans bear interest at the London Interbank Offered Rate (“LIBOR”) plus a margin of 9.5% and are paid by the Company on a monthly basis. The maturity date of the Term Loans is December 13, 2021, and all borrowings thereunder will be due and payable then, unless the commitments are terminated earlier, or if an event of default occurs (or automatically in the case of certain bankruptcy-related events of default).

In conjunction with the Term Loans, the Company issued Warrants to the Lender (“DB Warrants”) for 0.2 million shares of the Company’s Series C-1 Redeemable Convertible Preferred Stock exercisable upon any change of control, any equity financing, the maturity or repayment in full of all amounts due to the lenders, or any Initial Public Offering. The DB Warrants are liability-classified instruments because they can be sold back to the Company for cash at a value of $20.70 per share. The fair value of the warrants at inception was $5.0 million and was classified in Other Liabilities. The $5.0 million was treated as a debt discount against the $50.0 million of Term Loans and is accreted into Interest Expense on the consolidated statements of operations. The Lender notified the Company of its intention to sell the DB Warrants back to the Company, and the Company settled $3.0 million of the DB Warrants in September 2019 and settled the remaining $2.0 million during the six months ended June 30, 2020.

The Company signed amendments to the credit agreement, the most recent of which was dated October 19, 2020. The Company issued additional warrants (“2020 DB Warrants”) for shares of the Company’s Series D Redeemable Convertible Preferred Stock. The fair value of the additional warrants at inception was $0.6 million and classified in Other Current Liabilities. The Lender notified the Company of its intention to sell the 2020 DB Warrants back to the Company, and the Company settled the 2020 DB Warrants for $0.6 million during the six months ended June 30, 2021.

During the six months ended June 30, 2021, the Company repaid the outstanding principal balance of $31.2 million, including accrued and unpaid interest. The Company recognized a loss of $2.3 million upon extinguishment due to the write-off of the debt discount.

Interest expense on the Vehicle Financing Facility and Terms Loans for the six months ended June 30, 2021 was $2.4 million and recorded in interest expense, net in the accompanying condensed consolidated statements of operations.

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

Note 8 – Preferred and Common Stock

Redeemable Convertible Senior Preferred Stock and Warrants

Beginning on January 26, 2021 and in continuing closings through April 20, 2021, the Company entered into a purchase agreement with certain investors (“Senior Preferred Stock Investors”) to allow such investors to purchase Redeemable Convertible Senior Preferred Stock (“Senior Preferred Stock”) at $10.00 per share. In conjunction with the purchase, Senior Preferred Stock Investors who purchased more than their assigned pro rata portion of existing investment in the Company (“Pro Rata Portion”) were issued warrants (“Senior Preferred Warrants”) exercisable for a number of Senior Preferred Stock purchased in excess of the Pro Rata Portion, scaling up from 0 to 100% on the delta between pro-rata and twice the pro-rata participation (with any participation above twice the pro rata amount also receiving 100% warrant coverage). The Pro Rata Portion for each existing investor was calculated by taking: $110,000,000 multiplied by the lesser of (i) a fraction, (x) the numerator of which is the aggregate liquidation preference of a stockholder as of January 26, 2021 and (y) the denominator of which is the aggregate liquidation preference of all stockholders as of such date and (ii) a fraction, (x) the numerator of which is all of a stockholder’s shares of Prior Preferred Stock and Founders Convertible Preferred Stock as of the date hereof and (y) the denominator of which is all outstanding shares of Prior Preferred Stock and Founders Convertible Preferred Stock as of the date hereof.

The Senior Preferred Warrants are liability-classified instruments because they can be exercised for Senior Preferred Stock, which are classified in mezzanine equity. As of June 30, 2021, the Company has 29.2 million shares of Senior Preferred Stock outstanding, 3.2 million Senior Preferred Warrants outstanding, and has recognized gross proceeds of $208.2 million. The fair value of the Senior Preferred Warrants is $39.7 million as of June 30, 2021 and included in derivative liabilities in the accompanying condensed consolidated balance sheets. Any changes in fair value of the Senior Preferred Warrants are recorded in other expense, net.

Holders of the Senior Preferred Stock do not have voting rights and cannot elect any such holders to the Company’s Board of Directors. The holders of Senior Preferred Stock are entitled to receive cumulative paid-in kind dividends at the rate of 8.0% per annum, which accrues daily and is compounding annually on the original issuance price per share plus any compounded dividends plus any accrued, unpaid, and uncompounded dividends as of the applicable date of determination (“Accrued Amount”). The dividend rate will increase by 1.0% on each anniversary of the issuance date of the Senior Preferred Stock. The holders of Senior Preferred Stock shall be entitled to receive dividends prior and in preference to any payment of any dividend on Redeemable Convertible Prime Preferred Stock, Founders Convertible Preferred Stock, and common stock. While no dividends have been declared by the Board of Directors from inception through June 30, 2021, the holders of the Senior Preferred Stock would be entitled to receive dividends of $8.4 million as of June 30, 2021, if declared. These dividends are classified in mezzanine equity and recorded against additional paid-in capital.

Each share of Senior Preferred Stock will automatically convert into shares of common stock upon the occurrence of (i) a Qualified Public Company Event (as defined below), (ii) immediately prior to the consummation of a Qualified SPAC Transaction (as defined below), (iii) upon the vote of a majority of the holders of the Senior Preferred Stock and approval from the Lead Stockholders, or (iv) upon completion of a preferred equity financing transaction resulting in at least $30.0 million of aggregate proceeds to the Company. The number of shares of applicable stock into which a share of Senior Preferred Stock may be converted is determined by dividing the Accrued Amount by the price per share implied by such event or transaction, multiplied by a rate which will initially be equal to 75% and will decrease by 2.5% on each anniversary of the issuance date.

The Company has determined that the automatic conversion feature described above results in a bifurcated embedded derivative as the Senior Preferred Stock is considered more akin to a debt host instrument due to the

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

lack of voting, dividend feature described above, and redemption features described below. The automatic conversion feature itself is deemed to be a share settled redemption feature that meets the criteria for bifurcation under ASC 815 as a separate derivative as it settles at a significant discount based on the implied price of the Company’s stock based on a Qualified Public Company Event or a qualified financing. The fair value of the bifurcated automatic conversion derivative is $96.2 million as of June 30, 2021 and reflected in derivative liabilities in the accompanying condensed consolidated balance sheets. In subsequent periods, the bifurcated derivative liability is accounted for at fair value, with changes in fair value recognized in other expense, net.

The Senior Preferred Stock is not redeemable at the election of the holder. However, the rights and preferences of the Senior Preferred Stock provide for a deemed liquidation of the shares in the event of a change of control resulting from the sale or transfer of the Company’s securities, the merger of the Company, or upon the sale of more than a majority of the voting power of the Company, upon which a cash settlement shall be made to the Senior Preferred Stockholders. Since redemption is outside of the control of the Company, the Senior Preferred Stock is presented in mezzanine equity. The Senior Preferred Stock is initially recorded at its allocated value after discounting by allocating cash proceeds to warrants. The Senior Preferred Stock does not have a mandatory redemption date. Because it is not probable that the Senior Preferred Stock will become redeemable for cash, no subsequent measurement is required.

Under the terms of the restated articles of incorporation, in the event of a liquidation, and prior to any distribution to holders of Common Stock, Founders Convertible Preferred Stock, and Redeemable Convertible Prime Preferred Stock, holders of Senior Preferred Stock are entitled to receive an amount per share equal to the liquidation preference.

Redeemable Convertible Prime Preferred Stock

On January 26, 2021, all prior outstanding shares of Series Seed, Series A, Series B, Series C, Series C-1, Series D, Series D-1, and Series D-2 Redeemable Convertible Preferred Stock (the “Prior Preferred Stock”) were converted into common stock (“Exchanged Common Stock”) via a restated certificate of incorporation, which also authorized 191.6 million shares of Preferred Stock of the Company and designated 37.5 million shares as Senior Preferred Stock.

To the extent those Senior Preferred Stock Investors purchased at least their Pro Rata Portion and also held Prior Preferred Stock, the Company entered into an exchange agreement (“Exchange Agreement”) that would allow such existing holders of Prior Preferred Stock to exchange the Exchanged Common Stock received in conversion of Prior Preferred Stock back into an equal number of Preferred Stock in a mirroring class with the same rights (including liquidation preference) as the Preferred Stock such investors held prior to conversion (such exchange preferred stock, “Prime Preferred Stock”). Existing holders of Prior Preferred Stock who failed to purchase at least their Pro Rata Portion of Senior Preferred Stock did not exchange their shares for Prime Preferred Stock, and such Prior Preferred Stock shares remained as common stock.

As of June 31, 2021, 4.3 million shares of Exchanged Common Stock were outstanding. The Exchanged Common Stock represents a separate class of common stock that is excluded from Common Stock outstanding and classified in mezzanine equity because it is contingently convertible into Prime Preferred Stock upon the investor cumulatively purchasing their Pro Rata Portion of Senior Preferred Stock. The Exchanged Common Stock is excluded from the calculation of basic and diluted earnings per share because its effect would have been anti-dilutive for the periods presented.

As of June 30, 2021, the Company has issued Series Seed, A, B, C, C-1, D, D-1, and D-2 Redeemable Convertible Prime Preferred Stock (collectively, “Redeemable Convertible Prime Preferred Stock”).

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

The following table is a summary of each class of preferred stock as of June 30, 2021:

Series	Shares Authorized	Shares Issued and Outstanding
Senior preferred stock	37,500,000	29,234,172
Seed prime preferred stock	9,787,845	9,665,497
A prime preferred stock	19,738,093	18,864,346
B prime preferred stock	31,466,331	30,380,749
C prime preferred stock	30,108,491	29,151,632
C-1 prime preferred stock	27,082,253	26,219,090
D prime preferred stock	33,905,327	33,858,879
D-1 prime preferred stock	741,196	74,231
D-2 prime preferred stock	1,231,120	1,231,120

Total redeemable convertible preferred shares	191,560,656	178,679,716

With exception to holders of Series D-1 Prime Preferred Stock which have no voting rights, each holder of prime preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares held by such holder are convertible. Common stock, into which all series of prime preferred stock may be converted, are entitled to one vote for each share.

Holders of each Series Seed, A, B, and C Prime Preferred Stock may elect a holder of its related Series Prime Preferred Stock to the Company’s Board of Directors, as long as the shares of the related Series of Prime Preferred Stock remains outstanding. The Company must obtain approval from a majority of the holders of the then outstanding shares of prime preferred stock in order to liquidate, dissolve, or wind-up the Company, effect any merger, consolidation or other liquidation transaction, amend, alter, or repeal the charter or bylaws of the Company, create or authorize any additional class or series of stock or increase the authorized shares of prime preferred stock unless the rights, preferences or privileges of such stock are junior to those of the existing preferred stock, reclassify, alter or amend any existing security if doing so would render such security senior to the preferred stock, purchase or redeem or pay a dividend or distribution on shares of capital stock, create or authorize the issuance of any debt security if aggregate indebtedness for borrowed money following such issuance exceeds $5.0 million, create or take action that results in holding any subsidiary other than a wholly owned subsidiary, or increase or decrease the authorized size of the Board of Directors.

The holders of Redeemable Convertible Prime Preferred Stock are entitled to receive dividends based on their original issuance price, subject to standard anti-dilutive adjustments. Such dividends are payable when and if declared by the Board of Directors and are noncumulative. The holders of Prime Preferred Stock shall be entitled to receive dividends prior and in preference to any payment of any dividend on Founders Convertible Preferred Stock and common stock. No dividends have been declared by the Board of Directors from inception through June30, 2021.

Each share of Redeemable Convertible Prime Preferred Stock is convertible at the option of the holder according to a conversion ratio, which is subject to adjustment for certain anti-dilutive share adjustments. The number of shares of common stock into which a share of prime preferred stock may be converted is determined by dividing the original issuance price by the then-applicable conversion price, which is determined based on adjustments to the initial conversion price. The prime preferred stock automatically converts into common stock at the then-applicable conversion price in the event of a (i) Qualified Public Company Event, (ii) Qualified SPAC Transaction (as defined below), or (iii) date specified by vote or written consent of the holders of a majority of

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

the then outstanding shares of Prime Preferred Stock, voting as a single class. As of June 30, 2021, each share of Series Seed, A, B, C, C-1, D, D-1, and D-2 Redeemable Convertible Prime Preferred Stock was convertible into one share of common stock.

The Redeemable Convertible Prime Preferred Stock is not redeemable at the election of the holder. However, the rights and preferences of the prime preferred stock provide for a deemed liquidation of the shares in the event of a change of control resulting from the sale or transfer of the Company’s securities, the merger of the Company, or upon the sale of more than a majority of the voting power of the Company, upon which a cash settlement shall be made to the preferred stockholders. Since redemption is outside of the control of the Company, the Redeemable Convertible Prime Preferred Stock is presented in mezzanine equity. The Redeemable Convertible Prime Preferred Stock is initially recorded at its allocated value. The Redeemable Convertible Prime Preferred Stock does not have a mandatory redemption date. Because it is not probable that the Redeemable Convertible Prime Preferred Stock will become redeemable for cash, no subsequent measurement is required.

Under the terms of the restated articles of incorporation, in the event of a liquidation, and prior to any distribution to holders of Common Stock or Founders Convertible Preferred Stock, but after any distribution to holders of Senior Preferred Stock, holders of Series Seed, A, B, C, C-1, D, D-1, and D-2 Redeemable Convertible Prime Preferred Stock are entitled to receive an amount per share equal to the liquidation preference.

Founders Convertible Preferred Stock

As of June 30, 2021 and 2020, the Company has authority to issue 7.5 million shares of Founders Convertible Preferred Stock with a par value of $0.000001 per share. As of June 30, 2021 and 2020, there were 4.5 million shares of Founders Convertible Preferred Stock issued and outstanding.

Each holder of Founders Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares held by such holder are convertible. Common stock, into which all series of preferred stock may be converted, are entitled to one vote for each share.

Holders of Founders Convertible Preferred Stock are entitled to dividends when and if declared by the Board of Directors, subject to the rights of the holders of all classes of preferred stock outstanding having priority rights, and subject to the rights of the holders of all classes of common stock outstanding having equal rights, to dividends. Such dividends are payable when and if declared by the Board of Directors and are noncumulative.

Each share of Founders Convertible Preferred Stock is convertible at the option of the holder into shares of common stock according to a conversion ratio, which is subject to adjustment for certain anti-dilutive share adjustments. The number of shares of common stock into which a share of Founders Convertible Preferred Stock may be converted is determined by dividing $1 by the then-applicable conversion price, which is initially $1. The Founders Convertible Preferred Stock automatically converts into common stock at the then-applicable conversion price in the event of (i) an underwritten public offering of shares of common stock with aggregate proceeds of no less than $30.0 million, net of underwriting discounts and commissions or the initial listing of the Company’s common stock on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the SEC that results in shares of the Company’s common stock (1) being registered under Section 12(b) of the Securities Act and (2) listed for trading on the New York Stock Exchange, Nasdaq Global Select Market, or Nasdaq Global Market (any such event a “Qualified Public Company Event”), (ii) the occurrence of a Special Purpose Acquisition Company (“SPAC”) transaction in which the cash and cash equivalents of the SPAC prior to such transaction is at least $200.0 million, the common equity of the SPAC and successor corporation is listed on the New York Stock Exchange, Nasdaq Global Select Market, or Nasdaq

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

Global Market prior to and after the SPAC transaction, and all of the Company’s Founders Convertible Preferred Stock and Redeemable Convertible Prime Preferred Stock is exchanged for, converted into, or eligible to receive common equity of the successor corporation or cash in connection with such transaction (a “Qualified SPAC Transaction”), or (iii) upon the vote of a majority of the holders of the Founders Convertible Preferred Stock. As of June 30, 2021, each share of Founders Convertible Preferred Stock was convertible into one share of common stock.

In addition, if a share of Founders Convertible Preferred Stock is purchased by an investor in connection with the Company signing a purchase agreement to sell and issue subsequent preferred stock of the Company for equity financing purposes in exchange for cash, conversion or cancellation of indebtedness, or a combination of cash, conversion, or cancellation of debt (“Equity Financing”), then the Founders Convertible Preferred Stock will also convert at the conversion ratio into shares of the series of preferred stock that Company sold to investors in relation to the Equity Financing. The total number of shares of preferred shares into which the Founders Convertible Preferred Stock may be converted is determined by dividing one by the number of shares of common stock into which a share of preferred stock issued in relation to the Equity Financing is convertible. There were no conversions during the periods presented.

The Company concluded that the Founders Convertible Preferred Stock including the embedded contingent conversion feature is in the scope of ASC 718.

The Founders Convertible Preferred Stock is not redeemable at the election of the holder. The Founders Convertible Preferred Stock does not have a mandatory redemption date.

Under the terms of the restated articles of incorporation, in the event of a liquidation, and after any distribution to holders of Senior Preferred Stock and each of, Series Seed, Series A, Series B, Series C, Series C-1, Series D, Series D-1, Series D-2, and Series D-3 Redeemable Convertible Prime Preferred Stock or Redeemable Convertible Preferred Stock, any remaining assets available for distribution will be distributed to holders of the common stock and Founders Convertible Preferred Stock in a pro rata method.

Common Stock

As of June 30, 2021 and 2020, the Company has authority to issue 287.9 million and 275.0 million shares of common stock with a par value of $0.000001 per share, respectively. Holders of common stock are entitled to dividends when and if declared by the Board of Directors, subject to the rights of the holders of all classes of preferred stock outstanding having priority rights, and subject to the rights of the holders of all classes of Founders Convertible Preferred Stock outstanding having equal rights, to dividends. No dividends have been declared by the Board of Directors from inception through June 30, 2021. As of June 30, 2021 and 2020, there were 62.0 million and 47.5 million shares of common stock issued and outstanding, respectively. Restricted stock awards that have not vested are excluded from the shares of common stock issued and outstanding.

Note 9 – Stock-based Compensation

The Company maintains the 2017 Equity Incentive Plan (“the Plan”), approved on May 10, 2017 and subsequently amended (most recently on April 2, 2021), which provides for the issuance of 47.1 million shares of incentive and nonqualified stock options to employees of the Company as of June 30, 2021. The Company’s stock options are considered equity classified awards.

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

Awards granted under the Plan are service-based awards, vesting over a total of four years pursuant to two different vesting schedules. Under one vesting schedule, the first vest is generally a one-year cliff vest, followed by monthly vesting for the final three years. Under the second vesting schedule, the award vests on a monthly basis over the four-year vest term. The Plan allows for the early exercise of stock options if approved by the Board of Directors. Shares purchased pursuant to the early exercise of stock options are subject to repurchase until those shares vest. As a result, cash received in exchange for unvested shares exercised is recorded within current liabilities on the consolidated balance sheets and are reclassified to common stock and additional paid–in capital as the shares vest.

Shares issued in an early exercise of an option are not considered outstanding because the grantee is not entitled to the rewards of share ownership. Those shares are not shown as outstanding on the balance sheet and are excluded from basic net loss per share until the shares are no longer subject to a repurchase feature.

The Company granted 0.3 million and 9.8 million stock options during the six months ended June 30, 2021 and 2020, respectively.

The Company granted 4.8 million restricted stock units (“RSUs”) during the six months ended June 30, 2021. The RSUs are subject to two vesting requirements, (i) a service-based or milestone-based requirement and (ii) a liquidation event requirement. The RSUs will vest when both vesting requirements are satisfied.

The Company issued 4.8 million restricted stock awards to directors of the board during the six months ended June 30, 2020, all of which were not subject to vesting requirements. No such restricted stock awards were issued to the directors of the board during the six months ended June 30, 2021. The other restricted stock awards outstanding were subject to vesting, generally monthly over 48 months.

The following table summarizes total stock-based compensation expense for the six months ended June 30, 2021 and 2020 (in thousands):

	For the six months ending June 30,
	2021	2020
Sales and marketing	$281	$452
Research and development	394	470
General and administrative	2,093	2,624

Total	$2,768	$3,546

Note 10 – Net Loss Per Share Attributable to Common Stockholders

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period without consideration for common stock equivalents.

Diluted net loss per share attributable to common stockholders is computed by dividing net income by the weighted-average number of common shares outstanding during the period and potentially dilutive common stock equivalents, including stock options, restricted stock units, warrants to purchase Redeemable Convertible Senior Preferred Stock, Prime Preferred Stock, and Preferred Stock, shares of Redeemable Convertible Senior Preferred Stock, Prime Preferred Stock, and Preferred Stock, and Founders Convertible Preferred Stock, except in cases where the effect of the common stock equivalent would be antidilutive. Potential common stock

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

equivalents consist of common stock issuable upon exercise of stock options and vesting of restricted stock units using the treasury stock method. Since the Company was in a loss position for the six months ended June 30, 2021 and 2020, basic and diluted earnings per share are the same as the effect of the conversion of redeemable convertible preferred stock and assumed exercise of warrants, stock options, and vesting of restricted stock units, which is anti-dilutive.

The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for the six months ended June 30, 2021 and 2020 (in thousands, except per share amounts):

	Six Months Ended June 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(128,244)	$(120,299)
Denominator:
Basic and diluted weighted-average shares outstanding	54,701	37,821
Loss per share:

Basic and diluted loss per share	$(2.34)	$(3.18)

The following potentially dilutive outstanding securities were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	Six Months Ended June 30,
	2021	2020
Redeemable convertible preferred stock	—	153,739

Redeemable convertible senior preferred stock	29,234	—

Redeemable convertible prime preferred stock	149,446	—
Exchanged common stock	4,293	—
Founders convertible preferred stock	4,540	4,540
Unvested common stock shares	1,023	8,549

Stock options	16,229	16,486
Restricted stock units	4,811	—
Warrants to purchase redeemable convertible preferred stock	—	68
Warrants to purchase redeemable convertible prime preferred stock	68	—

Warrants to purchase redeemable convertible senior preferred stock	3,208	—

Total	212,852	183,382

Note 11 – Commitments and Contingencies

Operating Leases

As of June 30, 2021, the Company had operating lease agreements for its facilities in various locations throughout the U.S., as well as around the world, which expire at various dates through 2025. The terms of the lease agreements provide for fixed rental payments on a gradually increasing basis over the term of the lease. Lease terms for the Company’s operating leases are between one month and 7 years. For its primary operating

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

leases, the Company can, after the initial lease term, renew its leases under right of first offer terms at fair value at the time of renewal. The Company’s primary operating leases also include termination options. The Company is not reasonably certain to exercise its renewal and termination options.

The Company did not enter into any material new leases in the six months ending June 30, 2021. Refer to the annual audited financial statements for more information on operating leases.

Purchase Commitments

The Company has commitments related to vehicles. These amounts are determined based on the non-cancelable quantities or termination amounts to which the Company is contractually obligated. As of June 30, 2021, the Company has future minimum payments for purchase commitments related to vehicles of $37.6 million due through April 2022.

Litigation and Indemnifications

The Company is occasionally involved in legal proceedings, claims, and regulatory, indirect tax examinations or government inquiries and investigations that may arise in the ordinary course of business. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages. The Company records a liability when the Company believes that it is both probable that a loss has been incurred and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the possible loss in the consolidated financial statements.

The Company reviews the developments in contingencies that could affect the amount of the provisions that have been previously recorded. The Company adjusts provisions and changes to disclosures accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. Significant judgment is required to determine both the probability and the estimated amount of loss.

The Company is not a party to any outstanding material litigation and management is currently not aware of any legal proceedings that, individually or in the aggregate, are deemed to be material to the Company’s financial condition or results of operations. However, the outcome of litigation, indirect tax examinations and investigations are inherently uncertain. Therefore, if one or more of these matters were resolved against the Company for amounts in excess of management’s expectations, the Company’s results of operations and financial condition, including in a reporting period in which any such outcome becomes probable and estimable, could be materially adversely affected.

Note 12 – Segment Information

The Company determines its operating segments based on how the chief operating decision maker (CODM) manages the business, allocates resources, makes operating decisions and evaluates operating performance. The CODM does not evaluate operating segments using asset information and, accordingly, the Company does not report asset information by segment. The Company does not aggregate its operating segments into reportable segments. Accordingly, the Company has identified three reportable segments, which are organized based on the geographic areas in which it conducts business, as follows:

Segment	Description
North America (NA)	Includes Canada and the United States

Europe, Middle East & Africa (EMEA)	Includes all countries within the EU, UK, and countries within the Middle East

Other	Includes South America, China, Mexico, Australia, New Zealand

Bird Rides, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited, in thousands)

The Company’s segment operating performance measure is gross margin. Gross margin is defined as revenue less the following expenses: cost of revenue exclusive of depreciation and depreciation on revenue earning vehicles.

The following table provides information about the Company’s segments and a reconciliation of the total segment gross margin to loss before income taxes for the six months ended June 30, 2021 and 2020 (in thousands):

	Six Months Ended June 30,
	2021				2020
	NA	EMEA	Other	Total Segments	NA	EMEA	Other	Total Segments
Revenues:
Sharing	$62,681	15,606	—	78,287	$17,754	7,946	41	25,741
Product Sales	6,462	965	—	7,427	2,634	1,952	171	4,757

Total Revenues	69,143	16,571	—	85,714	20,388	9,898	212	30,498
Cost of Sharing, exclusive of depreciation	36,672	7,057	—	43,729	17,450	12,614	797	30,861
Cost of Product Sales	6,784	864	—	7,648	4,987	7,097	173	12,257
Depreciation on revenue earning vehicles	7,414	9,144	—	16,558	6,125	3,592	412	10,129

Gross margin	$18,273	(494)	—	17,779	$(8,174)	(13,405)	(1,170)	(22,749)
Reconciling items:
Total expenses				$137,535				$97,463

Loss before income taxes				$(119,756)				$(120,212)

During the six months ended June 30, 2021, the Other segment did not generate revenues or incur cost of revenues as the Company is currently operating exclusively in the NA and EMEA geographic areas.

Note 13 – Subsequent Events

The Company evaluated its financial statements for subsequent events through August 18, 2021, the date the financial statements were issued. The Company is aware of the following subsequent events as discussed below:

On May 11, 2021, the Company entered into a Business Combination Agreement with Switchback II Corporation (“Switchback”), a SPAC. The contemplated merger with Switchback would provide that all holders of common and preferred stock receive common stock of Bird Global, Inc., the continuing public company, of which the Company will be a wholly owned subsidiary. The proposed transaction is expected to be completed in the third quarter of 2021, subject to, among other things, the approval by Switchback’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will ultimately be completed.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Bird Rides, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bird Rides, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as “the consolidated financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Restatement of 2020 and 2019 Financial Statements

As discussed in Note 10 and 12 to the consolidated financial statements, the 2020 and 2019 consolidated financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young

We have served as the Company’s auditor since 2020.

Los Angeles, California

May 12, 2021

except for Note 10 and Note 12, as to which the date is

May 14, 2021

Bird Rides, Inc.

Consolidated Balance Sheets

December 31, 2020 and 2019

(In thousands, except number of shares amounts)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$43,158	$109,160
Restricted cash and cash equivalents	9,609	9,180
Accounts receivable, net	2,857	2,458
Inventory	5,256	4,355
Prepaid expenses & other current assets	8,254	15,041

Total current assets	69,134	140,194
Property and equipment, net	4,152	11,536
Vehicle deposits	13,290	21,526
Vehicles, net	81,105	91,145
Goodwill	131,255	1,296
Other assets	4,944	3,082

Total assets	$303,880	268,779

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	$12,212	$25,878
Accrued expenses	20,004	12,236
Deferred revenue	42,900	36,015
Notes payable — current	29,280	25,122
Other current liabilities	5,078	6,465

Total current liabilities	109,474	105,716
Notes payable — non current	—	21,342
Other liabilities	10,172	11,750

Total liabilities	119,646	138,808
Commitments and contingencies
Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock, $0.000001 par value, 173,212,667 and 142,148,158 shares authorized, 153,738,961 and 135,023,946 shares issued and outstanding, respectively as of December 31, 2020 and 2019	1,044,282	802,571
Stockholders’ Deficit
Founders convertible preferred stock, $0.000001 par value, 7,493,443 shares authorized, 4,540,177 shares issued and outstanding as of December 31, 2020 and 2019	—	—
Common stock, $0.000001 par value, 275,000,000 and 229,000,000 shares authorized, 54,245,623 and 34,810,649 shares issued and outstanding, respectively as of December 31, 2020 and 2019 (restated, see Note 10)	—	—
Additional paid-in capital	92,654	85,547
Accumulated other comprehensive income (loss)	13,005	(670)
Accumulated deficit	(965,707)	(757,477)

Total stockholders’ deficit	(860,048)	(672,600)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$303,880	$268,779

Bird Rides, Inc.

Consolidated Statement of Operations

December 31, 2020 and 2019

(In thousands, except number of shares amounts)

	Year Ended December 31,
	2020	2019
Revenues:
Sharing	$79,941	140,448
Product sales	14,660	10,076

Total Revenues	94,601	150,524
Cost of sharing	71,628	153,646
Cost of product sales	22,716	20,319
Depreciation on revenue earning vehicles	23,791	112,234

Gross margin	(23,534)	(135,675)
Other operating expenses:
General & administrative	152,910	192,063
Selling & marketing	18,404	16,656
Research & development	34,376	40,836
Tariff reimbursement	(24,986)	—

Total operating expenses	180,704	249,555

Loss from operations	(204,238)	(385,230)
Interest income	282	1,837
Interest expense	(6,844)	(6,792)
Other income, net	2,634	2,979

Loss before income taxes	(208,166)	(387,206)
Provision for income taxes	64	276

Net loss	$(208,230)	$(387,482)

Net loss per share attributable to common stockholders, basic and diluted (restated, see Note 12)	$(4.90)	$(16.11)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted (restated, see Note 12)	42,482,507	24,053,549

Bird Rides, Inc.

Consolidated Statement of Comprehensive Loss

December 31, 2020 and 2019

(In thousands)

	Year Ended December 31,
	2020	2019
Net loss	$(208,230)	$(387,482)
Other comprehensive income (loss), net of tax:
Change in currency translation adjustment	13,675	(583)

Other comprehensive income (loss)	13,675	(583)

Total comprehensive loss	$(194,555)	$(388,065)

Bird Rides, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

December 31, 2020 and 2019

(In thousands, except number of share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Founders Preferred Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Common Shares (restated, see Note 10)	Amount (par)	Shares	Amount (par)
Balance at January 1, 2019	112,844,442	522,357	16,375,119	—	4,540,177	—	53,590	(87)	(369,995)	(316,492)

Net income									(387,482)	(387,482)
Issuance of Common stock to Board of Directors			7,165,743	—			—			—
Common Stock issued through exercise of stock options and expiration of repurchase provision for early exercises			2,393,579	—			1,219			1,219
Vesting of common stock shares (restated, see Note 10)			8,876,208	—
Stock-based Compensation							30,738			30,738
Issuance of Series C-1 Redeemable Convertible Preferred Stock, net of issuance costs	5,156,517	60,510					—			—
Issuance of Series D Redeemable Convertible Preferred Stock, net of issuance costs	16,382,726	211,433					—			—
Issuance of Series D-1 Redeemable Convertible Preferred Stock for acquisition of Scoot	640,261	8,271					—			—
Foreign currency translation adjustment								(583)		(583)

Balance at December 31, 2019	135,023,946	802,571	34,810,649	—	4,540,177	—	85,547	(670)	(757,477)	(672,600)

Net income									(208,230)	(208,230)
Issuance of Common stock to Board of Directors			4,777,162	—			—			—
Common Stock issued through exercise of stock options and expiration of repurchase provision for early exercises			5,781,604	—			933			933
Vesting of common stock shares (restated, see Note 10)			8,876,208	—
Stock-based Compensation							6,174			6,174
Issuance of Series D Redeemable Convertible Preferred Stock, net of issuance costs	4,006,516	51,711					—			—
Issuance of Series D and D-2 Redeemable Convertible Preferred Stock for acquisition of CIRC	14,708,499	190,000					—			—
Foreign currency translation adjustment								13,675		13,675

Balance at December 31, 2020	153,738,961	$1,044,282	54,245,623	$—	4,540,177	—	$92,654	$13,005	$(965,707)	$(860,048)

Bird Rides, Inc.

Consolidated Statements of Cash Flows

December 31, 2020 and 2019

(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(208,230)	$(387,482)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	32,495	116,953
Non cash vehicle expenses	11,998	18,082
Share-based compensation	6,174	30,738
Debt discount accretion	2,635	1,296
Loss on extinguishment of debt	—	1,514
Loss on disposal of property and equipment	3,407	—
Other	(300)	(614)
Changes in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(199)	(2,418)
Inventory	(901)	(4,361)
Prepaid expenses and other current assets	7,095	(6,580)
Other assets	(162)	145
Accounts payable	(15,096)	(15,514)
Deferred revenue	6,203	30,341
Accrued expenses & other current liabilities	6,454	2,994
Other liabilities	(1,724)	5,529

Net cash used in operating activities	(150,151)	(209,377)
Cash flows from investing activities
Purchases of property and equipment	(500)	(7,179)
Purchases of vehicles	(11,862)	(101,381)
Net cash acquired (used) in acquisitions	68,664	(171)

Net cash provided by (used in) investing activities	56,302	(108,731)
Cash flows from financing activities
Proceeds from issuance of debt, net of issuance costs	—	69,787
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	51,711	271,943
Proceeds from issuance of common stock	933	1,219
Payment for settlement of warrants	(2,002)	(3,000)
Payment for settlement of debt	(18,776)	(21,337)

Net cash provided by financing activities	31,866	318,612
Effect of exchange rate changes on cash	(3,590)	(1,049)

Net decrease in cash, cash equivalents, and restricted cash	(65,573)	(545)
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	119,340	119,885

End of period	$53,767	$119,340

Components of cash, cash equivalents, and restricted cash
Cash and cash equivalents	43,158	109,160
Restricted cash	10,609	10,180

Total cash, cash equivalents, and restricted cash	$53,767	$119,340

Non-cash activities:
Fair value of net assets acquired in acquisition through issuance of Series D and D-2 redeemable convertible preferred stock	$190,000	$—
Conversion of convertible debt to Series D-1 redeemable convertible preferred stock in connection with Scoot acquisition	$—	$8,271
Supplemental disclosures of cash flow information
Cash paid for:
Interest paid	$4,278	$3,271
Income taxes paid	$214	$916

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 1 — Description of Business

Bird Rides, Inc. (“Bird,” “the Company,” “our,” and “we”) was incorporated in Delaware in April 2017, and is headquartered in Santa Monica, California. Bird is a micromobility company engaged in delivering electric transportation solutions for short distances. The Company partners with cities to bring lightweight, electric vehicles to residents and visitors in an effort to replace car trips by providing an alternative sustainable transportation option.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Bird Rides, Inc. and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting period, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. On an ongoing basis, management evaluates estimates which are subject to significant judgment including those related to useful lives associated with vehicles, impairment of other long-lived assets, impairment of goodwill, and loss contingencies. Actual results could differ from those estimates.

Liquidity

The Company expects that it will have enough cash to support the Company’s operations and cash flow requirements through at least the next 12 months following the issuance date of these financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with a maturity of ninety days or less at the time of purchase. Cash equivalents consist primarily of money market securities and all cash and money market investments are deposited with institutions management believes are of high credit quality. Cash equivalents are stated at fair value.

Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents are pledged as security for letters of credit or other collateral amounts established by the Company for certain insurance policies and other various contractual arrangements. As of December 31, 2020 and December 31, 2019, the Company issued irrevocable standby letters of credit of $5.3 million and $8.2 million, respectively. Restricted cash and cash equivalents are classified as current or non current based on the contractual or estimated term of the remaining restriction. Current restricted cash balances as of December 31, 2020 and December 31, 2019 were $9.6 million and $9.2 million, respectively. Non current restricted cash balances as of the periods ended December 31, 2020 and December 31, 2019 were $1.0 million.

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Accounts Receivable

Accounts receivable represents uncollected balances due from retail and platform customers. Amounts are written off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory, net

Inventory consists of vehicles and parts available for sale, valued at the lower of cost based on an average cost method or net realizable value. This valuation requires the Company to make judgments, based on currently available information. The average cost of inventory consists of the price paid for aforementioned vehicles and spare parts plus any freight, or customs duties incurred. Inventory is comprised entirely of finished goods.

Vehicle Deposits

Vehicle deposits consist of prepayments on vehicles and spare parts to which the Company does not yet have title.

Vehicles, net

Vehicles consist of vehicles that are used within the Company’s ridesharing business. The capitalized cost of vehicles includes freight from manufacturers and any customs or duties incurred. The vehicles balance is comprised of those vehicles that are in transit from the contract manufacturer to Bird, held by Bird but not yet deployed in market, and those that are deployed in market and available for use in our Sharing business. Within our Sharing business, Bird maintains ownership of all vehicles. We recognize depreciation related to our sharing service vehicles using a usage-based depreciation methodology based on the number of rides taken by customers. The estimated total number of lifetime rides of our vehicles are based on factors including historical ride information and any anticipated changes to future vehicle utilization. Spare parts are expensed as a cost of revenue when used by the Company for vehicle maintenance and repairs.

The Company updates its estimated useful life assumption based on changes in activity of the vehicles and accelerates depreciation on vehicles that have been determined to be no longer active.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered.

The Company accounts for uncertainty in tax positions recognized in the consolidated financial statements by recognizing a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more-likely-than-not expected to be realized based on the weighting of positive and negative evidence. Future

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

realization of deferred tax assets ultimately depends on the existence of sufficient taxable income within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences, and tax planning strategies. The Company’s judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the Company’s income tax provision would increase or decrease in the period in which the assessment is changed.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated statements of operations.

Property and Equipment, net

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from two to five years as shown in the table below. Useful lives used to depreciate our property and equipment are assessed periodically and adjusted when warranted. Additions, replacements, and improvements that extend the asset’s useful life are capitalized. Maintenance and repairs that do not enhance or extend the asset’s useful life are charged to expense as incurred.

Property and Equipment	Useful Life (Years)
Computer Hardware, Software, and Equipment	2 – 5
Furniture & Fixtures	3
Leasehold Improvements	Lesser of useful life or lease term

Evaluation of Long-Lived Assets for Impairment

The Company evaluates its held-and-used long-lived assets for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset or asset group (collectively, the “asset group”) may not be recoverable. The Company measures the recoverability of the asset group by comparing the carrying amount of such asset groups to the future undiscounted cash flows it expects the asset group to generate. If the Company considers the asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset group exceeds its fair value. The Company has not recorded any impairment loss of its long-lived assets during the years ended December 31, 2020 and December 31, 2019.

Leases

The Company leases its facilities under operating leases. The Company’s leases generally contain escalating payments over the lease term (including rent holiday periods). Rent expense is recognized on a straight-line basis over the term of the lease. Accordingly, the Company records the difference between cash rent payments and the recognition of rent expenses as a deferred rent liability within other liabilities and other current liabilities in the consolidated balance sheets. The Company also has landlord-funded leasehold improvements that are recorded as tenant allowances, which are amortized as a reduction of rent expense over the noncancelable terms of the operating leases.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination and is allocated to reporting units expected to benefit from the business combination. The Company

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

tests goodwill for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. In testing for goodwill impairment, the Company first assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The qualitative factors include, but are not limited to, macroeconomic conditions, industry and market considerations, and the overall financial performance of the Company. If, after assessing the totality of events or circumstances, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if the Company concludes otherwise, the Company proceeds to the quantitative assessment.

The quantitative assessment compares the estimated fair value of a reporting unit to its book value, including goodwill. If the fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the book value of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

As of December 31, 2020 and 2019, the Company had a goodwill balance of $131.3 million and $1.3 million, respectively, on the consolidated balance sheets. The Company performed a qualitative assessment for goodwill impairment in the fourth quarter of the fiscal years ended December 31, 2020 and December 31, 2019. No goodwill impairment was recognized for those years then ended.

Intangible Assets, net

As of December 31, 2020 and 2019, the Company’s intangible assets, net of amortization, totaled $3.3 million and $1.3 million, respectively, within other assets on the consolidated balance sheets. Intangible assets are carried at cost and amortized on a straight-line basis over their estimated useful lives, which range from 16 to 66 months. The Company reviews definite-lived intangible assets for impairment under the long-lived asset model described in the Evaluation of Long-Lived Assets for Impairment section.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market or, if none exists, the most advantageous market, for the specific asset or liability at the measurement date (referred to as the “exit price”). Fair value is a market-based measurement that is determined based upon assumptions that market participants would use in pricing an asset or liability, including consideration of nonperformance risk.

The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy indicates the extent to which inputs used in measuring fair value are observable in the market.

Level 1: Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

Level 2: Inputs other than quoted prices included in Level 1 that are observable either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Level 3: Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date and include management’s judgment about assumptions market participants would use in pricing the asset or liability.

Assets Measured at Fair Value on a Recurring Basis

The carrying amounts of the Company’s financial instruments, including cash equivalents, restricted cash, accounts receivable, accounts payable, warrants, accrued expenses and other current liabilities, approximate their respective fair values due to their short-term nature. The Company’s assets and liabilities listed above are based on level 1 inputs.

Assets Measured at Fair Value on a Non-Recurring Basis

The Company’s non-financial assets, such as goodwill, intangible assets, and property and equipment are adjusted to fair value when an impairment charge is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and cash equivalents, and accounts receivable. Cash, cash equivalents and restricted cash consist primarily of cash deposits and money market securities, and all cash and money market investments are deposited with institutions management believes are of high credit quality. The Company has not experienced any material losses related to these concentrations during the periods presented. No customers accounted for 10% or more of revenue for the years ended December 31, 2019 and 2020.

Revenue Recognition

For the years ended December 31, 2020, and 2019, the Company recognized revenue from rides taken by individual users of the Bird Rides mobile application (“App”) as part of Sharing, which the Company accounts for pursuant to ASC 840, Leases. Additionally, the Company recognized revenue from Product sales, primarily comprised of vehicles sales, pursuant to ASC 606, Revenue from Contracts with Customers. Sales taxes, including value added taxes, are excluded from reported revenue.

Sharing

The Company’s technology platform enables users to participate in the Company’s vehicle Sharing program. To use a vehicle, the user contracts with the Company via acceptance of the Bird User Agreement and pays for the ride from its preloaded wallet balance, or on a per-ride basis. The user must use the App to access the shared vehicles and must end the ride on the App to conclude the trip. The Company is responsible for providing access to the vehicles over the user’s desired period of use. In-market operations for our Sharing business are either managed In-House or with the support of a network of local logistics providers known as Fleet Managers. The Company accounts for these revenues as operating lease revenue pursuant to ASC 840, Leases, and records revenue upon completion of each ride. The Company treats credits, coupons and rider incentives as a reduction of the revenue for the ride to which it relates in the period the credit was used.

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Product Sales

In the Product sales revenue stream, the Company sells vehicles directly to customers and distributors. Revenue is generally recognized, net of taxes, upon shipment, as that is when title transfers to the customer and the performance obligation is considered satisfied with payment due upon shipment. The Company has a 30-day return policy for which a customer can return a vehicle for a full refund. There is no history of material returns. The Company also guarantees the Product sales with a 1-year limited warranty.

Disaggregation of Revenue

The Company disaggregates revenue into the Sharing and Product sales categories disclosed on the consolidated statement of operations. Disaggregating revenue into these categories achieves the disclosure objectives to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. Further disaggregation is presented in the segment footnote for revenues generated from Europe, Middle East, and Africa (“EMEA”), North America, and Other.

Contract Assets

The Company had no contract assets as of and for the years ended December 31, 2020 and 2019.

Deferred Revenue

Deferred revenue primarily consists of wallet payments made by customers. In connection with Sharing revenues, Bird requires a wallet balance to be maintained in most countries to ensure cash collection for rides. An immaterial portion of deferred revenue also consists of deposits made by Product sales customers for the purchase of vehicles and parts that have not yet been delivered.

Practical Expedients and Exemptions

The Company elected to use the practical expedient that allows the Company to expense the costs incurred to obtain a contract when the amortization period is one year or less.

Tariff Reimbursement

The US government imposed Section 301 tariffs (the “Tariffs”) on certain goods imported from China to the United States, including Bird Vehicles. Accordingly, the Company paid the required 25% Tariffs for the import of vehicles into the United States. The costs associated with the Tariffs were capitalized as part of the associated costs of the Vehicles when the Vehicles were purchased during fiscal 2018 and 2019. The costs were then depreciated and included in the consolidated statement of operations consistent with our Vehicle depreciation policy, with most of the expense being recognized in fiscal years 2018 and 2019.    In the first quarter of 2020, after filing protests and post summary corrections a ruling determination from the US Custom and Border Protection Agency (the “Agency”) determined our vehicles were exempted from the 301 Tariffs both retroactively and into the future and therefore recognized a $25.0 million benefit to the consolidated statement of operations in the first quarter of fiscal 2020.

Stock-based Compensation

The Company recognizes all equity classified stock-based grants to employees and nonemployees based on the grant date fair value of the award. This grant date fair value is recognized as compensation cost over the period

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

during which the employee or nonemployee is required to provide service in exchange for the award. The fair value of the common stock on grant date has been determined by the Board, assisted by an independent appraisal, at each stock option measurement date. The Company’s policy is to issue new shares, which have been previously authorized by the Board, upon the exercise of awards.

The Company issues service-based awards, vesting over a total of 4 years generally pursuant to two different vesting schedules. Under one vesting schedule, the first vest is generally a one-year cliff vest, followed by monthly vesting for the final three years. Under the second vesting schedule, the award vests on a monthly basis over the four-year vest term.

The fair value of stock options that vest solely based on a service condition is determined by the Black-Scholes-Merton Option (“BSM”) pricing model on the date of the grant. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgement about the variables used in the BSM model, including the deemed fair value of common stock, expected term, expected volatility, risk free interest rate, and dividend yield. As the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the Company determines the expected term based on the average period the stock options are expected to remain outstanding. For stock options, expected term is calculated as the midpoint of the stock options vesting term and contractual expiration period.

The fair value of the Common Stock underlying the stock option awards was determined by the board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of our Common Stock at each meeting at which awards were approved. These factors included, but were not limited to;

•	The results of contemporaneous unrelated third-party valuations of the Company’s common stock

•	The prices of the recent redeemable convertible preferred stock sales by the Company to investors

•	The rights, preferences, and privileges of preferred stock relative to those of common stock

•	Market multiples of comparable public companies in the industry as indicated by their market capitalization and guideline merger and acquisition transactions

•	The Company’s performance and market position relative to competitors, which may change from time to time

•	The Company’s historical financial results and estimated trends and prospects for the Company’s future performance

•	The economic and competitive environment

•	The financial condition, results of operations, and capital resources

•	The industry outlook

•	The valuation of comparable companies

•	The likelihood and timeline of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions

Forfeiture

The Company accounts for forfeitures as they occur. In the case of awards being forfeited because of a failure to satisfy a service condition, previously recognized compensation cost is reversed in the period of the forfeiture.

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Foreign Currency Translations and Transactions

The reporting currency of the Company is the U.S. dollar. The functional currency of our foreign operations generally is the applicable local currency for each foreign subsidiary. Assets and liabilities of foreign subsidiaries are translated into U.S. Dollars at the exchange rate on the balance sheet date. Revenues and expenses of foreign subsidiaries are translated at the average exchange rate during the period. Translation gains or losses are included as a component of accumulated other comprehensive loss in the accompanying consolidated statements of stockholders’ deficit.

Net Loss Per Share Attributable to Common Stockholders

Basic net loss per share is based on the weighted-average effect of all common shares issued and outstanding and is calculated by dividing net loss attributable to common stockholders by the weighted-average shares outstanding during the period. Diluted net loss per share is calculated by dividing net loss by the weighted-average number of common shares used in the basic loss per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive instruments. We exclude equity instruments from the calculation of diluted loss per share if the effect of including such instruments is anti-dilutive. Since we are in a net loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potentially dilutive securities outstanding would have been anti-dilutive.

Redeemable Convertible Preferred Shares and Founders Convertible Preferred Shares are considered participating securities, they do not participate in losses of the Company therefore the two-class method would yield the same results as the basic EPS calculation.

Recent Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09” or “ASC 606”) and issued additional ASUs issued to clarify the guidance in ASU 2014-09, which amends the existing accounting standards for revenue recognition. The Company adopted ASC 606 on January 1, 2019 using a full retrospective approach applied to all contracts. The core principle of ASC 606 is that an entity should recognize revenue from customers for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASC 606 also provides guidance for when an entity should recognize revenue gross as a principal or net as an agent and how an entity should identify performance obligations. The adoption of ASC 606 did not have a material effect on the Company’s consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815). The amendments in this update relate to liability or equity classification of financial instruments (or embedded features), and the recognition, measurement, and earnings per share of certain freestanding equity-classified financial instruments that include down round features. The amendments require companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. Further, companies that provide earnings per share (“EPS”) data will adjust the basic EPS calculation for the effect of the feature when triggered and will also recognize the effect of the trigger within equity. This update is effective for annual periods beginning January 1, 2020, and interim periods beginning January 1, 2021. The Company adopted this ASU on January 1, 2020 and the adoption did not have a material impact on the Company’s consolidated financial statements.

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07” or “ASC 718”), which amends the existing accounting standards for stock-based compensation such that companies will no longer be required to value non-employee awards differently from employee awards. Additionally, companies will value all equity classified awards at their grant-date under ASC 718 and forgo revaluing the award after the grant date. The ASU is effective for annual periods beginning January 1, 2020 and interim periods beginning January 1, 2021. On January 1, 2019, the Company early adopted the ASU, which did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, to improve the effectiveness of the disclosure requirements for fair value measurements. The ASU makes amendments regarding changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty. The ASU is effective for fiscal years and interim periods beginning January 1, 2020. The Company adopted this ASU on January 1, 2020, which did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-05, Intangibles — Goodwill and Other — Internal-Use Software. The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract (i.e. a cloud computing arrangement) with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (ASC 350-40). Costs incurred during the application development stage will be capitalized and costs incurred during the preliminary project and post implementation stages will be expensed. The capitalized implementation costs will be expensed over the term of the hosting arrangement and will be subject to the impairment guidance in ASC 350-40. The ASU is effective January 1, 2021, with early adoption permitted. The Company early adopted this ASU on January 1, 2020, which did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which introduces a lessee model that brings most leases on the balance sheet and aligns many of the underlying principles of the new lessor model with those in the new revenue recognition standard. The FASB also subsequently issued guidance amending and clarifying various aspects of the new leases guidance. The new leasing standard represents a wholesale change to lease accounting for lessees and requires additional disclosures regarding leasing arrangements. This update is effective for annual periods beginning January 1, 2022, and interim periods beginning January 1, 2023, with early adoption permitted. The Company is in the process of evaluating its impact.

Note 3 — Property and Equipment, net

The Company’s property and equipment, net consists of the following (in thousands):

	December 31,
	2020	2019
Computer Hardware, Software and Equipment	$5,009	$6,612
Leasehold Improvements	1,354	6,347
Furnitures & Fixtures	2,389	2,307
Less: Accumulated Depreciation	(4,600)	(3,730)

Total property and equipment, net	$4,152	$11,536

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Depreciation expense relating to property and equipment was $4.6 million and $3.1 million for the years ended December 31, 2020 and 2019, respectively. During the year ended December 31, 2020, the Company recognized $3.4 million in losses related to the disposal of property and equipment.

Note 4 —Vehicles, net

The Company’s vehicles, net consists of the following (in thousands):

	December 31,
	2020	2019
Released Vehicles	$69,944	$65,603
Unreleased Vehicles	24,676	30,066
Spare Parts	15,000	21,516
Less: Accumulated depreciation	(28,515)	(26,040)

Total vehicles, net	$81,105	$91,145

Depreciation expense relating to vehicles was $23.8 million and $112.2 million for the years ended December 31, 2020 and December 31, 2019, respectively.

Note 5 — Acquisitions

On January 27, 2020, the Company acquired all of the issued and outstanding capital stock of LMTS Holding SCA (“CIRC”), a micromobility company based in Berlin with operations throughout Europe and the Middle East. The purpose of the acquisition is to further establish the Company’s presence in the EMEA region. The results of CIRC’s operations for the year ended December 31, 2020, including revenues and expenses, is included in the Statement of Operations for the Company from the date of the transaction. The acquisition was accounted for as a business combination under ASC 805, Business Combinations. The Company acquired CIRC for $190.0 million of Series D and Series D-2 Redeemable Convertible Preferred Stock. Assets acquired included $68.7 million of cash and $5.5 million of intangible assets. Goodwill is attributable to the assembled workforce and the expected synergies from the acquisition. The purchase price was allocated to the assets acquired and the liabilities assumed based on estimated fair values as of the acquisition date as follows (in thousands):

Fair Value
Assets acquired:
Current assets	$68,667
Vehicles	140
Intangible assets:
Customer relationships	1,621
Government relationships	3,838
Net liabilities assumed	(975)

Total assets acquired, net	$73,291

Total purchase price	$190,000

Goodwill	$116,709

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The Company incurred certain expenses related directly and indirectly related to the CIRC acquisition of $3.5 million which was recognized in the consolidated statement of operations for the year ended December 31, 2020.

On July 11, 2019, the Company purchased substantially all of the assets of Scoot Networks, Inc. (“Scoot”), a micromobility company based in San Francisco. The acquisition was accounted for as a business combination under ASC 805, Business Combinations. The purchase price for Scoot was $8.6 million, which was paid for via $0.5 million in cash consideration and the issuance of a $8.3 million convertible note, with a $0.2 million debt discount recognized at the consummation of the acquisition. Goodwill of $1.3 million was not tax deductible. During the year ended December 31, 2019, the Company converted the convertible notes from the acquisition into 640,261 shares of Series D-1 Redeemable Convertible Preferred Stock. Pro forma results were not material for all periods presented.

Note 6 — Goodwill

The changes in the carrying amount of goodwill by segment during the years ended December 31, 2020 and 2019 were as follows (in thousands):

	North America	Europe, Middle East, and Africa	Other
Balance as of January 1, 2019	$—	$—	$—
Acquisitions	1,296	—	—

Balance as of December 31, 2019	$1,296	$—	$—

Acquisitions	—	116,709	—
Foreign currency translation adjustment	—	13,250	—

Balance as of December 31, 2020	$1,296	$129,959	$—

Note 7 — Income Taxes

The U.S. and foreign components of loss before provision for income taxes for the years ended December 31, 2020 and December 31, 2019 are as follows (in thousands):

	For the year ended December 31,
	2020	2019
U.S.	$(105,235)	$(314,663)
Foreign	(102,931)	(72,543)

Loss before income taxes	$(208,166)	$(387,206)

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The components of the provision for income taxes for the years ended December 31, 2020 and December 31, 2019 are as follows (in thousands):

	For the year ended December 31,
	2020	2019
Current
Federal	$—	$—
State	38	41
Foreign	26	235

Total current tax expense	$64	$276

Deferred
Federal	$—	$—
State	—	—
Foreign	—	—
Total deferred tax expense	$—	$—

Total provision for income taxes	$64	$276

The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2020 and December 31, 2019:

	For the year ended December 31,
	2020	2019
Federal statutory income tax rate	21%	21%
Stock-based compensation	-0.37%	-0.23%
Valuation allowance	-22.93%	-21.56%
Foreign Rate Differential	1.92%	0.75%
Cumulative Translation Adjustment	1.04%	0.00%
Other	-0.69%	-0.03%

Effective income tax rate	-0.03%	-0.07%

The effective tax rate is different than the U.S. statutory federal tax rate primarily due to a full valuation allowance on the Company’s U.S. deferred tax assets and foreign deferred tax assets.

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Deferred income taxes for the years ended December 31, 2020 and December 31, 2019 consist of the following (in thousands):

	For the year ended December 31,
	2020	2019
Deferred tax assets
Net operating losses	$240,128	$169,731
Other	8,986	4,372

Total deferred tax assets	$249,114	$174,103

Deferred tax liabilities
Fixed assets	$(2,903)	$(4,915)
Other	(578)	(295)

Total deferred tax liabilities	$(3,481)	$(5,210)
Less: Valuation allowance	(245,633)	(168,893)

Net deferred tax assets	$—	$—

As of December 31, 2020, the Company has a full valuation allowance against its U.S. deferred tax assets foreign deferred tax assets. The Company analyzed all sources of available income and determined they do not have sufficient evidence to support the realizability of its deferred tax assets. The Company does not believe it is more likely than not to realize the benefits of the deferred assets. As of December 31, 2020, the Company has a valuation allowance of $163.6 million against its U.S. deferred tax assets and a valuation allowance of $82.0 million against its foreign deferred tax assets. The Company will continue to assess the realizability of its deferred tax assets in future reporting periods and reduce the valuation allowance at such time as management believes it is more likely than not that the deferred tax assets will be realized.

As of December 31, 2020, the Company has U.S. federal net operating loss carryforwards of $1.9 million which expire if unused in 2037 and approximately $657.5 million with an indefinite carryforward period. As of December 31, 2020, the Company has U.S. state net operating loss carryforwards of approximately $465.0 million which begin to expire in 2037. As of December 31, 2020, the Company has foreign net operating loss carryforwards of approximately $301.3 million in various jurisdictions with various expirations.

As of December 31, 2020, the Company has U.S. federal research tax credit carryforwards of approximately $3.1 million which, if not utilized, begin to expire in 2037. As of December 31, 2020, the Company has California research tax credit carryforwards of approximately $5.1 million, which do not expire.

Utilization of the net operating loss and research and development carryforwards are subject to an annual limitation due to ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state and foreign provisions. The annual limitation may result in the expiration of the net operating loss before utilization. At this time, the Company does not expect the limitation to result in a reduction in the total amount realizable.

The Company and its subsidiaries file tax returns in the United States (federal and state) and various foreign jurisdictions. All tax periods for all jurisdictions since the Company’s inception in 2017 are currently subject to income tax examination.

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The following table reflects changes in gross unrecognized tax benefits for the years ended December 31, 2020 and December 31, 2019 (in thousands):

	For the year ended December 31,
	2020	2019
Unrecognized tax benefits at beginning of year	$10,743	$759
Gross Increases — current year positions	3,250	9,984

Unrecognized tax benefits at end of year	$13,993	$10,743

As of December 31, 2020, none of our unrecognized tax benefits, if recognized, would impact the effective tax rate.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits within the provision for income taxes in the consolidated statements of operations. The amount of interest and penalties accrued as of December 31, 2020 and December 31, 2019 was zero.

The Company does not expect any material changes to its unrecognized tax benefits within the next 12 months.

As of December 31, 2020, the open tax years for the Company’s major tax jurisdictions are as follows:

Jurisdiction	Tax Years
U.S. Federal	2018-2020
U.S. State	2018-2020
Netherlands	2018-2020

Note 8 — Accrued Expenses

The components of accrued expenses were as follows (in thousands):

	For the year ended December 31,
	2020	2019
Accrued legal and regulatory expenses	$6,585	$2,676
Accrued cloud computing services	2,407	1,995
Accrued other	11,012	7,565

Total accrued expenses	$20,004	$12,236

Note 9 — Debt & Warrants

Triplepoint Venture Growth BDC Corp. Debt and Warrants

On April 17, 2019, the Company entered into a credit agreement with Triplepoint Venture Growth BDC Corp. (“TCP”) to allow the Company to request up to $10.0 million in three parts up to an aggregate of $30.0 million in loans outstanding. Concurrently with the consummation of the agreement, the Company borrowed $10.0 million as a Part 1 Loan. On June 12, 2019, the Company repaid the full principal, accrued interest, and early payoff fees and expenses associated with the Part 1 Loan through a payment of $11.0 million. The Company also waived the right to seek any additional advances and terminated the loan agreement in full.

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

In conjunction with the issuance of the Part 1 Loan, the Company issued Warrants to TCP for 0.1 million shares of the Company’s Series C-1 Redeemable Convertible Preferred Stock exercisable upon any change of control, any equity financing, the maturity or repayment in full of all amounts due to the lenders, or any Initial Public Offering. The TCP Warrants are liability-classified instruments and its fair value is $0.5 million as of December 31, 2020.

Silicon Valley Bank Debt

On April 17, 2019, the Company entered into a credit agreement with Silicon Valley Bank for a growth capital advance of $10.0 million. Per the agreement, the loan was interest-only for the first 6-month period with 30 equal monthly payments of principal and interest thereafter. On June 12, 2019, the Company repaid the full principal, accrued interest, and any early payoff fees and expenses associated with the Loan.

Deutsche Bank AG Debt and Warrants

On June 13, 2019, the Company entered into a credit agreement with Deutsche Bank AG (the “Lender” or “DB”) and Lucid Agency Services Limited as Administrative Agent to allow the Company to draw up to $45.0 million of Initial Term Loans. In addition, pursuant to a July 9, 2019 amendment that added Sequoia IDF Asset Holdings S.A. (“Sequoia”) as an incremental loan lender, the Company could draw up to $5.0 million of Incremental Term Loans (collectively, with the Initial Term Loans, the “Term Loans”). The Company drew down $45.0 million of Initial Term Loans and $5.0 million of Incremental Term Loans on June 13, 2019 and July 15, 2019, respectively, for a total of $50.0 million in Term Loans. The Term Loans bear interest at the London Interbank Offered Rate (“LIBOR”) plus a margin of 9.50% and is paid by the Company on a monthly basis. The maturity date of the Term Loans is December 13, 2021, and all borrowings thereunder will be due and payable then, unless the commitments are terminated earlier, or if an event of default occurs (or automatically in the case of certain bankruptcy-related events of default).

The credit agreement includes certain customary representations, warranties, affirmative and negative financial and nonfinancial covenants, event of default, and indemnification provisions. The primary negative covenant is the minimum liquidity, which requires the Company to maintain an unrestricted cash and cash equivalents balance of at least $30.0 million. The primary positive covenant is a requirement to provide deliverables to the Agent, including monthly reports within 30 days after the end of each fiscal month and audited annual financial statements at a specified time. Consistent with the terms outlined in the agreement, the Company made contractual principal payments totaling $18.8 million during the year ended December 31, 2020.

In conjunction with the Term Loans, the Company issued Warrants to the Lender (“DB Warrants”) for 0.2 million shares of the Company’s Series C-1 Redeemable Convertible Preferred Stock exercisable upon any change of control, any equity financing, the maturity or repayment in full of all amounts due to the lenders, or any Initial Public Offering. The DB Warrants are liability-classified instruments because they can be sold back to the Company for cash at a value of $20.70 per share. The fair value of the warrants at inception was $5.0 million and was classified in Other Liabilities. The $5.0 million was treated as a debt discount against the $50.0 million of Term Loans and is accreted into Interest Expense on the consolidated statements of operations.

The Lender notified the Company of its intention to sell the DB Warrants back to the Company, and the Company settled $3.0 million of the DB Warrants on September 20, 2019 and settled the remaining $2.0 million on April 28, 2020.

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

We are in compliance with the terms of the credit agreement. The Company signed amendments to the credit agreement, the most recent of which was dated October 19, 2020. The amendments allow the Company to potentially avoid future amortization payments by satisfying performance tests related to city level profitability metrics in such future periods. The Company issued additional warrants (”2020 DB Warrants”) for shares of the Company’s Series D Redeemable Convertible Preferred Stock. The fair value of the additional warrants at inception were $0.6 million and were classified in Other Liabilities.

Interest expense on debt for the year ended December 31, 2020 is $6.8 million. As of December 31, 2020, the only debt outstanding is the amended DB debt.

Note 10 — Common and Preferred Stock (As Restated)

Common Stock

Our calculation of the common stock issued and outstanding has been revised to reflect the appropriate accounting for common stock subject to certain vesting requirements. The error primarily related to 33,750,000 shares of founder’s common stock granted at formation, which vest monthly over 4 years. The previously reported common stock issued and outstanding as of December 31, 2020 and 2019 of 54.9 million and 45.2 million shares, respectively, were incorrect and have been restated to 54.2 million and 34.8 million shares, respectively. The consolidated balance sheets and consolidated statements of redeemable convertible preferred stock and stockholders’ deficit have been restated to reflect the adjustments.

As of December 31, 2020 and 2019, the Company has authority to issue 275.0 million and 229.0 million shares of common stock with a par value of $0.000001 per share, respectively. Holders of common stock are entitled to dividends when and if declared by the Board of Directors, subject to the rights of the holders of all classes of Redeemable Convertible Preferred Stock outstanding having priority rights, and subject to the rights of the holders of all classes of Founders Convertible Preferred Stock outstanding having equal rights, to dividends. No dividends have been declared by the Board of Directors from inception through December 31, 2020. Restricted stock awards that have not vested are excluded from the shares of common stock issued and outstanding.

Founders Convertible Preferred Stock

As of December 31, 2020 and 2019, the Company has authority to issue 7.5 million shares of Founders Convertible Preferred Stock with a par value of $0.000001 per share. As of December 31, 2020 and 2019, there were 4.5 million shares of Founders Convertible Preferred Stock issued and outstanding.

Each holder of Founders Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares held by such holder are convertible. Common stock, into which all series of preferred stock may be converted, are entitled to one vote for each share.

Holders of Founders Convertible Preferred Stock are entitled to dividends when and if declared by the Board of Directors, subject to the rights of the holders of all classes of preferred stock outstanding having priority rights, and subject to the rights of the holders of all classes of common stock outstanding having equal rights, to dividends. Such dividends are payable when and if declared by the Board of Directors and are noncumulative.

Each share of Founders Convertible Preferred Stock is convertible at the option of the holder into shares of common stock according to a conversion ratio, which is subject to adjustment for certain anti-dilutive share

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

adjustments. The number of shares of common stock into which a share of Founders Convertible Preferred Stock may be converted is determined by dividing $1 by the then-applicable conversion price, which is initially $1. The Founders Convertible Preferred Stock automatically converts into common stock at the then-applicable conversion price in the event of an underwritten public offering of shares of common stock with aggregate proceeds of no less than $30.0 million, net of underwriting discounts and commissions (“Qualified IPO”). The Founders Convertible Preferred Stock may also be converted upon the vote of a majority of the holders of the Founders Convertible Preferred Stock. As of December 31, 2020, each share of Founders Convertible Preferred Stock was convertible into one share of common stock.

In addition, if a share of Founders Convertible Preferred Stock is purchased by an investor in connection with the Company signing a purchase agreement to sell and issue subsequent preferred stock of the Company for equity financing purposes in exchange for cash, conversion or cancellation of indebtedness, or a combination of cash, conversion, or cancellation of debt (“Equity Financing”), then the Founders Convertible Preferred Stock will also convert at the conversion ratio into shares of the series of preferred stock that Company sold to investors in relation to the Equity Financing. The total number of shares of preferred shares into which the Founders Convertible Preferred Stock may be converted is determined by dividing one by the number of shares of common stock into which a share of preferred stock issued in relation to the Equity Financing is convertible. There were no conversions during the periods presented

The Company concluded that the Founders Convertible Preferred Stock including the embedded contingent conversion feature is in the scope of ASC 718.

The Founders Convertible Preferred Stock is not redeemable at the election of the holder. The Founders Convertible Preferred Stock does not have a mandatory redemption date.

Under the terms of the restated articles of incorporation, in the event of a liquidation, and after any distribution to holders of Series Seed, Series A, Series B, Series C, Series C-1, Series D, Series D-1, Series D-2, and Series D-3 Redeemable Convertible Preferred Stock, any remaining assets available for distribution will be distributed to holders of the common stock and Founders Convertible Preferred Stock in a pro rata method.

Redeemable Convertible Preferred Stock

As of December 31, 2020, the Company has issued Series Seed , Series A , Series B , Series C , Series C-1 , Series D , Series D-1, and Series D-2 Redeemable Convertible Preferred Stock (collectively, “Redeemable Convertible Preferred Stock”).

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The following table is a summary of each class of preferred stock as of December 31, 2020 (in thousands, except number of shares and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference Per Share	Aggregate Liquidation Preference	Annual Dividend Per Share	Initial Conversion Price Per Share	Carrying Value of Preferred Stock
Seed redeemable convertible preferred stock	9,787,845	9,787,845	$0.4087	$4,000	$0.0327	$0.4087	$4,000
A redeemable convertible preferred stock	19,738,093	19,738,093	0.7335	14,477	0.0587	0.7335	14,477
B redeemable convertible preferred stock	31,466,331	31,466,331	3.1780	100,000	0.2542	3.1780	100,000
C redeemable convertible preferred stock	30,108,491	30,108,491	6.3489	191,156	0.3809	6.3489	148,556
C-1 redeemable convertible preferred stock	27,082,253	26,900,200	11.7455	315,956	0.7047	11.7455	315,956
D redeemable convertible preferred stock	44,000,000	33,866,620	$12.9177	$437,479	$0.7751	$12.9177	$437,479
D-1 redeemable convertible preferred stock	741,196	640,261	12.9177	8,271	0.7751	12.9177	8,271
D-2 redeemable convertible preferred stock	9,359,501	1,231,120	12.9177	15,903	0.7751	12.9177	15,903
D-3 redeemable convertible preferred stock	928,957	—	12.9177	—	0.7751	12.9177	—

Total Redeemable Convertible Preferred Shares	173,212,667	153,738,961		$1,087,242			$1,044,642

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

As of December 31, 2019, the Company has issued Series Seed , Series A , Series B , Series C , Series C-1, Series D, and Series D-1 Redeemable Convertible Preferred Stock. The following table is a summary of each class of preferred stock as of December 31, 2019 (in thousands, except number of share and per share amounts):

Series	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference Per Share	Aggregate Liquidation Preference	Annual Dividend Per Share	Initial Conversion Price Per Share	Carrying Value of preferred stock
Seed convertible preferred stock	9,787,845	9,787,845	$0.4087	$4,000	$0.0327	$0.4087	$4,000
A convertible preferred stock	19,738,093	19,738,093	0.7335	14,477	0.0587	0.7335	14,477
B convertible preferred stock	31,466,331	31,466,331	3.1780	100,000	0.2542	3.1780	100,000
C convertible preferred stock	30,108,491	30,108,491	6.3489	191,156	0.3809	6.3489	148,556
C-1 convertible preferred stock	27,082,253	26,900,199	11.7455	315,956	0.7047	11.7455	315,956
D convertible preferred stock	23,223,949	16,382,726	12.9177	211,627	0.7751	12.9177	211,627
D-1 convertible preferred stock	741,196	640,261	12.9177	8,271	0.7751	12.9177	8,271

Total Preferred Shares	142,148,158	135,023,946		$845,487			$802,887

With exception to holders of Series D-1 Redeemable Convertible Preferred Stock which have no voting rights, each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares held by such holder are convertible. Common stock, into which all series of preferred stock may be converted, are entitled to one vote for each share.

Holders of each Series Seed, Series A, Series B, Series C, and Series D Redeemable Convertible Preferred Stock may elect a holder of its related Series Redeemable Convertible Preferred Stock to the Company’s Board of Directors, as long as the shares of the related Series of Redeemable Convertible Preferred Stock remains outstanding. The Company must obtain approval from a majority of the holders of the then outstanding shares of preferred stock in order to liquidate, dissolve, or wind-up the Company, effect any merger, consolidation or other liquidation transaction, amend, alter, or repeal the charter or bylaws of the Company, create or authorize any additional class or series of stock or increase the authorized shares of preferred stock unless the rights, preferences or privileges of such stock are junior to those of the existing preferred stock, reclassify, alter or amend any existing security if doing so would render such security senior to the preferred stock, purchase or redeem or pay a dividend or distribution on shares of capital stock, create or authorize the issuance of any debt security if aggregate indebtedness for borrowed money following such issuance exceeds $5.0 million, create or take action that results in holding any subsidiary other than a wholly owned subsidiary, or increase or decrease the authorized size of the Board of Directors.

The holders of Redeemable Convertible Preferred Stock are entitled to receive dividends at the rate stated in the table above. Such dividends are payable when and if declared by the Board of Directors and are noncumulative. The holders of Redeemable Convertible Preferred Stock shall be entitled to receive dividends prior and in

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

preference to any payment of any dividend on Founders Convertible Preferred Stock and common stock. No dividends have been declared by the Board of Directors from inception through December 31, 2020.

Each share of Redeemable Convertible Preferred Stock is convertible at the option of the holder according to a conversion ratio, which is subject to adjustment for certain anti-dilutive share adjustments. The number of shares of common stock into which a share of preferred stock may be converted is determined by dividing the original issuance price by the then-applicable conversion price, which is determined based on adjustments to the initial conversion price, as shown in the table above. The preferred stock automatically converts into common stock at the then-applicable conversion price in the event of a Qualified IPO. The preferred stock may also be converted upon the vote of a majority of the holders of the preferred stock. As of December 31, 2020, each share of Series Seed, A, B, C, C-1, D, D-1, and D-2 Redeemable Convertible Preferred Stock was convertible into one share of common stock. As of December 31, 2019, each share of Series Seed, A, B, C, C-1, D, and D-1 Redeemable Convertible Preferred Stock was convertible into one share of common stock.

The preferred stock is not redeemable at the election of the holder. However, the rights and preferences of the preferred stock provide for a deemed liquidation of the shares in the event of a change of control resulting from the sale or transfer of the Company’s securities, the merger of the Company, or upon the sale of more than a majority of the voting power of the Company, upon which a cash settlement shall be made to the preferred stockholders. Since redemption is outside of the control of the Company, the Redeemable Convertible Preferred Stock is presented in mezzanine equity. As the Redeemable Convertible Preferred Stock is currently redeemable, it is recorded at its maximum redemption amount at December 31, 2020. Changes in redemption value are recognized immediately as they occur. The preferred stock does not have a mandatory redemption date.

Under the terms of the restated articles of incorporation, in the event of a liquidation, and prior to any distribution to holders of Common Stock or Founders Convertible Preferred Stock, holders of Series Seed, Series A, Series B, Series C, Series C-1, Series D, Series D-1, and Series D-2 Redeemable Convertible Preferred Stock are entitled to receive an amount per share equal to the liquidation preference.

Note 11 — Stock-based Compensation

The Company maintains the 2017 Equity Incentive Plan (“the Plan”), approved on May 10, 2017 and subsequently amended (most recently on November 5, 2019), which provides for the issuance of 46.1 million shares of incentive and nonqualified stock options to employees of the Company as of December 31, 2020. The Company’s stock options are considered equity classified awards.

Awards granted under the Plan are service-based awards, vesting over a total of four years pursuant to two different vesting schedules. Under one vesting schedule, the first vest is generally a one-year cliff vest, followed by monthly vesting for the final three years. Under the second vesting schedule, the award vests on a monthly basis over the four-year vest term. The Plan allows for the early exercise of stock options if approved by the Board of Directors. Shares purchased pursuant to the early exercise of stock options are subject to repurchase until those shares vest. As a result, cash received in exchange for unvested shares exercised is recorded within current liabilities on the consolidated balance sheets and are reclassified to common stock and additional paid–in capital as the shares vest.

Shares issued in an early exercise of an option are not considered outstanding because the grantee is not entitled to the rewards of share ownership. Those shares are not shown as outstanding on the balance sheet and are excluded from basic EPS until the shares are no longer subject to a repurchase feature.

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

A summary of stock option activity for the years ended December 31, 2020 and December 31, 2019 is as follows (in number of shares, per share amounts, and years):

	Options Outstanding Number of Shares	Weighted-Average Exercise Price Per Share	Aggregate intrinsic value (in thousands)	Weighted-Average Remaining Contractual Life (in years)
As of January 1, 2019	10,686,041	$2.82	24,853	7.42

Granted	11,187,900	3.31
Exercised	(596,870)	(1.34)
Forfeited and Canceled	(3,557,844)	(2.83)
Expired	(104,085)	(3.08)

As of December 31, 2019	17,615,142	$2.64	12,800	8.07

Granted	12,724,256	0.18
Exercised	(5,516,282)	(0.16)
Forfeited and Canceled	(5,348,090)	(0.52)
Expired	(233,482)	(0.61)

As of December 31, 2020	19,241,544	$0.18	40,909	9.21

Vested and expected to vest as of December 31, 2020	19,241,544	0.18	40,909	9.21

Exercisable as of December 31, 2020	8,887,906	$0.16	18,925	8.99

Of the options included as exercised in the table above, 2.9 million and 0.3 million relate to early exercises during the years ended December 31, 2020 and December 31, 2019, respectively.

The Company granted approximately 4.8 million and 7.2 million fully vested shares of the Company’s Common Stock in the years ended December 31, 2020 and 2019, respectively, as compensation to the board members for services provided to the Company and recorded approximately $0.7 million and $24.1 million, in general and administrative expense in the years then ended.

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

During the years ended December 31, 2020 and December 31, 2019 the Company issued restricted stock awards to directors of the board. Of the awards issued, 4.8 million and 7.2 million restricted stock awards, respectively, all of which were not subject to vesting requirements. The other restricted stock awards outstanding were subject to vesting, generally monthly over 48 months, and a summary of the activity for the years ended December 31, 2020 and December 31, 2019 is as follows (in thousands, except for per share amounts):

	Number of Shares	Aggregate intrinsic value (in thousands)	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2019	1,242,999	$6,165	$0.19
Granted	—		—
Vested	(438,705)		$0.19
Forfeited	—		—
Nonvested at December 31, 2019	804,294	$2,558	$0.19

Granted	—		—
Vested	(438,705)		$0.19
Forfeited	—		—

Unvested at December 31, 2020	365,589	$768	$0.19

Vested at December 31, 2020	1,433,847	$3,011	$0.19

The following table summarizes total stock-based compensation expense for the years ended December 31, 2020 and December 31, 2019 (in thousands):

	For the year ending December 31,
	2020	2019
Cost of revenue	$15	$20
Sales and marketing	895	778
Research and development	892	1,156
General and administrative	4,372	28,784

Total	$6,174	$30,738

Note 12 — Net Loss Per Share Attributable to Common Stockholders (As Restated)

As discussed in Note 10, our common stock issued and outstanding has been revised to reflect the appropriate accounting for common stock subject to certain vesting requirements. Accordingly, our calculation of basic and diluted loss per share for the twelve months ended December 31, 2020 and December 31, 2019 has been revised. Our previously reported basic and diluted weighted-average shares outstanding of 50,610 and 39,290, respectively were incorrect and have been restated to 42,483 and 24,054, respectively to reflect the appropriate calculation of weighted-average shares outstanding. Additionally, our previously reported basic and diluted loss per share of $4.11 and $9.86, respectively, were incorrect and have been restated to $4.90 and $16.11, respectively to exclude the shares that were unvested in the periods presented. The consolidated statements of operations have been restated to reflect the adjustments.

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period without consideration for common stock equivalents. Diluted net loss per share attributable to common stockholders is computed by dividing net income by the weighted-average number of common shares outstanding during the period and potentially dilutive

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

common stock equivalents, including stock options, restricted stock units, warrants to purchase redeemable convertible preferred stock, redeemable convertible preferred stock, and Founders convertible preferred stock, except in cases where the effect of the common stock equivalent would be antidilutive. Potential common stock equivalents consist of common stock issuable upon exercise of stock options and vesting of restricted stock units using the treasury stock method. For periods of net loss, basic and diluted earnings per share are the same as the effect of the assumed exercise of warrants, stock options, and vesting of restricted stock units is anti-dilutive.

Since the Company was in a loss position for the years ended December 31, 2020 and 2019, basic net loss per share was the same as diluted net income per share for the periods presented. The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2020 and December 31, 2019 (in thousands, number of shares, and per share amounts):

	Years Ended December 31,
	2020	2019
Numerator:
Net loss attributable to common stockholders	$(208,230)	$(387,482)
Denominator:
Basic and diluted weighted-average shares outstanding	42,483	25,054
Loss per share:

Basic and diluted loss per share	$(4.90)	$(16.11)

The following potentially dilutive outstanding securities were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	Years Ended December 31,
	2020	2019
Redeemable convertible preferred shares	153,739	135,024
Founders Preferred	4,540	4,540
Unvested common stock shares	4,584	13,461
Stock Options	19,242	17,615
Early Exercises of Stock Options	2,866	316
Warrants to purchase redeemable convertible preferred stock	107	310

Total	185,078	171,266

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 13 — Commitments and Contingencies

Operating Leases

As of December 31, 2020, the Company had operating lease agreements for its facilities in various locations throughout the U.S., as well as around the world, which expire at various dates through 2025. The terms of the lease agreements provide for fixed rental payments on a gradually increasing basis over the term of the lease. Lease terms for the Company’s operating leases are between one month and 7 years. For its primary operating leases, the Company can, after the initial lease term, renew its leases under right of first offer terms at fair value at the time of renewal. The Company’s primary operating leases also include termination options. The Company is not reasonably certain to exercise its renewal and termination options.

Future minimum lease payments under the Company’s operating lease agreements with initial or remaining noncancelable lease terms in excess of one year as of December 31, 2020 were as follows (in thousands):

Year Ending December 31,	Future Minimum Lease Payments
2021	$4,886
2022	4,298
2023	3,148
2024	1,348
2025	46
Thereafter	—

Total future lease payments	$13,726

The table above does not reflect the Company’s option to exercise early termination rights or the payment of related early termination fees. Lease incentives reduce lease payments in the table above in the period in which they are expected to be received.

Rent expense, primarily for leased office space under the operating lease commitments, was $12.4 million and $13.9 million for the years ended December 31, 2020 and December 31, 2019, respectively.

Purchase Commitments

The Company has commitments related to vehicles, software, hosting services, and other items in the ordinary course of business with varying expiration terms through 2024. These amounts are determined based on the non-cancelable quantities or termination amounts to which the Company is contractually obligated. As of December 31, 2020, the Company has future minimum payments for purchase commitments related to vehicles of $3.6 million. Vehicle purchase commitments generally have terms of 12 months or less.

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The Company purchased $5.6 million and $0.4 million under these purchase commitments related to software and hosting services during the year ended December 31, 2020 and December 31, 2019, respectively. As of December 31, 2020, the Company has future minimum payments for purchase commitments related to software and hosting services as follows:

Year Ending December 31,	Future Minimum Payments
2021	$6,014
2022	6,238
2023	6,600
2024	7,260
2025	—

Total	$26,112

Debt Payments

The Company has commitments related to a credit agreement with Deutsche Bank AG (the “Lender” or “DB”) and Lucid Agency Services Limited as Administrative Agent. The Company has future minimum payments due by December 31, 2021 of $31.2 million on the debt principal.

Litigation and Indemnifications

The Company is occasionally involved in legal proceedings, claims, and regulatory, indirect tax examinations or government inquiries and investigations that may arise in the ordinary course of business. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages. The Company records a liability when the Company believes that it is both probable that a loss has been incurred and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the possible loss in the consolidated financial statements.

The Company reviews the developments in contingencies that could affect the amount of the provisions that have been previously recorded. The Company adjusts provisions and changes to disclosures accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. Significant judgment is required to determine both the probability and the estimated amount of loss.

The Company is not a party to any outstanding material litigation and management is currently not aware of any legal proceedings that, individually or in the aggregate, are deemed to be material to the Company’s financial condition or results of operations. However, the outcome of litigation, indirect tax examinations and investigations are inherently uncertain. Therefore, if one or more of these matters were resolved against the Company for amounts in excess of management’s expectations, the Company’s results of operations and financial condition, including in a reporting period in which any such outcome becomes probable and estimable, could be materially adversely affected.

Note 14 — Related Party Transactions

The Company had no related party transactions for the years ended December 31, 2020 and 2019.

Note 15 — Segment Information

The Company determines its operating segments based on how the chief operating decision maker (CODM) manages the business, allocates resources, makes operating decisions and evaluates operating performance. The

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

CODM does not evaluate operating segments using asset information and, accordingly, the Company does not report asset information by segment. The Company does not aggregate its operating segments into reportable segments. Accordingly, the Company has identified three reportable segments, which are organized based on the geographic areas in which it conducts business, as follows:

Segment	Description
North America (NA)	Includes Canada and the United States

Europe, Middle East & Africa (EMEA)	Includes all countries within the EU, UK, and countries within the Middle East

Other	Includes South America, China, Mexico, Australia, New Zealand

The Company’s segment operating performance measure is gross margin. Gross margin is defined as revenue less the following expenses: cost of revenue exclusive of depreciation and depreciation on revenue earning vehicles.

The following table provides information about the Company’s segments and a reconciliation of the total segment gross margin to loss from operations for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020				2019
	NA	EMEA	Other	Total Segments	NA	EMEA	Other	Total Segments
Revenues:
Sharing	$57,704	22,198	39	79,941	$108,260	31,229	959	140,448
Product sales	12,213	2,275	172	14,660	6,951	3,063	62	10,076

Total Revenues	69,917	24,473	211	94,601	115,211	34,292	1,021	150,524
Cost of sharing	(40,532)	(30,339)	(757)	(71,628)	(118,239)	(33,521)	(1,886)	(153,646)
Cost of product sales	(14,220)	(8,324)	(172)	(22,716)	(16,060)	(4,180)	(79)	(20,319)
Depreciation on revenue earning vehicles	(11,456)	(11,929)	(406)	(23,791)	(88,021)	(19,919)	(4,294)	(112,234)

Gross margin	$3,709	(26,119)	(1,124)	(23,534)	$(107,109)	(23,328)	(5,238)	(135,675)

Reconciling items:
Total expenses				$(184,632)				$(251,531)
Loss before income taxes				$(208,166)				$(387,206)

Note 16 — Subsequent Events

The Company evaluated its financial statements for subsequent events through May 12, 2021, the date the financial statements were issued. The Company is aware of the following subsequent events as discussed below:

On January 26, 2021, all prior outstanding shares of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock (the “Prior Preferred Stock”) were converted into common stock via a restated certificate of incorporation, which also authorized 191,560,656 shares of Preferred Stock of the Company and designated 37,500,000 shares as senior preferred stock (“Senior Preferred Stock”).

On the same date (and in continuing closings through April 20, 2021), the Company entered into a purchase agreement with certain investors (“Senior Preferred Stock Investors”) to allow such investors to purchase Senior

Bird Rides, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Preferred Stock at $10.00 per share. In conjunction with the purchase, Senior Preferred Stock investors who purchased more than their assigned pro rata portion of existing investment in the Company (“Pro Rata Portion”) would be issued warrants (“Warrants”) exercisable for a number of Senior Preferred Stock purchased in excess of the Pro Rata Portion, scaling up from 0 to 100% on the delta between pro-rata and super pro-rata participation . To the extent those Senior Preferred Stock Investors purchased at least their Pro Rata Portion and also held Prior Preferred Stock, the Company entered into an exchange agreement (“Exchange Agreement”) that would allow such existing holders of Prior Preferred Stock to exchange the common shares received in conversion of Prior Preferred Stock back into an equal number of Preferred Stock in a mirroring class with the same rights (including liquidation preference) as the Preferred Stock such investors held prior to conversion (such exchange preferred stock, “Preferred Stock Prime”). Existing holders of Prior Preferred Stock who failed to purchase at least their Pro Rata Portion of Senior Preferred Stock did not exchange their shares for Preferred Stock Prime, and such former preferred shares remained converted to common. We believe the recapitalization of the Company would be considered a related party transaction.

On April 27, 2021, the Company’s wholly consolidated special purpose vehicle entity (“SPV”) entered into a credit facility with Apollo Investment Corporation and MidCap Financial Trust (each managed or advised by Apollo Capital Management, L.P., or its affiliates) (“Apollo”) to allow the Company to borrow up to $40.0 million term of loans at LIBOR + 900 bps, subject to a 1.00% LIBOR floor. The borrowings under the credit facility will be secured by vehicles contributed by the Company into the SPV . The revenues generated by the vehicles in the SPV will be used to repay the corresponding loan collateralized by such vehicles. Vehicles in the SPV may be transferred out of the SPV upon repayment of the loan.

On April 27, 2021, the Company repaid the outstanding principal balance on the Term Loans of $31.2 million, including accrued and unpaid interest. The Company recognized a loss of $2.3 million upon extinguishment due to the write-off of the debt discount.

On May 11, 2021, the Company entered into a Business Combination Agreement with Switchback II Corporation (“Switchback”), a Special Purpose Acquisition Company. The contemplated merger with Switchback would provide all holders of common and preferred stockholder to receive common stock of the continuing public company, which will be a wholly owned subsidiary of Bird Holdings. The proposed transaction is expected to be completed in the third quarter of 2021, subject to, among other things, the approval by Switchback’s shareholders, satisfaction of the conditions stated in the merger agreement and other customary closing conditions. There is no assurance that the transaction will be ultimately be completed.

To the Stockholders of

LMTS Holding, SCA (dba Circ)

Berlin, Germany

INDEPENDENT AUDITORS’ REPORT

We have audited the accompanying consolidated financial statements of LMTS Holding, SCA (dba Circ) (the Company), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, based on our audit, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LMTS Holding, SCA as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis-of-Matter – Share Purchase Agreement

As discussed in Note 1 to the consolidated financial statements, on January 21, 2020, the Company entered into a Share Purchase Agreement and sold all of its outstanding shares of capital stock. Our opinion is not modified with respect to that matter.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

November 18, 2020, except for Note 10,

as to which the date is July 15, 2021

LMTS HOLDING, SCA

CONSOLIDATED BALANCE SHEETS

(In thousands, except number of share amounts)

	December 31,
	2019	2018
Assets
Current assets
Cash	€3,636	€4,700
Prepaid expenses & other current assets	82	—

Total current assets	3,718	4,700
Property and equipment, net	1,152	83
Vehicles, net	9,300	6,448

Total assets	€14,170	€11,231

Liabilities and Shareholders’ (deficit) equity
Current liabilities
Accounts payable	€187	€—
Notes payable and payables to related parties	37,063	—
Other current liabilities	894	44

Total current liabilities	38,144	44

Total liabilities	38,144	44
Shareholders’ (deficit) equity
General partner share, €1 par value, 1 share issued and outstanding	—	—
Common stock, €1 par value, 37,500 shares issued and outstanding	38	38
Preferred shares — Series A, €1 par value, 18,093 shares issued and outstanding at 12/31/19 and 10,903 issued and outstanding at 12/31/18	18	11
Accumulated deficit	(82,029)	(4,420)
Additional paid-in capital	58,097	15,559
Accumulated other comprehensive loss	(98)	(1)

Shareholders’ (deficit) equity	(23,974)	11,187

Total liabilities and Shareholders’ (deficit) equity	€14,170	€11,231

See accompanying Notes to the Consolidated Financial Statements.

LMTS HOLDING, SCA

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	December 31,
	2019	2018
Revenue	€21,324	€—
Expenses
Cost of revenue, exclusive of depreciation	14,557	312
Depreciation of vehicles	26,156	137
General & administrative	42,819	509
Selling & marketing	3,588	85
Research & development	4,740	21
Other operating expenses	6,784	301

Total expenses	98,644	1,365

Loss from operations	(77,320)	(1,365)
Other income / (expense)	319	(3,055)
Interest expense	(608)	—

Loss before income taxes from operations	(77,609)	(4,420)
Provision for income taxes	—	—

Net loss	€(77,609)	€(4,420)

See accompanying Notes to the Consolidated Financial Statements.

LMTS HOLDING, SCA

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	December 31,
	2019	2018
Net loss	€(77,609)	€(4,420)
Other comprehensive loss, net of tax:
Change in currency translation adjustment	(97)	(1)

Other comprehensive loss	(97)	(1)

Total Comprehensive Loss	€(77,706)	€(4,421)

See accompanying Notes to the Consolidated Financial Statements.

LMTS HOLDING, SCA

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(In thousands, except number of share amounts)

	General Partner		Common Stock		Preferred Series A Stock
	Amount (Par)	Shares	Amount (par)	Shares	Amount (par)	Shares	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balances at December 31, 2017	€—	—	€—	—	€—	—	€—	€—	€—	€—
Net loss	—	—	—	—	—	—	—	—	(4,420)	(4,420)
Issuance of common stock	—	1	—	37,500	—	—	—	—	—	38
Issuance of preferred stock	—	—	—	—	—	10,903	15,559	—	—	15,570
Other comprehensive loss	—	—	—	—	—	—	—	(1)	—	(1)

Balances at December 31, 2018	—	1	—	37,500	—	10,903	15,559	(1)	(4,420)	11,187
Net loss	—	—	—	—	—	—	—		(77,609)	(77,609)
Issuance of preferred stock	—	—	—	—	—	7,190	42,538	—	—	42,545
Other comprehensive loss	—	—	—	—	—	—	—	(97)	—	(97)

Balances at December 31, 2019	€—	1	€—	37,500	€—	18,093	€58,097	€(98)	€(82,029)	€(23,974)

See accompanying Notes to the Consolidated Financial Statements.

LMTS HOLDING, SCA

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	December 31,
	2019	2018
Cash flows from operating activities:
Net loss	€(77,609)	€(4,420)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,616	143
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(82)	—
Accounts payable	187	—
Other current liabilities	850	44

Net cash used in operating activities	(50,038)	(4,233)

Cash flows from investing activities:
Purchases of property and equipment	(1,529)	(89)
Purchases of vehicles	(29,008)	(6,585)

Net cash used in investing activities	(30,537)	(6,674)

Cash flows from financing activities:
Proceeds from issuance of notes payable	37,063	12,200
Proceeds from issuance of preferred stock	42,546	3,370
Proceeds from issuance of common stock	—	38

Net cash provided by financing activities	79,609	15,608

Effect of exchange rate changes on cash	(98)	(1)
Net (decrease) increase in cash during the period	(1,064)	4,700
Beginning of period	4,700	—

End of Period	€3,636	€4,700

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:
Conversion of Convertible Debt to Series A Preferred Shares	€—	€12,200
Cash paid for:
Interest	€10	€—

See accompanying Notes to the Consolidated Financial Statements.

LMTS Holding, SCA

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 1 — Description of Business and Sale of Capital Stock

LMTS Holding, SCA (“Circ,” “the Company,” “our,” and “we”) was incorporated in 2018 and is headquartered in Berlin, Germany. Circ offers micromobility options to customers for commuting and leisure. With tens of thousands of scooters in operation, Circ offers micromobility throughout Europe, the Middle East, and Asia.

Sale of Capital Stock

On January 21, 2020, the Company entered into a Share Purchase Agreement to sell all of its capital stock to Bird Rides, Inc. (“Bird”), and became a wholly-owned subsidiary of Bird upon completion of the merger.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements and accompanying notes in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting period, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. On an ongoing basis, management evaluates estimates which are subject to significant judgment including those related to useful lives associated with vehicles and impairment of other property and equipment. Actual results could differ materially from those estimates.

Cash

Cash is comprised of cash and cash clearing accounts. The Company generally does not make short-term investments in cash equivalents, marketable securities or other liquid securities.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered.

The Company accounts for uncertainty in tax positions recognized in the consolidated financial statements by recognizing a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.

LMTS Holding, SCA

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more-likely-than-not expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences, and tax planning strategies. The Company’s judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the Company’s income tax provision would increase or decrease in the period in which the assessment is changed.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the provision for (benefit from) income taxes in the consolidated statements of operations.

Property and Equipment, net

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from two to five years as shown in the table below.

Property and Equipment	Useful Life (Years)
Desktop Computer Equipment and Helmets	2
Furniture and Fixtures and Other	3

Vehicles, net

Vehicles represent scooters that have been made available to customers for rental purposes. The Company depreciates vehicles straight-line over the course of six months based on historical usage data. Depreciation expense is expensed as incurred.

Evaluation of Long-Lived Assets for Impairment

The Company evaluates its held-and-used long-lived assets for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset or asset group (collectively, the “asset group”) may not be recoverable. The Company measures the recoverability of the asset group by comparing the carrying amount of such asset groups to the future undiscounted cash flows it expects the asset group to generate. If the Company considers the asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset group exceeds its fair value. The Company has not recorded any impairment loss of its long-lived assets during the years ended December 31, 2019 and December 31, 2018.

Notes Payable and Payables to Related Parties

During the year ended December 31, 2019, the Company issued €37.1 million in notes, the majority of which are convertible notes, which were accounted for as a liability at amortized cost. During the year ended December 31, 2018, the Company issued €12.2 million in convertible notes, which were accounted for as a liability at amortized cost prior to conversion. On December 27, 2018, the Company converted all outstanding convertible notes into Series A Preferred Stock with a loss recognized upon conversion for €3.0 million.

LMTS Holding, SCA

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market or, if none exists, the most advantageous market, for the specific asset or liability at the measurement date (referred to as the “exit price”). Fair value is a market-based measurement that is determined based upon assumptions that market participants would use in pricing an asset or liability, including consideration of nonperformance risk.

The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy indicates the extent to which inputs used in measuring fair value are observable in the market.

Level 1: Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

Level 2: Inputs other than quoted prices included in Level 1 that are observable either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date and include management’s judgment about assumptions market participants would use in pricing the asset or liability.

The carrying amounts of our financial instruments, accounts payable, financial liabilities, and other current liabilities, approximate their respective fair values due to their short-term nature.

Revenue Recognition

The Company enables users to participate in the Company’s vehicle rideshare service. To use a vehicle, the user contracts with the Company via acceptance of the Circ user agreement and pays for the ride from its preloaded wallet balance, or on a per-ride basis. The user must use the mobile application (“App”) to access the shared vehicles and must end the ride on the App to conclude the trip at the user’s discretion. The Company is responsible for providing access to the vehicles over the user’s desired period of use. The Company accounts for these rental revenues as operating lease revenue pursuant to ASC 840, Leases, and records revenue upon completion of each ride.

Foreign Currency Translations and Transactions

The reporting currency of the Company is the Euro. The functional currency of our foreign operations generally is the applicable local currency for each foreign subsidiary. Assets and liabilities of foreign subsidiaries are translated into Euros at the exchange rate on the balance sheet date. Revenues and expenses of foreign subsidiaries are translated at the average exchange rate during the period. Translation gains or losses are included as a component of accumulated other comprehensive loss in the accompanying consolidated statement of stockholders’ equity (deficit). Transaction gains or losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are reflected in our consolidated statements of operations as unrealized (based on the applicable period end exchange rates) or realized upon settlement of the transactions.

LMTS Holding, SCA

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 3 — Property and Equipment, net

The Company’s property and equipment, net consists of the following (in thousands):

	December 31,
	2019	2018
Desktop Computer Equipment	€1,093	€87
Helmets	382	—
Furniture & Fixtures	13	2
Other	130	—
Less: Accumulated Depreciation	(466)	(6)

Total property and equipment, net	€1,152	€83

Depreciation expense on property and equipment, excluding amounts related to vehicles noted below, was €0.5 million and €0.0 million for the years ended December 31, 2019 and December 31, 2018, respectively.

Note 4 — Vehicles, net

The Company’s vehicles, net consists of the following (in thousands):

	December 31,
	2019	2018
Vehicles	€35,456	€6,584
Less: Accumulated depreciation	(26,156)	(136)

Total vehicles, net	€9,300	€6,448

Depreciation expense relating to vehicles was €26.2 million and €0.1 million for the years ended December 31, 2019 and December 31, 2018, respectively.

Note 5 — Income Taxes

Components of the income tax provision are not presented because the provision was zero for the years ended December 31, 2019 and December 31, 2018. The following is a reconciliation of the statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2019 and December 31, 2018:

	December 31,
	2019	2018
Statutory income tax rate	24.94%	26.01%
Tax rate differential	1.97%	(0.24%)
Permanent Items	(0.44%)	(0.02%)
Change in Tax Rate	(0.05%)	—
Change in Valuation Allowance	(26.42%)	(25.75%)

Effective Income Tax Rate	—	—

The effective tax rate is different than the statutory tax rate primarily due to a full valuation allowance on the Company’s deferred tax assets.

LMTS Holding, SCA

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Deferred income taxes consist of the following (in thousands):

	December 31,
	2019	2018
Deferred Tax Assets
Net Operating Loss Carryforwards	€22,345	€1,577
Depreciation	(742)	(439)

Total Gross Deferred Tax Assets	21,603	1,138
Less: Valuation Allowance	(21,603)	(1,138)

Net Deferred Tax Assets	€—	€—

Deferred Tax Liabilities
Total Deferred Tax Liabilities	€—	€—

Net Deferred Income Taxes	€—	€—

For the years ended December 31, 2019 and December 31, 2018, the Company has a full valuation allowance against its deferred tax assets. The Company analyzed all sources of available income and determined they do not have sufficient evidence to support the realizability of its deferred tax assets. The Company does not believe it is more likely than not to realize the benefits of the deferred assets. For the years ended December 31, 2019 and December 31, 2018, the Company has a valuation allowance of €21.6 million and €1.1 million respectively against its deferred tax assets. The Company will continue to assess the realizability of its deferred tax assets in future reporting periods and reduce the valuation allowance at such time as management believes it is more likely than not that the deferred tax assets will be realized.

For the years ended December 31, 2019, the Company has net operating loss carryforwards of €22.3 million.

The Company and its subsidiaries file tax returns in various jurisdictions. All tax periods for all jurisdictions since the Company’s inception in 2018 are currently subject to income tax examination.

For the years ended December 31, 2019, the Company’s major tax jurisdictions included China, Germany, Luxembourg, Portugal, Belgium, and France. The Company’s open tax years in those jurisdictions are 2019 and 2018.

Note 6 — Notes Payable and Payables to Related Parties

During the year ended December 31, 2019, in order to support its daily operations and to secure required working capital, the Company issued convertible loans amounting to €36.3 million to equity holders, members of the Supervisory Board, and the Company’s general partner. Of the €36.3 million convertible loans issued, €22.8 million were issued in July 2019, with a repayment date of June 30, 2020 and an annual interest rate of 5%, €5.4 million were issued in October 2019 and €8.1 million were issued in November of 2019, with same repayment and interest terms.

The loans are convertible into shares of the Company’s Series A Preferred Stock. Each lender agrees to convert any outstanding loan amounts in the case of specified events set forth in the investment and shareholders’ agreements. Alternatively, lenders have the option to exercise their conversion right in the case of a) a financing round, b) an event of default, or c) the repayment date of June 30, 2020. As of the year ended December 31, 2019, €36.3 million of the related-party convertible loans are outstanding.

LMTS Holding, SCA

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Previously, during the year ended December 31, 2018, convertible loans were issued to equity holders, members of the Supervisory Board, and the Company’s general partner in the amount of €12.2 million with no annual interest rate. Pursuant to accession agreements during January 2019, an additional €7.3 million of funding was provided. All loans, both those under the convertible loan agreement and subsequent accessions, were converted to Series A Preferred Stock on December 27, 2018. As of the year ended December 31, 2018, none of the related-party convertible loans were outstanding.

Note 7 — Common and Preferred Stock

Common Stock

For the year ended December 31, 2019, the Company has issued 37,500 shares of Common Stock with a par value of €1.00 per share. Holders of Common Stock are entitled to dividends when and if declared by the Board of Directors, subject to the rights of the holders of all classes of Preferred Stock outstanding having priority rights. As of the year end December 31, 2019, there were 37,500 shares of common stock issued and outstanding.

Preferred Stock

For the year ended December 31, 2019, the Company has issued 18,093 shares of Series A Preferred Stock with a par value of €1.00 per share. The classes of stock are classified in permanent equity. The Company has issued €15.0 million (5,512 shares), €5.0 million (1,644 shares), and €35.0 million (10,937 shares) worth of Series A stock in classes A1, A2, and A3 respectively.

For the year ended December 31, 2018, the Company has issued 10,903 shares of Series A Preferred Stock with a par value of €1.00 per share related to the conversion of convertible loans issued during 2018.

Holders of Series A Preferred Stock have the right to nominate one member to participate in Supervisory Board decisions, whose members have voting rights related to specifically-defined actions of the Company. Holders of Series A Preferred Stock may also vote at shareholders’ meetings regarding specifically defined extraordinary shareholder matters, where an affirmative vote of more than 50% of issued share capital is required for the passage of any resolutions.

All shareholders are entitled to dividends when and if declared by the Board of Directors. Distributions, if they occur, will be made pro-rata to respective shareholding in the Company on the date of distribution, subject to specifics related to shares issued to management and senior executive team, set forth in the investment and shareholders’ agreement. No dividends have been declared by the Board of Directors from inception through the year ended December 31, 2019.

Under the terms of shareholder’s agreement, in the event of a liquidation prior to another qualifying round, holders of Series A Preferred Stock are entitled to receive an agreed upon per share amount specified in the agreement. After payments are made at preferred level, the remaining exit proceeds will be allocated pro rata to participation across the common level.

LMTS Holding, SCA

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 8 — Commitments and Contingencies

As of the year ended December 31, 2019, the Company had operating lease agreements for its facilities in various locations throughout Europe, as well as around the world. The components of lease costs, which consist of rent expense for leased office space, during the year ended December 31, 2019 and 2018 were as follows (in thousands):

	December 31,
	2019	2018
Short-term lease expense	€113	€—
Long-term lease expense	2,659	24

Total lease-related costs	€2,772	€24

Note 9 — Related Party Transactions

During the year ended December 31, 2019, convertible loans were issued to equity holders, members of the Supervisory Board, and the Company’s general partner in the amount of €36.3 million. As of the year ended December 31, 2019, €36.3 million of the related-party convertible loans are outstanding.

During the year ended December 31, 2018, convertible loans were issued to equity holders, members of the Supervisory Board, and the Company’s general partner, in the amount of €12.2 million that were subsequently converted to Series A Preferred Stock. As of the year ended December 31, 2018, none of the related-party convertible loans are outstanding.

Further, during the year ended December 31, 2019, cash transfers between entities under common control of the Company totaled €2.6 million. There were no cash transfers between entities during the year ended December 31, 2018.

Note 10 — Subsequent Events

The Company evaluated its financial statements for subsequent events through November 16, 2020, except for Note 10, as to which the date is July 15, 2021, the date the financial statements were available to be issued. The Company is aware of the following subsequent events as discussed below:

Acquisition by Bird Rides, Inc.

On January 21, 2020, the Company entered into a Share Purchase Agreement with Bird such that the Company’s tangible and intangible net assets were to be acquired by Bird via a sale of all of the Company’s equity for €174.4 million of Bird equity. The transaction closed on January 27, 2020. Included within the purchase was approximately €60.0 million of cash. Bird is a micro mobility company based in Santa Monica, California, with operations worldwide.

In conjunction with and as a precedent to the acquisition, the Company issued 69,001 shares of Series B Preferred Stock with a par value of €1.00 per share. The shares were issued in exchange for approximately €60.0 million in cash, which in turn would be acquired by Bird.

As a result of the acquisition, the Company terminated substantially all leases during the year 2020, some of which resulted in penalties of $0.1 million.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

SWITCHBACK II CORPORATION ,

MAVERICK MERGER SUB INC.,

BIRD RIDES, INC.

and

BIRD GLOBAL, INC.

Dated as of May 11, 2021

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of Written Consent
Exhibit E	Form of Omnibus Incentive Plan
Exhibit F	Form of ESPP

Schedule A	Company Knowledge Parties
Schedule B	Key Company Stockholders
Schedule C	SPAC Director Nominees

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of May 11, 2021 (this “Agreement”), is entered into by and among Switchback II Corporation, a Cayman Islands exempted company (“SPAC”), Maverick Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of SPAC (“Merger Sub”), Bird Rides, Inc., a Delaware corporation (the “Company”) and Bird Global, Inc., a Delaware corporation and wholly owned direct subsidiary of the Company (“Holdings”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Companies Act”), SPAC and the Company will enter into a business combination transaction pursuant to which (a) on the Domestication Closing Date, SPAC will merge with and into Holdings (the “Domestication Merger”), with Holdings surviving the Domestication Merger (Holdings, in its capacity as the surviving corporation of the Domestication Merger, is sometimes referred to herein as the “Surviving Corporation”) and becoming the sole owner of Merger Sub, and (b) on the Acquisition Closing Date, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the Domestication Merger, the “Mergers”), with the Company surviving the Acquisition Merger as a wholly owned subsidiary of the Surviving Corporation (the Company, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Corporation”);

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Domestication Merger qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code to which SPAC and Holdings are parties within the meaning of Section 368(b) of the Code, and (ii) the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which the Surviving Corporation and the Company are parties within the meaning of Section 368(b) of the Code; and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Mergers) are fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and the Transactions (including the Mergers) and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s stockholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Mergers and the Private Placements) are fair to, and in the best interests of, SPAC, (b) approved and adopted this Agreement and the Transactions (including the Mergers and the Private Placements) and declared their advisability, and (c) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions (including the Mergers and the Private Placements), and directed that this Agreement and the Transactions (including the Mergers and the Private Placements) be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Acquisition Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and adopted this Agreement and the Transactions (including the Acquisition Merger) and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Acquisition Merger) and directed that this Agreement and the Transactions (including the Acquisition Merger) be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, the Board of Directors of Holdings (the “Holdings Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Mergers and the Private Placements) are fair to, and in the best interests of, Holdings and its sole stockholder, (b) approved and adopted this Agreement and the Transactions (including the Mergers and the Private Placements) and declared their advisability, and (c) recommended that the sole stockholder of Holdings approve and adopt this Agreement and approve the Transactions (including the Mergers and the Private Placements) and directed that this Agreement and the Transactions (including the Mergers and the Private Placements) be submitted for consideration by the sole stockholder of Holdings;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Stockholders, as Company stockholders holding shares of Company Stock sufficient to constitute the Requisite Company Stockholder Approval, are entering into the Stockholder Support Agreement, dated as of the date hereof, (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Stock in favor of this Agreement and the Transactions (including the Mergers);

WHEREAS, in connection with the Acquisition Closing, Holdings, certain shareholders of SPAC and certain stockholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C;

WHEREAS, SPAC, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (“PIPE Investors”) pursuant to which the PIPE Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Surviving Corporation Class A Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated on the Acquisition Closing Date prior to the Acquisition Merger Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, NGP Switchback II, LLC, a Delaware limited liability company (the “Sponsor”), Precious Williams Owodunni and Ray Kubis (collectively, the “SPAC Founder Shareholders”) have entered into a letter agreement with the Company and SPAC (the “SPAC Founders Stock Letter”), pursuant to which the SPAC Founder Shareholders have agreed to, among other things, (i) vote all SPAC Founders Shares held by them in favor of the adoption and approval of this Agreement and the Transactions (including the Mergers), (ii) effective upon the Acquisition Closing, waive any and all rights holders of SPAC Founders Shares have or will have with respect to the adjustment to the initial conversion ratio provided by Section 17.3 of the SPAC Articles of Association that may be triggered from the Private Placements, the Mergers and/or the other transactions contemplated hereunder and (iii) be bound by the provisions set forth in Section 7.01; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and certain officers and directors of SPAC have entered into an amendment to the Letter Agreement, pursuant to which such parties have agreed, effective upon the Acquisition Closing, to subject 1,976,563 SPAC Founders Shares (including any Surviving Corporation Class B Common Stock issued in exchange therefor in connection with and as part of the Domestication Merger, which will thereafter convert into shares of Surviving Corporation Class A Common Stock concurrently with the Acquisition Merger in accordance with the Surviving Corporation Certificate of Incorporation) held by them to potential forfeiture obligations as more specifically set forth in such amendment to the Letter Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. For purposes of this Agreement:

“2017 Equity Incentive Plan” means the Company’s 2017 Stock Plan as such may have been amended, supplemented or modified from time to time.

“Adjusted Company Outstanding Shares” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)(ii)-(iv)), the sum of (i) the Company Outstanding Shares as of immediately prior to the Acquisition Merger Effective Time, plus (ii) all shares of Company Restricted Stock that are outstanding immediately prior to the Acquisition Merger Effective Time, plus (iii) the number of shares of Company Common Stock issuable upon exercise or settlement of all Company Options (assuming cash settlement of such Company Options) and Company RSU Awards that are outstanding, whether vested or unvested, immediately prior to the Acquisition Merger Effective Time, minus (iv) to the extent any portion of an award of Exchanged Restricted Stock is forfeited, after the Acquisition Merger Effective Time and prior to such Triggering Event (or the date on which such Change of Control occurs) and, at the time of forfeiture, such portion of such Exchanged Restricted Stock is unvested, any shares of Company Restricted Stock that relate to such portion of the Exchanged Restricted Stock, minus (v) to the extent any portion of an Exchanged Option is forfeited, after the Acquisition Merger Effective Time and prior to such Triggering Event (or the date on which such Change of Control occurs) and, at the time of forfeiture, such portion of such Exchanged Option is unvested, any shares of Company Common Stock underlying the Company Option that relates to such portion of the Exchanged Option, minus (vi) to the extent any portion of an Exchanged RSU Award is forfeited, after the Acquisition Merger Effective Time and prior to such Triggering Event (or the date on which such Change of Control occurs) and, at the time of forfeiture, such portion of such Exchanged RSU Award is unvested, any shares of Company Common Stock underlying the Company RSU Award that relates to such portion of the Exchanged RSU Award. For purposes of clarity, (A) the Company Outstanding Shares will be calculated as of immediately prior to the Acquisition Merger Effective Time (and will not be calculated as of the Triggering Event or the Change of Control) and (B) to the extent a vested Exchanged Option is forfeited after the Acquisition Merger Effective Time and prior to such Triggering Event (or the date on which such Change of Control occurs), any shares of Company Common Stock underlying the Company Option that relates to such forfeited and vested portion of the Exchanged Option shall be included pursuant to subclause (iii) above.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Registration Rights Agreement, the SPAC Founders Stock Letter, the Stockholder Support Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or Holdings in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Combination” has the meaning ascribed to such term in the SPAC Articles of Association.

“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), communications and telecommunications networks, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” or installed on premises, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Surviving Corporation or the Surviving Subsidiary Corporation), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in the Surviving Corporation or the Surviving Subsidiary Corporation; provided, that such transaction or series of transactions shall not constitute a Change of Control unless such transaction or series of transactions results in such person or “group” of persons having more than the percentage of the ordinary voting power for the election of the board of directors of the Surviving Corporation owned in the aggregate, directly or indirectly, beneficially, by the Company Founder and his Affiliates; (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of the Surviving Corporation or the Surviving Subsidiary Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof; provided, that notwithstanding the foregoing, the conversion of shares of Class X Common Stock into shares of Class A Common Stock upon the Sunset Date shall not constitute a Change of Control; or (c) the result of which is a sale of all or substantially all of the assets of the Surviving Corporation or the Surviving Subsidiary Corporation to any person.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company dated January 26, 2021, as the same may be amended, supplemented or modified from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.000001 per share.

“Company Founder” means Travis VanderZanden.

“Company Founders Preferred Stock” means the shares of the Company’s Founders Preferred Stock, par value $0.000001 per share.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary and used in the conduct of the business of the Company and its Company Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (x) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (y)would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or the Company Subsidiaries); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or at the request of, or with the written consent of, SPAC; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect), except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Merger Shares” means a number of shares equal to (i) the Company Valuation divided by (ii) $10.00.

“Company Options” means all outstanding options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the 2017 Equity Incentive Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include any “Company Warrants.”

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Acquisition Merger Effective Time (other than any shares of Company Restricted Stock), and including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon the Conversion.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the Company Prime Preferred Stock and the Company Senior Preferred Stock.

“Company Prime Preferred Stock” means Company Series Seed Prime Preferred Stock, Company Series A Prime Preferred Stock, Company Series B Prime Preferred Stock, Company Series C Prime Preferred Stock, Company Series C-1 Prime Preferred Stock, Company Series D Prime Preferred Stock, Company Series D-1 Prime Preferred Stock and Company Series D-2 Prime Preferred Stock.

“Company Restricted Stock” means the outstanding restricted shares of Company Common Stock granted pursuant to the 2017 Equity Incentive Plan or otherwise (including, for clarity, upon the “early exercise” of Company Options).

“Company RSU Awards” means all outstanding restricted stock unit awards covering shares of Company Common Stock, whether or not vested, granted pursuant to the 2017 Equity Incentive Plan or otherwise.

“Company Senior Preferred Stock” means the shares of the Company’s Senior Preferred Stock, par value $0.000001 per share.

“Company Senior Preferred Warrants” means the outstanding warrants to purchase shares of Company Senior Preferred Stock.

“Company Series A Prime Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.000001 per share, designated as Series A Prime Preferred Stock in the Company Certificate of Incorporation.

“Company Series B Prime Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.000001 per share, designated as Series B Prime Preferred Stock in the Company Certificate of Incorporation.

“Company Series C Prime Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.000001 per share, designated as Series C Prime Preferred Stock in the Company Certificate of Incorporation.

“Company Series C-1 Prime Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.000001 per share, designated as Series C-1 Prime Preferred Stock in the Company Certificate of Incorporation.

“Company Series C-1 Warrants” means the outstanding warrants to purchase shares of Company Series C-1 Prime Preferred Stock.

“Company Series D Prime Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.000001 per share, designated as Series D Prime Preferred Stock in the Company Certificate of Incorporation.

“Company Series D Warrants” means the outstanding warrants to purchase shares of Company Series D Prime Preferred Stock.

“Company Series D-1 Prime Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.000001 per share, designated as Series D-1 Prime Preferred Stock in the Company Certificate of Incorporation.

“Company Series D-2 Prime Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.000001 per share, designated as Series D-2 Prime Preferred Stock in the Company Certificate of Incorporation.

“Company Series Seed Prime Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.000001 per share, designated as Series Seed Prime Preferred Stock in the Company Certificate of Incorporation.

“Company Stock” means the Company Common Stock, the Company Preferred Stock and the Company Founders Preferred Stock.

“Company Subsidiary” means each subsidiary of the Company including, for the avoidance of doubt, Holdings.

“Company Valuation” means $2,400,000,000.

“Company Voting Agreement” means that certain Amended and Restated Voting Agreement, dated as of January 26, 2021, by and among the Company and the parties named therein.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or the Company Subsidiaries that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiaries, in each case that either (x) the Company or the Company Subsidiaries are bound to keep confidential or (y) with respect to clause (a), the Company or the applicable Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “work from home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Domestication Merger Closing Certificate” means a certificate of the Company, dated as of the Domestication Closing Date, signed by an officer of the Company, certifying that: (a) the representations and warranties of the Company and Holdings contained in Section 4.01, Section 4.02, Section 4.03(f), Section 4.04, Section 4.05, Section 4.08(a), and Section 4.19(b), in each case, solely with respect to Holdings, are true and correct in all respects as of the date hereof and as of the Domestication Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty is so true and correct as of such specified date) and (b) the Company and Holdings have performed or complied in all material respects with the agreements and covenants set forth in the last sentence of Section 7.03 on or prior to the Domestication Merger Effective Time.

“Earnout Period” means the time period between the Acquisition Closing Date and the five-year anniversary of the Acquisition Closing Date.

“Eligible Company Equityholders” means, with respect to a Triggering Event or a Change of Control, each holder, as of immediately prior to the Acquisition Merger Effective Time, of (a) a share of Company Common Stock (after taking into account the Conversion), or (b) a Company Option, a Company RSU Award or shares of Company Restricted Stock. The Eligible Company Equityholders with respect to a Triggering Event or a Change of Control shall include the holder of a Company Option, Company RSU Award or shares of Company Restricted Stock to the extent (i) the Exchanged Option, Exchanged RSU Award or Exchanged Restricted Stock, as applicable, related to such Company Option, Company RSU Award or shares of Company Restricted Stock, as applicable, became vested after the Acquisition Merger Effective Time but prior to such Triggering Event or Change of Control or (ii) the Exchanged Option, Exchanged RSU Award or Exchanged Restricted Stock, as applicable, related to such Company Option, Company RSU Award or shares of Company Restricted Stock, as applicable, remained outstanding but unvested as of such Triggering Event or Change of Control. The Eligible Company Equityholders with respect to a Triggering Event or a Change of Control shall not include the holder of a Company Option, Company RSU Award or shares of Company Restricted Stock, as applicable, to the extent the Exchanged Option, Exchanged RSU Award or Exchanged Restricted Stock, as applicable, related to such Company Option, Company RSU Award or shares of Company Restricted Stock, as applicable, was forfeited after the Acquisition Merger Effective Time but prior to such Triggering Event or Change of Control and, at the time of such forfeiture, the Exchanged Option, Exchanged RSU Award or Exchanged Restricted Stock, as applicable, was unvested. For purposes of clarity, the Eligible Company Equityholders with respect to a Triggering Event or a Change of Control will include the holder of a Company Option to the extent the Exchanged Option related to such Company Option was forfeited after the Acquisition Merger Effective Time but prior to such Triggering Event or Change of Control and, at the time of such forfeiture, the Exchanged Option was vested.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, and any bonus, stock option, stock purchase, restricted stock, other equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten, other than, in any case, any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets and allowances of any kind, howsoever entitled, resulting from, or attributable to, the renewable nature of electricity production or the avoidance of the emission of any gas, chemical, or other substance to the environment, including (but not limited to) the avoidance of lifecycle greenhouse gas emissions, including (but not limited to) credits associated with California’s Low Carbon Fuel Standard.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, natural resources or human health and safety; (iv) land use; or (v) the characterization of products or services as renewable, green, sustainable, or similar such claims.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the following ratio (rounded to ten decimal places): (i) the Company Merger Shares divided by (ii) the Company Outstanding Shares.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (iv) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Holdings Organizational Documents” means the certificate of incorporation and bylaws of Holdings, as amended, modified or supplemented from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) all other intellectual property or proprietary rights of any kind or description, and (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated January 26, 2021, by and among the Company and the parties named therein.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of each persons listed on Schedule A after reasonable inquiry of the individuals with operational responsibility in the functional area of such person, and in the case of SPAC, the actual knowledge of Scott McNeill and Jim Mutrie after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Letter Agreement” means that certain Letter Agreement, dated January 7, 2021, among SPAC, its officers and directors, and the Sponsor.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation, or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Share Consideration” means the Per Share Merger Consideration and the Per Share Earnout Consideration.

“Per Share Earnout Consideration” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)(ii)-(iv)), (a) with respect to the Company Founder, a number of shares of Surviving Corporation Class X Common Stock equal to (i) the number of Earnout Shares applicable to such Triggering Event or Change of Control, divided by (ii) the Adjusted Company Outstanding Shares, and (b) with respect to each Eligible Company Equityholder other than the Company Founder, a number of shares of Surviving Corporation Class A Common Stock equal to (i) the number of Earnout Shares applicable to such Triggering Event or Change of Control, divided by (ii) the Adjusted Company Outstanding Shares.

“Per Share Merger Consideration” means, (a) with respect to the Company Founder, a number of shares of Surviving Corporation Class X Common Stock equal to the Exchange Ratio and (b) with respect to any Person who holds Company Common Stock immediately prior to the Acquisition Merger Effective Time other than the Company Founder, a number of shares of Surviving Corporation Class A Common Stock equal to the Exchange Ratio.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (vii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means information related to an identified individual, household or device (e.g., name, address, telephone number, IP address, email address, financial account number, government-issued identifier).

“PIPE Investment Amount” means $160,000,000.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including, the following Laws and their implementing regulations: the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the General Data Protection Regulation (EU) 2016/679, Children’s Online Privacy Protection Act, California Consumer Privacy Act (the “CCPA”), and state data breach notification Laws.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Sections 8 and 49 of the SPAC Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration) with a Governmental Authority or domain name registrar, including domain names.

“Requisite Company Stockholder Approval” means the requisite consent of the Company’s stockholders under the DGCL and the Company Certificate of Incorporation and bylaws (or any equivalent organizational documents) of the Company to approve this Agreement and the Transactions (including the Mergers), which shall require the affirmative vote of (a) the holders of a majority of the outstanding shares of Company Stock, voting together as a single class on an as-converted basis, and (b) the holders of a majority of the outstanding shares of (i) Company Series Seed Prime Preferred Stock, (ii) Company Series A Prime Preferred Stock, (iii) Company Series B Prime Preferred Stock, (iv) Company Series C Prime Preferred Stock, (v) Company Series C-1 Prime Preferred Stock, (vi) Company Series D Prime Preferred Stock and (vii) Company Series D-2 Prime Preferred Stock, voting together as a single class on an as-converted basis.

“Right of First Refusal and Co-Sale Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated January 26, 2021, by and among the Company and the parties named therein.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Service Provider” means any employee, officer, director, individual independent contractor or individual consultant of the Company or any Company Subsidiary.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format) and related documentation and materials.

“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association, dated January 7, 2021.

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Consideration” means the shares of Surviving Corporation Class A Common Stock issuable to holders of SPAC Class A Ordinary Shares, SPAC Founders Shares and SPAC Units in accordance with Sections 3.01(a) and 3.01(h).

“SPAC Founders Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of SPAC or (ii) would prevent, materially delay or materially impede the performance by SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or the Company Subsidiaries); (e) any actions taken or not taken by the SPAC or Merger Sub as required by this Agreement or at the request of, or with the written consent of, the Company; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this

Agreement or the consummation of the Transactions); or (g) the accounting treatment of the SPAC Warrants or the Assumed SPAC Warrants (except in the cases of clauses (a) through (d) and clause (g), to the extent that SPAC is disproportionately affected thereby as compared with other similarly situated participants in the industry in which SPAC operates). Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Organizational Documents” means (a) prior to the Domestication Merger, the SPAC Articles of Association, the Trust Agreement and the SPAC Warrant Agreement and (b) following the Domestication Merger, the Surviving Corporation Certificate of Incorporation, the Surviving Corporation Bylaws, the Trust Agreement and the SPAC Warrant Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Unit” means (a) prior to the Domestication Merger one SPAC Class A Ordinary Share and one-fifth of one SPAC Warrant and (b) following the Domestication Merger, one share of Surviving Corporation Class A Common Stock and one-fifth of one Assumed SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated January 7, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as amended, modified or supplemented from time to time.

“SPAC Warrants” means (a) prior to the Domestication Merger, whole warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50 and (b) following the Domestication Merger, Assumed SPAC Warrants.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Sunset Date” has the meaning ascribed to such term in the Surviving Corporation Certificate of Incorporation.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Surviving Corporation Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Surviving Corporation.

“Surviving Corporation Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Surviving Corporation.

“Surviving Corporation Class X Common Stock” means the Class X common stock, par value $0.0001 per share, of the Surviving Corporation.

“Surviving Corporation Common Stock” means the Surviving Corporation Class A Common Stock and the Surviving Corporation Class X Common Stock.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Trading Day” means any day on which shares of Surviving Corporation Common Stock are actually traded on the principal securities exchange or securities market on which shares of Surviving Corporation Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury Regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the daily volume-weighted average sale price of one share of Surviving Corporation Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Surviving Corporation Common Stock are then listed) is greater than or equal to $12.50 for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the daily volume-weighted average sale price of one share of Surviving Corporation Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Surviving Corporation Common Stock are then listed) is greater than or equal to $20.00 for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the daily volume-weighted average sale price of one share of Surviving Corporation Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Surviving Corporation Common Stock are then listed) is greater than or equal to $30.00 for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 4.07(a)
Acquisition Closing	§ 2.02(b)
Acquisition Closing Date	§ 2.02(b)
Acquisition Merger	Recitals
Acquisition Merger Effective Time	§ 2.02(a)
Action	§ 4.09

Defined Term	Location of Definition
Agreement	Preamble
Alternative Transaction	§ 7.01(a)
Antitrust Laws	§ 7.12(a)
Assumed SPAC Warrant	§ 3.01(a)(iv)
Assumed Warrant	§ 3.01(d)
Audited Annual Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)
Certificates	§ 3.02(b)
Claims	§ 6.03
COBRA	§ 4.10(e)
Code	§ 3.02(h)
Company	Preamble
Company Board	Recitals
Company Closing Statement	§ 3.04
Company Disclosure Schedule	Article IV
Company D&O Insurance	§ 7.07(c)
Company Interested Party Transaction	§ 4.21(a)
Company Permit	§ 4.06
Company Recommendation	Recitals
Company Warrants	§ 4.03(b)
Confidentiality Agreement	§ 7.05(b)
Contracting Parties	§ 10.11
Conversion	§ 3.01(b)
D&O Insurance	§ 7.07(c)
Domestication Closing	§ 2.02(b)
Domestication Closing Date	§ 2.02(b)
Domestication Merger	Recitals
Domestication Merger Effective Time	§ 2.02(a)
Data Security Requirements	§ 4.13(h)
Earnout Shares	§ 3.03(a)
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
ESPP	§ 7.06
ESPP Proposal	§ 7.02(a)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(e)
Exchanged Restricted Stock	§ 3.01(f)
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(j)
Holdings	Recitals
IRS	§ 4.10(b)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.16(a)
Material Suppliers	§ 4.17
Maximum Annual Premium	§ 7.07(c)
Mergers	Recitals
Merger Materials	§ 7.02(a)

Defined Term	Location of Definition
Merger Sub	Recitals
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Nonparty Affiliates	§ 10.11
Omnibus Incentive Plan	§ 7.06
Omnibus Incentive Plan Proposal	§ 7.02(a)
Outside Date	§ 9.01(b)
Per Share Merger Consideration	§ 3.01(c)(i)
PIPE Investors	Recitals
Plans	§ 4.10(a)
PPACA	§ 4.10(j)
Private Placements	Recitals
Proxy Statement	§ 7.02(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
Required SPAC Proposals	§ 7.02(a)
SEC	§ 5.07(a)
Second Effective Time	§ 3.01(b)
Securities Act	§ 4.05(b)
Side Letter Agreements	§ 4.21(b)
SPAC	Preamble
SPAC Alternative Transaction	§ 7.01(d)
SPAC Board	Recitals
SPAC Bylaws	Recitals
SPAC Certificate of Incorporation	Recitals
SPAC D&O Insurance	§ 7.07(d)
SPAC Disclosure Schedule	Article V
SPAC Founder Shareholders	Recitals
SPAC Founders Stock Letter	Recitals
SPAC Material Contracts	§ 5.19(a)
SPAC Preferred Stock	§ 5.03(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Shareholders’ Meeting	§ 7.02(a)
SPAC Tail Policy	§ 7.07(d)
Sponsor	Recitals
Subscription Agreements	Recitals
Surviving Corporation	Recitals
Surviving Corporation Organizational Documents	§ 2.04(b)
Surviving Subsidiary Corporation	Recitals
Terminating Company Breach	§ 9.01(f)
Terminating SPAC Breach	§ 9.01(g)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Written Consent	§ 7.03
Written Consent Failure	§ 7.03

1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to May 10, 2021.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) References in Articles V through X to the “SPAC” shall refer to Switchback II Corporation for all periods prior to completion of the Domestication Merger and to the Surviving Corporation for all periods after completion of the Domestication Merger; provided that the forgoing shall not apply to the representations and warranties set forth in Section 5.04, Section 5.05 or Section  5.06.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Article II, in accordance with the DGCL and the Companies Act, on the Domestication Closing Date at the Domestication Merger Effective Time, SPAC shall be merged with and into Holdings. As a result of the Domestication Merger, the separate corporate existence of SPAC shall cease, and Holdings shall continue as the surviving corporation of the Domestication Merger (provided that references to Holdings for periods after the Domestication Merger Effective Time shall include the Surviving Corporation).

(b) Upon the terms and subject to the conditions set forth in set forth in this Article II and Article VIII in accordance with the DGCL, on the Acquisition Closing Date at the Acquisition Merger Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Acquisition Merger (provided that references to the Company for periods after the Acquisition Merger Effective Time shall include the Surviving Subsidiary Corporation) as a wholly owned subsidiary of the Surviving Corporation.

2.02 Effective Times; Closing.

(a) Subject to SPAC’s prior receipt from the Company of the Domestication Merger Closing Certificate, the parties hereto shall cause the Domestication Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware and a plan of merger with the Registrar of Companies in the Cayman Islands, in each case in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the Companies Act, as the case may be, and mutually agreed by the parties (the date and time of the filing of such certificate of merger (or such later time as may be agreed by each of the parties hereto and specified in such certificate of merger) being the “Domestication Merger Effective Time”). At least one (1) Business Day, but no more than two (2) Business Days, after the Domestication Merger Effective Time, and no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, it being understood that the occurrence of the Acquisition Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Acquisition Closing), the parties hereto shall cause the Acquisition Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such certificate of merger (or such later time as may be agreed by each of the parties hereto and specified in the certificate of merger) being the “Acquisition Merger Effective Time”).

(b) Immediately prior to such filing of a certificate of merger in accordance with Section 2.02(a) with respect to the Domestication Merger, a first closing (the “Domestication Closing”) shall occur. The date on which the Domestication Closing shall occur is referred to herein as the “Domestication Closing Date.” On the Business Day following the Domestication Closing Date or such later date as the parties may agree in writing that is no more than two (2) Business Days after the Domestication Closing Date, and no later than three (3) Business Days after the date of the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (such date, the “Acquisition Closing Date”), immediately prior to such filing of a certificate of merger in accordance with Section 2.02(a) with respect to the Acquisition Merger, a second closing (the “Acquisition Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

(c) For the avoidance of doubt, (i) the Domestication Merger, the Domestication Closing and the Domestication Merger Effective Time shall all occur at least one (1) Business Day prior to, and independent of, the Acquisition Merger, the Acquisition Closing and the Acquisition Merger Effective Time, and (ii) on the Acquisition Closing Date, the Private Placements shall be consummated prior to the Acquisition Merger and the Acquisition Merger Effective Time.

2.03 Effect of the Mergers.

(a) At the Domestication Merger Effective Time, the effect of the Domestication Merger shall be as provided in the applicable provisions of the DGCL and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Domestication Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Holdings shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Holdings shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b) At the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Subsidiary Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Subsidiary Corporation.

2.04 Certificate of Incorporation of Surviving Corporation; Bylaws of Surviving Corporation; Registration Rights Agreement.

(a) At the Domestication Merger Effective Time, Holdings shall file a certificate of incorporation in substantially the form attached as Exhibit A hereto (the “Surviving Corporation Certificate of Incorporation”) with the Secretary of State of Delaware, and the Surviving Corporation Certificate of Incorporation shall be adopted as the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.07). Upon registration of the Plan of Merger by the Registrar in the Cayman Islands, SPAC shall be de-registered by way of merger as a matter of Cayman Islands law.

(b) At the Domestication Merger Effective Time, the bylaws in substantially the form attached as Exhibit B hereto (the “Surviving Corporation Bylaws” and together with the Surviving Corporation Certificate of Incorporation, the “Surviving Corporation Organizational Documents”) shall be adopted as the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.07).

(c) At the Acquisition Merger Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Acquisition Merger Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Subsidiary Corporation until thereafter amended in accordance with their terms and as provided by the DGCL (subject to Section 7.07).

(d) At the Acquisition Closing, the Surviving Corporation shall deliver to the Company a copy of the Registration Rights Agreement duly executed by the Surviving Corporation and the shareholders of SPAC party thereto.

2.05 Directors and Officers of Surviving Corporation; Directors of Surviving Subsidiary Corporation.

(a) The parties will take all requisite action such that the directors and officers of SPAC as of immediately prior to the Domestication Merger Effective Time continue as the initial directors and officers of the Surviving Corporation immediately after the Domestication Merger Effective Time, each to hold office, subject to Section 7.15, in accordance with the provisions of the DGCL and the Surviving Corporation Organizational Documents until their respective successors are, duly elected or appointed and qualified, as applicable.

(b) The parties will take all requisite action such that the initial directors of the Surviving Subsidiary Corporation immediately after the Acquisition Merger Effective Time shall be the individuals designated by the Company prior to the Acquisition Closing, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Subsidiary Corporation and until their respective successors are, duly elected or appointed and qualified.

ARTICLE III

EFFECTS OF THE MERGER

3.01 Conversion of Securities.

(a) At the Domestication Merger Effective Time, by virtue of the Domestication Merger and without any action on the part of SPAC, Merger Sub, the Company, Holdings or the holders of any of the following securities:

(i) each share of Holdings Common Stock issued and outstanding immediately prior to the Domestication Merger Effective Time shall be redeemed for par value;

(ii) each SPAC Class A Ordinary Share issued and outstanding immediately prior to the Domestication Merger Effective Time shall be canceled and converted into one share of Surviving Corporation Class A Common Stock;

(iii) each SPAC Class B Ordinary Share issued and outstanding immediately prior to the Domestication Merger Effective Time shall be canceled and converted into one share of Surviving Corporation Class B Common Stock;

(iv) each SPAC Warrant, to the extent then outstanding and unexercised immediately prior to the Domestication Merger Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire one share of Surviving Corporation Class A Common Stock, subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former SPAC Warrant immediately prior to the Domestication Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions (each such resulting warrant, an “Assumed SPAC Warrant”). Accordingly, effective as of the Domestication Merger Effective Time: (A) each Assumed SPAC Warrant (including any Assumed SPAC Warrant issued pursuant to Section 3.01(a)(v)) shall be exercisable solely for shares of Surviving Corporation Class A Common Stock; (B) the number of shares of Surviving Corporation Class A Common Stock subject to each Assumed SPAC Warrant shall be equal to the number of shares of SPAC Common Stock subject to the applicable SPAC Warrant and (C) the per share exercise price for the Surviving Corporation Class A Common Stock issuable upon exercise of such Assumed SPAC Warrant shall be equal to the per share exercise price for the shares of SPAC Common Stock subject to the applicable SPAC Warrant as in effect immediately prior to the Domestication Merger Effective Time. The Surviving Corporation shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed SPAC Warrants remain outstanding, a sufficient number of shares of Surviving Corporation Class A Common Stock for delivery upon the exercise of such Assumed SPAC Warrants; and

(v) each SPAC Unit issued and outstanding immediately prior to the Domestication Merger Effective Time shall be canceled and converted into one unit of the Surviving Corporation, with each such unit representing one share of Surviving Corporation Class A Common Stock and one-fifth of one Assumed SPAC Warrant.

(b) On the Acquisition Closing Date and immediately prior to the Acquisition Merger Effective Time, each share of Company Preferred Stock and Company Founders Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall automatically convert into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to Articles IV(B)4(b) and IV(C)4 of the Company Certificate of Incorporation (the “Conversion”). After the Conversion, all of the shares of Company Preferred Stock and Company Founders Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock and Company Founders Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(c) At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Surviving Corporation, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time (including shares of Company Common Stock resulting from the Conversion, but excluding shares of Company Restricted Stock) shall be canceled and converted into the right to receive (A) the applicable Per Share Merger Consideration and (B) upon a Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)(ii)-(iv)), the applicable Per Share Earnout Consideration (with any fractional share to which any holder of Company Common Stock would otherwise be entitled rounded down to the nearest whole share) in accordance with Section 3.03, in each case without interest;

(ii) all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.000001 per share, of the Surviving Subsidiary Corporation.

(d) Effective as of the Acquisition Merger Effective Time, each Company Series C-1 Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire a number of shares of Surviving Corporation Class A Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(d) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Series C-1 Warrant immediately prior to the Acquisition Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions. Accordingly, effective as of the Acquisition Merger Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of Surviving Corporation Class A Common Stock; (b) the number of shares of Surviving Corporation Class A Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Series C-1 Warrant (assuming the shares of Company Series C-1 Prime Preferred Stock subject to such Company Series C-1 Warrant convert into shares of Company Common Stock pursuant to the Conversion) immediately prior to the Acquisition Merger Effective Time multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Surviving Corporation Class A Common Stock; and (c) the per share exercise price for the Surviving Corporation Class A Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Series C-1 Warrant (assuming the shares of Company Series C-1 Prime Preferred Stock subject to such Company Series C-1 Warrant convert into shares of Company Common Stock pursuant to the Conversion), as in effect immediately prior to the Acquisition Merger Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. The Surviving Corporation shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Surviving Corporation Class A Common Stock for delivery upon the exercise of such Assumed Warrants.

(e) Each Company Option that is outstanding and unexercised as of immediately prior to the Acquisition Merger Effective Time, whether or not vested, shall be assumed and converted into (i) an option to purchase a number of shares of Surviving Corporation Class A Common Stock (such option, an “Exchanged Option”) equal to (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Acquisition Merger Effective Time, multiplied by (B) the Exchange Ratio (such product rounded down to the nearest whole share), at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Acquisition Merger Effective Time, divided by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Surviving Corporation Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Corporation Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code and (ii) the contingent right to receive a number of Earnout Shares (with respect to each holder, rounded down to the nearest whole number of Earnout Shares) in accordance with Section 3.03 equal to (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Acquisition Merger Effective Time (but excluding any share of Company Common Stock described in clause (v) of the definition of “Adjusted Company Outstanding Shares”) multiplied by (B) the Per Share Earnout Consideration. Except as specifically provided above, following the Acquisition Merger

Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Acquisition Merger Effective Time, except to the extent such terms or conditions are rendered inoperative by the Mergers or any related transactions.

(f) Each award of Company Restricted Stock that is outstanding immediately prior to the Acquisition Merger Effective Time shall be assumed and converted into the following: (i) with respect to the Company Founder, an award covering a number of restricted shares of Surviving Corporation Class X Common Stock and with respect to any Person who holds an award of Company Restricted Stock immediately prior to the Acquisition Merger Effective Time other than the Company Founder, an award covering a number of restricted shares of Surviving Corporation Class A Common Stock (in each case, rounded down to the nearest whole number) (such award of restricted shares, “Exchanged Restricted Stock”) equal to (A) the number of shares of Company Restricted Stock subject to such award immediately prior to the Acquisition Merger Effective Time, multiplied by (B) the Exchange Ratio, and (ii) the contingent right to receive a number of Earnout Shares (with respect to each holder, rounded down to the nearest whole number of Earnout Shares) in accordance with Section 3.03 equal to (A) the number of shares of Company Restricted Stock subject to such award immediately prior to the Acquisition Merger Effective Time (but excluding any share of Company Restricted Stock described in clause (iv) of the definition of “Adjusted Company Outstanding Shares”) multiplied by (B) the Per Share Earnout Consideration applicable to the holder of such award. Except as specifically provided above, following the Acquisition Merger Effective Time, each award of Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding award of Company Restricted Stock immediately prior to the Acquisition Merger Effective Time, except to the extent such terms or conditions are rendered inoperative by the Mergers and any related transactions.

(g) Each Company RSU Award that is outstanding immediately prior to the Acquisition Merger Effective Time shall be assumed and converted into (i) an award covering a number of shares of Surviving Corporation Class A Common Stock (rounded down to the nearest whole number) (such award of restricted shares, “Exchanged RSU Award”) equal to (A) the number of shares of Company Common Stock subject to such award immediately prior to the Acquisition Merger Effective Time, multiplied by (B) the Exchange Ratio and (ii) the contingent right to receive a number of Earnout Shares (with respect to each holder, rounded down to the nearest whole number of Earnout Shares) in accordance with Section 3.03 equal to (A) the number of shares of Company Common Stock subject to such award immediately prior to the Acquisition Merger Effective Time (but excluding any share of Company Common Stock described in clause (vi) of the definition of “Adjusted Company Outstanding Shares”) multiplied by (B) the Per Share Earnout Consideration. Except as specifically provided above, following the Acquisition Merger Effective Time, each Exchanged RSU Award shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding Company RSU Award immediately prior to the Acquisition Merger Effective Time, except to the extent such terms or conditions are rendered inoperative by the Mergers and any related transactions.

(h) On the Acquisition Closing Date at the Acquisition Merger Effective Time, in accordance with the Surviving Corporation Certificate of Incorporation, each share of Surviving Corporation Class B Common Stock that is outstanding immediately prior to the Acquisition Merger Effective Time shall be converted, on a one-for-one basis, into a share of Surviving Corporation Class A Common Stock, subject to subsequent application of the SPAC Founders Stock Letter.

(i) At or prior to the Domestication Merger Effective Time and the Acquisition Merger Effective Time (as applicable), the parties hereto and their respective boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Common Stock pursuant to Section 3.01(c), the treatment of the Company Series C-1 Warrants pursuant to Section 3.01(d), the treatment of the Company Options pursuant to Section 3.01(e), the treatment of the Company Restricted Stock pursuant to Section 3.01(f), the treatment of Company RSU Awards pursuant to Section 3.01(g), the treatment of the

Surviving Corporation Class B Common Stock pursuant to Section 3.01(h) and/or to cause any disposition or acquisition of equity securities of SPAC or the Surviving Corporation pursuant to Section 3.01(a), Section 3.01(c), Section 3.01(d), Section 3.01(e), Section 3.01(f), Section 3.01(g) or Section 3.01(h), or pursuant to the Private Placements, as applicable, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to SPAC or the Surviving Corporation or who will (or is reasonably expected to) become subject to such reporting requirements with respect to the Surviving Corporation to be exempt under Rule 16b-3 under the Exchange Act.

3.02 Exchange of Certificates.

(a) Exchange Agent. Prior to the Acquisition Closing Date, Holdings shall cause to be transferred or deposited into a balance account (or the applicable equivalent), with an exchange agent designated by Holdings and reasonably satisfactory to SPAC (the “Exchange Agent”), for the benefit of the holders of SPAC Class A Ordinary Shares, SPAC Founders Shares, SPAC Units and the Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock and Company Founders Preferred Stock described in Section 3.01(b)), for exchange in accordance with this Article III, the number of shares of Holdings Common Stock sufficient to deliver the aggregate SPAC Consideration and Per Share Consideration payable pursuant to this Agreement (such shares of Holdings Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Holdings shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the SPAC Consideration and the Per Share Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures for Company Stock Evidenced by Certificates; Exchange Procedures for Company Stock, SPAC Class A Ordinary Shares, SPAC Founders Shares and SPAC Units in Book Entry.

(i) As promptly as practicable after the Acquisition Merger Effective Time, if required by the Exchange Agent, Holdings shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Prior to the Acquisition Merger Effective Time, Holdings shall enter into an agreement with the Exchange Agent providing that, following the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (but in no event prior to the Acquisition Merger Effective Time), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and the Exchange Agent shall deliver the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per Share Consideration in accordance with Section 3.01 shall be deemed at all times after the Acquisition Merger Effective Time to represent only the right to receive upon such surrender the applicable Per Share Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(ii) Holdings shall use its reasonable best efforts to cause the Exchange Agent to issue to the holders of the SPAC Class A Ordinary Shares, SPAC Founders Shares, SPAC Units (solely with respect to the portion thereof consisting of SPAC Class A Ordinary Shares) and Company Stock, in each case, represented by book entry, the applicable SPAC Consideration or the applicable Per Share Merger Consideration, as the case may be, in accordance with the provisions of Section 3.01, without such holder being required to deliver a Certificate or Letter of Transmittal to the Exchange Agent.

(c) Distributions with Respect to Unexchanged Certificates. No dividends or other distributions declared or made after the Acquisition Merger Effective Time with respect to the Surviving Corporation Common Stock with a record date after the Acquisition Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Surviving Corporation Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, the Surviving Corporation shall pay or cause to be paid or cause the Exchange Agent to pay to the holder of the shares of Surviving Corporation Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Acquisition Merger Effective Time and theretofore paid with respect to such shares of Surviving Corporation Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Acquisition Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Surviving Corporation Common Stock.

(d) No Further Rights in Company Common Stock. (i) The SPAC Consideration payable upon conversion of the SPAC Class A Ordinary Shares, SPAC Founders Shares and SPAC Units (solely with respect to the portion thereof consisting of SPAC Class A Ordinary Shares) pursuant to Sections 3.01(a) and 3.01(h) in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Class A Ordinary Shares, SPAC Founders Shares and SPAC Units (solely with respect to the portion thereof consisting of SPAC Class A Ordinary Shares), as applicable, and (ii) the Per Share Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock and Company Founders Preferred Stock described in Section 3.01(b)) or pursuant to Section 3.03 in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e) Adjustments to SPAC Consideration and Per Share Consideration. The SPAC Consideration and the Per Share Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Class A Ordinary Shares (prior to the Domestication Merger), SPAC Founders Shares (prior to the Domestication Merger), Surviving Corporation Class A Common Stock (following the Domestication Merger), or the Company Stock occurring on or after the date hereof and prior to the Acquisition Merger Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit SPAC or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Class A Ordinary Shares, SPAC Founders Shares, SPAC Units (solely with respect to the portion thereof consisting of SPAC Class A Ordinary Shares) or Company Stock for one year after the Acquisition Merger Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of SPAC Class A Ordinary Shares, SPAC Founders Shares, SPAC Units (solely with respect to the portion thereof consisting of SPAC Class A Ordinary Shares) or Company Stock, who have not theretofore complied with this Section 3.02 shall thereafter look only to the Surviving Corporation for the applicable SPAC Consideration or applicable Per Share Consideration, as the case may be, other than as provided in Section 3.03. Any portion of the Exchange Fund remaining unclaimed by holders of the SPAC Class A Ordinary Shares, SPAC Founders Shares, SPAC Units (solely with respect to the portion thereof consisting of SPAC Class A Ordinary Shares) or Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, SPAC, the Surviving Corporation or the Surviving Subsidiary Corporation shall be liable to any holder of SPAC Class A Ordinary Shares, SPAC Founders Shares, SPAC Units or Company Stock (including shares of Company Common Stock resulting from the conversion of

Company Preferred Stock and Company Founders Preferred Stock described in Section 3.01(b)) for any Surviving Corporation Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. If the applicable withholding agent intends to withhold any Taxes from any amounts payable to holders of equity interests in the Company (other than with respect to any withholding (i) on amounts treated as compensation for applicable tax purposes or (ii) relating to a failure by the Company to deliver at or prior to the Acquisition Closing, the deliverable contemplated in Section 7.14(c)), the applicable withholding agent shall use reasonable best efforts to provide prior notice of such withholding to the Company as soon as reasonably practicable after it determines withholding is required and shall reasonably cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent that amounts are deducted or withheld consistent with this Section 3.02(h) and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent or, solely in respect of Earnout Shares issuable pursuant to Section 3.03, the Surviving Corporation, will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01 or Section 3.03, as applicable.

(j) Fractional Shares. No certificates or scrip or shares representing fractional shares of Surviving Corporation Common Stock shall be issued upon the exchange of SPAC Class A Ordinary Shares, SPAC Founders Shares, SPAC Units or Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Surviving Corporation or a holder of shares of Surviving Corporation Common Stock. In lieu of any fractional share of Surviving Corporation Common Stock to which any holder of SPAC Class A Ordinary Shares, SPAC Founders Shares, SPAC Units or Company Common Stock, would otherwise be entitled in connection with the payment of the SPAC Consideration or Per Share Merger Consideration, as applicable, the Exchange Agent shall round up or down to the nearest whole share of Surviving Corporation Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.03 Earnout.

(a) Following the Acquisition Closing, as additional consideration for the Company interests acquired in connection with the Acquisition Merger, within five Business Days after the occurrence of a Triggering Event, the Surviving Corporation shall issue or cause to be issued to the Eligible Company Equityholders with respect to such Triggering Event the following shares of Surviving Corporation Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Surviving Corporation Common Stock occurring after the Acquisition Closing) (the “Earnout Shares”) constituting the Per Share Earnout Consideration (which Earnout Shares, for the avoidance of doubt, shall be issued as shares of Surviving Corporation Class X Common Stock to the Company Founder and shares of Surviving Corporation Class A

Common Stock to all other Eligible Company Equityholders), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i) upon the occurrence of Triggering Event I, a one-time issuance of 10,000,000 Earnout Shares;

(ii) upon the occurrence of Triggering Event II, a one-time issuance of 10,000,000 Earnout Shares; and

(iii) upon the occurrence of Triggering Event III, a one-time issuance of 10,000,000 Earnout Shares.

(b) For the avoidance of doubt, the Eligible Company Equityholders with respect to a Triggering Event shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 30,000,000 Earnout Shares pursuant to this Section 3.03.

(c) If, during the Earnout Period, there is a Change of Control pursuant to which the Surviving Corporation or its stockholders have the right to receive consideration implying a value per share of Surviving Corporation Common Stock (as agreed in good faith by the Sponsor and the board of directors of the Surviving Corporation) of:

(i) less than $12.50, then this Section 3.03 shall terminate and no Earnout Shares shall be issuable hereunder;

(ii) greater than or equal to $12.50 but less than $20.00, then, (A) immediately prior to such Change of Control, the Surviving Corporation shall issue 10,000,000 shares of Surviving Corporation Common Stock (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a)) to the Eligible Company Equityholders with respect to the Change of Control, and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder;

(iii) greater than or equal to $20.00 but less than $30.00, then, (A) immediately prior to such Change of Control, the Surviving Corporation shall issue 20,000,000 shares of Surviving Corporation Common Stock (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a)) to the Eligible Company Equityholders with respect to the Change of Control, and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder; or

(iv) greater than or equal to $30.00, then, (A) immediately prior to such Change of Control, the Surviving Corporation shall issue 30,000,000 shares of Surviving Corporation Common Stock (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a)) to the Eligible Company Equityholders with respect to the Change of Control, and (B) thereafter, this Section 3.03 shall terminate and no further Earnout Shares shall be issuable hereunder;

provided, that such shares of Surviving Corporation Common Stock to be issued pursuant to this Section 3.03(c) shall be issued as shares of Surviving Corporation Class X Common Stock to the Company Founder and shares of Surviving Corporation Class A Common Stock to all other Eligible Company Equityholders.

(d) The Surviving Corporation Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III, and in clauses (i), (ii), (iii) and (iv) of Section 3.03(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Surviving Corporation Common Stock occurring after the Acquisition Closing.

(e) At all times during the Earnout Period, the Surviving Corporation shall keep available for issuance a sufficient number of shares of unissued Surviving Corporation Common Stock to permit the Surviving

Corporation to satisfy in full its issuance obligations set forth in this Section 3.03 and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of Surviving Corporation Common Stock if at any time there shall be insufficient unissued Surviving Corporation Common Stock to permit such reservation. In no event will any right to receive Earnout Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent right to receive Earnout Shares take any steps that would render such rights readily marketable.

(f) The Surviving Corporation shall take such actions as are reasonably requested by the Eligible Company Equityholders to evidence the issuances pursuant to this Section 3.03, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of the Surviving Corporation responsible for maintaining such ledger or the applicable registrar or transfer agent of the Surviving Corporation).

(g) During the Earnout Period, the Surviving Corporation shall use reasonable best efforts for the Surviving Corporation to remain listed as a public company on, and for the Surviving Corporation Common Stock (including, when issued, the Earnout Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the shares of Surviving Corporation Common Stock are then listed; provided, however, that subject to Section 3.03(c), the foregoing shall not limit the Surviving Corporation from consummating a Change of Control or entering into a Contract that contemplates a Change of Control.

(h) Notwithstanding anything to the contrary contained herein, the Earnout Shares to be issued to the holders of Company Options, Company Restricted Stock and Company RSU Awards shall be issued at or as soon as practicable following the Acquisition Closing in the form of restricted Surviving Corporation Common Stock pursuant to the Omnibus Incentive Plan (the “Restricted Earnout Shares”). Restricted Earnout Shares shall be issued as shares of Surviving Corporation Class X Common Stock to the Company Founder and as shares of Surviving Corporation Class A Common Stock to all other holders of Company Options, Company Restricted Stock and Company RSU Awards. The number of Restricted Earnout Shares issued with respect to each Company Option, Company Restricted Stock and Company RSU Award shall be equal to (i) (A) 30,000,000, divided by (B) (1) the number of Company Outstanding Shares as of immediately prior to the Acquisition Merger Effective Time, plus (2) the number of shares of Company Restricted Stock that are outstanding immediately prior to the Acquisition Merger Effective Time, plus (3) the number of shares of Company Common Stock issuable upon exercise or settlement of all Company Options (assuming cash settlement of such Company Options) and Company RSU Awards that are outstanding, whether vested or unvested, immediately prior to the Acquisition Merger Effective Time, multiplied by (ii) the aggregate number of shares of Company Common Stock underlying the applicable Company Option, Company Restricted Stock and Company RSU Award. Each Restricted Earnout Share shall be subject to forfeiture, and such forfeiture restrictions shall lapse with respect to a pro rata portion of the Restricted Earnout Shares held by each holder of Restricted Earnout Shares upon the occurrence of a Triggering Event (or on the date on which a Change of Control occurs as described in Section 3.03(c)(ii)-(iv)), but only to the extent that such Restricted Earnout Share would have been issued upon the Triggering Event (or Change of Control) had it instead been issued pursuant to Section 3.03(a)-(c), and upon such lapse of forfeiture the Restricted Earnout Shares shall be treated as issued pursuant to Section 3.03(a)-(c) (as applicable). Restricted Earnout Shares also shall be subject to forfeiture and reallocation to the other holders of Restricted Earnout Shares to the extent the portion of the Company Option, Company Restricted Stock or Company RSU Award to which it relates is not included as an Adjusted Company Outstanding Share with respect to the applicable Triggering Event or Change of Control, it being the intent of this Section 3.03(h) that a Restricted Earnout Share shall vest upon a Triggering Event or Change of Control only to the extent that such Restricted Earnout Share would have been issued upon the Triggering Event (or Change of Control) had it instead been issued pursuant to Section 3.03(a)-(c). Any Restricted Earnout Share that remains subject to forfeiture at the expiration of the Earnout Period shall automatically and without further action be forfeited, and the Eligible Company Equityholder shall have no further right, title or interest in such Restricted Earnout Share. The Restricted Earnout Shares shall be subject to adjustment in accordance with Section 3.03(a), and shall not be entitled to dividends paid with respect to the Surviving Corporation Common Stock during the Earnout Period. If a Restricted Earnout Share is forfeited due to the portion of the Company Option, Company Restricted Stock or Company RSU Award to which it relates failing to be included as an Adjusted Company Outstanding Share with respect to the applicable Triggering Event or Change of Control, such Restricted Earnout Share shall be reallocated on a pro rata basis to the remaining holders of Restricted Earnout Shares but only to the extent necessary to preserve the economic intent of this Section 3.03 with respect to each such holder, subject to the terms and conditions of this Section 3.03(h). Notwithstanding anything to the contrary in this Section 3.03, in no event shall the number of Earnout Shares issued pursuant to pursuant to Section 3.03(a)-(c), together with the number of Restricted Earnout Shares vesting in accordance with this Section 3.03(h), exceed 30,000,000 Earnout Shares.

3.04 Company Closing Statement. Three (3) Business Days prior to the Acquisition Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith (x) a capitalization table containing the information set forth in Section 4.03(a) and, with respect to each holder of Company Options, Company Restricted Stock, Company RSU Awards or Company Warrants, the information set forth on Section 4.03(c) of the Company Disclosure Schedule, in each case, as of the date the Company Closing Statement is delivered to SPAC. From and after delivery of the Company Closing Statement until the Acquisition Closing, the Company shall (i) use reasonable best efforts to cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with SPAC’s review of the Company Closing Statement and (ii) consider in good faith any comments to the Company Closing Statement provided by SPAC, which comments SPAC shall deliver to the Company no later than two (2) Business Days prior to the Acquisition Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

3.05 Stock Transfer Books. At the Acquisition Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Acquisition Merger Effective Time, the holders of Certificates representing Company Stock outstanding immediately prior to the Acquisition Merger Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Acquisition Merger Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be converted into the applicable Per Share Consideration in accordance with the provisions of Section 3.01 and Section 3.03, as applicable.

3.06 Appraisal and Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Acquisition Merger Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Acquisition Merger Effective Time, the right to receive the applicable Per Share Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) Prior to the Acquisition Closing Date, the Company shall give SPAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of SPAC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule (unless such disclosure has sufficient detail on its face that it is reasonably apparent that it relates to another section of this Article IV) or by cross-reference to another section of the Company Disclosure Schedule), the Company hereby represents and warrants to SPAC and Merger Sub as follows:

4.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and Holdings is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.02 Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor Holdings is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 287,921,028 shares of Company Common Stock, 7,493,443 shares of Company Founders Preferred Stock, and 191,560,656 shares of Company Preferred

Stock, consisting of (i) 9,787,845 shares of Company Series Seed Prime Preferred Stock, (ii) 19,738,093 shares of Company Series A Prime Preferred Stock, (iii) 31,466,331 shares of Company Series B Prime Preferred Stock, (iv) 30,108,491 shares of Company Series C Prime Preferred Stock, (v) 27,082,253 shares of Company Series C-1 Prime Preferred Stock, (vi) 33,905,327 shares of Company Series D Prime Preferred Stock, (vii) 741,196 shares of Company Series D-1 Prime Preferred Stock, (viii) 1,231,120 shares of Company Series D-2 Prime Preferred Stock and (ix) 37,500,000 shares of Company Senior Preferred Stock. As of May 7, 2021, (x) 67,059,287 shares of Company Common Stock are issued and outstanding, (xi) 175,997,874 shares of Company Preferred Stock are issued and outstanding, (xii) 4,540,177 shares of Company Founders Preferred Stock are issued and outstanding, (xiii) 9,665,497 shares of Company Series Seed Prime Preferred Stock are issued and outstanding, (xiv) 18,864,346 shares of Company Series A Prime Preferred Stock are issued and outstanding, (xv) 30,380,749 shares of Company Series B Prime Preferred Stock are issued and outstanding, (xvi) 29,151,632 shares of Company Series C Prime Preferred Stock are issued and outstanding, (xvii) 26,219,090 shares of Company Series C-1 Prime Preferred Stock are issued and outstanding, (xviii) 33,858,879 shares of Company Series D Prime Preferred Stock are issued and outstanding, (xix) 74,231 shares of Company Series D-1 Prime Preferred Stock are issued and outstanding, (xx) 1,231,120 shares of Company Series D-2 Prime Preferred Stock are issued and outstanding, (xxi) 26,552,330 shares of Company Senior Preferred Stock are issued and outstanding, (xxii) no shares of Company Common Stock, Company Preferred Stock or Company Founders Preferred Stock are held in the treasury of the Company, (xxiii) 17,151,758 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the 2017 Equity Incentive Plan, (xxiv) 4,786,914 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company RSU Awards granted pursuant to the 2017 Equity Incentive Plan, (xxv) 2,085,101 shares of Company Restricted Stock are outstanding pursuant to the 2017 Equity Incentive Plan, (xxvi) 68,111 shares of Company Series C-1 Prime Preferred Stock are reserved for future issuance pursuant to the Company Warrants, (xxvii) 38,707 shares of Company Series D Prime Preferred Stock are reserved for future issuance pursuant to the Company Warrants, and (xxviii) 5,889,519 shares of Company Senior Preferred Stock are reserved for future issuance pursuant to the Company Warrants. In connection with the Acquisition Closing, each of the Company Warrants (other than the Company Series C-1 Warrants) will be redeemed or net-exercised, as applicable, pursuant to its terms, such that, immediately prior to the Acquisition Merger Effective Time, there will be no Company Warrants outstanding (other than the Company Series C-1 Warrants).

(b) Other than (i) the Company Options set forth on Section 4.03(c) of the Company Disclosure Schedule, (ii) the Company Restricted Stock set forth on Section 4.03(c) of the Company Disclosure Schedule, (iii) the Company RSU Awards set forth on Section 4.03(c) of the Company Disclosure Schedule, (iv) the Company Preferred Stock, (v) the Company Founders Preferred Stock, (vi) the rights provided in the Investors’ Rights Agreement, (vii) outstanding Company Series C-1 Warrants to purchase an aggregate of 68,111 shares of Company Series C-1 Prime Preferred Stock (subject to the exercise or forfeiture of any such Company Series C-1 Warrants following the date of this Agreement), (viii) outstanding Company Series D Warrants to purchase an aggregate of 38,707 shares of Company Series D Prime Preferred Stock (subject to the exercise or forfeiture of any such Company Series C-1 Warrants following the date of this Agreement) and (ix) outstanding Company Senior Preferred Warrants to purchase an aggregate of 5,889,519 shares of Company Senior Preferred Stock (subject to the exercise or forfeiture of any such Company Senior Preferred Warrants following the date of this Agreement) (the warrants described in the forgoing clauses (vii) through (ix), collectively, the “Company Warrants”), there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the

Company or any Company Subsidiary. Except as set forth in the Company Voting Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Stock or any of the equity interests or other securities of the Company.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Option, award of Company Restricted Stock, each Company RSU Awards and Company Warrant outstanding as of May 7, 2021, as applicable: (i) the name of the Company Option, Company RSU Award or Company Restricted Stock recipient or the name of the holder of the Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Option, award of Company Restricted Stock, Company RSU Award or Company Warrant; (iii) the exercise or purchase price of such Company Option, Company Restricted Stock, Company RSU Award or Company Warrant; (iv) the date on which such Company Option, award of Company Restricted Stock, Company RSU Award or Company Warrant was granted; (v) the vesting schedule applicable to such Company Option, Company RSU Award or award of Company Restricted Stock; and (vi) the date on which such Company Option or Company Warrant expires. The Company has made available to SPAC accurate and complete copies of the 2017 Equity Incentive Plan pursuant to which the Company has granted the Company Options or awards of Company Restricted Stock that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options, Company RSU Awards or awards of Company Restricted Stock. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option, Company RSU Award or award of Company Restricted Stock as a result of the proposed transactions herein and (ii) all outstanding Company Stock, all outstanding Company Options, all outstanding shares of Company Restricted Stock, all outstanding Company RSU Awards, all outstanding Company Warrants and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Laws, including, with respect to Company Options, Section 409A of the Code, and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f) As of the date of this Agreement, the authorized capital stock of Holdings consists of 100 shares of common stock, par value $0.000001 per share (the “Holdings Common Stock”). As of the date hereof, 100 shares of Holdings Common Stock are issued and outstanding. All outstanding shares of Holdings Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Company free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Holdings Organizational Documents. The shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock being delivered by Holdings pursuant to Section 3.01(a) and the Per Share Consideration being delivered by Holdings hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Surviving Corporation Organizational Documents.

(g) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(h) Immediately prior to the Acquisition Merger Effective Time, each share of Company Preferred Stock and Company Founders Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into Company Common Stock at the then effective conversion rate as calculated pursuant to the Company Certificate of Incorporation. Section 4.03(h) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock and Company Founders Preferred Stock as calculated pursuant to the Company Certificate of Incorporation. After the Conversion, all of the shares of Company Preferred Stock and Company Founders Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock and Company Founders Preferred Stock shall thereafter cease to have any rights with respect to such securities (other than the right to receive the shares of Company Common Stock issuable pursuant to the Conversion with respect thereto). Subject to and upon receipt of the Requisite Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

4.04 Authority Relative to this Agreement. Each of the Company and Holdings has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by each of the Company and Holdings and the consummation by each of the Company and Holdings of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or Holdings are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Requisite Company Stockholder Approval, which the Written Consent shall satisfy, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Holdings Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and Holdings and, assuming the due authorization, execution and delivery by SPAC and Merger Sub, constitutes a legal, valid and binding obligation of the Company and Holdings, enforceable against the Company and Holdings in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.

4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the Company and Holdings do not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by each of the Company and Holdings will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their property or assets is bound of affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Company and Holdings do not, and the performance of this Agreement by each of the Company and Holdings will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) No class-vote requirements or dissenters’ rights, rights of appraisal or other similar rights under Section 2115 of the Corporations Code of the State of California apply in connection with the Transactions.

4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties in all material respects and to carry on its business in all material respects as it is now being conducted (each, a “Company Permit”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (b) any Company Permit or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their property or assets is bound or affected, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, (x) in the case of clause (a) and (c), have not had, and would not reasonably be expected to have a Company Material Adverse Effect and (y) in the case of clause (b), have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as whole.

4.07 Financial Statements.

(a) Attached as Section 4.07(a) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended (collectively, the “Audited Annual Financial Statements”). The Audited Annual Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 (the “2020 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended (collectively, the “Unaudited Annual Financial Statements” and, together with the Audited Annual Financial Statements, the “Financial Statements”). The Unaudited Annual Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(c) Except as and to the extent set forth on the 2020 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Since January 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

4.08 Business Activities; Absence of Certain Changes or Events.

(a) Holdings was formed solely for the purpose of engaging in the Domestication Merger and is, and will be at all times prior to the Domestication Merger, wholly owned by the Company. Since the date of its incorporation, Holdings has not, and at all times prior to the Domestication Merger Effective Time will not, engage in any activities other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto. Holdings does not have, and prior to the Domestication Merger Effective Time will not have, any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Domestication Merger.

(b) Since December 31, 2020 and on and prior to the date of this Agreement, except as otherwise reflected in the Unaudited Annual Financial Statements or as expressly contemplated by this Agreement, (i) the

Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, other than due to any actions taken due to COVID-19 Measures, (ii) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including material Company-Owned IP) other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business consistent with past practice, (iii) there has not been a Company Material Adverse Effect, and (iv) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b)(ii), Section 6.01(b)(v), Section 6.01(b)(vii), Section 6.01(b)(viii), Section 6.01(b)(xii), Section 6.01(b)(xiii), Section 6.01(b)(xiv), Section 6.01(b)(xviii), Section 6.01(b)(xix), Section 6.01(b)(xx) and, only with respect to the covenants in each of the foregoing subsections of Section 6.01(b), Section 6.01(b)(xxii).

4.09 Absence of Litigation. (a) There is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, in each case, that (i) as of the date of this Agreement, would reasonably be expected to involve an amount in controversy (not counting insurance deductibles) in excess of $250,000 individually or (ii) as of the Acquisition Closing, would reasonably be expected to have a Company Material Adverse Effect and (b) neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former Service Provider or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (whether or not disclosed on Section 4.10(a) of the Company Disclosure Schedule, collectively, the “Plans”); provided that Section 4.10(a) of the Company Disclosure Schedule shall not include (i) any employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the form(s) made available to SPAC, and (ii) any at-will contract or agreement that permit(s) termination of employment or service: (x) by the Company or a Company Subsidiary with no more than thirty (30) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary.

(b) With respect to each material Plan subject to the laws of the United States, the Company has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has, as of the date hereof, any express commitment to modify, change or terminate a Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of

Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to provide any Service Provider with separation pay, severance, termination or similar benefits to any person as a result of the consummation of any Transaction contemplated by this Agreement, nor will the consummation of any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Service Provider. The consummation of the Transactions contemplated hereby could not reasonably be expected to be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary to any Service Provider being characterized as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical to any current or former Service Provider after termination of employment or service, except as (i) may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law (“COBRA”), (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) with respect to reimbursement of COBRA premiums.

(f) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) each Plan is and has been within the past six (6) years in compliance in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) the Company and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan, and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable event (within the meaning of Section 4043 of ERISA) with respect to any Plan that, in any case, would reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, there have been no acts or omissions by the Company or any ERISA Affiliate thereof that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any such ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

(j) Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been during the past three years in compliance with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such liability for penalties or excise Taxes under Code Sections 4980D or 4980H or any other provision of the PPACA.

(k) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(l) The Company and its ERISA Affiliates have timely made all contributions and satisfied all obligations with respect to any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority covering current or former Service Providers, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

4.11 Labor and Employment Matters.

(a) The Company has made available to SPAC a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position and location of employment; (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (iv) commission, bonus or other incentive-based compensation eligibility.

(b) No employee or other Service Provider of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees with respect to their employment with the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2018 there have not been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or other Service Providers or the Company or any Company Subsidiaries and there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees or other Service Providers and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees or other Service Providers.

(c) Except as set forth on Schedule 4.11(c) of the Company Disclosure Schedule, there are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees or other Service Providers.

(d) The Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints)

and occupational safety and health requirements. Each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Acquisition Closing will have been paid) all material wages, bonuses, compensation and other sums owed and due to such individual as of such date.

4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property in respect of which the Company or any Company Subsidiary is required to make payments in excess of $15,000 per month, and sets forth a list, as of the date of this Agreement, of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property and pursuant to which the Company or any Company Subsidiary is required to make payments in excess of $15,000 per month (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and (i) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Other than due to any actions taken due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.13 Intellectual Property.

(a) Section 4.13 of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) agreements for unmodified, commercially available, “off-the-shelf” Software, (B) commercially available service agreements to Business Systems, (C) agreements with employees or contractors of the Company that contain customary licenses related to use “background IP” or “pre-existing IP” incorporated by such employees or contractors into work product developed for the Company, (D) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (E) feedback and similar licenses that are not material to the business); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any

Company Subsidiary as currently conducted or as contemplated to be conducted as of the date hereof. To the Company’s knowledge, the Company IP is sufficient in all material respects for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(b) Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, the Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement). All Registered Intellectual Property constituting Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary. To the knowledge of the Company, neither the Company nor any Company Subsidiary has disclosed any trade secrets or other material Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than (i) pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or (ii) intentionally in the ordinary course of business, through marketing materials made available by the Company or a Company Subsidiary, which such marketing materials do not contain trade secrets of the Company or any Company Subsidiary or any other sensitive or proprietary information of the Company or any Company Subsidiary.

(d) Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, (i) Since January 1, 2018, there have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP (other than office actions received from the US Patent and Trademark Office and its foreign counterparts in the course of registering any Company-Owned IP), or (B) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) (has not and does not infringe, misappropriate or violate such Intellectual Property of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) since January 1, 2018, neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, all persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries substantially in the form(s) made available to Merger Sub or SPAC and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) The Company and Company Subsidiaries do not use and have not used any Open Source Software in a manner that would obligate the Company to license or provide the source code to any of the Software constituting Company-Owned IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Software constituting Company-Owned IP at no or minimum charge.

(g) Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures designed to (i) provide continuous monitoring and alerting of any problems or issues with the Business Systems owned by the Company and the Company Subsidiaries, and (ii) monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems owned by the Company and the Company Subsidiaries. There has not been any material failure with respect to any of the Business Systems that has materially disrupted the business of the Company or has caused a widespread outage of the Products for any period of time.

(h) The Company and each of the Company Subsidiaries since January 1, 2018, have complied in all material respects with: (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable external privacy policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) all contractual commitments that the Company or any Company Subsidiary has entered into with respect to privacy and/or data security, and (iv) PCI DSS (collectively, the “Data Security Requirements”). The Company does not sell Personal Information (as contemplated by the CCPA). The Company’s and the Company Subsidiaries’ employees receive reasonable training on information security issues to the extent required by Privacy/Data Security Laws. To the Company’s knowledge, there are no Disabling Devices in any of the Business Systems or Product components. Since January 1, 2018 to the date hereof, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any material data security breaches, material unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption or alteration of any Business Data or Personal Information or (y) received written notice of any audits, proceedings or investigations by any Governmental Authority, or received any written claims or complaints regarding the collection, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements. Neither the Company nor any of the Company Subsidiaries has provided or, to the Company’s knowledge, been legally required to provide any notice to data owners in connection with any unauthorized access, use or disclosure or other processing of Personal Information.

(i) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, and (ii) with respect to Business Data that does not constitute Company-Owned IP, has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Acquisition Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Surviving Corporation, the Surviving Subsidiary Corporation or such Company Subsidiaries, as applicable, from receiving or using Personal Information or other Business Data after the Acquisition Closing Date, in the same manner in which the Company or such Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Acquisition Closing Date.

(j) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

4.14 Taxes.

(a) The Company and the Company Subsidiaries: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the Financial Statements, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than (i) an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes, or (ii) an agreement among only the Company and the Company Subsidiaries.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Acquisition Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Acquisition Closing; or (v) prepaid amount received prior to the Acquisition Closing outside the ordinary course of business.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent or of which the Company and the Company Subsidiaries are the only members).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g) Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for material Taxes.

(k) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(l) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Neither the Company nor any Company Subsidiary: (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to material Taxation in such jurisdiction.

(o) Section 4.14(o) of the Company Disclosure Schedule sets forth with respect to each Company Subsidiary, (A) the country in which it is organized and (B) its tax classification for U.S. federal income tax purposes.

(p) As of the date hereof, to the knowledge of the Company, there are no current facts or circumstances that could reasonably be expected to prevent or impede (i) the Domestication Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither the Company nor any Company Subsidiary has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede (i) the Domestication Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since January 1, 2018, nor is it in violation of, applicable Environmental Law, including all material registration, recordkeeping, and other obligations required to generate, hold, trade, and sell Environmental Attributes; (b) to the Company’s knowledge, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company and under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, except in each case of the foregoing as would not reasonably be expected to have a Company Material Adverse Effect. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or bound (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $1,000,000, in the aggregate, over any 12-month period;

(ii) all contracts and agreements with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $1,000,000, in the aggregate, over any 12-month period;

(iii) all management contracts (excluding contracts for employment) and contracts with other consultants, in each case, with compensation paid or payable by the Company or any Company Subsidiary of more than $100,000, in the aggregate, over any 12-month period;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $1,000,000, in the aggregate, over any 12-month period;

(v) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi) all contracts and agreements evidencing indebtedness for borrowed money and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person, in each case, in an amount greater than $1,000,000;

(vii) all partnership, joint venture or similar agreements (excluding any partnership agreement or similar agreement of any wholly-owned Company Subsidiary);

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party that involve payments by the Company or any Company Subsidiaries in excess of $500,000, in the aggregate, over any 12-month period;

(ix) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xi) all contracts and agreements relating to the purchase of engineering or design services that involve more than $1,000,000, other than those contracts and agreements under which no further services are due;

(xii) all leases or master leases of personal property reasonably likely to result in annual payments of $1,000,000 or more in a 12-month period;

(xiii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xiv) all contracts which involve the license or grant of rights by the Company or any Company Subsidiary to a third party of material Company-Owned IP other than (A) agreements with contractors of the Company or any Company Subsidiary to use Company-Owned IP to the extent necessary for such contractor’s performance of services for the Company or any Company Subsidiary, (B) non-exclusive licenses granted to Company’s customers in the ordinary course, (C) non-disclosure agreements entered into in the ordinary course or (D) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including contracts that include an incidental license to use the trademarks of the Company for marketing or advertising purposes;

(xv) all contracts or agreements under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xvi) all agreements for the development of material Company-Owned IP that is embodied in or distributed with a Product or otherwise material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and consulting agreements entered into on the Company’s standard forms of such agreements made available to SPAC);

(xvii) all contracts and agreements that relate to the direct or indirect acquisition or the disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise) in each case, involving payments of $1,000,000 or more, other than contracts and agreements in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(xviii) all contracts and agreements relating to a Company Interested Party Transaction; and

(xix) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $1,000,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any notice or claim of any such breach, violation or default under any such Material Contract, in each case of the foregoing except for any such conflicts, breaches, defaults or other occurrences which would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company has made available to SPAC true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

4.17 Customers, Vendors and Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth (i) the top ten (10) customers of the Company for the 12-month period ended December 31, 2020 (based upon aggregate consideration paid to the Company for goods or services rendered since December 31, 2020) (collectively, the “Material Customers”), (ii) fleet managers of the Company that received payment from the Company or any Company Subsidiary in excess of $200,000 in the aggregate for the 12-month period ended December 31, 2020 (collectively, the “Material Fleet Managers”) and (ii) the top ten (10) suppliers of the Company for the 12-month period ended December 31, 2020 (based upon the aggregate consideration paid by the Company for goods or services rendered for the 12-month period ended December 31, 2020) (collectively, the “Material Suppliers”). To the knowledge of the Company as of the date of this Agreement, there is no present intent, and the Company has not received written notice that, any Material Customer, Material Fleet Manager or Material Supplier will discontinue or materially alter its relationship with the Company.

4.18 Insurance.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer and the principal insured, (ii) the policy number and the policy type, (iii) the period and limits of coverage and (iv) the premium most recently charged.

(b) Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, with respect to each material insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, nor has there been any failure to give notice of or present any claim under such policies in a due and timely fashion; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) all deductible or self-insured retention amounts, as applicable, are commercially reasonable and (v) neither the Company nor any of the Company Subsidiaries has received any disclaimer of coverage, other than reservation rights notices received in the ordinary course of business.

(c) The Company maintains, and has maintained, since February 1, 2019, insurance policies and coverage in such amounts and against such risk (i) as is reasonable and customary, (ii) as is sufficient for compliance with all contracts to which the Company or any Company Subsidiary is a party or by which it is bound, (iii) as is sufficient for compliance with all applicable Laws, and (iv) as is sufficient to cover the expected liabilities of the Company and the Company Subsidiaries.

4.19 Board Approval; Vote Required.

(a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (i) determined that this Agreement and the Transactions (including the Mergers) are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement and the Transactions (including the Mergers) and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s stockholders. The Requisite Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

(b) The Holdings Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Domestication Merger are fair to, and in the best interests of, Holdings and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions (including the Domestication Merger and the Private Placements) and declared their advisability, and (iii) recommended that the sole stockholder of Holdings approve and adopt this Agreement and approve the Transactions (including the Domestication Merger and the Private Placements) and directed that this Agreement and the Transactions (including the Domestication Merger and the Private Placements) be submitted for consideration by the sole stockholder of Holdings. The only votes of the holders of any class or series of capital stock or membership interests of Holdings that are necessary to approve this Agreement, the Domestication Merger and the other Transactions is the affirmative vote of the sole stockholder of Holdings Common Stock.

4.20 Certain Business Practices.

(a) Since January 1, 2017, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) Since January 1, 2017, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and since January 1, 2017, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

4.21 Interested Party Transactions; Side Letter Agreements.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any Material Customer, Material Fleet Manager or Material Supplier, (ii), a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (iii) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that for clarity, no disclosure shall be required under this Section 4.21 with respect to any matter set forth in the foregoing clauses (i) through (iii) involving any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such disclosure would be required pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.) The Company and the Company Subsidiaries have not, since January 1, 2018, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director, officer or other affiliate of the Company or any of the Company Subsidiaries.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights (collectively, the “Side Letter Agreements”).

(c) Effective as of the Acquisition Closing, the Company Voting Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and, except as set forth on Section 4.21(c) of the Company Disclosure Schedule, each Side Letter Agreement shall each terminate pursuant to their terms and shall be of no further force or effect.

4.22 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.23 Brokers. Except for Credit Suisse Securities (USA) LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or Holdings. The Company has provided SPAC with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Credit Suisse Securities (USA) LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

4.24 Product Warranty; Products Liability.

(a) To the knowledge of the Company, all of the Products conform with all applicable contractual commitments and express and implied warranties in all material respects. To the knowledge of the Company, all Products comply with all industry and trade association standards and legal requirements, if any, applicable to such Products, including consumer product, manufacturing, labeling, quality and safety Laws of the United States and each state in which the Company or any Company Subsidiary makes the Products available and each other jurisdiction (including foreign jurisdictions) in which the Company or any Company Subsidiary makes the Products available, in each case directly or indirectly through any reseller or distributor, in each case other than those that, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect. None of the Products currently offered by the Company or in use has been subject to a recall and, to the knowledge of the Company, no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a recall, in each case, except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole.

(b) There are no existing or, to the Company’s knowledge, threatened product liability claims against the Company for Products which are defective and, to the Company’s knowledge, no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a product liability claim against the Company for Products currently offered by the Company or in use which are defective, in each case, except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole. The Company has not received any Governmental Order stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority.

4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to Section 8.02(c), each of the Company and Holdings hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, Holdings, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company or Holdings, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company or Holdings pursuant to this Agreement, none of the Company, Holdings nor any other person on behalf of the Company or Holdings has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in the SPAC SEC Reports or SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)) and assuming the truth and correctness of the representations and warranties of the Company set forth in Article IV solely with respect to Holdings, SPAC hereby represents and warrants to the Company and Holdings as follows:

5.01 Corporate Organization.

(a) Except to the extent expressly contemplated by the Transactions (including the Domestication Merger), each of SPAC and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except to the extent expressly contemplated by the Transactions (including the Domestication Merger), each of SPAC and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Merger Sub is the only subsidiary of SPAC. Except for Merger Sub, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

5.02 Organizational Documents. As of the date hereof, each of SPAC and Merger Sub has furnished to the Company complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents. Except to the extent expressly contemplated by the Transactions (including the Domestication Merger), the SPAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither SPAC nor Merger Sub is in violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents.

5.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Founders Shares and (iii) 5,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (iv) 31,625,000 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (v) 7,906,250 SPAC Founders Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (vi) no SPAC Class A Ordinary Shares or SPAC Founders Shares are held in the treasury of SPAC, (vii) 11,875,000 SPAC Warrants are issued and outstanding, and (viii) 11,875,000 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Prior to the Domestication Merger, each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 10,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding SPAC Units, SPAC Class A Ordinary Shares, SPAC Founders Shares and SPAC Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(d) Except for the Subscription Agreements, this Agreement, the SPAC Warrants (including any SPAC Warrants issued as repayment for any loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions) and the SPAC Founders Shares, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. All shares of Surviving Corporation Class A Common Stock and Surviving Corporation Class B Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement and the SPAC Founders Stock Letter, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Class A Ordinary Shares (or, following the Domestication Merger, shares of Surviving Corporation Class A Common Stock) or any of the equity interests or other securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants and pursuant to the SPAC Founders Stock Letter, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Class A Ordinary Shares (or, following the Domestication Merger, shares of Surviving Corporation Class A Common Stock). There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04 Authority Relative to This Agreement. Each of SPAC and Merger Sub have all necessary corporate or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC and Merger Sub and the consummation by each of SPAC and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Domestication Merger, the approval of the holders of two thirds of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and the Companies Act and (b) with respect to the other Transactions, the approval of the holders of a majority of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting,. This Agreement has been duly and validly executed and delivered by SPAC and Merger Sub and constitutes a legal, valid and binding obligation of SPAC or Merger Sub, enforceable against SPAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the SPAC Organizational Documents shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions.

5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC or Merger Sub is a party or by which each of SPAC or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Merger Sub from performing its material obligations under this Agreement.

5.06 Compliance. Neither SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or Merger Sub or by which any property or asset of SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or Merger Sub is a party or by which SPAC or Merger Sub or any property or asset of SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 7, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c) Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of SPAC’s and Merger Sub’s business.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither SPAC (including, to the knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any fraud that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (ii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(g) As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(h) Notwithstanding anything to the contrary in this Section 5.07, no representation or warranty is made in this Agreement as to the accounting treatment of the SPAC Warrants.

5.08 Business Activities; Absence of Certain Changes or Events.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Except for this Agreement and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the Merger Sub Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon the Merger Sub or to which the Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(d) Merger Sub does not own or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(e) Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Acquisition Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(f) Since January 7, 2021 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) SPAC has conducted its business in all material respects in the ordinary course, other than due to any actions taken due to any COVID-19 Measures, (ii) SPAC has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been a SPAC Material Adverse Effect, and (iv) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

5.09 Absence of Litigation. (a) As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental

Authority, and (b) as of the Acquisition Closing, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority that would reasonably be expected to have a SPAC Material Adverse Effect. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called quorate and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Mergers) are fair to and in the best interests of SPAC, (ii) approved and adopted this Agreement and the Transactions (including the Mergers and the Private Placements) and declared their advisability, (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions (including the Mergers and Private Placements), and directed that this Agreement and the Transactions (including the Mergers and the Private Placements), be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Domestication Merger is the affirmative vote of the holders of two thirds of the outstanding SPAC Class A Ordinary Shares who, being eligible to do so, attend and vote at the SPAC Shareholders’ Meeting and to approve the other Transactions is the affirmative vote of the holders of a majority of the then-outstanding SPAC Class A Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting.

(c) The Merger Sub Board, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Acquisition Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions (including the Acquisition Merger) and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Acquisition Merger) and directed that this Agreement and the Transactions (including the Acquisition Merger) be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only votes of the holders of any class or series of capital stock or membership interests of Merger Sub that are necessary to approve this Agreement, the Acquisition Merger and the other Transactions are the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

5.12 Brokers. Except for Goldman Sachs & Co. LLC and Credit Suisse Securities (USA) LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or Merger Sub. SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with Goldman Sachs & Co. LLC and Credit Suisse Securities (USA) LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

5.13 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $316,250,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $11,068,750 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of January 7, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their Surviving Corporation Class A Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Acquisition Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Acquisition Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Acquisition Merger Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of SPAC who shall have exercised their Redemption Rights, (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Mergers. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Acquisition Merger Effective Time.

5.14 Employees. SPAC and Merger Sub each have no (and have not at any point had any) employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any Person who is or has been an employee of or independent contractor to SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such Person or (ii) result in forgiveness of indebtedness with respect to any employee of SPAC.

5.15 Taxes.

(a) SPAC and Merger Sub: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the financial statements contained in the SPAC SEC Reports , and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b) Neither SPAC nor Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) Neither SPAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Acquisition Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Acquisition Closing; or (v) prepaid amount received prior to the Acquisition Closing outside the ordinary course of business.

(d) Each of SPAC and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) Neither SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is the common parent).

(f) Neither SPAC nor Merger Sub has any material liability for the Taxes of any person (other than SPAC or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g) Neither SPAC nor Merger Sub has (i) any request for a material ruling in respect of Taxes pending between SPAC or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h) Neither SPAC nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither SPAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of SPAC, has threatened to assert against SPAC or Merger Sub any deficiency or claim for material Taxes.

(k) There are no Tax liens upon any assets of SPAC or Merger Sub except for Permitted Liens.

(l) Neither SPAC nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Neither SPAC nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither SPAC nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which SPAC or Merger Sub does not file Tax Returns stating that SPAC or Merger Sub (as applicable) is or may be subject to material Taxation in such jurisdiction.

(o) SPAC has no Subsidiaries (and has not had any Subsidiary) other than Merger Sub.

(p) As of the date hereof, to the knowledge of the SPAC, there are no current facts or circumstances that could reasonably be expected to prevent or impede (i) the Domestication Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither SPAC, nor Merger Sub has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede (i) the Domestication Merger from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.16 Registration and Listing. As of the date hereof, the issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SWBK.U,” the issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SWBK,” and the issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SWBK.WS.” SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. As of the date hereof, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares or SPAC Warrants or terminate the listing of SPAC on the New York Stock Exchange. As of the date hereof, none of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares or the SPAC Warrants under the Exchange Act.

5.17 Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.

5.18 Intellectual Property. Neither SPAC nor Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. To the knowledge of SPAC, neither SPAC nor Merger Sub infringes, misappropriates or violates any Intellectual Property of any other Person.

5.19 Agreements; Contracts and Commitments.

(a) Section 5.19 of the SPAC Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC or Merger Sub is party, including contracts by and among SPAC or Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of such parties (the “SPAC Material Contracts”), on the other hand, other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.

(b) Neither SPAC nor, to the knowledge of SPAC, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any SPAC Material Contract.

5.20 Title to Property. Neither SPAC nor Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which SPAC or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

5.21 Investment Company Act. Neither SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.22 Private Placements.

(a) As of the date hereof, (i) SPAC has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by SPAC with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Investment Amount; (ii) to the knowledge of SPAC, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect (it being understood that a change of or to one or more entities or individuals with respect to a PIPE Investor shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by SPAC; (iii) each Subscription Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each PIPE Investor, and neither the execution or delivery by SPAC thereto nor the performance of SPAC’s obligations under any such Subscription Agreement violates any Laws; (iv) there are no other agreements, side letters, or arrangements between SPAC and any PIPE Investor relating to any Subscription Agreement that would affect the obligation of such PIPE Investor to contribute to the SPAC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor, and SPAC does not know of any facts or circumstances that would result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to SPAC, on the Acquisition Closing Date; and (v) no event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of SPAC under any term or condition of any Subscription Agreement and SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.

(b) No fees, consideration (other than Surviving Corporation Class A Common Stock issued in connection with the PIPE Investment Amount) or other discounts are payable or have been agreed by SPAC (including, from and after the Acquisition Closing, the Company and Merger Sub) to any PIPE Investor in respect of its portion of the PIPE Investment Amount.

5.23 SPAC’s and Merger Sub’s Investigation and Reliance. Each of SPAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the

Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(c). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. SPAC and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

5.24 SPAC Founders Stock Letter. SPAC has delivered to the Company a true, correct and complete copy of the SPAC Founders Stock Letter. No withdrawal, termination, amendment or modification of the SPAC Founders Stock Letter is contemplated by SPAC and, to the knowledge of SPAC, the SPAC Founders Stock Letter is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect. The SPAC Founders Stock Letter is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the other SPAC Founder Shareholders. To the knowledge of SPAC, neither the execution nor delivery by the SPAC Founder Shareholders of, nor the performance of any of the SPAC Founder Shareholders’ obligations under, the SPAC Founders Stock Letter violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law (other than as required under applicable securities laws and as otherwise contemplated herein or in the other Transaction Documents). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the SPAC Founders Stock Letter.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

6.01 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, and (iii) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business (taking into account recent past practice in light of COVID-19, including COVID-19 Measures by the Company taken prior to the date hereof); provided that any action taken, or omitted to be taken, that is required by applicable Law (including COVID-19 Measures) shall be deemed to be in the ordinary course of business; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations in all material respects.

(b) By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, and (iii) required by applicable Law (including COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of the Company or Holdings;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or Holdings (other than the Mergers);

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, provided that (1) the exercise or settlement of any Company Options, Company RSU Awards or Company Warrants in effect on the date of this Agreement and (2) the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock, Company Founders Preferred Stock and the Company Warrants, in each case, in effect on the date of this Agreement, in each case, shall not require the consent of SPAC; or (B) any material assets of the Company or any Company Subsidiary, except for (1) dispositions of obsolete or worthless equipment and (2) transactions among the Company and the Company Subsidiaries or among the Company Subsidiaries and (3) the sale or provision of good or services to customers in the ordinary course of business;

(iv) acquire any equity interest in, or enter into a joint venture with, any other entity (excluding, for the avoidance of doubt, any wholly owned Company Subsidiary);

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than acquisitions of any such capital stock or other Company securities in connection with the exercise of Company Options, settlement of Company RSU Awards or the forfeiture of Company Restricted Stock;

(vii) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $500,000 individually or $1,000,000 in the aggregate; or (B) incur any indebtedness for borrowed money having a principal or stated amount in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets, except for (i) advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of the Company or the Company Subsidiaries not to exceed $1,000,000 and (ii) any such indebtedness among the Company and any wholly-owned Company Subsidiary or among wholly-owned Company Subsidiaries;

(viii) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each case, in excess of $1,000,000, individually or in the aggregate, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) advances to employees or officers of the Company or any Company Subsidiaries in the ordinary course of business, (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business or (C) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business;

(ix) make any material capital expenditures (or commit to making any capital expenditures) in excess of $20,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to SPAC;

(x) acquire any fee interest in real property;

(xi) except as required by applicable Law or the terms of any existing Plans as in effect on the date hereof, (A) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former Service Provider (other than executive officers), except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider (other than executive officers) (and any corresponding bonus opportunity increases); (B) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business with new hires permitted pursuant to subsection (E) below); (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Company Options, Company RSU Awards or awards of Company Restricted Stock; (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of Company employees; (E) hire any new employees of the Company or any Company Subsidiary unless (1) necessary to replace an employee whose employment has ended, as permitted hereunder (and in which case such hiring shall be on terms substantially similar to the terms applicable to the employment of the employee being replaced) or (2) such employees are hired with an annual base salary below $300,000; or (F) terminate the employment of any employee with an annual base salary at or above $300,000, other than any such termination for cause or due to death or disability; except that, in each case and without limiting the generality of the foregoing subclauses (A)–(F), the Company may (1) take action as required under any Plan or other employment or consulting agreement (or offer letter) in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business and (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans applicable to employees with an annual base salary below $300,000;

(xii) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by this Agreement or the Transactions or (B) required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xiii) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, in each case that is reasonably likely to result in an increase to tax liability, which increase is material to the Company and the Company Subsidiaries taken as a whole;

(xiv) (A) materially amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of, any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, in each case of the foregoing, except in the ordinary course of business consistent with past practice;

(xv) fail to use reasonable efforts to protect the confidentiality of any material trade secrets constituting Company-Owned IP;

(xvi) enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products, which such Intellectual Property would be owned by a third party;

(xvii) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in material items of Company-Owned IP;

(xviii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate, in each case in excess of insurance proceeds;

(xix) enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xx) voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties or change coverage in a manner materially detrimental to the Company and the Company Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company Subsidiaries;

(xxi) fail to use reasonable best efforts to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xxii) enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law (including any COVID-19 Measures), and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Acquisition Closing Date. Prior to the Acquisition Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02 Conduct of Business by SPAC and Merger Sub Pending the Mergers. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and except as required by applicable Law, SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Acquisition Merger Effective Time, unless the Company shall otherwise consent in writing

(which consent shall not be unreasonably withheld, conditioned or delayed), SPAC shall use reasonable best efforts to, and shall cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and as required by applicable Law, neither SPAC nor Merger Sub shall, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change the SPAC Organizational Documents, the Merger Sub Organizational Documents or form any subsidiary of SPAC other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Class A Ordinary Shares (prior to the Domestication Merger), Surviving Corporation Class A Common Stock (following the Domestication Merger) or SPAC Warrants except for redemptions from the Trust Fund and conversion of the SPAC Founders Shares that are required pursuant to the SPAC Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SPAC or Merger Sub, except in connection with conversion of the Surviving Corporation Class B Common Stock pursuant to the SPAC Organizational Documents, except in connection with a loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business or except a loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, in each case that is reasonably likely to result in an increase to a Tax liability, which increase is material to the SPAC and Merger Sub taken as a whole;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or Merger Sub;

(j) amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(k) (i) hire any employee or (ii) adopt or enter into any Employee Benefit Plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by SPAC)); or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law. Prior to the Acquisition Closing Date, each of the Company and SPAC shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Acquisition Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Merger Sub or any other person (a) for legal relief against monies or other assets of SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or (b) for damages for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (x) sale of 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (y) sale of 15% or more of the outstanding capital stock of the Company or one or more Company Subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or (z) merger, consolidation, liquidation, dissolution or similar transaction involving the Company or one or more of the Company Subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in each case, other than with SPAC and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each special purpose acquisition corporation that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company prior to the date hereof.

(b) From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify SPAC promptly after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep SPAC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c) If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, each of SPAC and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or respond to or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving SPAC and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “SPAC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a SPAC Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any SPAC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of SPAC and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any SPAC Alternative Transaction; provided, however, for the avoidance of doubt, nothing in this Section 7.01 shall limit the rights of any affiliate of SPAC, including Sponsor, or any of its Representatives with respect to any transaction involving any person (other than SPAC) and any corporation, partnership or other business organization (other than the Company). The parties agree that any violation of the restrictions set forth in this Section 7.01 by SPAC or Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by SPAC and Merger Sub.

(e) From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, SPAC shall notify the Company promptly after receipt by SPAC or any of its Representatives of any inquiry or proposal with respect to a SPAC Alternative Transaction, any inquiry that would reasonably be expected to lead to a SPAC Alternative Transaction or any request for non-public information relating to SPAC or for access to the business, properties, assets, personnel, books or records of SPAC by any third party, in each case that is related to an inquiry or proposal with respect to a SPAC Alternative Transaction. In such notice, SPAC shall identify the third party making any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. SPAC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f) If SPAC or any of its Representatives receives any inquiry or proposal with respect to a SPAC Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, then SPAC shall promptly notify such person in writing that SPAC is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

7.02 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, (i) SPAC and Holdings (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC mutually acceptable materials which shall include a proxy statement / prospectus containing a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) to be filed with the SEC as part of the Registration Statement and sent to the SPAC’s shareholders relating to the meeting of SPAC’s shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held to consider (A) approval and adoption of this Agreement and the Mergers and the other Transactions contemplated by this Agreement, including the adoption of the Surviving Corporation Organizational Documents, in the forms attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by SPAC and the Company) effective as of the Domestication Merger Effective Time and any separate or unbundled proposals as are required to implement the foregoing, (B) approval of the issuance of Surviving Corporation Common Stock as contemplated by this Agreement and the Subscription Agreements, (C) approval and adoption of the Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”) and the ESPP (the “ESPP Proposal”), (D) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, and (E) any other proposals the parties deem necessary to effectuate the Mergers (clauses (A), (B), (C), (D) and (E) collectively, the “Required SPAC Proposals”), and (ii) the Company, Holdings and SPAC shall jointly prepare and Holdings shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Assumed SPAC Warrants (and the Surviving Corporation Class A Common Stock issuable upon exercise thereof) and the shares of Surviving Corporation Common Stock to be issued or issuable in the Mergers to the shareholders of SPAC as of immediately prior to the Domestication Merger Effective Time and the stockholders of the Company pursuant to this Agreement. Each of the Company, Holdings and SPAC shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials. SPAC, the Company and Holdings each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all actions necessary to cause the Merger Materials to be mailed to its shareholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company, Holdings and SPAC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, SPAC (i) agrees to promptly provide Holdings with all information concerning the business, management, operations and financial condition of the SPAC and its Subsidiaries, in each case, reasonably requested by Holdings for inclusion in the Merger Materials and (ii) shall cause the officers and employees of SPAC and its Subsidiaries to be reasonably available to the Company, Holdings and their counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

(b) No filing of, or amendment or supplement to the Merger Materials will be made by Holdings or SPAC without the approval of SPAC or the Company, respectively (such approval not to be unreasonably withheld, conditioned or delayed). Holdings will advise SPAC, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Surviving Corporation Common Stock to be issued or issuable in the Mergers to the shareholders of SPAC as of immediately prior to the Domestication Merger Effective Time, the PIPE Investors and the stockholders of the Company pursuant to this Agreement. Holdings will advise SPAC, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply SPAC with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Holdings or SPAC without the prior consent of SPAC or the Company, respectively (such consent not to be unreasonably withheld, conditioned or delayed), and without providing SPAC or the Company, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) SPAC represents that the information supplied by SPAC for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to SPAC or Merger Sub, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Merger Materials, SPAC shall promptly inform the Company.

(d) The Company and Holdings each represents that the information supplied by it for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform SPAC.

(e) Prior to distributing materials to be provided to the stockholders of the Company in connection with soliciting consent from such persons to the Transactions contemplated by this Agreement, the Company shall provide a draft copy of such materials to SPAC and shall consider in good faith any comments or suggested changes that SPAC proposes with respect to such materials.

7.03 Company Stockholder Approval; Holdings Stockholder Approval. The Company shall (i) obtain and deliver to SPAC, the Requisite Company Stockholder Approval, (A) in the form of a written consent attached hereto as Exhibit D (the “Written Consent”) executed by each of the Key Company Stockholders (pursuant to the Stockholder Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within five (5) Business Days after the Registration Statement is declared effective, and (B) in accordance with the terms and subject to the conditions of the Company’s certificate of incorporation and bylaws and other organizational documents, and (ii) take all other action necessary or advisable to secure the Requisite Company Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto. If the Company fails to deliver the Written Consent to SPAC within five (5) Business Days of the Registration Statement becoming effective (a “Written Consent Failure”), SPAC shall have the right to terminate this Agreement as set forth in Section 9.01(e). Promptly following the execution of this Agreement, the Company shall approve and adopt this Agreement and approve the Domestication Merger and the other Transactions as the sole stockholder of Holdings.

7.04 SPAC Shareholders’ Meeting; Merger Sub Stockholder’s Approval.

(a) SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Required SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that SPAC may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the SPAC Shareholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the SPAC Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Required SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.09. SPAC shall use its reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Required SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The SPAC Board shall recommend to its shareholders that they approve the Required SPAC Proposals (the “SPAC Recommendation”) and shall include the SPAC Recommendation in the Proxy Statement. Neither the SPAC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the SPAC Recommendation, or fail to include the SPAC Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any SPAC Alternative Transaction.

(b) Notwithstanding (i) the making of any inquiry or proposal with respect to a SPAC Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall SPAC or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or terminate this Agreement in connection therewith and (B) SPAC and Merger Sub shall otherwise remain subject to the terms of this Agreement, including SPAC’s obligation to use reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting in accordance with Section 7.04(a).

(c) Promptly following the execution of this Agreement, SPAC shall approve and adopt this Agreement and approve the Acquisition Merger and the other Transactions as the sole stockholder of Merger Sub.

7.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Acquisition Merger Effective Time, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would eliminate the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such elimination or contravention), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or SPAC, as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19.

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated February 5, 2021 (the “Confidentiality Agreement”), between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

7.06 Incentive Equity Plan; ESPP. Prior to the Domestication Closing Date, the following plans shall be adopted, subject to approval of the shareholders of SPAC: (a) a 2021 Incentive Award Plan, substantially in the form, including with respect to share reserves, attached hereto as Exhibit E (the “Omnibus Incentive Plan”); and (b) an employee stock purchase plan, substantially in the form, including with respect to share reserves, attached hereto as Exhibit F (the “ESPP”), in each case to be effective as of the Acquisition Closing or as otherwise set forth in the applicable plan document. On the Acquisition Closing Date, the Surviving Corporation shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Surviving Corporation Class A Common Stock and Class X Common Stock issuable under the Omnibus Incentive Plan and the ESPP, and the Surviving Corporation shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Omnibus Incentive Plan and ESPP remain outstanding.

7.07 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the charter or bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Acquisition Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Acquisition Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (the “D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter, bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Acquisition Merger Effective Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Acquisition Merger Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Merger Effective Time, whether asserted or claimed prior to, at or after the Acquisition Merger Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, the charter, bylaws or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the charter or bylaws of SPAC and Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Acquisition Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Acquisition Merger Effective Time, were directors, officers, employees, fiduciaries or agents of SPAC (the “SPAC D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter or bylaws of SPAC as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Acquisition Merger Effective Time in any manner that would affect adversely the rights thereunder of the SPAC D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Acquisition Merger Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Merger Effective Time, whether asserted or claimed prior to, at or after the Acquisition Merger Effective Time, to the fullest extent that SPAC would have been permitted under applicable Law, the SPAC Articles of Association, the certificate of incorporation or bylaws of Merger

Sub, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six years from the Acquisition Merger Effective Time, the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) (the “Company D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Corporation be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Acquisition Merger Effective Time, the Company may purchase a prepaid “tail” policy with respect to the Company D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Acquisition Merger Effective Time, the Surviving Corporation will maintain such “tail” policy in full force and effect for a period of no less than six years after the Acquisition Merger Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and the Surviving Corporation is unable to obtain the insurance described in this Section 7.07(c) for an amount less than or equal to the Maximum Annual Premium, the Surviving Corporation will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d) Prior to the Acquisition Merger Effective Time, SPAC may purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (the “SPAC D&O Insurance”). If SPAC elects to purchase such SPAC Tail Policy prior to the Acquisition Merger Effective Time, the Surviving Corporation will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Acquisition Merger Effective Time and continue to honor SPAC’s obligations thereunder.

(e) With respect to any claims that may be made under the Company D&O Insurance or the SPAC D&O Insurance or any applicable “tail” policies, (i) prior to the Acquisition Merger Effective Time, SPAC and the Company shall cooperate with the other party as reasonably requested by such other party, and (ii) after the Acquisition Merger Effective Time, the Surviving Corporation shall cooperate with any person insured by such policies as reasonably requested by such person. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Acquisition Merger Effective Time shall be an expense of the Surviving Corporation following the Acquisition Closing.

(f) The provisions of this Section 7.07 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each SPAC D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.07; and (ii) are in addition to any rights such D&O Indemnitees or SPAC D&O Indemnitees may have under the certificate of incorporation and bylaws of the Surviving Corporation or its Subsidiaries, as the case may be, or under any applicable Contracts or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to SPAC, the Surviving Corporation or their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution of any such claims under such policies).

(g) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.07 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on the

Surviving Corporation and all successors and assigns of the Surviving Corporation. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.07(g) all of the obligations set forth in this Section 7.07.

(h) On the Acquisition Closing Date, the Surviving Corporation shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the directors and officers of SPAC following the Acquisition Closing, which indemnification agreements shall continue to be effective following the Acquisition Closing. For the avoidance of doubt, the indemnification agreements with the directors and officers of SPAC prior to the Acquisition Closing in effect as of the date hereof and listed on Section 7.07(h) of the SPAC Disclosure Schedule shall continue to be effective following the Acquisition Closing, and the Surviving Corporation shall continue to honor SPAC’s obligations thereunder.

7.08 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Acquisition Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

7.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, SPAC shall use its reasonable best efforts to consummate the Private Placement in accordance with the Subscription Agreements, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) SPAC the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms, and the Company shall use its reasonable best efforts to cooperate with SPAC in such efforts. SPAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Subscription Agreement.

7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Acquisition Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party; provided that no party shall be required to obtain consent pursuant to this Section 7.10 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.10. Furthermore, nothing contained in this Section 7.10 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

7.11 Stock Exchange Listing. Each of SPAC, the Company and Holdings will use its reasonable best efforts to cause the Surviving Corporation Common Stock to be issued in connection with the Transactions (including the Surviving Corporation Common Stock to be issued in the Private Placements and the Earnout Shares, as applicable) and the Assumed SPAC Warrants (and the Surviving Corporation Class A Common Stock issuable upon exercise thereof) to be approved for listing on the New York Stock Exchange at the Acquisition Closing. During the period from the date hereof until the Domestication Merger Effective Time, SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Ordinary Shares and SPAC Warrants listed for trading on the New York Stock Exchange.

7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than ten (10) Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (vi) to remove references concerning the valuation of the Company, and (vii) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

7.13 Trust Account. As of the Acquisition Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Mergers or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 72 hours prior to the Acquisition Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Acquisition Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash for immediate use on the balance sheet of SPAC, and to be used (a) to pay the Company’s and SPAC’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Acquisition Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.14 Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of SPAC, Holdings, the Surviving Corporation the Company and the Company Subsidiaries shall (i) use its respective reasonable best efforts to: (A) cause the Domestication Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which SPAC and Holdings are parties within the meaning of Section 368(b) of the Code, (B) cause the Acquisition Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which the Surviving Corporation and the Company are parties within the meaning of Section 368(b) of the Code, and (C) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Domestication Merger or the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code as described above, and (ii) report each of the Domestication Merger and the Acquisition Merger as a “reorganization” within the meaning of Section 368(a) of the Code as described above unless otherwise required pursuant to a change in applicable law, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the applicable Merger. Each of SPAC and the Company will use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC or the Company of advice or opinion relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant Tax advisor a certificate (dated as of the necessary date and signed by an officer of SPAC or the Company, or their respective affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such purposes. To the extent any Company Warrants will be repurchased or otherwise settled in cash in connection with the Transactions (or immediately prior to the Transactions), SPAC and the Company agree that the cash consideration for such settlement shall be furnished by solely the Company (and not by SPAC, Merger Sub, Holdings or the Surviving Corporation), and the Company and SPAC will cooperate to document such arrangement. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to receipt of the approval of the Required SPAC Proposals, the Company and SPAC mutually determine (acting reasonably and in good faith) that either Merger is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the parties to this Agreement shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including, with respect to the Acquisition Merger, by adding a merger to take place immediately after the Acquisition Merger whereby the Surviving Subsidiary Corporation in the Acquisition Merger would merge with and into another wholly owned subsidiary of the Surviving Corporation that is a limited liability company disregarded as separate from the Surviving Corporation for U.S. federal income tax purposes, with the new wholly owned subsidiary of the Surviving Corporation being the surviving company in such merger.

(b) All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement shall be paid by SPAC.

(c) At least five (5) days prior to the Acquisition Closing, the Company shall deliver to Holdings (and copy thereof to SPAC), in a form reasonably acceptable to SPAC, a properly executed certification that shares of Company Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Surviving Corporation with the IRS at or following the Acquisition Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. At the Acquisition Closing, the Surviving Corporation shall deliver to the Company, in a form reasonably acceptable to the Company, a properly executed certification that shares of Surviving Corporation Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Company with the IRS at or following the Acquisition Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. In no way will any failure to deliver the certifications described in this Section 7.14(c) give rise to any failure of the conditions to closing described in Article VIII.

7.15 Directors. The Company and Holdings shall take all necessary action so that immediately after the Acquisition Merger Effective Time, the board of directors of the Surviving Corporation is comprised of up to 11 directors, which shall initially include (a) the director nominee set forth on Schedule C and (b) director nominees (including the chairperson of the board of directors of the Surviving Corporation) to be designated, upon consultation with SPAC, by the Company pursuant to written notice to SPAC following the date of this Agreement.

7.16 SPAC Public Filings. From the date hereof through the Acquisition Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

7.17 Audited Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”) not later than thirty (30) days from the date of this Agreement (such date, as it may be extended, the “Financial Statement Delivery Date”); provided, that if the Company has not delivered the Audited Financial Statements by the then applicable Financial Statement Delivery Date, the Financial Statement Delivery Date shall be extended by one week if (a) the Company continues to use its reasonable best efforts to deliver the Audited Financial Statements as soon as reasonably practicable and (b) there is a reasonable expectation that the Company will deliver the Audited Financial Statements by the date that is forty-five (45) days from the date of this Agreement.

7.18 Litigation.

(a) In the event that any litigation related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Acquisition Closing, SPAC shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) With respect to (i) any Action disclosed on Section 4.11(c) of the Company Disclosure Schedule or (ii) any Action brought after the date of this Agreement that would have been required to be disclosed on Section 4.11(c) of the Company Disclosure Schedule had such Action been brought prior to the date of this Agreement, the Company shall, (x) to the extent not already disclosed on Section 4.11(c) of the Company Disclosure Schedule, promptly notify SPAC of any such Action and (y) keep SPAC reasonably informed with respect to the status of any such Action and provide SPAC with all material correspondence, pleadings and updates regarding such Action. The Company shall consult with SPAC regarding the defense of any such Action (including regarding the choice of any counsel to defend such Action to the extent counsel has not already been engaged with respect to such Action prior to the date of this Agreement)), shall give due consideration to SPAC’s advice with respect to such litigation and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

CONDITIONS TO THE MERGERS

8.01 Conditions to the Obligations of Each Party for the Acquisition Closing. The obligations of the Company, Holdings, SPAC and Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

(a) Written Consent. The Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to SPAC.

(b) SPAC Shareholders’ Approval. The Required SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the DGCL, the Companies Act, the SPAC Articles of Association and the rules and regulations of the New York Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The shares of Surviving Corporation Common Stock to be issued pursuant to this Agreement (including the Earnout Shares) and the Subscription Agreements and the Assumed SPAC Warrants (and the Surviving Corporation Class A Common Stock issuable upon exercise thereof) shall have been approved for listing on the New York Stock Exchange, or another national securities exchange mutually agreed to by the parties, as of the Acquisition Closing Date, subject only to official notice of issuance thereof.

(g) SPAC Net Tangible Assets. Either SPAC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents and after giving effect to the Private Placements or SPAC’s Class A Ordinary Shares shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(h) Domestication Closing. The Domestication Closing shall have been completed as provided in Section 2.02(b).

8.02 Conditions to the Obligations of SPAC and Merger Sub. The obligations of SPAC and Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company and Holdings contained in (i) Section 4.01, Section 4.03 (other than clauses (a), (b), (c) and (h) thereof, which are subject to clause (iii) below), Section 4.04 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.08(b)(iii) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, (iii) Section 4.03(a), Section 4.03(b), Section 4.03(c) and Section 4.03(h) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Holdings, SPAC, Merger Sub or their affiliates and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company and Holdings shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time; provided, that for purposes of this Section 8.02(b), a covenant or agreement of the Company or Holdings shall only be deemed to have not been performed if the Company or Holdings, as applicable, has materially breached such covenant or agreement and failed to cure within five (5) days after written notice of such breach has been delivered to SPAC (or if earlier, the Outside Date).

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Acquisition Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

8.03 Conditions to the Obligations of the Company and Holdings. The obligations of the Company and Holdings to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC and Merger Sub contained in (i) Section 5.01, Section 5.03(b), Section 5.03(c), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(f)(iii) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, (iii) Section 5.03(a) and Section 5.03(d) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Holdings, SPAC, Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time; provided, that for purposes of this Section 8.03(b), a covenant or agreement of SPAC or Merger Sub shall only be deemed to have not been performed if SPAC or Merger Sub, as applicable, has materially breached such covenant or agreement and failed to cure within five (5) days after written notice of such breach has been delivered to SPAC (or if earlier, the Outside Date).

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Acquisition Closing Date, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d) Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to SPAC prior to the Acquisition Merger Effective Time, and all such funds released from the Trust Account shall be available to SPAC in respect of all or a portion of the payment obligations set forth in Section 7.13 and the payment of SPAC’s fees and expenses incurred in connection with this Agreement and the Transactions.

(e) Redemption. SPAC shall have provided the holders of Surviving Corporation Class A Common Stock with the opportunity to redeem their Surviving Corporation Class A Common Stock in connection with the Transactions.

(f) Minimum Cash. As of the Acquisition Closing, after consummation of the Private Placements and after distribution of the Trust Fund pursuant to Section 7.13 and deducting all amounts to be paid pursuant to the exercise of Redemption Rights, SPAC shall have cash on hand equal to or in excess of $160,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transactions and the Private Placements).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Acquisition Merger Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by either SPAC or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers;

(d) by either SPAC or the Company if any of the Required SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting);

(e) by SPAC, in the event of a Written Consent Failure; provided, that SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such Written Consent Failure, unless such Written Consent Failure is not cured within five Business (5) Days after notice of such Written Consent Failure is provided by SPAC to the Company;

(f) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Holdings set forth in this Agreement, or if any representation or warranty of the Company or Holdings shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that SPAC has not waived such Terminating Company Breach and SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company

Breach is curable by the Company and Holdings, SPAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company and Holdings continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company;

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or Merger Sub set forth in this Agreement, or if any representation or warranty of SPAC or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating SPAC Breach is curable by SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as SPAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC; or

(h) by Acquiror if the Company shall have failed to deliver the Audited Financial Statements to Acquiror by the then applicable Financial Statement Delivery Date.

9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 7.05(b) (Continued Effect of Confidentiality Agreement), this Section 9.02 (Effect of Termination) and Article X (General Provisions) and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a party hereto occurring prior to such termination.

9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated; provided that SPAC and the Company shall each pay one half of the filing fee for the Notification and Report Forms filed under the HSR Act.

9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Acquisition Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

9.05 Waiver. At any time prior to the Acquisition Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company or Holdings, (ii) waive any inaccuracy in the representations and warranties of the Company or Holdings contained herein or in any document delivered by the Company and/or Holdings pursuant hereto and (iii) waive compliance with any agreement of the Company or Holdings or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC or Merger Sub contained herein or in any document delivered by SPAC and/or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of SPAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC or Merger Sub prior to the Acquisition Merger Effective Time, or to Holdings after the Domestication Merger Effective Time or to SPAC after the Acquisition Merger Effective Time:

Switchback II Corporation

5949 Sherry Lane, Suite 1010

Dallas, Texas 75225

Attention: Jim Mutrie, Co-Chief Executive Officer

Email: Jmutrie@swbk2.com

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin St.

Suite 2500

Houston, TX 77002

Attention: Douglas McWilliams; Ramey Layne

Email: dmcwilliams@velaw.com; rlayne@velaw.com

if to Holdings prior to the Domestication Merger Effective Time or the Company prior to the Acquisition Merger Effective Time, or to the Surviving Corporation or the Surviving Subsidiary Corporation after the Acquisition Merger Effective Time, to:

Bird Rides, Inc.

406 Broadway, Suite 369

Santa Monica, CA 90401

Attention: Wendy Mantell, General Counsel

Email: wendy@bird.co; birdlegal@bird.co

with copies to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Justin Hamill

Email: justin.hamill@lw.com

10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Acquisition Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Acquisition Closing (and there shall be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Acquisition Closing and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article X and any corresponding definitions set forth in Article  I.

10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07, Section 10.11 and Section 3.03(c) (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

10.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Merger Sub, the Company and Holdings have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SWITCHBACK II CORPORATION

By:	/s/ Jim Mutrie
Name:	Jim Mutrie
Title:	Co-Chief Executive Officer

MAVERICK MERGER SUB INC.

By:	/s/ Jim Mutrie
Name:	Jim Mutrie
Title:	Co-Chief Executive Officer

BIRD RIDES, INC.

By:	/s/ Travis VanderZanden
Name:	Travis VanderZanden
Title:	Chief Executive Officer

BIRD GLOBAL, INC.

By:	/s/ Travis VanderZanden
Name:	Travis VanderZanden
Title:	Chief Executive Officer

* * * * *

Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIRD GLOBAL, INC.

ARTICLE I

The name of the corporation is Bird Global, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The total number of shares of capital stock that the Corporation shall have authority to issue is 1,160,000,000, consisting of: (i) 1,000,000,000 shares of Class A common stock, having a par value of $0.0001 per share (the “Class A Common Stock”); (ii) 10,000,000 shares of Class B common stock, having a par value of $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Class A/B Common Stock”); (iii) 50,000,000 shares of Class X common stock, having a par value of $0.0001 per share (the “Class X Common Stock” and together with the Class A/B Common Stock, the “Common Stock”); and (iv) 100,000,000 shares of preferred stock, having a par value of $0.0001 per share (the “Preferred Stock”).

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Class A/B Common Stock and, until the Sunset Date, twenty votes for each share of Class X Common Stock, in each case, held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. From and after the Sunset Date, each share of Class X Common

Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

3. Dividends.

(i) Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

(ii) Dividends of cash or property may not be declared or paid on any class of Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the other classes of Common Stock.

(iii) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. Merger, Consolidation, Tender or Exchange Offer. Except as expressly provided in this Article V, all shares of Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters (unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock). Without limiting the generality of the foregoing, unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock,

(1) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock, and (2) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock; provided that, for the purposes of the foregoing clauses (1) and (2) and notwithstanding the first sentence of this Article V, Section A.5, in the event any such consideration includes securities, the consideration payable to holders of Class X Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class A/B Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class X Common Stock is that each share of the securities distributed to such holders has twenty times the voting power of each share of the securities distributed to the holder of a share of Class A/B Common Stock.

6. Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”) and Article V, Section A.8 of this Certificate of Incorporation, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

7. Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock at the Acquisition Merger Effective Time (as defined in that certain Business Combination Agreement, entered into by and among the Corporation, Bird Rides, Inc., Maverick Merger Sub Inc. and Switchback II Corporation, dated as of May 11, 2021, as amended from time to time (the “Business Combination Agreement”). Following such conversion, the reissuance of all shares of Class B Common Stock shall be prohibited, and such shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class B Common Stock in this Certificate of Incorporation shall be eliminated.

8. Conversion of Class X Common Stock.

(i) Voluntary Conversion. Each share of Class X Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(ii) Automatic Conversion. A share of Class X Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock upon a Transfer, other than to a Qualified Stockholder, of such share.

(iii) Automatic Conversion of All Outstanding Class X Common Stock. Each share of Class X Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock upon the earliest of (such date, the “Sunset Date”): (a) the date on which Travis VanderZanden is neither (i) a senior executive officer of the Corporation nor (ii) a director of the Corporation; and (b) the date as of which the Qualified Stockholders have sold, in the aggregate, more than 75% of the shares of Class X Common Stock that were held by the Qualified Stockholders as of immediately following the Effective Time (excluding, for clarity, any Permitted Transfer).

(iv) Final Conversion of Class X Common Stock. On the Sunset Date, each share of Class X Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following such conversion, the reissuance of all shares of Class X Common Stock shall be prohibited, and such shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class X Common Stock in this Certificate of Incorporation shall be eliminated.

(v) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class X Common Stock into Class A Common Stock and the general administration of the multi-class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class X Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class X Common Stock and to confirm that a conversion into Class A Common Stock has not occurred; provided that no such policies or procedures shall adversely affect the rights of the holders of Class X Common Stock.

(vi) Immediate Effect of Conversion. In the event of a conversion of shares of Class X Common Stock into shares of Class A Common Stock pursuant to this Article V, Section A.8, or upon the Sunset Date, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Sunset Date at 11:59 p.m. Eastern Time (unless such time is otherwise specified in accordance with Article IV, Section 7(iii)), as applicable. Upon any conversion of Class X Common Stock into Class A Common Stock, all rights of the holder of shares of Class X Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class X Common Stock that are converted into shares of Class A Common Stock as provided in this Article V, Section A.8 shall be retired and may not be reissued.

(vii) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class X Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class X Common Stock into shares of Class A Common Stock.

9. No Further Issuances. Except for a dividend payable in accordance with Article V, Section A.3 or a subdivision of shares effectuated in accordance with Article V, Section A.3, the Corporation shall not at any time after the Effective Time issue any additional shares of Class X Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock. After the Sunset Date, the Corporation shall not issue any additional shares of Class X Common Stock.

10. For purposes of this Article V, Section A, references to:

(i) “Change of Control Issuance” means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the outstanding voting securities of the Corporation (assuming Class A/B Common Stock and Class X Common Stock each have one vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the outstanding voting securities of the Corporation (assuming Class A/B Common Stock and Class X Common Stock each have one vote per share).

(ii) “Change of Control Transaction” means (a) the sale, lease, exclusive license, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exclusive license, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (b) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Corporation or more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; (c) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (d) any Change of Control Issuance.

(iii) “Family Member” means an individual’s spouse, ex-spouse, domestic partner, lineal (including by adoption) descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such individual.

(iv) “Founder” means Travis VanderZanden.

(v) “Permitted Entity” means, with respect to a Qualified Stockholder, (a) a Permitted Trust solely for the benefit of (x) Qualified Stockholders and/or (y) any other Permitted Entity of such Qualified Stockholder, or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (x) a Qualified Stockholder and/or (y) any other Permitted Entity of such Qualified Stockholder.

(vi) “Permitted Transfer” means, and is restricted to, any Transfer of a share of Class X Common Stock that satisfies the following requirements: (a) a Transfer by a Qualified Stockholder to (w) a Qualified Stockholder or any Permitted Entity of a Qualified Stockholder, (x) a Qualified Stockholder’s Family Members, (y) a trust or trusts or other estate planning vehicle for the benefit of a Qualified Stockholder’s Family Members, in each case so long as such Qualified Stockholder continues to exercise Voting Control over such shares (provided, that if the Qualified Stockholder is an entity or a trust, references in this clause (y) to Family Members of a Qualified Stockholder shall be deemed to be references to the Family Members of the individual having

Voting Control over the shares of Class X Common Stock held by such Qualified Stockholder), or (z) the Founder; or (b) a Transfer by a Permitted Entity of a Qualified Stockholder to (x) such Qualified Stockholder or (y) any other Permitted Entity of such Qualified Stockholder.

(vii) “Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder or (b) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

(viii) “Qualified Stockholder” means (a) the registered holder of a share of Class X Common Stock immediately following the Effective Time; (b) the initial registered holder of any shares of Class X Common Stock that are originally issued by this Corporation pursuant to the exercise, conversion or settlement of a Right; (c) each natural person who Transfers shares of or Rights for Class X Common Stock to a Permitted Entity that is or becomes a Qualified Stockholder; (d) a transferee of shares of Class X Common Stock received in a Transfer that constitutes a Permitted Transfer other than pursuant to clauses (a)(x) of such definition; or (e) the Founder.

(ix) “Rights” means any option, restricted stock unit, warrant, conversion right or contractual right of any kind to acquire (through purchase, conversion or otherwise) shares of the Corporation’s authorized but unissued capital stock (or issued but not outstanding capital stock).

(x) “Transfer” means, with respect to a share of Class X Common Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided that the following shall not be considered a “Transfer”: (w) the granting of a revocable proxy to officers or directors or agents of the Corporation with the approval and at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; (x) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class X Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of this Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (y) in connection with a Change of Control Transaction that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors; or (z) the pledge of shares of Class X Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”.

(xi) “Voting Control” means the power (whether directly or indirectly) to vote or direct the voting of an equity interest, interest in a trust or other interest or security by proxy, voting agreement, or otherwise.

B.	PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board of Directors. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.

B. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, (i) until the Sunset Date, the Board of Directors or any individual director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, and (ii) following the Sunset Date, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled (i) following the Sunset Date, by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and, (ii) until the Sunset Date, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Until the Sunset Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders or may, except as otherwise required by applicable law or this Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. Following the Sunset Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Notwithstanding the foregoing, until the Sunset Date, special meetings of the stockholders of the Corporation may be called for any purpose or purposes by the Secretary of the Corporation upon the request, in writing, of any holder of record of at least 25% of the voting power of the issued and outstanding shares of stock of the Corporation. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. By operation of Section 203(b)(3) of the DGCL, the restrictions on business combinations (as defined in Section 203(c)(3) of the DGCL) under Section 203 of the DGCL shall continue to apply for twelve (12) months after the Effective Time, at which time they shall cease to apply by virtue of the election set forth in the immediately preceding sentence (the “203 Opt-Out Effective Date”). The provisions of Article IX(B)-(D), including the restrictions on business combinations (as defined in Article IX(D)(3) below) set forth in Article IX(B) below, shall not apply before the 203 Opt-Out Effective Date. From and after the 203 Opt-Out Effective Date, the provisions of Article IX(B)-(D) below shall become effective if, and shall continue in effect for so long as, the Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).

B. The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.	The restrictions contained in the foregoing Article IX(B) shall not apply if:

(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(2) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article IX(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article IX(C)(2).

D.	For purposes of this Article IX, references to:

(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article IX is not applicable to the surviving entity;

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.

(6) “owner,” including the terms “own,” “owned,” and “ownership” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a. beneficially owns such stock, directly or indirectly;

b. has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Stockholder Party” means any stockholder of Bird Rides, Inc. as of immediately prior to the Acquisition Merger Effective Time (as defined in the Business Combination Agreement).

(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE X

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article X. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE XI

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XI(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

C. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.

ARTICLE XII

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VI, Article VII, Article VIII, Article IX, Article X, Article XI and this Article XII.

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

* * * * *

Annex C

Amended and Restated Bylaws

of

Bird Global, Inc.

(a Delaware corporation)

(continued)

Amended and Restated Bylaws

of

Bird Global, Inc.

Article I—Corporate Offices

1.1 Registered Office.

The address of the registered office of Bird Global, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II—Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be June 5); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Notwithstanding anything to the contrary contained in this Section 2.4, until the Sunset Date (as defined in the Corporation’s Certification of Incorporation), any holder of record of at least 25% in voting power of the outstanding capital stock of the Corporation entitled to vote in an election of directors generally shall not be subject to the notice procedures set forth in the foregoing provisions of this Section 2.4 and may bring any business before an annual meeting of stockholders in person at the annual meeting, without prior notice.

(vii) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding anything to the contrary contained in this Section 2.5, until the Sunset Date, any holder of record of at least 25% in voting power of the outstanding capital stock of the Corporation entitled to vote in an election of directors generally shall not be subject to the notice procedures set forth in the foregoing notice and nomination provisions of this Section 2.5 and Section 2.6 and may nominate any person for election at an annual meeting or at a special meeting in person at the annual or special meeting, without prior notice.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(v) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board, (i) when no prior action of the Board is required by the DGCL, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by the DGCL, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law in any manner provided under Section 212(c) of the DGCL or as otherwise provided under applicable law and filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section  2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III—Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled (i) following the Sunset Date, by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and, (ii) until the Sunset Date, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV—Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V—Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI – Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII – General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12 Lock-Up.

(i) Subject to Section 7.12(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the mergers (including, for the avoidance of doubt, the Earnout Shares (as defined in the Business Combination Agreement)) of (1) Switchback II Corporation, a Cayman Islands exempted company with and into the Corporation (the “Domestication Merger”) and (2) Maverick Merger Sub Inc., a Delaware corporation, with and into Bird Rides, Inc., a Delaware corporation (the “Acquisition Merger” and together with the Domestication Merger, the “Transaction”) or (b) upon the issuance, vesting, settlement or exercise of restricted stock, restricted stock units, stock options or other compensatory equity awards outstanding as of immediately following the closing of the Acquisition Merger in respect of awards of Bird Rides, Inc. outstanding immediately prior to the closing of the Acquisition Merger (excluding, for the avoidance of doubt, the SPAC Warrants (as defined in that certain Business Combination Agreement, entered into by and among the Corporation, Bird Rides, Inc., Switchback II Corporation and Maverick Merger Sub Inc., dated as of May 11, 2021, as amended from time to time (the “Business Combination Agreement”)) (such shares referred to in Section 7.12(i)(b), the “Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”). Notwithstanding the generality of the foregoing, the foregoing Lock-up restriction shall not apply to Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a broker-assisted sale, in either case, in order to satisfy applicable exercise price and/or tax withholding obligations that arise with respect to the Equity Award Shares; provided that, in each case, such Transfer is made in accordance with applicable law and is permitted pursuant to the terms and conditions of (A) the applicable equity incentive plan and any award agreement evidencing the Equity Award Shares and (B) any Company insider trading or other applicable policy.

(ii) Notwithstanding the provisions set forth in Section 7.12(i), a Lock-up Holder or its Permitted Transferee may Transfer Lock-up Shares held by such Lock-Up Holder or Permitted Transferee during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-Up Holders or, if such Lock-up Holder or Permitted Transferee is a corporation, partnership, limited liability company or other business entity, any direct or indirect partners, members or equity holders of such Lock-up Holder or Permitted Transferee; (b) any affiliates of such Lock-up Holder or Permitted Transferee or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (c) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to the Corporation; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Acquisition Merger; provided, that in connection with any Transfer of such Lock-up Shares to a Permitted Transferee, the restrictions and obligations contained in Section 7.12(i) will continue to apply to such Lock-up Shares after any Transfer of such Lock-up Shares and such Permitted Transferee shall continue to be bound by such restrictions and obligations for the balance of the Lock-up Period as if such Permitted Transferee were a Lock-up Holder hereunder.

(iii) Notwithstanding the other provisions set forth in this Section 7.12, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that, any such waiver, amendment or repeal of any Lock-up obligations set forth herein shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of the director of the Corporation that has been designated pursuant to Section 7.15(a) of the Business Combination Agreement, or if such person is not then serving as a director of the Corporation, his or her successor.

(iv) Notwithstanding the other provisions set forth in this Section 7.12, if (a) at least 120 days have elapsed since the Acquisition Closing Date (as defined in the Business Combination Agreement) and (B) the Lock-up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period (such period, the “Specified Period”), the Lock-up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Corporation shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout- Related Release shall not occur unless the Corporation shall have publicly released its earnings results for the quarterly period during which the Acquisition Closing (as defined in the Business Combination Agreement) occurred. For the avoidance of doubt, in no event shall the Lock-up Period end earlier than 120 days after the Acquisition Closing Date pursuant to the Blackout-Related Release.

(v) For purposes of this Section 7.12:

(a) the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Corporation’s securities would not be permitted under the Corporation’s insider trading policy;

(b) the term “Lock-up Period” means the period beginning on the closing date of the Acquisition Merger and ending on the date that is 180 days after the closing date of the Acquisition Merger;

(c) the term “Lock-up Shares” means (i) the shares of common stock held by the Lock-up Holders immediately following the closing of the Acquisition Merger (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Acquisition Merger); (ii) the Equity Awards Shares and (iii) any equity securities of the Corporation that may be issued or distributed or be issuable with respect to the securities referred to in clauses (i) or (ii) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction; provided, that, for clarity, shares of common stock issued in connection with the Private Placements (as defined in the Business Combination Agreement) shall not constitute Lock-up Shares;

(d) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii);

(e) the term “Trading Day” means a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities; and

(f) the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.13 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.14 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII – Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX – Indemnification

9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3 Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4 Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6 Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

9.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9 Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10 Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11 Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

9.12 Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

9.13 Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

Article X – Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class; provided, that, any such waiver, amendment or repeal of any of the obligations contemplated by Section 7.12 shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of the director of the Corporation that has been designated pursuant to Section 7.15(a) of the Business Combination Agreement, or if such person is not then serving as a director of the Corporation, his or her successor.

Article XI – Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

* * * * *

Annex D

BIRD GLOBAL, INC.

FORM OF 2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1    Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2    Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1    Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, the Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2    Share Recycling. Subject to Section 4.3, if all or any part of an Award or a Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the

Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award (or part of such Award or Prior Plan Award), the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award or Prior Plan Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3    Earnout Share Reserve; Management Reserve Shares.

(a)    The Company shall be entitled to issue Restricted Stock Awards subject to Earnout Vesting Conditions in satisfaction of its obligations pursuant to Section 3.03(h) of the Business Combination Agreement (“Restricted Earnout Shares”), which shall reduce the Earnout Share Reserve and the Overall Share Limit. Any Awards granted pursuant to this Section 4.3(a) that are forfeited, expire or lapse due to the termination of an Earnout Participant’s status as a Service Provider shall again become available for Restricted Earnout Share grants hereunder pro-rata to remaining holders of Restricted Earnout Shares in satisfaction of the Company’s obligations under the Business Combination Agreement. Notwithstanding the generality of the foregoing, upon the expiration of the Earnout Period (as defined in the Business Combination Agreement), any Awards granted pursuant to this Section 4.3(a), or portion thereof, with respect to which the applicable Earnout Vesting Conditions have not been satisfied and any Shares that remain available for grant pursuant to the Earnout Share Reserve automatically and without further action shall be forfeited and shall not become or again be available for Award grants under the Plan. Shares issued pursuant to this Section 4.3(a) may be issued as Shares of Class A Common Stock or Shares of Class X Common Stock, as set forth in Section 3.03(h) of the Business Combination Agreement. Restricted Earnout Share grants shall not be entitled to dividends paid with respect to such Shares of Class A Common Stock or Shares of Class X Common Stock, as applicable, during the Earnout Period.

(b)    The Company shall be entitled to grant Awards covering Management Reserve Shares to certain members of the Company’s management team, which shall be designated as “Management Awards.” Management Awards may be subject to time-vesting conditions as determined by the Administrator in its sole discretion. In addition, all Management Awards shall be subject to the Earnout Vesting Conditions. Notwithstanding anything to the contrary contained herein, if all or any part of an Award covering Management Reserve Shares expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, that is not due to the failure to achieve the Earnout Vesting Conditions and is in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or part of the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan subject to the terms of this Section 4.3(b). Further notwithstanding anything to the contrary contained herein, upon the expiration of the Earnout Period, any Management Awards, or portion thereof, with respect to which the applicable Earnout Vesting Conditions have not been satisfied and any Management Reserve Shares that remain available for grant automatically and without further action shall be forfeited and shall not become or again be available for Award grants under the Plan. Shares issued pursuant to this Section 4.3(b) may be issued as Shares of Class A Common Stock or Shares of Class X Common Stock, as determined by the Administrator in its sole discretion. Management Awards granted pursuant to this Section 4.3(b) shall not be entitled to dividends paid with respect to such Shares of Class A Common Stock or Shares of Class X Common Stock, as applicable, during the Earnout Period.

4.4    Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [ 🌑 ]1 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.5    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.6    Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $1,000,000 (the “Director Limit”) (which limits shall not apply to the compensation for any non-employee Director of the Company who serves in any capacity in addition to that of a non-employee Director for which he or she receives additional compensation).

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1    General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

[1]	NTD: To be determined once overall share limit is determined.

5.2    Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right.

5.3    Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4    Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5    Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)    cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)    if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)    to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)    to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)    to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6    Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1    General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2    Restricted Stock.

(a)    Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(b)    Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3    Restricted Stock Units.

(a)    Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)    Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1    Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

7.2    Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1    Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2    Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (a);

(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)    To replace such Award with other rights or property selected by the Administrator; and/or

(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3    Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4    Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5    General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1    Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2    Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3    Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4    Termination of Status. The Administrator will determine how the disability, death, retirement, an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5    Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their fair market value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6    Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7    Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8    Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9    Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10    Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5 above: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.

MISCELLANEOUS

10.1    No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2    No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3    Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date the Board adopts the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary contained herein, if the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan, and the Prior Plan will continue in full force and effect in accordance with its terms.

10.4    Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the

Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5    Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6    Section 409A.

(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Clawback Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such clawback policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5 “Board” means the Board of Directors of the Company.

11.6 “Business Combination Agreement” means that certain Business Combination Agreement by and among Switchback II Corporation, a Cayman Islands exempted company, Maverick Merger Sub, a Delaware corporation, Bird Rides, Inc., a Delaware corporation, and the Company, dated as of May 11, 2021.

11.7 “Cause” means the occurrence of any one or more of the following (except as otherwise provided in an applicable employment agreement, or other applicable written agreement between Participant and the Company):

(a) any material breach by Participant of any material written agreement between Participant and the Company and Participant’s failure to cure such breach within 30 days after receiving written notice thereof;

(b) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time;

(c) neglect or persistent unsatisfactory performance of Participant’s duties and Participant’s failure to cure such condition within 30 days after receiving written notice thereof;

(d) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or the Chief Executive Officer of the Company and Participant’s failure to cure such condition within 30 days after receiving written notice thereof;

(e) Participant’s conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company;

(f) Participant’s commission of or participation in an act of fraud against the Company;

(g) Participant’s intentional material damage to the Company’s business, property or reputation; or

(h) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company.

For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of Participant’s death or disability. The determination as to whether a Participant’s continuous service has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on Participant. The term “Company” will be interpreted to include any Subsidiary, parent, affiliate, or any successor thereto, if appropriate.

11.8 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, (1) the conversion of shares of Class X Common Stock into shares of Class A Common Stock upon the Sunset Date (as such term is defined in the Company’s certificate of incorporation) shall not constitute a Change in Control and (2) if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.9 “Class A Common Stock” means the Class A common stock of the Company, par value of $0.0001 per share.

11.10 “Class X Common Stock” means the Class X common stock of the Company, par value of $0.0001 per share.

11.11 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.12 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.13 “Common Stock” means the Class A Common Stock.

11.14 “Company” means Bird Global, Inc., a Delaware corporation, or any successor.

11.15 “Consultant” means any consultant, advisor or other person or entity that is not an Employee, in each case, that can be granted an Award that is eligible to be registered on a Form S-8 Registration Statement.

11.16 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.17 “Director” means a Board member.

11.18 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.19 “Earnout Participant” means the holder of an Exchanged Option, Exchanged RSU Award or Exchanged Restricted Stock (each, as defined in the Business Combination Agreement) as of the Acquisition Merger Effective Time (as defined in the Business Combination Agreement).

11.20 “Earnout Share Reserve” means [ 🌑 ]2 but, for the avoidance of doubt, excluding the Management Reserve Shares.

11.21 “Earnout Vesting Conditions” means performance vesting conditions that are consistent with, and in the same proportion as, those described in Sections 3.03(a)-(d) of the Business Combination Agreement.

11.22 “Employee” means any employee of the Company or its Subsidiaries.

11.23 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.24 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.25 “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.26 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.27 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.28 “Management Reserve Shares” means 30,000,000 Shares issuable pursuant to Awards that are granted to certain members of the Company’s management team and designated by the Administrator as “Management Awards.”

11.29 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.30 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.31 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

[2]	NTD: Will refer to number of shares needed to cover initial earnout shares to the equity award holders.

11.32 “Overall Share Limit” means the sum of (a) [ 🌑 ]3 Shares, (b) any Shares which, as of the Effective Date, are subject to Prior Plan Awards which, on or following the Effective Date, become available for issuance under the Plan pursuant to Article IV (which aggregate number added to the Overall Share Limit shall not exceed [ 🌑 ] Shares), (c) the Earnout Share Reserve and (d) the Management Reserve Shares. In addition, on the first day of each calendar year beginning on and including January 1, 2022 and ending on and including January 1, 2031, the Overall Share Limit shall be increased by a number of Shares equal to the lesser of (i) a number equal to 5% of the aggregate number of shares of Class A Common Stock and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

11.33 “Participant” means a Service Provider who has been granted an Award.

11.34 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.35 “Plan” means this 2021 Incentive Award Plan.

11.36 “Prior Plan” means the Bird Rides, Inc. 2017 Stock Plan, as amended.

11.37 “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

11.38 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.39 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

[3]	NTD: To equal 10% of the number of outstanding shares of Class A Common Stock and Class X Common Stock as of the closing.

11.40 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.41 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.42 “Securities Act” means the Securities Act of 1933, as amended.

11.43 “Service Provider” means an Employee, Consultant or Director.

11.44 “Shares” means, except as otherwise provided herein, shares of Class A Common Stock and, with respect to Section 4.3, shares of Class X Common Stock.

11.45 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.46 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.47 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.48 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Annex E

BIRD GLOBAL, INC.

FORM OF 2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

PURPOSE

The purposes of this Bird Global, Inc. 2021 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of Bird Global, Inc., a Delaware corporation (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI. The term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan as provided in Article XI.

2.2 “Applicable Law” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Change in Control” shall mean and include each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, (1) the conversion of shares of Class X Common Stock into shares of Class A Common Stock upon the Sunset Date (as such term is defined in the Company’s certificate of incorporation) shall not constitute a Change in Control and (2) if a Change in Control constitutes a payment event with respect to any portion of any right that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b) or (c) with respect to such right (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such right (or portion thereof) if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.5 “Class A Common Stock” means the Class A common stock of the Company, par value of $0.0001 per share.

2.6 “Class X Common Stock” means the Class X common stock of the Company, par value of $0.0001 per share.

2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

2.8 “Common Stock” shall mean the Class A Common Stock and such other securities of the Company that may be substituted therefor pursuant to Article VIII.

2.9 “Company” shall have the meaning given to such term in Article I.

2.10 “Compensation” of an Eligible Employee shall mean the gross cash compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including prior week adjustment and overtime payments, but excluding commissions, periodic bonuses, vacation pay, holiday pay, jury duty pay, funeral leave pay, military leave pay, one-time bonuses (e.g., retention or sign on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

2.11 “Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.3(b).

2.12 “Effective Date” shall mean the date the Plan is approved by the Company’s stockholders.

2.13 “Eligible Employee” shall mean an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock (including Class X Common Stock) and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; provided, however, that the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (c) such Employee’s customary employment is for 20 hours or less per week, (d) such Employee’s customary employment is for less than five months in any calendar year and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Common Stock under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under any particular Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

2.14 “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.15 “Enrollment Date” shall mean the first Trading Day of each Offering Period, unless otherwise specified in the Offering Document.

2.16 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.17 “Fair Market Value” shall mean, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

2.18 “Offering Document” shall have the meaning given to such term in Section 4.1.

2.19 “Offering Period” shall have the meaning given to such term in Section 4.1.

2.20 “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.21 “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Common Stock pursuant to the Plan.

2.22 “Plan” shall have the meaning given to such term in Article I.

2.23 “Purchase Date” shall mean the last Trading Day of each Purchase Period.

2.24 “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.25 “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.26 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.27 “Share” shall mean a share of Class A Common Stock.

2.28 “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.29 “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

ARTICLE III.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to Article VIII, the aggregate number of shares of Class A Common Stock that may be issued pursuant to rights granted under the Plan shall be [ 🌑 ]1 Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on and including January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 1% of the aggregate number of shares of Class A

[1]	NTD: To equal 2% of the number of outstanding shares of Class A Common Stock and Class X Common Stock as of the closing.

Common Stock and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (b) such lesser number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Plan shall not exceed an aggregate of [ 🌑 ]2 Shares, subject to Article VIII.

3.2 Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.

ARTICLE IV.

OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate in accordance with the terms of the Plan. The Administrator shall establish in each Offering Document one or more Purchase Periods during such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out during such Offering Period in accordance with such Offering Document and the Plan. The provisions of separate Offering Periods under the Plan need not be identical.

4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a) the length of the Offering Period, which period shall not exceed 27 months;

(b) the length of the Purchase Period(s) within the Offering Period;

(c) in connection with each Offering Period that contains only one Purchase Period the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares;

(d) in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period, which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares; and

(e) such other provisions as the Administrator determines are appropriate, subject to the Plan.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.

5.2 Enrollment in Plan.

[2]	NTD: Overall limit to be determined once number of shares at closing is determined.

(a) Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b) Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The designated percentage may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c) A Participant may decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed two decreases and one suspension (but no increases) to his or her payroll deduction elections during each Offering Period with respect to such Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

(d) Except as otherwise set forth in Section 5.8 or in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3 Payroll Deductions. Except as otherwise provided in the applicable Offering Document or Section 5.8, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.

5.4 Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5 Limitation on Purchase of Common Stock. An Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6 Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7 Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

5.8 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.

ARTICLE VI.

GRANT AND EXERCISE OF RIGHTS

6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earlier of: (x) the last Purchase Date of such Offering Period, (y) last day of such Offering Period and (z) the date on which such Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2 Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be carried forward and applied toward the purchase of whole Shares for the following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant, without interest, in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

6.4 Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5 Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(e) The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.

WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1 Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than two weeks prior to the end of the Offering Period or, if earlier, the end of the Purchase Period (or such shorter or longer period as may be specified by the Administrator in the Offering Document). All of the Participant’s payroll deductions credited to his or her account during the Offering Period not yet used to exercise his or her rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement.

7.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3 Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.

ARTICLE VIII.

ADJUSTMENTS UPON CHANGES IN STOCK

8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), Change in Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d) To provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e) To provide that all outstanding rights shall terminate without being exercised.

8.3 No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.

AMENDMENT, MODIFICATION AND TERMINATION

9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury regulation Section 1.423-2(c)(4); or (c) change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

9.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b) shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c) allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.

ARTICLE X.

TERM OF PLAN

The Plan shall be effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within 12 months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.

ADMINISTRATION

11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.

11.2 Action by the Administrator. Unless otherwise established by the Board or in any charter of the Administrator, a majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and, subject to Applicable Law and the Bylaws of the Company, acts approved in writing by a majority of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Designated Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan and Applicable Laws:

(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(d) To amend, suspend or terminate the Plan as provided in Article IX.

(e) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

11.4 Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.

MISCELLANEOUS

12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4 Designation of Beneficiary.

(a) A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.5 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.6 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

12.7 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.9 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service with (or to remain in the employ of) the Company or any Parent or Subsidiary thereof or affect the right of the Company or any Parent or Subsidiary thereof to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.10 Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.11 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.12 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

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